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As filed with the U.S. Securities and Exchange Commission on February 27, 2018

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Nautilus Holdco, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2836 (Primary Standard Industrial Classification Code Number)	82-4498046 (I.R.S. Employer Identification No.)

c/o BioCryst Pharmaceuticals, Inc. 4505 Emperor Blvd., Suite 200 Durham, North Carolina 27703 (919) 859-1302	c/o Idera Pharmaceuticals, Inc. 167 Sidney Street Cambridge, Massachusetts 02139 (617) 679-5500
(Address, including ZIP code, and telephone number, including area code, of registrant's principal executive offices)

Jon P. Stonehouse Nautilus Holdco, Inc. c/o BioCryst Pharmaceuticals, Inc. 4505 Emperor Blvd., Suite 200 Durham, North Carolina 27703 (919) 859-1302	Vincent J. Milano Nautilus Holdco, Inc. c/o Idera Pharmaceuticals, Inc. 167 Sidney Street Cambridge, Massachusetts 02139 (617) 679-5500
(Name, address, including ZIP code, and telephone number, including area code, of agent for service)

Copies to:
Stephen F. Arcano, Esq. Ann Beth Stebbins, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, NY 10036 Tel: (212) 735-3000	Charles K. Ruck, Esq. R. Scott Shean, Esq. Mark M. Bekheit, Esq. Latham & Watkins LLP 885 Third Avenue New York, NY 10022 Tel: (212) 906-1200

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this Registration Statement becomes effective and upon completion of the mergers described in the enclosed joint proxy statement/prospectus.

             If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

             If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

             If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

             Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐ Emerging growth company ☐

             If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

             If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

             ☐ Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)

             ☐ Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $0.001 per share	109,290,000(1)	N/A	$1,084,255,666.30(2)	$134,989.83(3)

(1)
The number of shares of common stock of the Registrant being registered is based upon an estimate of the maximum number of shares of the Registrant's common stock issuable upon the completion of the mergers described herein, calculated as the sum of: (i) (a) the number of shares of common stock, par value $0.001 per share, of Idera Pharmaceuticals, Inc. ("Idera") (the "Idera common stock") presently outstanding as of February 20, 2018, including shares of Idera common stock issuable upon the exercise of Idera options and warrants that will be assumed by the Registrant in the mergers, which is 263,774,794, multiplied by (b) the exchange ratio of 0.20 shares of common stock, par value $0.001 per share, of the Registrant, for each such share of Idera common stock, plus (ii) (a) the number of shares of preferred stock, par value $0.01 per share, of Idera (the "Idera preferred stock") presently outstanding as of February 20, 2018, which is 655, multiplied by (b) 0.50 ($1.00 divided by $2.01, which is the 20-trading-day average trading price of Idera common stock ending with the trading day prior to the third day prior to February 20, 2018), multiplied by (c) the exchange ratio of 0.20 shares of common stock, par value $0.001 per share, of the Registrant, for each such share of Idera common stock, plus (iii) (a) the number of shares of common stock, par value $0.01 per share, of BioCryst Pharmaceuticals, Inc. ("BioCryst") (the "BioCryst common stock") presently outstanding as of February 20, 2018, including shares of BioCryst common stock issuable upon the exercise of options and restricted stock units that will be assumed by the Registrant in the mergers, which is 113,069,950, multiplied by (b) the exchange ratio of 0.50 shares of common stock, par value $0.001 per share, of the Registrant, for each such share of BioCryst common stock.

(2)
Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the "Securities Act") and calculated pursuant to Rules 457(f)(1) and 457(c) under the Securities Act. The proposed maximum aggregate offering price of the Registrant's common stock was calculated as the sum of: (i) (a) 263,774,794 (the estimated maximum number of shares of Idera common stock expected to be exchanged upon the completion of the mergers described herein), multiplied by (b) $1.95 (the average of the high and low prices per share of Idera common stock on February 20, 2018 as reported on the Nasdaq Global Select Market (the "Nasdaq")), plus (ii) (a) 655 (the estimated maximum number of shares of Idera preferred stock expected to be exchanged upon the completion of the mergers described herein), multiplied by (b) $34.00 (the book value per share of Idera preferred stock as of February 20, 2018), plus (iii) (a) 113,069,950 (the estimated maximum number of shares of BioCryst common stock expected to be exchanged upon the completion of the mergers described herein), multiplied by (b) $5.04 (the average of the high and low prices per share of BioCryst common stock on February 20, 2018 as reported on the Nasdaq).

(3)
Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $124.50 per $1,000,000 of the proposed maximum aggregate offering price.

             The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such dates as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This joint proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of such securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to appropriate registration or qualification under the securities laws of such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION—DATED FEBRUARY 27, 2018

MERGERS PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Stockholders:

          The BioCryst Pharmaceuticals, Inc. ("BioCryst") board of directors (the "BioCryst board") and the Idera Pharmaceuticals, Inc. ("Idera") board of directors (the "Idera board") have unanimously approved and BioCryst and Idera have entered into an Agreement and Plan of Merger, dated as of January 21, 2018 (the "merger agreement") with respect to a strategic business combination. Pursuant to the terms of the merger agreement, (i) Island Merger Sub, Inc. ("Merger Sub A"), a wholly owned subsidiary of Nautilus Holdco, Inc. ("Holdco"), which is in turn a wholly owned subsidiary of BioCryst and a party to the merger agreement, will merge with and into Idera, with Idera surviving as a wholly owned subsidiary of Holdco (the "Idera merger"), and (ii) Boat Merger Sub, Inc. ("Merger Sub B"), a wholly owned subsidiary of Holdco and a party to the merger agreement, will merge with and into BioCryst, with BioCryst surviving as a wholly owned subsidiary of Holdco (the "BioCryst merger" and together with the Idera merger, the "mergers"). Upon completion of the mergers, BioCryst and Idera, and their respective subsidiaries, shall become wholly owned subsidiaries of Holdco.

          Upon completion of the mergers, each issued and outstanding share of Idera common stock will be converted into the right to receive 0.20 shares of Holdco common stock (the "Idera exchange ratio"), and each issued and outstanding share of BioCryst common stock will be converted into the right to receive 0.50 shares of Holdco common stock (the "BioCryst exchange ratio" and together with the Idera exchange ratio, the "exchange ratios"). The exchange ratios will not be adjusted for changes in the market price of either BioCryst common stock or Idera common stock between the date of signing of the merger agreement and completion of the mergers. Upon completion of the mergers, each issued and outstanding share of Idera preferred stock (with certain exceptions described in the accompanying joint proxy statement/prospectus) will be converted into the right to receive an amount of Holdco common stock based on its liquidation preference.

          Upon closing of the mergers, BioCryst stockholders (including holders of securities convertible, exchangeable or exercisable for shares of BioCryst common stock) immediately prior to the closing of the mergers will beneficially own approximately 51.6% of Holdco, and Idera stockholders (including holders of securities convertible, exchangeable or exercisable for shares of Idera common stock) immediately prior to the effective time of the mergers will beneficially own approximately 48.4% of Holdco, each calculated on a fully diluted basis using the treasury stock method. BioCryst and Idera will each hold a special meeting of its respective stockholders to consider the mergers. At the special meeting of BioCryst stockholders (the "BioCryst special meeting"), BioCryst stockholders will be asked to vote on a proposal to adopt the merger agreement, a proposal to approve, on a non-binding advisory basis, the compensation that may become payable to BioCryst's named executive officers that is based on or otherwise relates to the mergers, and a proposal to adjourn the BioCryst special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement. At the special meeting of Idera stockholders (the "Idera special meeting"), Idera stockholders will be asked to vote on a proposal to adopt the merger agreement and a proposal to approve, on a non-binding advisory basis, the compensation that may become payable to Idera's named executive officers that is based on or otherwise relates to the mergers.

          Affiliates of Baker Bros. Advisors, LP ("Baker Brothers"), the beneficial owner of approximately 14% of issued and outstanding BioCryst common stock and approximately 9% of issued and outstanding Idera common stock, have agreed, among other things, to vote their shares of BioCryst common stock and Idera common stock in favor of the proposal to adopt the merger agreement at each of the BioCryst special meeting and Idera special meeting.

          We cannot complete the mergers unless the BioCryst stockholders and Idera stockholders approve the respective proposals of each company with respect to the mergers as described above. Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend either special meeting in person, please submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the BioCryst special meeting or the Idera special meeting, as applicable.

          The BioCryst board has unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the mergers, are advisable, fair to and in the best interests of BioCryst and its stockholders. The BioCryst board unanimously recommends that BioCryst stockholders vote "FOR" the proposal to adopt the merger agreement, "FOR" the proposal to approve, on a non-binding advisory basis, the compensation that may become payable to BioCryst's named executive officers that is based on or otherwise relates to the mergers and "FOR" the proposal to adjourn the BioCryst special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement.

          The Idera board has unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the mergers, are advisable, fair to and in the best interests of Idera and its stockholders. The Idera board unanimously recommends that Idera stockholders vote "FOR" the proposal to adopt the merger agreement and "FOR" the proposal to approve, on a non-binding advisory basis, the compensation that may become payable to Idera's named executive officers that is based on or otherwise relates to the mergers.

          The obligations of BioCryst and Idera to complete the mergers are subject to the satisfaction or waiver of several conditions set forth in the merger agreement. The accompanying joint proxy statement/prospectus contains detailed information about BioCryst, Idera, the special meetings, the merger agreement and the mergers. BioCryst and Idera encourage you to read the joint proxy statement/prospectus carefully and in its entirety, including the section entitled "Risk Factors" beginning on page 23 of this joint proxy statement/prospectus.

          We look forward to the successful combination of BioCryst and Idera.

Sincerely,		Sincerely,

	Vincent J. Milano		Jon P. Stonehouse
	President and Chief Executive Officer		President and Chief Executive Officer
	Idera Pharmaceuticals, Inc.		BioCryst Pharmaceuticals, Inc.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the mergers and other transactions described in the joint proxy statement/prospectus, nor have they approved or disapproved of the securities to be issued under this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

          This joint proxy statement/prospectus is dated [    •    ], 2018 and is first being mailed to Idera stockholders and BioCryst stockholders on or about [    •    ], 2018.

Idera Pharmaceuticals, Inc.
167 Sidney Street
Cambridge, Massachusetts 02139
(617) 679-5500

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On [    •    ], 2018

To the Stockholders of Idera Pharmaceuticals, Inc.:

        We are pleased to invite you to attend the special meeting of stockholders (the "Idera special meeting") of Idera Pharmaceuticals, Inc. ("Idera"), a Delaware corporation, which will be held at 505 Eagleview Boulevard, Suite 212, Exton, Pennsylvania 19341, on [    •    ], 2018, at [    •    ], local time, for the following purposes:

  •
  to adopt the Agreement and Plan of Merger, dated as of January 21, 2018 (as it may be amended from time to time, the "merger agreement"), a copy of which is attached as Annex A to this joint proxy statement/prospectus of which this notice is a part, by and among BioCryst Pharmaceuticals, Inc. ("BioCryst"), Idera, Nautilus Holdco, Inc. ("Holdco"), Island Merger Sub, Inc. ("Merger Sub A"), a wholly owned subsidiary of Holdco, and Boat Merger Sub, Inc. ("Merger Sub B"), a wholly owned subsidiary of Holdco, pursuant to which Merger Sub A shall be merged with and into Idera, with Idera as the surviving entity, continuing as a wholly owned subsidiary of Holdco (the "Idera merger"), and Merger Sub B shall be merged with and into BioCryst, with BioCryst as the surviving entity, continuing as a wholly owned subsidiary of Holdco (the "BioCryst merger" and together with the Idera merger, the "mergers"); and (i) each issued and outstanding share of BioCryst common stock (with certain exceptions described in the accompanying joint proxy statement/prospectus) will be converted into the right to receive 0.50 of a newly issued share of Holdco common stock, (ii) each issued and outstanding share of Idera common stock (with certain exceptions described in the accompanying joint proxy statement/prospectus) will be converted into the right to receive 0.20 of a newly issued share of Holdco common stock and (iii) each issued and outstanding share of Idera preferred stock (with certain exceptions described in the accompanying joint proxy statement/prospectus) will be converted into the right to receive an amount of Holdco common stock based on its liquidation preference; and

  •
  to approve, on a non-binding advisory basis, the compensation that may become payable to Idera's named executive officers that is based on or otherwise relates to the mergers.

        Idera will transact no other business at the Idera special meeting except such business as stated in the notice of the Idera special meeting. Please refer to the joint proxy statement/prospectus of which this notice forms a part for further information with respect to the business to be transacted at the Idera special meeting.

        Completion of the mergers is conditioned on, among other things, approval by the Idera stockholders of the proposal to adopt the merger agreement.

        The Idera board of directors (the "Idera board") has unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the mergers, are advisable, fair to and in the best interests of Idera and its stockholders. The Idera board unanimously recommends that Idera stockholders vote "FOR" the proposal to adopt the merger agreement and "FOR" the proposal to approve, on a non-binding advisory basis, the compensation that may become payable to Idera's named executive officers that is based on or otherwise relates to the mergers.

        The Idera board has fixed the close of business on [    •    ], 2018 as the record date for determination of Idera stockholders entitled to receive notice of, and to vote at, the Idera special meeting or any adjournments or postponements thereof. Only holders of record of Idera common stock at the close of business on the record date are entitled to receive notice of, and to vote at, the Idera special meeting or any adjournments or postponements thereof.

        A list of the names of Idera stockholders of record will be available for 10 days prior to the Idera special meeting for any purpose germane to the special meeting during regular business hours, at the office of Idera's Assistant Secretary, 505 Eagleview Boulevard, Suite 212, Exton, Pennsylvania 19341. The Idera stockholder list will also be available at the Idera special meeting for examination by any stockholder present at such meeting.

        YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES THAT YOU OWN.    The mergers cannot be completed without the adoption of the merger agreement by the affirmative vote of the holders of a majority of the issued and outstanding shares of Idera common stock entitled to vote on the merger agreement proposal as of the record date for the Idera special meeting.

        Whether or not you expect to attend the Idera special meeting in person, we urge you to submit a proxy to vote your shares as promptly as possible by either (1) logging on to www.investorvote.com/IDRA and following the instructions on your proxy card; (2) dialing 1-800-652-VOTE (8683) and listening for further directions; or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the Idera special meeting. If your shares are held in the name of a bank, broker or other nominee, including an employee benefit plan trustee, please follow the instructions on the voting instruction card furnished by the record holder, as appropriate.

        The enclosed joint proxy statement/prospectus provides a detailed description of the mergers and the merger agreement as well as a description of the compensation that may become payable to Idera's named executive officers that is based on or otherwise relates to the mergers. We urge you to read this joint proxy statement/prospectus, including any documents incorporated by reference, and the Annexes carefully and in their entirety. If you have any questions concerning the mergers or this joint proxy statement/prospectus, would like additional copies or need help voting your shares of Idera common stock, please contact Idera's proxy solicitor:

105 Madison Avenue
New York, New York 10016
Stockholders May Call Toll-Free: 800-322-2885
Banks and Brokers May Call Collect: 212-929-5500
Email: proxy@mackenziepartners.com

By Order of the Idera Pharmaceuticals, Inc. Board of Directors,
Louis J. Arcudi, III Senior Vice President of Operations, Chief Financial Officer, Treasurer and Assistant Secretary
Cambridge, Massachusetts [•], 2018

BIOCRYST PHARMACEUTICALS, INC.
4505 Emperor Blvd., Suite 200
Durham, North Carolina 27703

NOTICE OF 2018 SPECIAL MEETING OF STOCKHOLDERS

To Be Held On [    •    ], 2018

To the Stockholders of BioCryst Pharmaceuticals, Inc.:

        This is a notice that a special meeting of stockholders (the "BioCryst special meeting") of BioCryst Pharmaceuticals, Inc., a Delaware corporation ("BioCryst"), will be held at BioCryst's corporate offices at 4505 Emperor Blvd., Suite 200, Durham, North Carolina 27703 on [    •    ], 2018 at [    •    ], Eastern Daylight Time, for the following purposes:

  •
  to adopt the Agreement and Plan of Merger, dated as of January 21, 2018 (as it may be amended from time to time, the "merger agreement"), a copy of which is attached as Annex A to this joint proxy statement/prospectus of which this notice is a part, by and among BioCryst, Idera Pharmaceuticals, Inc. ("Idera"), Nautilus Holdco, Inc. ("Holdco"), Island Merger Sub, Inc. ("Merger Sub A"), a wholly owned subsidiary of Holdco, and Boat Merger Sub, Inc. ("Merger Sub B"), a wholly owned subsidiary of Holdco, pursuant to which Merger Sub A shall be merged with and into Idera, with Idera as the surviving entity, continuing as a wholly owned subsidiary of Holdco (the "Idera merger") and Merger Sub B shall be merged with and into BioCryst, with BioCryst as the surviving entity, continuing as a wholly owned subsidiary of Holdco (the "BioCryst merger" and together with the Idera merger, the "mergers"); and (i) each issued and outstanding share of BioCryst common stock (with certain exceptions described in the accompanying joint proxy statement/prospectus) will be converted into the right to receive 0.50 of a newly issued share of Holdco common stock, (ii) each issued and outstanding share of Idera common stock (with certain exceptions described in the accompanying joint proxy statement/prospectus) will be converted into the right to receive 0.20 of a newly issued share of Holdco common stock and (iii) each issued and outstanding share of Idera preferred stock (with certain exceptions described in the accompanying joint proxy statement/prospectus) will be converted into the right to receive an amount of Holdco common stock based on its liquidation preference;

  •
  to approve, on a non-binding advisory basis, the compensation that may become payable to BioCryst's named executive officers that is based on or otherwise relates to the mergers; and

  •
  to approve the adjournment of the BioCryst special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement.

        BioCryst's board of directors (the "BioCryst board") unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the mergers, are fair, advisable and in the best interests of BioCryst and its stockholders, (ii) approved the execution, delivery and performance by BioCryst of the merger agreement and the consummation of the transactions contemplated thereby, including the mergers, and (iii) resolved to recommend that the stockholders of BioCryst approve the adoption of the merger agreement and the transactions contemplated thereby. Accordingly, the BioCryst board recommends that BioCryst stockholders vote "FOR" the adoption of the merger agreement, "FOR" the approval on a non-binding advisory basis, the compensation that may become payable to BioCryst's named executive officers that is based on or otherwise relates to the mergers and "FOR" the adjournment of the BioCryst special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement.

        [    •    ], 2018 has been fixed as the record date for determination of BioCryst stockholders entitled to receive notice of, and to vote at, the BioCryst special meeting or any adjournments or postponements thereof. Only holders of record of BioCryst common stock at the close of business on the record date are entitled to receive notice of, and to vote at, the BioCryst special meeting.

        A list of the stockholders entitled to vote at the BioCryst special meeting will be open to examination by any stockholder, for any purpose germane to the BioCryst special meeting, during ordinary business hours, for a period of at least 10 days prior to the BioCryst special meeting at the principal executive offices of BioCryst in Durham, North Carolina.

        YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES THAT YOU OWN.    The mergers cannot be completed without the adoption of the merger agreement by the affirmative vote of the holders of a majority of the issued and outstanding shares of BioCryst common stock entitled to vote on the merger agreement proposal as of the record date for the BioCryst special meeting.

        Whether or not you expect to attend the BioCryst special meeting in person, we urge you to submit a proxy to have your shares voted as promptly as possible by either: (1) logging on to the website shown on your proxy card and following the instructions to vote online; (2) dialing the toll-free number shown on your proxy card and following the instructions to vote by phone; or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the BioCryst special meeting. If your shares are held in a BioCryst plan or in the name of a broker, bank or other nominee, please follow the instructions on the voting instruction form furnished by the plan trustee or administrator, or such broker, bank or other nominee, as appropriate.

        The enclosed joint proxy statement/prospectus provides a detailed description of the mergers and the merger agreement as well as a description of the compensation that may become payable to BioCryst's named executive officers that is based on or otherwise relates to the mergers. We urge you to read this joint proxy statement/prospectus, including any documents incorporated by reference, and the Annexes carefully and in their entirety. If you have any questions concerning the mergers or this joint proxy statement/prospectus, would like additional copies or need help voting your shares of BioCryst common stock, please contact BioCryst's proxy solicitor:

Innisfree M&A Incorporated
501 Madison Avenue, 20th floor
New York, New York 10022
Stockholders May Call Toll Free: 888-750-5834
Banks & Brokers May Call Collect: 212-750-5833

By Order of the BioCryst Pharmaceuticals, Inc. Board of Directors,
Alane P. Barnes Corporate Secretary
Durham, North Carolina [•], 2018

ADDITIONAL INFORMATION

        This joint proxy statement/prospectus incorporates important business and financial information about Idera Pharmaceuticals, Inc. ("Idera") and BioCryst Pharmaceuticals, Inc. ("BioCryst") from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this joint proxy statement/prospectus free of charge by requesting them in writing or by telephone from the appropriate company's proxy solicitor at the following addresses and telephone numbers:

If you are an Idera Stockholder:	If you are a BioCryst Stockholder:

105 Madison Avenue	501 Madison Avenue, 20th floor
New York, New York 10016	New York, New York 10022
Stockholders May Call Toll-Free: 800-322-2885	Stockholders May Call Toll Free: 888-750-5834
Banks & Brokers May Call Collect: 212-929-5500	Banks & Brokers May Call Collect: 212-750-5833
Email: proxy@mackenziepartners.com

        You may also obtain any of the documents incorporated by reference into this joint proxy statement/prospectus without charge through the U.S. Securities and Exchange Commission (the "SEC") website at www.sec.gov. In addition, you may obtain copies of documents filed by Idera with the SEC by accessing Idera's website at www.iderapharma.com under the tab "Investors" and then under the heading "SEC Filings." You may also obtain copies of documents filed by BioCryst with the SEC by accessing BioCryst's website at www.biocryst.com under the tab "Investors" and then under the heading "SEC Documents."

        We are not incorporating the contents of the websites of the SEC, Idera, BioCryst or any other entity into this joint proxy statement/prospectus. We are providing the information about how you can obtain certain documents that are incorporated by reference into this joint proxy statement/prospectus at these websites only for your convenience.

        If you would like to request any documents, please do so by [    •    ], 2018 in order to receive them before the special meetings.

        For a more detailed description of the information incorporated by reference in this joint proxy statement/prospectus and how you may obtain it, see "Where You Can Find More Information" beginning on page 173 of this joint proxy statement/prospectus.

 ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

        This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by Holdco, constitutes a prospectus of Holdco under Section 5 of the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Holdco common stock to be issued to Idera stockholders and BioCryst stockholders pursuant to the mergers. This joint proxy statement/prospectus also constitutes a joint proxy statement for both Idera and BioCryst under Section 14(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). It also constitutes a notice of meeting with respect to the special meeting of Idera stockholders (the "Idera special meeting") and a notice of meeting with respect to the special meeting of BioCryst stockholders (the "BioCryst special meeting").

        You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [    •    ], 2018. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither our mailing of this joint proxy statement/prospectus to Idera stockholders or BioCryst stockholders nor the issuance by Holdco of shares of common stock pursuant to the merger agreement will create any implication to the contrary.

        This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation. Information contained in this joint proxy statement/prospectus regarding Idera has been provided by Idera and information contained in this joint proxy statement/prospectus regarding BioCryst has been provided by BioCryst.

        All references in this joint proxy statement/prospectus to "Idera" refer to Idera Pharmaceuticals, Inc., a Delaware corporation; all references in this joint proxy statement/prospectus to "BioCryst" refer to BioCryst Pharmaceuticals, Inc., a Delaware corporation; all references to "Holdco" refer to Nautilus Holdco, Inc., a Delaware corporation and wholly owned subsidiary of BioCryst formed for the sole purpose of becoming the parent entity of each of Idera and BioCryst following the mergers; all references to "Merger Sub A" refer to Island Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Holdco formed for the sole purpose of effecting the Idera merger; all references to the "Idera merger" refer to the merger of Merger Sub A with and into Idera, with Idera as the surviving entity, continuing as a wholly owned subsidiary of Holdco; all references to "Merger Sub B" refer to Boat Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Holdco formed for the sole purpose of effecting the BioCryst merger; all references to the "BioCryst merger" refer to the merger of Merger Sub B with and into BioCryst, with BioCryst as the surviving entity, continuing as a wholly owned subsidiary of Holdco; and all references to "mergers" refers, collectively, to the Idera merger and BioCryst merger. Unless otherwise indicated or as the context requires, all references in this joint proxy statement/prospectus to "we," "our" and "us" refer to Idera and BioCryst collectively; and, unless otherwise indicated or as the context requires, all references to the "merger agreement" refer to the Agreement and Plan of Merger, dated as of January 21, 2018, by and among BioCryst, Idera, Holdco, Merger Sub A and Merger Sub B, a copy of which is attached as Annex A to this joint proxy statement/prospectus. Idera and BioCryst, following completion of the mergers, are sometimes referred to in this joint proxy statement/prospectus as the "combined company."

i

QUESTIONS AND ANSWERS

        The following are some questions that you, as a stockholder of Idera or a stockholder of BioCryst, may have regarding the mergers and the other matters being considered at the special meetings and the answers to those questions. Idera and BioCryst urge you to carefully read the remainder of this joint proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the mergers and the other matters being considered at the special meetings. Additional important information is also contained in the Annexes to, and the documents incorporated by reference into, this joint proxy statement/prospectus.

Q:    Why am I receiving this joint proxy statement/prospectus?

A:
BioCryst and Idera have agreed to a strategic business combination pursuant to the terms of the merger agreement that is described in this joint proxy statement/prospectus. A copy of the merger agreement is included as Annex A to this joint proxy statement/prospectus.

  In order to complete the mergers, among other things, Idera stockholders and BioCryst stockholders must approve the adoption of the merger agreement.

  BioCryst and Idera will hold separate special meetings of their respective stockholders to obtain these approvals. This joint proxy statement/prospectus, including its Annexes, contains and incorporates by reference important information about BioCryst, Idera, the special meetings, the merger agreement and the mergers. You should read all the available information carefully and in its entirety.

Q:    What will stockholders receive in the mergers?

A:
Idera Stockholders:    If the mergers are completed, (i) holders of Idera common stock will receive 0.20 shares of Holdco common stock for each share of Idera common stock they hold at the effective time of the mergers (the "Idera exchange ratio") and (ii) holders of Idera preferred stock will receive for each share of Idera preferred stock they hold at the effective time of the mergers, that number of shares of Holdco common stock equal to (a) $1.00 divided by the 20-trading-day average trading price of Idera common stock, ending with the trading day prior to the third day prior to the closing date, multiplied by (b) 0.20. Holders of Idera common stock and Idera preferred stock will not receive any fractional shares of Holdco common stock in the mergers. Instead, Idera stockholders will receive cash in lieu of any fractional shares of Holdco common stock that the holders of Idera common stock and Idera preferred stock would otherwise have been entitled to receive.

  BioCryst Stockholders:    If the mergers are completed, holders of BioCryst common stock will receive 0.50 shares of Holdco common stock for each share of BioCryst common stock they hold at the effective time of the mergers (the "BioCryst exchange ratio" and together with the Idera exchange ratio, the "exchange ratios"). BioCryst stockholders will not receive any fractional shares of Holdco common stock in the mergers. Instead, BioCryst stockholders will receive cash in lieu of any fractional shares of Holdco common stock that the BioCryst stockholders would otherwise have been entitled to receive.

Q:    What is the value of the merger consideration?

A:
BioCryst stockholders and Idera stockholders will receive a fixed number of shares of Holdco common stock in the BioCryst merger and the Idera merger, respectively, rather than a number of shares of Holdco common stock with a particular fixed market value. Because the exchange ratios are fixed and will not be adjusted to reflect any changes in the market prices of BioCryst common stock or Idera common stock, the market value of the Holdco common stock issued in the

v

  BioCryst merger or the Idera merger, as applicable, and the BioCryst common stock and Idera common stock surrendered in the BioCryst merger and the Idera merger, respectively, may be higher or lower than the values of these shares on dates earlier to the effective time of the mergers. We urge you to obtain current market quotations of BioCryst common stock and Idera common stock. See also "Comparative Stock Price Data and Dividends" beginning on page 155 of this joint proxy statement/prospectus.

Q:    What percentage of Holdco will Idera stockholders and BioCryst stockholders, respectively, own following the mergers?

A:
Upon completion of the mergers, BioCryst stockholders (including holders of securities convertible, exchangeable or exercisable for shares of BioCryst common stock) immediately prior to the effective time of the mergers are expected to beneficially own approximately 51.6% of Holdco and Idera stockholders (including holders of securities convertible, exchangeable or exercisable for shares of Idera common stock) immediately prior to the effective time of the mergers are expected to beneficially own approximately 48.4% of Holdco, in each case, calculated on a fully diluted basis (using the treasury method).

Q:    When and where will the special meetings be held?

A:
Idera Stockholders:    The Idera special meeting will be held at 505 Eagleview Boulevard, Suite 212, Exton, Pennsylvania 19341, on [    •    ], 2018, at [    •    ], local time.

  BioCryst Stockholders:    The BioCryst special meeting will be held at BioCryst's corporate offices at 4505 Emperor Blvd., Suite 200, Durham, North Carolina 27703, on [    •    ], 2018, at [    •    ], local time.

  If you wish to attend your respective company's special meeting, you must bring photo identification. If you hold your shares through a bank, broker or other nominee, including an employee benefit plan trustee, you must also bring proof of ownership such as the voting instruction form from your broker or other nominee or an account statement.

Q:    Who is entitled to vote at the special meetings?

A:
Idera Stockholders:    The record date for the Idera special meeting is [    •    ], 2018. Only holders of record of issued and outstanding shares of Idera common stock as of the close of business on the record date are entitled to notice of, and to vote at, the Idera special meeting or any adjournments or postponements of the Idera special meeting.

  BioCryst Stockholders:    The record date for the BioCryst special meeting is [    •    ], 2018. Only holders of record of issued and outstanding shares of BioCryst common stock as of the close of business on the record date are entitled to notice of, and to vote at, the BioCryst special meeting or any adjournments or postponements of the BioCryst special meeting.

Q:    What am I being asked to vote on and why is this approval necessary?

A:
Idera stockholders are being asked to vote on the following proposals:

(1)
to adopt the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus; and

(2)
to approve, on a non-binding advisory basis, the compensation that may become payable to Idera's named executive officers that is based on or otherwise relates to the mergers.

  Completion of the mergers is conditioned on, among other things, approval by the Idera stockholders of the proposal to adopt the merger agreement.

  BioCryst stockholders are being asked to vote on the following proposals:

  (1)
  to adopt the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus;

  (2)
  to approve, on a non-binding advisory basis, the compensation that may become payable to BioCryst's named executive officers that is based on or otherwise relates to the mergers; and

  (3)
  to approve the adjournment of the BioCryst special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement.

  Completion of the mergers is conditioned on, among other things, approval by the BioCryst stockholders of the proposal to adopt the merger agreement.

Q:    What vote is required to approve each proposal at the Idera special meeting?

A:
Adoption of the merger agreement requires the affirmative vote of holders of a majority of the issued and outstanding shares of Idera common stock entitled to vote on the proposal. Failures to vote, abstentions and "broker non-votes" (as defined in "Questions and Answers" beginning on page v of this joint proxy statement/prospectus) will have the effect of a vote against the proposal.

  Approval of, on a non-binding advisory basis, the compensation that may become payable to Idera's named executive officers that is based on or otherwise relates to the mergers (the "Idera merger-related compensation proposal") requires the affirmative vote of holders of a majority of the issued and outstanding shares of Idera common stock present in person or represented by proxy at the Idera special meeting and voting on the proposal. Abstentions, failures to vote and broker non-votes will have no effect on the outcome of the Idera merger-related compensation proposal, assuming a quorum is present.

  Affiliates of Baker Bros. Advisors LP ("Baker Brothers"), the "beneficial owner" (as defined in "Security Ownership of Certain Beneficial Owners of Idera" beginning on page 159 of this joint proxy statement/prospectus) of approximately 9% of issued and outstanding Idera common stock, have agreed, among other things, to vote their shares of Idera common stock in favor of the adoption of the merger agreement at the Idera special meeting, with certain exceptions described in this joint proxy statement/prospectus.

Q:    What vote is required to approve each proposal at the BioCryst special meeting?

A:
Adoption of the merger agreement requires the affirmative vote of holders of a majority of the issued and outstanding shares of BioCryst common stock entitled to vote on the proposal. Failures to vote, abstentions and broker non-votes will have the effect of a vote against the proposal.

  Approval of, on a non-binding advisory basis, the compensation that may become payable to BioCryst's named executive officers that is based on or otherwise relates to the mergers (the "BioCryst merger-related compensation proposal") requires the affirmative vote of the holders of a majority of the issued and outstanding shares of BioCryst common stock present, in person or represented by proxy, at the BioCryst special meeting and voting on the proposal, assuming a quorum is present. Failures to vote, abstentions and broker non-votes will have no effect on the outcome of the BioCryst merger-related compensation proposal, assuming a quorum is present.

  Approval of the "BioCryst adjournment proposal" (as defined in "The BioCryst Special Meeting—Purpose of the BioCryst Special Meeting" beginning on page 36 of this joint proxy statement/prospectus) requires the affirmative vote of the holders of a majority of the issued and outstanding shares of BioCryst common stock present, in person or represented by proxy, at the BioCryst special meeting and voting on the proposal. Abstentions, failures to vote and broker non-votes will have no effect on the outcome of the adjournment proposal, assuming a quorum is present.

  Affiliates of Baker Brothers, the beneficial owner of approximately 14% of issued and outstanding BioCryst common stock, have agreed, among other things, to vote their shares of BioCryst common stock in favor of the adoption of the merger agreement at the BioCryst special meeting, with certain exceptions described in this joint proxy statement/prospectus.

Q:    What constitutes a quorum at the special meetings?

A:
Idera Stockholders:    Stockholders who hold shares representing at least a majority of the issued and outstanding shares of common stock entitled to vote at the Idera special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business at the Idera special meeting. If a quorum is not present, the Idera special meeting may be adjourned by the chairman of the Idera special meeting, to reconvene at the same or another place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken.

  Abstentions will be included in the calculation of the number of shares of Idera common stock represented at the special meeting for purposes of determining whether a quorum has been achieved. However, broker non-votes will not be included in the calculation of the number of shares of Idera common stock represented at the special meeting for purposes of determining whether a quorum has been achieved.

  BioCryst Stockholders:    Stockholders who hold shares representing at least a majority of the issued and outstanding shares of common stock entitled to vote at the BioCryst special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business at the BioCryst special meeting.

  Abstentions will be included in the calculation of the number of shares of BioCryst common stock represented at the special meeting for purposes of determining whether a quorum has been achieved. However, broker non-votes will not be included in the calculation of the number of shares of BioCryst common stock represented at the BioCryst special meeting for purposes of determining whether a quorum has been achieved.

Q:    How does the Idera board of directors recommend that Idera stockholders vote?

A:
The Idera board of directors (the "Idera board") has unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the mergers, are fair, advisable and in the best interests of Idera and its stockholders. The Idera board unanimously recommends that the Idera stockholders vote "FOR" the proposal to adopt the merger agreement and "FOR" the proposal to approve, on a non-binding advisory basis, the compensation that may become payable to Idera's named executive officers that is based on or otherwise relates to the mergers.

Q:    How does the BioCryst board of directors recommend that BioCryst stockholders vote?

A:
The BioCryst board of directors (the "BioCryst board") has unanimously determined that the merger agreement and the transactions contemplated thereby, including the mergers, are fair, advisable and in the best interests of BioCryst and its stockholders. The BioCryst board recommends that BioCryst stockholders vote "FOR" the proposal to adopt the merger agreement, "FOR" the proposal to approve, on a non-binding advisory basis, the compensation that may become payable to BioCryst's named executive officers that is based on or otherwise relates to the mergers and "FOR" the proposal to adjourn the BioCryst special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement.

Q:    How do I vote if I am a stockholder of record?

A:
If you are a stockholder of record of Idera as of [    •    ], 2018, which is referred to as the Idera record date, or a stockholder of record of BioCryst as of [    •    ], 2018, which is referred to as the BioCryst record date, you may submit your proxy before your respective company's special meeting in one of the following ways:

•
use the toll-free number shown on your proxy card;

•
visit the website shown on your proxy card to vote via the Internet; or

•
complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

  If you are a stockholder of record, you may also cast your vote in person at your respective company's special meeting.

  If your shares are held in "street name," through a broker, trustee or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. "Street name" stockholders who wish to vote at the special meetings will need to obtain a "legal proxy" form from their broker, trustee or other nominee.

Q:    How many votes do I have?

A:
Idera Stockholders:    Holders of Idera common stock are entitled to one vote for each share owned as of the close of business on the Idera record date. As of the close of business on the Idera record date, there were [    •    ] shares of Idera common stock issued and outstanding and entitled to vote at the Idera special meeting.

  BioCryst Stockholders:    Holders of BioCryst common stock are entitled to one vote for each share owned as of the close of business on the BioCryst record date. As of the close of business on the BioCryst record date, there were [    •    ] shares of BioCryst common stock issued and outstanding and entitled to vote at the BioCryst special meeting.

Q:    My shares are held in "street name" by my broker, bank or other nominee. Will my broker, bank or other nominee automatically vote my shares for me?

A:
No. If your shares are held in the name of a broker, bank or other nominee, you are considered the "beneficial holder" of the shares held for you in what is known as "street name." You are not the "record holder" (as defined in "The Idera Special Meeting—How to Vote" beginning on page 47 of this joint proxy statement/prospectus) of such shares. If this is the case, this joint proxy statement/prospectus has been forwarded to you by your broker, bank or other nominee. As the beneficial holder, unless your broker, bank, or other nominee has discretionary authority over your shares, you generally have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal, as your broker, bank or other nominee will not have discretionary voting authority with respect to any of the proposals described in this joint proxy statement/prospectus. This is often called a "broker non-vote."

  In connection with the Idera special meeting:

  •
  broker non-votes, if any, will have the same effect as a vote "AGAINST" the proposal to adopt the merger agreement; and

  •
  broker non-votes, if any, will have no effect on the Idera merger-related compensatory proposal (assuming a quorum is present).

  In connection with the BioCryst special meeting:

  •
  broker non-votes, if any, will have the same effect as a vote "AGAINST" the proposal to adopt the merger agreement;

  •
  broker non-votes, if any, will have no effect on the BioCryst merger-related compensation proposal (assuming a quorum is present); and

  •
  broker non-votes, if any, will have no effect on the BioCryst adjournment proposal (assuming a quorum is present).

  You should therefore provide your broker, bank or other nominee with instructions as to how to vote your shares of Idera common stock or BioCryst common stock.

  Please follow the voting instructions provided by your broker, bank or other nominee so that it may vote your shares on your behalf. Please note that you may not vote shares held in street name by returning a proxy card directly to Idera or BioCryst or by voting in person at your special meeting unless you first obtain a proxy from your broker, bank or other nominee.

Q:    What will happen if I fail to vote or I abstain from voting?

A:
For purposes of each of the Idera special meeting and the BioCryst special meeting, an abstention occurs when a respective stockholder attends the applicable special meeting in person and does not vote or returns a proxy with an "abstain" vote.

  Idera

  •
  Idera adoption of merger agreement proposal:  An abstention or failure to vote will have the same effect as a vote "AGAINST" the proposal to adopt the merger agreement.

  •
  Idera merger-related compensation proposal:  If an Idera stockholder present in person at the Idera special meeting abstains from voting, responds by proxy with an "abstain" vote, or is not present in person at the Idera special meeting and does not respond by proxy, it will have no effect on the Idera merger-related compensation proposal (assuming a quorum is present).

  BioCryst

  •
  BioCryst adoption of merger agreement proposal:  An abstention or failure to vote will have the same effect as a vote "AGAINST" the proposal to adopt the merger agreement.

  •
  BioCryst merger-related compensation proposal:  If a BioCryst stockholder present in person at the BioCryst special meeting abstains from voting, or responds by proxy with an "abstain" vote or is not present in person at the BioCryst special meeting and does not respond by proxy, it will have no effect on the BioCryst merger-related compensation proposal (assuming a quorum is present).

  •
  BioCryst adjournment proposal:  If a BioCryst stockholder present in person at the BioCryst special meeting abstains from voting, responds by proxy with an "abstain" vote, or is not present in person at the BioCryst special meeting and does not respond by proxy, it will have no effect on the BioCryst adjournment proposal (assuming a quorum is present).

Q:    What will happen if I return my proxy card without indicating how to vote?

A:
Idera Stockholders:    If you properly complete and sign your proxy card but do not indicate how your shares of Idera common stock should be voted on a matter, the shares of Idera common stock represented by your proxy will be voted as the Idera board recommends and, therefore, "FOR" the proposal to adopt the merger agreement and "FOR" the proposal to approve, on a

x

  non-binding advisory basis, the compensation that may become payable to Idera's named executive officers that is based on or otherwise relates to the mergers.

  BioCryst Stockholders:    If you properly complete and sign your proxy card but do not indicate how your shares of BioCryst common stock should be voted on a matter, the shares of BioCryst common stock represented by your proxy will be voted as the BioCryst board recommends and, therefore, "FOR" the proposal to adopt the merger agreement, "FOR" the proposal to approve, on a non-binding advisory basis, the compensation that may become payable to BioCryst's named executive officers that is based on or otherwise relates to the mergers and "FOR" the proposal to adjourn the BioCryst special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement.

Q:    Can I change my vote or revoke my proxy after I have returned a proxy or voting instruction card?

A:
Yes.

  If you are a holder of record of either Idera or BioCryst shares:    If you are a holder of record of either Idera common stock or BioCryst common stock, as applicable, you can change your vote or revoke your proxy at any time before your proxy is voted at your respective special meeting. You can do this in one of three ways:

  •
  timely delivering a signed written notice of revocation to the Assistant Secretary of Idera or the Corporate Secretary of BioCryst, as applicable;

  •
  timely delivering a new, valid proxy for Idera or BioCryst, as applicable, bearing a later date than your original proxy by submitting instructions through the Internet, by telephone or by mail as described on the applicable proxy card; or

  •
  attending your special meeting and voting in person, which will automatically cancel any proxy previously given, or you can revoke your proxy in person. Simply attending the Idera special meeting or the BioCryst special meeting without voting will not revoke any proxy that you have previously given or change your vote.

  If you choose either of the first two methods, your notice of revocation or your new proxy must be received by Idera or BioCryst, as applicable, no later than the beginning of the applicable special meeting. If you have submitted a proxy for your shares by telephone or via the Internet, you may revoke your prior telephone or Internet proxy by any manner described above.

  If you hold shares of either Idera or BioCryst in "street name":    If your shares are held in street name, you must contact your broker, bank or other nominee to change your vote.

Q:    What are the U.S. federal income tax consequences of the mergers to U.S. holders of Idera common stock and BioCryst common stock?

A:
Consequences to holders of Idera common stock and BioCryst common stock:    It is a condition to BioCryst's obligation to complete the BioCryst merger that BioCryst receive an opinion from Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden"), dated as of the closing date of the mergers (the "closing date"), to the effect that the BioCryst merger will qualify as a "reorganization" within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (the "Code") or, alternatively, the mergers together will be treated as an "exchange" described in Section 351 of the Code. It is a condition to Idera's obligation to complete the Idera merger that Idera receive an opinion from Latham & Watkins LLP ("Latham"), dated as of the closing date, to the effect that the mergers together will be treated as an "exchange" described in Section 351 of the Code. Assuming the mergers are treated for U.S. federal income tax purposes as described above, a "U.S. holder" (as defined in "U.S. Federal Income Tax Consequences of the Mergers" beginning on page 137 of this joint proxy statement/prospectus) of BioCryst common stock or Idera common stock will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of shares of BioCryst common stock or Idera common stock for shares of Holdco common stock in the BioCryst merger or the Idera merger, respectively, except with respect to cash received by BioCryst stockholders and Idera stockholders in lieu of fractional shares of Holdco common stock.

  Please carefully review the information set forth in the section entitled "U.S. Federal Income Tax Consequences of the Mergers" beginning on page 137 of this joint proxy statement/prospectus for a discussion of the U.S. federal income tax consequences of the mergers. Please consult your own tax advisors as to the specific tax consequences to you of the mergers.

Q:    When do you expect the mergers to be completed?

A:
Idera and BioCryst are working to complete the mergers as soon as practicable and expect the closing of the mergers to occur in the second quarter of 2018. However, the mergers are subject to the satisfaction or waiver of certain conditions, and it is possible that factors outside the control of Idera and BioCryst could result in the mergers being completed at a later time or not at all.

Q:    Do I need to do anything with my shares of Idera common stock or BioCryst common stock other than voting for the proposals at the Idera special meeting or BioCryst special meeting, respectively?

A:
Idera Stockholders:    If you are an Idera stockholder, at the effective time of the mergers, (i) each share of Idera common stock you hold will be converted automatically into the right to receive 0.20 shares of Holdco common stock and (ii) each share of Idera preferred stock will be converted automatically into the right to receive a number of shares of Holdco common stock equal to (a) $1.00 divided by the 20-trading-day average trading price of Idera common stock, ending with the trading day prior to the third day prior to the closing date, multiplied by (b) 0.20, in each case, together with cash in lieu of any fractional shares. You will receive instructions at that time regarding exchanging your shares of Idera common stock and Idera preferred stock for shares of Holdco common stock. You do not need to take any action at this time. Please do not send your Idera stock certificates with your proxy card.

  BioCryst Stockholders:    If you are a BioCryst stockholder, at the effective time of the mergers, each share of BioCryst common stock you hold will be converted automatically into the right to receive 0.50 shares of Holdco common stock together with cash in lieu of any fractional shares. You will receive instructions at that time regarding exchanging your shares of BioCryst common stock for shares of Holdco common stock. You do not need to take any action at this time. Please do not send your BioCryst stock certificates with your proxy card.

Q:    Are stockholders entitled to appraisal rights?

A:
No. Under the General Corporation Law of the State of Delaware, as amended (the "DGCL"), neither the Idera stockholders nor the BioCryst stockholders will be entitled to exercise any appraisal rights in connection with the mergers or the other transactions contemplated by the merger agreement.

Q:    What happens if I sell my shares of Idera common stock before the Idera special meeting?

A:
The record date for the Idera special meeting is earlier than the date of the Idera special meeting and the date that the mergers are expected to be completed. If you transfer your Idera shares after the Idera record date but before the Idera special meeting, you will retain your right to vote at the

  Idera special meeting, but will have transferred the right to receive the merger consideration in the mergers. In order to receive the merger consideration, you must hold your shares through the effective date of the mergers.

Q:    What happens if I sell my shares of BioCryst common stock before the BioCryst special meeting?

A:
The record date for the BioCryst special meeting is earlier than the date of the BioCryst special meeting and the date that the mergers are expected to be completed. If you transfer your BioCryst shares after the BioCryst record date but before the BioCryst special meeting, you will retain your right to vote at the BioCryst special meeting, but will have transferred the right to receive the merger consideration in the mergers. In order to receive the merger consideration, you must hold your shares through the effective date of the mergers.

Q:    What if I hold shares in both Idera and BioCryst?

A:
If you are a stockholder of both Idera and BioCryst, you will receive two separate packages of proxy materials. A vote cast as an Idera stockholder will not count as a vote cast as a BioCryst stockholder, and a vote cast as a BioCryst stockholder will not count as a vote cast as an Idera stockholder. Therefore, please submit separate proxies for your Idera shares and your BioCryst shares.

Q:    Who can help answer my questions?

A:
Idera stockholders or BioCryst stockholders who have questions about the mergers, the other matters to be voted on at the special meetings, or how to submit a proxy or desire additional copies of this joint proxy statement/prospectus or additional proxy cards should contact:

If you are an Idera stockholder:	If you are a BioCryst stockholder:

105 Madison Avenue	501 Madison Avenue, 20th floor
New York, New York 10016	New York, New York 10022
Stockholders May Call Toll-Free: 800-322-2885	Stockholders May Call Toll Free: 888-750-5834
Banks & Brokers May Call Collect: 212-929-5500	Banks & Brokers May Call Collect: 212-750-5833
Email: proxy@mackenziepartners.com

SUMMARY

        This summary highlights selected information contained in this joint proxy statement/prospectus and does not contain all the information that may be important to you with respect to the mergers and the other matters being considered at the Idera special meeting and BioCryst special meeting. Idera and BioCryst urge you to read carefully this joint proxy statement/prospectus in its entirety, including the attached Annexes, and the other documents to which we have referred you. See also the section entitled "Where You Can Find More Information" beginning on page 173 of this joint proxy statement/prospectus. We have included page references in this summary to direct you to a more complete description of the topics presented below.

The Companies

Nautilus Holdco, Inc. (see page 34)

        Nautilus Holdco, Inc. is a Delaware corporation and wholly owned subsidiary of BioCryst formed for the sole purpose of becoming the parent entity of each of Idera and BioCryst following the mergers.

Idera Pharmaceuticals, Inc. (see page 34)

        Idera is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel oligonucleotide therapeutics for oncology and rare diseases. Idera uses two distinct proprietary drug discovery technology platforms to design and develop drug candidates: its Toll-like receptor, or TLR, targeting technology and its nucleic acid chemistry technology (formerly referred to as Idera's third generation antisenses, or 3GA technology). Idera developed these platforms based on its scientific expertise and pioneering work with synthetic oligonucleotides as therapeutic agents. Using its TLR targeting technology, Idera designs synthetic oligonucleotide-based drug candidates to modulate the activity of specific TLRs. Using its nucleic acid chemistry technology, Idera is developing drug candidates to turn off the messenger RNA, or mRNA, associated with disease causing genes. Idera believes that its nucleic acid chemistry technology may potentially reduce the immunotoxicity and increase the potency of earlier generation antisense and RNA interference, or RNAi, technologies.

        Idera's business strategy is focused on the clinical development of drug candidates for oncology and rare diseases characterized by small, well-defined patient populations with serious unmet medical needs. Idera believes it can develop and commercialize these targeted therapies on its own. To the extent Idera seeks to develop drug candidates for broader disease indications, it has entered into and may explore additional collaborative alliances to support development and commercialization.

        Idera's common stock is traded on the Nasdaq Global Select Market (the "Nasdaq") under the symbol "IDRA."

        The principal executive offices of Idera are located at 167 Sidney Street, Cambridge, Massachusetts 02139, and its telephone number is (617) 679-5500. Idera maintains another office at 505 Eagleview Boulevard, Suite 212, Exton, Pennsylvania 19341.

BioCryst Pharmaceuticals, Inc. (see page 34)

        BioCryst is a biotechnology company that designs, optimizes and develops novel small molecule drugs that block key enzymes involved in the pathogenesis of diseases. BioCryst focuses on the treatment of rare diseases in which significant unmet medical needs exist and align with BioCryst's capabilities and expertise. BioCryst integrates the disciplines of biology, crystallography, medicinal chemistry and computer modeling to discover and develop small molecule pharmaceuticals through the process known as structure-guided drug design. Structure-guided drug design is a drug discovery approach by which BioCryst designs synthetic compounds from detailed structural knowledge of the active sites of enzyme targets associated with particular diseases. BioCryst uses X-ray crystallography, computer modeling of molecular structures and advanced chemistry techniques to focus on the three-dimensional molecular structure and active site characteristics of the enzymes that control cellular biology. Enzymes are proteins that act as catalysts for many vital biological reactions. BioCryst's goal generally is to design a compound that will fit in the active site of an enzyme and thereby prevent its catalytic activity.

        BioCryst's common stock is traded on the Nasdaq under the symbol "BCRX."

        The principal executive offices of BioCryst are located at 4505 Emperor Blvd., Suite 200, Durham, North Carolina 27703, and its telephone number is (919) 859-1302.

Island Merger Sub, Inc. (see page 35)

        Island Merger Sub, Inc. is a Delaware corporation and wholly owned subsidiary of Holdco formed for the sole purpose of effecting the Idera merger.

Boat Merger Sub, Inc. (see page 35)

        Boat Merger Sub, Inc. is a Delaware corporation and wholly owned subsidiary of Holdco formed for the sole purpose of effecting the BioCryst merger.

The Mergers

        A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus. Idera and BioCryst encourage you to read the entire merger agreement carefully because it is the principal document governing the mergers. For more information on the merger agreement, see the section entitled "The Merger Agreement" beginning on page 116 of this joint proxy statement/prospectus.

Effects of the Mergers (see page 53)

        Subject to the terms and conditions of the merger agreement, at the effective time of the mergers:

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  Merger Sub A, a Delaware corporation that was formed on January 16, 2018 as a wholly owned subsidiary of Holdco for the sole purpose of effecting the mergers, will be merged with and into Idera, with Idera surviving the Idera merger as a wholly owned subsidiary of Holdco; and

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  Merger Sub B, a Delaware corporation that was formed on January 16, 2018 as a wholly owned subsidiary of Holdco for the sole purpose of effecting the mergers, will be merged with and into BioCryst, with BioCryst surviving the BioCryst merger as a wholly owned subsidiary of Holdco.

        As a result, among other things, (1) Holdco will become the ultimate parent of Idera, BioCryst and their respective subsidiaries, (2) existing holders of Idera common stock and Idera preferred stock will receive shares of Holdco common stock and (3) existing holders of BioCryst common stock will receive shares of Holdco common stock, in accordance with the terms of the merger agreement.

        The organization of BioCryst, Idera and Holdco before and after the mergers is illustrated below:

 Prior to the Mergers

The Mergers

 After the Mergers

U.S. Federal Income Tax Consequences of the Mergers (see page 137)

        It is a condition to BioCryst's obligation to complete the BioCryst merger that BioCryst receive an opinion from Skadden, dated as of the closing date, to the effect that the BioCryst merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code or, alternatively, the mergers together will be treated as an "exchange" described in Section 351 of the Code. It is a condition to Idera's obligation to complete the Idera merger that Idera receive an opinion from Latham, dated as of the closing date, to the effect that the mergers together will be treated as an "exchange" described in Section 351 of the Code. Assuming the mergers are treated for U.S. federal income tax purposes as described above, a U.S. holder of BioCryst common stock or Idera common stock will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of shares of BioCryst common stock or Idera common stock for shares of Holdco common stock in the BioCryst merger or the Idera merger, respectively, except with respect to cash received by BioCryst and Idera stockholders in lieu of fractional shares of Holdco common stock.

        Please carefully review the information set forth in the section entitled "U.S. Federal Income Tax Consequences of the Mergers" beginning on page 137 of this joint proxy statement/prospectus for a discussion of the U.S. federal income tax consequences of the mergers. Please consult your own tax advisors as to the specific tax consequences to you of the mergers.

Recommendation of the Idera Board (see page 67)

        After careful consideration, the Idera board unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the mergers, are fair, advisable, and in the best interests of Idera and its stockholders. For more information regarding the factors considered by the Idera board in reaching its decision to approve the merger agreement, see the section entitled "The Mergers—Idera's Reasons for the Mergers; Recommendation of the Idera Board" beginning on page 67 of this joint proxy statement/prospectus.

        The Idera board unanimously recommends that Idera stockholders vote "FOR" the proposal to approve the merger agreement and the transactions contemplated thereby, including the mergers, and "FOR" the proposal to approve, on a non-binding advisory basis, the compensation that may become payable to Idera's named executive officers that is based on or otherwise relates to the mergers.

Recommendation of the BioCryst Board (see page 71)

        After careful consideration, BioCryst's board unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the mergers, are fair, advisable and in the best interests of BioCryst and its stockholders. For more information regarding the factors considered by the BioCryst board in reaching its decision to approve the merger agreement, see the section entitled "The Mergers—BioCryst's Reasons for the Mergers; Recommendation of the BioCryst Board" beginning on page 71 of this joint proxy statement/prospectus.

        The BioCryst board unanimously recommends that BioCryst stockholders vote "FOR" the proposal to adopt the merger agreement and the transactions contemplated thereby, including the mergers, "FOR" the proposal to approve, on a non-binding advisory basis, the compensation that may become payable to BioCryst's named executive officers that is based on or otherwise relates to the mergers and "FOR" the proposal to adjourn the BioCryst special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement.

Opinion of Idera's Financial Advisor—Goldman Sachs (see page 84)

        At a meeting of the Idera board held on January 21, 2018, Goldman, Sachs & Co. LLC ("Goldman Sachs") delivered to the Idera board its oral opinion, subsequently confirmed in writing, to the effect that, as of January 21, 2018 and based upon and subject to the factors and assumptions set forth in Goldman Sachs' written opinion, the Idera exchange ratio of 0.20 shares of Holdco common stock for each share of Idera common stock pursuant to the merger agreement was fair from a financial point of view to the holders (other than BioCryst and its affiliates) of shares of Idera common stock.

        The full text of the written opinion of Goldman Sachs, dated January 21, 2018, which sets forth the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this joint proxy statement/prospectus. The summary of Goldman Sachs' opinion contained in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of Goldman Sachs' written opinion. Goldman Sachs' advisory services and opinion were provided for the information and assistance of the Idera board in connection with its consideration of the transactions contemplated by the merger agreement and the opinion does not constitute a recommendation as to how any holder of shares of Idera common stock should vote with respect to the transactions contemplated by the merger agreement or any other matter.

        Pursuant to an engagement letter between Idera and Goldman Sachs, Idera has agreed to pay Goldman Sachs for its services in connection with the transactions contemplated by the merger agreement an aggregate fee of $7.0 million, $0.7 million of which became payable at announcement, and the remainder of which is contingent upon consummation of the transactions contemplated by the merger agreement.

        For further information, see the section entitled "The Mergers—Opinion of Idera's Financial Advisor—Goldman Sachs" beginning on page 84 of and Annex B to this joint proxy statement/prospectus.

Opinion of BioCryst's Financial Advisor—J.P. Morgan (see page 94)

        BioCryst retained J.P. Morgan Securities LLC ("J.P. Morgan") to act as financial advisor to BioCryst in connection with the mergers. At the meeting of the BioCryst board on January 21, 2018, J.P. Morgan rendered its oral opinion to the BioCryst board that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing the opinion, the BioCryst exchange ratio of 0.50 shares of Holdco common stock for each share of BioCryst common stock pursuant to the merger agreement was fair, from a financial point of view, to the holders of shares of BioCryst common stock. J.P. Morgan confirmed this oral opinion by delivering its written opinion to the BioCryst board, dated January 21, 2018.

        The full text of the written opinion of J.P. Morgan, dated January 21, 2018, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing the opinion, is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference. BioCryst stockholders are urged to read the opinion in its entirety. J.P. Morgan's written opinion was addressed to the BioCryst board (in its capacity as such) in connection with and for the purposes of its evaluation of the mergers, was directed only to the BioCryst exchange ratio in the proposed BioCryst merger and did not address any other aspect of the mergers. The opinion does not constitute a recommendation to any stockholder of BioCryst as to how such stockholder should vote with respect to the mergers or any other matter.

        For a description of the opinion that the BioCryst board received from J.P. Morgan, see the section entitled "The Mergers—Opinion of BioCryst's Financial Advisor—J.P. Morgan" beginning on page 94 of this joint proxy statement/prospectus.

        Pursuant to an engagement letter between BioCryst and J.P. Morgan, BioCryst has agreed to pay J.P. Morgan for its services in connection with the transactions contemplated by the merger agreement an aggregate fee of $7.0 million, $2.0 million of which became payable to J.P. Morgan for advisory services rendered up until the time J.P. Morgan delivered its opinion, and the remainder of which is contingent upon the consummation of the mergers.

Interests of Idera Directors, Executive Officers and Certain of their Affiliates in the Mergers (see page 99)

        In considering the recommendation of the Idera board, Idera stockholders should be aware that certain of Idera's executive officers, directors and certain of their affiliates have interests in the mergers that may be different from, or in addition to, those of the Idera stockholders generally. These interests may present such executive officers, directors and certain of their affiliates with actual or potential conflicts of interest. The Idera board was aware of these interests during its deliberations on the merits of the mergers and in deciding to recommend that Idera stockholders vote for the Idera proposals. For additional information on the interests of Idera's directors, officers and certain of their affiliates in the mergers, see "The Mergers—Interests of Idera Directors, Executive Officers and Certain of their Affiliates in the Mergers" beginning on page 99 of this joint proxy statement/prospectus.

Interests of BioCryst Directors and Executive Officers in the Mergers (see page 106)

        In considering the recommendation of the BioCryst board, BioCryst stockholders should be aware that certain of BioCryst's executive officers and directors have interests in the mergers that may be different from, or in addition to, those of the BioCryst stockholders generally. These interests may present such executive officers and directors with actual or potential conflicts of interest. The BioCryst board was aware of these interests during its deliberations on the merits of the mergers and in deciding to recommend that BioCryst stockholders vote for the BioCryst proposals. For additional information on the interests of BioCryst's directors and officers in the mergers, see "The Mergers—Interests of BioCryst Directors and Executive Officers in the Mergers" beginning on page 106 of this joint proxy statement/prospectus.

Holdco Board, Management and Certain Governance Matters Following the Mergers (see page 114)

        Immediately following the effective time of the mergers, the Holdco board will consist of nine members, including: (i) four directors designated by the Idera board, each of whom shall be a director of Idera immediately prior to the effective time and be reasonably acceptable to BioCryst, including Vincent J. Milano, a director and the current chief executive officer of Idera, (ii) four directors designated by the BioCryst board, each of whom shall be a director of BioCryst immediately prior to the effective time and be reasonably acceptable to Idera, including Jon P. Stonehouse, a director and the current chief executive officer of BioCryst, and Robert A. Ingram, the current chairman of the BioCryst board, and (iii) one director to be a person mutually agreed to by the Idera board and the BioCryst board, who shall not be a director, officer or affiliate of either Idera or BioCryst. All director designees of Idera and BioCryst, other than Messrs. Milano and Stonehouse, will qualify as "independent directors" under the Nasdaq rules. As of the date of this joint proxy statement/prospectus, other than Mr. Milano, in the case of Idera, and Messrs. Stonehouse and Ingram, in the case of BioCryst, neither Idera nor BioCryst has made a determination as to which directors will be appointed to the Holdco board.

        Upon completion of the mergers, Mr. Ingram will serve as chairman of the Holdco board, and Mr. Milano will serve as the chief executive officer of Holdco.

        The corporate headquarters for Holdco and its subsidiaries will be located in Exton, Pennsylvania, and the primary location for research and development for Holdco and its subsidiaries will be located in Birmingham, Alabama.

Regulatory Clearances Required for the Mergers (see page 114)

        BioCryst and Idera have each agreed to take certain actions in order to obtain the regulatory clearances required to complete the mergers. Required regulatory clearances include expiration or termination of the required waiting period under the Hart-Scott Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), following required notifications and review by either the Federal Trade Commission (the "FTC") or the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division"). On February 2, 2018, each of BioCryst and Idera filed its notification under the HSR Act. On February 15, 2018, the FTC notified Idera and BioCryst that their request for early termination of the applicable waiting period was granted, thereby satisfying the condition under the merger agreement relating to the expiration or termination of the applicable waiting period under the HSR Act.

        The antitrust and competition laws of certain foreign countries often apply to transactions such as the mergers, and notifications may be required when such laws are applicable. However, BioCryst and Idera do not believe that any such foreign antitrust filings are required in connection with the mergers, and accordingly, the obligations of BioCryst and Idera to consummate the mergers are not subject to conditions precedent related to any such foreign antitrust filings.

Amended and Restated Certificate of Incorporation of Holdco (see page 99)

        The amended and restated certificate of incorporation of Holdco (the "Holdco charter") will be in substantially the same form attached as Annex D to this joint proxy statement/prospectus. Please see the section entitled "Comparison of Rights of Idera Stockholders, BioCryst Stockholders and Holdco Stockholders" beginning on page 166 of this joint proxy statement/prospectus for a discussion of the Holdco charter.

Completion of the Mergers (see page 117)

        BioCryst and Idera are working to complete the mergers as soon as practicable and expect the closing of the mergers to occur in the second quarter of 2018. However, the mergers are subject to the satisfaction or waiver of various conditions, and it is possible that factors outside the control of BioCryst and Idera could result in the mergers being completed at a later time or not at all. There may be a substantial amount of time between the BioCryst and Idera special meetings and the completion of the mergers.

The Merger Agreement

Merger Consideration (see page 116)

        At the effective time of the mergers, each issued and outstanding share of Idera common stock (other than shares held by Idera, BioCryst, Holdco, Merger Sub A or Merger Sub B, or any subsidiary of each of the aforementioned entities, or by Idera as treasury shares, which will cease to remain outstanding and will be canceled and retired and cease to exist) will be converted into the right to receive 0.20 fully paid and nonassessable shares of Holdco common stock, with cash paid in lieu of fractional shares.

        At the effective time of the mergers, each issued and outstanding share of Idera preferred stock (other than shares held by Idera, BioCryst, Holdco, Merger Sub A or Merger Sub B, or any subsidiary of each of the aforementioned entities, or by Idera as treasury shares, which will cease to remain outstanding and will be canceled and retired and cease to exist) will be converted into the right to receive an amount of fully paid and nonassessable shares of Holdco common stock equal to (i) $1.00 divided by the 20-trading-day average trading price of Idera common stock, ending with the trading day prior to the third day prior to the closing date, multiplied by (ii) 0.20, with cash paid in lieu of fractional shares.

        At the effective time of the mergers, each issued outstanding share of BioCryst common stock (other than shares held by Idera, BioCryst, Holdco, Merger Sub A or Merger Sub B, or any subsidiary of each of the aforementioned entities, or by BioCryst as treasury shares, which will cease to remain outstanding and will be canceled and retired and cease to exist) will be converted into the right to receive 0.50 fully paid and nonassessable shares of Holdco common stock, with cash paid in lieu of fractional shares.

No Solicitation of Competing Proposals (see page 123)

        The merger agreement prohibits BioCryst and Idera from soliciting or engaging in discussions or negotiations with a third party with respect to a proposal for a competing transaction, including the acquisition of a significant interest in BioCryst common stock or assets or Idera common stock or assets. However, if, prior to obtaining approval from its stockholders, BioCryst or Idera, as the case may be, receives an unsolicited written proposal from a third party for a competing transaction that the BioCryst board or the Idera board, as applicable, among other things, determines in good faith (i) after consultation with its outside legal and financial advisors, is reasonably likely to lead to a proposal that is superior to the mergers and (ii) after consultation with its outside legal advisors, the failure to enter discussions regarding such proposal would constitute a breach of its fiduciary obligations under applicable law, BioCryst or Idera, as applicable, may furnish non-public information to and enter into discussions with, and only with, that third party regarding such competing transaction.

Treatment of Idera Stock Options and Warrants (see page 128)

        Idera Stock Options.    As of the effective time of the mergers, each Idera stock option that is outstanding and unexercised immediately prior to the effective time of the mergers, whether or not then vested or exercisable, will be assumed by Holdco and converted into a Holdco stock option. In addition, each such stock option will vest in full, other than Idera stock options held by an individual who is a party to a Severance and Change of Control Agreement (each, a "Severance and Change of Control Agreement"). Each converted Holdco stock option will be subject to the same terms and conditions (other than, in the case described above, vesting) as applied to the original Idera stock option immediately prior to the effective time of the mergers, except that it will be exercisable for that number of whole shares of Holdco common stock (rounded down to the nearest whole share) equal to the number of shares subject to the Idera stock option multiplied by the Idera exchange ratio (0.20), at an exercise price per share (rounded up to the nearest whole cent) equal to the exercise price per share applicable to the Idera stock option divided by the Idera exchange ratio. This treatment will be subject to certain provisions of the Code, as described in the merger agreement.

        Idera Warrants.    At the effective time of the mergers, each outstanding Idera warrant and Idera pre-funded warrant to purchase shares of Idera common stock ("Idera warrants") will be assumed by Holdco and converted into a warrant to acquire Holdco common stock on the same terms and conditions as applied to the Idera warrants immediately prior to the completion of the mergers, except that each Idera warrant and Idera pre-funded warrant (i) will cover a number of whole shares of Holdco common stock (rounded down to the nearest whole share) equal to the number of shares of Idera common stock subject to the Idera warrant or Idera pre-funded warrant, as applicable, multiplied by 0.20, and (ii) will have an exercise price per share of Holdco common stock (rounded up to the nearest whole cent) equal to the per share exercise price of the Idera warrant or Idera pre-funded warrant, as applicable, divided by 0.20.

Treatment of BioCryst Stock Options and RSUs (see page 129)

        BioCryst Stock Options.    As of the effective time of the mergers, each BioCryst stock option that is outstanding and unexercised immediately prior to the effective time of the mergers, whether or not then vested or exercisable, will vest in full and be assumed by Holdco and converted into a Holdco stock option. Each converted option will be subject to the same terms and conditions (other than vesting) as applied to the original BioCryst stock option immediately prior to the effective time of the mergers, except that it will be exercisable for that number of whole shares of Holdco common stock (rounded down to the nearest whole share) equal to the number of shares subject to the BioCryst stock option multiplied by the BioCryst exchange ratio (0.50), at an exercise price per share (rounded up to the nearest whole cent) equal to the exercise price per share applicable to the BioCryst stock option divided by BioCryst exchange ratio. This treatment will be subject to certain provisions of the Code, as described in the merger agreement.

        BioCryst RSUs.    As of the effective time of the mergers, each restricted stock unit covering BioCryst common stock (a "BioCryst RSU") that is outstanding immediately prior to the effective time of the mergers will be assumed by Holdco and will vest in full and be converted into a restricted stock unit covering Holdco common stock (a "Holdco RSU"). Each converted Holdco RSU will be subject to the same terms and conditions (other than vesting) as applied to the original BioCryst RSU immediately prior to the effective time of the mergers, except that it will be a restricted stock unit to acquire that number of whole shares of Holdco common stock (rounded down to the nearest whole share) equal to the number of shares subject to the BioCryst RSU multiplied the BioCryst exchange ratio.

Conditions to Completion of the Mergers (see page 131)

        Each party's obligation to consummate the mergers is conditioned upon the satisfaction (or, to the extent permitted by applicable law, waiver by such party) at or prior to the closing of the mergers of each of the following:

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  adoption of the merger agreement by holders of a majority of the issued outstanding shares of each of Idera common stock and BioCryst common stock entitled to vote thereon;

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  authorization of the listing on the Nasdaq of the shares of Holdco common stock to be issued to Idera stockholders and BioCryst stockholders pursuant to the mergers, subject to official notice of issuance;

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  effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part and the absence of a stop order in respect thereof;

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  absence of any law, order, injunction, decree, statute, rule or regulation by a governmental entity that prohibits, restrains or makes illegal the consummation of the mergers; and

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  the waiting period (and any extension thereof) applicable to the mergers under the HSR Act having expired or been earlier terminated, and any other antitrust, competition, investment, trade regulation or similar approval required under law having been obtained prior to the closing.

        In addition, the obligations of each of BioCryst and Holdco, on the one hand, and Idera, on the other hand, to effect the mergers is subject to the satisfaction or waiver of the following additional conditions:

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  the representations and warranties of the other party, other than the representations related to corporate organization, capitalization, the authority with respect to the execution, delivery, and performance of the merger agreement and the due and valid authorization and enforceability of the merger agreement, the fees payable to a financial advisor, broker or finder in connection with the transactions under the merger agreement, the delivery of an opinion from such party's financial advisor, and with respect to BioCryst only, the representation that none of Holdco, Merger Sub A or Merger Sub B has engaged in any business activity other than in connection with the merger agreement, and the non-occurrence of any event or development having a "material adverse effect" (as defined in "The Merger Agreement—Representations and Warranties" beginning on page 118 of this joint proxy statement/prospectus) on the other party since October 1, 2017, will be true and correct in all respects (without giving effect to any "materiality" (as defined in "The Merger Agreement—Representations and Warranties" beginning on page 118 of this joint proxy statement/prospectus) or material adverse effect qualifications contained in such representations and warranties) as of the closing date (other than those representations and warranties that address matters only as of a particular date, which need only be true and correct as of such date), except to the extent that any failures of such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect;

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  the representations and warranties of the other party relating to corporate organization, the authority with respect to the execution, delivery, and performance of the merger agreement and the due and valid authorization and enforceability of the merger agreement, the fees payable to a financial advisor, broker or finder in connection with the transactions under the merger agreement, the delivery of an opinion from such party's financial advisor, and with respect to BioCryst only, the representation that none of Holdco, Merger Sub A or Merger Sub B has engaged in any business activity other than in connection with the merger agreement, will be true and correct in all material respects (without giving effect to any materiality or material adverse effect qualifications contained in such representations and warranties) as of the closing date (except to the extent such representations or warranties address matters only as of a particular date, which need only be true and correct as of such date);

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  the representation and warranties of the other party relating to capitalization are true and correct in all respects as of the closing date (except to the extent such representations or warranties address matters only as of a particular date, which need only be true and correct as of such date), except for de minimis inaccuracies;

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  the representation and warranty of the other party relating to the non-occurrence of any event or development having a material adverse effect on the other party since October 1, 2017, will be true and correct in all respects as of the date of the merger agreement and as of the closing date;

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  receipt of a certificate executed by an executive officer of the other party certifying as to the satisfaction of the conditions described in the preceding four bullet points;

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  the other party (and, in the case of BioCryst, Holdco) having performed or complied with, in all material respects, all of its obligations under the merger agreement at or prior to the closing of the mergers and the other party shall have delivered a certificate executed by an executive officer of the other party certifying as to the satisfaction of this condition;

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  no change, event, development, condition, circumstance or effect will have occurred since the date of the merger agreement that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the other party;

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  with respect to BioCryst's and Holdco's obligations, BioCryst's receipt of an opinion from Skadden to the effect that the BioCryst merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code or, alternatively, the mergers together will be treated as an "exchange" described in Section 351 of the Code; and

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  with respect to Idera's obligation, Idera's receipt of an opinion from Latham to the effect that the mergers together will be treated as an "exchange" described in Section 351 of the Code.

Termination of the Merger Agreement (see page 133)

        BioCryst and Idera may mutually agree to terminate the merger agreement at any time. Either company may also terminate the merger agreement if the mergers are not completed by July 21, 2018 (regardless of whether such date is before or after the stockholders of the party approve the transactions), provided that the termination date shall be automatically extended to October 21, 2018 in the event that certain regulatory clearances have not yet been obtained. See the section entitled "The Merger Agreement—Termination of the Merger Agreement" beginning on page 133 of this joint proxy statement/prospectus for a discussion of these and other rights of each of BioCryst and Idera to terminate the merger agreement.

Expenses and Termination Fees (see page 134)

        Generally, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses, subject to the specific exceptions discussed in this joint proxy statement/prospectus where (i) BioCryst may be required to pay a termination fee of $25 million to Idera and Idera may be required to pay a termination fee of $25 million to BioCryst and (ii) either company may be required to pay the other company a fixed expense reimbursement amount of $6 million. See the section entitled "The Merger Agreement—Expenses and Termination Fees; Liability for Breach" beginning on page 134 of this joint proxy statement/prospectus for a discussion of the circumstances under which such termination fee will be required to be paid.

Voting and Support Agreements (see pages 38 and 46)

        Simultaneously with the execution of the merger agreement, each of BioCryst and Idera entered into a voting and support agreement with affiliates of Baker Brothers. Baker Brothers and its affiliates own approximately 14% of issued and outstanding BioCryst common stock and approximately 9% of issued and outstanding Idera common stock. Pursuant to the voting and support agreements, Baker Brothers has agreed, among other things, to vote its shares of BioCryst common stock and Idera common stock in favor of the adoption of the merger agreement at each of the BioCryst special meeting and the Idera special meeting respectively. In addition, Baker Brothers has agreed to be present at each of the BioCryst special meeting and the Idera special meeting for purposes of establishing a quorum.

Accounting Treatment (see page 140)

        Holdco prepares its financial statements in accordance with accounting principles generally accepted in the United States ("GAAP"). The mergers will be accounted for using the acquisition method of accounting. Although the business combination of Idera and BioCryst is a "merger of equals," GAAP requires that one of the two companies in the merger be designated as the acquirer for accounting purposes based on the evidence available. Accordingly, Idera will be treated as the acquirer for accounting purposes. In identifying Idera as the acquiring entity, the companies took into account the structure of the transaction, the composition of the governing body of the combined company and the designation of certain senior management positions of the combined company. As a result, the historical financial statements of Idera will become the historical financial statements of the combined company.

No Appraisal Rights (see page 171)

        Under the DGCL, none of the holders of shares of Idera common stock, Idera preferred stock or BioCryst common stock are entitled to exercise any appraisal rights in connection with the mergers or the other transactions contemplated by the merger agreement.

Risk Factors (see page 23)

        In deciding how to vote your shares of Idera common stock or BioCryst common stock, you should read carefully this entire joint proxy statement/prospectus, including the documents incorporated by reference herein and the annexes and exhibits hereto, and in particular, you should read the "Risk Factors" section beginning on page 23 of this joint proxy statement/prospectus. See also "Where You Can Find More Information" beginning on page 173 of this joint proxy statement/prospectus.

Comparison of Rights of Idera Stockholders, BioCryst Stockholders and Holdco Stockholders (see page 166)

        Idera stockholders and BioCryst stockholders receiving merger consideration will have rights different from their rights prior to the effective time of the mergers once they become stockholders of the combined company due to differences between the governing corporate documents of Idera and BioCryst, respectively, and the proposed governing corporate documents of Holdco. Please see the section entitled "Comparison of Rights of Idera Stockholders, BioCryst Stockholders and Holdco Stockholders" beginning on page 166 of this joint proxy statement/prospectus for a discussion of these differences.

Listing of Holdco Common Stock; De-Listing and Deregistration of Idera Stock and BioCryst Stock (see page 115)

        It is a condition to the completion of the mergers that the shares of Holdco common stock to be issued to Idera stockholders and BioCryst stockholders pursuant to the mergers be authorized for listing, and Idera and BioCryst have agreed to use their reasonable best efforts to cause such shares to be listed, on the Nasdaq subject to official notice of issuance. Upon completion of the mergers, shares of Idera common stock and shares of BioCryst common stock currently listed on the Nasdaq will cease to be listed on the Nasdaq and will be subsequently deregistered under the Exchange Act.

The Idera Special Meeting (see page 45)

        The Idera special meeting is scheduled to be held at 505 Eagleview Boulevard, Suite 212, Exton, Pennsylvania 19341 on [    •    ], 2018 at [    •    ], local time, subject to any adjournments or postponements thereof. The Idera special meeting is being held in order to consider and vote on:

  •
  the proposal to adopt the merger agreement, which is further described in the sections titled "The Mergers" and "The Merger Agreement," beginning on pages 53 and 116, respectively, of this joint proxy statement/prospectus; and

  •
  the proposal to approve, on a non-binding advisory basis, the compensation that may become payable to Idera's named executive officers that is based on or otherwise relates to the mergers.

        Only holders of record of Idera common stock at the close of business on [    •    ], 2018, the record date for the Idera special meeting, are entitled to notice of, and to vote at, the Idera special meeting or any adjournments or postponements thereof. At the close of business on the record date, [    •    ] shares of Idera common stock were issued and outstanding, approximately [    •    ]% of which were held by Idera's directors and executive officers and their affiliates. We currently expect that Idera's directors and executive officers will vote their shares in favor of each proposal being submitted to a vote of the Idera stockholders at the Idera special meeting, although no director or executive officer has entered into any agreement obligating him or her to do so.

        You may cast one vote for each share of Idera common stock you own. The proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Idera common stock entitled to vote on the proposal. Assuming a quorum is present, approval of, on a non-binding advisory basis, the compensation that may become payable to Idera's named executive officers that is based on or otherwise relates to the mergers requires the affirmative vote of the holders of a majority of the shares of Idera common stock present represented in person or by proxy at the Idera special meeting and voting on the proposal, although such vote will not be binding on Idera, the Idera board or any of its committees, or, following completion of the mergers, the combined company.

        If a quorum is not present, the Idera special meeting may be adjourned by the chairman of the Idera special meeting, to reconvene at the same or another place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken.

The BioCryst Special Meeting (see page 36)

        The BioCryst special meeting is scheduled to be held at BioCryst's corporate offices at 4505 Emperor Blvd., Suite 200, Durham, North Carolina 27703 on [    •    ], 2018 at [    •    ], local time,

subject to any adjournments or postponements thereof. The BioCryst special meeting is being held in order to consider and vote on:

  •
  the proposal to adopt the merger agreement, which is further described in the sections titled "The Mergers" and "The Merger Agreement," beginning on pages 53 and 116, respectively, of this joint proxy statement/prospectus;

  •
  the proposal to approve, on a non-binding advisory basis, the compensation that may become payable to BioCryst's named executive officers that is based on or otherwise relates to the mergers; and

  •
  the proposal to adjourn the BioCryst special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement.

        Only holders of record of BioCryst common stock at the close of business on [    •    ], 2018, the record date for the BioCryst special meeting, are entitled to notice of, and to vote at, the BioCryst special meeting or any adjournments or postponements thereof. At the close of business on the record date, [    •    ] shares of BioCryst common stock were issued and outstanding, approximately [    •    ]% of which were held by BioCryst's directors and executive officers and their affiliates. We currently expect that BioCryst's directors and executive officers will vote their shares in favor of each proposal being submitted to a vote of the BioCryst stockholders at the BioCryst special meeting, although no director or executive officer has entered into any agreement obligating him or her to do so.

        You may cast one vote for each share of BioCryst common stock you own. The proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the issued and outstanding shares of BioCryst common stock entitled to vote on the proposal. Assuming a quorum is present, approval of, on a non-binding advisory basis, the compensation that may become payable to BioCryst's named executive officers that is based on or otherwise relates to the mergers requires the affirmative vote of the holders of a majority of the shares of BioCryst common stock present in person or represented by proxy, at the BioCryst special meeting and voting on the proposal, although such vote will not be binding on BioCryst, the BioCryst board or any of its committees, or, following completion of the mergers, the combined company. Approval of the proposal to adjourn the BioCryst special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement requires the affirmative vote of holders of a majority of the issued and outstanding shares of BioCryst common stock present in person or represented by proxy at the BioCryst special meeting and voting on the proposal, assuming a quorum is present.

        If a quorum is not present, the BioCryst special meeting may be adjourned by the vote of the holders of a majority of the shares of BioCryst common stock present or represented by proxy and entitled to vote, to reconvene at the same or another place. If a quorum is present at the BioCryst special meeting but there are not sufficient votes at the time of the BioCryst special meeting to adopt the merger agreement, then BioCryst stockholders may be asked to vote on the BioCryst adjournment proposal. Notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken.

SUMMARY HISTORICAL FINANCIAL DATA

Summary Historical Financial Data of Idera

        The following statement of operations and comprehensive loss data for the years ended December 31, 2016, 2015 and 2014 and the balance sheet data as of December 31, 2016 and 2015 have been derived from the audited financial statements of Idera contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which is incorporated into this joint proxy statement/prospectus by reference. The statement of operations data and comprehensive loss data for the years ended December 31, 2013 and 2012 and the balance sheet data as of December 31, 2014, 2013 and 2012 have been derived from the audited financial statements of Idera not incorporated into this joint proxy statement/prospectus by reference.

        The statement of operations and comprehensive loss data for the nine months ended September 30, 2017 and 2016 and the balance sheet data as of September 30, 2017 have been derived from Idera's unaudited interim financial statements contained in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017, which is incorporated into this joint proxy statement/prospectus by reference. The financial data as of September 30, 2016 are derived from Idera's unaudited financial statements from Idera's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016, which is not incorporated by reference into this joint proxy statement/prospectus. These financial statements are unaudited, but, in the opinion of Idera's management, contain all adjustments necessary to present fairly Idera's financial position, results of operations and cash flows for the periods indicated.

        The information set forth below is only a summary and it is not necessarily indicative of the results of future operations of Idera, nor does it include the effects of the mergers. Interim results for the nine months ended as of September 30, 2017 are not necessarily indicative of, and are not projections for, the results to be expected for the fiscal year ended December 31, 2017.

        You should read this summary historical financial data together with the financial statements that are incorporated by reference into this joint proxy statement/prospectus and their accompanying notes and management's discussion and analysis of financial condition and results of operations of Idera contained in such reports.

	Year Ended December 31,					Nine Months Ended September 30,
	2016	2015	2014	2013	2012	2017	2016
	(In thousands, except share and per share data)
Statement of Operations and Comprehensive Loss Data:
Alliance revenue	$16,199	$249	$73	$47	$51	$729	$918

Operating expenses:
Research and development	39,824	33,699	27,493	10,475	13,673	40,288	28,817
General and administrative	15,132	15,396	11,332	7,741	6,279	11,888	11,601

Total operating expenses	54,956	49,095	38,825	18,216	19,952	52,176	40,418

Loss from operations	(38,757)	(48,846)	(38,752)	(18,169)	(19,901)	(51,447)	(39,500)
Other income (expense):
Decrease in fair value of warrant liability	—	—	—	—	675	—	—
Interest income	415	357	66	11	9	456	320
Interest expense	(80)	(105)	(27)	—	—	(40)	(63)
Foreign currency exchange gain (loss)	33	39	71	(68)	(23)	(27)	32

Net loss before extinguishment of convertible preferred stock, and preferred stock accretion and dividends	$(38,389)	$(48,555)	$(38,642)	$(18,226)	$(19,240)	$(51,058)	$(39,211)
Loss on extinguishment of convertible preferred stock, and preferred stock accretion and dividends	—	—	519	2,866	3,210	—	—

Net loss applicable to common stockholders	$(38,389)	$(48,555)	$(39,161)	$(21,092)	$(22,450)	$(51,058)	$(39,211)

Basic and diluted net loss per share applicable to common stockholders	$(0.30)	$(0.42)	$(0.47)	$(0.48)	$(0.81)	$(0.34)	$(0.32)

Shares used in computing basic and diluted net loss per common share applicable to common stockholders	127,597	115,092	82,827	43,906	27,639	149,385	121,332

Net loss	(38,389)	(48,555)	(38,642)	(18,226)	(19,240)	(51,058)	(39,211)
Other comprehensive gain (loss):
Unrealized gain (loss) on available-for-sale securities	117	(117)	(10)	(7)	—	17	133

Other comprehensive gain (loss):	117	(117)	(10)	(7)	—	17	133

Comprehensive loss	$(38,272)	$(48,672)	$(38,652)	$(18,233)	$(19,240)	$(51,041)	$(39,078)

	As of December 31,					As of September 30,
	2016	2015	2014	2013	2012	2017	2016
	(In thousands, except share and per share data)
Balance Sheet Data:
Cash, cash equivalents and investments	$109,014	$87,157	$48,571	$35,592	$10,096	$65,341	$53,418
Working capital	101,691	56,427	35,384	25,867	6,163	61,194	47,608
Total assets	113,231	92,276	51,426	36,867	10,823	70,749	58,478
Capital lease obligations	15	22	21	9	12	17	16
Note payable	501	762	870	—	—	285	569
Redeemable preferred stock	—	—	—	—	5,921	—	—
Accumulated deficit	(538,470)	(500,081)	(451,526)	(412,884)	(394,658)	(589,568)	(539,292)
Total stockholders' equity	103,349	83,582	43,402	32,452	706	62,080	49,872

Summary Historical Consolidated Financial Data of BioCryst

        The following statement of operations data for the years ended December 31, 2016, 2015 and 2014 and the balance sheet data as of December 31, 2016 and 2015 have been derived from the audited consolidated financial statements of BioCryst contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which is incorporated into this joint proxy statement/prospectus by reference. The statement of operations data for the years ended December 31, 2013 and 2012 and the balance sheet data as of December 31, 2014, 2013 and 2012 have been derived from the audited financial statements of BioCryst not incorporated into this joint proxy statement/prospectus by reference.

        The statement of operations data for the nine months ended September 30, 2017 and 2016 and the balance sheet data as of September 30, 2017 and 2016 have been derived from BioCryst's unaudited interim consolidated financial statements contained in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017, which is incorporated into this joint proxy statement/prospectus by reference. The financial data as of September 30, 2016 are derived from BioCryst's unaudited consolidated financial statements from BioCryst's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016, which is not incorporated by reference into this joint proxy statement/prospectus. These financial statements are unaudited, but, in the opinion of BioCryst's management, contain all adjustments necessary to present fairly BioCryst's financial position, results of operations and cash flows for the periods indicated.

        The information set forth below is only a summary and is not necessarily indicative of the results of future operations of BioCryst nor does it include the effects of the mergers. Interim results for the nine months ended and as of September 30, 2017 are not necessarily indicative of, and are not projections for, the results to be expected for the fiscal year ended December 31, 2017.

        You should read this summary historical financial data together with the financial statements that are incorporated by reference into this joint proxy statement/prospectus and their accompanying notes and management's discussion and analysis of the financial condition and results of operations of

BioCryst contained in such reports. For more information, see "Where You Can Find More Information" beginning on page 173 of this joint proxy statement/prospectus.

	December 31,					September 30,
	2016	2015	2014	2013	2012	2017	2016
	(In thousands, except per share amounts)
Statement of Operations Data:
Total revenues	$26,353	$48,257	$13,608	$17,331	$26,293	$21,296	$17,370
Cost of product sold	2,297	1,368	1	—	—	1,142	—
Research and development expenses	61,008	72,758	51,796	41,943	49,160	50,038	48,850
General and administrative expenses	11,253	13,047	7,461	6,007	9,130	9,235	8,692
Royalty expense	402	528	121	98	132	431	247
Restructuring costs	—	—	—	—	1,759	—	—
Loss from operations	(48,607)	(39,444)	(45,771)	(30,717)	(33,888)	(39,550)	(40,419)
Net loss	(55,144)	(43,019)	(45,189)	(30,108)	(39,081)	(46,239)	(50,641)
Basic and diluted net loss per share	$(0.75)	$(0.59)	$(0.68)	$(0.55)	$(0.79)	$(0.58)	$(0.69)
Weighted average shares outstanding	73,699	72,901	66,773	55,216	49,474	79,749	73,677

	December 31,					September 30,
	2016	2015	2014	2013	2012	2017	2016
	(In thousands)
Balance Sheet Data:
Cash, cash equivalents and investments	$65,122	$100,858	$114,038	$40,788	$37,058	$169,285	$68,697
Receivables	8,768	6,243	9,490	2,115	4,562	8,985	5,968
Inventory	500	1,612	683	—	—	—	2,232
Total assets	89,847	122,359	134,238	45,791	53,925	191,492	—
Long-term deferred revenue	8,184	9,674	3,552	4,736	5,920	296	2,282
Non-recourse notes payable	28,243	27,804	27,364	26,925	26,486	28,572	28,133
Senior credit facility	22,777	—	—	—	—	18,379	22,665
Accumulated deficit	(566,061)	(510,917)	(467,898)	(422,709)	(392,601)	(612,300)	(561,558)
Total stockholders' equity (deficit)	1,578	47,724	75,635	(1,126)	(454)	100,632	3,993

UNAUDITED EQUIVALENT AND COMPARATIVE PER SHARE DATA

        Presented below are BioCryst's and Idera's historical per share data for the nine months ended September 30, 2017 and the year ended December 31, 2016 and unaudited pro forma combined per share data for the nine months ended September 30, 2017 and the year ended December 31, 2016. This information should be read together with the consolidated financial statements, in the case of BioCryst, the financial statements, in the case of Idera, and related notes of BioCryst and Idera that are incorporated by reference in this joint proxy statement/prospectus and with the unaudited pro forma combined financial data included under "Selected Unaudited Pro Forma Combined Financial Information of Idera and BioCryst" beginning on page 141 of this joint proxy statement/prospectus. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the mergers had been completed as of the beginning of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined company. The historical book value per share is computed by dividing total stockholders' equity (deficit) by the number of shares of common stock issued and outstanding at the end of the period. The pro forma income (loss) per share of the combined company is computed by dividing the pro forma income (loss) by the pro forma weighted average number of shares issued and outstanding. The pro forma book value per share of the combined company is computed by dividing total pro forma stockholders' equity (deficit) by the pro forma number of shares of common stock issued and outstanding at the end of the period. The unaudited pro forma equivalent per share financial information for each company is computed by multiplying the Holdco unaudited pro forma combined per share amounts by the respective exchange ratio (0.20 shares of Holdco common stock for each share of Idera common stock and 0.50 shares of Holdco common stock for each share of BioCryst common stock).

BioCryst-Historical	Nine Months Ended September 30, 2017	Year Ended December 31, 2016
Loss per common share:
Basic	$(0.58)	$(0.75)
Diluted	$(0.58)	$(0.75)
Book value per share of common stock	$1.02	$0.02
Dividends per share of common stock	—	—

Idera-Historical	Nine Months Ended September 30, 2017	Year Ended December 31, 2016
Loss per common share:
Basic	$(0.34)	$(0.30)
Diluted	$(0.34)	$(0.30)
Book value per share of common stock	$0.41	$0.69
Dividends per share of common stock	—	—

Holdco pro forma combined amounts	Nine Months Ended September 30, 2017	Year Ended December 31, 2016
Earnings (Loss) per common share:
Basic	$(1.27)	$(1.33)
Diluted	$(1.27)	$(1.33)
Book value per share of common stock	$8.32	N/A
Dividends per share of common stock	N/A	N/A

BioCryst unaudited pro forma equivalent per share data	Nine Months Ended September 30, 2017	Year Ended December 31, 2016
Earnings per common share:
Basic	$(2.04)	$(2.02)
Diluted	$(2.04)	$(2.02)
Book value per share of common stock	$13.34	N/A
Dividends per share of common stock	N/A	N/A

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus contain, in addition to historical information, forward-looking statements within the meaning of the federal securities law regarding, among other things, future events or the future financial performance of Idera and BioCryst. Such statements are based upon current plans, estimates and expectations that are subject to various risks and uncertainties. The inclusion of forward-looking statements should not be regarded as a representation that such plans, estimates and expectations will be achieved. Words such as "anticipate," "expect," "project," "intend," "believe," "may," "will," "should," "plan," "could," "target," "contemplate," "estimate," "predict," "potential" and words and terms of similar substance used in connection with any discussion of future plans, actions or events identify forward-looking statements.

        Forward-looking statements relating to the transactions contemplated by the merger agreement include, but are not limited to: statements about the benefits of the transactions contemplated by the merger agreement between Idera and BioCryst, including future financial and operating results; Idera's and BioCryst's plans, objectives, expectations and intentions; the expected timing of completion of the transactions contemplated by the merger agreement; and other statements relating to the mergers that are not historical facts. Forward-looking statements are based on information currently available to Idera and BioCryst and involve estimates, expectations and projections. Investors are cautioned that all such forward-looking statements are subject to risks and uncertainties, and important factors could cause actual events or results to differ materially from Idera's and BioCryst's plans. With respect to the transactions contemplated by the merger agreement between Idera and BioCryst, these factors, in addition to those set forth under "Risk Factors," beginning on page 23 of this joint proxy statement/prospectus, could include, but are not limited to: Idera or BioCryst may be unable to obtain stockholder approval as required for the mergers; conditions to the closing of the mergers may not be satisfied; the mergers may involve unexpected costs, liabilities or delays; the effect of the announcement of the mergers on the ability of Idera or BioCryst to retain and hire key personnel and maintain relationships with patients, doctors and others with whom Idera or BioCryst does business, or on Idera's or BioCryst's operating results and business generally; Idera's or BioCryst's respective businesses may suffer as a result of uncertainty surrounding the mergers and disruption of management's attention due to the mergers; the outcome of any legal proceedings related to the mergers; Idera or BioCryst may be adversely affected by other economic, business, and/or competitive factors; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; risks that the mergers disrupt current plans and operations and the potential difficulties in employee retention as a result of the mergers; the risk that Idera or BioCryst may be unable to obtain governmental and regulatory approvals required for the transactions, or that required governmental and regulatory approvals may delay the transactions or result in the imposition of conditions that could reduce the anticipated benefits from the transactions contemplated by the merger agreement or cause the parties to abandon the transactions contemplated by the merger agreement; risks that the anticipated benefits of the mergers or other commercial opportunities may otherwise not be fully realized or may take longer to realize than expected; the impact of legislative, regulatory, competitive and technological changes; risks relating to the value of the new holding company shares to be issued in the mergers; expectations for future clinical trials, the timing and potential outcomes of clinical studies and interactions with regulatory authorities; other risks to the consummation of the mergers, including the risk that the mergers will not be consummated within the expected time period or at all; the risk that the credit ratings of the combined company or its subsidiaries may be different from what the companies expect; economic and foreign exchange rate volatility; the continued strength of the medical and pharmaceutical markets; the timing, success and market reception for Idera's and BioCryst's products; the possibility of new technologies outdating Idera's or BioCryst's products; continued support of Idera's or BioCryst's products by influential medical professionals; reliance on and integration of information technology systems; the risks associated with assumptions the parties make in connection with the parties' critical accounting estimates and legal proceedings; and the potential of international unrest, economic downturn or effects of currencies, tax assessments, tax adjustments, anticipated tax rates, raw material costs or availability, benefit or retirement plan costs, or other regulatory compliance costs.

        Additional factors that may affect the future results of Idera and BioCryst are set forth in their respective filings with the SEC, including each of Idera's and BioCryst's most recently filed Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC, which are available on the SEC's website at www.sec.gov. See in particular Item 1A of Idera's Annual Report on Form 10-K for the fiscal year ended December 31, 2016 under the heading "Risk Factors" and Item 1A of BioCryst's Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 under the heading "Risk Factors." The risks and uncertainties described above and in Idera's most recent Annual Report on Form 10-K and BioCryst's most recent Quarterly Report on Form 10-Q are not exclusive and further information concerning Idera and BioCryst and their respective businesses, including factors that potentially could materially affect their respective businesses, financial condition or operating results, may emerge from time to time. Readers should also carefully review the risk factors described in other documents that Idera and BioCryst file from time to time with the SEC.

        Many of these risks, uncertainties and assumptions are beyond Idera's or BioCryst's ability to control or predict. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the information currently available to the parties on the date they are made, and neither Idera nor BioCryst undertakes any obligation to update publicly or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this communication. Nothing in this communication is intended, or is to be construed, as a profit forecast or to be interpreted to mean that earnings per Idera share or BioCryst share for the current or any future financial years or those of the combined company, will necessarily match or exceed the historical published earnings per Idera share or BioCryst share, as applicable. Neither Idera nor BioCryst gives any assurance (1) that either Idera, BioCryst or the combined company will achieve its expectations, or (2) concerning any result or the timing thereof, in each case, with respect to any regulatory action, administrative proceedings, government investigations, litigation, warning letters, consent decree, cost reductions, business strategies, earnings or revenue trends or future financial results. All subsequent written and oral forward-looking statements concerning Idera, BioCryst, the transactions contemplated by the merger agreement, the combined company or other matters and attributable to Idera or BioCryst or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above.

RISK FACTORS

        In addition to the other information included and incorporated by reference in this joint proxy statement/prospectus, including the matters addressed in the section entitled "Cautionary Statement Regarding Forward-Looking Statements," you should carefully consider the following risks before deciding how to vote. In addition, you should read and consider the risks associated with each of the businesses of Idera and BioCryst because these risks will also affect the combined company. These risks can be found in the Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and any amendments thereto, in the case of Idera, and in the Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and any amendments thereto, in the case of BioCryst, as such risks may be updated or supplemented in each company's subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, which are incorporated by reference into this joint proxy statement/prospectus. You should also read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference in this joint proxy statement/prospectus. See the section entitled "Where You Can Find More Information" beginning on page 173 of this joint proxy statement/prospectus.

Risk Factors Relating to the Mergers

BioCryst stockholders and Idera stockholders cannot be sure of the value of the merger consideration they will receive.

        BioCryst stockholders and Idera stockholders will receive a fixed number of shares of Holdco common stock in the BioCryst merger and the Idera merger, respectively, rather than a number of shares of Holdco common stock with a particular fixed market value. The market values of BioCryst common stock and Idera common stock at the effective time may vary significantly from their prices on the date prior to the date the merger agreement was executed, the date of this joint proxy statement/prospectus or the date on which BioCryst stockholders and Idera stockholders vote on the proposal to adopt the merger agreement. Because the exchange ratios are fixed and will not be adjusted to reflect any changes in the market prices of BioCryst common stock or Idera common stock, the market value of the Holdco common stock issued in the BioCryst merger or the Idera merger, as applicable, and the BioCryst common stock and Idera common stock surrendered in the BioCryst merger and the Idera merger, respectively, may be higher or lower than the values of these shares on earlier dates. All of the merger consideration to be received by BioCryst stockholders and Idera stockholders will be Holdco common stock (other than cash in lieu of fractional shares received by BioCryst stockholders and Idera stockholders). At the time of the special meetings, BioCryst stockholders and Idera stockholders will not know or be able to determine the value of the Holdco common stock they may receive upon completion of the mergers. Changes in the market prices of BioCryst common stock and Idera common stock may result from a variety of factors that are beyond the control of BioCryst or Idera, including changes in their respective businesses, operations and prospects, regulatory considerations, governmental actions, and legal proceedings and other developments. Market assessments of the benefits of the mergers, the likelihood that the mergers will be completed and general and industry-specific market and economic conditions may also have an effect on the market price of BioCryst common stock and Idera common stock. Changes in market prices of BioCryst common stock and Idera common stock may also be caused by fluctuations and developments affecting industry-specific and general economic and market conditions and may have an adverse effect on BioCryst common stock and Idera common stock prior to the consummation of the mergers.

        Neither BioCryst nor Idera is permitted to terminate the merger agreement solely because of changes in the market prices of either party's common stock. In addition, the market values of BioCryst common stock and Idera common stock may vary significantly from the date of the special meetings to the date of the completion of the mergers. You are urged to obtain up-to-date prices for BioCryst common stock and Idera common stock. There is no assurance that the mergers will be completed, that there will not be a delay in the completion of the mergers or that all or any of the anticipated benefits of the mergers will be obtained. For ranges of historic prices of BioCryst common stock and Idera common stock, see "Comparative Stock Price Data and Dividends" beginning on page 155 of this joint proxy statement/prospectus.

The market price for Holdco common stock may be affected by factors different from those that historically have affected BioCryst common stock and Idera common stock.

        Upon completion of the mergers, holders of shares of BioCryst common stock (other than any shares held in treasury), holders of shares of Idera common stock (other than any shares held in treasury) and holders of Idera preferred stock will become holders of shares of Holdco common stock. BioCryst and Idera each have businesses that differ from each other. Accordingly, the results of operations of Holdco will be affected by some factors that are different from those currently affecting the results of operations of each of BioCryst and Idera. For a discussion of the businesses of BioCryst and Idera and of some important factors to consider in connection with those businesses, see the documents incorporated by reference in this joint proxy statement/prospectus and referred to under "Where You Can Find More Information" beginning on page 173 of this joint proxy statement/prospectus.

Any delay in completing the mergers may reduce or eliminate the benefits expected to be achieved thereunder.

        The mergers are subject to a number of conditions beyond BioCryst's and Idera's control that may prevent, delay or otherwise materially adversely affect their completion. We cannot predict whether and when these other conditions will be satisfied. Any delay in completing the mergers could cause the combined company not to realize, or to be delayed in realizing, some or all of the synergies and other benefits that we expect to achieve if the mergers are successfully completed within their expected time frame. See "The Merger Agreement—Conditions to Completion of the Mergers" beginning on page 131 of this joint proxy statement/prospectus.

BioCryst and Idera will be subject to business uncertainties while the mergers are pending, which may cause a loss of management personnel and other key employees which could adversely affect the future business and operations of the combined company.

        Uncertainty about the completion or effect of the mergers may affect the relationship between BioCryst and Idera and their respective patients, doctors, licensors and licensees and may have an adverse effect on BioCryst and/or Idera, and consequently on the combined company. These uncertainties may cause patients, doctors, licensors and others that deal with the parties to seek to change existing business relationships with them and to delay or defer decisions concerning BioCryst or Idera. Changes to existing business relationships, including termination or modification, could negatively affect each of BioCryst's and Idera's revenues, earnings and cash flow, as well as the market price of its common stock.

        BioCryst and Idera are dependent on the experience and industry knowledge of their respective officers and other key employees to execute their business plans. The combined company's success after the mergers will depend in part upon the ability of BioCryst and Idera to retain key management personnel and other key employees. Current and prospective employees of BioCryst and Idera may experience uncertainty about their roles within the combined company following the mergers, which may have an adverse effect on the ability of each of BioCryst and Idera to attract or retain key management and other key personnel. If key employees depart because of issues related to the uncertainty and difficulty of integration or a desire not to remain with the businesses, the combined company's business following the consummation of the mergers could be negatively impacted. Accordingly, no assurance can be given that the combined company will be able to attract or retain key management personnel and other key employees of BioCryst and Idera to the same extent that BioCryst and Idera have previously been able to attract or retain their own employees. A failure by

BioCryst, Idera or, following the completion of the mergers, the combined company to attract, retain and motivate executives and other key employees during the period prior to or after the completion of the mergers could have a negative impact on their respective businesses.

BioCryst and Idera will be subject to certain contractual restrictions while the mergers are pending.

        The merger agreement restricts each of BioCryst and Idera from making certain acquisitions and divestitures, entering into certain contracts, incurring certain indebtedness and expenditures, paying dividends, repurchasing or issuing securities outside of existing equity award programs, and taking other specified actions, if outside the ordinary course of business consistent with past practice, until the earlier of the completion of the mergers or the termination of the merger agreement without the consent of the other party. These restrictions may prevent BioCryst and/or Idera from pursuing attractive business opportunities that may arise prior to the completion of the mergers and could have the effect of delaying or preventing other strategic transactions. Adverse effects arising from the pendency of the mergers could be exacerbated by any delays in consummation of the mergers or the termination of the merger agreement. See the section entitled "The Merger Agreement—Conduct of Business Pending the Effective Time" beginning on page 120 of this joint proxy statement/prospectus.

Third parties may terminate or alter existing contracts or relationships with BioCryst or Idera.

        Each of BioCryst and Idera has contracts with doctors, vendors, landlords, licensors, joint venture partners, and other business partners which may require BioCryst or Idera, as applicable, to obtain consent from these other parties in connection with the mergers. If these consents cannot be obtained, the counterparties to these contracts and other third parties with which BioCryst and/or Idera currently have relationships may have the ability to terminate, reduce the scope of or otherwise materially adversely alter their relationships with either or both parties in anticipation of the mergers, or with the combined company following the mergers. The pursuit of such rights may result in BioCryst, Idera or the combined company suffering a loss of potential future revenue or incurring liabilities in connection with a breach of such agreements and may lose rights that are material to its business. Any such disruptions could limit the combined company's ability to achieve the anticipated benefits of the mergers. The adverse effect of such disruptions could also be exacerbated by a delay in the completion of the mergers or the termination of the merger agreement.

Idera or BioCryst may waive one or more of the closing conditions without re-soliciting stockholder approval.

        Idera or BioCryst may determine to waive, in whole or in part, one or more of the conditions to its obligations to consummate the mergers. Idera or BioCryst currently expect to evaluate the materiality of any waiver and its effect on Idera stockholders or BioCryst stockholders, as applicable, in light of the facts and circumstances at the time to determine whether any amendment of this joint proxy statement/prospectus or any re-solicitation of proxies or voting cards is required in light of such waiver. Any determination whether to waive any condition to the mergers or as to re-soliciting stockholder approval or amending this joint proxy statement/prospectus as a result of a waiver will be made by Idera or BioCryst, as applicable, at the time of such waiver based on the facts and circumstances as they exist at that time.

The merger agreement may be terminated in accordance with its terms and the mergers may not be completed.

        The completion of the mergers is subject to the satisfaction or waiver of a number of conditions. Those conditions include: (i) the adoption of the merger agreement by the affirmative vote of the holders of a majority of all issued and outstanding shares of Idera common stock and BioCryst common stock, respectively, entitled to vote thereon; (ii) the authorization of the shares of Holdco common stock to be issued to Idera stockholders and BioCryst stockholders for listing on the Nasdaq, subject to official notice of issuance; (iii) the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part and the absence of any stop order in respect thereof; (iv) the absence of certain governmental restraints or prohibitions preventing consummation of the mergers; (v) the receipt of certain regulatory approvals under competition laws, including the termination or expiration of the waiting period under the HSR Act; (vi) the truth and correctness of the representations and warranties made by both parties (generally subject to certain materiality and material adverse effect qualifiers); (vii) the receipt by both parties of a certificate certifying that the aforementioned representations and warranties conditions and performance conditions have been satisfied; (viii) the performance by Idera and BioCryst of their respective obligations under the merger agreement in all material respects; (ix) the receipt by BioCryst of an opinion from Skadden to the effect that the BioCryst merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code or, alternatively, the mergers together will be treated as an "exchange" described in Section 351 of the Code; and (x) the receipt by Idera of an opinion from Latham to the effect that the mergers together will be treated as an "exchange" described in Section 351 of the Code.

        These conditions to the closing may not be fulfilled and, accordingly, the mergers may not be completed. In addition, if the mergers are not completed by July 21, 2018 (subject to extension to October 21, 2018, by either party if certain antitrust-related conditions to the closing have not been satisfied), either Idera or BioCryst may choose not to proceed with the mergers and to terminate the merger agreement, and the parties can mutually decide to terminate the merger agreement at any time prior to the consummation of the mergers, before or after the required Idera stockholder and BioCryst stockholder approvals. In addition, Idera or BioCryst may elect to terminate the merger agreement in certain other circumstances. If the merger agreement is terminated, Idera and BioCryst may incur substantial fees in connection with termination of the merger agreement, will not recognize the anticipated benefits of the mergers and each party may be adversely affected by a number of factors including the inability to pursue other beneficial opportunities and the focus of their respective managements on the mergers for an extended period of time rather than on management opportunities or other issues. The market price of Idera common stock and/or BioCryst common stock might decline as a result of any such failures to the extent that the current market prices reflect a market assumption that the mergers will be completed. See the section entitled "The Merger Agreement—Termination of the Merger Agreement" beginning on page 133 of this joint proxy statement/prospectus.

BioCryst and Idera will incur significant transaction costs in connection with the mergers.

        BioCryst and Idera have incurred and expect to incur a number of nonrecurring costs associated with the mergers. These costs and expenses include financial advisory, legal, accounting, consulting and other advisory fees and expenses, reorganization and restructuring costs, severance/employee benefit-related expenses, public company filing fees and other regulatory expenses, printing expenses and other related charges. Some of these costs are payable by BioCryst and Idera regardless of whether the mergers are completed.

Failure to complete the mergers could negatively impact the stock prices and the future business and financial results of BioCryst and Idera.

        Completion of the mergers is not assured and is subject to risks, including the risks that approval of the transactions by BioCryst stockholders and Idera stockholders or by governmental entities will not be obtained or that certain other closing conditions will not be satisfied. If the mergers are not completed, the ongoing businesses and financial results of BioCryst and/or Idera may be adversely affected and BioCryst and/or Idera will be subject to several risks, including the following:

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  having to pay certain significant costs relating to the mergers without receiving the benefits of the mergers, including, in certain circumstances, a termination fee of $25 million or a fixed expense reimbursement amount of $6 million;

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  the potential loss of key personnel during the pendency of the mergers as employees may experience uncertainty about their future roles with the combined company;

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  BioCryst and Idera will have been subject to certain restrictions on the conduct of their businesses which may have prevented them from making certain acquisitions or dispositions or pursuing certain business opportunities while the mergers were pending; and

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  having had the focus of each companies' management on the mergers instead of on pursuing other opportunities that could have been beneficial to the companies.

        If the mergers are not completed, BioCryst and Idera cannot assure their stockholders that these risks will not materialize and will not materially adversely affect the businesses, financial results and stock prices of BioCryst or Idera.

The merger agreement contains provisions that could discourage a potential competing acquirer of either BioCryst or Idera.

        The merger agreement contains "no shop" provisions that generally restrict each of BioCryst's and Idera's ability to solicit, initiate or knowingly encourage and induce, or take any other action designed to facilitate competing third-party proposals relating to a merger, reorganization or consolidation of the company or an acquisition of the company's stock or assets. Further, even if the BioCryst board or the Idera board withdraws or qualifies its recommendation with respect to the mergers, BioCryst or Idera, as the case may be, will still be required to submit each of their merger-related proposals to a vote at their respective special meetings. In addition, the other party generally has an opportunity to offer to modify the terms of the merger agreement in response to any competing acquisition proposals before the board of directors of the company that has received a third-party proposal may withdraw or qualify its recommendation with respect to the mergers. In addition, under specified circumstances, BioCryst or Idera may be required to pay a termination fee of $25 million and a fixed reimbursement amount of $6 million if the mergers are not consummated. See the sections entitled "The Merger Agreement—No Solicitation of Competing Proposals," "The Merger Agreement—Termination of the Merger Agreement" and "The Merger Agreement—Expenses and Termination Fees; Liability for Breach" beginning on pages 123, 133 and 134, respectively, of this joint proxy statement/prospectus for a discussion of these provisions.

        These provisions could discourage a potential third-party acquirer that might have an interest in acquiring all or a significant portion of BioCryst or Idera from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than the market value of Holdco shares to be received in the mergers or might result in a potential third-party acquirer proposing to pay a lower price to the stockholders than it might otherwise have proposed to pay because of the added expense of the $25 million termination fee and a fixed expense reimbursement amount of $6 million that may become payable in certain circumstances.

        If the merger agreement is terminated and either BioCryst or Idera determines to seek another business combination, it may not be able to negotiate a transaction with another party on terms comparable to, or better than, the terms of the mergers.

The fairness opinions obtained by the BioCryst board and the Idera board from their financial advisors will not reflect changes in circumstances between signing the merger agreement and the completion of the mergers.

        Neither the BioCryst board nor the Idera board has obtained an updated fairness opinion as of the date of this joint proxy statement/prospectus from J.P. Morgan, BioCryst's financial advisor, or Goldman Sachs, Idera's financial advisor.

        Changes in the operations and prospects of BioCryst or Idera, general market and economic conditions and other factors that may be beyond the control of BioCryst and Idera, and on which the fairness opinions were based, may alter the value of BioCryst or Idera or the prices of shares of BioCryst common stock or Idera common stock by the time the mergers are completed. The opinions do not speak as of the time the mergers will be completed or as of any date other than the dates of such opinions. Because neither BioCryst nor Idera anticipates asking its financial advisor to update its opinion, the January 21, 2018 opinions do not and will not address the fairness of the exchange ratios, from a financial point of view, at the time the mergers are completed. The Goldman Sachs and J.P. Morgan opinions are attached as Annexes B and C, respectively, to this joint proxy statement/prospectus. For a description of the opinion that the BioCryst board received from its financial advisor and a summary of the material financial analyses provided to the BioCryst board in connection with rendering such opinion, please refer to "The Mergers—Opinion of BioCryst's Financial Advisor—J.P. Morgan" beginning on page 94 of this joint proxy statement/prospectus. For a description of the opinion that the Idera board received from its financial advisor and a summary of the material financial analyses provided to the Idera board in connection with rendering such opinion, please refer to "The Mergers—Opinion of Idera's Financial Advisor—Goldman Sachs" beginning on page 84 of this joint proxy statement/prospectus. For a description of the other factors considered by the BioCryst board in determining to approve the merger agreement and the mergers, please refer to "The Mergers—BioCryst's Reasons for the Mergers; Recommendation of the BioCryst Board" beginning on page 71 of this joint proxy statement/prospectus. For a description of the other factors considered by the Idera board in determining to approve the mergers, please refer to "The Mergers—Idera's Reasons for the Mergers; Recommendation of the Idera Board" beginning on page 67 of this joint proxy statement/prospectus.

Executive officers and directors of each of BioCryst and Idera and certain affiliates of the executive officers and directors of Idera have certain interests in the mergers that may be different from, or in addition to, the interests of BioCryst stockholders and Idera stockholders generally.

        BioCryst's executive officers and Idera's executive officers negotiated the terms of the merger agreement. For additional information on these interests, see "The Mergers—Interests of BioCryst Directors and Executive Officers in the Mergers" and "The Mergers—Interests of Idera Directors, Executive Officers and Certain of their Affiliates in the Mergers" beginning on pages 106 and 99, respectively, of this joint proxy statement/prospectus.

        Upon completion of the mergers, the Holdco board will be comprised of nine members, consisting of four of Idera's current directors and four of BioCryst's current directors. Mr. Milano, currently a director and the chief executive officer of Idera, will serve as a director and as the chief executive officer of the combined company; Mr. Stonehouse, currently and director and the chief executive officer of BioCryst, will serve as a director of the combined company; and Mr. Ingram, currently the chairman of the BioCryst board, will serve as chairman of the Holdco board.

        The BioCryst and Idera boards were aware of these interests at the time each approved the mergers and the transactions contemplated by the merger agreement. These interests, including the continued employment of certain executive officers of BioCryst and Idera by the combined company, the continued positions of certain directors of BioCryst and Idera as directors of the combined company and the indemnification of former directors and officers by the combined company, may cause BioCryst's and Idera's directors and executive officers to view the proposal to adopt the merger agreement differently and more favorably than you may view it. See "The Mergers—Interests of BioCryst Directors and Executive Officers in the Mergers—Continued Service with the Combined Company," "The Mergers—Interests of BioCryst Directors and Executive Officers in the Mergers—Employee Benefits," "The Mergers—Interests of Idera Directors, Executive Officers and Certain of their Affiliates in the Mergers—Employee Benefits" and "The Mergers—Interests of Idera Directors, Executive Officers and Certain of their Affiliates in the Mergers—Indemnification and Insurance"

beginning on pages 106, 112, 103 and 103, respectively, of this joint proxy statement/prospectus for more information.

Current BioCryst stockholders and Idera stockholders will have a reduced ownership and voting interest in Holdco after the mergers compared to their respective interest in Idera or BioCryst.

        Current holders of BioCryst common stock and Idera common stock have the right to vote in the election of the board of directors and on other matters affecting BioCryst and Idera, respectively. Upon the completion of the mergers, each Idera stockholder and each BioCryst stockholder who receives shares of Holdco common stock will become a stockholder of the combined company with a percentage ownership of the combined company that is smaller than such stockholder's percentage ownership of Idera or BioCryst, respectively. It is currently expected that the Idera stockholders immediately prior to the effective time of the mergers as a group will receive shares in the mergers constituting approximately 48.4% of the shares of combined company common stock immediately after the mergers, and the BioCryst stockholders immediately prior to the effective time of the mergers as a group will receive shares in the mergers constituting approximately 51.6% of the shares of combined company common stock immediately after the mergers, each calculated on a fully diluted basis using the treasury stock method.

Shares of Holdco common stock to be received by BioCryst stockholders in the BioCryst merger and Idera stockholders in the Idera merger will have rights different from the shares of BioCryst common stock and Idera common stock, respectively.

        Upon completion of the mergers, BioCryst stockholders and Idera stockholders will no longer be BioCryst stockholders and/or Idera stockholders, as applicable, but will instead be Holdco stockholders. The rights of former BioCryst stockholders and Idera stockholders who become Holdco stockholders will be governed by the Holdco charter and the amended and restated bylaws of Holdco (the "Holdco bylaws"), each of which will be adopted, effective upon the effective time, in substantially the form attached as Annex D and Annex E, respectively, to this joint proxy statement/prospectus. The rights associated with shares of Holdco common stock are different from the rights associated with shares of BioCryst common stock or Idera common stock. See "Comparison of Rights of Idera Stockholders, BioCryst Stockholders and Holdco Stockholders" beginning on page 166 of this joint proxy statement/prospectus.

BioCryst stockholders and Idera stockholders will not be entitled to appraisal rights in the mergers.

        Appraisal rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. Under the DGCL, stockholders do not have appraisal rights if the shares of stock they hold, as of the record date for determination of stockholders entitled to vote at the meeting of stockholders to act upon a merger, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders. Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the merger agreement to accept for their shares anything other than (a) shares of stock of the surviving corporation, (b) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (c) cash instead of fractional shares or (d) any combination of clauses (a) through (c).

        Because BioCryst common stock is listed on the Nasdaq, a national securities exchange, and is expected to continue to be so listed on the record date for the BioCryst special meeting, and because BioCryst stockholders will receive shares of Holdco common stock in the BioCryst merger, which is expected to be listed on the Nasdaq upon the effective time, BioCryst stockholders will not be entitled to appraisal rights in the BioCryst merger with respect to their shares of BioCryst common stock. Similarly, Idera common stock is listed on the Nasdaq and is expected to continue to be so listed on the record date for the Idera special meeting. Because holders of Idera common stock and Idera preferred stock will also receive shares of Holdco common stock in the Idera merger, holders of Idera common stock and Idera preferred stock will also not be entitled to appraisal rights in the Idera merger with respect to their shares of Idera common stock or Idera preferred stock, respectively.

Risk Factors Relating to the Combined Company Following the Mergers

The combined company may be unable to integrate successfully the businesses of BioCryst and Idera and realize the anticipated benefits of the mergers.

        The success of the mergers will depend, in large part, on the ability of the combined company to realize the anticipated benefits, including cost savings, from combining the businesses of BioCryst and Idera. To realize these anticipated benefits, the businesses of BioCryst and Idera must be integrated successfully. This integration will be complex and time consuming. The failure to successfully integrate and manage the challenges presented by the integration process may result in the combined company not fully achieving the anticipated benefits of the mergers. Potential difficulties the combined company may encounter as part of the integration process, many of which may be beyond the control of management, include the following:

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  the inability to successfully combine the businesses of BioCryst and Idera in a manner that permits the combined company to achieve the full synergies anticipated to result from the mergers;

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  complexities and unanticipated issues associated with managing the combined businesses, including the challenge of integrating complex systems, technology, networks, financial procedures, communications programs and other assets, procedures or policies of each of the companies in a seamless manner that minimizes any adverse impact on patients, doctors and other constituencies;

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  coordinating geographically separated organizations, systems and facilities;

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  difficulties in managing a larger combined company, addressing possible differences in business backgrounds, corporate cultures and management philosophies and retaining key personnel;

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  unanticipated changes in applicable laws and regulations;

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  integrating the workforces of the two companies while maintaining focus on achieving strategic initiatives;

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  the possibility of faulty assumptions underlying expectations regarding the integration process; and

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  potential unknown liabilities and unforeseen increased or new expenses, delays or regulatory conditions associated with the mergers.

        In addition, BioCryst and Idera have operated and, until the completion of the mergers, will continue to operate independently. It is possible that the integration process could result in:

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  ongoing diversion of the attention of each company's management;

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  latent impacts resulting from the diversion of BioCryst's and Idera's respective management teams attention from ongoing business concerns as a result of the devotion of management's attention to the mergers and performance shortfalls at one or both of the companies;

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  disruption of existing relationships patients, doctors and business partners, including in connection with ongoing clinical trials; and

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  the disruption of, or the loss of momentum in, each company's ongoing clinical trials or discovery programs or inconsistencies in standards, controls, procedures and policies, any of which could adversely affect each company's ability to maintain relationships with patients, doctors, business partners, employees and other constituencies or BioCryst's and Idera's ability to achieve the anticipated benefits of the mergers, or which could adversely affect the business and financial results of the combined company.

The market price of Holdco's common stock may be volatile, and holders of Holdco's common stock could lose a significant portion of their investment due to drops in the market price of Holdco's common stock following completion of the mergers.

        The market price of the combined company's common stock may be volatile, and following completion of the mergers stockholders may not be able to resell their Holdco common stock at or above the price at which they acquired the common stock pursuant to the merger agreement or otherwise due to fluctuations in its market price, including changes in price caused by factors unrelated to the combined company's operating performance or prospects.

        Specific factors that may have a significant effect on the market price for Holdco's common stock include, among others, the following:

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  changes in the stock market analyst recommendations or earnings estimates regarding the combined company's common stock, other companies comparable to it or companies in the industries they serve;

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  actual or anticipated fluctuations in the combined company's operating results of future prospects;

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  reaction to public announcements by the combined company;

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  results of clinical trials, the timing and future outcome of clinical studies and interactions with regulatory authorities;

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  strategic actions taken by the combined company or its competitors, such as acquisitions or restructurings;

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  failure of the combined company to achieve the perceived benefits of the transactions, including financial results and anticipated synergies, as rapidly as or to the extent anticipated by financial or industry analysts;

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  adverse conditions in the financial market or general U.S. or international economic conditions, including those results from war, incidents of terrorism and responses to such events; and

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  sales of common stock by the combined company, members of its management team or significant stockholders.

The future results of the combined company will suffer if the combined company does not effectively manage its operations following the mergers.

        The combined company's future success depends, in part, upon its ability to manage the combined businesses of Idera and BioCryst, which will pose substantial challenges for management, including challenges related to the management and monitoring of new operations. There can be no assurances that the combined company will be successful or that it will realize the expected operating efficiencies, cost savings and other benefits currently anticipated from the mergers.

The combined company is expected to incur substantial expenses related to the mergers and the integration of BioCryst and Idera.

        The combined company is expected to incur substantial expenses in connection with the mergers and the integration of BioCryst and Idera. There are a large number of processes, policies, procedures, operations, technologies and systems that must be integrated, including purchasing, accounting and finance, payroll, research and development and benefits. While BioCryst and Idera have assumed that a certain level of expenses would be incurred, there are many factors beyond their control that could affect the total amount or the timing of the integration expenses. Moreover, many of the expenses that will be incurred are, by their nature, difficult to estimate accurately. These expenses could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings. These integration expenses likely will result in the combined company taking significant charges against earnings following the completion of the mergers, and the amount and timing of such charges are uncertain at present.

Holdco has no operating or financial history and the unaudited pro forma combined financial information included in this joint proxy statement/prospectus are preliminary. Therefore, the actual financial condition and results of operations of Holdco after the mergers may differ materially.

        Holdco has been recently incorporated in connection with the mergers and has no operating history or revenues. This joint proxy statement/prospectus includes unaudited pro forma condensed combined financial statements for Holdco, which we refer to as the pro forma combined financial information, that combines the audited historical consolidated financial statements of BioCryst for the year ended December 31, 2016 with the audited historical financial statements of Idera for the year ended December 31, 2016, and the unaudited historical consolidated financial statements of BioCryst for the nine months ended September 30, 2017 with the unaudited historical financial statements of Idera for the three months ended September 30, 2017, in each case, adjusted to give effect to the mergers, and should be read in conjunction with such financial statements and accompanying notes which are incorporated by reference in this joint proxy statement/prospectus. The unaudited pro forma condensed combined balance sheet of Holdco as of September 30, 2017 combines the unaudited historical balance sheets of BioCryst and Idera as of September 30, 2017 and gives pro forma effect to the mergers as if they had been consummated on September 30, 2017. The unaudited pro forma condensed combined statement of income for the year ended December 31, 2016 and for the nine months ended September 30, 2017 combines the BioCryst audited consolidated statements of income and the Idera audited statements of income for the fiscal year ended December 31, 2016, and the BioCryst unaudited consolidated statements of income and the Idera unaudited statements of income for the nine months ended September 30, 2017 respectively, in each case, giving effect to the mergers as if they had been consummated on January 1, 2016. The pro forma financial statements are presented for illustrative purposes only, are based on certain assumptions, address a hypothetical situation and reflect limited historical financial data. The pro forma financial statements do not include, among other things, estimated cost or growth synergies, adjustments related to restructuring or integration activities, future acquisitions or disposals not yet known or probable, including those that may be required by regulatory or governmental authorities in connection with the mergers, or impacts of merger-related change in control provisions that are currently not factually supportable and/or probable of occurring. Therefore, the pro forma financial statements are presented for informational purposes only and are not necessarily indicative of what the combined company's actual financial condition or results of operations would have been had the mergers been completed on the dates indicated. Accordingly, Holdco's business, assets, results of operations and financial condition may differ significantly from those indicated by the pro forma combined financial information included in this joint proxy statement/prospectus. For more information, see "Selected Unaudited Pro Forma Combined Financial Information of Idera and BioCryst" beginning on page 141 of this joint proxy statement/prospectus.

The financial analyses and forecasts considered by BioCryst and Idera and their respective financial advisors may not be realized, which may adversely affect the market price of Holdco common stock following the completion of the mergers.

        In performing their financial analyses and rendering their opinions regarding the fairness, from a financial point of view, of the BioCryst exchange ratio and Idera exchange ratio, as applicable, each of the respective financial advisors to BioCryst and Idera relied on, among other things, internal standalone financial analyses and forecasts as separately provided to each respective financial advisor by BioCryst and Idera. See "The Mergers—Certain Financial Forecasts Utilized by the BioCryst Board and BioCryst's Financial Advisor in Connection with the Mergers" and "The Mergers—Certain Financial Forecasts Utilized by the Idera Board and Idera's Financial Advisor in Connection with the Mergers" beginning on pages 80 and 76, respectively, of this joint proxy statement/prospectus. These analyses and forecasts were prepared by, or as directed by, the managements of BioCryst or Idera, as applicable. Since the forecasts cover a long period of time, the forecasts by their nature are unlikely to anticipate each circumstance that will have an effect on the commercial value of BioCryst's and Idera's product candidates and become subject to greater uncertainty with each successive year. None of these analyses or forecasts were prepared with a view towards public disclosure or compliance with the published guidelines of the SEC, GAAP, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts. These projections are inherently based on various estimates and assumptions that are subject to the judgment of those preparing them. These projections are also subject to significant economic, competitive, industry and other uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond the control of BioCryst and Idera. There can be no assurance that BioCryst's or Idera's financial condition or results of operations will be consistent with those set forth in such analyses and forecasts, which could have a material impact on the market price of Holdco common stock following the mergers.

Other Risk Factors of Idera and BioCryst

        Idera's and BioCryst's businesses are and will be subject to the risks described above. In addition, Idera's and BioCryst's businesses are, and will continue to be, subject to the risks described in Part I, Item 1A of Idera's Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and described in Part I, Item 1A of BioCryst's Annual Report on Form 10-K for the fiscal year ended December 31, 2016, each as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are or will be filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 173 of this joint proxy statement/prospectus for the location of information incorporated by reference in this joint proxy statement/prospectus.

THE COMPANIES

Nautilus Holdco, Inc.

        Nautilus Holdco, Inc. is a Delaware corporation and wholly owned subsidiary of BioCryst formed for the sole purpose of becoming the parent entity of each of Idera and BioCryst following the mergers.

Idera Pharmaceuticals, Inc.

        Idera is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel oligonucleotide therapeutics for oncology and rare diseases. Idera uses two distinct proprietary drug discovery technology platforms to design and develop drug candidates: its Toll-like receptor, or TLR, targeting technology and its nucleic acid chemistry technology (formerly referred to as Idera's third generation antisense, or 3GA technology). Idera developed these platforms based on its scientific expertise and pioneering work with synthetic oligonucleotides as therapeutic agents. Using its TLR targeting technology, Idera designs synthetic oligonucleotide-based drug candidates to modulate the activity of specific TLRs. Using its nucleic acid chemistry technology, Idera is developing drug candidates to turn off the messenger RNA, or mRNA, associated with disease causing genes. Idera believes that its nucleic acid chemistry technology may potentially reduce the immunotoxicity and increase the potency of earlier generation antisense and RNA interference, or RNAi, technologies.

        Idera's business strategy is focused on the clinical development of drug candidates for oncology and rare diseases characterized by small, well-defined patient populations with serious unmet medical needs. Idera believes that it can develop and commercialize these targeted therapies on its own. To the extent Idera seeks to develop drug candidates for broader disease indications, it has entered into and may explore additional collaborative alliances to support development and commercialization.

        Idera's common stock is traded on the Nasdaq under the symbol "IDRA." The principal executive offices of Idera are located at 167 Sidney Street, Cambridge, Massachusetts 02139, and its telephone number is (617) 679-5500. Idera maintains another office at 505 Eagleview Boulevard, Suite 212, Exton, Pennsylvania 19341.

BioCryst Pharmaceuticals, Inc.

        BioCryst is a biotechnology company that designs, optimizes and develops novel small molecule drugs that block key enzymes involved in the pathogenesis of diseases. BioCryst focuses on the treatment of rare diseases in which significant unmet medical needs exist and align with BioCryst's capabilities and expertise. BioCryst integrates the disciplines of biology, crystallography, medicinal chemistry and computer modeling to discover and develop small molecule pharmaceuticals through the process known as structure-guided drug design. Structure-guided drug design is a drug discovery approach by which BioCryst designs synthetic compounds from detailed structural knowledge of the active sites of enzyme targets associated with particular diseases. BioCryst uses X-ray crystallography, computer modeling of molecular structures and advanced chemistry techniques to focus on the three-dimensional molecular structure and active site characteristics of the enzymes that control cellular biology. Enzymes are proteins that act as catalysts for many vital biological reactions. BioCryst's goal generally is to design a compound that will fit in the active site of an enzyme and thereby prevent its catalytic activity.

        BioCryst's common stock is traded on the Nasdaq under the symbol "BCRX."

        The principal executive offices of BioCryst are located at 4505 Emperor Blvd., Suite 200, Durham, North Carolina 27703, and its telephone number is (919) 859-1302.

Island Merger Sub, Inc.

        Island Merger Sub, Inc. is a Delaware corporation and wholly owned subsidiary of Holdco formed for the sole purpose of effecting the Idera merger.

Boat Merger Sub, Inc.

        Boat Merger Sub, Inc. is a Delaware corporation and wholly owned subsidiary of Holdco formed for the sole purpose of effecting the BioCryst merger.

 THE BIOCRYST SPECIAL MEETING

        This joint proxy statement/prospectus is being provided to BioCryst stockholders as part of a solicitation of proxies by the BioCryst board for use at the BioCryst special meeting and at any adjournments or postponements of such special meeting. This joint proxy statement/prospectus provides BioCryst stockholders with information they need to know to be able to vote or instruct their vote to be cast at the BioCryst special meeting or any adjournment or postponement thereof and should be read carefully in its entirety. In addition, this joint proxy statement/prospectus constitutes a prospectus for Holdco in connection with the issuance by Holdco of its common stock pursuant to the merger agreement.

Date, Time and Place

        The BioCryst special meeting is scheduled to be held at 4505 Emperor Blvd., Suite 200, Durham, North Carolina 27703 on [    •    ], 2018 at [    •    ], local time, subject to any adjournments or postponements thereof.

Purpose of the BioCryst Special Meeting

        At the BioCryst special meeting, BioCryst stockholders will be asked to consider and vote on:

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  the proposal to adopt the merger agreement, which is further described in the sections titled "The Mergers" and "The Merger Agreement," beginning on pages 53 and 116, respectively, of this joint proxy statement/prospectus;

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  the proposal to approve, on a non-binding advisory basis, the compensation that may become payable to BioCryst's named executive officers that is based on or otherwise relates to the mergers, referred to below as the BioCryst merger-related compensation proposal; and

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  the proposal to adjourn the BioCryst special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger agreement proposal if there are not sufficient votes at the time of such adjournment to adopt the merger agreement, referred to as the "BioCryst adjournment proposal."

        Completion of the mergers is conditioned on, among other things, approval by BioCryst stockholders of the proposal to adopt the merger agreement.

Recommendation of the BioCryst Board

        BioCryst's board unanimously determined that the merger agreement and the transactions contemplated thereby, including the mergers and the compensatory arrangements between BioCryst and its named executive officers, are fair, advisable and in the best interests of BioCryst and its stockholders and approved the execution, delivery and performance by BioCryst of the merger agreement and the consummation of the transactions contemplated thereby, including the mergers.

        The BioCryst board unanimously recommends that BioCryst stockholders vote "FOR" the proposal to adopt the merger agreement, "FOR" the proposal to approve, on a non-binding advisory basis, the compensation that may become payable to BioCryst's named executive officers that is based on or otherwise relates to the mergers and "FOR" the proposal to adjourn the BioCryst special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement.

        This joint proxy statement/prospectus contains important information regarding these proposals and factors that BioCryst stockholders should consider when deciding how to cast their votes. BioCryst stockholders are encouraged to read carefully this joint proxy statement/prospectus in its entirety, including the annexes to and documents incorporated by reference into this joint proxy/prospectus, for more detailed information regarding the merger agreement and the transactions contemplated thereby, including the mergers.

Attendance at the BioCryst Special Meeting

        Only BioCryst stockholders of record as of the close of business on the record date, beneficial owners as of the close of business on the record date, holders of valid proxies for the BioCryst special meeting and invited guests of BioCryst may attend the BioCryst special meeting, and admission will be on a first-come, first-serve basis.

        All attendees should be prepared to present government-issued photo identification (such as a driver's license or passport) for admittance. The additional items, if any, that attendees must bring depend on whether they are stockholders of record, beneficial owners or proxy holders.

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  A BioCryst stockholder who holds shares directly registered in such stockholder's name with BioCryst's transfer agent, American Stock Transfer & Trust Company, LLC, who wishes to attend the BioCryst special meeting in person should bring government-issued photo identification.

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  A beneficial owner of BioCryst common stock who wishes to attend the BioCryst special meeting in person should bring:

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  government-issued photo identification; and

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  proof of beneficial ownership as of the record date (e.g., a letter from the broker, bank, trustee or other nominee that is the record owner of such beneficial owner's shares, a brokerage account statement or the voting instruction form provided by the broker).

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  A proxy holder who wishes to attend the BioCryst special meeting in person should bring:

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  government-issued photo identification;

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  the validly executed proxy naming such person as the proxy holder, signed by the BioCryst stockholder; and

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  proof of the signing stockholder's record ownership as of the record date.

        No cameras, recording equipment or other electronic devices will be allowed in the meeting room. Failure to provide the requested documents at the door or failure to comply with the procedures for the BioCryst special meeting may prevent stockholders from being admitted to the BioCryst special meeting.

        BioCryst is able to provide reasonable assistance to help persons with disabilities participate in the BioCryst special meeting if BioCryst is notified in writing in advance of requested accommodations. Please write to BioCryst's principal executive offices at 4505 Emperor Blvd., Suite 200, Durham, North Carolina 27703, Attention: Corporate Secretary.

BioCryst Record Date; Stockholders Entitled to Vote

        Only holders of record of BioCryst common stock at the close of business on [    •    ], 2018, the record date for the BioCryst special meeting, will be entitled to notice of, and to vote at, the BioCryst special meeting or any adjournments or postponements thereof.

        As of the close of business on the record date, there were [    •    ] shares of BioCryst common stock issued and outstanding, held by [    •    ] holders of record. A complete list of registered BioCryst stockholders entitled to vote at the BioCryst special meeting will be available for inspection at the principal place of business of BioCryst at 4505 Emperor Blvd., Suite 200, Durham, North Carolina

27703 during regular business hours for a period of no less than 10 days before the BioCryst special meeting and at the place of the BioCryst special meeting during the meeting.

BioCryst Voting and Support Agreement

        Simultaneously with the execution of the merger agreement, each of BioCryst and Idera entered into a voting and support agreement with affiliates of Baker Brothers. Baker Brothers is the beneficial owner of approximately 14% of issued and outstanding BioCryst common stock and approximately 9% of issued and outstanding Idera common stock. Pursuant to the voting and support agreements, Baker Brothers has agreed, among other things, to vote its shares of BioCryst common stock and Idera common stock in favor of the adoption of the merger agreement at each of the BioCryst special meeting and the Idera special meeting, respectively. In addition, Baker Brothers has agreed to be present at each of the BioCryst special meeting and the Idera special meeting for purposes of establishing a quorum.

Voting by BioCryst's Directors and Executive Officers

        At the close of business on the BioCryst record date, directors and executive officers of BioCryst and their affiliates were entitled to vote [    •    ] shares of BioCryst common stock, or approximately [    •    ]% of the shares of BioCryst common stock issued and outstanding on that date. We currently expect that BioCryst's directors and executive officers will vote their shares in favor of each proposal being submitted to a vote of the BioCryst stockholders at the BioCryst special meeting, although no director or officer has entered into any agreement obligating him or her to do so.

Quorum

        In order for business to be conducted at the BioCryst special meeting, a quorum must be present. A quorum requires the presence, in person or by proxy, of a majority of the issued and outstanding shares of BioCryst common stock entitled to vote at the BioCryst special meeting. For purposes of determining whether there is a quorum, all shares that are present will count towards the quorum, which will include proxies received but marked as abstentions and will exclude broker non-votes. Broker non-votes occur when a beneficial owner holding shares in "street name" does not instruct the broker, bank or other nominee that is the record owner of such stockholder's shares on how to vote those shares on a particular proposal.

        If a quorum is not present, the BioCryst special meeting may be adjourned by the vote of the holders of a majority of the shares of BioCryst common stock present or represented by proxy and entitled to vote, to reconvene at the same or another place. If a quorum is present at the BioCryst special meeting but there are not sufficient votes at the time of the BioCryst special meeting to adopt the merger agreement, then BioCryst stockholders may be asked to vote on the BioCryst adjournment proposal. Notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken.

Required Vote

        The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the issued and outstanding shares of BioCryst common stock entitled to vote on the proposal. Failures to vote, abstentions and broker non-votes will have the effect of a vote against the proposal. Pursuant to the voting and support agreement, Baker Brothers has agreed to vote in favor of the proposal to adopt the merger agreement.

        Approval of, on a non-binding advisory basis, the compensation that may become payable to BioCryst's named executive officers that is based on or otherwise relates to the mergers requires the affirmative vote of the holders of a majority of the shares of BioCryst common stock present, in person or represented by proxy, at the BioCryst special meeting and voting on the proposal, although such vote will not be binding on BioCryst, the BioCryst board or any of its committees, or, following completion of the mergers, the combined company. Abstentions, failures to vote (i.e., not submitting a proxy and not voting in person) and broker non-votes will have no effect on the proposal, assuming a quorum is present.

        Approval of the BioCryst adjournment proposal requires the affirmative vote of the holders of a majority of the shares of BioCryst common stock present, in person or represented by proxy, at the BioCryst special meeting and voting on the proposal. Abstentions, failures to vote (i.e., not submitting a proxy and not voting in person) and broker non-votes will have no effect on the outcome of the BioCryst adjournment proposal, assuming a quorum is present. Brokers, banks and other nominees do not have discretionary authority to vote on the adjournment proposal and will not be able to vote on the adjournment proposal absent instructions from the beneficial owner.

How to Vote

        BioCryst stockholders of record as of the close of business on the record date may have their shares voted by submitting a proxy or may vote in person at the BioCryst special meeting by following the instructions provided in the one-page notice regarding the Internet availability of proxy materials. BioCryst recommends that BioCryst stockholders entitled to vote submit a proxy even if they plan to attend the BioCryst special meeting.

        BioCryst stockholders who hold their shares beneficially in "street name" and wish to submit a proxy must provide instructions to the broker, bank, trustee or other nominee that holds their shares of record as to how to vote their shares with respect to all proposals to be voted on at the BioCryst special meeting. BioCryst stockholders who hold their shares beneficially and wish to vote in person at the BioCryst special meeting must obtain a "legal proxy."

        BioCryst stockholders of record may submit a proxy in one of three ways or vote in person at the BioCryst special meeting:

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  Internet:  BioCryst stockholders may submit their proxy over the Internet at the web address shown on their proxy card. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time, on [    •    ], 2018. Stockholders will be given an opportunity to confirm that their voting instructions have been properly recorded. BioCryst stockholders who submit a proxy this way should NOT send in their proxy card.

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  Telephone:  BioCryst stockholders may submit their proxy by calling the toll-free telephone number shown on their proxy card. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time, on [    •    ]. BioCryst stockholders who submit a proxy this way should NOT send in their proxy card.

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  Mail:  BioCryst stockholders may submit their proxy by properly completing, signing, dating and mailing their proxy card in the postage-paid envelope (if mailed in the United States) included with this joint proxy statement/prospectus. BioCryst stockholders who vote this way should mail the proxy card early enough so that it is received before the date of the BioCryst special meeting.

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  In Person:  BioCryst stockholders may vote in person at the BioCryst special meeting or by sending a representative with an acceptable proxy that has been signed and dated. Attendance at the BioCryst special meeting will not, however, in and of itself constitute a vote or a revocation of a prior proxy.

        BioCryst stockholders are encouraged to submit a proxy promptly. Each valid proxy received in time will be voted at the BioCryst special meeting according to the choice specified, if any. Executed but uninstructed proxies (i.e., proxies that are properly signed, dated and returned but are not marked to tell the proxies how to vote) will be voted in accordance with the recommendations of the BioCryst board.

Shares Held in Street Name

        BioCryst stockholders who hold shares of BioCryst common stock in a stock brokerage account or through a bank, broker or other nominee ("street name" stockholders) who wish to vote at the BioCryst special meeting should be provided a voting instruction form by the institution that holds their shares. If this has not occurred, contact the institution that holds your shares. A number of banks and brokerage firms participate in a program that also permits "street name" stockholders to direct their vote by telephone or over the Internet. If your shares are held in an account at a bank or brokerage firm that participates in such a program, you may direct the vote of these shares by telephone or over the Internet by following the voting instructions enclosed with the proxy form from the bank or brokerage firm. The Internet and telephone proxy procedures are designed to authenticate stockholders' identities, to allow stockholders to give their proxy voting instructions and to confirm that those instructions have been properly recorded. Votes directed by telephone or over the Internet through such a program must be received by [    •    ], on [    •    ], 2018. Directing the voting of your shares will not affect your right to vote in person if you decide to attend the BioCryst special meeting; however, you must first obtain a signed and properly executed legal proxy from your bank, broker or other nominee to vote your shares held in "street name" at the BioCryst special meeting. Requesting a legal proxy prior to the deadline described above will automatically cancel any voting directions you have previously given by telephone or over the Internet with respect to your shares.

        In accordance with the rules of the Nasdaq, brokers, banks and other nominees who hold shares of BioCryst common stock in "street name" for their customers do not have discretionary authority to vote the shares with respect to the proposal to adopt the merger agreement, the BioCryst merger-related compensation proposal, or the BioCryst adjournment proposal. Accordingly, if brokers, banks or other nominees do not receive specific voting instructions from the beneficial owner of such shares, they may not vote such shares with respect to these proposals. Under such circumstance, a broker non-vote would arise. Broker non-votes, if any, will not be considered present at the special meeting for purposes of determining whether a quorum is present at the special meeting, will have the same effect as a vote "AGAINST" the proposal to adopt the merger agreement and, assuming a quorum is present, will have no effect on the BioCryst merger-related compensation proposal or on the BioCryst adjournment proposal. Thus, for shares of BioCryst common stock held in "street name," only shares of BioCryst common stock affirmatively voted "FOR" the proposal to adopt the merger agreement will be counted as a vote in favor of such proposal.

Proxies and Revocation

        BioCryst stockholders of record may revoke their proxies at any time before their shares are voted at the BioCryst special meeting in any of the following ways:

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  sending a written notice of revocation to BioCryst at 4505 Emperor Blvd., Suite 200, Durham, North Carolina 27703, Attention: Corporate Secretary, which must be received before their shares are voted at the BioCryst special meeting;

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  properly submitting a new, later-dated proxy card, which must be received before their shares are voted at the BioCryst special meeting (in which case only the later-dated proxy is counted and the earlier proxy is revoked);

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  submitting a proxy via the Internet or by telephone at a later date, which must be received by [    •    ], on [    •    ], 2018 (in which case only the later-dated proxy is counted and the earlier proxy is revoked); or

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  attending the BioCryst special meeting and voting in person. Attendance at the BioCryst special meeting will not, however, in and of itself, constitute a vote or revocation of a prior proxy.

        BioCryst beneficial owners may change their voting instruction by submitting new voting instructions to the brokers, banks or other nominees that hold their shares of record or by requesting a "legal proxy" from such broker, bank or other nominee and voting in person at the BioCryst special meeting.

        BioCryst stockholders that hold their shares in "street name" through a broker, bank or other nominee will need to follow the instructions provided by their broker, bank or other nominee in order to revoke their proxies or submit new voting instructions.

Tabulation of Votes

        BioCryst has appointed Alane Barnes to serve as the Inspector of Election for the BioCryst special meeting. Alane Barnes will, among other things, determine the number of shares of BioCryst common stock represented at the BioCryst special meeting to confirm the existence of a quorum, determine the validity of all proxies and ballots and independently tabulate affirmative and negative votes and abstentions.

Solicitation of Proxies

        BioCryst is making this proxy solicitation both through the mail and Internet, although proxies may be solicited by personal interview, telephone, facsimile, letter, e-mail or otherwise. Certain of BioCryst's directors, officers and other employees, without additional compensation, may participate in the solicitation of proxies. BioCryst will pay the cost of this solicitation, including the reasonable charges and expenses of brokerage firms and others who forward solicitation materials to beneficial owners of BioCryst common stock. BioCryst has retained Innisfree M&A Incorporated, 501 Madison Avenue, 20th floor, New York, New York 10022 to act as proxy solicitor in conjunction with the meeting. We have agreed to pay that firm approximately $18,500 plus reasonable out of pocket expenses for their services.

Adjournments

        If a quorum is not present, the BioCryst special meeting may be adjourned by the vote of the holders of a majority of the shares of BioCryst common stock present or represented by proxy and entitled to vote, to reconvene at the same or another place. If a quorum is present at the BioCryst special meeting but there are not sufficient votes at the time of the BioCryst special meeting to adopt the merger agreement, then BioCryst stockholders may be asked to vote on the BioCryst adjournment proposal. Notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken.

Householding of Special Meeting Materials

        The SEC has adopted rules that permit companies and intermediaries such as banks, brokers or nominees to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. This process, which is commonly referred to as "householding," reduces the volume of duplicate information received at your household and helps reduce BioCryst's expenses. Unless BioCryst has received contrary instructions, BioCryst may send a single copy of this joint proxy statement/prospectus and notice to any household at which two or more stockholders with the same surname reside if BioCryst believes the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. We will promptly deliver a separate copy of our proxy statement to any stockholder upon written request to

BioCryst Pharmaceuticals, Inc., Attention: Corporate Secretary, 4505 Emperor Blvd., Suite 200, Durham, North Carolina 27703, telephone: (919) 859-1302. Any stockholder who wants to receive separate copies of our proxy statement or annual report to stockholders in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the stockholder's bank, broker or other nominee, or the stockholder may contact BioCryst at the above address and phone number.

Questions and Additional Information

        BioCryst stockholders may contact BioCryst's proxy solicitor, Innisfree M&A Incorporated, with any questions about the proposals or how to vote or to request additional copies of any materials at:

Innisfree M&A Incorporated
501 Madison Avenue, 20th floor
New York, New York 10022
Stockholders May Call Toll Free: 888-750-5834
Banks & Brokers May Call Collect: 212-750-5833

        BioCryst stockholders should not return their stock certificates or send documents representing BioCryst common stock with the proxy card. If the mergers are completed, the exchange agent for the BioCryst merger will send to BioCryst stockholders a letter of transmittal and related materials and instructions for exchanging shares of BioCryst common stock.

BIOCRYST PROPOSALS

BioCryst Proposal 1: The BioCryst Merger Proposal

        BioCryst stockholders are asked to approve the proposal to adopt the merger agreement. For a summary and detailed information regarding this proposal, see the information about the mergers and the merger agreement throughout this joint proxy statement/prospectus, including the information set forth in sections entitled "The Mergers" and "The Merger Agreement" beginning on pages 53 and 116, respectively, of this joint proxy statement/prospectus. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus.

        Pursuant to the merger agreement, approval of this proposal by BioCryst stockholders is a condition to the consummation of the mergers. If this proposal is not approved, the mergers will not be consummated.

        BioCryst is requesting that BioCryst stockholders approve the proposal to adopt the merger agreement. Approval of this proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of BioCryst common stock entitled to vote on the proposal at the BioCryst special meeting.

Recommendation of the BioCryst board

        The BioCryst board unanimously recommends that BioCryst stockholders vote "FOR" the proposal to adopt the merger agreement.

BioCryst Proposal 2: The BioCryst Merger-Related Compensation Proposal

        BioCryst stockholders are asked to approve, on a non-binding advisory basis, the compensation that may become payable to BioCryst's named executive officers that is based on or otherwise relates to the mergers. For a summary and detailed information regarding this proposal, see the information about the mergers and the merger agreement throughout this joint proxy statement/prospectus, including the information set forth in the section entitled "The Mergers—Interests of BioCryst Directors and Executive Officers in the Mergers" beginning on page 106 of this joint proxy statement/prospectus.

        Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) of the Exchange Act, BioCryst is seeking non-binding, advisory stockholder approval of the compensation of BioCryst's named executive officers that is based on or otherwise relates to the mergers as disclosed in the section entitled "The Mergers—Interests of BioCryst Directors and Executive Officers in the Mergers" beginning on page 106 of this joint proxy statement/prospectus. The proposal gives BioCryst's stockholders the opportunity to express their views on the merger-related compensation of BioCryst's named executive officers.

        Accordingly, BioCryst is requesting stockholders to adopt the following resolution, on a non-binding, advisory basis:

  "RESOLVED, that the compensation that may be paid or become payable to BioCryst's named executive officers, in connection with the mergers, and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in 'Advisory Vote on Merger-Related Compensation for BioCryst Named Executive Officers—Golden Parachute Compensation,' are hereby APPROVED."

        BioCryst stockholders should note that the BioCryst merger-related compensation proposal is merely an advisory vote, which will not be binding on BioCryst or the BioCryst board. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the mergers are consummated, the eligibility of the BioCryst named executive officers for such payments and benefits will not be affected by the outcome of the advisory vote.

        The proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to BioCryst's named executive officers in connection with the mergers is a vote separate and apart from the vote on the proposal to adopt the merger agreement. Accordingly, a BioCryst stockholder may vote to approve one proposal and not the other. Approval of the BioCryst merger-related compensation proposal is not a condition to the completion of the mergers.

Recommendation of the BioCryst board

        The BioCryst board unanimously recommends a vote "FOR" the approval of the BioCryst merger-related compensation proposal.

BioCryst Proposal 3: The BioCryst Adjournment Proposal

        BioCryst stockholders are asked to vote on a proposal to adjourn the BioCryst special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger agreement proposal if there are not sufficient votes at the time of such adjournment to adopt the merger agreement.

Recommendation of the BioCryst board

        The BioCryst board unanimously recommends a vote "FOR" the BioCryst adjournment proposal.

 THE IDERA SPECIAL MEETING

        This joint proxy statement/prospectus is being provided to the Idera stockholders as part of a solicitation of proxies by the Idera board for use at the Idera special meeting to be held at the time and place specified below and at any properly convened meeting following any adjournments or postponements thereof. This joint proxy statement/prospectus provides Idera stockholders with the information they need to know to be able to vote or instruct their vote to be cast at the Idera special meeting.

Date, Time and Place

        The Idera special meeting is scheduled to be held at 505 Eagleview Boulevard, Suite 212, Exton, Pennsylvania 19341 on [    •    ], 2018 at [    •    ], local time, subject to any adjournments or postponements thereof.

Purpose of the Idera Special Meeting

        At the Idera special meeting, Idera stockholders will be asked to consider and vote on:

  •
  the proposal to adopt the merger agreement, which is further described in the sections titled "The Mergers" and "The Merger Agreement," beginning on pages 53 and 116, respectively, of this joint proxy statement/prospectus; and

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  the proposal to approve, on a non-binding advisory basis, the compensation that may become payable to Idera's named executive officers that is based on or otherwise relates to the mergers.

        Completion of the mergers is conditioned on, among other things, approval by the Idera stockholders of the proposal to adopt the merger agreement.

Recommendation of the Idera Board

        The Idera board has unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the mergers and the compensatory arrangements between Idera and its named executive officers, are advisable, fair to and in the best interests of Idera and its stockholders.

        The Idera board unanimously recommends that Idera stockholders vote "FOR" the proposal to adopt the merger agreement and "FOR" the proposal to approve, on a non-binding advisory basis, the compensation that may become payable to Idera's named executive officers that is based on or otherwise relates to the mergers.

Idera Record Date; Stockholders Entitled to Vote

        Only holders of record of Idera common stock at the close of business on [    •    ], 2018, the record date for the Idera special meeting, will be entitled to notice of, and to vote at, the Idera special meeting or any adjournments or postponements thereof.

        At the close of business on the record date, [    •    ] shares of Idera common stock were issued and outstanding and held by [    •    ] holders of record. Holders of record of Idera common stock on the record date are entitled to one vote per share at the special meeting on each proposal. A list of Idera stockholders will be available for review for any purpose germane to the Idera special meeting at Idera's executive offices and principal place of business at the office of Idera's Assistant Secretary, 505 Eagleview Boulevard, Suite 212, Exton, Pennsylvania 19341, during regular business hours for a period of 10 days before the special meeting. The list will also be available at the Idera special meeting for examination by any stockholder of record present at the Idera special meeting.

Idera Voting and Support Agreement

        Simultaneously with the execution of the merger agreement, each of BioCryst and Idera entered into a voting and support agreement with affiliates of Baker Brothers. Baker Brothers is the beneficial owner of approximately 14% of issued and outstanding BioCryst common stock and approximately 9% of issued and outstanding Idera common stock. Pursuant to the voting and support agreements, Baker Brothers has agreed, among other things, to vote its shares of BioCryst common stock and Idera common stock in favor of the adoption of the merger agreement at each of the BioCryst special meeting and the Idera special meeting, respectively. In addition, Baker Brothers has agreed to be present at each of the BioCryst special meeting and Idera special meeting for purposes of establishing a quorum.

Voting by Idera's Directors and Executive Officers

        At the close of business on the Idera record date, directors and executive officers of Idera and their affiliates were entitled to vote [    •    ] shares of Idera common stock, or approximately [    •    ]% of shares of Idera common stock issued and outstanding on that date. We currently expect that Idera's directors and executive officers will vote their shares in favor of each proposal being submitted to a vote of the Idera stockholders at the Idera special meeting, although no director or officer has entered into any agreement obligating him or her to do so.

Quorum

        No business may be transacted at the Idera special meeting unless a quorum is present. Stockholders who hold shares representing at least a majority of the issued and outstanding shares of common stock entitled to vote at the Idera special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business at the meeting. If a quorum is not present, the special meeting may be adjourned by the chairman of the Idera special meeting to allow additional time for obtaining additional proxies. At any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the subsequent meeting.

        Abstentions (shares of Idera common stock for which proxies have been received but for which the holders have abstained from voting or as to which the holder attends the Idera special meeting in person but does not vote) will be included in the calculation of the number of shares of Idera common stock represented at the special meeting for purposes of determining whether a quorum has been achieved. However, broker non-votes will not be included in the calculation of the number of shares of Idera common stock represented at the Idera special meeting for purposes of determining whether a quorum has been achieved.

        If a quorum is not present, the Idera special meeting may be adjourned by the chairman of the Idera special meeting, to reconvene at the same or another place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken.

Required Vote

        The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Idera common stock entitled to vote on the proposal. Failures to vote, abstentions and broker non-votes will have the effect of a vote against the proposal. Pursuant to the voting and support agreement, Baker Brothers has agreed to vote in favor of the proposal to adopt the merger agreement.

        Approval of, on a non-binding advisory basis, the compensation that may become payable to Idera's named executive officers that is based on or otherwise relates to the mergers requires the affirmative vote of the holders of a majority of the shares of Idera common stock represented in person or by proxy at the Idera special meeting and voting on the proposal, although such vote will not be binding on Idera, the Idera board or any of its committees, or, following completion of the mergers, the combined company. Abstentions, failures to vote (i.e., not submitting a proxy and not voting in person) and broker non-votes will have no effect on the proposal, assuming a quorum is present.

Failure to Vote, Broker Non-Votes and Abstentions

        Under the rules of the Nasdaq, banks, brokers or other nominees holding shares of record may vote those shares in their discretion on certain routine proposals when they do not receive timely voting instructions from the beneficial holders. A broker non-vote occurs under these Nasdaq rules when a bank, broker or other nominee holding shares of record is not permitted to vote on a non-routine matter without instructions from the beneficial owner of the shares and no instruction is given.

        In accordance with these Nasdaq rules, banks, brokers and other nominees who hold shares of Idera common stock in "street name" for their customers, but do not have discretionary authority to vote the shares, may not exercise their voting discretion with respect to the proposal to adopt the merger agreement. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of such shares, they may not vote such shares with respect to the proposal to adopt the merger agreement and will have the same effect as a vote "AGAINST" the proposal to adopt the merger agreement. For shares of Idera common stock held in "street name," only shares of Idera common stock affirmatively voted "FOR" the proposal to adopt the merger agreement will be counted as a favorable vote for such proposal. Abstaining from voting, or failing to provide voting instructions to your bank, broker or other nominee, will have the same effect as a vote "AGAINST" the proposal to adopt the merger agreement.

        Abstentions, failures to attend the Idera special meeting (in person or by proxy) and vote and broker non-votes will have no effect on the Idera merger-related compensation proposal.

How to Vote

        Whether or not you plan to attend the Idera special meeting, please vote your shares. If you are a registered or "record holder," which means your shares are registered in your name with Computershare Trust Company, N.A., Idera's transfer agent and registrar, you may vote in person at the Idera special meeting or by proxy. If your shares are held in "street name," which means your shares are held of record in an account with a broker, bank or other nominee, you must follow the instructions from your broker, bank or other nominee in order to vote.

        In addition, if you are a registered stockholder, please be prepared to provide proper identification, such as a driver's license. If you hold your Idera shares in "street name," you will need to provide proof of ownership, such as a recent account statement or letter from your bank, broker or other nominee, along with proper identification.

        Idera stockholders of record may submit a proxy in one of three ways or vote in person at the Idera special meeting:

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  Internet.  To vote over the internet through services provided by Computershare Trust Company, N.A., please go to the following website: http://www.investorvote.com/IDRA and follow the instructions at that site for submitting your proxy. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time, on [    •    ], 2018. If you vote over the internet, you do not need to complete and mail your proxy card.

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  Telephone.  To vote by telephone through services provided by Computershare Trust Company, N.A., call 1-800-652-VOTE (8683), and follow the instructions provided on the proxy card that accompanies this joint proxy statement/prospectus. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time, on [    •    ], 2018. If you vote by telephone, you do not need to complete and mail your proxy card.

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  Mail.  To vote by mail, you need to complete, date and sign the proxy card that accompanies this joint proxy statement/prospectus and promptly mail it in the enclosed postage-prepaid envelope. You do not need to put a stamp on the enclosed envelope if you mail it from within the United States. Idera stockholders who vote in this way should mail the proxy card early enough so that it is received before the date of the Idera special meeting.

  •
  In person.  If you attend the Idera special meeting, you may vote by delivering your completed proxy card in person or you may vote by completing a ballot at the special meeting. Ballots will be available at the special meeting. Attendance at the Idera special meeting will not, however, in and of itself constitute a vote or a revocation of a prior proxy.

        Idera stockholders are encouraged to submit a proxy promptly. Your proxy will only be valid if you complete and return the proxy card, vote by telephone or vote over the internet at or before the Idera special meeting. The persons named in the proxy card will vote the shares you own in accordance with your instructions on your proxy card, in your vote by telephone or in your vote over the internet. If you return the proxy card, vote by telephone or vote over the internet, but do not give any instructions on a particular matter described in this joint proxy statement/prospectus, the persons named in the proxy card will vote the shares you own in accordance with the recommendations of the Idera board.

Voting of Idera Common Stock Held in Street Name

        If you hold Idera shares through a bank, broker or other nominee, you may instruct your bank, broker or other nominee to vote your Idera shares by following the instructions that the bank, broker or nominee provides to you with these materials. Most banks and brokers offer the ability for stockholders to submit voting instructions by mail by completing a voting instruction card, by telephone and via the Internet. If you do not provide voting instructions to your bank, broker or other nominee, your Idera shares will not be voted on any proposal as your bank, broker or other nominee does not have discretionary authority to vote on any of the proposals to be voted on at the Idera special meeting.

        Even if your shares are held in street name, you are welcome to attend the Idera special meeting. If your shares are held in street name, you may not vote your shares in person at the Idera special meeting unless you obtain a proxy, executed in your favor, from the holder of record (i.e., your bank, broker or other nominee). If you hold your shares in street name and wish to vote in person, please contact your bank, broker or other nominee before the Idera special meeting to obtain the necessary proxy from the holder of record.

How Proxies are Counted

        All shares represented by properly executed proxies received in time for the Idera special meeting will be voted at the meeting in the manner specified by the stockholders giving those proxies. Properly executed proxies that do not contain voting instructions will be voted "FOR" each of the proposals.

        Only shares affirmatively voted for the proposal, and properly executed proxies that do not contain voting instructions, will be counted as favorable votes for the proposal to adopt the merger agreement. Abstentions and broker non-votes will have the same effect as votes "AGAINST" the proposal to adopt the merger agreement. Abstentions, failures to vote and broker non-votes will have no effect on the proposal to approve, on a non-binding advisory basis, the compensation that may become payable to Idera's named executive officers that is based on or otherwise relates to the mergers. However, because none of the proposals to be voted on at the Idera special meeting are routine matters for which brokers may have discretionary authority to vote, Idera does not expect any broker non-votes at the special meeting.

Revocation of Proxies

        If you are the record holder of Idera common stock, you can change your vote or revoke your proxy at any time before your proxy is voted at the special meeting. You can do this by:

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  timely delivering a signed written notice of revocation to the Assistant Secretary of Idera, dated as of a later date than the date of the proxy and received prior to the Idera special meeting;

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  timely delivering a new, valid proxy bearing a later date than your original proxy by submitting instructions through the Internet, by telephone or by mail as described on the proxy card and received prior to the Idera special meeting; or

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  attending the Idera special meeting and voting in person, which will automatically cancel any proxy previously given, or you can revoke your proxy in person. Simply attending the Idera special meeting without voting will not revoke any proxy that you have previously given or change your vote.

        A registered stockholder may revoke a proxy by any of these methods, regardless of the method used to deliver the stockholder's previous proxy.

        Written notices of revocation and other communications with respect to the revocation of proxies should be addressed as follows:

Idera Pharmaceuticals, Inc.
167 Sidney Street
Cambridge, Massachusetts 02139
Attention: Assistant Secretary

        Please note that if your shares are held in "street name" through a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or nominee in accordance with its established procedures. If your shares are held in the name of a broker, bank or other nominee and you decide to change your vote by attending the Idera special meeting and voting in person, your vote in person at the Idera special meeting will not be effective unless you have obtained and present an executed proxy issued in your name from the record holder (your broker, bank or other nominee).

Tabulation of Votes

        Idera has appointed Robert Doody to serve as the inspector of election for the Idera special meeting. Robert Doody will, among other things, determine the number of shares of Idera common stock represented at the Idera special meeting to confirm the existence of a quorum, determine the validity of all proxies and ballots and independently tabulate affirmative and negative votes and abstentions.

Solicitation of Proxies

        Idera is soliciting proxies for its special meeting from its stockholders. Idera will pay its own cost of soliciting proxies, including the cost of mailing this joint proxy statement/prospectus, from its stockholders. In addition to solicitation by use of the mails, proxies may be solicited by Idera's directors, officers and employees in person or by telephone or other means of communication. These persons will not receive additional compensation, but may be reimbursed for reasonable out-of-pocket expenses in connection with this solicitation.

        Idera has retained the services of MacKenzie Partners, Inc. to assist in the solicitation of proxies for an estimated fee not to exceed $17,500, plus reimbursement of out-of-pocket expenses. Idera will make arrangements with brokerage houses, custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of shares held of record by them. Idera will also reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in forwarding the proxy materials.

Adjournments

        If a quorum is not present, the Idera special meeting may be adjourned by the chairman of the Idera special meeting, to reconvene at the same or another place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken.

Householding of Special Meeting Materials

        The SEC has adopted rules that permit companies and intermediaries such as banks, brokers or nominees to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. This process, which is commonly referred to as "householding," reduces the volume of duplicate information received at your household and helps reduce Idera's expenses. Unless Idera has received contrary instructions, Idera may send a single copy of this joint proxy statement/prospectus and notice to any household at which two or more stockholders with the same surname reside if Idera believes the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. We will promptly deliver a separate copy of our proxy statement to any stockholder upon written request to Idera Pharmaceuticals, Inc., Attention: Investor Relations, 167 Sidney Street, Cambridge, Massachusetts 02139, or request via telephone: 1-877-888-6550 or email at ir@iderapharma.com. Any stockholder who wants to receive separate copies of our proxy statement or annual report to stockholders in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the stockholder's bank, broker or other nominee, or the stockholder may contact Idera at the above address and phone number.

Questions and Additional Information

        If you need assistance in completing your proxy card, have questions regarding the Idera special meeting or would like additional copies of any materials, Idera stockholders may contact Idera's proxy solicitor, MacKenzie Partners, Inc. at:

105 Madison Avenue
New York, New York 10016
Stockholders May Call Toll-Free: 800-322-2885
Banks and Brokers May Call Collect: 212-929-5500
Email: proxy@mackenziepartners.com

        Idera stockholders should not return their stock certificates or send documents representing shares of Idera stock with the proxy card. If the mergers are completed, the exchange agent for the Idera merger will send to Idera stockholders a letter of transmittal and related materials and instructions for exchanging shares of Idera stock.

IDERA PROPOSALS

Idera Proposal 1: The Idera Merger Proposal

        Idera stockholders are asked to approve the proposal to adopt the merger agreement. For a summary and detailed information regarding this proposal, see the information about the mergers and the merger agreement throughout this joint proxy statement/prospectus, including the information set forth in sections entitled "The Mergers" and "The Merger Agreement" beginning on pages 53 and 116, respectively, of this joint proxy statement/prospectus. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus.

        Pursuant to the merger agreement, approval of this proposal by Idera stockholders is a condition to the consummation of the mergers. If this proposal is not approved, the mergers will not be consummated.

        Idera is requesting that Idera stockholders approve the proposal to adopt the merger agreement. Approval of this proposal requires the affirmative vote of the holders of a majority of the voting power of all shares of Idera common stock entitled to vote at the Idera special meeting.

Recommendation of the Idera Board

        The Idera board unanimously recommends that Idera stockholders vote "FOR" the proposal to approve the mergers.

Idera Proposal 2: The Idera Merger-Related Compensation Proposal

        Idera stockholders are asked to approve, on a non-binding advisory basis, the compensation that may become payable to Idera's named executive officers that is based on or otherwise relates to the mergers. For a summary and detailed information regarding this proposal, see the information about the mergers and the merger agreement throughout this joint proxy statement/prospectus, including the information set forth in the section entitled "The Mergers—Interests of Idera Directors, Executive Officers and Certain of their Affiliates in the Mergers" beginning on page 99 of this joint proxy statement/prospectus.

        Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) of the Exchange Act, Idera is seeking non-binding, advisory stockholder approval of the compensation of Idera's named executive officers that is based on or otherwise relates to the mergers as disclosed above in the section entitled "The Merger—Interests of Idera Directors, Executive Officers and Certain of their Affiliates in the Mergers" beginning on page 99 of this joint proxy statement/prospectus. The proposal gives Idera's stockholders the opportunity to express their views on the merger-related compensation of Idera's named executive officers.

        Accordingly, Idera is requesting stockholders to adopt the following resolution, on a non-binding, advisory basis:

  "RESOLVED, that the compensation that may be paid or become payable to Idera's named executive officers, in connection with the mergers, and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in 'Advisory Vote on Merger-Related Compensation for Idera Named Executive Officers—Golden Parachute Compensation,' are hereby APPROVED."

        Idera stockholders should note that the Idera merger-related compensation proposal is merely an advisory vote, which will not be binding on Idera or the Idera board. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the mergers are consummated, the eligibility of the Idera named executive officers for such payments and benefits will not be affected by the outcome of the advisory vote.

        The proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to Idera's named executive officers in connection with the mergers is a vote separate and apart from the vote on the proposal to adopt the merger agreement. Accordingly, an Idera stockholder may vote to approve one proposal and not the other. Approval of the Idera merger-related compensation proposal is not a condition to the completion of the mergers.

Recommendation of the Idera Board

        The Idera board unanimously recommends a vote "FOR" the approval of the Idera merger-related compensation proposal.

 THE MERGERS

        The following is a description of the material aspects of the mergers, including the merger agreement. While we believe that the following description covers the material terms of the mergers, the description may not contain all of the information that is important to you. We encourage you to read this joint proxy statement/prospectus carefully and in its entirety, including the merger agreement which is attached as Annex A to this joint proxy statement/prospectus, for a more complete understanding of the mergers.

Effects of the Mergers

        Upon the terms and subject to the conditions of the merger agreement and in accordance with the DGCL, at the effective time of the mergers, Merger Sub A, a wholly owned subsidiary of Holdco and a party to the merger agreement, will merge with and into Idera. Idera will survive the merger as a wholly owned subsidiary of Holdco. Upon the terms and subject to the conditions of the merger agreement and in accordance with the DGCL, at the effective time of the mergers, Merger Sub B, a wholly owned subsidiary of Holdco and a party to the merger agreement, will merge with and into BioCryst. BioCryst will survive the merger as a wholly owned subsidiary of Holdco. As a result, among other things, Holdco will become the ultimate parent of Idera, BioCryst and their respective subsidiaries. The mergers will become effective at the time at which the certificates of merger have been duly filed with the Secretary of State of the State of Delaware or at any later date or time mutually agreed to in writing by Idera and BioCryst and specified in the certificates of merger in accordance with the DGCL.

        At the effective time of the mergers, each issued and outstanding share of Idera common stock (other than shares held by Idera, BioCryst, Holdco, Merger Sub A or Merger Sub B, or any subsidiary of each of the aforementioned entities, or by Idera as treasury shares, which will cease to remain outstanding and will be canceled and retired and cease to exist) will be converted into the right to receive 0.20 fully paid and nonassessable shares of Holdco common stock, with cash paid in lieu of fractional shares.

        At the effective time of the mergers, each issued and outstanding share of Idera preferred stock (other than shares held by Idera, BioCryst, Holdco, Merger Sub A or Merger Sub B, or any subsidiary of each of the aforementioned entities, or by Idera as treasury shares, which will cease to remain outstanding and will be canceled and retired and cease to exist) will be converted into the right to receive a number of fully paid and nonassessable shares of Holdco common stock equal to (i) $1.00 divided by the 20-trading-day average trading price of Idera common stock, ending with the trading day prior to the third day prior to the closing date, multiplied by (ii) 0.20, with cash paid in lieu of fractional shares.

        At the effective time of the mergers, each issued and outstanding share of BioCryst common stock (other than shares held by Idera, BioCryst, Holdco, Merger Sub A, or Merger Sub B, or any subsidiary of each of the aforementioned entities, or by BioCryst as treasury shares, which will cease to remain outstanding and will be canceled and retired and cease to exist) will be converted into the right to receive 0.50 fully paid and nonassessable shares of Holdco common stock, with cash paid in lieu of fractional shares.

        The exchange ratios are fixed and will not be adjusted to reflect stock price changes prior to the closing of the mergers.

        Idera and BioCryst are working to complete the mergers as soon as practicable and expect the closing of the mergers to occur in the second quarter of 2018. However, the mergers are subject to the satisfaction or waiver of certain conditions, and it is possible that factors outside the control of Idera and BioCryst could result in the mergers being completed at a later time or not at all.

Background of the Mergers

        The BioCryst board and Idera board, together with their respective management, regularly reviews their respective company's discovery and development programs, business opportunities and potential transactions to strengthen their respective position and enhance stockholder value. Each of them also, from time to time in the past, has had informal discussions with a number of participants in the biopharmaceutical industry relating to potential transactions or relationships, including mergers, collaborations, partnerships, combination studies, licensing and other arrangements.

        In early February 2016, BioCryst announced the results of its Avoralstat in hereditary angioedema OPuS-2 (Oral ProphylaxiS-2) clinical trial and that BioCryst would not be moving forward with further clinical trials for Avoralstat. At a meeting of the BioCryst board held at that time to review the OPuS-2 results, the BioCryst board noted the early stage of clinical development for BioCryst's follow-on lead compound, BCX-7353, and discussed potential opportunities for risk diversification to increase the number of potential product candidates that could advance through clinical trials, including potential strategic opportunities such as mergers, bolt-on acquisitions or in-licensing transactions with other participants in the biopharmaceutical industry.

        In early March 2016, Mr. Stonehouse, chief executive officer of BioCryst, called the chief executive officer of a privately held biopharmaceutical company ("Company A") to discuss developments in the biopharmaceutical industry generally. On the call, each expressed their mutual interest in learning more about the other company's clinical development programs, and the two agreed to meet in person later that month. Following the call, on March 11, 2016, Company A and BioCryst entered into a non-disclosure agreement which included a standstill provision that is inoperative in circumstances where BioCryst enters into a merger agreement with a third party or is the subject of a tender offer, and does not prohibit Company A from requesting that the BioCryst board waive the restrictions in the standstill provision. Beginning in mid-March 2016 and continuing through April 2016, Company A and BioCryst conducted due diligence on each other.

        On March 29, 2016, Mr. Stonehouse and three independent directors of BioCryst met with the chief executive officer and senior management of Company A, together with their respective legal and financial advisors, to learn more about each company's programs. They discussed whether to explore a potential business combination that would be structured as a stock-for-stock transaction based on the relative values of the two companies. Representatives of BioCryst and Company A also discussed their respective views on the values of BioCryst and Company A. Over the next several weeks diligence was conducted by both companies. In late April 2016, the chief executive officer of Company A called Mr. Stonehouse and informed him that Company A was not interested in pursuing a business combination transaction at that time because Company A's due diligence review of BioCryst, given the lack of clinical data on BCX-7353, did not support the relative valuation levels previously discussed by representatives of Company A and BioCryst.

        On May 24, 2016, the BioCryst board held a regularly scheduled meeting, which was also attended by members of BioCryst management and representatives of an advisor engaged by BioCryst to assist in identifying potential strategic opportunities, such as mergers, bolt-on acquisitions and in-licensing transactions. The BioCryst board discussed potential opportunities for risk diversification and the desired criteria for a counterparty, including that the counterparty have a focus on chronic orphan and rare diseases and near term clinical catalysts. Following a review of potential counterparties, the BioCryst board instructed BioCryst management to do further analysis on the various biopharmaceutical companies discussed by the BioCryst board, in order to identify strategic opportunities that could enhance stockholder value and provide risk diversification.

        On June 10, 2016, following an introduction by a BioCryst board member, Mr. Stonehouse called the chief executive officer of a large publicly traded biopharmaceutical company ("Company B") who expressed interest in discussing their respective businesses. Following this call, Mr. Stonehouse and the chief executive officer of Company B agreed to meet in person to discuss potential opportunities for a strategic transaction between the two companies. Mr. Stonehouse and the chief executive officer of Company B met on June 22, 2016 and on July 26, 2016 and discussed a transaction proposed by the chief executive officer of Company B in which Company B would acquire BioCryst for cash. On July 27, 2016, BioCryst and Company B entered into a non-disclosure agreement, which included a standstill provision that is inoperative in circumstances where BioCryst enters into a merger agreement or is the subject of a tender offer and does not prohibit Company B from requesting that the BioCryst board waive the restrictions in the standstill. BioCryst made an online data room available to Company B, and Company B and its advisors conducted preliminary due diligence on BioCryst. In early August the chief executive officer of Company B called Mr. Stonehouse and told him that Company B was no longer interested in pursuing a transaction with BioCryst because, based on the advice of Company B's financial advisor, Company B believed it would need to provide a meaningful premium to BioCryst stockholders to successfully conclude a deal, and Company B was not willing to pay a price for BioCryst that provided a meaningful premium to BioCryst stockholders based on the trading price of BioCryst common stock at the time.

        On August 5, 2016, the BioCryst board held a special telephonic meeting. At the meeting, Mr. Stonehouse informed the BioCryst board of Company B's decision to terminate discussions at that time. The BioCryst board also discussed whether to explore other potential sale transactions, and the BioCryst board's belief that other potential purchasers were not likely to appropriately value BioCryst until more data was available from clinical trials. The BioCryst board instructed management to continue analyzing strategic opportunities that would enhance stockholder value and provide risk diversification.

        As a follow up to an informal meeting at an investor conference in June 2016, Mr. Stonehouse and Mr Milano, chief executive officer of Idera, spoke by telephone in July 2016 and discussed developments in the biopharmaceutical industry generally and their mutual interest in learning more about the clinical and discovery programs of each other's company. Mr. Milano and Mr. Stonehouse met in person in August 2016 and discussed their respective companies, whether a combination of the two companies could enhance stockholder value for each respective company, and whether to explore a potential business combination at that time.

        The BioCryst board held a regularly scheduled meeting on September 27 and 28, 2016, and conducted its annual strategic review which included an update from BioCryst management on developments in BioCryst's clinical programs and a discussion of potential strategic combination opportunities and opportunities for diversification through bolt-on acquisitions of companies with an orphan/rare disease focus. The BioCryst board discussed the status of the clinical program for BCX-7353 in hereditary angioedema, which had begun enrolling patients in August 2016, and determined that further efforts with respect to strategic opportunities should be considered, but meaningful progress was unlikely until closer to the time that additional data would be available from the BCX-7353 APeX-1 study.

        On October 27, 2016, as a follow up to the discussions between Mr. Stonehouse and Mr. Milano during the summer of 2016, Mr. Stonehouse and Lynne Powell, Senior Vice President and Chief Commercial Officer of BioCryst, met with Mr. Milano and Clayton Fletcher, Senior Vice President of Business Development and Strategic Planning of Idera, and discussed their respective company's clinical development and preclinical programs. Each of BioCryst and Idera concluded at that time that each party should focus its efforts on further progressing its own clinical development efforts for its lead products, and not to pursue a potential business combination, with Mr. Milano and Mr. Stonehouse leaving open the possibility of further discussions after additional data was available from their respective company's clinical development efforts.

        In December 2016, the CEO of a privately held biopharmaceutical company ("Company C") called Mr. Stonehouse, and, in light of the anticipated announcement of additional data from the BCX-7353 APeX-1 study, expressed an interest in exploring a possible strategic transaction with BioCryst. On December 22, 2016, BioCryst and Company C entered into a non-disclosure agreement which did not include a standstill provision. Mr. Stonehouse and members of BioCryst management met with members of Company C management in January 2017 and discussed their respective company's clinical development programs. Shortly thereafter, Company C informed Mr. Stonehouse that Company C was not interested in pursuing a transaction with BioCryst, and there were no further discussions between Company C and BioCryst following that meeting.

        In January 2017, Mr. Stonehouse attended an industry conference and had informal meetings with representatives of several biopharmaceutical companies, including the CEO of a private biopharmaceutical company ("Company D"). Mr. Stonehouse met again with the CEO of Company D on February 13, 2017 and discussed their mutual interest in exploring a strategic combination, following such time as data from the clinical trials for BCX-7353 in hereditary angioedema became available.

        On February 27, 2017, BioCryst announced positive results from an interim analysis of its Phase 2 APeX-1 clinical trial for BCX-7353 in hereditary angioedema.

        In February 2017, following the announcement of the interim results of the Phase 2 APeX-1 clinical trial for BCX-7353, representatives of a mid-size publicly traded biopharmaceutical company ("Company E") contacted Mr. Stonehouse and indicated Company E's interest in exploring a potential business combination transaction with BioCryst, following the availability of final results from the BCX-7353 APeX-1 Phase 2 trial expected in late 2017.

        Also in February 2017, in a discussion with an investment banker, Idera became aware of a privately held rare disease company ("Company F") that was considering its strategic alternatives, including a possible sale of Company F. After a discussion at the March 7, 2017 regularly scheduled Idera board meeting, the Idera board requested that Mr. Milano follow up on this possible acquisition opportunity. In April 2017, the CEO of Company F called Mr. Milano to discuss a possible strategic transaction with Idera. During May 2017, Idera and Company F entered into a non-disclosure agreement and Mr. Milano and members of Idera management met telephonically with members of Company F management to discuss the lead asset of Company F.

        On May 9, 2017, BioCryst and Company E entered into a non-disclosure agreement which did not include a standstill provision. BioCryst made an online data room available to Company E, and throughout the summer of 2017, Company E conducted a due diligence review of BioCryst, and members of Company E management and Mr. Stonehouse engaged in preliminary discussions regarding possible terms of a potential strategic transaction, including a stock-for-stock merger transaction.

        During the months of May and June 2017, Idera management, along with the Idera board, had a series of informational meetings to discuss a possible merger agreement with Company F. Shortly thereafter, Company F informed Mr. Milano that Company F was pursuing a different strategic alternative and would not continue to pursue a transaction with Idera.

        In August 2017, the chairman of Company D called Mr. Stonehouse and informed him that Company D remained interested in discussing a transaction with BioCryst.

        On September 5, 2017, BioCryst announced the final results from the BCX-7353 Phase 2 trial, which showed a positive treatment effect, and announced plans to meet with the Food and Drug Administration and the European Medicines Agency during the fourth quarter of 2017 to finalize plans for Phase 3 study of BCX-7353.

        On September 10, 2017, Idera announced final results from the dose-selection phase of an ongoing Phase 1/2 trial investigating IMO-2125, Idera's intratumorally-delivered Toll-like Receptor, or TLR,

9 agonist, in combination with ipilimumab (Yervoy®), manufactured by Bristol-Myers Squibb, which demonstrated positive and encouraging response data in anti-PD-1 refractory melanoma.

        Following the announcement and the subsequent translational medicine presentation at the Society of Immunotherapy of Cancer on November 9, 2017, there was substantial interest in IMO-2125 and Idera engaged in discussions with select parties regarding potential licensing and collaboration arrangements between Idera and such parties, however, none of the parties proposed definitive terms regarding a potential licensing or collaboration arrangement with Idera during the course of discussions with BioCryst regarding the potential business combination.

        On September 12, 2017, a public offering of BioCryst common stock priced at $5.15 per share, which resulted in net proceeds to BioCryst of $85.8 million.

        In mid-September 2017, the CEO of Company A contacted Mr. Stonehouse and indicated that Company A was again interested in exploring a potential business combination transaction with BioCryst. Mr. Stonehouse told the CEO of Company A that he would communicate Company A's renewed interest in a business combination transaction to the BioCryst board.

        On September 19, 2017, the Idera board held a regularly scheduled meeting with members of Idera management in attendance. At the meeting, among other topics discussed, Mr. Milano led a discussion with the Idera board related to the landscape of the biopharmaceutical industry, Idera's stand-alone business plan, the advantages of diversifying Idera's clinical portfolio and various organic and strategic alternatives, including the potential licensing and collaboration arrangements discussed with third parties who had expressed an interest in IMO-2125. As part of this discussion, Mr. Milano presented an overview of BioCryst based on publicly available information. Julian Baker and Kelvin Neu, members of the Idera board, noted that affiliates of Baker Bros. Advisors ("BBA") held a minority interest in BioCryst, and they recused themselves from the portion of the meeting regarding a potential business combination with BioCryst and from future discussions regarding a potential business combination. Beginning at this meeting and continuing until January 21, 2018, Messrs. Baker and Neu were not present for, and did not participate in, any discussions or determinations of the Idera board regarding the potential business combination between BioCryst and Idera. At the conclusion of the discussion, the Idera board determined that Mr. Milano should continue to explore potential licensing or collaboration arrangements and reach out to Mr. Stonehouse to see if there was interest in restarting a discussion regarding a potential stock-for-stock business combination between BioCryst and Idera.

        On September 20, 2017, Mr. Milano and Mr. Stonehouse spoke by telephone and discussed progress in the respective clinical programs of BioCryst and Idera. On the call, Mr. Milano inquired about Mr. Stonehouse's interest in having a further general discussion about recent biopharmaceutical industry developments and the possibility of a potential business combination between BioCryst and Idera. Mr. Stonehouse agreed to an in-person discussion, which was thereafter set for September 26, 2017.

        On September 22, 2017, the chairman of Company D called Mr. Stonehouse and informed him that Company D was not able to consider further discussions at that time because of other corporate priorities of Company D.

        On September 26, 2017, Mr. Milano and Mr. Stonehouse met and discussed the possibility of exploring a potential business combination transaction, given the additional data that was now available from their respective clinical development efforts. Mr. Stonehouse told Mr. Milano that he would discuss the opportunity for a potential business combination between BioCryst and Idera with the BioCryst board.

        On October 2, 2017, Company E informed BioCryst that it was no longer interested in pursuing a merger or acquisition transaction with BioCryst, and was only interested in licensing BCX-7353.

Mr. Stonehouse informed representatives of Company E that BioCryst was not interested in a licensing transaction, given the recent positive clinical trial results, BioCryst's ability to pursue the commercialization of BCX-7353 without a partner and the desire to preserve upside potential for BioCryst stockholders.

        The BioCryst board held a regularly scheduled board meeting on October 11 and 12, 2017 at which the BioCryst board conducted its annual strategic review of developments in the biopharmaceutical industry as they related to the treatment of rare diseases and potential platforms for developing new treatments, BioCryst's clinical programs, commercialization and launch plans, financial position and potential strategic combination opportunities. At this meeting, members of management of BioCryst presented preliminary internal financial forecasts, which assigned various probabilities to the successful clinical development of BioCryst's pipeline product candidates, and the BioCryst board and members of management discussed refinements to the assumptions underlying such forecasts. Representatives of J.P. Morgan, a financial advisor that BioCryst had retained in considering strategic matters, presented an illustrative valuation of BioCryst based on management's preliminary internal financial forecasts. Mr. Stonehouse informed the BioCryst board of his discussions with Company A and Idera and the interest that each had indicated in exploring a potential strategic transaction with BioCryst. The BioCryst board discussed BioCryst's stand-alone business plan, including its development, commercialization and launch plans for BCX-7353, financing risks, the desirability of diversifying its pipeline of products in development and strategic alternatives that could be available to BioCryst, which included a business combination transaction with Company A, Idera or other biotechnology or pharmaceutical companies in a stock-for-stock transaction. The BioCryst board also discussed whether any biotechnology or pharmaceutical companies would be interested in acquiring BioCryst in a cash transaction, and determined that a stock-for-stock transaction based on the relative values of the constituent companies could be more value-enhancing for BioCryst stockholders than a cash sale transaction in light of the status of BioCryst's development programs, and the BioCryst board's belief that an all-stock transaction would allow BioCryst stockholders to participate in any upside potential for its products while providing diversification. The BioCryst board authorized BioCryst management to exchange information and engage in due diligence with Company A and Idera and pursue further discussions with both companies to explore whether a potential strategic transaction effecting a combination with either party would be value-enhancing to BioCryst stockholders.

        On October 13, 2017, Mr. Stonehouse contacted Mr. Milano to inform him that the BioCryst board was interested in exploring a potential business combination with Idera. They agreed to proceed with preliminary diligence on the other company's respective lead product candidates, with the possibility of additional diligence if it was determined that a potential business combination was likely to be in the best interests of their respective stockholders.

        On October 17, 2017, BioCryst entered into a mutual non-disclosure agreement with Company A, which included a standstill provision that is inoperative in circumstances where BioCryst enters into a merger agreement with a third party or is the subject of a tender offer, and which does not prohibit Company A from requesting that the BioCryst board waive the restrictions in the standstill provision. Company A and BioCryst exchanged confidential information, engaged in management discussions about their respective businesses and conducted due diligence on each other during October and November.

        On October 18, 2017, BioCryst entered into a mutual non-disclosure agreement with Idera, which did not include a standstill provision, following which BioCryst and Idera granted the other party and its representatives access to its respective online data room with materials limited to each company's respective lead product candidates. BioCryst and Idera periodically engaged in management discussions about, and conducted preliminary due diligence with respect to, each company's respective lead product candidates during October and November.

        On October 25, 2017, a public offering of Idera common stock priced at $1.50 per share, resulting in net proceeds to Idera of $53.8 million.

        On October 26, 2017, members of Idera and BioCryst management and representatives of Goldman Sachs, financial advisor to Idera, and J.P. Morgan met to discuss the two companies' respective clinical and preclinical development programs.

        Beginning on November 13, 2017 and continuing through the signing of the merger agreement, Mr. Milano had periodic discussions with members of the Idera board to provide updates regarding the status of discussions regarding potential licensing or collaboration arrangements and the exploration of the potential business combination with BioCryst. Mr. Stonehouse periodically updated members of the BioCryst board on the status of discussions with Idera.

        On November 22, 2017, the CEO of Company A contacted Mr. Stonehouse to discuss Company A's continued interest in pursuing a stock-for-stock business combination transaction with BioCryst based on the relative values of the companies, as well as the status of the due diligence review being conducted by Company A and BioCryst. Representatives of Company A engaged in discussions with BioCryst management and representatives of J.P. Morgan in late November and early December on due diligence matters. During their discussions, representatives of Company A provided to J.P. Morgan Company A's views on the relative values of BioCryst and Company A, which ascribed a higher value to Company A than to BioCryst.

        On November 28, 2017, the Idera board held a regularly scheduled in-person meeting, with members of Idera management and, for the portion of the meeting regarding the potential business combination, representatives of Goldman Sachs in attendance. At the meeting, Mr. Milano provided an update on the discussions with BioCryst regarding the potential business combination between BioCryst and Idera. At this meeting, members of Idera management reviewed Idera's due diligence to date on BCX-7353, the commercial potential of BCX-7353, and the capital structure and funding requirements, including the potential for raising capital through partnering arrangements. Representatives of Goldman Sachs presented public market perspectives on BioCryst. The Idera board discussed the results of the due diligence review and the strategic rationale for a combination with BioCryst. The Idera board determined that a potential business combination transaction with BioCryst, on the right terms, could be attractive to Idera and its stockholders. The Idera board instructed Idera management to continue its diligence and valuation work on BioCryst.

        Subsequently on November 28, 2017, Mr. Milano contacted Mr. Stonehouse to discuss the status of the parties' mutual due diligence review, and Idera's continued interest in the possibility of a potential stock-for-stock business combination transaction with BioCryst. Mr. Milano and Mr. Stonehouse also discussed potential synergies from combining headquarters and research and development facilities, the relative representation of BioCryst directors and Idera directors on the board of directors of the combined company and perspectives on key management roles. Mr. Milano and Mr. Stonehouse also discussed potential next steps, including completing diligence and pursuing negotiation of a definitive agreement if the two companies' respective boards of directors wished to further pursue a potential business combination.

        On December 6, 2017, the BioCryst board held a special meeting. Also in attendance were members of BioCryst management, representatives of J.P. Morgan and representatives of Skadden, legal advisor to BioCryst. Mr. Stonehouse updated the BioCryst board on discussions with each of Company A and Idera, including discussions between representatives of J.P. Morgan and representatives of Company A with respect to Company A's views on the relative values of BioCryst and Company A, and his discussions with Mr. Milano on the methodology for determining the relative values of BioCryst and Idera, and the corporate governance of a combined BioCryst/Idera entity. At this meeting, members of BioCryst management reviewed BioCryst's due diligence to date on each of Company A and Idera, focusing on the lead programs of each of Company A and Idera, the commercial potential of their respective lead programs, and their respective capital structures and funding requirements, including the potential for raising capital through partnering arrangements. Members of BioCryst management reviewed preliminary financial forecasts for the lead programs of Company A, Idera and BioCryst prepared by BioCryst management, which assigned various probabilities to the successful clinical development of the lead product candidates of each company. The BioCryst financial forecasts presented by BioCryst management at the meeting reflected the refinements to probability of success and commercialization assumptions discussed with the BioCryst board at the October 11-12 BioCryst board meeting, and the BioCryst board members discussed further adjustments to the assumptions underlying the forecasts. Representatives of J.P. Morgan presented a preliminary valuation review, based on management's preliminary financial forecasts, with respect only to the lead products of each of Company A, Idera and BioCryst, together with a sensitivity analysis which varied certain assumptions for each of the lead products. The BioCryst board discussed the results of the due diligence review, the preliminary valuation review and the strategic rationale for a combination with each of Idera and Company A. The BioCryst board determined that the preliminary valuation review on Company A did not support the relative valuation levels that Company A had indicated to representatives of J.P. Morgan that it would require in a business combination transaction, and determined that a business combination transaction with Idera, on the right terms, could be attractive to BioCryst and its stockholders. The BioCryst board instructed BioCryst management to continue its diligence and valuation work with respect to Idera only, and to inform Company A that it was not interested in pursuing a transaction with Company A at that time.

        On December 6, 2017, at the instruction of the BioCryst board, Mr. Stonehouse called Company A and informed Company A of the BioCryst board's determination that due diligence and preliminary valuation work on Company A did not support the valuation levels that Company A had previously indicated it would require in a business combination transaction with BioCryst, and that the BioCryst board determined not to further pursue a transaction with Company A at that time. Mr. Stonehouse also called Mr. Milano and informed him of the BioCryst board's interest in pursuing further discussions and due diligence to determine whether an agreement could be reached with respect to a business combination between Idera and BioCryst.

        Beginning the week of December 12, 2017 through January 21, 2018, each of BioCryst and Idera granted the other party and its representatives expanded access to its respective online data room to include materials responsive to due diligence request lists supplied by Idera and BioCryst, respectively, and any further due diligence requests made by either party.

        On December 13, 2017, members of Idera and BioCryst management and representatives of Goldman Sachs and J.P. Morgan held an in-person meeting to discuss each company's respective commercialization plans for its product candidates, status of financial due diligence, and Idera and BioCryst management's respective views on future performance.

        During the month of December 2017 and continuing into January 2018, management of BioCryst and Idera, together with their legal and financial advisors, continued their mutual diligence review and participated in meetings and telephonic conferences where financial, commercial, regulatory, R&D, tax, human resource, chemistry/manufacturing/control (CMC), legal and corporate information was exchanged by the parties. Idera also discussed with BioCryst its plans for potential partnering arrangements involving rights to develop and market one of Idera's lead product candidates in certain jurisdictions.

        On December 15, 2017, the Idera board met with members of Idera management and representatives of Goldman Sachs and Latham, legal advisor to Idera, in attendance. At the meeting, representatives of Latham provided an overview of the duties of the Idera board in evaluating a potential business combination with BioCryst. Idera management, along with representatives of Goldman Sachs and Latham, then provided an update on the status of due diligence, document requests and negotiations related to the potential business combination as well as the potential timing for receiving a first draft of the merger agreement from BioCryst. Following the update, Idera management presented an update on the preparation of Idera management's unadjusted financial forecasts and risk-adjusted financial forecasts reflecting Idera management's viewpoints on the likelihood of successful commercialization of Idera's products. The Idera board provided guidance on the assumptions to be used for purposes of Idera management's unadjusted and risk-adjusted financial forecasts and determined that Idera management, together with Idera's legal and financial advisors, should continue discussions and negotiations with BioCryst and provided guidance with respect to such negotiations, including with respect to ownership and governance of the combined company.

        On December 17, 2017, the BioCryst board held a special telephonic meeting, with members of BioCryst management and representatives of J.P. Morgan and Skadden in attendance, to discuss the process for evaluating a potential business combination with Idera, and to receive an update from BioCryst management on BioCryst's ongoing diligence with respect to Idera. BioCryst management updated the BioCryst board on the status of due diligence and information requests by Idera and BioCryst, which included a request to exchange non risk-adjusted forecasts for each company's lead product candidates. The BioCryst board instructed BioCryst management to provide Idera with the non-risk-adjusted forecasts that had previously been reviewed with, and reflected the input of, the BioCryst board, and to continue discussions with Idera regarding the terms of a business combination transaction. Skadden provided the BioCryst board with a summary of the key terms to be included in the initial draft merger agreement, which included a reverse subsidiary merger structure pursuant to which Idera would merge into a newly formed subsidiary of BioCryst with Idera stockholders receiving a fixed number of BioCryst shares in the merger, acceleration and vesting of outstanding options, reciprocal representations, warranties and covenants, mutual non-solicitation provisions and board recommendation requirements, and the obligation to put the merger to a stockholder vote even if the BioCryst board were to change its recommendation, and the BioCryst board instructed Skadden to send the draft merger agreement to Latham.

        On December 18, 2017, Skadden sent the initial draft merger agreement to Latham.

        On December 20, 2017, the BioCryst board held a special telephonic meeting, with members of BioCryst management and representatives of J.P. Morgan and Skadden in attendance. Representatives of Skadden reviewed the terms of the initial draft merger agreement with the BioCryst board. BioCryst management provided the BioCryst board with an update on the mutual due diligence review and discussions with Idera management.

        On December 22, 2017, Mr. Milano and Mr. Stonehouse spoke by telephone and discussed the status of the mutual due diligence review, and the financial analysis being done by both parties, including with respect to each party's development of assumptions to apply to the non-risk adjusted forecasts of the other party and the methodology to be used in determining the appropriate relative ownership of BioCryst stockholders and Idera stockholders in a combined company. On that call, Mr. Milano suggested that the transaction should be structured in a manner in which each of BioCryst and Idera would merge into subsidiaries of a new holding company owned 50% by BioCryst stockholders and 50% by Idera stockholders, reflecting the relative market capitalization based on current trading of the two companies and taking the intrinsic value of the two companies into account. They also discussed issues related to corporate governance, and agreed to speak again regarding those issues at a later date.

        Subsequently on December 22, 2017, the Idera board held a special telephonic meeting, with members of Idera management and representatives of Goldman Sachs and Latham in attendance. At the meeting, Mr. Milano provided an update on the status of negotiations of the potential business combination, including regarding the board of directors of the combined company and the headquarters of the combined company. Representatives of Latham then provided an overview of the draft merger agreement received from Skadden, and members of Idera management provided an update on the diligence review of BioCryst. Idera management then reviewed Idera management's unadjusted financial forecasts and risk-adjusted financial forecasts reflecting Idera management's viewpoints on the likelihood of successful commercialization of Idera's products. The Idera board then discussed alternatives to the potential business combination with BioCryst, including remaining as a stand-alone company and exploring potential licensing or partnership transactions. The Idera board instructed Idera management to provide Idera management's unadjusted financial forecasts that had previously been reviewed by the Idera Board to BioCryst, and determined that Idera management, together with Idera's legal and financial advisors, should continue discussions and negotiations with BioCryst and provided guidance with respect to such negotiations, including with respect to ownership of the combined company.

        Later on December 22, 2017, BioCryst and Idera exchanged their respective management's unadjusted financial forecasts.

        During the last two weeks of December 2017, management of BioCryst and Idera, together with their legal and financial advisors, continued to participate in meetings and telephonic conferences relating to due diligence, and discussed the appropriate assumptions to apply to the non-risk adjusted forecasts exchanged by the parties and other valuation topics.

        On December 28, 2017, the BioCryst board held a special telephonic meeting, with members of BioCryst management and representatives of J.P. Morgan, Skadden and Ernst & Young LLP, BioCryst's public accounting firm, in attendance. At the meeting, management of BioCryst reviewed the results of the due diligence review of Idera, including an assessment of Idera's clinical programs and pipeline, the commercial potential of Idera's lead products, accounting and tax matters, and human resource matters. Mr. Stonehouse updated the BioCryst board on his recent discussions with Mr. Milano, which included the parties' respective views on relative values, the appropriate relative ownership of BioCryst stockholders and Idera stockholders in a combined company and the proposed holding company structure to effectuate the transaction. The BioCryst board instructed management and the advisors to continue discussions with Idera and its advisors regarding the terms of a business combination transaction as discussed at the meeting and provided guidance as to the BioCryst board's position that the exchange ratio for the transaction should be based on the relative intrinsic values of the two companies and that BioCryst stockholder ownership in the combined company should be greater than 50% on a fully diluted basis.

        On December 29, 2017, representatives of Goldman Sachs and J.P. Morgan spoke to discuss the potential respective ownership by BioCryst stockholders and Idera stockholders of the combined company following the potential business combination. Representatives of Goldman Sachs indicated that Idera believed the parties needed to further discuss the relative values of the two companies. Representatives of J.P. Morgan indicated that BioCryst believed BioCryst stockholder ownership in the combined company should be greater than 50% on a fully diluted basis.

        Also on December 29, 2017, Latham sent a revised draft of the merger agreement to Skadden, which reflected the holding company structure previously discussed by Mr. Milano and Mr. Stonehouse. Later that day Mr. Milano called Mr. Stonehouse to discuss Idera's views on the methodology for determining relative ownership of BioCryst stockholders and Idera stockholders in a combined company and advised Mr. Stonehouse that Idera believed that the appropriate valuation of the companies should take into account both intrinsic value and their relative market capitalization based on current trading of the two companies. Mr. Milano and Mr. Stonehouse agreed that further review and analysis of the forecasts assumptions was required in order for the parties to refine their respective views on relative valuation, and they agreed to speak again in January when they would both be attending an industry conference.

        On January 3, 2018, the Idera board held a special telephonic meeting, with members of Idera management and representatives of Goldman Sachs and Latham in attendance. At the meeting, Mr. Milano provided an update on the status of negotiations of a potential business combination and considerations on relative valuation of the two companies.

        On January 9, 2018, Mr. Stonehouse and Robert Ingram, chairman of the BioCryst board, met with Mr. Milano and James Geraghty, chairman of the Idera board, at an industry conference, and discussed the strategic rationale for, and benefits of, combining BioCryst and Idera, and the proposed corporate governance of the new holding company, including the proposal for a combined company board comprised of four directors from each of the Idera board and the BioCryst board, and one director who was not a BioCryst or Idera director. Mr. Stonehouse and Mr. Milano agreed to speak again later in the week, together with their respective financial advisors, regarding the financial forecasts exchanged between the companies and the assumptions around the major drivers of value.

        On January 11, 2018, Mr. Stonehouse and Mr. Milano, together with members of BioCryst management, Idera management and representatives of J.P. Morgan and Goldman Sachs, met to discuss the financial forecasts of the companies' that the respective managements exchanged. Following the meeting, Mr. Stonehouse and Mr. Milano met separately to discuss the appropriate exchange ratio for the potential business combination between the two companies. Mr. Milano stated that the disinterested members of the Idera board continued to be of the view that the negotiated exchange ratio should take into account both the intrinsic value of the two companies and the recent trading performance of Idera and BioCryst common stock. On January 13, 2018, Mr. Stonehouse and Mr. Milano spoke again by telephone to continue their discussion around the appropriate exchange ratio for the potential business combination.

        Representatives of Latham and Skadden continued to discuss the terms of the merger agreement during this period, including the holding company structure, the treatment of employee equity awards, the circumstances giving rise to a termination fee and the amount of the termination fee. Representatives of Latham and Skadden also discussed potential voting agreements between each of Idera and BioCryst, and affiliates of BBA, pursuant to which affiliates of BBA would agree to vote in favor of the merger agreement at the BioCryst stockholder meeting and at the Idera stockholder meeting, subject to certain exceptions.

        On January 14, 2018, the BioCryst board had a special telephonic meeting, with members of BioCryst management and representatives of J.P. Morgan and Skadden in attendance. At the meeting, Mr. Stonehouse updated the BioCryst board on the status of negotiations with Idera, and Idera's position regarding the exchange ratio. At the meeting, representatives of J.P. Morgan presented their preliminary analysis with respect to the relative values of BioCryst and Idera based on the latest available financial forecasts of BioCryst and Idera prepared by BioCryst management, and reviewed with the BioCryst board the recent trading history of the two companies. The BioCryst board discussed the composition of the board of the combined company, and the roles of Mr. Milano, Mr. Stonehouse and Mr. Ingram in the combined company. The BioCryst board instructed BioCryst management to continue discussions with Idera management on a business combination transaction, but to inform Idera that the exchange ratio should reflect the relative intrinsic values of BioCryst and Idera, and that on this basis the BioCryst board believed that this should yield BioCryst stockholder ownership in the combined company of 52.0% on a fully diluted basis.

        On January 17, 2018, the Idera board held a special telephonic meeting, with members of Idera management and representatives of Goldman Sachs and Latham in attendance. At the meeting, Mr. Milano provided an update on the status of negotiations of the exchange ratio, the board of directors of the combined company and the headquarters of the combined company, as well as the timing for the proposed business combination. Representatives of Latham then provided an overview of the open issues in the draft merger agreement, and members of Idera management provided an update on the diligence review of BioCryst. Idera management and representatives of Goldman Sachs then reviewed certain preliminary financial analyses of Idera, BioCryst and a potential business combination as well as potential strategic alternatives to the potential business combination with BioCryst, including remaining as a stand-alone company, an update to a potential partnership relating to IMO-2125 and a sale of Idera. Following this review, the Idera board confirmed that the potential business combination with BioCryst on acceptable terms was preferable to any other strategic alternatives. Mr. Milano then provided an overview of the possible timing and process for signing the merger agreement with BioCryst. The Idera board then instructed Idera management, together with Idera's legal and financial advisors, to continue discussions and negotiations with BioCryst and provided guidance with respect to such negotiations, including with respect to ownership of the combined company.

        Over the next several days, Mr. Stonehouse and Mr. Milano spoke numerous times by telephone to negotiate the appropriate relative ownership of BioCryst stockholders and Idera stockholders in a combined company, during which Mr. Milano objected to the implied premium on the then-prevailing trading price of BioCryst common stock that would result from BioCryst's proposed relative ownership of the combined company. During this period, representatives of Skadden and Latham continued to negotiate the open issues in the merger agreement, which included the circumstances in which a termination fee would be payable and the amount of the termination fee and expense reimbursement in specified circumstances. Representatives of Latham and Skadden also negotiated the terms of voting and support agreements with legal counsel to BBA, pursuant to which affiliates of BBA would agree to vote the Idera and BioCryst shares owned by them in favor of adoption of the mergers at the Idera stockholders meeting and at the BioCryst stockholder meeting. Such discussions among representatives of Latham and Skadden and legal counsel to BBA purposefully excluded the relative valuations of BioCryst and Idera or other terms or conditions of the potential business combination and focused on the principle of securing BBA's voting support in the event that both the BioCryst board and the Idera board approved a potential business combination, and each of BioCryst and Idera received a fairness opinion from their respective financial advisors. Messrs. Baker and Neu did not participate in these negotiations nor were they aware of the terms of the voting and support agreements negotiated, other than being informed that Latham would approach representatives of BBA (excluding Messrs. Baker and Neu) to initiate discussions regarding a voting and support agreement.

        On January 19, 2018, the Idera board held a special telephonic meeting with representatives of each of Idera management, Goldman Sachs and Latham in attendance. In advance of the meeting, the Idera board was provided with, among other things, a near-final draft of the merger agreement and other business combination-related materials. At this meeting, Idera management reviewed with the Idera board the results of the business, financial, accounting and legal due diligence review of BioCryst, provided a detailed overview of BioCryst's business and the strategic rationale for the potential business combination and provided an update on remaining open items related to the potential business combination, including the exchange ratio. Representatives of Latham then reviewed with the Idera board its duties when considering the potential business combination and reviewed the process to date by which the Idera board had overseen negotiations of the potential business combination. Representatives of Latham then discussed amending Idera's bylaws by adopting a forum selection bylaw and amending the adjournment bylaw, and reviewed the next steps and timeline of the potential business combination. Representatives of Latham provided a detailed summary of the business combination documents, including the terms and conditions of the merger agreement, the proposed corporate governance of the combined company and the voting and support agreement proposed to be entered into with BBA. Representatives of Latham noted that all discussions with legal counsel for BBA expressly excluded any discussion with or input from BBA regarding the relative valuation of BioCryst and Idera and other terms of the potential business combination. The Idera board, Idera management and representatives of Goldman Sachs and Latham discussed using volume-weighted average prices of BioCryst common stock and Idera common stock as reference points in negotiating the exchange ratio. The Idera board advised Mr. Milano to propose an exchange ratio to BioCryst ranging from 0.41 to 0.42 holding company shares for each share of Idera and a BioCryst exchange ratio of 1.0 (to be adjusted as appropriate based on any reduced exchange ratio for BioCryst). The Idera board then authorized Idera management, together with Idera's legal and financial advisors, to continue to negotiate the exchange ratio and other remaining open issues.

        Also on January 19, 2018, the BioCryst board held a special telephonic meeting, with members of BioCryst management and representatives of Skadden in attendance. Representatives of Skadden updated the BioCryst board on the status of negotiations with Idera on the terms of the merger agreement and on the status of negotiations with legal counsel to BBA and the terms of the voting and support agreements. Representatives of Skadden noted that all discussions with legal counsel for BBA expressly excluded any discussion with or input from BBA regarding the relative valuation of BioCryst and Idera and other terms of the potential business combination. Later that day, in a call between Mr. Milano and Mr. Stonehouse, Mr. Milano informed Mr. Stonehouse that he had spoken with Idera directors and that, following such discussions, Mr. Milano believed that the Idera board would be willing to consider an exchange ratio which would imply ownership in the new holding company of 51.2% to 51.5% for BioCryst stockholders on a fully diluted basis and would be consistent with the 30-day volume-weighted average prices of BioCryst common stock and Idera common stock. The parties also discussed the equivalent of a holding company reverse stock split on the call.

        On January 20, 2018, the BioCryst board held a special telephonic meeting, with members of BioCryst management and representatives of Skadden and J.P. Morgan in attendance. Representatives of Skadden reviewed legal matters including directors' fiduciary duties in connection with the proposed transaction with Idera. Representatives of Skadden updated the BioCryst board on the status of negotiations with Idera on the merger agreement and the status of negotiations with BBA on the voting agreement, and also discussed with the BioCryst board a proposed amendment to the BioCryst bylaws to adopt a forum selection bylaw. Mr. Stonehouse updated the BioCryst board on recent discussions with Mr. Milano regarding the appropriate exchange ratio for the transaction, including the suggested adjustment to the BioCryst exchange ratio in order to reduce the number of shares of the new holding company. Representatives of J.P. Morgan reviewed the recent trading history of BioCryst and Idera. The BioCryst board instructed Mr. Stonehouse to make a final proposal to Idera on the Idera exchange ratio of 0.40 holding company shares for each share of Idera and a BioCryst exchange ratio of 1.0 (to be adjusted as appropriate based on any reduced exchange ratio for BioCryst) implying ownership by BioCryst stockholders of approximately 51.6% in the new holding company on a fully diluted basis. Following the BioCryst board meeting, in accordance with the BioCryst board's instructions, Mr. Stonehouse called Mr. Milano and communicated the BioCryst board's position on the appropriate exchange ratio in the merger. Mr. Milano responded that he would discuss BioCryst's final proposal with the Idera board, and confirmed that the Idera board was meeting the following day.

        On the morning of January 21, 2018, Messrs. Baker and Neu met telephonically with members of Idera management as well as representatives of Goldman Sachs, Latham, and BBA in order for Messrs. Baker and Neu to become informed as part of the forthcoming vote of the Idera board regarding the potential business combination and Idera's request that BBA sign a voting and support agreement. Idera management and representatives of Goldman Sachs reviewed certain preliminary financial analyses of Idera, BioCryst and the combined company. Messrs. Baker and Neu, Idera management and representatives of Goldman Sachs, Latham and BBA then discussed the negotiation and diligence process of the potential business combination, Goldman Sachs' preliminary financial analysis of the potential business combination, and the terms and conditions of the proposed merger agreement. During such discussions, Messrs. Baker and Neu asked questions on the overall process and basis of Goldman Sachs' financial analyses, but did not comment or provide any opinion on the relative valuation of BioCryst and Idera or the exchange ratio.

        Subsequently, on January 21, 2018, the Idera board held a special telephonic meeting with representatives of each of Idera management, Goldman Sachs and Latham in attendance. In advance of the meeting, the directors were provided with, among other things, final versions of the merger agreement and the other definitive documents, including the proposed certificate of incorporation of the combined company and the proposed amendments to Idera's bylaws, draft proposed resolutions approving the business combination and financial analyses prepared by Goldman Sachs (based on the

BioCryst Management Forecasts as adjusted by Idera management). Mr. Milano provided an update on the negotiation of the exchange ratio and reviewed with the Idera board BioCryst's final offer of an exchange ratio of 0.40 holding company shares for each share of Idera and a BioCryst exchange ratio of 1.0 (to be adjusted as appropriate based on any reduced exchange ratio for BioCryst), implying ownership by Idera stockholders of approximately 48.4% in the combined company on a fully diluted basis. Mr. Milano noted that the exchange ratio of 0.40, while implying a premium on the most recent closing price of BioCryst common stock of 14.1%, was consistent with the 30-day volume-weighted average prices of BioCryst common stock and Idera common stock, and representatives of Goldman Sachs and Latham provided their perspectives on the proposed exchange ratio. Mr. Milano then recommended approving the potential business combination with an exchange ratio of 0.40 (to be adjusted as appropriate based on any reduced exchange ratio for BioCryst). At this point, Messrs. Baker and Neu exited the meeting, and, following discussion among the remaining Idera board members, Idera management and representatives of Goldman Sachs and Latham, the Idera board determined to move forward with the exchange ratio of 0.40 (to be adjusted as appropriate based on any reduced exchange ratio for BioCryst). At this point, Messrs. Baker and Neu rejoined the meeting, and Messrs. Baker and Neu each read statements reminding the Idera board of BBA's affiliates' ownership interest in both Idera and BioCryst as well as the personal ownership interest of each of Messrs. Baker and Neu in Idera and BioCryst, with such statements noting the number and type of securities of Idera and BioCryst owned by BBA and its affiliates and each of Messrs. Baker and Neu individually. See "The Mergers—Interests of Idera Directors, Executive Officers and Certain of their Affiliates in the Mergers" beginning on page 99 of this joint proxy statement/prospectus for more information. The statements also noted that Messrs. Baker and Neu's support of the potential business combination as Idera board members would take into account discussions among members of Idera management, the Idera board, excluding Messrs. Baker and Neu, and Idera's advisors, as well as the financial analyses of Goldman Sachs. Following the statements, the Idera board determined that Messrs. Baker and Neu could participate in the remainder of the meeting. Representatives of Latham then provided an overview of the final merger agreement and a summary of the resolved issues. Representatives of Goldman Sachs then reviewed with the Idera board its financial analysis and rendered to the Idera board an oral opinion of Goldman Sachs, subsequently confirmed by delivery of a written opinion, dated January 21, 2018, to the effect that, as of such date and based upon and subject to the factors and the assumptions set forth in Goldman Sachs' written opinion, the Idera exchange ratio pursuant to the merger agreement was fair from a financial point of view, to the holders (other than BioCryst and its affiliates) of Idera common stock, as more fully described in the section entitled "The Mergers—Opinion of Idera's Financial Advisor—Goldman Sachs" beginning on page 84 of this joint proxy statement/prospectus. A discussion ensued regarding the potential business combination with BioCryst. In the course of its deliberations, the Idera board considered a number of factors, including those described more fully below under the section entitled "The Mergers—Idera's Reasons for the Mergers; Recommendation of the Idera Board" beginning on page 67 of this joint statement/prospectus. Following these discussions, representatives of Latham reviewed resolutions approving the mergers, the merger agreement and the related matters that had been previously distributed to the Idera board. The Idera board unanimously determined that the merger agreement and the transactions contemplated thereby, including the mergers, are advisable, fair to and in the best interests of Idera and its stockholders and authorized the appropriate officers of Idera to execute and deliver the merger agreement, the amendment to Idera's bylaws and related documents.

        On the afternoon of January 21, 2018, Mr. Milano called Mr. Stonehouse and informed him that the Idera board had approved the transaction with the most recent relative exchange ratios as proposed by BioCryst.

        Later that day, a special telephonic meeting of the BioCryst board was held for the purpose of considering approval and adoption of the merger agreement with Idera. Members of BioCryst management and representatives of J.P. Morgan and Skadden participated in the meeting.

Representatives of Skadden reviewed legal matters including BioCryst directors' duties in connection with the proposed transaction with Idera and reviewed with the BioCryst board key terms of the merger agreement and the voting and support agreements with BBA. Representatives of J.P. Morgan then reviewed with the BioCryst board its financial analysis of the BioCryst exchange ratio in the proposed transaction and delivered to the BioCryst board its oral opinion, which was confirmed by delivery of a written opinion dated January 21, 2018, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing the opinion, the BioCryst exchange ratio in the proposed transaction was fair, from a financial point of view, to the holders of BioCryst common stock, as more fully described in the section entitled "The Mergers—Opinion of BioCryst's Financial Advisor—J.P. Morgan" beginning on page 94 of this joint proxy statement/prospectus. Following the presentation, Mr. Stonehouse provided BioCryst management's view of the proposed transaction, and the BioCryst board discussed the proposed transaction. Following discussion the BioCryst board unanimously approved and adopted the merger agreement, approved the transactions contemplated by the merger agreement and resolved to recommend that BioCryst stockholders approve the merger agreement.

        In the evening of January 21, 2018, the merger agreement and the voting and support agreements were executed by Idera and BioCryst. The transaction was announced by joint press release on the morning of January 22, 2018.

Idera's Reasons for the Mergers; Recommendation of the Idera Board

        In evaluating the mergers, the Idera board consulted with Idera's management and legal and financial advisors, and in reaching its decision to approve the merger agreement and recommend its adoption by Idera stockholders, the Idera board considered a number of factors and a substantial amount of information, including the following:

  •
  Better Position as a Company with Diversified Late-Stage Pipeline.  The combined company will have a more robust product pipeline led by two Phase 3 rare disease programs, two Phase 2 rare disease programs and a variety of early stage programs and supporting assets.

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  Financial Strength and Opportunities.  The mergers will result in approximately $243 million net cash balance, excluding any repayment of existing debt, at announcement of the mergers (unaudited pro forma cash balance as of December 31, 2017), providing capital for continued clinical development beyond each company's respective next milestone event and allowing for commercial launch planning and preparation and opportunities to generate non-dilutive capital through non-strategic assets and indications.

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  Significant Synergy Potential.  The combined company will have significant synergy potential with strong management, modern facilities and institutional knowledge in rare diseases as well as potentially complimentary discovery engines.

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  Participation in Potential Appreciation.  The fact that Idera stockholders will own approximately 48.4% of the combined company following completion of the mergers and will continue to participate in potential appreciation in equity value of the combined company, in each case calculated on a fully diluted basis using the treasury stock method.

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  Significant Pre-Tax Synergies.  The combined company is expected to realize approximately $30 million in annual pre-tax synergies by the third year following completion of the mergers, disclosed in the "Financial Forecasts" (as defined in "Important Information About the Financial Forecasts" beginning on page 83 of this joint proxy statement/prospectus), which synergies would not be achievable without completing the mergers.

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  Successful Integration.  The belief that the management teams of Idera and BioCryst will successfully integrate the two businesses and provide a strong foundation for the combined management team to accelerate growth.

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  Representation on the Combined Company Board.  The governance provisions of the combined company, including that:

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  Mr. Milano will serve as the chief executive officer of Holdco and will be appointed as a member of the Holdco board;

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  Mr. Ingram will serve as chairman of Holdco;

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  Mr. Stonehouse will serve as a board member of Holdco;

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  the Holdco board would have four directors from the Idera board, four directors from the BioCryst board and one director to be mutually agreed upon by the Idera board and the BioCryst board; and

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  at least one Idera designee would be appointed to each committee of Holdco.

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  Financial Analyses of Goldman Sachs and Receipt of Fairness Opinion.  The financial presentation of Goldman Sachs and its oral opinion (which was subsequently confirmed in its written opinion, dated January 21, 2018) to the Idera board to the effect that, as of the date of its written opinion, the Idera exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to the holders of Idera common stock (other than BioCryst and its affiliates), which opinion was based on and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Goldman Sachs as set forth in Goldman Sachs' written opinion, as more fully described under the caption "The Mergers—Opinion of Idera's Financial Advisor—Goldman Sachs" beginning on page 84 of this joint proxy statement/prospectus.

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  Knowledge of Idera's and BioCryst's Businesses and Financial Condition.  Its knowledge of Idera's business, financial condition, results of operations and prospects, as well as BioCryst's business, financial condition, results of operations and prospects, taking into account its discussions with Idera's management and the results of Idera's due diligence review of BioCryst, which included review of historical financial results and projections, existing agreements, contingent liabilities and legal and other matters, and the subsequent recommendation of the mergers by Idera's management;

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  Financial Projections.  The financial projections prepared by Idera management for Idera as a standalone company through 2030, the financial projections prepared by BioCryst management for BioCryst as a standalone company through 2038 and the pro forma financial projections for the combined company, including the impact of the estimated annual pre-tax synergies for the combined company, in each case, as summarized under "The Mergers—Certain Financial Forecasts Utilized by the Idera Board and Idera's Financial Advisor in Connection with the Mergers" beginning on page 76 of this joint proxy statement/prospectus;

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  Terms of the Merger Agreement.  The Idera board reviewed and considered the terms of the merger agreement, including the parties' respective representations, warranties and covenants, the conditions to their respective obligations to consummate the mergers. See the section titled "The Merger Agreement" beginning on page 116 of this joint proxy statement/prospectus for a detailed discussion of the terms and conditions of the merger agreement. In particular, the Idera board considered the following:

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  Fixed Exchange Ratio.  The fixed exchange ratio of 0.20 shares of Holdco common stock for each share of Idera common stock, by its nature, would not adjust upwards to compensate for declines, or downwards to compensate for increases, in Holdco's stock price prior to completion of the mergers;

    •
    Reciprocity.  The review by the Idera board, in consultation with Idera's advisors, of the structure of the mergers and terms of the merger agreement, including certain reciprocal provisions that may have the effect of discouraging alternative acquisition proposals involving Idera or BioCryst and their ability to terminate the merger agreement;

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    Conditions to Consummation of the Merger.  The limited number and nature of the conditions to the parties' obligations to complete the mergers and the belief of the Idera board of the likelihood of satisfying such conditions;

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    Right to Withdraw Recommendation to Idera Stockholders.  In certain circumstances, the Idera board has the right under the merger agreement to withdraw its recommendation to Idera stockholders that they adopt the merger agreement as summarized under "The Merger Agreement—Changes in Board Recommendations" beginning on page 124 of this joint proxy statement/prospectus;

    •
    Opportunity to Vote.  Idera stockholders will have an opportunity to vote on the adoption of the merger agreement;

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    Termination Fee.  BioCryst is obligated to pay Idera a termination fee of $25 million in certain circumstances as summarized under "The Merger Agreement—Expenses and Termination Fees; Liability for Breach" beginning on page 134 of this joint proxy statement/prospectus; and

    •
    Fixed Reimbursement Amount.  BioCryst is obligated to reimburse Idera a fixed expense reimbursement amount of $6 million under certain circumstances as summarized under "The Merger Agreement—Expenses and Termination Fees; Liability for Breach" beginning on page 134 of this joint proxy statement/prospectus;

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  U.S. Federal Income Tax Consequences of the Mergers.  The fact that (i) it is a condition to BioCryst's obligation to complete the BioCryst merger that BioCryst receive an opinion from Skadden, dated as of the closing date, to the effect that the BioCryst merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code or, alternatively, the mergers together will be treated as an "exchange" described in Section 351 of the Code; (ii) it is a condition to Idera's obligation to complete the Idera merger that Idera receive an opinion from Latham, dated as of the closing date, to the effect that the mergers together will be treated as an "exchange" described in Section 351 of the Code; and (iii) assuming that the mergers are treated as described above for U.S. federal income tax purposes, a U.S. holder of BioCryst common stock or Idera common stock will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of shares of BioCryst common stock or Idera common stock for shares of Holdco common stock in the BioCryst merger or the Idera merger, respectively, except with respect to cash received by BioCryst and Idera stockholders in lieu of fractional shares of Holdco common stock;

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  Consideration of Alternatives.  The Idera board had considered certain alternatives to the mergers, including continuing to operate as an independent public company in its current configuration, pursuing acquisitions as an independent public company and pursuing alternative strategic transactions with strategic or financial buyers; and

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  Likelihood of Completing the Mergers.  The likelihood of completing the mergers on the anticipated schedule.

        The Idera board also weighed the factors described above against a number of risks and other factors identified in its deliberations as weighing negatively against the mergers:

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  the challenges inherent in combining the businesses, operations and workforces of Idera and BioCryst, including: (i) the possible diversion of management focus and resources from operational matters and other strategic opportunities for an extended period of time and (ii) difficulties in integrating and retaining management and employees, including from the two companies' respective labor groups;

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  the fact that forecasts of future results of operations and synergies are necessarily estimates based on assumptions, the risk of not realizing anticipated synergies and cost savings between Idera and BioCryst and the risk that other anticipated benefits might not be realized;

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  the fact that Idera stockholders will be sharing participation of Idera's upside with BioCryst stockholders as part of the combined company;

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  the amount of time it could take to consummate the mergers, including the fact that consummation of the mergers depends on factors outside of Idera's control, and the risk that the conditions to consummation will not be satisfied, including as a result of (i) Idera stockholders failing to grant the requisite approvals to consummate the mergers or (ii) the required regulatory approvals for the mergers failing to be obtained;

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  the substantial costs to be incurred in connection with the mergers, including the substantial cash and other costs of integrating the businesses of Idera and BioCryst, as well as the transaction expenses arising from the mergers;

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  the potential effect of the mergers on Idera's business and relationships with employees, doctors, patients, regulators and the communities in which it operates;

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  the risk that governmental entities may not approve the mergers or may impose conditions on Idera or BioCryst in order to gain approval for the mergers that may adversely impact the ability of the combined company to realize the anticipated synergies in connection with the mergers;

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  the terms of the merger agreement, including generally reciprocal covenants relating to (i) the two companies' conduct of their respective businesses during the period between the signing of the merger agreement and the completion of the mergers, (ii) the restriction on the two companies' ability to solicit alternative transaction proposals and (iii) the fact that Idera might be required to hold a stockholder vote to adopt the merger agreement and approve the transactions contemplated thereby, including the mergers, even though the Idera board might have withdrawn its recommendation prior to such stockholder vote;

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  the fact that, in certain circumstances, the BioCryst board has the right under the merger agreement to withdraw its recommendation to BioCryst stockholders that they adopt the merger agreement as summarized under "The Merger Agreement—Changes in Board Recommendations" beginning on page 124 of this joint proxy statement/prospectus;

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  the fact that Idera is obligated to pay BioCryst a termination fee of $25 million in certain circumstances as summarized under "The Merger Agreement—Expenses and Termination Fees; Liability for Breach" beginning on page 134 of this joint proxy statement/prospectus;

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  the fact that Idera is obligated to reimburse BioCryst a fixed expense reimbursement amount of $6 million under certain circumstances as summarized under "The Merger Agreement—Expenses and Termination Fees; Liability for Breach" beginning on page 134 of this joint proxy statement/prospectus;

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  the absence of appraisal rights for Idera stockholders;

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  the possibility that the mergers might not be completed, or that completion might be unduly delayed, for reasons beyond Idera's or BioCryst's control and the potential negative impact that may have on Idera's business and relationships with employees, doctors, patients, regulators and the communities in which it operates;

  •
  the fact that the applicable merger exchange ratios are fixed and will not be adjusted on the closing date based on the relative market values of shares of Idera common stock or BioCryst common stock, which means that the market value of the merger consideration received by Idera stockholders could decrease prior to the consummation of the mergers; and

  •
  the risks of the type and nature described under "Risk Factors" and the matters described under "Cautionary Statement Regarding Forward-Looking Statements" beginning on pages 23 and 21, respectively, of this joint proxy statement/prospectus.

        The Idera board also was apprised of certain interests in the mergers of Idera's directors and executive officers that may be different from, or in addition to, the interests of Idera stockholders generally as discussed in "The Mergers—Interests of Idera Directors, Executive Officers and Certain of their Affiliates in the Mergers" beginning on page 99 of this joint proxy statement/prospectus.

        This discussion of the information and factors considered by the Idera board in reaching its conclusions and recommendation summarizes the material factors considered by the board, but is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the mergers and the complexity of these matters, the Idera board did not find it practicable, and did not attempt, to quantify, rank or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger agreement and to recommend that Idera stockholders vote in favor of the proposal to adopt the merger agreement.

        The Idera board conducted an overall review of the factors described above and considered the factors overall to be favorable to and to support its determination. In considering the factors described above, individual members of the Idera board may have given differing weights to different factors.

        The Idera board unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the mergers, are advisable, fair to and in the best interests of Idera and its stockholders. The Idera board unanimously recommends that Idera stockholders vote "FOR" the proposal to adopt the merger agreement.

BioCryst's Reasons for the Mergers; Recommendation of the BioCryst Board

        By unanimous vote, the BioCryst board, at a meeting held on January 21, 2018, determined that the merger agreement and the transactions contemplated thereby, including the mergers, are fair, advisable and in the best interests of BioCryst and its stockholders. In addition, subject to the terms of the merger agreement, the BioCryst board resolved to recommend that the BioCryst stockholders approve the adoption of the merger agreement and the transactions contemplated thereby. THE BIOCRYST BOARD UNANIMOUSLY RECOMMENDS THAT BIOCRYST STOCKHOLDERS VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT, "FOR" THE APPROVAL ON A NON-BINDING ADVISORY BASIS, THE COMPENSATION THAT MAY BECOME PAYABLE TO BIOCRYST'S NAMED EXECUTIVE OFFICERS THAT IS BASED ON OR OTHERWISE RELATES TO THE MERGERS AND "FOR" THE ADJOURNMENT OF THE BIOCRYST SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES TO ADOPT THE MERGER AGREEMENT.

        In evaluating the merger agreement and the transactions contemplated thereby, the BioCryst board consulted with BioCryst senior management, its outside legal counsel and financial advisors. This explanation of BioCryst's reasons for the mergers and all other information presented in this section should be read in light of the factors discussed in the section entitled "Cautionary Statement Regarding

Forward-Looking Statements" beginning on page 21 of this joint proxy statement/prospectus. In recommending that BioCryst stockholders vote their shares of BioCryst common stock in favor of adoption of the merger agreement, the BioCryst board considered a number of factors, including the following (not necessarily in order of relative importance):

  •
  Compelling Strategic Combination.  The BioCryst board's belief that due to the strategic fit of BioCryst and Idera, the mergers represent a compelling strategic combination that will result in a more competitive combined company focused on rare diseases that will have available to it strategic opportunities to enhance stockholder value that would not have been available to BioCryst by itself, based on consideration of factors including:

  •
  BioCryst and Idera believe that the mergers will result in a dynamic combined company that integrates and capitalizes on both BioCryst's and Idera's separate and complementary talents, experiences and expertise to successfully commercialize late stage development candidates and to expand the number of rare disease targets that can be advanced into development;

  •
  the combined company will have a more robust product pipeline led by two Phase 3 programs, two Phase 2 rare disease programs and a variety of early stage programs and supporting assets;

  •
  risk diversification for BioCryst stockholders, as the combined company will have more drug candidates and therefore more opportunities for success; and

  •
  the combined company will have synergistic discovery capabilities that will expand the number of future rare disease targets to evaluate and advance into development.

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  All Stock Consideration.  The all-stock consideration provides BioCryst stockholders with an opportunity to participate in the equity value of the combined company, including future growth from successful commercialization of product candidates and the expected synergies resulting from the mergers. In addition, the BioCryst board considered the fact that (i) the merger agreement provides for fixed exchange ratios and that no adjustment will be made in the merger consideration to be received by BioCryst stockholders or Idera stockholders in the mergers as a result of possible increases or decreases in the trading price of the BioCryst common stock or Idera common stock following the announcement of the mergers and (ii) based on the shares of BioCryst common stock and Idera common stock outstanding or reserved for issuance, BioCryst stockholders would own approximately 51.6% of the combined company calculated on a fully diluted basis using the treasury stock method.

  •
  Financial Strength and Opportunities.  The BioCryst board's belief that the combined company will have increased financial strength and flexibility, with approximately $243 million in pro forma net cash, excluding any repayment of existing debt, as of December 31, 2017, to support ongoing clinical and commercial activities, as well as opportunities to further strengthen the combined company's cash position through partnering arrangements.

  •
  Best Available Alternative for Enhancing Stockholder Value.  The BioCryst board's determination, after consultation with management and its financial and legal advisors, that entering into the merger agreement with Idera was more favorable to BioCryst stockholders than other alternatives available to BioCryst, including continued operation of BioCryst on a standalone basis or the pursuit of potential alternative transactions. In making its determination, the BioCryst board took into account factors including (i) the BioCryst board's assessment of BioCryst's business and operations, financial prospects and conditions and the determination that continued operation of BioCryst on a standalone basis was not likely to produce, on a risk-adjusted basis, values that would create more value for BioCryst stockholders than the value created by the combined company, (ii) the BioCryst board's belief as to the potential to create meaningful synergies resulting from a combination with Idera, from which BioCryst stockholders will be positioned to benefit based on their ownership of approximately 51.6% of the combined company calculated on a fully diluted basis at closing using the treasury stock method, (iii) the BioCryst board's belief that the transaction creates risk diversification for stockholders as Holdco will have more opportunities for success and (iv) the BioCryst board's belief that an all-stock transaction allows BioCryst stockholders to participate, pro rata, in any upside.

  •
  Appropriate Time to Pursue a Transaction.  In light of the status of BioCryst's development programs and the current stage of BioCryst's businesses, the BioCryst board believed it was an opportune time to pursue a strategic transaction.

  •
  Financial Analyses of J.P. Morgan and Receipt of Fairness Opinion.  J.P. Morgan's oral opinion, and the financial analyses in connection therewith, rendered to the BioCryst board, subsequently confirmed by delivery of a written opinion, dated January 21, 2018, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing the opinion, the BioCryst exchange ratio of 0.50 shares of Holdco common stock to be paid for each share of BioCryst common stock pursuant to the merger agreement was fair, from a financial point of view, to the holders of shares of BioCryst common stock, as more fully described in the section titled "The Mergers—Opinion of BioCryst's Financial Advisor—J.P. Morgan" beginning on page 94 of this joint proxy statement/prospectus.

  •
  Opportunity to Receive Alternative Transaction Proposals.  BioCryst's right, in circumstances specified in the merger agreement, to respond to and negotiate unsolicited takeover proposals made before the time BioCryst's stockholders approve the proposal to adopt the merger agreement.

  •
  High Likelihood of Completion.  The BioCryst board's view that the likelihood of completion of the mergers is high, particularly in light of the following:

  •
  execution of voting and support agreements between BioCryst and certain Idera stockholders who collectively own approximately 9% of the outstanding Idera common stock pursuant to which such stockholders agreed to vote in favor of the adoption of the merger agreement and against any competing proposal at the Idera special meeting;

  •
  the BioCryst board's view, after consultation with its legal counsel, concerning the likelihood that regulatory approvals and clearances necessary to consummate the mergers would be obtained; and

  •
  the terms of the merger agreement and the conditions to closing the mergers, including:

  •
  the requirement that BioCryst and Idera take any and all steps necessary (subject to agreed limitations) to obtain regulatory approval;

  •
  that Idera is prohibited from soliciting other competing proposals, subject to a customary 'fiduciary out' exception permitting it to take certain actions in response to certain unsolicited proposals; and

  •
  the limited nature of the conditions to each party's obligation to complete the transaction.

  •
  Arm's Length Terms and Other Factors Related to the Merger Agreement.  The BioCryst board's view that the merger agreement was the product of arm's length negotiations and contained customary terms and conditions, and its consideration of a number of other factors pertaining to the merger agreement, including:

    •
    the structure of the transaction should allow sufficient time for a third party to pursue a superior proposal if it desired to do so;

    •
    subject to the terms and conditions set forth in the merger agreement, the ability of the BioCryst board to change its recommendation to the BioCryst stockholders if BioCryst receives a superior proposal or upon the occurrence of an intervening event that was not known to or reasonably foreseeable by the BioCryst board as of January 21, 2018;

    •
    termination provisions in the merger agreement, including that the end date under the merger agreement (which may be extended under specified circumstances) on which either party, subject to specified exceptions, can terminate the merger agreement should provide sufficient time to consummate the transaction;

    •
    Idera's obligation to pay BioCryst a termination fee of $25 million if the merger agreement is terminated by BioCryst after the Idera board has effected an "Idera adverse recommendation change" (as defined in "The Merger Agreement—Changes in Board Recommendations" beginning on page 124 of this joint proxy statement/prospectus) or entered into a definitive agreement in respect of a competing proposal within 12 months after termination of the merger agreement (as further described in the section entitled "The Merger Agreement" beginning on page 116), and Idera's obligation to pay BioCryst a fixed expense reimbursement of $6 million under certain circumstance if the merger agreement is terminated as the result of a failure by Idera stockholders to approve the merger agreement;

    •
    BioCryst's ability to specifically enforce, or seek damages upon any breach of, Idera's obligations under the merger agreement; and

    •
    the unanimous approval of the merger agreement by the BioCryst board, which consists of a majority of independent directors who are not affiliated with BioCryst and are not employees of BioCryst or any of its subsidiaries, and which retained and received advice from BioCryst's outside financial and legal advisors in evaluating, negotiating and recommending the terms of the merger agreement.

        The BioCryst board also considered a number of uncertainties and risks in its deliberations concerning the mergers and the other transactions contemplated by the merger agreement, including the following (not necessarily in order of relative importance):

  •
  that the merger agreement includes a "force the vote" provision requiring each of BioCryst and Idera to submit the merger agreement to their respective stockholders, irrespective of any adverse recommendation change, and that BioCryst cannot terminate the merger agreement in order to accept a superior proposal, which could discourage other potential parties from making a competing offer;

  •
  that under the terms of the merger agreement, BioCryst is unable to solicit other competing proposals during the pendency of the mergers;

  •
  subject to certain conditions set forth in the merger agreement, in the event of BioCryst's receipt of a superior proposal, BioCryst is required to negotiate in good faith with Idera regarding revisions to the merger agreement, which BioCryst's board must consider in good faith and determine in consultation with its independent financial advisor and outside legal counsel whether the superior proposal continues to constitute a superior proposal if the revisions proposed by Idera were to be given effect;

  •
  that, under specified circumstances, BioCryst may be required to pay fees and expense reimbursement to Idera in the event the merger agreement is terminated and the effect this could have on BioCryst, including:

  •
  the possibility that the termination fee payable by BioCryst under certain circumstances could discourage other potential parties from making a competing offer; although the BioCryst board believed that the termination fee was reasonable in amount and would not unduly deter any other party that might be interested in making a competing proposal;

  •
  if the mergers are not consummated, BioCryst may be required to pay its own expenses associated with the merger agreement and the transactions contemplated thereby; and

  •
  BioCryst's obligation to pay Idera a termination fee of $25 million if the merger agreement is terminated by Idera after the BioCryst board has effected a "BioCryst adverse recommendation change" (as defined in "The Merger Agreement—Changes in Board Recommendations" beginning on page 124 of this joint proxy statement/prospectus) or entered into a definitive agreement in respect of a competing proposal within 12 months after termination of the merger agreement (as further described in the section entitled "The Merger Agreement" beginning on page 116 of this joint proxy statement/prospectus), and BioCryst's obligation to pay Idera a fixed expense reimbursement of $6 million under certain circumstance if the merger agreement is terminated as the result of a failure by BioCryst stockholders to approve the merger agreement;

  •
  the significant costs involved in connection with entering into the merger agreement and the transactions contemplated thereby, including the mergers, and the substantial time and effort of management required to complete the transactions contemplated by the merger agreement, including the mergers, which may disrupt BioCryst's business operations;

  •
  that the consummation of the mergers require regulatory approvals and the risk that notwithstanding BioCryst's and Idera's obligations with respect to obtaining regulatory approvals, governmental entities may seek to impose unfavorable terms or conditions, or otherwise fail to grant, such approvals;

  •
  the possibility that the mergers might not be consummated, and the possible adverse effect of termination of the merger agreement on BioCryst or the trading price of BioCryst common stock, and related risks including:

  •
  that, even if the merger agreement is approved by BioCryst stockholders, Idera stockholders may not approve the merger agreement;

  •
  that, even if the merger agreement is approved by BioCryst stockholders and Idera stockholders, there can be no assurance that all other conditions to the parties' obligations to complete the mergers will be satisfied; and

  •
  that BioCryst may be at risk for loss of members of management and other key personnel following announcement of the transaction, and may not be able to effectively replace such persons, which could adversely affect BioCryst's business during the period prior to consummation of the mergers, or if the mergers are not consummated, as BioCryst's operations are largely dependent on the skill and experience of its management and key personnel;

  •
  the restrictions on the conduct of BioCryst's business prior to the consummation of the mergers, including the requirement that BioCryst conduct business in the ordinary course, subject to specific limitations, which may delay or prevent BioCryst from undertaking business opportunities that may arise before the completion of the mergers and that, absent the merger agreement, BioCryst might have pursued;

  •
  that BioCryst's directors and executive officers may have interests in the mergers that may be different from, or in addition to, those of BioCryst stockholders generally; for more information about such interests, see the section titled "The Mergers—Interests of BioCryst Directors and Executive Officers in the Mergers" beginning on page 106 of this joint proxy statement/prospectus;

  •
  risks of the type and nature described under the sections titled "Risk Factors" and "Cautionary Statements Regarding Forward-Looking Statements" beginning on pages 23 and 21, respectively, of this joint proxy statement/prospectus; and

  •
  U.S. federal income tax consequences of the mergers to U.S. holders of BioCryst common stock, as further described under the section titled "U.S. Federal Income Tax Consequences of the Mergers" beginning on page 137 of this joint proxy statement/prospectus.

The BioCryst board considered all of these factors as a whole and believed that, overall, the potential benefits of the mergers to BioCryst's stockholders outweighed the uncertainties and risks of the mergers.

        The foregoing discussion of factors considered by the BioCryst board is not intended to be exhaustive, but includes the material factors considered by the BioCryst board. In light of the variety of factors considered in connection with its evaluation of the mergers and the complexity of these matters, the BioCryst board did not find it practicable to, and did not, quantify, rank or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Moreover, each member of the BioCryst board applied his or her own personal business judgment to the process and may have viewed factors differently or given different weight or merit to different factors. The BioCryst board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The BioCryst board based its recommendation on the totality of the information presented. The BioCryst board evaluated the factors described above, among others, and reached the conclusion that it is in the best interests of BioCryst and its stockholders, and declared it advisable, to enter into the merger agreement, and unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and resolved to recommend the adoption of the merger agreement by BioCryst stockholders and resolved that the adoption of the merger agreement be submitted to a vote at a meeting of BioCryst stockholders.

Certain Financial Forecasts Utilized by the Idera Board and Idera's Financial Advisor in Connection with the Mergers

        The unaudited prospective financial data presented below includes projections prepared by Idera management. Idera does not, as a matter of course, normally make public long-term projections or publicly disclose financial projections or forecasts as to future performances, revenues, earnings or other results given, among other things, the unpredictability of the underlying assumptions and estimates inherent in preparing financial projections and forecasts. As a result, Idera does not endorse unaudited prospective financial information as a reliable indication of future results.

        The unaudited financial projections concerning Idera and BioCryst set forth below, as well as the synergy estimates and unaudited financial projections for the combined company after the completion of the mergers set forth below, were made available as described below to the Idera board in its review and evaluation of the transactions contemplated by the merger agreement, and to Goldman Sachs for its use and reliance in connection with its financial analyses and opinion to the Idera board described under "The Mergers—Opinion of Idera's Financial Advisor—Goldman Sachs" beginning on page 84 of this joint proxy statement/prospectus and, in the case of the Idera Unadjusted Management Projections, to BioCryst. The summary of these financial projections is not being included in this joint proxy statement/prospectus to influence the voting decision of any Idera stockholder or BioCryst stockholder with respect to the mergers, but instead only because these financial projections were provided to the parties above in connection with the mergers. Idera makes and has made no representation to BioCryst, in the merger agreement or otherwise, concerning the Idera Unadjusted Management Projections, the Idera Adjusted Management Projections, the Idera Adjusted BioCryst Projections or the Combined Company Projections.

Financial Forecasts Related to Idera

        Idera management prepared unaudited unadjusted financial projections for Idera (the "Idera Unadjusted Management Projections") for the fiscal years ending December 31, 2018 through 2030. The Idera Unadjusted Management Projections were based on numerous variables and assumptions including key assumptions around the following: (1) capitalization and expenditure estimates; (2) product pricing and pricing increases; (3) composition of patients, (4) product launch dates and (5) market share. The Idera Unadjusted Management Projections are being described herein solely because they were provided to BioCryst in connection with its review and evaluation of the mergers. The Idera Unadjusted Management Projections are summarized in the following table:

$mm	2018E	2019E	2020E	2021E	2022E	2023E	2024E
Total net revenues	—	—	—	$113	$229	$361	$676
Gross profit	—	—	—	$112	$228	$359	$671
Ex-U.S. partnership revenue	—	—	—	—	$35	$19	$29
Operating income	$(70)	$(71)	$(108)	$(36)	$67	$125	$378

$mm	2025E	2026E	2027E	2028E	2029E	2030E
Total net revenues	$1,522	$2,492	$3,257	$3,655	$4,055	$4,570
Gross profit	$1,500	$2,447	$3,187	$3,560	$3,935	$4,415
Ex-U.S. partnership revenue	$64	$158	$292	$372	$383	$395
Operating income	$946	$1,622	$2,218	$2,521	$2,761	$3,066

        Using the Idera Unadjusted Management Projections, Idera management prepared unaudited financial projections for Idera (the "Idera Adjusted Management Projections") for the fiscal years ending December 31, 2018 through 2030, which were adjusted based on numerous variables, including the following: (1) Idera management's assessment of the probability of success for Idera's products; (2) Idera's federal net operating loss balance and the future usability of such tax attributes; (3) expectations around future equity financings; and (4) capitalization estimates. The Idera board utilized the Idera Adjusted Management Projections in connection with its review and evaluation of the mergers, and Goldman Sachs used the Idera Adjusted Management Projections in connection with its financial analyses and opinion to the Idera board, as described in the section titled "The Mergers—Opinion of Idera's Financial Advisor—Goldman Sachs" beginning on page 84 of this joint proxy statement/prospectus. The Idera Adjusted Management Projections are summarized in the following table:

$mm	2018E	2019E	2020E	2021E	2022E	2023E	2024E
POS Adjusted Revenue by Product:
IMO-2125—Melanoma	—	—	—	$75	$152	$240	$252
IMO-2125—Head & Neck	—	—	—	—	—	—	$101
IMO-2125—Bladder	—	—	—	—	—	—	—
IMO-8400—Dermatomyositis	—	—	—	—	—	—	$2
Nucleic acid chemistry compound	—	—	—	—	—	—	—

POS-adjusted net revenue	—	—	—	$75	$152	$240	$355
Ex-U.S. partnership revenue	—	—	—	—	$17	$9	$14
POS-adjusted operating income	$(70)	$(72)	$(109)	$(37)	$48	$105	$280
Unlevered free cash flow(1)	$(73)	$(76)	$(115)	$(45)	$29	$72	$207
Tax-effected net operating loss cash savings	—	—	—	—	$10	$22	$57
Financings	—	$150	$150	—	—	—	—

	2025E	2026E	2027E	2028E	2029E	2030E
POS Adjusted Revenue by Product:
IMO-2125—Melanoma	$264	$277	$291	$305	$320	$336
IMO-2125—Head & Neck	$211	$331	$346	$362	$379	$397
IMO-2125—Bladder	$131	$279	$447	$476	$508	$541
IMO-8400—Dermatomyositis	$11	$28	$52	$80	$105	$124
Nucleic acid chemistry compound	$4	$15	$24	$35	$45	$66

POS-adjusted net revenue	$620	$929	$1,159	$1,258	$1,357	$1,464
Ex-U.S. partnership revenue	$23	$47	$81	$101	$104	$107
POS-adjusted operating income	$574	$898	$1,155	$1,268	$1,364	$1,468
Unlevered free cash flow(1)	$422	$670	$879	$981	$1,056	$1,136
Tax-effected net operating loss cash savings	$1	—	—	—	—	—
Financings	—	—	—	—	—	—

(1)
Defined as cash provided by operating activities less capital expenditures. Unlevered free cash flow is a non-GAAP financial measure. Unlevered free cash flow does not include tax-effected net operating loss cash savings or financings.

Financial Forecasts Related to BioCryst

        BioCryst management prepared unaudited unadjusted financial projections for BioCryst for the fiscal years ending December 31, 2018 through 2035 for its board of directors (see the section entitled "The Mergers—Certain Financial Forecasts Utilized by the BioCryst Board and BioCryst's Financial Advisor in Connection with the Mergers—Financial Forecasts Related to BioCryst" beginning on page 81 of this joint proxy statement/prospectus), which were provided to Idera management for its review and evaluation of the mergers. Idera management then made adjustments to BioCryst management's projections based on numerous variables (the "Idera Adjusted BioCryst Projections"), including the following: (1) Idera management's assessment of the probability of success for BioCryst's products; and (2) expectations around future equity financings. The Idera board utilized these Idera Adjusted BioCryst Projections in connection with its review and evaluation of the mergers, and Goldman Sachs used the Idera Adjusted BioCryst Projections in connection with its financial analyses and opinion to the Idera board, as described in the section titled "The Mergers—Opinion of Idera's

Financial Advisor—Goldman Sachs" beginning on page 84 of this joint proxy statement/prospectus. The Idera Adjusted BioCryst Projections are summarized in the following table:

$mm	2018E	2019E	2020E	2021E	2022E	2023E	2024E	2025E	2026E
POS Adjusted Revenue by Product:
HAE Prophylactic	—	—	$21	$112	$214	$331	$376	$469	$492
HAE Acute	—	—	—	—	$8	$20	$27	$30	$30
Rapivab	$2	$3	$21	$21	$21	$18	$18	—	—
Galidsevir	—	—	—	—	$20	$20	$20	—	—
Other development candidate	—	—	—	—	—	$6	$27	$46	$61
FOP	—	—	—	—	—	$6	$13	$20	$25
Ex-U.S. product sales	—	—	$1	$8	$22	$46	$74	$97	$118
Royalty and other revenues	$1	$1	$1	$1	$1	$1	$1	$1	$1
Research and development reimbursement	$5	$6	$9	$1	—	—	—	—	—
Milestone receipts	$3	—	—	—	—	—	—	—	—

POS-adjusted net revenue	$11	$10	$52	$143	$285	$447	$556	$662	$728
POS-adjusted operating income	$(91)	$(136)	$(104)	$(3)	$167	$338	$437	$534	$593
Unlevered free cash flow(1)	$(92)	$(136)	$(108)	$(12)	$118	$251	$334	$412	$462
Tax-effected net operating loss cash savings	—	—	—	—	$28	$71	$73	—	—
Financings	—	$150	$150	—	—	—	—	—	—

$mm	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E	2035E
POS Adjusted Revenue by Product:
HAE Prophylactic	$503	$523	$544	$566	$588	$612	$636	$662	$688
HAE Acute	$31	$32	$33	$35	$36	$38	$39	$41	$42
Rapivab	—	—	$2	$3	$3	$3	$3	—	—
Galidsevir	—	—	—	—	—	—	—	—	—
Other development candidate	$72	$78	$84	$87	$91	$95	$98	$102	$106
FOP	$28	$29	$30	$31	$32	$33	$34	$36	$37
Ex-U.S. product sales	$131	$137	$145	$152	$158	$164	$171	$178	$185
Royalty and other revenues	$1	—	—	—	—	—	—	—	—
Research and development reimbursement	—	—	—	—	—	—	—	—	—
Milestone receipts	—	—	—	—	—	—	—	—	—

POS-adjusted net revenue	$765	$799	$837	$874	$909	$945	$982	$1,018	$1,059
POS-adjusted operating income	$625	$655	$688	$720	$751	$783	$816	$847	$883
Unlevered free cash flow(1)	$490	$514	$540	$565	$590	$615	$641	$666	$693
Tax-effected net operating loss cash savings	—	—	—	—	—	—	—	—	—
Financings	—	—	—	—	—	—	—	—	—

(1)
Defined as cash provided by operating activities less capital expenditures. Unlevered free cash flow is a non-GAAP financial measure. Unlevered free cash flow does not include tax-effected net operating loss cash savings or financings.

Financial Forecasts Related to Combined Company

        Using the Idera Adjusted Management Projections and the Idera Adjusted BioCryst Projections, Idera management prepared unaudited financial projections for the combined company (the "Combined Company Projections") after completion of the mergers for the fiscal years ending December 31, 2018 through 2030. The Idera board utilized the Combined Company Projections prepared by Idera's management in connection with its review and evaluation of the mergers, and Goldman Sachs used the Combined Company Projections in connection with its financial analyses and opinion to the Idera board as described in the section titled "The Mergers—Opinion of Idera's Financial Advisor—Goldman

Sachs" beginning on page 84 of this joint proxy statement/prospectus. The Combined Company Projections are summarized in the following table:

$mm	2018E	2019E	2020E	2021E	2022E	2023E	2024E
Pro forma revenue	$11	$10	$52	$218	$454	$696	$925
Operating income	$(161)	$(208)	$(213)	$(40)	$215	$443	$717
Operating income with synergies(1)	$(151)	$(185)	$(182)	$(9)	$246	$474	$748
Unlevered free cash flow	$(154)	$(189)	$(193)	$(26)	$171	$347	$565
Tax-effected net operating loss cash savings	—	—	—	—	$52	$83	$46
Financings	—	$300	$300	—	—	—	—

$mm	2025E	2026E	2027E	2028E	2029E	2030E
Pro forma revenue	$1,306	$1,704	$2,005	$2,158	$2,298	$2,445
Operating income	$1,109	$1,490	$1,780	$1,923	$2,053	$2,188
Operating income with synergies(1)	$1,140	$1,521	$1,811	$1,954	$2,084	$2,219
Unlevered free cash flow(2)	$858	$1,156	$1,394	$1,519	$1,620	$1,726
Tax-effected net operating loss cash savings	$3	$3	$3	$3	$3	$3
Financings	—	—	—	—	—	—

(1)
Reflects run-rate synergy estimates for the combined company after completion of the mergers for the fiscal years ending December 31, 2018 through 2030, giving effect to the mergers as if they had been consummated as of January 1, 2018, of $30.7 million annually, phased 50% in the year ended December 31, 2018, 90% in the year ended December 31, 2019 and 100% in each year thereafter, with costs to achieve such synergies estimated at $4.5 million in each of the years ending December 31, 2018 and 2019.

(2)
Defined as cash provided by operating activities less capital expenditures. Unlevered free cash flow is a non-GAAP financial measure. Unlevered free cash flow does not include tax-effected net operating loss cash savings or financings.

Certain Financial Forecasts Utilized by the BioCryst Board and BioCryst's Financial Advisor in Connection with the Mergers

        BioCryst does not normally make public long-term projections as to future revenues, earnings or other results due to the uncertainty of the underlying assumptions and estimates. However, in connection with the BioCryst board's review of potential strategic alternatives, BioCryst management provided the BioCryst board and J.P. Morgan with forecasts for the performance of BioCryst's business for the fiscal years 2018 through 2037. These prospective forecasts were based on internal assumptions about the probability of success for product candidates, probability of regulatory approvals, launch timing, pricing, market growth, market share, competition, the commercial life of the product candidates, and other relevant factors related to the commercialization of each of BioCryst's products and product candidates (the "BioCryst Adjusted Management Projections"). In addition, BioCryst management provided forecasts which were not risk adjusted to include a probability of success for BioCryst's product candidates (the "BioCryst Unadjusted Management Projections," and together with the BioCryst Adjusted Management Projections, the "BioCryst Management Projections"). BioCryst management provided Idera solely with the BioCryst Unadjusted Management Projections. The BioCryst Management Projections, which are summarized below, were made available to the BioCryst board for purposes of considering and evaluating the transactions contemplated by the merger agreement, and to J.P. Morgan for use in performing its financial analyses in connection with rendering its fairness opinion, which is attached as Annex C to this joint proxy statement/prospectus. BioCryst makes and has made no representation to Idera, in the merger agreement or otherwise, concerning the BioCryst Management Projections. For purposes of the BioCryst Adjusted Management Projections and the "BioCryst Adjusted Idera Projections" (as defined in "The Mergers—Certain Financial Forecasts Utilized by the BioCryst Board and BioCryst's Financial Advisor in Connection with the Mergers—Financial Forecasts Related to Idera"): "EBIT" refers to earnings before interest and tax and "Unlevered free cash flow" refers to tax-affected EBIT, less capital expenditures, plus depreciation, amortization and decreases in net working capital. For more information on J.P. Morgan's fairness opinion, see the section entitled "The Mergers—Opinion of BioCryst's Financial Advisor—J.P. Morgan" beginning on page 94 of this joint proxy statement/prospectus.

Financial Forecasts Related to BioCryst

        The BioCryst Unadjusted Management Projections include long-term projections for fiscal years 2018 through 2037 for BioCryst's product and product candidates and make no adjustment for probability of success. The BioCryst Unadjusted Management Projections were shared with Idera in connection with its review and evaluation of the mergers. The following table presents a summary of the BioCryst Unadjusted Management Projections:

$mm	2018	2019	2020	2021	2022	2023	2024	2025	2026	2027
Total net revenue	$33	$36	$77	$169	$463	$803	$1,274	$1,577	$1,827	$1,983
Operating income	$(84)	$(130)	$(149)	$(22)	$287	$588	$1,021	$1,305	$1,531	$1,671
Net income	$(85)	$(131)	$(150)	$(22)	$287	$578	$783	$1,003	$1,179	$1,291

	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037
Total net revenue	$2,050	$2,125	$2,175	$2,175	$2,175	$2,175	$2,170	$2,170	$984	$984
Operating income	$1,728	$1,792	$1,835	$1,831	$1,827	$1,823	$1,814	$1,810	$775	$772
Net income	$1,340	$1,394	$1,432	$1,434	$1,437	$1,439	$1,438	$1,441	$655	$656

        The BioCryst Unadjusted Management Projections summarized above were prepared by BioCryst management based on assumptions, including the following: (i) a tax rate of 23.5%, (ii) net operating losses of $487 million, with no limitations on use, and (iii) a net cash balance of $143 million. The BioCryst Unadjusted Management Projections are based upon financial, operating and commercial assumptions developed solely using the information available to BioCryst management at the time the BioCryst Unadjusted Management Projections were created.

        The BioCryst Adjusted Management Projections include long-term projections for fiscal years 2018 through 2037, which were risk adjusted to include a probability of success for each of BioCryst's product candidates. The following tables present a summary of the BioCryst Adjusted Management Projections:

$mm	2018	2019	2020	2021	2022	2023	2024	2025	2026	2027	2028
Total net revenue	$33	$36	$77	$169	$463	$803	$1,274	$1,577	$1,827	$1,983	$2,050
POS Adjusted Revenue by Product:
HAE Prophylactic	—	—	$16	$99	$195	$307	$423	$531	$571	$591	$591
HAE Acute	—	—	—	—	$9	$23	$31	$35	$38	$41	$42
Rapivab	$9	$6	$6	$6	$6	$1	$1	$1	$1	$1	—
Galidsevir	$15	$23	$23	$1	$3	$3	$3	—	—	—	—
Other development candidate	—	—	—	—	—	$2	$11	$19	$26	$31	$33
FOP	—	—	—	—	—	$2	$5	$8	$10	$11	$12

POS-adjusted total revenue	$24	$29	$45	$107	$213	$339	$475	$595	$646	$675	$678
POS-adjusted EBIT	$(83)	$(103)	$(94)	$(2)	$107	$236	$362	$474	$520	$545	$547
Unlevered free cash flow	$(69)	$(94)	$(88)	$(12)	$96	$221	$334	$359	$392	$414	$418

$mm	2029	2030	2031	2032	2033	2034	2035	2036	2037
POS Adjusted Revenue by Product:
HAE Prophylactic	$591	$591	$591	$591	$591	$591	$591	—	—
HAE Acute	$45	$47	$47	$47	$47	$47	$47	—	—
Rapivab	$3	$5	$5	$5	$5	—	—	—	—
Galisdsevir	—	—	—	—	—	—	—	—	—
Other development candidate	$36	$37	$37	$37	$37	$37	$37	$37	$37
FOP	$12	$12	$12	$12	$12	$12	$12	$12	$12

POS-adjusted total revenue	$686	$692	$692	$692	$692	$687	$687	$50	$50
POS-adjusted EBIT	$554	$559	$558	$558	$557	$551	$567	$17	$16
Unlevered free cash flow	$423	$427	$427	$427	$426	$423	$434	$85	$12

        The BioCryst Adjusted Management Projections summarized above were prepared by BioCryst management based on assumptions, including the following: (i) a tax rate of 23.5%, (ii) net operating losses of $487 million, with no limitations on use, and (iii) a net cash balance of $143 million. The BioCryst Adjusted Management Projections are based upon financial, operating and commercial assumptions developed solely using the information available to BioCryst management at the time the BioCryst Adjusted Management Projections were created.

Financial Forecasts Related to Idera

        Idera management provided BioCryst with long-term projections for fiscal years 2018 through 2030, that did not include adjustments for the probability of success for Idera's product candidates. At the direction of the BioCryst board, BioCryst management adjusted Idera management's long-term projections and extended the projections to 2034 (the "BioCryst Adjusted Idera Projections"), by applying BioCryst management's internal assumptions about the probability of success, regulatory approval, launch timing, pricing, market growth, market share, competition, commercial life of the product candidates, and other relevant factors related to the commercialization of each of Idera's product candidates, as well as projections of operating expenses, which included research and development expenses, selling and marketing expenses, and general administrative costs not attributed to a specific product, as well as tax rate assumptions. The BioCryst Adjusted Idera Projections, which are summarized below, were made available to the BioCryst board for purposes of considering and evaluating the transactions contemplated by the merger agreement, and to J.P. Morgan for use in performing its financial analysis in connection with rendering its fairness opinion, in this joint proxy statement/prospectus. For more information on J.P. Morgan's fairness opinion, see the section entitled "The Mergers—Opinion of BioCryst's Financial Advisor—J.P. Morgan" beginning on page 94 of this joint proxy statement/prospectus. The following table presents a summary of the BioCryst Adjusted Idera Projections:

$mm	2018	2019	2020	2021	2022	2023	2024	2025	2026
POS Adjusted Revenue by Product:
IMO-2125—Melanoma	—	—	—	$66	$159	$257	$288	$302	$317
IMO-2125—Head & Neck	—	—	—	—	—	—	$72	$177	$293
IMO-2125—Bladder	—	—	—	—	—	—	—	$92	$231
IMO-8400—Dermatomyositis	—	—	—	—	—	—	$2	$8	$17

POS-adjusted total revenue	—	—	—	$66	$159	$257	$361	$579	$858
POS-adjusted EBIT	$(68)	$(68)	$(88)	$(26)	$44	$121	$210	$399	$612
Unlevered free cash flow	$(64)	$(69)	$(83)	$(38)	$35	$110	$188	$287	$420

$mm	2027	2028	2029	2030	2031	2032	2033	2034
POS Adjusted Revenue by Product:
IMO-2125—Melanoma	$332	$348	$365	$383	$251	$116	$56	—
IMO-2125—Head & Neck	$338	$357	$377	$398	$421	$278	$70	—
IMO-2125—Bladder	$392	$461	$499	$540	$584	$392	$179	—
IMO-8400—Dermatomyositis	$26	$35	$45	$46	$47	$48	$49	$50

POS-adjusted total revenue	$1,088	$1,201	$1,286	$1,367	$1,303	$834	$354	$50
POS-adjusted EBIT	$786	$871	$935	$996	$950	$591	$243	$11
Unlevered free cash flow	$553	$627	$676	$722	$701	$479	$224	$38

Important Information About the Financial Forecasts

        The inclusion of the BioCryst Adjusted Management Projections, the BioCryst Unadjusted Management Projections, the BioCryst Adjusted Idera Projections, the Idera Adjusted BioCryst Projections, the Idera Unadjusted Management Projections, the Idera Adjusted Management Projections, the Combined Company Projections and any other materials referring to or derived from such projections (all such projections and other materials being referred to as the "Financial Forecasts") in this joint proxy statement/prospectus should not be regarded as an indication that any of BioCryst, J.P. Morgan, Idera, Goldman Sachs, their advisors or any of their respective affiliates, officers, directors, partners, advisors or other representatives considered, or now considers, those projections to be predictive of actual future results, and does not constitute an admission or representation by BioCryst or Idera that this information is material. There can be no assurance that the projected results will be realized or that actual results will not be materially lower or higher than estimated, whether or not the mergers are completed.

        The forecasts and the adjusted Idera forecasts, while prepared with numerical specificity, necessarily were based on numerous variables and assumptions that are inherently uncertain, many of which are beyond BioCryst's control. The forecasts and adjusted Idera forecasts reflect numerous estimates and assumptions made by BioCryst and Idera based on information available at the time of preparation, and no assurances can be made regarding future events or that the assumptions made in preparing the Financial Forecasts will accurately reflect future conditions. In preparing the Financial Forecasts, BioCryst management and Idera management made assumptions regarding, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant uncertainties and contingencies, including, among others, risks and uncertainties described or incorporated by reference in the sections entitled "Risk Factors" and "Cautionary Statement Regarding Forward-Looking Statements" on pages 23 and 21, respectively, of this joint proxy statement/prospectus, all of which are difficult to predict and many of which are beyond the control of BioCryst and Idera and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions or projected results in the Financial Forecasts will be realized, and actual results will likely differ, and may differ materially, from those reflected in the Financial Forecasts, whether or not the mergers are completed. As a result, the Financial Forecasts cannot be considered predictive of actual future operating results, and this information should not be relied on as such.

        Since the Financial Forecasts cover multiple years, the information by its nature becomes less predictive with each successive year. BioCryst stockholders and Idera stockholders are urged to review the SEC filings of BioCryst and Idera for a description of risk factors with respect to the businesses of BioCryst and Idera, as well as the risks and other factors described or incorporated by reference in the sections entitled "Risk Factors" and "Cautionary Statement Regarding Forward-Looking Statements" on pages 23 and 21, respectively, of this joint proxy statement/prospectus. The Financial Forecasts were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, or GAAP.

        The Financial Forecasts include certain non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by BioCryst and Idera may not be comparable to similarly titled amounts used by other companies. The footnotes to the tables above provide certain supplemental information with respect to the calculation of these non-GAAP financial measures. The independent registered public accounting firms of BioCryst and Idera have not audited, reviewed, compiled or performed any procedures with respect to the Financial Forecasts for the purpose of their inclusion herein. Accordingly, the independent registered public accounting firms of BioCryst and Idera do not express an opinion or provide any form of assurance with respect thereto for the purpose of this joint proxy statement/prospectus. The reports of the independent registered public accounting firms of BioCryst and Idera incorporated by reference in this joint proxy statement/prospectus relate to the historical financial information of BioCryst and Idera. They do not extend to the Financial Forecasts and should not be read to do so. The Financial Forecasts do not take into account any circumstances or events occurring after the date they were prepared and do not give effect to the mergers.

        READERS OF THIS DOCUMENT ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE FINANCIAL FORECASTS. BIOCRYST AND IDERA DO NOT INTEND TO UPDATE OR OTHERWISE REVISE THE FINANCIAL FORECASTS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL FORECASTS ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY LAW.

Opinion of Idera's Financial Advisor—Goldman Sachs

        At a meeting of the Idera board held on January 21, 2018, Goldman Sachs delivered to the Idera board its oral opinion, subsequently confirmed in writing, to the effect that, as of January 21, 2018 and based upon and subject to the factors and assumptions set forth in Goldman Sachs' written opinion, the Idera exchange ratio of 0.20 shares of Holdco common stock for each share of Idera common stock pursuant to the merger agreement was fair from a financial point of view to the holders (other than BioCryst and its affiliates) of shares of Idera common stock.

        The full text of the written opinion of Goldman Sachs, dated January 21, 2018, which sets forth the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this joint proxy statement/prospectus. The summary of Goldman Sachs' opinion contained in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of Goldman Sachs' written opinion. Goldman Sachs' advisory services and opinion were provided for the information and assistance of the Idera board in connection with its consideration of the transactions contemplated by the merger agreement and the opinion does not constitute a recommendation as to how any holder of shares of Idera common stock should vote with respect to the transactions contemplated by the merger agreement or any other matter.

        In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

  •
  the merger agreement;

  •
  annual reports to stockholders and Annual Reports on Form 10-K of Idera and BioCryst for the five years ended December 31, 2016;

  •
  certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Idera and BioCryst;

  •
  certain other communications from Idera and BioCryst to their respective stockholders;

  •
  certain publicly available research analyst reports for Idera and BioCryst;

  •
  certain internal financial analyses and forecasts for BioCryst on a stand-alone basis and with respect to its products prepared by its management, which are referred to as the BioCryst Adjusted Management Projections under "The Mergers—Certain Financial Forecasts Utilized by the Idera Board of Directors and Idera's Financial Advisor in Connection with the Mergers";

  •
  certain internal financial analyses and forecasts for Idera and certain financial analyses and forecasts for BioCryst, in each case, on a stand-alone basis and with respect to its products and probabilities of success related thereto, and certain financial analyses and forecasts for Holdco on a pro-forma basis giving effect to the transactions contemplated by the merger agreement, in each case, as prepared by the management of Idera and approved for Goldman Sachs' use by Idera, which are referred to as the Idera Adjusted Management Projections, the Idera Adjusted BioCryst Projections and the Combined Company Projections (collectively, the "Idera Projections") on a pro forma basis giving effect to the transactions contemplated by the merger agreement, in each case, as prepared by the management of Idera and approved for Goldman Sachs' use by Idera, which are summarized above under the section titled "The Mergers—Certain Financial Forecasts Utilized by the Idera Board and Idera's Financial Advisor in Connection with the Mergers" beginning on page 76 of this joint proxy statement/prospectus, including certain operating synergies projected by the management of Idera to result from the transactions contemplated by the merger agreement (the "Synergies"), as approved for Goldman Sachs' use by Idera; and

  •
  certain analyses prepared by the management of Idera related to the expected utilization by Idera, BioCryst and Holdco of certain net operating loss carryforwards (the "NOL Forecasts"), as approved for Goldman Sachs' use by Idera.

        Goldman Sachs also held discussions with members of the senior managements of Idera and BioCryst regarding their assessment of the strategic rationale for, and the potential benefits of, the transactions contemplated by the merger agreement and the past and current business operations, financial condition and future prospects of BioCryst and with members of the senior management of Idera regarding their assessment of the past and current business operations, financial condition and future prospects of Idera; reviewed the reported price and trading activity for the shares of Idera common stock and shares of BioCryst common stock; compared certain financial and stock market information for Idera and BioCryst with similar information for certain other companies the securities of which are publicly traded; and performed such other studies and analyses, and considered such other factors, as Goldman Sachs deemed appropriate.

        For purposes of rendering its opinion, Goldman Sachs, with the consent of the Idera board, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, Goldman Sachs, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the consent of the Idera board that the Idera Projections, including the Synergies, and the NOL Forecasts had been reasonably prepared on a basis reflecting the best then available estimates and judgments of the management of Idera. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Holdco, Idera or BioCryst or any of their respective subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transactions contemplated by the merger agreement would be obtained without any adverse effect on Idera, BioCryst or Holdco or on the expected benefits of the transactions contemplated by the merger agreement in any way meaningful to Goldman Sachs' analysis. Goldman Sachs assumed that the transactions contemplated by the merger agreement would be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

        Goldman Sachs' opinion does not address the underlying business decision of Idera to engage in the transactions contemplated by the merger agreement, or the relative merits of the transactions contemplated by the merger agreement as compared to any strategic alternatives that may be available to Idera; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs' opinion addresses only the fairness from a financial point of view to the holders (other than BioCryst and its affiliates) of shares of Idera common stock, as of the date of the opinion, of the Idera exchange ratio pursuant to the merger agreement. Goldman Sachs did not express any view on, and its opinion does not address, any other term or aspect of the merger agreement or transactions contemplated by the merger agreement or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the transactions contemplated by the merger agreement, including, the fairness of the transactions contemplated by the merger agreement to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Idera; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Idera, or class of such persons, in connection with the transactions contemplated by the merger agreement, whether relative to the Idera exchange ratio pursuant to the merger agreement or otherwise. Goldman Sachs did not express any opinion as to the prices at which shares of Holdco common stock will trade at any time or as to the impact of the transactions contemplated by the merger agreement on the solvency or viability of Idera, BioCryst or Holdco, or the ability of Idera, BioCryst or Holdco to pay their respective obligations when they come due. Goldman Sachs' opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of the opinion. Goldman Sachs' advisory services and its opinion were provided for the information and assistance of the Idera board in connection with its consideration of the transactions contemplated by the merger agreement and the opinion does not constitute a recommendation as to how any holder of shares of Idera common stock should vote with respect to such transactions contemplated by the merger agreement or any other matter. Goldman Sachs' opinion was approved by a fairness committee of Goldman Sachs.

Summary of Financial Analyses

        The following is a summary of the material financial analyses presented by Goldman Sachs to the Idera board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs' financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before January 19, 2018, the last completed trading day before Goldman Sachs delivered its opinion to the Idera board, and is not necessarily indicative of current market conditions.

Implied Value of the Merger Consideration

        Goldman Sachs calculated an implied value of $2.24 for the 0.20 shares of Holdco common stock reflecting the Idera exchange ratio pursuant to the merger agreement, by multiplying the closing price of $5.59 on January 19, 2018 for the shares of BioCryst common stock (each of which is to be converted pursuant to the BioCryst exchange ratio into 0.50 shares of Holdco common stock in the transactions contemplated by the merger agreement), by 0.40 (representing the Idera exchange ratio of 0.20 divided by the BioCryst exchange ratio of 0.50). The closing price per share of Idera common stock was $2.55 as of January 19, 2018, the last completed trading day before Goldman Sachs delivered its opinion to the Idera board.

Illustrative Sum-of-the-Parts Discounted Cash Flow Analysis for Idera

        Using the Idera Adjusted Management Projections, Goldman Sachs performed an illustrative sum-of-the-parts discounted cash flow ("DCF") analysis to derive a range of stand-alone illustrative present values per share of Idera common stock.

        In connection with this analysis, Goldman Sachs performed separate DCF analyses with respect to the following product candidates (and indications) of Idera, as well as the revenue and corporate cost items set forth below:

  •
  IMO-2125 (for Melanoma, Head & Neck and Bladder cancer indications);

  •
  IMO-8400; and

  •
  nucleic acid chemistry compound.

        Using a mid-year convention and discount rates ranging from 12.5% to 14.5%, reflecting estimates of Idera's weighted average cost of capital derived by application of a capital asset pricing model, which requires certain company-specific inputs, including the company's target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally, Goldman Sachs discounted to present value as of December 31, 2017, (i) probability of success ("POS"), adjusted estimates of the free cash flows to be generated from each indication for IMO-2125 referred to above and from each of IMO-8400 and the nucleic acid chemistry compound, in each case for the period from December 31, 2017 to December 31, 2030 (except with respect to the nucleic acid chemistry compound, for which the period was from December 31, 2017 to December 31, 2032), all as reflected in the Idera Projections, (ii) POS-adjusted estimates of the milestones, royalty payments and other amounts to be received by Idera from sales of its product candidates outside of the United States pursuant to partnerships with third parties ("ex-US partnerships revenue") for the period from December 31, 2017 to December 31, 2030, all as reflected in the Idera Projections, and (iii) estimates of corporate costs of Idera reflected in the Idera Projections that had not been allocated to specific products, including clinical costs, research costs, and selling, general and administrative expenses, to derive a range of illustrative equity values for each product candidate and indication and for the ex-US partnership revenue, and a range of negative illustrative present values for the Idera corporate costs. Goldman Sachs then derived a range of illustrative equity values for Idera by adding (a) the ranges of illustrative equity values (and the range of negative illustrative present values) it derived as described above, (b) an illustrative present value as of December 31, 2017 of the benefits estimated to be derived by Idera from its utilization of its net operating losses as reflected in the NOL Forecasts, calculated using a discount rate of 12%, reflecting an estimate of Idera's cost of equity, (c) Idera's cash as of December 31, 2017, as provided by Idera management, and (d) a range of illustrative present values of the proceeds estimated to be received by Idera from anticipated future financings as reflected in the Idera Projections, calculated using discount rates ranging from 12.5% to 14.5%.

        Goldman Sachs then divided the range of illustrative equity values it derived for Idera as described above by the total number of fully diluted shares of Idera common stock calculated based on information provided by Idera management plus additional shares illustratively assumed to be issued in the anticipated future financings at the different illustrative equity values for Idera, to derive a range of illustrative present values per share of Idera common stock ranging from $5.19 to $6.25.

        For illustrative purposes, Goldman Sachs also performed a sensitivity analysis to analyze the impact on the range of illustrative present values per share of Idera common stock derived from the analysis above of reducing Idera's management's POS assumption for the Head & Neck and Bladder cancer indications for IMO-2125. The application of this reduced POS assumption resulted in a range of illustrative present values per share of Idera common stock ranging from $3.63 to $4.37.

        Goldman Sachs also performed a sensitivity analysis to analyze the implied impact on the illustrative midpoint present value per share of Idera common stock of $5.69 (reflecting a midpoint discount rate of 13.5%) derived from the analysis described above, by varying certain of Idera's management's base case assumptions with respect to IMO-2125 and its indications as described below. The following table presents the results of this analysis:

	Sensitivity Analysis	Value Per Share
	Failure (0% POS) | Success (100% POS)	$(0.11) - $14.20

	Melanoma indication: Base Case POS | Success (100% POS)	$1.86 - $3.09
IMO- 2125	Head & Neck and Bladder cancer indications fail (0% POS)

	Peak market share ranges	$2.37 - $8.79

	IMO- 2125 launch price ranges	$2.60 - $8.56

Illustrative Sum-of-the-Parts Discounted Cash Flow Analysis for BioCryst

        Using the Idera Adjusted BioCryst Projections, Goldman Sachs performed an illustrative sum-of-the-parts DCF analysis to derive a range of stand-alone illustrative present values per share of BioCryst common stock.

        In connection with this analysis, Goldman Sachs performed separate DCF analyses with respect to the following product candidates of BioCryst as well as the revenue and corporate cost items set forth below:

  •
  Hereditary angiodema ("HAE") product candidates (for prophylactic treatment of HAE and for acute treatment of HAE);

  •
  Galidesivir;

  •
  RAPIVAB®;

  •
  Fibrodysplasis Ossificans Progressiva ("FOP"); and

  •
  Other development candidate.

        Using a mid-year convention and discount rates ranging from 12.5% to 14.5%, reflecting estimates of BioCryst's weighted average cost of capital derived by application of a capital asset pricing model, which requires certain company-specific inputs, including the company's target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally, Goldman Sachs discounted to present value as of December 31, 2017, (i) POS-adjusted estimates of the free cash flows to be generated from each HAE product candidate referred to above and from each of Galidesivir, RAPIVAB®, FOP and other development candidate, in each case for the period from December 31, 2017 to December 31, 2035 (except with respect to FOP and other development candidate, for which the period was from

December 31, 2017 to December 31, 2037), all as reflected in the Idera Projections, and (ii) estimates of corporate costs of BioCryst reflected in the Idera Projections that had not been allocated to specific products, including research and development, sales and management, and general and administrative expenses, to derive a range of illustrative equity values for each product candidate, and a range of negative illustrative present values for the BioCryst corporate costs.

        Goldman Sachs then derived a range of illustrative equity values for BioCryst by adding (a) the ranges of illustrative equity values (and the range of negative illustrative present values) it derived as described above, (b) an illustrative present value as of December 31, 2017 of the benefits estimated to be derived by BioCryst from its utilization of its net operating losses as reflected in the NOL Forecasts, calculated using a discounted rate of 12%, reflecting an estimate of BioCryst's cost of equity, (c) BioCryst's net cash as of December 31, 2017 as provided by BioCryst management and (d) a range of illustrative present values of the proceeds estimated to be received by BioCryst from anticipated future financings as reflected in the Idera Projections, calculated using discount rates ranging from 12.5% to 14.5%.

        Goldman Sachs then divided the range of illustrative equity values it derived for BioCryst by the total number of fully diluted shares of BioCryst common stock calculated based on information provided by BioCryst management plus additional shares illustratively assumed to be issued in the anticipated future financings at the different illustrative equity values for BioCryst, to derive a range of illustrative present values per share of BioCryst common stock ranging from $12.42 to $15.11.

        Goldman Sachs also performed a sensitivity analysis to analyze the implied impact on the illustrative midpoint present value per share of BioCryst common stock of $13.57 (reflecting a midpoint discount rate of 13.5%) derived from the analysis described above, by varying certain of Idera's management's base case assumptions with respect to the HAE product candidates, FOP and other development candidate. The following table presents the results of this analysis:

	Sensitivity Analysis	Value Per Share
	Prophylactic and Acute:	$0.97 - $23.20
Failure (0% POS) | Success (100% POS)

HAE
	Prophylactic Only: Base Case POS | Success (100% POS)	$12.82 - $18.44
Acute fails (0% POS)

	Other development candidate: Failure (0% POS) | 1st Line Success (100% POS)	$12.39 - $23.27

Pipeline
	FOP: Failure (0% POS) | 1st Line Success (100% POS)	$13.22 - $17.53

Illustrative Sum-of-the-Parts Discounted Cash Flow Analysis for Holdco

        Using the Combined Company Projections, Goldman Sachs performed an illustrative sum-of-the-parts DCF analysis to derive a range of pro forma illustrative present values per Holdco common stock.

        In connection with this analysis, Goldman Sachs performed separate DCF analyses with respect to the following product candidates (and indications) to be owned by Holdco as well as the revenue, corporate cost and Synergy items set forth below:

  •
  IMO-2125 (for Melanoma, Head & Neck and Bladder cancer indications);

  •
  other Idera product candidates (consisting of IMO-8400 and the nucleic acid chemistry compound);

  •
  HAE product candidates (for prophylactic treatment of HAE and for treatment of acute HAE); and

  •
  other BioCryst product candidates (consisting of Galidesivir, RAPIVAB®, FOP and other development candidate).

        Using a mid-year convention and discount rates ranging from 12.5% to 14.5%, reflecting estimates of Holdco's weighted average cost of capital derived by application of a capital asset pricing model, which requires certain company-specific inputs, including the company's target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally, Goldman Sachs discounted to present value as of December 31, 2017, (i) POS-adjusted estimates of the free cash flows to be generated from each indication for IMO-2125 referred to above and from each of IMO-8400 and the nucleic acid chemistry compound, in each case for the period from December 31, 2017 to December 31, 2030 (except with respect to the nucleic acid chemistry compound, for which the period was from December 31, 2017 to December 31, 2032), all as reflected in the Idera Projections, (ii) estimates of the ex-US partnerships revenue for the period from December 31, 2017 to December 31, 2030, as reflected in the Idera Projections, (iii) free cash flows to be generated from each HAE product candidate referred to above and from each of Galidesivir, RAPIVAB®, FOP and other development candidate, in each case for the period from December 31, 2017 to December 31, 2035 (except with respect to FOP and other development candidate, for which the period was from December 31, 2017 to December 31, 2037), all as reflected in the Idera Projections, (iv) estimates of corporate costs of Holdco (without taking into account Synergies) reflected in the Idera Projections that had not been allocated to specific products, including clinical costs, research and development costs, and selling, general and administrative expenses, and (v) estimates of the benefits to be derived by Holdco from Synergies as reflected in the Idera Projections, to derive a range of illustrative equity values for each product candidate and indication, for the ex-US partnership revenue and for the Synergies, and a range of negative illustrative present values for the Holdco corporate costs.

        Goldman Sachs then derived a range of illustrative equity values for Holdco by adding (a) the ranges of illustrative equity values (and the range of negative illustrative present values) it derived as described above, (b) an illustrative present value, as of December 31, 2017, of the benefits to be derived by Holdco from its utilization of its net operating losses as reflected in the NOL Forecasts, calculated using a discount rate of 12%, reflecting an estimate of Holdco's cost of equity, (c) Holdco's pro forma net cash, as of December 31, 2017, as provided by Idera and BioCryst managements, and (d) a range of illustrative present values of the proceeds estimated to be received by Holdco from anticipated future financings, as reflected in the Idera Projections, calculated using discount rates ranging from 12.5% to 14.5%.

        Goldman Sachs then divided these ranges of illustrative equity values it derived for Holdco by the total number of fully diluted shares of Holdco common stock expected to be issued and outstanding after the transactions contemplated by the merger agreement calculated based on information provided by Idera management plus additional shares illustratively assumed to be issued in the anticipated future financings at the different illustrative equity values for Holdco, to derive a range of illustrative present values per share of Holdco common stock from $13.30 to $15.95 (calculated assuming an Idera exchange ratio of 0.40 and a BioCryst exchange ratio of 1.00) (which is equivalent to $26.60 to $31.90 based on the Idera exchange ratio of 0.20 and the BioCryst exchange ratio of 0.50 in the transactions contemplated by the merger agreement). Based on the foregoing, Goldman Sachs then derived a range of illustrative present values per share to be received by Idera stockholders in the transactions contemplated by the merger agreement ranging from $5.32 to $6.38, which it then compared to the range of illustrative present values per share of Idera common stock ranging from $5.19 to $6.25 derived based on the illustrative sum-of-the-parts DCF analysis for Idera on a standalone basis described above.

        For illustrative purposes Goldman Sachs also performed a sensitivity analysis to analyze the impact on the range of illustrative present values per share of Holdco common stock derived from the analysis above by reducing Idera management's POS assumption for the Head & Neck and Bladder cancer indications for IMO-2125. The application of this reduced POS assumption resulted in a range of illustrative present values per share of Holdco common stock from $11.54 to $13.87 (calculated assuming an Idera exchange ratio of 0.40 and a BioCryst exchange ratio of 1.00) (which is equivalent to $23.08 to $27.74 based on the Idera exchange ratio of 0.20 and the BioCryst exchange ratio of 0.50 in the transactions contemplated by the merger agreement). Based on the foregoing, Goldman Sachs then derived a range of illustrative present values per share to be received by Idera stockholders of in the transactions contemplated by the merger agreement ranging from $4.62 to $5.55.

        Goldman Sachs also performed a sensitivity analysis to analyze the implied impact on the illustrative midpoint present value per share of Holdco common stock of $14.56 (which is equivalent to $29.12 based on the Idera exchange ratio of 0.20 and a BioCryst exchange ratio of 0.50 in the transactions contemplated by the merger agreement), reflecting a midpoint discount rate of 13.5%, derived from the analysis described above, and the illustrative present values per share to be received by Idera stockholders in the transactions contemplated by the merger agreement, based on the Idera exchange ratio, by varying certain of Idera's management's base case assumptions with respect to IMO 2125 and its indications and the HAE product candidates as described below. The following table presents the results of this analysis:

	Sensitivity Analysis	Value Per Share
	Failure (0% POS)| Success (100% POS)	$2.60 - $9.93

	Melanoma indication: Base Case POS | Success (100% POS)	$3.96 - $4.55
IMO- 2125
Head & Neck and Bladder cancer indications fail (0% POS)

	Peak market share ranges	$4.34 - $7.34

	IMO- 2125 launch price ranges	$4.38 - $7.18

	Prophylactic and Acute:	$3.34 - $7.79
Failure (0% POS) | Success (100% POS)

HAE
	Prophylactic Only: Base Case POS | Success (100% POS)	$5.64 - $6.77
Acute fails (0% POS)

Illustrative Pro Forma Contribution Analysis

        Goldman Sachs performed an illustrative contribution analysis comparing the equity values for each of Idera and BioCryst on a standalone basis, based on the following share prices using the total number of fully diluted shares of Idera common stock and BioCryst common stock, respectively, calculated based on information provided by Idera management: (i) the closing price as of January 19, 2018, the last completed trading day before Goldman Sachs delivered its opinion to the Idera board, (ii) the volume weighted average price over the 3-trading-day period ended January 19, 2018, (iii) the volume weighted average price over the 5-trading-day period ended January 19, 2018, (iv) the volume weighted average price over the 10-trading-day period ended January 19, 2018, (v) the volume weighted average price over the 15-trading-day period ended January 19, 2018, (vi) the volume weighted average price over the 20-trading-day period ended January 19, 2018 and (vii) the volume weighted average price over the 30-trading-day period ended January 19, 2018. Goldman Sachs also performed an illustrative contribution analysis comparing the equity values for each of Idera and BioCryst on a standalone basis based on the illustrative sum-of-the-parts DCF analysis described above. These analyses yielded the following ranges of implied equity contribution:

	Implied Equity Contribution
	Idera	BioCryst
Implied Equity Value Based On:
Current Price	52%	48%
3-Day VWAP	51%	49%
5-Day VWAP	50%	50%
10-Day VWAP	50%	50%
15-Day VWAP	50%	50%
20-Day VWAP	49%	51%
30-Day VWAP	49%	51%

DCF Analysis	50%	50%

Implied Premia Calculation

        Goldman Sachs also calculated the premium (or discount) represented by the implied value of $2.24 for the 0.20 shares of Holdco common stock reflecting the Idera exchange ratio pursuant to the merger agreement (calculated by multiplying the closing price of $5.59 on January 19, 2018 for the shares of BioCryst common stock (each of which is to be converted pursuant to the BioCryst exchange ratio into 0.50 shares of Holdco common stock in the transactions contemplated by the merger agreement), by 0.40 (representing the Idera exchange ratio of 0.20 divided by the BioCryst exchange ratio of 0.50)) in relation to:

  •
  the closing price per share of Idera common stock of $2.55 as of January 19, 2018, the last completed trading day before Goldman Sachs delivered its opinion to the Idera board;

  •
  the volume weighted average price for the shares of Idera common stock of $2.45 over the 3-trading-day period ended January 19, 2018;

  •
  the volume weighted average price for the shares of Idera common stock of $2.44 over the 5-trading-day period ended January 19, 2018;

  •
  the volume weighted average price for the shares of Idera common stock of $2.38 over the 10-trading-day period ended January 19, 2018;

  •
  the volume weighted average price for the shares of Idera common stock of $2.32 over the 15-trading-day period ended January 19, 2018;

  •
  the volume weighted average price for the shares of Idera common stock of $2.27 over the 20-trading-day period ended January 19, 2018;

  •
  the volume weighted average price for the shares of Idera common stock of $2.12 over the 30-trading-day period ended January 19, 2018; and

  •
  the highest trading price for the shares of Idera common stock of $2.77 over the 52-week period ended January 19, 2018.

        The results of these calculations are as follows:

Reference Price Per Share of Idera Common Stock	Implied Premium (Discount) Represented by Implied Value of 0.20 of a Share of Holdco Common Stock
January 19, 2018 Closing Price of $2.55	(12.2)%
3-Day VWAP of $2.45	(8.6)%
5-Day VWAP of $2.44	(8.4)%
10-Day VWAP of $2.38	(5.7)%
15-Day VWAP of $2.32	(3.6)%
20-Day VWAP of $2.27	(1.3)%
30-Day VWAP of $2.12	5.6%
52-Week High of $2.77	(19.1)%

General

        The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Idera or BioCryst or the transactions contemplated by the merger agreement.

        Goldman Sachs prepared these analyses for purposes of providing its opinion to the Idera board as to the fairness from a financial point of view to the holders of shares of Idera common stock, as of the date of the opinion, of the Idera exchange ratio pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Idera, BioCryst, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecasts.

        The Idera exchange ratio was determined through arm's-length negotiations between Idera and BioCryst and was approved by the Idera board. Goldman Sachs provided advice to Idera during these negotiations. Goldman Sachs did not, however, recommend any specific exchange ratio to Idera or the Idera board or that any specific exchange ratio constituted the only appropriate consideration for the transactions contemplated by the merger agreement.

        As described above, Goldman Sachs' opinion was one of many factors taken into consideration by the Idera board in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the delivery of its fairness opinion to the Idera board and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B to this joint proxy statement/prospectus.

        Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Idera, BioCryst, any of their respective affiliates and third parties, including Baker Brothers, a significant stockholder of Idera and BioCryst, and Pillar Invest Corporation ("Pillar"), a significant stockholder of Idera, and any of their respective affiliates and portfolio companies, or any currency or commodity that may be involved in the transactions contemplated by the merger agreement. Goldman Sachs acted as financial advisor to Idera in connection with, and has participated in certain of the negotiations leading to, the transactions contemplated by the merger agreement. Goldman Sachs has provided certain financial advisory and/or underwriting services to Idera and/or its affiliates from time to time for which its Investment Banking Division has received, and may receive, compensation, including having acted as bookrunning manager with respect to the public offering by Idera of 26,225,243 shares of Idera common stock in October 2016 and the public offering of 38,333,334 shares of Idera common stock in October 2017. During the two-year period ended January 21, 2018, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to Idera and/or its affiliates of approximately $2.4 million. During the two-year period ended January 21, 2018, Goldman Sachs has not been engaged by BioCryst and/or its affiliates to provide financial advisory and/or underwriting services for which Goldman Sachs has received compensation. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to Idera, BioCryst, Baker Brothers, Pillar and their respective affiliates and, as applicable, portfolio companies for which its Investment Banking Division may receive compensation. Affiliates of Goldman Sachs also may have co-invested with Baker Brothers or Pillar or their respective affiliates from time to time and may have invested in limited partnership units of affiliates of Baker Brothers or Pillar from time to time and may do so in the future.

        The Idera board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transactions contemplated by the merger agreement. Pursuant to an engagement letter between Idera and Goldman Sachs dated January 18, 2018, Idera engaged Goldman Sachs to act as its financial advisor in connection with the transactions contemplated by the merger agreement. The engagement letter between Idera and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of announcement, at approximately $7.0 million, $0.7 million of which became payable at announcement of the transaction, and the reminder of which is contingent upon consummation of the transactions contemplated by the merger agreement. In addition, Idera agreed to reimburse Goldman Sachs for certain of its expenses, including reasonable attorneys' fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Opinion of BioCryst's Financial Advisor—J.P. Morgan

        Pursuant to an engagement letter dated January 14, 2018, BioCryst retained J.P. Morgan as its financial advisor in connection with the mergers.

        At the meeting of the BioCryst board on January 21, 2018, J.P. Morgan rendered its oral opinion to the BioCryst board that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing the opinion, the BioCryst exchange ratio in the BioCryst merger was fair, from a financial point of view, to the holders of BioCryst common stock. J.P. Morgan confirmed its January 21, 2018 oral opinion by delivering its written opinion to the BioCryst board, dated January 21, 2018.

        The full text of the written opinion of J.P. Morgan, dated January 21, 2018, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan, is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference. This summary of the opinion of J.P. Morgan set forth in this joint proxy statement/

prospectus is qualified in its entirety by reference to the full text of such opinion. BioCryst stockholders are urged to read the opinion in its entirety. J.P. Morgan's written opinion was addressed to the BioCryst board (in its capacity as such) in connection with and for the purposes of its evaluation of the mergers, was directed only to the BioCryst exchange ratio in the BioCryst merger and did not address any other aspect of the mergers. J.P. Morgan expressed no opinion as to the fairness of any consideration to be paid in connection with the mergers to the holders of any other class of securities, creditors or other constituencies of BioCryst or as to the underlying decision by BioCryst to engage in the mergers. The issuance of J.P. Morgan's opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any stockholder of BioCryst as to how such stockholder should vote with respect to the mergers or any other matter.

        In arriving at its opinion, J.P. Morgan:

  •
  reviewed the merger agreement;

  •
  reviewed certain publicly available business and financial information concerning Idera and BioCryst and the industries in which they operate;

  •
  reviewed certain internal financial analyses and forecasts, including the BioCryst Management Projections and the BioCryst Adjusted Idera Projections (collectively, the "BioCryst Projections"), prepared by the management of BioCryst relating to its business, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the mergers (the "Expected Synergies"); and

  •
  performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

        In addition, J.P. Morgan held discussions with certain members of the management of Idera and BioCryst with respect to certain aspects of the mergers, and the past and current business operations of Idera and BioCryst, the financial condition and future prospects and operations of Idera and BioCryst, the effects of the mergers on the financial condition and future prospects of BioCryst, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

        In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Idera and BioCryst or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify any such information or its accuracy or completeness and, pursuant to its engagement letter with BioCryst, J.P. Morgan did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of Idera, Holdco or BioCryst under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, including the synergies, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Idera and BioCryst to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including the synergies) or the assumptions on which they were based. J.P. Morgan also assumed that (i) with respect to the BioCryst merger, it will qualify as a "reorganization" within the meaning of Section 368(a) of the Code or, alternatively, the mergers together will be treated as an "exchange" described in Section 351 of the Code; (ii) with respect to the Idera merger, the mergers together will be treated as an "exchange" described in Section 351 of the Code; and (iii) the mergers will be consummated as described in the merger agreement. For purposes of conversion of Idera preferred stock, J.P. Morgan assumed at the direction of BioCryst that the 20-trading-day average trading price of shares of Idera common stock ending on the day that is three days before the closing will be $2.29. J.P. Morgan also assumed that the representations and warranties made by BioCryst and Idera in the merger agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to BioCryst with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the mergers will be obtained without any adverse effect on Idera, Holdco or BioCryst or on the contemplated benefits of the mergers.

        The BioCryst Projections furnished to J.P. Morgan were prepared by BioCryst management on a risk-adjusted basis reflecting the various products in the BioCryst and Idera portfolios, respectively, as well as the projected corporate assets and liabilities of BioCryst and Idera, respectively. Neither BioCryst nor Idera publicly discloses internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan's analysis of the mergers, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of BioCryst and Idera management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections. For more information regarding the use of projections, please refer to the section entitled "The Mergers—Certain Financial Forecasts Utilized by the BioCryst Board and BioCryst's Financial Advisor in Connection with the Mergers" beginning on page 80 of this joint proxy statement/prospectus.

        J.P. Morgan's opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan's opinion noted that subsequent developments may affect J.P. Morgan's opinion, and that J.P. Morgan does not have any obligation to update, revise or reaffirm such opinion. J.P. Morgan's opinion is limited to the fairness, from a financial point of view, to the holders of BioCryst common stock of the BioCryst exchange ratio in the BioCryst merger, and J.P. Morgan has expressed no opinion as to the fairness of any consideration to be paid in connection with the mergers to the holders of any other class of securities, creditors or other constituencies of BioCryst or as to the underlying decision by BioCryst to engage in the mergers. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of any party to the mergers, or any class of such persons relative to the BioCryst exchange ratio applicable to the holders of BioCryst common stock in the mergers or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which BioCryst common stock, Holdco common stock or Idera common stock will trade at any future time.

        The terms of the merger agreement were determined through arm's length negotiations between BioCryst and Idera, and the decision to enter into the merger agreement was solely that of the BioCryst board. J.P. Morgan's opinion and financial analyses were only one of the many factors considered by the BioCryst board in its evaluation of the mergers and should not be viewed as determinative of the views of the BioCryst board or BioCryst management with respect to the mergers or the BioCryst exchange ratio.

        In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodology in rendering its opinion to the BioCryst board on January 21, 2018 and in the presentation delivered to the BioCryst board on such date in connection with the rendering of such opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with rendering its opinion to the BioCryst board and does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan's analyses.

Discounted Cash Flow Analysis

        J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining an implied fully diluted equity value per share for each of BioCryst common stock and Idera common stock. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by the asset, and taking into consideration the time value of money with respect to those cash flows by calculating their present value. "Unlevered free cash flows" refers to a calculation of the future cash flows generated by an asset without including in such calculation any debt servicing costs. Specifically, unlevered free cash flow for this purpose represents tax-affected EBIT, less capital expenditures, plus depreciation, amortization and decreases in net working capital. "Present value" refers to the current value of the cash flows generated by the asset, and is obtained by discounting those cash flows back to the present using an appropriate discount rate. J.P. Morgan's discounted cash flow analysis treated stock based compensation as a cash expense.

        In arriving at the implied fully diluted equity value per share of BioCryst common stock and Idera common stock, J.P. Morgan utilized the estimated unlevered free cash flows for calendar years 2018 through 2037 and 2018 through 2034, respectively, based upon the BioCryst Projections. At the direction of BioCryst management, terminal values were not factored into the discounted cash flow analysis of the BioCryst Projections, as the financial forecasts provided to J.P. Morgan covered the full expected lifetime of each company's forecasted cash flows. J.P. Morgan discounted the unlevered free cash flows and corporate assets and liabilities reflected in the BioCryst Projections to present values as of December 31, 2017 using a range of discount rates of 12.0% to 15.0%. This discount rate range was based upon J.P. Morgan's analysis of the weighted-average cost of capital of each of BioCryst and Idera. The implied equity values were divided by the number of fully diluted shares outstanding at the applicable company, which analyses indicated the following implied per share equity value range for BioCryst common stock and Idera common stock:

	Implied Per Share Equity Value
	Low	High
BioCryst
Discounted Cash Flow Analysis	$10.27	$13.37
Idera
Discounted Cash Flow Analysis	$4.21	$5.52

        The range of implied per share equity values for BioCryst was compared to BioCryst's closing price per share of $5.59 on January 19, 2018. The range of implied per share equity values for Idera was compared to Idera's closing price per share of $2.55 on January 19, 2018.

Relative Implied Exchange Ratio Analysis

        J.P. Morgan compared the results for BioCryst to the results for Idera with respect to the discounted cash flow analyses described above.

        J.P. Morgan compared the highest equity value per share for BioCryst to the lowest equity value per share for Idera to derive the lowest Idera exchange ratio implied by each pair of results. J.P. Morgan also compared the lowest equity value per share for BioCryst to the highest equity value per share for Idera to derive the highest Idera exchange ratio implied by each pair of results. The implied Idera exchange ratios resulting from this analysis, as adjusted for the 0.5000x BioCryst exchange ratio, were:

	Lowest Implied Idera Exchange Ratio	Highest Implied Idera Exchange Ratio
Discounted Cash Flow	0.1573x	0.2685x

        The implied exchange ratios were compared to (i) the Idera exchange ratio under the merger agreement of 0.2000x and (ii) the Idera exchange ratio of 0.2281x implied by the closing prices of the shares of BioCryst common stock and the shares of Idera common stock on January 19, 2018 of $5.59 and $2.55, respectively.

Value Creation Analysis

        J.P. Morgan conducted an analysis of the theoretical value creation to the existing holders of BioCryst common stock that compared the estimated implied equity value of BioCryst on a standalone basis based on the midpoint value determined in J.P. Morgan's discounted cash flow analysis described above to the estimated implied equity value of former BioCryst stockholders' ownership in the combined company, pro forma for the mergers.

        J.P. Morgan calculated the pro forma implied equity value of BioCryst common stock by (1) adding the sum of the midpoint values determined in J.P. Morgan's discounted cash flow analysis described above for (a) the implied equity value of BioCryst on a standalone basis of approximately $1.236 billion, (b) the implied equity value of Idera on a standalone basis of approximately $1.197 billion and (c) the estimated present value of the Expected Synergies in the aggregate amount of approximately $155 million based on the midpoint discount rate of 13.5%, (2) subtracting the sum of estimated (a) loss of value due to limitations on tax deductible NOLs as estimated by the management of BioCryst of approximately $18 million and (b) transaction fees and expenses relating to the mergers of approximately $20.8 million as estimated by the management of BioCryst and (3) multiplying such result by the pro forma equity ownership of the combined company by the existing holders of BioCryst common stock. This analysis resulted in a pro forma implied equity value of BioCryst common stock of approximately $1.315 billion, compared to the standalone implied midpoint of the range derived from the discounted cash flow analysis described above of approximately $1.236 billion. There can be no assurance, however, that the Expected Synergies, loss of value due to limitations on NOLs, transaction-related expenses and other impacts referred to above will not be substantially greater or less than those estimated by management and described above.

Miscellaneous

        The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of BioCryst or Idera. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

        Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold.

        As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise BioCryst with respect to the mergers on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with BioCryst, Idera and the industries in which they operate.

        BioCryst has agreed to pay J.P. Morgan an estimated fee of approximately $7.0 million, $2.0 million of which became payable to J.P. Morgan for advisory services rendered up until the time J.P. Morgan delivered its opinion, and the remainder of which is contingent upon the consummation of the mergers. J.P. Morgan may also receive a fee from BioCryst in the event that BioCryst receives a break-up fee in connection with the termination, or abandonment of the mergers, or failure of the mergers to occur. In addition, BioCryst has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan's engagement.

        During the two years preceding the date of J.P. Morgan's opinion dated January 21, 2018, J.P. Morgan and its affiliates have had commercial or investment banking relationships with BioCryst and Idera for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as sole bookrunner on BioCryst's offering of equity securities in March 2017 and joint lead bookrunner on BioCryst's offering of equity securities in September 2017, and acting as joint lead bookrunner on Idera's offerings of equity securities in October 2016 and October 2017. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of BioCryst and Idera. During the two year period preceding delivery of its opinion, the aggregate fees received by J.P. Morgan from BioCryst were $5.1 million and from Idera were $2.3 million. In the ordinary course of its businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of BioCryst, Holdco or Idera for its own account or for the accounts of customers and, accordingly, J.P. Morgan may at any time hold long or short positions in such securities or other financial instruments.

Amended and Restated Certificate of Incorporation of Holdco

        The Holdco charter will be in substantially the same form attached as Annex D to this joint proxy statement/prospectus. Please see the section entitled "Comparison of Rights of Idera Stockholders, BioCryst Stockholders and Holdco Stockholders" beginning on page 166 of this joint proxy statement/prospectus for a discussion of the Holdco charter.

Interests of Idera Directors, Executive Officers and Certain of their Affiliates in the Mergers

        In considering the recommendation of the Idera board that you vote to adopt the merger agreement, you should be aware that Idera's executive officers, directors and certain of their affiliates have interests in the mergers that may be different from, or in addition to, the interests of Idera's stockholders generally. The Idera board was aware of these potentially differing interests and considered them, among other matters, in reaching its decision to adopt the merger agreement and approve the mergers and to recommend that you vote in favor of adopting the merger agreement.

Consideration for Idera Common Stock and BioCryst Common Stock at the Effective Time of the Mergers

        At the effective time of the mergers, shares of Idera common stock and BioCryst common stock beneficially owned by the executive officers and directors of Idera and their respective affiliates will be converted into the right to receive the same merger consideration on the same terms and conditions as the other Idera stockholders and BioCryst stockholders.

        As of January 21, 2018, Baker Brothers, which is affiliated with Julian Baker and Kelvin Neu on the Idera board, beneficially owned, in the aggregate, approximately 13,992,000 shares of BioCryst common stock, or approximately 14.3% of the outstanding BioCryst common stock, and a pecuniary interest in options to purchase 60,000 shares of BioCryst common stock. Each of Mr. Baker and his brother, Felix Baker, respectively owned options to purchase 23,500 shares of BioCryst common stock and Mr. Neu owned approximately 400 shares of BioCryst common stock.

        As of January 21, 2018, Baker Brothers beneficially owned, in the aggregate, 18,196,409 shares of Idera common stock, 22,151,052 warrants to purchase Idera common stock with an exercise price of $0.01 per share of Idera common stock and 20,316,327 warrants to purchase Idera common stock with an exercise price of $0.47 per share of Idera common stock. Messrs. Baker and Neu collectively owned approximately 580,000 options to purchase Idera common stock and Mr. Neu owned approximately 400 shares of BioCryst common stock.

Idera Equity Awards

        As of the effective time of the mergers, each Idera stock option that is outstanding and unexercised immediately prior to the effective time of the mergers, whether or not then vested or exercisable, will be assumed by Holdco and converted into a Holdco stock option. In addition, each such stock option will vest in full, other than Idera stock options held by an individual who is a party to a Severance and Change of Control Agreement. Each converted Holdco stock option will be subject to the same terms and conditions (other than, in the case described above, vesting) as applied to the original Idera stock option immediately prior to the effective time of the mergers, except that it will be exercisable for that number of whole shares of Holdco common stock (rounded down to the nearest whole share) equal to the number of shares subject to the Idera stock option multiplied by the Idera exchange ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the exercise price per share applicable to the Idera stock option divided by the Idera exchange ratio. This treatment will be subject to certain provisions of the Code, as described in the merger agreement.

        In addition, the post-termination exercise period of each Holdco stock option will continue in the event of the holder's termination of employment within 24 months following the effective time of the mergers (other than for cause, or due to the holder's resignation without good reason or such other constructive termination), until the three-year anniversary of the employee's termination, but in no event past the Holdco stock option's term. However, if that treatment would cause the Holdco stock option to cease to qualify as an incentive stock option, then in the alternative the employee will be presented with a choice upon his or her termination of employment of whether to extend the post-termination option exercise period or not. For purposes of determining whether "cause" or "good reason" exist, or whether a "constructive termination" has occurred, each term will have the meaning assigned to it (or a term of similar effect) in the applicable plan, written award agreement or employment agreement between the employee and Idera.

        Based upon Idera stock option holdings as of February 8, 2018, the number of Idera stock options held by Idera executive officers and non-employee directors and the stock options' treatment in the mergers is as follows:

	Idera Stock Options Vested and Converting		Idera Stock Options Accelerating and Converting
Name	Number (#)	Value ($)(1)	Number (#)		Value ($)(1)
Executive Officers
Vincent J. Milano	1,724,999	$24,750	—		—
Louis J. Arcudi, III	1,328,082	$555,110	—		—
R. Clayton Fletcher	588,749	$15,263	—		—
Jonathan Yingling, Ph.D.	150,000	$55,500	—		—
Joanna Horobin, M.B., Ch.B	346,250	$15,263	—		—
Sudhir Agrawal, D. Phil.(2)	3,770,926	$1,138,176	466,875	(3)	$45,788
Mark J. Casey(4)	513,749	$15,263	—		—
Non-Employee Directors
Julian C. Baker	151,666	$8,400	73,334		$22,900
James A. Geraghty	612,502	$573,900	97,998		$30,870
Dr. Mark Goldberg	151,666	$8,400	73,334		$22,900
Dr. Maxine Gowen	64,166	$8,400	90,834		$22,900
Kelvin M. Neu	151,666	$8,400	73,334		$22,900
William S. Reardon, C.P.A.	211,666	$63,800	73,334		$22,900
Youssef El Zein(5)	285,000	$86,700	—		—

(1)
Represents an approximation of the intrinsic value of the Holdco stock options attributable to the unvested and accelerating Idera stock options, which for each holder has been calculated as follows: the exercise price applicable to each vested or unvested, as applicable, in-the-money option held by such person, minus $1.92, which was the closing price of Idera common stock on February 8, 2018, the latest practicable date before the filing of this joint proxy statement/prospectus, multiplied by the number of vested or unvested, as applicable, in-the-money options held by such person. Options with an exercise price that exceeds $1.92 have been assigned no value for purposes of this table.

(2)
Effective May 31, 2017, Dr. Sudhir Agrawal resigned as the President of Research and as a member of the Idera board.

(3)
Under the terms of the Separation Agreement and Release of Claims, dated April 18, 2017, Idera entered into with Dr. Agrawal in connection with his resignation, Dr. Agrawal's unvested stock options held by him as of the separation date will continue to become exercisable to the extent such options would have become exercisable had Dr. Agrawal continued to be an employee of Idera through October 19, 2019. Dr. Agrawal's remaining unexercised stock options to purchase 466,875 shares of Idera common stock that were previously unexercisable will become exercisable in connection with the mergers.

(4)
Effective January 31, 2018, Mark J. Casey resigned as the Senior Vice President, General Counsel and Secretary of Idera.

(5)
Effective October 24, 2017, Youssef El Zein resigned from the Idera board.

Severance and Change of Control Agreements

        Idera has entered into a Severance and Change of Control Agreement with each of Messrs. Milano, Arcudi and Fletcher, and Drs. Horobin and Yingling.

        The Severance and Change of Control Agreements provide that if Idera consummates a "change of control" (as defined in the Severance and Change of Control Agreements), which is defined to include the Idera merger, it will employ the executive for a period of 24 months from the date of the consummation of the change of control. Pursuant to the Severance and Change of Control Agreements, during such period:

  •
  the executive's position and duties for Idera will be commensurate with the most significant of the duties and positions held by the executive during the 90 day period preceding the date of the consummation of the change of control;

  •
  the executive's annual base salary will equal at least 12 times the highest monthly base salary paid to the executive during the 12 months prior to the date of the change of control;

  •
  the executive will be entitled to an annual bonus equal to at least the greatest of (a) the average bonus paid to the executive in respect of the three years immediately preceding the year in which the change of control occurs, (b) the annual bonus paid for the year immediately preceding the year in which the change of control occurs and (c) 100% of the target bonus for (1) the year immediately preceding the year in which the change of control occurs, (2) the year in which the change of control occurs or (3) any year following the year in which the change of control occurs and prior to the then-current year, whichever is highest; and

  •
  the executive will be entitled to certain other benefits as are consistent with the benefits paid to the executive during the one (1) year period immediately preceding the change of control.

        The Severance and Change of Control Agreements also provide that if an executive is terminated without "cause" or resigns for "good reason" in either case, within 24 months following a change of control (which is defined to include the Idera merger), subject to the executive's timely execution and non-revocation of a general release of claims in a form provided by Idera and the executive's continued compliance with the invention, non-disclosure and non-competition agreement previously entered into in connection with the commencement of executive's employment, executives would receive a lump sum cash payment payable within 30 days after the date of termination equal to:

  •
  executive's target bonus for the year of termination prorated for the portion of the year worked;

  •
  150% of the sum of (a) such executive's annual base salary for the year immediately preceding the year of termination and (b) the greatest of (1) the average bonus paid or earned and accrued, but unpaid to the executive in respect of the three years immediately preceding the year of termination, (2) the annual bonus paid for the year immediately preceding the year of termination and (3) the target bonus for the year of termination; and

  •
  150% of Idera's share of the annual premium for group medical and/or dental insurance coverage that was in place for the executive immediately prior to the date of termination.

        In addition, all outstanding stock options held by the executive as of the date of termination will be automatically vested in full as of the date of termination, and the executive will have the ability to exercise any such options until the longer of (i) the period of time provided for in the applicable equity award agreement or plan, or (ii) the shorter of one year after the date of termination or the remaining term of the applicable equity award. However, as described above, under the terms of the merger agreement the post-termination exercise period of all outstanding stock options will continue in the event of the executive's termination of employment within 24 months following the effective time of the mergers (other than for cause or due to the executive's resignation without good reason), until the three-year anniversary of such executive's termination, but in no event past the remaining term of the applicable equity award.

        If the executive is terminated without "cause" or resigns for "good reason," prior to the date of a change of control, such executive will be entitled to the following under the Severance and Change of Control Agreement, subject to the executive's timely execution and non-revocation of a general release of claims in a form provided by Idera and the executive's continued compliance with the invention, non-disclosure and non-competition agreement previously entered into in connection with the commencement of executive's employment:

  •
  a lump sum cash payment payable within 30 days after the date of termination in an amount equal to the greater of (x) the average bonus paid or earned and accrued, but unpaid to the executive in respect of the three years immediately preceding the year of termination, and (y) the annual bonus paid for the year immediately preceding the year of termination prorated for the portion of the year worked;

  •
  continued payment of the executive's base salary payable in accordance with Idera's standard payroll practices over the one-year period following termination; and

  •
  if the executive elects to continue receiving group medical and/or dental insurance under COBRA (to the extent the executive previously participated in such group insurance plans immediately prior to the date of termination), payment by Idera of its share of the premium for such coverage that it pays for active and similarly-situated employees who receive the same type of coverage for the one-year period following termination.

        The Severance and Change of Control Agreements expire on December 31, 2018, subject to successive one-year renewals on each anniversary thereof unless notice of termination has been provided by a party pursuant to the terms of the Severance and Change of Control Agreements.

Employee Benefits

        The merger agreement requires Holdco to continue to provide certain compensation and benefits through December 31, 2018, as well as take certain actions in respect of employee benefits provided to Idera employees, including its executive officers. For a detailed description of these requirements, please see the section entitled "The Merger Agreement—Employee Benefits Matters" beginning on page 127 of this joint proxy statement/prospectus.

Indemnification and Insurance

        Under the merger agreement, certain indemnification and insurance rights exist in favor of Idera's current and former directors and officers. Such indemnification and insurance rights are further described in the section entitled "The Merger Agreement—Other Covenants and Agreements" beginning on page 130 of this joint proxy statement/prospectus.

Idera Stockholder Advisory Vote On Merger-Related Compensation For Idera's Named Executive Officers Proposal

Golden Parachute Compensation

        This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each named executive officer of Idera that is based on or otherwise relates to the mergers. This compensation is referred to as "golden parachute" compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation that may become payable to Idera's named executive officers. The "golden parachute" compensation that may become payable to these individuals is subject to a non-binding advisory vote of Idera's stockholders, as described below in this section. To the extent any of Idera's named executive officers' compensation arrangements are described in "The Mergers—Interests of Idera Directors, Executive Officers and Certain of their Affiliates in the Mergers" beginning on page 99 of this joint proxy statement/prospectus, they are incorporated herein by reference.

        Each named executive officer would receive approximately the amounts set forth in the table below. Please note that the amounts indicated below are estimates based on the material assumptions described in the notes to the table below, which may or may not actually occur. Some of these assumptions are based on information currently available and, as a result, the actual amounts, if any, that may become payable to a named executive officer may differ in material respects from the amounts set forth below. Furthermore, for purposes of calculating such amounts, Idera has assumed:

  •
  a closing date of the mergers of February 8, 2018 (which, as required by SEC rules, is the latest practicable date prior to the filing of this joint proxy statement/prospectus);

  •
  the employment of each of the named executive officers is terminated without "cause" or by the named executive officer for "good reason," in either case, on the date of the consummation of the mergers and executed and did not revoke a general release of claims in favor of Idera and complied with all applicable restrictive covenants; and

  •
  the value of the accelerated vesting of any Idera equity award is calculated assuming a market price per share of Idera common stock equal to $1.96 (which equals the average closing price of a share of Idera common stock on the NASDAQ over the first five business days following January 22, 2018, the date of the first public announcement of entering into the merger agreement).

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)		Perquisites/Benefits ($)(3)	Total ($)
Vincent J. Milano	1,381,233	83,250		30,356	1,494,839
Sudhir Agrawal, D. Phil.(4)	—	—	(5)	—	—
Louis J. Arcudi, III	792,408	51,338		22,368	866,114
R. Clayton Fletcher	856,658	51,338		30,356	938,352
Joanna Horobin, M.B., Ch.B	910,199	51,338		32,702	994,239
Jonathan Yingling, Ph.D.(6)	856,658	184,500		30,356	1,071,514

(1)
Amounts in this column reflect cash severance that the named executive officer would be eligible to receive under the Change of Control Severance Agreements. Cash severance under the Severance and Change of Control Agreements would be payable to Messrs. Milano, Arcudi and Fletcher, and Drs. Horobin and Yingling upon a termination of the executive's employment by the executive for "good reason" or by Idera without "cause," in either case, within 24 months following a change of control (which is defined to include the Idera merger) (i.e., pursuant to a "double trigger" arrangement), subject to the executive's timely execution and non-revocation of a general release of claims in a form provided by Idera and the executive's continued compliance with the invention, non-disclosure and non-competition agreement previously entered into in connection with the commencement of executive's employment. In such an event, executives would receive a lump sum cash payment payable within 30 days after the date of termination equal to:

(i)
the executive's target bonus for the year of termination prorated for the portion of the year worked ($31,233 for Mr. Milano, $15,408 for Mr. Arcudi, $16,658 for Mr. Fletcher, $17,699 for Dr. Horobin and $16,658 for Dr. Yingling); and

  (ii)
  150% of the sum of (a) such executive's annual base salary for the year immediately preceding the year of termination and (b) the greatest of (1) the average bonus paid or earned and accrued, but unpaid to the executive in respect of the three years immediately preceding the year of termination, (2) the annual bonus paid for the year immediately preceding the year of termination and (3) the target bonus for the year of termination ($1,350,000 for Mr. Milano, $777,000 for Mr. Arcudi, $840,000 for Mr. Fletcher, $892,500 for Dr. Horobin and $840,000 for Dr. Yingling).

(2)
Represents the value of the unvested Idera stock options held by the named executive officers that would accelerate upon a qualifying termination of employment in connection with the mergers based on the assumptions described above.

Under the Severance and Change of Control Agreements, upon a qualifying termination by Messrs. Milano, Arcudi and Fletcher, and Drs. Horobin and Yingling within 24 months following a change of control, all outstanding stock options held by the executive as of the date of termination will be automatically vested in full as of the date of termination, and the executive will have the ability to exercise any such options until the three-year anniversary of such executive's termination, but in no event past the remaining term of the applicable equity award.

(3)
Under the Severance and Change of Control Agreements, upon a qualifying termination by Messrs. Milano, Arcudi and Fletcher, and Drs. Horobin and Yingling within 24 months following a change of control, the executive will be eligible to receive 150% of Idera's share of the annual premium for group medical and/or dental insurance coverage that was in place for the executive immediately prior to the date of termination, payable in a lump sum cash payment within 30 days after the date of termination.

The payments described in this column include an estimated value of the employer share of the premiums for Idera insurance plans as follows:

Name	Medical Insurance Premiums ($)	Dental Insurance Premiums ($)
Vincent J. Milano	28,160	2,196
Louis J. Arcudi, III	20,172	2,196
R. Clayton Fletcher	28,160	2,196
Joanna Horobin, M.B., Ch.B	30,506	2,196
Jonathan Yingling, Ph.D.	28,160	2,196
(4)
Effective May 31, 2017, Dr. Sudhir Agrawal resigned as the President of Research and as a member of the board of directors of Idera. Pursuant to Dr. Agrawal's resignation, Dr. Agrawal is not eligible to receive any merger-related compensation that may become payable in connection with the mergers.

(5)
Under the terms of the Separation Agreement and Release of Claims, dated April 18, 2017, Idera entered into with Dr. Agrawal in connection with his resignation, Dr. Agrawal's unvested stock options held by him as of the separation date will continue to become exercisable to the extent such options would have become exercisable had Dr. Agrawal continued to be an employee of Idera through October 19, 2019. Dr. Agrawal's remaining unexercised stock options to purchase 466,875 shares of Idera common stock that were previously unexercisable will become exercisable in connection with the mergers.

(6)
Effective February 6, 2017, Dr. Yingling has served as our Senior Vice President, Early Development. Effective January 1, 2018, Dr. Yingling has served as our Chief Scientific Officer.

        The vote on the Idera merger-related compensation proposal is a vote separate and apart from the vote on the adoption of the merger agreement and the approval of the mergers. Accordingly, you may vote on the proposal to adopt the merger agreement and vote not to approve, on a non-binding advisory basis, the compensation that may become payable to Idera's named executive officers that is based on or otherwise relates to the mergers, or vice versa. Because the vote to approve the compensation that may become payable to Idera's named executive officers that is based on or otherwise relates to the mergers is advisory only, it will not be binding on Idera. Accordingly, if the merger agreement is adopted and the mergers are approved and completed, the compensation payments that are contractually required to be paid by Idera to its named executive officers will or may be paid, subject only to the conditions applicable thereto, regardless of the outcome of the advisory (non-binding) vote of Idera stockholders.

Vote Required

        Approval of, on a non-binding advisory basis, the compensation that may become payable to Idera's named executive officers that is based on or otherwise relates to the mergers requires the affirmative vote of the holders of a majority of the shares of Idera common stock present in person or represented by proxy at the Idera special meeting and voting on the proposal, although such vote will not be binding on Idera, the Idera board or any of its committees, or, following completion of the mergers, the combined company. Abstentions, failures to vote (i.e., not submitting a proxy and not voting in person) and broker non-votes will have no effect on the proposal, assuming a quorum is present.

Interests of BioCryst Directors and Executive Officers in the Mergers

        In considering the recommendation of the BioCryst board that you vote to adopt the merger agreement, you should be aware that BioCryst's executive officers and directors have interests in the mergers that may be different from, or in addition to, the interests of BioCryst's stockholders generally. The BioCryst board was aware of these potentially differing interests and considered them, among other matters, in reaching its decision to adopt the merger agreement and approve the mergers and to recommend that you vote in favor of adopting the merger agreement.

Continued Service with the Combined Company

        As of the effective time of the mergers, unless otherwise agreed by BioCryst and Idera in writing, the Holdco Board will comprise nine members, four of whom will be current Idera directors that the Idera board will designate (and each of whom must be reasonably acceptable to BioCryst) and four of whom will be current BioCryst directors that the BioCryst board will designate (and each of whom must be reasonably acceptable to Idera). The BioCryst board and the Idera board will jointly designate one other director, who must not be a current director, officer or affiliate of either board. Two of BioCryst's designees are Mr. Stonehouse, who will serve as a director of the Holdco board, and Mr. Ingram, current chairman of the BioCryst board, who will serve as chairman of the Holdco board, assuming each of them remains eligible as of immediately prior to the effective time of the mergers. The Holdco directors' remuneration has not been fixed as of the date of this filing.

BioCryst Stock Options

        As of the effective time of the mergers, each BioCryst stock option that is outstanding and unexercised immediately prior to the effective time of the mergers, whether or not then vested or exercisable, will vest in full and be assumed by Holdco and converted into a Holdco stock option. Each converted Holdco stock option will be subject to the same terms and conditions (other than vesting) as applied to the original BioCryst stock option immediately prior to the effective time of the mergers, except that it will be exercisable for that number of whole shares of Holdco common stock (rounded down to the nearest whole share) equal to the number of shares subject to the BioCryst stock option multiplied by the BioCryst exchange ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the exercise price per share applicable to the BioCryst stock option divided by the BioCryst exchange ratio. This treatment will be subject to certain provisions of the Code, as described in the merger agreement.

        In addition, the post-termination exercise period of each Holdco stock option will continue in the event of the holder's termination of employment within 24 months following the effective time of the mergers (other than for cause, or due to the holder's resignation without good reason or such other constructive termination), until the three year anniversary of the employee's termination, but in no event past the Holdco stock option's term. However, if that treatment would cause the Holdco stock option to cease to qualify as an incentive stock option, then in the alternative the employee will be presented with a choice upon his or her termination of employment of whether to extend the post-termination option exercise period or not. For purposes of determining whether "cause" or "good reason" exist, or whether a "constructive termination" has occurred, each term will have the meaning assigned to it (or a term of similar effect) in the applicable plan, written award agreement or employment agreement between the employee and BioCryst. In the absence of those documents, the definitions set forth in the retention agreements described below will apply.

        Based upon BioCryst stock option holdings as of February 8, 2018, the number of BioCryst stock options held by BioCryst executive officers and non-employee directors and the stock options' treatment in the mergers is as follows:

	BioCryst Stock Options Vested and Converting		BioCryst Stock Options Accelerating and Converting
Name	Number (#)	Value ($)(1)	Number (#)	Value ($)(1)
Executive Officers
Jon P. Stonehouse	1,305,484	$1,852,837	1,254,253	$399,406
Thomas R. Staab II	333,247	$361,824	509,708	$169,438
Yarlagadda S. Babu, Ph.D.	537,316	$586,909	493,958	$153,373
William P. Sheridan	550,208	$393,390	635,788	$480,478
Lynne M. Powell	236,142	$51,122	475,858	$153,373
Alane Barnes	327,916	$305,503	368,952	$107,840
Non-Employee Directors
George B. Abercrombie	117,667	$139,757	15,000	—
Fred E. Cohen, M.D., D.Phil	95,833	$69,900	15,000	—
Stanley C. Erck	158,333	$174,732	15,000	—
Nancy Hutson, Ph.D.	113,333	$132,199	15,000	—
Robert A. Ingram	63,750	$47,400	15,000	—
Kenneth B. Lee, Jr.	105,000	$115,950	15,000	—
Sanj K. Patel	61,667	$47,400	15,000	—

(1)
Represents an approximation of the intrinsic value of the Holdco stock options attributable to the unvested and accelerating BioCryst stock options, which for each holder has been calculated as follows: the exercise price applicable to each vested or unvested, as applicable, in-the-money option held by such person (rounded up or down to the nearest whole cent), minus $4.80, which was the closing price of BioCryst Common Stock on February 8, 2018, the latest practicable date before the filing of this joint proxy statement/prospectus, multiplied by the number of vested or unvested, as applicable, in-the-money options held by such person. Options with an exercise price that exceeds $4.80 per share have been assigned no value for purposes of this table.

BioCryst Restricted Stock Units

        As of the effective time of the mergers, each BioCryst RSU that is outstanding immediately prior to the effective time of the mergers will be assumed by Holdco and will vest in full and be converted into a Holdco RSU. Each converted Holdco RSU will be subject to the same terms and conditions (other than vesting) as applied to the original BioCryst RSU immediately prior to the effective time of the mergers, except that it will be a restricted stock unit to acquire that number of whole shares of Holdco common stock (rounded down to the nearest whole share) equal to the number of shares subject to the BioCryst RSU multiplied by the BioCryst exchange ratio. For a detailed discussion of the treatment of BioCryst RSUs, see the section titled "The Merger Agreement—Treatment of BioCryst Stock Options and RSUs" beginning on page 129 of this joint proxy statement/prospectus.

        Based upon BioCryst RSU holdings as of February 8, 2018, the number of BioCryst RSUs held by BioCryst executive officers and non-employee directors and the restricted stock units' treatment in the mergers is as follows:

	BioCryst RSUs Accelerating and Converting
Name	Number (#)	Value ($)
Executive Officers
Jon P. Stonehouse	7,100	$34,080
Thomas R. Staab II	2,225	$10,680
Yarlagadda S. Babu, Ph.D.	2,225	$10,680
William P. Sheridan	2,725	$13,080
Lynne M. Powell	—	—
Alane Barnes	1,200	$5,760
Non-Employee Directors
George B. Abercrombie	—	—
Fred E. Cohen, M.D., D.Phil	—	—
Stanley C. Erck	—	—
Nancy Hutson, Ph.D.	—	—
Robert A. Ingram	—	—
Kenneth B. Lee, Jr.	—	—
Sanj K. Patel	—	—

BioCryst Retention Agreements

        Prior to the mergers, BioCryst may enter into retention agreements (in a form substantially similar to that agreed upon by BioCryst and Idera) with up to 45 individuals providing for payments of up to $1.5 million in the aggregate. Some of the retention agreement participants may be BioCryst executive officers. None of the retention agreement participant list, the value of each retention award or the terms of the retention agreements have been established as of the date of this filing.

BioCryst Employment Agreements

  Jon P. Stonehouse

        Mr. Stonehouse entered into an employment agreement with BioCryst effective February 14, 2007. If BioCryst terminates Mr. Stonehouse's employment without "Cause" (as defined in "The Mergers—Interests of BioCryst Directors and Executive Officers in the Mergers—Employment Agreement Definitions" beginning on page 111 of this joint proxy statement/prospectus), upon non-renewal of the term of his employment agreement by BioCryst, as a result of a "Constructive Termination" (as defined in "The Mergers—Interests of BioCryst Directors and Executive Officers in the Mergers—Employment Agreement Definitions" beginning on page 111 of this joint proxy statement/prospectus), or by BioCryst as a result of "Disability" (as defined in the employment agreement), including following the mergers, he would be entitled to receive any accrued but unpaid or unused base salary and vacation and, subject to Mr. Stonehouse signing and not revoking a release of any and all claims against BioCryst and resigning from the BioCryst board (if applicable), he would also be entitled to receive severance equal to two times the sum of his annual base salary and target bonus, payable in equal installments over BioCryst's regularly scheduled payroll periods for the two years following the effective date of termination. If Mr. Stonehouse elected to continue health insurance coverage under COBRA, BioCryst would also pay the monthly premium under COBRA until the earlier of 12 months following the effective date of termination or the date upon which COBRA continuation coverage ceases. Mr. Stonehouse's employment agreement contains a one-year post-separation non-competition obligation. For a quantification of Mr. Stonehouse's potential severance, see "The Mergers—BioCryst Stockholder Advisory Vote on Merger-Related Compensation for BioCryst's Named Executive Officers Proposal—Golden Parachute Compensation" beginning on page 112 of this joint proxy statement/prospectus.

  Thomas R. Staab II

        Mr. Staab entered into an employment with BioCryst effective May 23, 2011. If BioCryst terminates Mr. Staab's employment without Cause at any time, including following the mergers, or Mr. Staab is Constructively Terminated within six months following the mergers, then he would be entitled to receive any accrued but unpaid or unused base salary and vacation and, subject to Mr. Staab signing and not revoking a release of any and all claims against BioCryst, he would also be entitled to receive continuation of base salary for one year beyond the effective termination date, payable in accordance with BioCryst's regular payroll practices; payment of his target bonus in effect for the fiscal year of termination, payable in equal installments over BioCryst's regularly scheduled payroll periods for the one year following the effective date of termination; and if he elects to continue health insurance coverage under COBRA following termination of employment, BioCryst would pay the monthly premium under COBRA until the earlier of 12 months following the effective termination date or the date upon which he commences employment with another entity. Mr. Staab's employment agreement contains a one-year non-compete provision applicable if he voluntarily terminates his employment. For a quantification of Mr. Staab's potential severance, see "The Mergers—BioCryst Stockholder Advisory Vote on Merger-Related Compensation for BioCryst's Named Executive Officers Proposal—Golden Parachute Compensation" beginning on page 112 of this joint proxy statement/prospectus.

  Yarlagadda S. Babu, Ph.D.

        Dr. Babu entered into an employment agreement with BioCryst effective April 27, 2012. If BioCryst terminates Dr. Babu's employment without Cause at any time, including following the mergers, or Dr. Babu is Constructively Terminated within six months following the mergers, then he would be entitled to receive any accrued but unpaid or unused base salary and vacation and, subject to Dr. Babu signing and not revoking a release of any and all claims against BioCryst, he would also be entitled to receive continuation of base salary for one year beyond the effective termination date, payable in accordance with BioCryst's regular payroll practices; and if he elects to continue health insurance coverage under COBRA following termination of employment, BioCryst would pay the monthly premium under COBRA until the earlier of 12 months following the effective termination date or the date upon which he commences employment with another entity. Dr. Babu's employment agreement contains a one-year non-compete provision applicable if he voluntarily terminates his employment. For a quantification of Dr. Babu's potential severance, see "The Mergers—BioCryst Stockholder Advisory Vote on Merger-Related Compensation for BioCryst's Named Executive Officers

Proposal—Golden Parachute Compensation" beginning on page 112 of this joint proxy statement/prospectus.

  William P. Sheridan

        Dr. Sheridan entered into an employment agreement with BioCryst effective June 12, 2008. If BioCryst terminates Dr. Sheridan's employment without Cause at any time, including following the mergers, or Dr. Sheridan is Constructively Terminated within six months following the mergers, then he would be entitled to receive any accrued but unpaid or unused base salary and vacation and, subject to Dr. Sheridan signing and not revoking a release of any and all claims against BioCryst, he would also be entitled to receive continuation of base salary for one year beyond the effective termination date, payable in accordance with BioCryst's regular payroll practices; relocation assistance to his California residence; and if he elects to continue health insurance coverage under COBRA following termination of employment, BioCryst would pay the monthly premium under COBRA until the earlier of 12 months following the effective termination date or the date upon which he commences employment with another entity. Dr. Sheridan's employment agreement contains a one-year non-compete provision applicable if he voluntarily terminates his employment. For a quantification of Dr. Sheridan's potential severance, see "The Mergers—BioCryst Stockholder Advisory Vote on Merger-Related Compensation for BioCryst's Named Executive Officers Proposal—Golden Parachute Compensation" beginning on page 112 of this joint proxy statement/prospectus.

  Lynne M. Powell

        Ms. Powell entered into an employment agreement with BioCryst effective December 30, 2014. If BioCryst terminates Ms. Powell's employment without Cause at any time, including following the mergers, or Ms. Powell is Constructively Terminated within six months following the mergers, then she would be entitled to receive any accrued but unpaid or unused base salary and vacation and, subject to Ms. Powell signing and not revoking a release of any and all claims against BioCryst, she would also be entitled to receive continuation of base salary for one year beyond the effective termination date, payable in accordance with BioCryst's regular payroll practices; payment of her target bonus in effect for the fiscal year of termination, payable in equal installments over BioCryst's regularly scheduled payroll periods for the one year following the effective date of termination; and if she elects to continue health insurance coverage under COBRA following termination of employment, BioCryst would pay the monthly premium under COBRA until the earlier of 12 months following the effective termination date or the date upon which she commences employment with another entity. Ms. Powell's employment agreement contains a one-year non-compete provision applicable if she voluntarily terminates her employment. For a quantification of Ms. Powell's potential severance, see "The Mergers—BioCryst Stockholder Advisory Vote on Merger-Related Compensation for BioCryst's Named Executive Officers Proposal—Golden Parachute Compensation" beginning on page 112 of this joint proxy statement/prospectus.

  Alane Barnes

        Ms. Barnes entered into an employment agreement with BioCryst effective August 8, 2013. If BioCryst terminates Ms. Barnes's employment without Cause at any time, including following the mergers, or Ms. Barnes is Constructively Terminated within six months following the mergers, then she would be entitled to receive any accrued but unpaid or unused base salary and vacation and, subject to Ms. Barnes signing and not revoking a release of any and all claims against BioCryst, she would also be entitled to receive continuation of base salary for one year beyond the effective termination date, payable in accordance with BioCryst's regular payroll practices; and if she elects to continue health insurance coverage under COBRA following termination of employment, BioCryst would pay the monthly premium under COBRA until the earlier of 12 months following the effective termination date or the date upon which she commences employment with another entity.

Employment Agreement Definitions

        For purposes of Mr. Stonehouse's employment agreement, the following definitions apply:

  •
  "Cause" means a determination by the BioCryst board that Mr. Stonehouse's employment be terminated for any of the following reasons: (i) a violation of a federal or state law or regulation that materially and adversely impacts BioCryst's business; (ii) conviction or plea of no contest to a felony under the laws of the United States or any state; (iii) a breach of the terms of any confidentiality, invention assignment or proprietary information agreement with BioCryst or with a former employer that materially and adversely impacts BioCryst; (iv) fraud or misappropriation of property belonging to BioCryst or its affiliates; or (v) willful misconduct or gross negligence in connection with the performance of Mr. Stonehouse's duties; provided, however, that no act or failure to act on the part of Mr. Stonehouse could be considered "willful" unless it is done, or omitted to be done, by him in bad faith or without reasonable belief that his action or omission was in the best interests of BioCryst.

  •
  "Constructive Termination" means a resignation of employment within 30 days of the occurrence of any of: (i) a reduction in Mr. Stonehouse's responsibilities or any change in Mr. Stonehouse's status or title with regard to his employment; (ii) a reduction in Mr. Stonehouse's base salary, unless such reduction occurs prior to the mergers and is made in connection with a fiscal downturn of BioCryst pursuant to which the base salaries of all executive officers of BioCryst are reduced by a comparable percentage; or (iii) a relocation of Mr. Stonehouse's principal office to a location more than 50 miles from the location of his then-current principal office.

        For purposes of the other executives' employment agreements, the following definitions apply:

  •
  "Cause" means a determination by the BioCryst board that the employee's employment be terminated for any of the following reasons: (i) failure or refusal to comply in any material respect with lawful policies, standards or regulations of BioCryst; (ii) a violation of a federal or state law or regulation applicable to the business of BioCryst; (iii) conviction or plea of no contest to a felony under the laws of the United States or any State; (iv) fraud or misappropriation of property belonging to BioCryst or its affiliates; (v) a breach in any material respect of the terms of any confidentiality, invention assignment or proprietary information agreement with BioCryst or with a former employer; (vi) failure to satisfactorily perform the employee's duties after having received written notice of such failure and at least 30 days to cure such failure; or (vii) misconduct or gross negligence in connection with the performance of the employee's duties.

  •
  "Constructive Termination" means a resignation of employment within 30 days of the occurrence of any of the following events which occurs within six months following the mergers: (i) a material reduction in the employee's responsibilities; (ii) a material reduction in the employee's base salary, unless such reduction is comparable in percentage to, and is part of, a reduction in the base salary of all executive officers of BioCryst; or (iii) a relocation of the employee's principal office to a location more than 50 miles from the location of his or her principal office immediately preceding the mergers.

        Assuming that the employment of each executive officer were terminated without Cause upon the completion of the mergers, each executive officer would receive approximately the cash severance amounts set forth in the table below, excluding payments associated with equity awards (described above). The amounts reported below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this joint proxy statement/prospectus.

Name	Salary Component of Severance ($)(1)	Bonus Component of Severance ($)(2)	COBRA Component of Severance ($)	Total Severance ($)
Executive Officers
Jon P. Stonehouse	$1,100,000	$605,000	$30,936	$1,735,936
Thomas R. Staab II	$449,203	$179,681	$30,936	$659,820
Yarlagadda S. Babu, Ph.D.	$420,000	—	$30,936	$450,936
William P. Sheridan	$485,574	—	$21,184	$506,758
Lynne M. Powell	$382,454	$152,982	$30,936	$566,372
Alane Barnes	$378,423	—	$30,936	$409,359

(1)
Represents two times base salary for Mr. Stonehouse and one times base salary for the other executive officers.

(2)
Represents 55% of base salary for Mr. Stonehouse and 40% of base salary for Mr. Staab and Ms. Powell. For Mr. Stonehouse, a severance multiple of 2 is applied.

Employee Benefits

        The merger agreement requires Holdco to continue to provide certain compensation and benefits through December 31, 2018, as well as take certain actions in respect of employee benefits provided to BioCryst employees, including its executive officers. For a detailed description of these requirements, please see the section entitled "The Merger Agreement—Employee Benefits Matters" beginning on page 127 of this joint proxy statement/prospectus.

Indemnification and Insurance

        Under the merger agreement, certain indemnification and insurance rights exist in favor of BioCryst's current and former directors and officers. Such indemnification and insurance rights are further described in the section entitled "The Merger Agreement—Other Covenants and Agreements" beginning on page 130 of this joint proxy statement/prospectus.

BioCryst Stockholder Advisory Vote On Merger-Related Compensation For BioCryst's Named Executive Officers Proposal

Golden Parachute Compensation

        This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each named executive officer of BioCryst that is based on or otherwise relates to the mergers. This compensation is referred to as "golden parachute" compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation that may become payable to BioCryst's named executive officers. The "golden parachute" compensation that may become payable to these individuals is subject to a non-binding advisory vote of BioCryst's stockholders, as described below in this section. To the extent any of BioCryst's named executive officers' compensation arrangements are described in "The Mergers—Interests of BioCryst's Directors and Officers in the Mergers" beginning on page 106 of this joint proxy statement/prospectus, they are incorporated herein by reference.

        Each named executive officer would receive approximately the amounts set forth in the table below. Please note that the amounts indicated below are estimates based on the material assumptions described in the notes to the table below, which may or may not actually occur. Some of these assumptions are based on information currently available and, as a result, the actual amounts, if any, that may become payable to a named executive officer may differ in material respects from the amounts set forth below. Furthermore, for purposes of calculating such amounts, BioCryst has assumed:

  •
  a closing date of the mergers of February 8, 2018 (which, as required by SEC rules, is the latest practicable date prior to the filing of this joint proxy statement/prospectus);

  •
  the employment of each of the named executive officers is terminated without "cause" on the date of the consummation of the mergers and executed and did not revoke a general release of claims in favor of BioCryst and complied with all applicable restrictive covenants; and

  •
  the value of the accelerated vesting of any BioCryst equity award is calculated assuming a market price per share of BioCryst common stock equal to $4.84 (which equals the average closing price of a share of BioCryst common stock on the NASDAQ over the first five business days following January 22, 2018, the date of the first public announcement of entering into the merger agreement).

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/Benefits ($)(3)	Total ($)
Jon P. Stonehouse	$1,705,000	$443,881	$30,936	$2,179,817
Thomas R. Staab II	$628,884	$184,720	$30,936	$844,540
Yarlagadda S. Babu, Ph.D.	$420,000	$168,025	$30,936	$618,961
William P. Sheridan	$485,574	$502,300	$21,184	$1,009,058
Lynne M. Powell	$535,436	$157,256	$30,936	$723,628

(1)
Payable under the terms of the executives' employment agreements, as further described under "The Mergers—Interests of BioCryst Directors and Executive Officers in the Mergers—BioCryst Employment Agreements" beginning on page 108 of this joint proxy statement/prospectus, summarized as follows:

Name	Salary Component of Severance ($)	Bonus Component of Severance ($)	Cash Severance ($)
Jon P. Stonehouse	$1,100,000	$605,000	$1,705,000
Thomas R. Staab II	$449,203	$179,681	$628,884
Yarlagadda S. Babu, Ph.D.	$420,000	—	$420,000
William P. Sheridan	$485,574	—	$485,574
Lynne M. Powell	$382,454	$152,982	$535,436
(2)
Represents the value of the unvested BioCryst stock options and BioCryst restricted stock units held by the named executive officers that would accelerate upon the consummation of the mergers based on the assumptions described above, as summarized in the table below. The values in this column constitute "single-trigger" payments (i.e., the equity acceleration is triggered upon consummation of the mergers).

Name	Unvested Options (#)	Unvested Options ($)	Unvested RSUs (#)	Unvested RSUs ($)	Equity Acceleration ($)
Jon P. Stonehouse	1,254,253	$409,517	7,100	$34,364	$443,881
Thomas R. Staab II	509,708	$173,951	2,225	$10,769	$184,720
Yarlagadda S. Babu, Ph.D.	493,958	$157,256	2,225	$10,769	$168,025
William P. Sheridan	635,788	$489,111	2,725	$13,189	$502,300
Lynne M. Powell	475,858	$157,256	—	—	$157,256
(3)
Represents, in each case, 12 months of COBRA continuation.

        The vote on the BioCryst merger-related compensation proposal is a vote separate and apart from the vote on the adoption of the merger agreement and the approval of the mergers. Accordingly, you may vote on the proposal to adopt the merger agreement and vote not to approve, on a non-binding advisory basis, the compensation that may become payable to BioCryst's named executive officers that is based on or otherwise relates to the mergers, or vice versa. Because the vote to approve the compensation that may become payable to BioCryst's named executive officers that is based on or otherwise relates to the mergers is advisory only, it will not be binding on BioCryst. Accordingly, if the merger agreement is adopted and the mergers are approved and completed, the compensation payments that are contractually required to be paid by BioCryst to its named executive officers will or may be paid, subject only to the conditions applicable thereto, regardless of the outcome of the advisory (non-binding) vote of BioCryst stockholders.

Vote Required

        Approval of, on a non-binding advisory basis, the compensation that may become payable to BioCryst's named executive officers that is based on or otherwise relates to the mergers requires the affirmative vote of the holders of a majority of the shares of BioCryst common stock present, in person or represented by proxy, at the BioCryst special meeting and voting on the proposal, although such vote will not be binding on BioCryst, the BioCryst board or any of its committees, or, following completion of the mergers, the combined company, assuming a quorum is present. Abstentions, failures to vote (i.e., not submitting a proxy and not voting in person) and broker non-votes will have no effect on the proposal, assuming a quorum is present.

Holdco Board, Management and Certain Governance Matters Following the Mergers

        Immediately following the effective time of the mergers, the Holdco board will consist of nine members, including: (i) four directors designated by the Idera board, each of whom shall be a director of Idera immediately prior to the effective time and be reasonably acceptable to BioCryst, and one of which shall be Mr. Milano, a director and the current chief executive officer of Idera, (ii) four directors designated by the BioCryst board, each of whom shall be a director of BioCryst immediately prior to the effective time and be reasonably acceptable to Idera, and two of which shall be Mr. Stonehouse, a director and the current chief executive officer of BioCryst, and Mr. Ingram, the current chairman of the BioCryst board, and (iii) one director to be a person mutually agreed to by the Idera board and the BioCryst board, who shall not be a director, officer or affiliate of either Idera or BioCryst. All director designees of Idera and BioCryst, other than Messrs. Milano and Stonehouse, will qualify as "independent directors" under Nasdaq rules. As of the date of this joint proxy statement/prospectus, other than Mr. Milano, in the case of Idera, and Messrs. Stonehouse and Ingram, in the case of BioCryst, neither Idera nor BioCryst has made a determination as to which directors will be appointed to the board of directors of the combined company.

        Upon completion of the mergers, Mr. Ingram will serve as chairman of the Holdco board, and Mr. Milano will serve as the chief executive officer of Holdco.

        The corporate headquarters for Holdco and its subsidiaries will be located in Exton, Pennsylvania, and the primary location for research and development for Holdco and its subsidiaries will be located in Birmingham, Alabama.

Regulatory Clearances Required for the Mergers

        Under the HSR Act, BioCryst and Idera must file notifications with the FTC and the Antitrust Division and observe a mandatory pre-merger waiting period before completing the mergers. On February 2, 2018, each of BioCryst and Idera filed its notification under the HSR Act. BioCryst and Idera are committed to working cooperatively with the staff of the reviewing authority as it conducts its review of the mergers. On February 15, 2018, the FTC notified Idera and BioCryst that their request for early termination of the applicable waiting period was granted.

        BioCryst and Idera cannot assure you that the FTC, the Antitrust Division or private parties will not initiate actions to challenge the mergers before or after they are completed. Any such challenge to the mergers could result in a court order enjoining the mergers or in restrictions or conditions that would have a material adverse effect on the combined company if the mergers are completed. Such restrictions and conditions could include requiring the divestiture or spin-off of assets or businesses. Under the terms of the merger agreement, each of BioCryst and Idera are required to take any and all steps necessary to obtain approval from any antitrust or competition governmental entity in order to complete the mergers, but neither BioCryst nor Idera is required to agree to any sale, transfer, license, separate holding, divestiture or other disposition of, or to any prohibition of or any limitation on the acquisition, ownership, operation, effective control or exercise of full rights of ownership, or other modification of rights in respect of any material business, product line or asset, or otherwise modify any material business practice or contractual relationship. No additional stockholder approval is expected to be required or sought for any decision by BioCryst or Idera to agree to any terms and conditions necessary to resolve any regulatory objections to the mergers.

Listing of Holdco Common Stock

        It is a condition to the completion of the mergers that the shares of Holdco common stock to be issued to Idera stockholders or BioCryst stockholders pursuant to the mergers be authorized for listing, and Idera and BioCryst have agreed to use their reasonable best efforts to cause such shares to be listed, on the Nasdaq, subject to official notice of issuance.

De-Listing and Deregistration of Idera Stock

        Upon completion of the mergers, the Idera common stock currently listed on the Nasdaq will cease to be listed on the Nasdaq and will subsequently be deregistered under the Exchange Act.

De-Listing and Deregistration of BioCryst Stock

        Upon completion of the mergers, the BioCryst common stock currently listed on the Nasdaq will cease to be listed on the Nasdaq and will subsequently be deregistered under the Exchange Act.

No Appraisal Rights

        Under the DGCL, holders of Idera common stock and BioCryst common stock are not entitled to appraisal rights in connection with the mergers. See the section entitled "No Appraisal Rights" beginning on page 171 of this joint proxy statement/prospectus.

THE MERGER AGREEMENT

        The following section summarizes material provisions of the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus and is incorporated herein by reference in its entirety. The rights and obligations of Idera and BioCryst are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this joint proxy statement/prospectus. Idera stockholders and BioCryst stockholders are urged to read the merger agreement carefully and in its entirety as well as this joint proxy statement/prospectus before making any decisions regarding the mergers, including the adoption of the merger agreement, the issuance of shares of Holdco common stock to Idera stockholders and BioCryst stockholders pursuant to the mergers or the adoption of the Holdco charter, as applicable.

        The merger agreement is attached as Annex A to this joint proxy statement/prospectus to provide you with information regarding its terms and is not intended to provide any factual information about Idera or BioCryst. The merger agreement contains representations and warranties by each of the parties to the merger agreement. These representations and warranties have been made solely for the benefit of the parties to the merger agreement and:

  •
  may not be intended as statements of fact, but rather as a way of allocating the risk between the parties in the event the statements therein prove to be inaccurate;

  •
  have been qualified by certain disclosures that were made between the parties in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement itself; and

  •
  may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors.

        Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 173 of this joint proxy statement/prospectus.

        This summary is qualified in its entirety by reference to the merger agreement.

Terms of the Mergers; Merger Consideration

        The merger agreement provides that, on the terms and subject to the conditions set forth in the merger agreement and in accordance with the DGCL, at the effective time of the mergers, Merger Sub A, a Delaware corporation and wholly owned subsidiary of Holdco, will merge with and into Idera, and Merger Sub B, a Delaware corporation and wholly owned subsidiary of Holdco, will merge with and into BioCryst. Idera and BioCryst will be the surviving corporations in the mergers and each will become a wholly owned subsidiary of Holdco. At the effective time of the mergers, each issued and outstanding share of Idera common stock (other than shares owned by Idera, BioCryst, Holdco, Merger Sub A, or Merger Sub B, or any subsidiary of each of the aforementioned entities, or by Idera as treasury shares, which will cease to remain outstanding and will be canceled and retired and cease to exist) will be converted into the right to receive 0.20 shares of Holdco common stock, with cash paid in lieu of fractional shares. At the effective time of the mergers, each issued and outstanding share of Idera preferred stock (other than shares owned by Idera, BioCryst, Holdco, Merger Sub A, or Merger Sub B, or any subsidiary of each of the aforementioned entities, or by Idera as treasury shares, which will cease to remain outstanding and will be canceled and retired and cease to exist) will be converted into the right to receive an amount of shares of Holdco common stock equal to (i) $1.00 divided by the 20-trading-day average trading price of Idera common stock, ending with the trading day prior to the third day prior to the closing date, multiplied by (ii) 0.20, with cash paid in lieu of fractional shares. At the effective time of the mergers, each issued and outstanding share of BioCryst common stock (other than shares owned by Idera, BioCryst, Holdco, Merger Sub A, or Merger Sub B, or any subsidiary of each of the aforementioned entities, or by BioCryst as treasury shares, which will cease to remain outstanding and will be canceled and retired and cease to exist) will be converted into the right to receive 0.50 shares of Holdco common stock, with cash paid in lieu of fractional shares. The Idera exchange ratio and BioCryst exchange ratio are fixed and will not be adjusted to reflect stock price changes prior to the closing of the mergers.

        Holdco will not issue fractional shares of Holdco common stock pursuant to the merger agreement. Instead, each holder of Idera common stock, Idera preferred stock or BioCryst common stock who otherwise would have been entitled to receive a fraction of a share of Holdco common stock will be entitled to receive a cash payment in lieu thereof representing that stockholder's proportionate interest, if any, in the proceeds from the sale by the exchange agent of Holdco common stock equal to the excess of (i) the aggregate number of shares of Holdco common stock to be delivered by Holdco in the mergers over (ii) the aggregate number of whole shares of Holdco common stock to be distributed to the holders of Idera common stock, Idera preferred stock or BioCryst common stock in the mergers (such excess, the "excess shares"). The sale of the excess shares by the exchange agent will be executed on the Nasdaq and will be executed in round lots to the extent practicable. Until the proceeds of such sale or sales have been distributed to the holders of Idera common stock, Idera preferred stock and BioCryst common stock, the exchange agent will hold such proceeds in trust for the holders of Idera common stock, Idera preferred stock and BioCryst common stock that would otherwise receive fractional shares of Holdco common stock (the "common shares trust"). The portion of the common shares trust to which each holder of Idera common stock, Idera preferred stock and BioCryst common stock will be entitled, if any, will be determined by multiplying the amount of the aggregate proceeds comprising the common shares trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Idera common stock, Idera preferred stock and BioCryst common stock would otherwise be entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of Idera common stock, Idera preferred stock and BioCryst common stock would otherwise be entitled.

        If, from the date of the merger agreement until the effective time, the number of issued and outstanding shares of Holdco common stock, BioCryst common stock, Idera common stock or Idera preferred stock changes into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment or other similar transaction, or a stock dividend or stock distribution is declared with a record date within the period between the date of the merger agreement and the effective time of the mergers, then the exchange ratios will be equitably adjusted to provide the holders of Idera common stock, Idera preferred stock and BioCryst common stock the same economic effect as contemplated by the merger agreement prior to such event.

Completion of the Mergers

        Unless the parties agree otherwise, the closing of the mergers will take place within three business days after all conditions to the completion of the mergers have been satisfied or waived. The mergers will be effective when the parties file the certificates of merger with the Secretary of State of the State of Delaware in accordance with the DGCL, or at such later time as the parties agree and specify in the certificates of merger. The Holdco charter will be filed with the certificates of merger and will become effective at the same time as the mergers.

Exchange of Shares in the Mergers

        Prior to the dissemination of this joint proxy statement/prospectus, BioCryst and Idera will have appointed an exchange agent to handle the exchange of shares of BioCryst common stock, Idera common stock and Idera preferred stock for shares of Holdco common stock in the mergers. At the effective time of the mergers, shares of BioCryst common stock, Idera common stock and Idera preferred stock will be converted into the right to receive shares of Holdco common stock without the need for any action by the holders of BioCryst common stock, Idera common stock or Idera preferred stock.

        As promptly as practicable (but in no event later than three business days) after the effective time of the mergers, Holdco will cause the exchange agent to mail a letter of transmittal to each holder of record of BioCryst common stock, Idera common stock and Idera preferred stock (as of immediately prior to the effective time of the mergers) specifying, among other things, that delivery will be effected, and risk of loss and title to any certificates representing BioCryst common stock, Idera common stock or Idera preferred stock, as applicable, will pass, only upon delivery of such certificates to the exchange agent. The letter will also include instructions explaining the procedure for surrendering shares of BioCryst common stock, Idera common stock or Idera preferred stock held in book-entry form in exchange for shares of Holdco common stock.

        After the effective time of the mergers, shares of BioCryst common stock, Idera common stock and Idera preferred stock will no longer be outstanding, will be automatically canceled and will cease to exist and each certificate, if any, that previously represented shares of BioCryst common stock, Idera common stock or Idera preferred stock will represent only the right to receive the merger consideration as described above, any cash in lieu of fractional shares of Holdco common stock and any dividends or other distributions to which the holders of shares of Holdco common stock are entitled with a record date after the effective time of the mergers. With respect to such shares of Holdco common stock deliverable upon the surrender of BioCryst common stock, Idera common stock and Idera preferred stock, until holders of such BioCryst common stock, Idera common stock and Idera preferred stock have surrendered such BioCryst common stock, Idera common stock or Idera preferred stock, as applicable, to the exchange agent for exchange, those holders will not receive dividends or other distributions with respect to such shares of Holdco common stock with a record date after the effective time of the mergers.

Representations and Warranties

        The merger agreement contains reciprocal representations and warranties. Each of BioCryst and Idera has made representations and warranties regarding, among other things:

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  corporate organization, standing and corporate power;

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  capital structure;

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  ownership of subsidiaries (or, in the case of Idera, absence of any such ownership);

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  authority with respect to the execution and delivery of the merger agreement and the due and valid execution and delivery and enforceability of the merger agreement;

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  absence of conflicts with, or violations of, organizational documents, applicable law and other contracts;

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  required regulatory filings and consents and approvals of governmental entities;

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  certain SEC filings and the financial statements contained in those filings;

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  controls and procedures for required disclosures of financial and non-financial information in certain reports filed with the SEC;

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  absence of undisclosed liabilities (other than certain specified exceptions);

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  absence of joint ventures, off-balance sheet partnerships or other similar contracts intended to avoid disclosure of material liabilities;

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  absence of certain changes and events from October 1, 2017 through the date of execution of the merger agreement;

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  accuracy of information supplied or to be supplied for use in this joint proxy statement/prospectus;

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  absence of certain legal proceedings;

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  compliance with applicable laws, including the Foreign Corrupt Practices Act and other anti-corruption laws;

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  possession of, and compliance with, applicable permits;

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  benefits matters and ERISA compliance;

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  collective bargaining agreements and other employee and labor matters;

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  environmental matters;

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  real property;

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  tax matters;

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  material contracts and the absence of breaches of material contracts;

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  intellectual property;

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  compliance with applicable health care laws and permits;

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  brokerage or other finders' fees that may be payable in connection with the mergers;

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  opinions from financial advisors;

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  inapplicability of takeover statutes to the mergers; and

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  insurance.

        The merger agreement also contains certain representations and warranties of BioCryst with respect to the lack of prior business activities and capitalization of Holdco, Merger Sub A and Merger Sub B and each entity's authority with respect to the execution and delivery of the merger agreement.

        Many of the representations and warranties in the merger agreement are qualified by a "materiality" or "material adverse effect" standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material or have a material adverse effect). Under the merger agreement, a "material adverse effect" means, with respect to a party, any change, event, development, condition, occurrence or effect that is, or would reasonably be expected to be, materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of such party and its subsidiaries, taken as a whole, except that none of the following will be deemed in themselves, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there has been or will be, a material adverse effect:

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  any changes resulting from general market, economic, financial, capital markets or political or regulatory conditions;

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  any change of law or GAAP;

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  any changes resulting from any act of terrorism, war, national or international calamity, or any worsening thereof;

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  any changes generally affecting the industries in which the applicable company and its subsidiaries conduct their businesses;

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  any changes resulting from the execution of the merger agreement or the announcement or pendency of the mergers, including any loss of employees or any disruption in or termination of (or loss of or other negative effect or change with respect to) supplier, distributor or similar business relationships or partnerships resulting from the transactions under the merger agreement;

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  changes in the applicable company's stock price or the trading volume of the applicable company's stock or any change in the credit rating of the applicable company (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted from the definition of material adverse effect);

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  any changes or effects resulting from any action required to be taken by the terms of the merger agreement;

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  the failure to meet internal or analysts' expectations, projections or results of operations (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted from the definition of material adverse effect); or

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  any legal proceeding arising from or relating to the mergers.

        Any changes of the sort referred to in the first four bullets above may be taken into account in determining whether there has been a material adverse effect if, and only to the extent, such changes have a disproportionate impact on the applicable company and its subsidiaries, taken as a whole, as compared to other participants in the industries in which such company and its subsidiaries conduct their businesses.

        The representations and warranties do not survive the effective time of the mergers.

Conduct of Business Pending the Effective Time

        In the merger agreement, BioCryst and Idera have each agreed that until the effective time of the mergers, subject to certain specified exceptions, and unless required by law or the other party consents in writing (which consent will not be unreasonably withheld, conditioned or delayed), they and their respective subsidiaries will:

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  conduct their operations in the ordinary course of business consistent with past practice;

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  use commercially reasonable efforts to keep available the services of their current officers, employees and consultants and to preserve the goodwill and current relationships with persons having business relations; and

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  use commercially reasonable efforts to preserve intact their business organization and comply with all applicable law.

        In addition, each of BioCryst and Idera has agreed that until the effective time of the mergers, it and its respective subsidiaries will not do any of the following without the prior written consent of the other party (which consent will not be unreasonably withheld, conditioned or delayed):

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  amend or change its organizational documents;

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  issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any shares of capital stock of, or other equity interests in, the applicable company or any of its subsidiaries, other than: (i) the issuance of shares upon the exercise, conversion or settlement of stock options, RSUs or preferred stock, as applicable, outstanding as of the date of the merger agreement in accordance with their terms, (ii) the issuance of stock options, RSUs or common stock (in lieu of cash compensation otherwise payable to board members), in each case, in the ordinary course of business consistent with past practice up to a maximum of 200,000 shares of common stock subject thereto, or (iii) the issuance of common stock in accordance with an employee stock purchase plan;

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  sell, pledge, dispose of, transfer, lease, license, guarantee or encumber any of its or its subsidiaries' property or assets with value in excess of $2 million, except pursuant to existing contracts or the sale or purchase of goods in the ordinary course of business consistent with past practice;

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  sell, assign, transfer, license, abandon, place in the public domain, permit to lapse or otherwise dispose of any of its material intellectual property, except pursuant to the terms of existing contracts or the licensing of any such intellectual property in the ordinary course of business consistent with past practice, or compromise, settle or agree to settle, or consent to judgment in, any action concerning such intellectual property, except in the ordinary course of business consistent with past practice;

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  declare, set aside, make or pay any dividend or other distribution with respect to capital stock, other than dividends paid by a wholly owned subsidiary to the applicable company or another wholly owned subsidiary of the applicable company;

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  enter into any agreement with respect to the voting or registration of its capital stock or other equity interests;

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  reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, any of its capital stock or other equity interests;

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  form any new subsidiary, or merge or consolidate itself or any of its subsidiaries with any person or adopt a plan of liquidation or resolutions providing for a liquidation, dissolution, restructuring, recapitalization or other reorganization of itself or, in the case of BioCryst, any of its subsidiaries, other than internal reorganizations in the ordinary course of business that would not have a material and adverse impact;

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  acquire (including by merger, consolidation, or acquisition of shares or assets) any interest in any person or any assets thereof with value in excess of $2 million, other than in the ordinary course of business consistent with past practice or pursuant to specified contracts;

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  repurchase, repay, refinance or incur any indebtedness for borrowed money, except as required by the terms of any indebtedness as of the date of the merger agreement, or issue any debt securities or assume, guarantee or endorse the obligations of any person (in the case of BioCryst, other than a wholly owned subsidiary) for borrowed money, except for borrowings under existing credit facilities or issuances of commercial paper for working capital and general corporate purposes in the ordinary course of business consistent with past practice;

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  make any loans, advances or capital contributions to, or investments in, any other person (in the case of BioCryst, other than any wholly owned subsidiary) in excess of $2 million in aggregate;

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  terminate, cancel, renew or request or agree to any material change in or waiver under any material contract, or enter into or amend any material contract other than in the ordinary course of business consistent with past practice;

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  make or authorize any capital expenditure in excess of its capital expenditure budget as disclosed to the other party, other than capital expenditures that are not, in the aggregate, in excess of $2 million;

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  except (i) in the ordinary course of business consistent with past practice with respect to individuals with a title below Vice President or (ii) to the extent required by applicable law or the existing terms of any benefit plan or specified arrangement: (A) materially increase the compensation or benefits payable or to become payable to its directors, officers or employees, (B) grant any rights to severance or termination pay or transaction or retention bonus payments to, or enter into any severance agreement with, any director, officer or employee of the applicable company or, in the case of BioCryst, its subsidiaries, (C) establish, adopt, enter into or materially amend any collective bargaining agreement or other contract with any labor union or labor organization, benefit plan or similar plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee of the applicable company, or in the case of BioCryst, its subsidiaries, (D) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any benefit plan, or (E) hire or terminate the employment of any executive officer other than terminations for cause, death or disability;

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  forgive any loans to directors, officers or employees of the party or, in the case of BioCryst, its subsidiaries;

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  waive, release, pay, discharge or satisfy any claims, liabilities or obligations with value in excess of $2 million, except in the ordinary course of business consistent with past practice and in accordance with their terms;

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  make any change in accounting policies, principles or practices, except as required by GAAP or by a governmental entity;

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  waive, release, assign, settle or compromise any material claims or rights held by the applicable company or, in the case of BioCryst, any of its subsidiaries with value in excess of $2 million;

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  compromise, settle or agree to settle any proceeding (including any proceeding relating to the merger agreement or the mergers) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of monetary damages not in excess of $2 million individually or in the aggregate, without the imposition of equitable relief on, or the admission of wrongdoing by, the applicable company or, in the case of BioCryst, any of its subsidiaries;

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  except as required by applicable law, make, change or revoke any material tax election, change any tax accounting period for purposes of a material tax or material method of tax accounting, file any material amended tax return, settle or compromise any audit or proceeding relating to a material amount of taxes, agree to an extension or waiver of the statute of limitations with respect to a material amount of taxes, enter into any closing agreement with respect to any material tax or surrender any right to claim a material tax refund;

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  write up, write down or write off the book value of any assets, in the aggregate, in excess of $2 million, except for depreciation and amortization in accordance with GAAP;

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  convene any annual or special meetings (or any adjournment thereof) of stockholders other than the applicable company's special meeting in connection with the mergers and the 2018 annual meeting of stockholders;

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  fail to use reasonable efforts to maintain existing material insurance policies or comparable replacement policies to the extent available for a reasonable cost; or

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  authorize or enter into any contract or otherwise make any commitment to do any of the foregoing.

No Solicitation of Competing Proposals

        Each of BioCryst and Idera has agreed that, from the time of the execution of the merger agreement until the earlier of the effective time of the mergers and the termination of the merger agreement, it will not and it will cause its subsidiaries and representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or induce, or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes, or would reasonably be expected to lead to, any "competing proposal" (as defined in "The Merger Agreement—No Solicitation of Competing Proposals" beginning on page 123 of this joint proxy statement/prospectus) or (ii) engage in any discussions or negotiations regarding any competing proposal. Notwithstanding the foregoing, (x) BioCryst and Idera may ascertain facts from a third party making a competing proposal for the sole purpose of the BioCryst board or Idera board informing itself about the terms of the competing proposal and the third party that made it and (y) if, prior to obtaining the approval of the BioCryst stockholders or the Idera stockholders, as applicable, and following receipt of a bona fide written competing proposal that the BioCryst board or Idera board, as applicable, determines in good faith (after receiving advice of its financial advisor and outside legal counsel) is or would reasonably be expected to lead to a "superior proposal" (as defined in "The Merger Agreement—No Solicitation of Competing Proposals" beginning on page 123 of this joint proxy statement/prospectus) and that was not, directly or indirectly, solicited, initiated or knowingly encouraged in violation of the merger agreement, the BioCryst board or Idera board, as applicable, determines in good faith, after consultation with outside legal counsel, that a failure to take any action with respect to such competing proposal would constitute a breach of its fiduciary duties under applicable law, BioCryst or Idera may, in response to such competing proposal and subject to certain notification requirements under the merger agreement, (A) furnish information with respect to BioCryst or Idera, as applicable, to such third party making such competing proposal pursuant to an acceptable confidentiality agreement, and (B) engage in discussions or negotiations with such third party regarding such competing proposal.

        Each of BioCryst and Idera has further agreed that, until the effective time of the mergers or the termination of the merger agreement, it will not, and will cause its respective subsidiaries and representatives not to, directly or indirectly, (i) approve, endorse, recommend or enter into, or publicly propose to approve, endorse, recommend or enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar definitive agreement with respect to any competing proposal, (ii) take any action to make the provisions of any takeover statute inapplicable to any transactions contemplated by a competing proposal, (iii) terminate, amend, release, modify or knowingly fail to enforce any provision of, or grant any permission, waiver or request under, any standstill agreement entered into by the applicable party in respect of or in contemplation of a competing proposal (other than to the extent the BioCryst board or Idera board, as applicable, determines in good faith after consultation with its outside legal counsel, that failure to take any of such actions would constitute a breach of its fiduciary duties under applicable law) or (iv) propose to do any of the foregoing.

        A "competing proposal" with respect to a party means any proposal or offer from a third party relating to (i) a merger, reorganization, sale of assets, out license, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation, joint venture or similar transaction involving BioCryst or Idera, or any of their respective subsidiaries, (ii) the acquisition by any person of 20% or more of the consolidated assets of BioCryst or Idera, and their respective subsidiaries, as determined on a book-value or fair-market-value basis, (iii) the purchase or acquisition, in any manner, directly or indirectly, by any person of 20% or more of the issued and outstanding shares of BioCryst common stock or Idera common stock or any other equity interests in BioCryst or Idera, (iv) any purchase, acquisition, tender offer or exchange offer that, would result in any person beneficially owning 20% or more of the shares of BioCryst common stock or Idera common stock or any other equity interests of BioCryst, Idera or any of their respective subsidiaries or (v) any combination of the foregoing.

        A "superior proposal" with respect to a party means a bona fide written competing proposal (except the references therein to "20%" will be replaced by "80%") made by a third party which, in the good faith judgment of the BioCryst board or Idera board, as applicable, and after consultation with its outside financial and legal advisors, taking into account the various legal, financial and regulatory aspects of the competing proposal, including its financial terms and the third party making such competing proposal, (i) if accepted, is reasonably likely to be consummated, (ii) if consummated, would result in a transaction that is more favorable to BioCryst stockholders or Idera stockholders, as applicable, from a financial point of view, than the mergers and the other transactions contemplated by the merger agreement and (iii) if a cash transaction (in whole or in part), financing for which is then fully committed or reasonably determined to be available.

        The merger agreement requires that BioCryst and Idera, as applicable, promptly, and in any event no later than 24 hours, after such party receives (i) any competing proposal or indication that a third party is considering making a competing proposal, (ii) any request for non-public information relating to BioCryst or Idera or their respective subsidiaries other than requests for information that would not reasonably be expected to result in a competing proposal or (iii) any inquiry or request for discussions or negotiations regarding any competing proposal, to notify the other party in writing of any of the foregoing occurrences, the identity of the party making such request and a copy of such competing proposal. Each party will keep the other party reasonably informed of the status (and in any event within 24 hours of any material changes, developments, discussions or negotiations) of any request, inquiry or competing proposal, and any material developments with respect thereto. Without limiting the foregoing, each party will promptly (and in any event within 24 hours) notify the other party if it determines to begin providing information or to engage in discussions or negotiations concerning a competing proposal. Each party will, either prior to or concurrently with, provide the other party with any non-public information concerning such party that it provided to any third party in connection with any competing proposal which was not previously provided to the other party.

Changes in Board Recommendations

        Each of the BioCryst board and the Idera board has agreed that it will not (i) withhold, withdraw, modify or qualify, in a manner adverse to the other party, the approval, determination of advisability or recommendation by such board with respect to the transactions contemplated by the merger agreement, as applicable, (ii) make, or permit any director or executive officer to make, any public statement in connection with either special meeting by or on behalf of the applicable board that would reasonably be expected to have the same effect or (iii) approve, determine to be advisable or recommend any competing proposal (each, a "BioCryst Adverse Recommendation Change" or "Idera Adverse Recommendation Change," as applicable).

        Notwithstanding the restrictions described above, at any time prior to obtaining the relevant stockholder approval, the BioCryst board or Idera board, as applicable, may, in response to any bona fide written competing proposal, make a BioCryst Adverse Recommendation Change or Idera Adverse Recommendation Change, as applicable, if (i) the BioCryst board or Idera board, as applicable, has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that such competing proposal constitutes a superior proposal, (ii) the BioCryst board or Idera board, as applicable, provides the other party four business days prior written notice of its intention to take such action, (iii) during the four business days following such written notice, if requested by the other party, the board of directors effecting the recommendation change and its representatives have negotiated in good faith with the other party regarding any revisions to the terms of the transactions contemplated by the merger agreement proposed by the other party in response to such competing proposal and (iv) at the end of the four business day period described in clause (iii), the BioCryst board or the Idera board, as applicable, concludes in good faith, after consultation with its outside legal counsel and financial advisors, that the competing proposal continues to be a superior proposal and, after consultation with its outside legal counsel, that the failure to make a BioCryst Adverse Recommendation Change or Idera Adverse Recommendation Change, as applicable, would constitute a breach of the fiduciary duties of the BioCryst board or the Idera board, as applicable, under applicable law. Any material amendment or modification to any competing proposal requires an additional notice under clause (ii) above and the negotiation period described in clause (iii) above will be extended an additional two days from the date of receipt of such additional notice.

        In addition, at any time prior to obtaining the relevant stockholder approval, the BioCryst board or Idera board, as applicable, may make a BioCryst Adverse Recommendation Change or Idera Adverse Recommendation Change, as applicable, if (i) such board of directors determines that an "intervening event" (as defined in "The Merger Agreement—Changes in Board Recommendations" beginning on page 124 of this joint proxy statement/prospectus) has occurred and is continuing and (ii) such board of directors determines in good faith (after consultation with outside counsel) that the failure to make a BioCryst Adverse Recommendation Change or an Idera Adverse Recommendation Change, as applicable, in response to such intervening event would constitute a breach of its fiduciary duties under applicable law; provided that (x) the BioCryst board or the Idera board has given the other party at least four business days prior written notice of its intention to take such action and specifying in reasonable detail the circumstances related to such determination and (y) prior to effecting a BioCryst Adverse Recommendation Change or an Idera Adverse Recommendation Change, the applicable party has negotiated, and has caused its representatives to negotiate, in good faith with the other party during such notice period to the extent such other party wishes to negotiate, to enable such party to revise the terms of the merger agreement, such that the failure to make a BioCryst Adverse Recommendation Change or an Idera Adverse Recommendation Change, as applicable, would not constitute a breach of its fiduciary duties under applicable law.

        An "intervening event" with respect to a party means any material event, development or change in circumstances that first occurs, arises or becomes known to BioCryst or Idera or its respective board, as applicable, after the date of the merger agreement, to the extent that such event, development or change in circumstances was not reasonably foreseeable as of the date of the merger agreement; provided, however, that in no event will the following events, developments or changes in circumstances constitute an intervening event: (i) the receipt, existence or terms of a competing proposal or any matter relating thereto or consequence thereof, (ii) any change in the price, or change in trading volume, of BioCryst common stock or Idera common stock (provided, however, that the exception to this clause (ii) will not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether an intervening event has occurred), and (iii) meeting or exceeding internal or analysts' expectations, projections or results of operations (provided, however, that the exception to this clause (iii) will not apply to the underlying causes giving rise to or contributing to such circumstances or prevent any of such underlying causes from being taken into account in determining whether an intervening event has occurred).

        If the BioCryst board or the Idera board effects a BioCryst Adverse Recommendation Change or an Idera Adverse Recommendation Change, as applicable, such board of directors will nonetheless continue to be obligated to hold its special meeting and submit the proposals described in this joint proxy statement/prospectus to its stockholders for their vote, as applicable.

Efforts to Obtain Required Stockholder Votes

        Under the terms of the merger agreement, BioCryst and Idera have agreed that the BioCryst board and the Idera board will each call, hold and convene a meeting of its stockholders promptly after the declaration of effectiveness of the registration statement, of which this joint proxy statement/

prospectus forms a part, by the SEC. BioCryst and Idera have also agreed that the BioCryst board and the Idera board will each use its reasonable best efforts to call, give notice of, convene and hold its respective special meetings on the same date.

        Idera and BioCryst have also agreed to use their respective reasonable best efforts to obtain stockholder approval for the proposal to adopt the merger agreement. Unless the merger agreement is terminated prior to the date of the Idera special meeting or the BioCryst special meeting, as applicable, Idera and BioCryst must submit the merger agreement to a stockholder vote even if its respective board of directors no longer recommends adoption of the merger agreement. The Idera board and the BioCryst board have approved the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the mergers, advisable to and in the best interests of Idera and BioCryst and their respective stockholders, as applicable, and adopted resolutions directing that the merger agreement be submitted to the Idera stockholders and the BioCryst stockholders, respectively, for their consideration.

Efforts to Complete the Mergers

        Each party to the merger agreement has agreed to use its reasonable best efforts to take all appropriate actions and to do all things reasonably necessary to consummate and make effective the transactions contemplated by the merger agreement, including using reasonable best efforts to obtain all waivers, permits, consents, approvals, authorizations, qualifications and orders of all governmental entities and parties to contracts with Idera, BioCryst or any of their respective subsidiaries that may be or become necessary for the performance of obligations pursuant to the merger agreement and the consummation of the transactions thereunder.

        Each of BioCryst and Idera has agreed to make all filings required under the HSR Act and other antitrust laws with respect to the mergers as promptly as reasonably practicable (and, in the case of the required Notification and Report Form under the HSR Act, each of BioCryst and Idera filed such form on February 2, 2018).

        Each party to the merger agreement has agreed to, and to cause each of its subsidiaries to, take any and all steps necessary to obtain approval of the consummation of the transactions contemplated by the merger agreement by any antitrust or competition governmental entity, including taking all steps necessary to avoid or eliminate each and every legal impediment under any applicable antitrust law that may be asserted by any antitrust or competition governmental entity so as to enable the parties to close the transactions as promptly as reasonably practicable, and in any event prior to the "outside date" (as defined in "The Merger Agreement—Termination of the Merger Agreement" beginning on page 133 of this joint proxy statement/prospectus).

        Notwithstanding the foregoing, in connection with the receipt of any necessary approvals or clearances of a governmental entity, neither BioCryst nor Idera will be required to agree to any sale, transfer, license, separate holding, divestiture or other disposition of, or to any prohibition of or any limitation on the acquisition, ownership, operation, effective control or exercise of full rights of ownership, or other modification of rights in respect of any material business, product line or asset, or otherwise modify any material business practice or contractual relationship.

        Without the prior written approval of the other party, no party shall effect or agree to any business combination or acquisition of any assets, licenses, rights, product lines, operations or businesses of any person that would reasonably be expected to prevent or materially delay consummation of the transactions.

Governance Matters After the Mergers

        Immediately following the effective time of the mergers, the Holdco board will consist of nine members, including: (i) four directors designated by the Idera board, each of whom shall be a director of Idera immediately prior to the effective time and be reasonably acceptable to BioCryst, and one of which shall be Mr. Milano, a director and the current chief executive officer of Idera, (ii) four directors designated by the BioCryst board, each of whom shall be a director of BioCryst immediately prior to the effective time and be reasonably acceptable to Idera, and two of which shall be Mr. Stonehouse, a director and the current chief executive officer of BioCryst, and Mr. Ingram, the current chairman of the BioCryst board, and (iii) one director to be a person mutually agreed to by the Idera board and the BioCryst board, who shall not be a director, officer or affiliate of either Idera or BioCryst. All director designees of Idera and BioCryst, other than Messrs. Milano and Stonehouse, will qualify as "independent directors" under Nasdaq rules. As of the date of this joint proxy statement/prospectus, other than Mr. Milano, in the case of Idera, and Messrs. Stonehouse and Ingram, in the case of BioCryst, neither Idera nor BioCryst has made a determination as to which directors will be appointed to the Holdco board.

        Upon completion of the mergers, Mr. Ingram will serve as chairman of the Holdco board, and Mr. Milano will serve as the chief executive officer of Holdco.

        The corporate headquarters for Holdco and its subsidiaries will be located in Exton, Pennsylvania, and the primary location for research and development for Holdco and its subsidiaries will be located in Birmingham Alabama.

Amendments to Governance Provisions

        The Holdco board will be authorized and have the power to amend, alter, change, adopt and repeal the Holdco bylaws at any regular or special meeting of the Holdco board at which there is a quorum by the affirmative vote of a majority of the total number of directors present at such meeting, or by unanimous written consent.

        Holdco stockholders will also have power to amend, alter, change, adopt and repeal the Holdco bylaws at any annual or special meeting by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of Holdco entitled to vote thereon.

Employee Benefits Matters

        Each employee of Idera, BioCryst or any of their respective subsidiaries who continues employment with Holdco or any of its subsidiaries following the closing date of the mergers (each a "continuing employee") will continue to receive, through December 31, 2018 (i) base salary or wages and annual bonus opportunity that are not less than the base salary or wages and annual bonus opportunity received by such continuing employee immediately prior to the effective time of the mergers and (ii) retirement, health and welfare, severance and other benefits (including equity awards but excluding defined benefit arrangements and retiree health and welfare arrangements), in each case, that are, in the aggregate, no less favorable than those provided to such continuing employee immediately prior to the closing date of the mergers.

        To the extent permitted by applicable laws, Holdco will credit each continuing employee with his or her years of service with Idera, BioCryst or any of their respective subsidiaries and predecessor entities, under any employee benefit plans, programs and arrangements in which such continuing employee participates following the consummation of the mergers (the "post-closing plan"), to the same extent as such continuing employee was entitled immediately prior to the consummation of the mergers to credit for such service under any similar Idera benefit plan or BioCryst benefit plan, for purposes of eligibility for participation and vesting. This credit will not extend (i) for purposes of accrual of benefits, other than for purposes of determining the level of vacation, travel and/or severance benefits, (ii) if doing so would result in duplication of benefits or (iii) for purposes of defined benefits plans or retiree welfare plans, except to the extent required by applicable law.

        In addition, for purposes of each post-closing plan providing medical, dental, pharmaceutical, vision and/or other health benefits to any continuing employee and his or her dependents, Holdco will use commercially reasonable efforts to (i) cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work requirements of such post-closing plan to be waived for such continuing employee and his or her covered dependents, to the extent any such waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work requirements were waived or were inapplicable under the comparable Idera benefit plan or BioCryst benefit plan, (ii) fully credit each continuing employee with all deductible payments, co-payments and other out-of-pocket expenses incurred by such continuing employee and his or her covered dependents under the medical, dental, pharmaceutical or vision benefit plans of Idera or BioCryst (or their respective subsidiaries), as applicable, prior to the consummation of the mergers during the plan year in which the consummation of the mergers occurs for the purpose of determining the extent to which such continuing employee has satisfied the deductible, co-payments, or maximum out-of-pocket requirements applicable to such continuing employee and his or her covered dependents for such plan year under any pre-closing plan providing medical, dental, pharmaceutical, vision or health benefits, as if such amounts had been paid in accordance with such plan, and (iii) credit the accounts of such continuing employees under any post-closing plan that is a flexible spending plan with any unused balance in the account of such continuing employee under the applicable Idera benefit plan or BioCryst benefit plan.

Treatment of Idera Stock Options and Warrants

Idera Stock Options

        As of the effective time of the mergers, each Idera stock option that is outstanding and unexercised immediately prior to the effective time of the mergers, whether or not then vested or exercisable, will be assumed by Holdco and converted into a Holdco stock option. In addition, each such stock option will vest in full, other than Idera stock options held by an individual who is a party to a Severance and Change of Control Agreement. Each converted Holdco stock option will be subject to the same terms and conditions (other than, in the case described above, vesting) as applied to the original Idera stock option immediately prior to the effective time of the mergers, except that it will be exercisable for that number of whole shares of Holdco common stock (rounded down to the nearest whole share) equal to the number of shares subject to the Idera stock option multiplied by the Idera exchange ratio (0.20), at an exercise price per share (rounded up to the nearest whole cent) equal to the exercise price per share applicable to the Idera stock option divided by the Idera exchange ratio. This treatment will be subject to certain provisions of the Code, as described in the merger agreement.

Idera Warrants

        At the effective time of the mergers, each outstanding Idera warrant and Idera pre-funded warrant to purchase shares of Idera common stock will be assumed by Holdco and converted into a warrant to acquire Holdco common stock on the same terms and conditions as were in effect immediately prior to the completion of the mergers, except that each Idera warrant and Idera pre-funded warrant (i) will cover a number of whole shares of Holdco common stock (rounded down to the nearest whole share) equal to the number of shares of Idera common stock subject to the Idera warrant or Idera pre-funded warrant, as applicable, multiplied by 0.20, and (ii) will have an exercise price per share of Holdco common stock (rounded up to the nearest whole cent) equal to the per share exercise price of the Idera warrant or Idera pre-funded warrant, as applicable, divided by 0.20.

Treatment of BioCryst Stock Options and RSUs

BioCryst Stock Options

        As of the effective time of the mergers, each BioCryst stock option that is outstanding and unexercised immediately prior to the effective time of the mergers, whether or not then vested or exercisable, will vest in full and be assumed by Holdco and converted into a Holdco stock option. Each Holdco stock option will be subject to the same terms and conditions (other than vesting) as applied to the original BioCryst stock option immediately prior to the effective time of the mergers, except that it will be exercisable for that number of whole shares of Holdco common stock (rounded down to the nearest whole share) equal to the number of shares subject to the BioCryst stock option multiplied by the BioCryst exchange ratio (0.50), at an exercise price per share (rounded up to the nearest whole cent) equal to the exercise price per share applicable to the BioCryst stock option divided by the BioCryst exchange ratio. This treatment will be subject to certain provisions of the Code, as described in the merger agreement.

BioCryst RSUs

        As of the effective time of the mergers, each BioCryst RSU that is outstanding immediately prior to the effective time of the mergers will be assumed by Holdco and will vest in full and be converted into a Holdco RSU. Each converted Holdco RSU will be subject to the same terms and conditions (other than vesting) as applied to the original BioCryst RSU immediately prior to the effective time of the mergers, except that it will be a restricted stock unit to acquire that number of whole shares of Holdco common stock (rounded down to the nearest whole share) equal to the number of shares subject to the BioCryst RSU multiplied by the BioCryst exchange ratio.

Treatment of Equity Plans and Employee Stock Purchase Plans

        As of the effective time, and unless otherwise terminated in accordance with the merger agreement, Holdco will assume the BioCryst Stock Incentive Plan (the "BioCryst equity plan"), the Idera 1995 Director Stock Plan, the Idera 1997 Stock Incentive Plan, the Idera 2005 Stock Incentive Plan, the 2008 Stock Incentive Plan and the 2013 Stock Incentive Plan (collectively, the "Idera equity plans"), the BioCryst amended and restated employee stock purchase plan (the "BioCryst ESPP") and the Idera employee stock purchase plan (the "Idera ESPP").

        Following the Effective Time, Holdco will continue to maintain any such assumed plans (each, as may be amended or terminated from time to time in accordance with its terms), and will be able to grant "incentive stock options" under each such plan. As of immediately prior to the effective time: (i) the maximum number of shares of BioCryst common stock that may be issued under the BioCryst Stock Plan and the BioCryst ESPP upon the exercise of incentive stock options (including outstanding grants) is 24,190,000 and 1,475,000, respectively (subject to certain adjustments in the applicable plan in accordance with the Treasury Regulations promulgated thereunder), (ii) employees of BioCryst are eligible to receive incentive stock options under each of the BioCryst equity plan and the BioCryst ESPP, (iii) the maximum number of shares of Idera common stock that may be issued under the Idera 2005 Stock Incentive Plan, the 2008 Stock Incentive Plan, the 2013 Stock Incentive Plan and the Idera ESPP upon the exercise of incentive stock options (including outstanding grants) is zero, 4,138,937, 26,871,476 and 456,961, respectively (subject to certain adjustments in the applicable plan in accordance with the Treasury Regulations promulgated thereunder) and (iv) employees of Idera are eligible to receive incentive stock options under each such Idera equity plan and the Idera ESPP. As of immediately following the effective time, by virtue of the mergers, (i) the maximum number of shares of Holdco common stock that may be issued under the BioCryst equity plan and the BioCryst ESPP as incentive stock options (including outstanding grants) shall be 24,190,000 and 1,475,000, respectively (subject to certain adjustments (x) in the applicable plan in accordance with the Treasury Regulations promulgated thereunder and (y) to reflect the BioCryst exchange ratio), (ii) employees of Holdco and its subsidiaries will be eligible to receive incentive stock options under the BioCryst equity plan and the BioCryst ESPP, (iii) the maximum number of shares of Holdco common stock that may be issued under the Idera 2005 Stock Incentive Plan, the 2008 Stock Incentive Plan, the 2013 Stock Incentive Plan and the Idera ESPP as incentive stock options (including outstanding grants) shall be 1,125,000, 6,000,000, 32,171,438 and 500,000, respectively (subject to certain adjustments (x) in the applicable plan in accordance with the Treasury Regulations promulgated thereunder and (y) to reflect the Idera exchange ratio) and (iv) the employees of Holdco and its subsidiaries shall be eligible to receive incentive stock options under the Idera equity plans and the Idera ESPP.

        As soon as practicable following the date of the merger agreement, the Idera board and the BioCryst board will take all actions with respect to the Idera ESPP and the BioCryst ESPP, respectively, that are necessary to provide that the offering period otherwise in effect on the closing date will terminate, and any options then-outstanding under the Idera ESPP and the BioCryst ESPP, respectively, will be exercised, on the date immediately preceding the closing date or on an earlier date as mutually agreed in writing by BioCryst and Idera. Unless as otherwise mutually agreed in writing by BioCryst and Idera no later than 10 business days prior to the effective date of the mergers, the Idera board and the BioCryst board will take all actions with respect to the Idera ESPP and the BioCryst ESPP, respectively, that are necessary to provide that subject to the consummation of the mergers, the applicable plan will terminate effective immediately prior to the effective time of the mergers.

Compensation Actions between Signing of Merger Agreement and Completion of Mergers

        Under the terms of the merger agreement, BioCryst may not, except either in the ordinary course of business consistent with past practice with respect to individuals with a title below Vice President, or to the extent required by applicable law or the existing terms of any BioCryst benefit plan disclosed to Idera, (i) materially increase the compensation or benefits payable or to become payable to directors, officers or employees of BioCryst or its subsidiaries; (ii) grant any rights to severance or termination pay or transaction or retention bonus payments to, or enter into any severance agreement with, any director, officer or employee of BioCryst or its subsidiaries, (iii) establish, adopt, enter into or materially amend any collective bargaining agreement or other contract with any labor union or labor organization, BioCryst benefit plan or similar plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee of BioCryst or its subsidiaries; (iv) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any BioCryst benefit plan; or (v) hire or terminate the employment of any executive officer of BioCryst other than terminations for cause, death or disability.

Other Covenants and Agreements

        The merger agreement contains certain other covenants and agreements, including covenants relating to:

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  cooperation between BioCryst and Idera in the preparation of this joint proxy statement/prospectus;

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  confidentiality and access by each party to certain information about the other party during the period prior to the effective time of the mergers;

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  providing notice to the other party upon the occurrence of certain events during the period prior to the effective time of the mergers;

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  cooperation between BioCryst and Idera in connection with public announcements;

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  cooperation to cause the shares of Holdco common stock to be issued to Idera stockholders and BioCryst stockholders pursuant to the mergers, to be approved for listing on the Nasdaq, subject to official notice of issuance;

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  cooperation between BioCryst and Idera in the defense or settlement of any stockholder litigation relating to the mergers;

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  causing any dispositions of Idera common stock or BioCryst common stock resulting from the mergers and any acquisitions of Holdco common stock resulting from the mergers by each individual who may become subject to reporting requirements under the securities laws to be exempt from Section 16(b) of the Exchange Act;

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  the use of each party's reasonable best efforts to take any action necessary for (i) the mergers to qualify as an "exchange" within the meaning of Section 351 of the Code and (ii) the BioCryst merger to qualify as a "reorganization" within the meaning of Section 268(a) of the Code;

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  the use of reasonable best efforts, subject to applicable laws, to cooperate in connection with the planning and integration of the business operations of BioCryst and Idera;

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  the termination of BioCryst's existing credit agreement and the payment in full of all amounts outstanding thereunder by Holdco at closing unless otherwise agreed by the parties to the existing credit agreement; and

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  the use of reasonable best efforts to delist shares of Idera common stock and BioCryst common stock from the Nasdaq and under the Exchange Act.

        Under the merger agreement, following the completion of the mergers, the combined company will assume all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the mergers existing in favor of the current or former directors and officers of Idera and BioCryst. Following completion of the mergers, the combined company will also maintain a directors' and officers' liability insurance policy for Idera, BioCryst, and each of its current and former directors and officers and employees who are currently covered by the liability insurance coverage currently maintained by Idera and BioCryst. The policy will be in place for six years after the mergers and provide coverage that is substantially equivalent to and in any event not less favorable in the aggregate than the existing policy of Idera or BioCryst, as applicable.

Conditions to Completion of the Mergers

        Each party's obligation to consummate the mergers is conditioned upon the satisfaction (or, to the extent permitted by applicable law, waiver by such party) at or prior to the closing of the mergers of each of the following:

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  adoption of the merger agreement by holders of a majority of the issued and outstanding shares of each of Idera common stock and BioCryst common stock entitled to vote thereon;

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  authorization of the listing on the Nasdaq of the shares of Holdco common stock to be issued to Idera stockholders and BioCryst stockholders pursuant to the mergers, subject to official notice of issuance;

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  effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part and the absence of a stop order in respect thereof;

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  absence of any law, order, injunction, decree, statute, rule or regulation by a court or other governmental entity that prohibits, restrains or makes illegal the consummation of the mergers; and

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  the waiting period (and any extension thereof) applicable to the mergers under the HSR Act having expired or been earlier terminated, and any other antitrust, competition, investment, trade regulation or similar approval required under law having been obtained prior to the closing.

        In addition, the obligations of each of BioCryst and Holdco, on the one hand, and Idera, on the other hand, to effect the mergers is subject to the satisfaction or waiver of the following additional conditions:

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  the representations and warranties of the other party, other than the representations related to corporate organization, capitalization, the authority with respect to the execution, delivery, and performance of the merger agreement and the due and valid authorization and enforceability of the merger agreement, the fees payable to a financial advisor, broker or finder in connection with the transactions under the merger agreement, the delivery of an opinion from such party's financial advisor, with respect to BioCryst only, the representation that none of Holdco, Merger Sub A or Merger Sub B has engaged in any business activity other than in connection with the merger agreement, and the non-occurrence of any event or development having a material adverse effect on the other party since October 1, 2017, will be true and correct in all respects (without giving effect to any materiality or material adverse effect qualifications contained in such representations and warranties) as of the closing date (other than those representations and warranties that address matters only as of a particular date, which need only be true and correct as of such date), except to the extent that any failures of such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect;

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  the representations and warranties of the other party relating to corporate organization, the authority with respect to the execution, delivery, and performance of the merger agreement and the due and valid authorization and enforceability of the merger agreement, the fees payable to a financial advisor, broker or finder in connection with the transactions under the merger agreement, the delivery of an opinion from such party's financial advisor, and with respect to BioCryst only, the representation that none of Holdco, Merger Sub A or Merger Sub B has engaged in any business activity other than in connection with the merger agreement, will be true and correct in all material respects (without giving effect to any materiality or material adverse effect qualifications in such representations and warranties) as of the closing date (except to the extent such representations or warranties address matters only as of a particular date, which need only be true and correct as of such date);

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  the representation and warranties of the other party relating to capitalization are true and correct in all respects as of the closing date (except to the extent such representations or warranties address matters only as of a particular date, which need only be true and correct as of such date), except for de minimis inaccuracies;

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  the representation and warranty of the other party relating to the non-occurrence of any event or development having a material adverse effect on the other party since October 1, 2017, will be true and correct in all respects as of the date of the merger agreement and as of the closing date;

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  receipt of a certificate executed by an executive officer of the other party certifying as to the satisfaction of the conditions described in the preceding four bullet points;

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  the other party (and, in the case of BioCryst, Holdco) having performed or complied with, in all material respects, all of its obligations under the merger agreement at or prior to the closing of the mergers and the other party shall have delivered a certificate executed by an executive officer of the other party certifying as to the satisfaction of this condition;

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  no change, event, development, condition, circumstance or effect will have occurred since the date of the merger agreement that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the other party;

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  with respect to BioCryst's and Holdco's obligations, BioCryst's receipt of an opinion from Skadden to the effect that the BioCryst merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code or, alternatively, the mergers together will be treated as an "exchange" described in Section 351 of the Code; and

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  with respect to Idera's obligation, receipt of an opinion from Latham to the effect that the mergers will together be treated as an "exchange" described in Section 351 of the Code.

Termination of the Merger Agreement

        The merger agreement may be terminated at any time prior to the effective time of the mergers, even after the receipt of the required stockholder approvals, under the following circumstances:

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  by mutual written consent of BioCryst and Idera;

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  by either BioCryst or Idera:

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  if any law or final and non-appealable order is promulgated, entered, enforced, enacted or issued or deemed applicable to the mergers by any governmental entity of competent jurisdiction which permanently prohibits, restrains or makes illegal the consummation of the mergers; except that the right to terminate the merger agreement under the provision described in this bullet will not be available to any party whose failure to perform any of its obligations under the merger agreement is the principal cause of the enactment or issuance of such law or order;

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  if the transactions contemplated by the merger agreement are not consummated by July 21, 2018, except if, as of July 21, 2018, all the conditions to closing have been satisfied or waived other than the conditions related to the receipt of antitrust approvals, the termination date will be automatically extended to October 21, 2018 (such date, including any such permitted extension thereof, the "outside date"); provided that the right to terminate the merger agreement under the provision described in this bullet will not be available to any party whose failure to perform any of its obligations under the merger agreement is the principal cause of the failure of the transactions contemplated by the merger agreement to be consummated by such time;

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  if the BioCryst stockholders fail to approve the adoption of the merger agreement at the BioCryst special meeting; provided that the right to terminate the merger agreement under the provisions described in this bullet will not be available to BioCryst if BioCryst's failure to perform any of its obligations under the merger agreement is the principal cause of the failure to obtain the approval of the BioCryst stockholders; or

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  if the Idera stockholders fail to approve the adoption of the merger agreement at the Idera special meeting; provided that the right to terminate the merger agreement under the provisions described in this bullet will not be available to Idera if Idera's failure to perform any of its obligations under the merger agreement is the principal cause of the failure to obtain the approval of the Idera stockholders;

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  by Idera:

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  if BioCryst has breached or failed to perform any of its representations, warranties or covenants set forth in the merger agreement, which breach or failure to perform (i) is incapable of being cured by BioCryst by the outside date, or is not cured by BioCryst by the earlier of (x) 20 business days following delivery of written notice of such breach or failure to perform from Idera or (y) the business day prior to the outside date and (ii) would give rise to the failure of certain closing conditions; or

    •
    if the BioCryst board makes a BioCryst Adverse Recommendation Change; or

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  by BioCryst:

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  if Idera has breached or failed to perform any of its representations, warranties or covenants set forth in the merger agreement, which breach or failure to perform (i) is incapable of being cured by Idera by the outside date, or is not cured by Idera by the earlier of (x) 20 business days following delivery of written notice of such breach or failure to perform from BioCryst or (y) the business day prior to the outside date and (ii) would give rise to the failure of certain closing conditions; or

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  if the Idera board makes an Idera Adverse Recommendation Change.

        In the event of a valid termination of the merger agreement, written notice will be given by the terminating party to the other party specifying the provision pursuant to which such termination is made. In the event of a valid termination of the merger agreement, the merger agreement will be terminated and will become void and have no effect, without any liability or obligation on the part of any party, except that certain provisions regarding the termination fee and other general matters will survive such termination and nothing in the merger agreement will relieve any party from liabilities or damages incurred or suffered as a result of any willful and material breach by such party of any of its respective representations, warranties, covenants or other agreements set forth in the merger agreement. The termination of the merger agreement will not affect the obligations of the parties contained in the confidentiality agreement between BioCryst and Idera.

Expenses and Termination Fees; Liability for Breach

        Each party shall pay all fees and expenses incurred by it in connection with the mergers and the other transactions contemplated by the merger agreement, provided, however that the parties will share equally all fees and expenses in relation to the printing and mailing of this joint proxy statement/prospectus, all SEC filing fees relating to the transactions contemplated by the merger agreement and any fees in connection with the approval of the mergers pursuant to any antitrust or competition law.

        BioCryst will be obligated to pay a termination fee of $25 million to Idera if:

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  Idera terminates the merger agreement because the BioCryst board makes a BioCryst Adverse Recommendation Change; or

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  (i) Idera terminates the merger agreement because (A) the BioCryst stockholders fail to approve the adoption of the merger agreement at the BioCryst special meeting, (B) BioCryst has breached or failed to perform any of its representations, warranties or covenants set forth in the merger agreement, which breach or failure to perform (1) is incapable of being cured by BioCryst by the outside date, or is not cured by BioCryst by the earlier of (x) 20 business days following delivery of written notice of such breach or failure to perform from Idera or (y) the business day prior to the outside date and (2) would give rise to the failure of certain closing conditions, or (C) the transactions contemplated by the merger agreement have not been consummated by the outside date without the BioCryst special meeting having occurred, and, (ii) in any such case a competing proposal has been publicly announced or otherwise communicated to the BioCryst board (and not withdrawn) after the date of the merger agreement and prior to the date of the BioCryst special meeting, in the case of clause (A), or the date of termination, in the case of clauses (B) and (C), and (iii) if within 12 months after the termination of the merger agreement, BioCryst consummates a transaction in respect of a competing proposal or BioCryst enters into a definitive agreement in respect of a competing proposal that is ultimately consummated; provided that for purposes of the provision described in this bullet, the term "competing proposal" has the meaning described under "The Merger Agreement—No Solicitation of Competing Proposals," except that all references to 20% therein will be changed to 50%.

        BioCryst will be obligated to pay to Idera a fixed expense reimbursement amount of $6 million if:

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  Idera terminates the merger agreement because the BioCryst stockholders fail to approve the adoption of the merger agreement at the BioCryst special meeting (except if the Idera stockholders fail to approve the adoption of the merger agreement at the Idera special meeting or any adjournment or postponement thereof); or

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  Idera terminates the merger agreement because BioCryst has breached or failed to perform any of its representations, warranties or covenants set forth in the merger agreement, which breach or failure to perform (i) is incapable of being cured by BioCryst by the outside date, or is not cured by BioCryst by the earlier of (x) 20 business days following delivery of written notice of such breach or failure to perform from Idera or (y) the business day prior to the outside date and (ii) would give rise to the failure of certain closing conditions.

        Idera will be obligated to pay a termination fee of $25 million to BioCryst if:

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  BioCryst terminates the merger agreement because the Idera board makes an Idera Adverse Recommendation Change; or

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  (i) BioCryst terminates the merger agreement because (A) the Idera stockholders fail to approve the adoption of the merger agreement at the Idera special meeting, (B) Idera has breached or failed to perform any of its representations, warranties or covenants set forth in the merger agreement, which breach or failure to perform (1) is incapable of being cured by Idera by the outside date, or is not cured by Idera by the earlier of (x) 20 business days following delivery of written notice of such breach or failure to perform from BioCryst or (y) the business day prior to the outside date and (2) would give rise to the failure of certain closing conditions, or (C) the transactions contemplated by the merger agreement have not been consummated by the outside date without the Idera special meeting having occurred, and, (ii) in any such case a competing proposal has been publicly announced or otherwise communicated to the Idera board (and not withdrawn) after the date of the merger agreement and prior to the date of the Idera special meeting, in the case of clause (A), or the date of termination, in the case of clauses (B) and (C), and (iii) if within 12 months after the termination of the merger agreement, Idera consummates a transaction in respect of a competing proposal or Idera enters into a definitive agreement in respect of a competing proposal that is ultimately consummated; provided that for purposes of the provision described in this bullet, the term "competing proposal" has the meaning described under "The Merger Agreement—No Solicitation of Competing Proposals," except that all references to 20% therein will be changed to 50%.

        Idera will be obligated to pay to BioCryst a fixed expense reimbursement amount of $6 million if:

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  BioCryst terminates the merger agreement because the Idera stockholders fail to approve the adoption of the merger agreement at the Idera special meeting (except if the BioCryst stockholders fail to approve the adoption of the merger agreement at the BioCryst special meeting or any adjournment or postponement thereof); or

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  BioCryst terminates the merger agreement because Idera has breached or failed to perform any of its representations, warranties or covenants set forth in the merger agreement, which breach or failure to perform (i) is incapable of being cured by Idera by the outside date, or is not cured by Idera by the earlier of (x) 20 business days following delivery of written notice of such breach or failure to perform from BioCryst or (y) the business day prior to the outside date and (ii) would give rise to the failure of certain closing conditions.

Amendments, Extensions and Waivers

        The merger agreement may be amended, modified or supplemented by the parties at any time before or after the receipt of the approvals of the BioCryst stockholders or Idera stockholders required to consummate the mergers.

        At any time prior to the effective time of the mergers, any party may (i) extend the time for performance of any obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement and (iii) waive compliance by the other party with any of the agreements or conditions contained in the merger agreement.

        Notwithstanding the foregoing, after approval of the merger agreement by the BioCryst stockholders and/or Idera stockholders, there may not be, without further approval of such stockholders, any amendment or waiver for which applicable law requires further stockholder approval.

Parties in Interest

        Nothing in the merger agreement, express or implied, confers upon any person other than the parties (and their respective successors and permitted assigns) any right, benefit or remedy of any nature whatsoever under or by reason of the merger agreement, except that for six years from the effective time of the mergers, the combined company will indemnify each present (as of the effective time of the mergers) and former director and officer of BioCryst, Idera and any of their subsidiaries (in each case, when acting in such capacity) against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses incurred in connection with any action pertaining to matters existing or occurring at or prior to the effective time of the mergers, including in connection with the merger agreement.

        For additional information regarding indemnification of directors and officers, see the section entitled "The Merger Agreement—Other Covenants and Agreements" beginning on page 130 of this joint proxy statement/prospectus.

Specific Performance

        BioCryst and Idera have agreed in the merger agreement that irreparable damage would occur in the event that any of the provisions of the merger agreement were not performed in accordance with their specific terms or were otherwise breached. To that end, the parties agreed that each will be entitled to seek an injunction or injunctions to prevent actual or threatened breaches of the merger agreement and to enforce specifically the performance of terms and provisions of the merger agreement. The parties further waive the defense of adequacy of remedies at law and any requirement under law to post a bond or other security as a prerequisite to obtaining equitable relief.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS

        The following is a general discussion of the U.S. federal income tax consequences of the mergers to U.S. holders of BioCryst common stock and Idera common stock.

        This discussion is based on the Code, applicable Treasury regulations, administrative interpretations and court decisions, each as in effect as of the date of this joint proxy statement/prospectus and all of which are subject to change, possibly with retroactive effect. Any such change could affect the validity of this discussion. This discussion addresses only holders of BioCryst common stock or Idera common stock who hold their stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address any non-income taxes or any foreign, state or local tax consequences of the mergers. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to holders of BioCryst common stock or Idera common stock in light of their particular circumstances, including any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, or to holders subject to special rules, including, without limitation:

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  persons subject to the alternative minimum tax;

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  tax-exempt and governmental organizations;

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  banks, insurance companies and other financial institutions;

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  brokers or dealers in securities;

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  regulated investment companies and real estate investment trusts;

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  persons who hold BioCryst common stock or Idera common stock as part of a hedging or conversion transaction or as part of a short-sale or straddle;

  •
  certain U.S. expatriates and former citizens or long-term residents of the United States;

  •
  persons whose functional currency is not the U.S. dollar;

  •
  partnerships or other pass-through entities for U.S. federal income tax purposes (and investors therein); and

  •
  persons who acquired BioCryst common stock or Idera common stock pursuant to the exercise of options or otherwise as compensation.

        For purposes of this discussion, a "U.S. holder" is a beneficial owner of BioCryst common stock or Idera common stock that is:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust (i) that is subject to the primary supervision of a court within the United States and all the substantial decisions of which are controlled by one or more U.S. persons or (ii) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

        If a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds BioCryst common stock or Idera common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partners of partnerships holding BioCryst common stock or Idera common stock should consult their own tax advisors.

        THE FOLLOWING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL OF THE POTENTIAL TAX CONSEQUENCES OF THE MERGERS. PLEASE CONSULT YOUR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE MERGERS, INCLUDING TAX RETURN REPORTING REQUIREMENTS AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES.

General

        It is a condition to BioCryst's obligation to complete the BioCryst merger that BioCryst receive an opinion from Skadden, dated as of the closing date, to the effect that the BioCryst merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code or, alternatively, the mergers together will be treated as an "exchange" described in Section 351 of the Code. It is a condition to Idera's obligation to complete the Idera merger that Idera receive an opinion from Latham, dated as of the closing date, to the effect that the mergers together will be treated as an "exchange" described in Section 351 of the Code.

        These opinions will be based on customary assumptions and representations from BioCryst and Idera, as well as certain covenants and undertakings by Holdco, BioCryst, Idera, Merger Sub A and Merger Sub B. If any of the assumptions, representations, covenants or undertakings is incorrect, incomplete or inaccurate or is violated, the validity of the opinions described above may be affected and the tax consequences of the mergers could differ, perhaps substantially, from those described in this joint proxy statement/prospectus.

        An opinion of counsel represents counsel's best legal judgment but is not binding on the IRS or any court, so there can be no certainty that the IRS will not challenge the conclusions reflected in the opinion or that a court would not sustain such a challenge. Neither BioCryst nor Idera intends to obtain a ruling from the IRS regarding the qualification of the BioCryst merger as a "reorganization" within the meaning of Section 368(a) of the Code nor of the treatment of the mergers together as an "exchange" described in Section 351 of the Code. If the IRS were to successfully challenge the treatment of the mergers describe above, the tax consequences could differ, perhaps substantially, from those described in this joint proxy statement/prospectus. The following discussion assumes the receipt and accuracy of the opinions described above.

U.S. Federal Income Tax Consequences of the Mergers to U.S. Holders of BioCryst Common Stock and Idera Common Stock

Exchange of BioCryst Common Stock and Idera Common Stock for Holdco Common Stock

        Subject to the discussion below relating to the receipt of cash in lieu of fractional shares, a U.S. holder of BioCryst common stock or Idera common stock that receives shares of Holdco common stock in the mergers:

  •
  will not recognize any gain or loss upon the exchange of shares of BioCryst common stock or Idera common stock for shares of Holdco common stock in the BioCryst merger or the Idera merger, respectively;

  •
  will have a tax basis in the shares of Holdco common stock received in the BioCryst merger or the Idera merger (including fractional shares for which cash is received) equal to the tax basis of the shares of BioCryst common stock or Idera common stock, respectively, surrendered in exchange therefor; and

  •
  will have a holding period for shares of Holdco common stock received in the BioCryst merger or the Idera merger (including fractional shares for which cash is received) that includes its holding period for its shares of BioCryst common stock or Idera common stock, respectively, surrendered in exchange therefor.

Cash in Lieu of Fractional Shares

        No fractional shares of Holdco common stock will be distributed to stockholders of BioCryst or Idera in connection with the mergers. A U.S. holder that receives cash in lieu of fractional shares of Holdco common stock as a part of the mergers will generally recognize capital gain or loss measured by the difference between the cash received for such fractional shares and the portion of the U.S. holder's tax basis in the shares of BioCryst common stock or Idera common stock allocable to the fractional shares. Such capital gain or loss will generally be long term capital gain or loss if the holding period for such fractional shares of Holdco common stock is more than one year. Long term capital gain of certain non-corporate taxpayers, including individuals, is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.

        U.S. holders that acquired different blocks of BioCryst common stock or Idera common stock at different times or different prices should consult their tax advisor regarding the manner in which gain or loss should be determined in their specific circumstances.

Information Reporting and Backup Withholding

        Certain U.S. holders of BioCryst common stock or Idera common stock may be subject to information reporting and backup withholding of U.S. federal income tax with respect to any cash received in lieu of fractional shares of Holdco common stock pursuant to the mergers. Backup withholding will not apply, however, to a U.S. holder that furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on IRS Form W-9 or is otherwise exempt from backup withholding and provides proof of the applicable exemption. Backup withholding is not an additional tax and any amounts withheld will be allowed as a refund or credit against the U.S. holder's U.S. federal income tax liability, if any, provided that such U.S. holder timely furnishes the required information to the U.S. Internal Revenue Service.

 ACCOUNTING TREATMENT

        Holdco prepares its financial statements in accordance with GAAP. The mergers will be accounted for using the acquisition method of accounting with Idera being considered the acquirer of BioCryst for accounting purposes. This means that Idera will allocate the purchase price to the fair value of BioCryst tangible and intangible assets and liabilities at the acquisition date, with the excess purchase price being recorded as goodwill. Under the acquisition method of accounting, goodwill is not amortized but is tested for impairment at least annually.

        Although the business combination of Idera and BioCryst is a "merger of equals," GAAP requires that one of the two companies in the merger be designated as the acquirer for accounting purposes based on the evidence available. Based on a comprehensive review of the requirements of ASC 805, Business Combinations, management concluded that Idera is the accounting acquirer based on a number of factors, including (i) the composition of management of Holdco, including the current chief executive officer of Idera who will be the chief executive officer of Holdco, as well as the designation of other Idera personnel in senior management positions of Holdco (the most determinative factor in the analysis), and (ii) the Holdco Board will be evenly split between former directors of Idera and BioCryst, with no such director having the ability to cast a tie breaking vote. As a result, the historical financial statements of Idera will become the historical financial statements of the combined company.

 SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION OF IDERA AND BIOCRYST

        The following table shows summary unaudited pro forma condensed combined financial information, which we refer to as the summary pro forma financial information, about the financial condition and results of operations of Holdco, after giving effect to the mergers, which were prepared using the acquisition method of accounting with Idera designated as the accounting acquirer of BioCryst. See the sections titled "Accounting Treatment" and "Selected Unaudited Pro Forma Condensed Combined Financial Information of Idera and BioCryst" beginning on pages 140 and 141, respectively, of this joint proxy statement/prospectus for more information.

        The summary pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the mergers had been completed as of the beginning of the period presented, nor are they necessarily indicative of the future operating results or financial position of the combined company. In addition, the summary pro forma financial information includes adjustments which are preliminary and may be revised. There can be no assurance that such revisions will not result in material changes to the information presented. The summary pro forma financial information does not include estimated cost or growth synergies, adjustments related to restructuring or integration activities, future acquisitions or disposals not yet known or probable, including those that may be required by regulatory or governmental authorities in connection with the mergers, or impacts of merger-related change in control provisions that are currently not factually supportable and/or probable of occurring.

        The summary pro forma financial information has been derived from and should be read in conjunction with the consolidated financial statements, in the case of BioCryst, the financial statements, in the case of Idera, and the related notes of both Idera and BioCryst, as filed with their respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2016 and their respective Quarterly Reports on Form 10-Q for the nine months ended September 30, 2017, which are incorporated by reference in this joint proxy statement/prospectus, and for the nine months ended September 30, 2016, which is not incorporated by reference into this joint proxy statement/prospectus, and the more detailed unaudited pro forma condensed combined financial information, including the notes thereto, appearing elsewhere in this joint proxy statement/prospectus. See the sections titled "Where You Can Find More Information" and "Selected Unaudited Pro Forma Condensed Combined Financial Information of Idera and BioCryst" beginning on pages 173 and 141, respectively, of this joint proxy statement/prospectus.

Summary Unaudited Pro Forma Condensed Combined Financial Information

(in thousands except per share amounts)	As of or for the Nine Months Ended September 30, 2017	For the Year Ended December 31, 2016
Pro Forma Condensed Combined Statement of Operations Data
Total revenues	$20,803	$40,919
Loss from operations	$(95,607)	$(93,513)
Net loss	$(100,003)	$(99,022)
Loss per share, basic and diluted	$(1.27)	$(1.33)
Pro Forma Condensed Balance Sheet Data
Total assets	$824,456
Total liabilities	$167,792
Total stockholders' equity	$656,664

 Unaudited Pro Forma Condensed Combined Financial Statements

        The following unaudited pro forma condensed combined financial statements give effect to the mergers and was prepared in accordance with the regulations of the SEC. Based on a comprehensive review of the requirements of ASC 805, Business Combinations, management concluded that Idera is the accounting acquirer based on a number of factors, including (i) the composition of management of Holdco, including the current chief executive officer of Idera who will be the chief executive officer of Holdco, as well as the designation of other Idera personnel in senior management positions of Holdco (the most determinative factor in the analysis), and (ii) the Holdco Board will be evenly split between former directors of Idera and BioCryst, with no such director having the ability to cast a tie breaking vote. As a result, the historical financial statements of Idera will become the historical financial statements of the combined company.

        The mergers are considered a business combination and therefore will be accounted for under the acquisition method of accounting under GAAP. Under the acquisition method of accounting for purposes of these unaudited pro forma condensed combined financial statements, management of Idera and BioCryst have determined a preliminary estimated purchase price, calculated as described in Note 2 to these unaudited pro forma condensed combined financial statements. The BioCryst assets acquired and liabilities assumed in connection with the mergers are recorded at their estimated acquisition date fair values. A final determination of these estimated fair values will be based on the actual net assets of BioCryst that exist as of the date of completion of the mergers.

        The unaudited pro forma condensed combined balance sheet as of September 30, 2017 assumes that the closing of the mergers took place on September 30, 2017 and combines the historical balance sheets of Idera and BioCryst as of such date. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2017 and for the year ended December 31, 2016 assumes that the closing of the mergers took place as of January 1, 2016, the beginning of the earliest period presented, and combines the historical results of Idera and BioCryst for the nine months ended September 30, 2017 and for the year ended December 31, 2016, respectively. The historical financial statements of Idera and BioCryst, which are included elsewhere in this proxy statement/prospectus/consent solicitation statement have been adjusted to give pro forma effect to events that are (i) directly attributable to the mergers, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results.

        The unaudited pro forma condensed combined financial statements are based on the assumptions and adjustments that are described in the accompanying notes. The unaudited pro forma condensed combined financial statements and pro forma adjustments have been prepared based on preliminary estimates of fair value of assets acquired and liabilities assumed. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the continuing company's future results of operations and financial position. The actual amounts recorded as of the completion of the mergers may differ materially from the information presented in these unaudited pro forma combined financial statements as a result of the amount of cash used for BioCryst operations prior to the closing of the mergers, changes in the fair value of a share of BioCryst common stock, the timing of the closing of the mergers, and other changes in BioCryst assets and liabilities that occur prior to the completion of the mergers.

        The unaudited pro forma condensed combined financial statements do not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies, synergies or other savings or expenses that may be associated with the integration of the two companies. The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Idera and BioCryst been a combined company during the specified periods.

        The unaudited pro forma condensed combined financial statements, including the notes thereto, should be read in conjunction with the separate Idera and BioCryst historical financial statements included elsewhere in this joint proxy statement/prospectus.

Unaudited Pro Forma Condensed Combined Balance Sheet
as of September 30, 2017
(in thousands)

	Idera Pharmaceuticals, Inc.	BioCryst Pharmaceuticals, Inc.	Pro Forma Adjustmnts	Notes	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$63,941	$117,776	$(45,592)	A	$136,125
Restricted cash	—	3,122	—		3,122
Investments	1,400	43,848	—		45,248
Receivables from collaboration	—	8,985	—		8,985
Prepaid expenses and other current assets	3,669	1,421	—		5,090
Deferred collaboration expense	—	218	(218)	E	—

Total current assets	69,010	175,370	(45,810)		198,570

Investments	—	4,539	—		4,539
Property and equipment, net	1,412	9,613	—		11,025
Intangible assets	—	—	441,500	B	441,500
Goodwill	—	—	166,540	C	166,540
Deferred collaboration expense	—	15	(15)	E	—
Restricted cash and other assets	327	1,955	—		2,282

Total assets	$70,749	$191,492	$562,215		$824,456

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	849	$4,603	$—		$5,452
Accrued expenses	6,119	11,871	(88)	D	17,902
Current portion of note payable	285	—	—		285
Interest payable	—	10,705	(182)	F	10,523
Deferred collaboration revenue	563	8,686	(8,391)	E	858
Lease financing obligation	—	73	—		73
Senior credit facility	—	4,727	(4,727)	F	—
Non-recourse note payable	—	28,572	(14,286)	G	14,286

Total current liabilities	7,816	69,237	(27,674)		49,379

Deferred collaboration revenue	94	296	(296)	E	94
Deferred rent	—	178	(178)	D	—
Lease financing obligation	—	2,770	—		2,770
Senior credit facility	—	18,379	(18,379)	F	—
Deferred tax liabilities	—	—	114,790	H	114,790
Other liabilities	759	—	—		759

Total liabilities	8,669	90,860	68,263		167,792

Stockholders' equity (deficit):
Preferred stock	—	—	—		—
Common stock	150	984	(342)	I,J	792
Additional paid-in capital	651,498	711,965	(60,569)	I,J,K	1,302,894
Accumulated other comprehensive loss	—	(17)	17	I,J	—
Accumulated deficit	(589,568)	(612,300)	554,846	A,I,J,K	(647,022)

Total stockholders' equity (deficit)	62,080	100,632	493,952		656,664

Total liabilities and stockholders' equity (deficit)	$70,749	$191,492	$562,215		$824,456

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations
for the Nine Months Ended September 30, 2017
(in thousands except per share data)

	Idera Pharmaceuticals, Inc.	BioCryst Pharmaceuticals, Inc.	Pro Forma Adjustments	Notes	Pro Forma Combined
Revenues:
Product sales	$—	$1,501	$—		$1,501
Royalty revenue	—	7,252	—		7,252
Collaborative and other research and development	729	12,543	(1,222)	L	12,050

Total revenues	729	21,296	(1,222)		20,803
Expenses:
Cost of product sold (exclusive of amortization of intangibles)	—	1,142	—		1,142
Amortization of intangibles	—	—	3,439	M	3,439
Research and development	40,288	50,038	(45)	L	90,281
General and administrative	11,888	9,235	—		21,123
Royalty	—	431	(6)	L	425

Total operating expenses	52,176	60,846	3,388		116,410
Loss from operations	(51,447)	(39,550)	(4,610)		(95,607)
Non-operating income (expense):
Interest and other income	456	537	—		993
Interest expense	(40)	(6,334)	1,904	N	(4,470)
Gain (loss) on foreign currency derivative	—	(892)	—		(892)
Foreign currency exchange (loss) gain	(27)	—	—		(27)

Loss before income taxes	(51,058)	(46,239)	(2,706)		(100,003)
Income tax expense	—	—	—		—

Net loss	$(51,058)	$(46,239)	$(2,706)		$(100,003)

Net loss per share, basic and diluted	$(0.34)	$(0.58)			$(1.27)

Weighted average common shares outstanding, basic and diluted	149,385	79,749			78,913

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations
for the Year Ended December 31, 2016
(in thousands except per share data)

	Idera Pharmaceuticals, Inc.	BioCryst Pharmaceuticals, Inc.	Pro Forma Adjustments	Notes	Pro Forma Combined
Revenues:
Product sales	$—	$2,269	$—		$2,269
Royalty revenue	—	9,682	194	L	9,876
Collaborative and other research and development	16,199	14,402	(1,827)	L	28,774

Total revenues	16,199	26,353	(1,633)		40,919
Expenses:
Cost of product sold (exclusive of amortization of intangibles)	—	2,297	—		2,297
Amortization of intangibles	—	—	4,586	M	4,586
Research and development	39,824	61,008	(58)	L	100,774
General and administrative	15,132	11,253	—		26,385
Royalty	—	402	(12)	L	390

Total operating expenses	54,956	74,960	4,516		134,432
Loss from operations	(38,757)	(48,607)	(6,149)		(93,513)
Non-operating income (expense):
Interest and other income	415	793	—		1,208
Interest expense	(80)	(6,487)	660	N	(5,907)
Gain (loss) on foreign currency derivative	—	(843)	—		(843)
Foreign currency exchange (loss) gain	33	—	—		33

Loss before income taxes	(38,389)	(55,144)	(5,489)		(99,022)
Income tax expense	—	—	—		—

Net loss	$(38,389)	$(55,144)	$(5,489)		$(99,022)

Net loss per share, basic and diluted	$(0.30)	$(0.75)			$(1.33)

Weighted average common shares outstanding, basic and diluted	127,597	73,699			74,601

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

1. Description of Transaction and Basis of Presentation

Description of Transaction

        On January 21, 2018, the BioCryst board and the Idera board unanimously approved, and BioCryst and Idera have entered into, the merger agreement with respect to a strategic business combination. Pursuant to the terms of the merger agreement, (i) Merger Sub A will merge with and into Idera, with Idera surviving as a wholly owned subsidiary of Holdco, and (ii) Merger Sub B will merge with and into BioCryst, with BioCryst surviving as a wholly owned subsidiary of Holdco. Upon completion of the mergers, BioCryst and Idera, and their respective subsidiaries, shall become wholly owned subsidiaries of Holdco.

        At the effective time of the mergers, (i) each issued and outstanding share of BioCryst common stock will be converted into the right to receive 0.50 of a newly issued share of Holdco common stock, (ii) each issued and outstanding share of Idera common stock will be converted into the right to receive 0.20 of a newly issued share of Holdco common stock and (iii) each issued and outstanding share of Idera preferred stock will be converted into the right to receive an amount of Holdco common stock based on its liquidation preference. The exchange ratios will not be adjusted for changes in the market price or number of shares outstanding of either Idera common stock or BioCryst common stock between the date of signing the merger agreement and completion of the mergers.

        Upon closing of the mergers, BioCryst stockholders (including holders of securities convertible, exchangeable or exercisable for shares of BioCryst common stock) will beneficially own approximately 51.6% of Holdco, and Idera stockholders (including holders of securities convertible, exchangeable or exercisable for shares of Idera common stock) immediately prior to the effective time of the mergers will beneficially own 48.4% of Holdco, each calculated on a fully diluted basis using the treasury stock method. Upon closing of the mergers, the shares of the combined company are expected to continue trading on the Nasdaq.

        In addition, as of the effective time of the mergers, each BioCryst stock option that is outstanding and unexercised immediately prior to the effective time of the mergers, whether or not then vested or exercisable, will vest in full and be assumed by Holdco and converted into a Holdco stock option based on the BioCryst exchange ratio (0.50). Each converted Holdco stock option will be subject to the same terms and conditions (other than vesting) as applied to the original BioCryst stock option immediately prior to the effective time of the mergers, except that it will be exercisable for that number of whole shares of Holdco common stock (rounded down to the nearest whole share) equal to the number of shares subject to the BioCryst stock option multiplied by the BioCryst exchange ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the exercise price per share applicable to the BioCryst stock option divided by the BioCryst exchange ratio. This treatment will be subject to certain provisions of the Code, as described in the merger agreement. Additionally, each BioCryst RSU that is outstanding immediately prior to the effective time of the mergers will be assumed by Holdco and will vest in full and be converted into a Holdco RSU based on the BioCryst exchange ratio. Each converted Holdco RSU will be subject to the same terms and conditions as applied to the original BioCryst RSU immediately prior to the effective time of the mergers.

        As of the effective time of the mergers, each Idera stock option that is outstanding and unexercised immediately prior to the effective time of the mergers, whether or not then vested or exercisable, will be assumed by Holdco and converted into a Holdco stock option based on the Idera exchange ratio (0.20). In addition, each such stock option will vest in full, other than Idera stock options held by an individual who is a party to a Severance and Change of Control Agreement. Each converted Holdco stock option will be subject to the same terms and conditions (other than, in the case described above, vesting) as applied to the original Idera stock option immediately prior to the effective time of the mergers, except that it will be exercisable for that number of whole shares of Holdco common stock (rounded down to the nearest whole share) equal to the number of shares subject to the Idera stock option multiplied by the Idera exchange ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the exercise price per share applicable to the Idera stock option divided by the Idera exchange ratio. This treatment will be subject to certain provisions of the Code, as described in the merger agreement.

Basis of Presentation

        The unaudited pro forma condensed combined financial statements use the historical financial statements of Idera and BioCryst, which are prepared in accordance with GAAP, and include pro forma adjustments to present the pro forma financial position and results of operations of the combined company pursuant to the rules and regulations of Article 11 of Regulation S-X of the SEC. The historical financial statements of Idera and BioCryst have only been adjusted to show pro forma effects that are (i) directly attributable to the mergers, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results.

        The unaudited pro forma condensed combined balance sheet as of September 30, 2017 is presented as if the mergers had been completed on September 30, 2017. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2017 and for the year ended December 31, 2016 assumes that the mergers took place as of January 1, 2016, the beginning of the earliest period presented and combines the historical results of Idera and BioCryst for the nine months ended September 30, 2017, and for the year ended December 31, 2016, respectively. Based on the terms of the mergers, Idera has been determined to be the acquiring company for accounting purposes and the mergers will be accounted for as a business combination in accordance with GAAP. Accordingly, the assets and liabilities of Idera will be reported as of the closing date of the mergers at their respective historical carrying values and the acquired net assets of BioCryst will be recorded as of the closing date of mergers at their fair values. For the purpose of these unaudited pro forma condensed combined financial statements, management of Idera and BioCryst have determined a preliminary estimated purchase price for the business combination, and such amount has been calculated as described in Note 2 to these unaudited pro forma condensed combined financial statements. The net assets acquired in connection with the mergers are at their estimated fair values. A final determination of these estimated fair values will be based on the actual net acquired assets of BioCryst as of the closing date of the mergers.

2. Preliminary Purchase Price

        The estimated preliminary purchase price, which represents the consideration transferred to BioCryst equity holders in the mergers, is calculated based on the number of shares of Holdco common stock that BioCryst equity holders will own as of the closing of the mergers, as well as a portion of BioCryst equity awards that will be exchanged for Holdco equity awards. The accompanying unaudited pro forma condensed combined financial statements reflect an estimated purchase price of approximately $615 million, which consists of the following (in thousands except for per share amounts):

Estimated fair value of BioCryst shares issued and outstanding(1)	$587,798
Estimated fair value of BioCryst stock options and RSUs(2)	27,586

Total preliminary estimated purchase price	$615,384

(1)
The estimated fair value of BioCryst shares issued and outstanding was based upon the estimated fair value of Holdco common stock of $11.94 per share as of January 19, 2018, which was determined by dividing the aggregate market capitalization of Idera and

  BioCryst by the aggregate number of fully diluted shares outstanding as of such date, taking into account the Idera and BioCryst exchange ratios.

(2)
The estimated fair value of BioCryst options and BioCryst RSUs includes the fair value of both vested BioCryst options and BioCryst RSUs and the portion of the fair value of unvested BioCryst options and BioCryst RSUs that relates to the precombination service period. The estimated fair value of BioCryst options were determined using the Black Scholes option pricing model, and the estimated fair value of BioCryst RSUs was estimated using the estimated market price of Holdco common stock of $11.94 as of January 19, 2018.

The actual number of Holdco shares of common stock issued to BioCryst stockholders upon the completion of the mergers will be based on the actual number of shares of BioCryst common stock issued and outstanding when the mergers close, and the valuation of those shares will be based on the per share price of Holdco common stock at that time. Likewise, the number of BioCryst options and BioCryst RSUs that will be converted into Holdco options and Holdco RSUs upon completion of the mergers will be based on the actual number of awards that are outstanding when the mergers close, and the valuation of these awards will also utilize the estimated per share price of Holdco common stock at that time. Accordingly, the total purchase price for the mergers could differ from the amount in the unaudited proforma condensed combined financial statements, and that difference could be material. A 10% increase (decrease) to the Holdco common stock price would increase (decrease) the purchase price by $62.8 million, with a corresponding change to goodwill. Therefore, the estimated consideration expected to be transferred reflected in these unaudited pro forma condensed combined financial statements does not purport to represent what the actual consideration transferred will be when the mergers are completed.

        Under the acquisition method of accounting, the total purchase price and the acquired tangible and intangible assets and assumed liabilities of BioCryst are recorded based on their estimated fair values as of the closing date of the mergers. The excess of the consideration paid over the estimated fair values of net assets acquired will be recorded as goodwill on the unaudited condensed combined consolidated balance sheet.

        The preliminary purchase price to acquire BioCryst is based on the estimated fair value of Holdco common stock, as of January 19, 2018. The preliminary purchase price was allocated among the assets acquired and liabilities assumed using BioCryst's balance sheet as of September 30, 2017 as follows (in thousands):

Consideration paid:
Shares of Holdco common stock issued to BioCryst stockholders	$587,798
Estimated fair value of BioCryst stock options and RSUs assumed	27,586

Total consideration paid	$615,384

Assets acquired:
Cash and cash equivalents	$92,984
Restricted cash	3,122
Investments	50,342
Receivables from collaboration	8,985
Prepaid expenses and other assets	1,421
Property and equipment	9,613
Intangible assets	441,500
Goodwill	166,540

Total assets acquired	774,507

Liabilities assumed:
Accounts payable and accrued expenses	16,386
Deferred revenue	295
Non-recourse note payable	14,286
Interest payable	10,523
Lease financing obligations	2,843
Deferred tax liabilities	114,790

Total liabilities assumed	159,123

Net assets acquired	$615,384

        The fair value estimates are preliminary because the mergers have not yet been completed. Identifiable intangible assets are required to be measured at fair value and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements, the combined company assumed that all assets will be used in a manner that represents the highest and best use of those assets.

        Identifiable intangible assets acquired include the following in-process research and development:

Peramivir Product Rights	$32,100
In-Process Research and Development	409,400

$441,500

        The estimated fair value of the acquired intangible assets are based on a preliminary valuation as of September 30, 2017. The fair value of the "Peramivir Product Rights" was determined using the income approach, including the application of probability factors related to the likelihood of success of entry into various territories. The estimated useful life of the Peramivir Product Rights is seven years for purposes of recognizing amortization expense. The fair value of the acquired in-process research and development represents the estimated fair value of BioCryst's research and development pipeline. Management of Idera and BioCryst estimated the fair value of in-process research and development projects using the multi-period excess earnings method which is a variation of the income approach. It also took into consideration information and certain program-related documents and forecasts prepared by management.

        The fair value of in-process research and development is capitalized as of the acquisition date and is subsequently accounted for as indefinite-lived intangible assets until completion or abandonment of the associated research and development efforts. Accordingly, during the development period after the completion of the mergers, these assets will not be amortized into earnings; instead, these assets will be subject to periodic impairment testing. Upon successful completion of the development process for an acquired in-process research and development project, determination as to the useful life of the asset will be made. The asset would then be considered a finite-lived intangible asset and amortization of the asset into earnings would begin over the remaining estimated useful life of the asset.

        Goodwill represents the excess of the preliminary acquisition consideration over the estimated fair values of net assets acquired. Goodwill will not be amortized but will be tested for impairment at least annually or whenever certain indicators of impairment are present. In the future, if it is determined that goodwill is impaired, an impairment charge would be recorded at that time. Qualitative factors supporting the recognition of goodwill due to the mergers include the combined company's anticipated enhanced ability to secure additional capital, gain operational synergies, and the potential value created by having a more robust clinical development portfolio. The goodwill is not expected to be deductible for income tax purposes.

        The final determination of the fair value estimates is anticipated to be completed as soon as practicable after completion of the mergers and will be based on the fair values of the assets acquired and liabilities assumed as of the closing date of the mergers. The final amounts recorded for the assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements.

3. Pro Forma Adjustments

        The unaudited pro forma condensed combined financial statements include pro forma adjustments to the historical financial statements of Idera and BioCryst that are (i) directly attributable to the mergers, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the results of operations of the combined company.

        Based on Idera's management's review of BioCryst's summary of significant accounting policies, the nature and amount of any adjustments to the historical financial statements of BioCryst to conform to the accounting policies of Idera are not expected to be significant.

        The pro forma adjustments, based on preliminary estimates that may change significantly as additional information is obtained, are as follows:

A
To record transaction costs in connection with the merger and settlement of the BioCryst Senior Credit Facility.

	BioCryst Pharmaceuticals, Inc.	Idera Pharmaceuticals, Inc.	Total
Transaction costs	$(10,690)	$(10,110)	$(20,800)
Settlement of debt	$(24,792)	$—	$(24,792)

  The combined pro-forma cash balance does not reflect the $58.6 million in aggregate cash proceeds received in connection with the public offering of Idera common stock and the exercise of warrants to purchase shares of Idera common stock in October 2017.

B.
To record the estimated acquired intangible assets as a result of the mergers.

C.
To record estimated goodwill as a result of the mergers.

D.
To eliminate BioCryst deferred rent balance as a result of the mergers.

Accrued expenses	$(88)
Deferred rent, net of current portion	(178)

$(266)

E
To record BioCryst's deferred revenue and deferred collaboration expense at its fair value as a result of the merger.

Deferred Revenue	Current Portion	Long Term Portion	Total
Estimated fair value	$295	$—	$295
Carrying value	8,686	296	8,982

Pro forma adjustment	$(8,391)	$(296)	$(8,687)

Deferred Collaboration Expense	Current Portion	Long Term Portion	Total
Estimated fair value	$—	$—	$—
Carrying value	218	15	233

Pro forma adjustment	$(218)	$(15)	$(233)

F.
To record settlement of the outstanding principal and interest in connection with the outstanding long-term debt of BioCryst that will be terminated upon consummation of the mergers. The pro forma adjustment also reflects the end of term payment and the prepayment charge of $1.2 million and $0.5 million, respectively.

	Principal, Final Payment and Prepayment Fee	Accrued Interest	Debt Discount
Interest payable	$—	$(182)	$—
Current portion	(5,175)	—	448
Long-term portion	(19,435)	—	596

Total	$(24,610)	$(182)	$1,044

G
To record BioCryst's non-recourse note payable at its fair value as a result of the mergers.

Estimated fair value	$14,286
Carrying value	28,572

Pro forma adjustment	$(14,286)

H
To record estimated deferred tax liabilities of $114.8 million associated with the fair value adjustment for intangible assets using a statuory tax rate of approximately 26%. The estimated statutory tax rate is a blended federal and state tax rate and considers the tax rates that will be in effect when the proposed mergers are completed in 2018.

I
To eliminate the historical carrying values of BioCryst's equity.

	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit
Historical carrying value	(984)	(711,965)	17	612,300
J
To record the acquisition of BioCryst and adjust the Idera historical shares outstanding for the exchange ratio as a result of the mergers.

	Common Stock			Accumulated Other Comprehensive Income
			Additional Paid-in Capital		Accumulated Deficit	Total Stockholders' Equity
	Shares	Amount
Exchange ratio adjustment	(119,744,320)	$150	$(150)	$—	$—	$—
Issuance of shares to BioCryst in connection with merger	49,216,434	492	587,306	—	—	587,798
Estimated fair value of BioCryst stock options and RSUs in connection with the merger	—	—	27,586	—	—	27,586
Recording of transaction costs	—	—	—	—	(20,800)	(20,800)

	(70,527,886)	$642	$614,742	$—	$(20,800)	$594,584

K
The combined company expects to record post-combination compensation expense of $23.3 million related to its decision to accelerate the unvested share-based awards of BioCryst in contemplation of the mergers. Additionally, the combined company will record a post-combination compensation expense of $13.4 million related to the automatic acceleration of vesting for Idera share-based awards. This amount is excluded from the unaudited pro-forma condensed combined statements of operations because it is a charge directly attributable to the mergers that will not have a continuing impact on the combined company's operations; however, the amount is reflected as a reduction to retained earnings in the unaudited pro forma balance sheet.

	Additional Paid In Capital	Retained Earnings
BioCryst stock option expense	$23,254	$(23,254)
Idera stock option expense	13,400	(13,400)

Pro forma adjustment	$36,654	$(36,654)

L
To eliminate revenue and related collaboration expense recognized from upfront payments.

	Year ended December 31, 2016	Nine months ended September 30, 2017
Royalty revenue	$194	$—
Collaborative and other research and development	$(1,827)	$(1,222)

Pro forma adjustment	$(1,633)	$(1,222)

	Year ended December 31, 2016	Nine months ended September 30, 2017
Research and development	$(58)	$(45)
Royalty	$(12)	$(6)

Pro forma adjustment	$(70)	$(51)

M
To record the amortization expense in connection with acquired intangible associated with product rights with a preliminary estimated useful life of seven years.

	For the Nine Months Ended September 30, 2017	For the Year Ended December 31, 2016
Amortization expense	$3,439	$4,586
N
To eliminate BioCryst's historical interest expense in connection with the settlement of the Senior Credit Facility.

	For the Nine Months Ended September 30, 2017	For the Year Ended December 31, 2016
Interest expense	$1,904	$660

COMPARATIVE STOCK PRICE DATA AND DIVIDENDS

Stock Prices

        Shares of Idera common stock are listed for trading on the Nasdaq under the symbol "IDRA." Shares of BioCryst common stock are listed for trading on the Nasdaq under the symbol "BCRX." The following table sets forth the closing sales prices per share of Idera common stock and BioCryst common stock, on an actual and equivalent per share basis, on the Nasdaq on the following dates:

  •
  January 19, 2018, the last full trading day prior to the public announcement of the mergers; and

  •
  February 8, 2018, the latest practicable date for which this information could be calculated prior to the filing of this joint proxy statement/prospectus.

	Idera Common Stock	BioCryst Common Stock	Holdco Equivalent Per Idera Share(1)	Holdco Equivalent Per BioCryst Share(2)
January 19, 2018	$2.55	$5.59	$0.51	$2.80
February 8, 2018	$1.92	$4.80	$0.38	$2.40

(1)
The equivalent per share data for Idera common stock has been determined by multiplying the market price of one share of Idera common stock on each of the dates by the Idera exchange ratio of 0.20.

(2)
The equivalent per share data for BioCryst common stock has been determined by multiplying the market price of one share of BioCryst common stock on each of the dates by the BioCryst exchange ratio of 0.50.

        The following table sets forth, for the periods indicated, the high and low sales prices per share of Idera common stock and BioCryst common stock on the Nasdaq trade reporting system. For current price information, you should consult publicly available sources.

	Idera		BioCryst
	High	Low	High	Low
Calendar Year 2015
Three months ended March 31, 2015	$5.48	$3.25	$12.71	$7.85
Three months ended June 30, 2015	3.92	2.65	16.43	8.50
Three months ended September 30, 2015	4.16	2.27	16.83	10.26
Three months ended December 31, 2015	4.42	2.65	12.88	8.01
Calendar Year 2016
Three months ended March 31, 2016	$3.10	$1.50	$10.24	$1.63
Three months ended June 30, 2016	2.14	1.19	4.03	2.49
Three months ended September 30, 2016	3.33	1.52	5.80	2.82
Three months ended December 31, 2016	2.66	1.43	7.56	3.75
Calendar Year 2017
Three months ended March 31, 2017	$2.60	$1.30	$9.25	$4.20
Three months ended June 30, 2017	2.62	1.51	8.80	5.02
Three months ended September 30, 2017	2.39	1.68	6.22	3.95
Three months ended December 31, 2017	2.87	1.32	5.35	4.12
Calendar Year 2018
Through February 20, 2018	$2.55	$1.77	$5.92	$4.25

Dividends

        Upon completion of the mergers, any future determination regarding dividend or distribution payments will be at the discretion of the Holdco board, subject to applicable limitations under the DGCL.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF BIOCRYST

        The following table sets forth, as of February 13, 2018, certain information regarding the ownership of BioCryst common stock by (1) each of BioCryst's named executive officers and directors; (2) all of BioCryst's executive officers and directors as a group; and (3) each person known to BioCryst to be the beneficial owner of more than 5% of BioCryst common stock. Unless otherwise noted below, the address for each person listed in the table is the principal executive offices of BioCryst.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
5% Stockholders
Baker Bros. Advisors LP and related persons 667 Madison Avenue, 21st Floor New York, NY 10021	13,997,172	(3)	14.22%
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	7,614,280	(4)	7.74%
Deerfield Mgmt, L.P. and related persons 780 Third Avenue, 37th Floor New York, NY 10017	7,213,393	(5)	7.33%
RA Capital Management, LLC 20 Park Plaza, Suite 1200 Boston, MA 02116	6,984,692	(6)	7.10%
Janus Henderson Group plc 201 Bishopsgate EC2M 3AE, United Kingdom	6,739,266	(7)	6.85%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	5,777,835	(8)	5.87%
Great Point Partners, LLC and related persons 165 Mason Street, 3rd Floor Greenwich, CT 06830	5,307,026	(9)	5.40%
Named Executive Officers and Directors
George B. Abercrombie	112,667	(10)	*
Fred E. Cohen, M.D., D.Phil.	252,552	(11)	*
Stanley C. Erck	183,333	(12)	*
Nancy J. Hutson, Ph.D.	128,599	(13)	*
Robert A. Ingram	54,573	(14)	*
Kenneth B. Lee, Jr.	100,252	(15)	*
Sanj K. Patel	46,667	(16)	*
Jon P. Stonehouse	1,805,254	(17)	1.83%
Thomas R. Staab II	402,514	(18)	*
Yarlagadda S. Babu, Ph.D.	591,707	(19)	*
William P. Sheridan, M.D.	543,599	(20)	*
Lynne M. Powell	153,248	(21)	*
All executive officers and directors as a group (12 persons)	4,735,209	(22)	4.80%

*
Denotes less than 1% beneficial owner.

(1)
Gives effect to the shares of Common Stock issuable within 60 days after February 13, 2018 upon the exercise of all options and other rights beneficially held by the indicated stockholder on that date.

(2)
Ownership percentage is reported based on 98,606,210 shares of common stock issued and outstanding on February 13, 2018, plus, as to the holder thereof only and no other person, the number of shares (if any) that the person has the right to acquire as of February 13, 2018 or within 60 days from that date through the exercise of all options and other rights.

(3)
From Schedule 13G filed with the SEC on August 17, 2016. Includes the aggregate number of shares of common stock beneficially owned along with shares of common stock that may be immediately acquired as follows: 1,545,554 shares held by 667, L.P., and 9,412,557 shares held by Baker Brothers Life Sciences, L.P., 23,459 shares directly held by Julian C. Baker and Felix J. Baker, 5,833 shares held by Dr. Stephen R. Biggar, an employee of Baker Bros Advisors L.P. and former director of BioCryst, and 75,000 shares underlying stock options held by Dr. Biggar. By virtue of their power to control the investment decisions of the limited partnerships listed above, each of Baker Bros. Advisors LP, Baker Bros. Advisors (GP) LLC, Julian C. Baker and Felix J. Baker may be deemed to be beneficial owners of shares owned by such entities and may be deemed to have sole power to vote or direct the vote of and sole power to dispose or direct the disposition of such securities. Dr. Biggar previously served on the BioCryst board as a representative of 667, L.P. and Baker Brothers Life Sciences, L.P. (the "Funds"). The policy of the Funds and Baker Bros Advisors L.P. does not permit employees to receive compensation for serving as a director of the issuer. Therefore, Dr. Biggar has no pecuniary interest in any stock options or shares of common stock directly held by him. The Funds are instead entitled to the pecuniary interest in any stock options and shares of common stock received as director compensation.

(4)
From Schedule 13G/A filed with the SEC on January 29, 2018 indicating that 7,614,280 shares are held by BlackRock, Inc. and certain subsidiaries. No such subsidiary has the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, more than five percent of BioCryst common stock. BlackRock, Inc. may be deemed to have sole power to vote or to direct the vote of 7,478,233 shares of common stock and sole power to dispose or to direct the disposition of 7,614,280 shares of common stock.

(5)
From Schedule 13G/A filed with the SEC on February 14, 2018 indicating that 7,213,393 shares of common stock are held by Deerfield Partners, L.P., Deerfield Special Situations Fund, L.P. and Deerfield International Master Fund, L.P., of which Deerfield Mgmt, L.P. is the general partner and which are managed by Deerfield Management Company, L.P. (the "Deerfield Adviser"). Accordingly, Deerfield Mgmt, L.P., as the general partner, and the Deerfield Adviser may be deemed to beneficially own, have shared power to vote or direct the vote, and shared power to dispose of or direct the disposition of, such shares.

(6)
From Schedule 13G filed with the SEC on February 14, 2018 indicating that 6,984,692 shares of common stock are held by RA Capital Healthcare Fund, L.P. and one or more other funds, which are managed by RA Capital Management, LLC (the "RA Adviser"). The RA Adviser, in its capacity as the investment adviser to such funds, has the power to vote and the power to direct the disposition of all shares held by such funds. Accordingly, the RA Adviser and Peter Kolchinsky, as the manager of the RA Adviser, may be deemed to beneficially own all such shares.

(7)
From Schedule 13G filed with the SEC on February 12, 2018 indicating that 6,739,266 shares are held by Janus Capital Management LLC and one or more other funds, which are managed by Janus Henderson Group plc (the "Janus Adviser"). The Janus Adviser, in its capacity as the investment adviser of such funds, has the power to vote and the power to direct the disposition of all shares held by such funds. Accordingly, the Janus Adviser may be deemed to beneficially own all such shares.

(8)
From Schedule 13G filed with the SEC on February 8, 2018 indicating that 5,596,974 shares are owned by The Vanguard Group, Inc., 171,061 shares are owned by the Vanguard Fiduciary Trust Company and 21,600 shares are owned by Vanguard Investments Australia, Ltd. The Vanguard Group, Inc. may be deemed to beneficially own all such shares.

(9)
From Schedule 13D filed with the SEC on February 16, 2018 indicating that 7,478,275 shares are held by BioMedical Value Fund, L.P. and one or more other funds, which are managed by Great Point Partners, LLC (the "BVF Adviser"). The BVF Adviser, in its capacity as the investment manager of such funds, has the power to vote and the power to direct the disposition of all shares held by such funds. Accordingly, the Adviser, Jeffrey R. Jay, as the senior managing member of the BVF Adviser, and David Kroin, as the special managing member of the BVF Adviser, may be deemed to beneficially own all such shares.

(10)
From Schedule 13G/A filed with the SEC on February 14, 2017 indicating that 976,482 shares are owned by Venrock Healthcare Capital Partners, L.P., 178,622 shares owned by VHCP Co-Investment Holdings, LLC, 4,319,726 shares owned by Venrock Healthcare Capital Partners II, L.P. and 1,751,416 shares owned by VHCP Co-Investment Holdings II, LLC. Each of Venrock Healthcare Capital Partners, L.P., VHCP Co-Investment Holdings, LLC, Venrock Healthcare Capital Partners II, L.P., VHCP Co-Investment Holdings II, LLC, VHCP Management, LLC, VHCP Management II, LLC, Bong Koh, and Nimish Shah may be deemed to beneficially own, and has shared power to vote or direct the vote, and shared power to dispose of or direct the disposition of, such shares.

(11)
From Schedule 13G/A filed with the SEC on February 15, 2017 indicating that 4,078,895 shares are held by RTW Master Fund, Ltd. and one or more other funds, which are managed by RTW Investments, LP (the "Adviser"). The Adviser, in its capacity as the investment manager of such funds, has the power to vote and the power to direct the disposition of all shares held by such funds. Accordingly, the Adviser and Roderick Wong, as the Managing Partner of the Adviser, may be deemed to beneficially own all such shares.

(12)
Includes 102,667 shares issuable upon exercise of stock options that are exercisable as of February 13, 2018 or within 60 days from that date.

(13)
Includes 135,083 shares issuable upon exercise of stock options that are exercisable as of February 13, 2018 or within 60 days from that date.

(14)
Includes 143,333 shares issuable upon exercise of stock options that are exercisable as of February 13, 2018 or within 60 days from that date.

(15)
Includes 98,333 shares issuable upon exercise of stock options that are exercisable as of February 13, 2018 or within 60 days from that date.

(16)
Includes 48,750 shares issuable upon exercise of stock options that are exercisable as of February 13, 2018 or within 60 days from that date.

(17)
Includes 90,000 shares issuable upon exercise of stock options that are exercisable as of February 13, 2018 or within 60 days from that date.

(18)
Includes 46,667 shares issuable upon exercise of stock options that are exercisable as of February 13, 2018 or within 60 days from that date.

(19)
Includes 1,203,036 shares issuable upon exercise of stock options that are exercisable as of February 13, 2018 or within 60 days from that date.

(20)
Includes 279,004 shares issuable upon exercise of stock options that are exercisable as of February 13, 2018 or within 60 days from that date.

(21)
Includes 504,951 shares issuable upon exercise of stock options that are exercisable as of February 13, 2018 or within 60 days from that date.

(22)
Includes 476,633 shares issuable upon exercise of stock options that are exercisable as of February 13, 2018 or within 60 days from that date.

(23)
Includes 142,999 shares issuable upon exercise of stock options that are exercisable as of February 13, 2018 or within 60 days from that date.

(24)
Includes 3,562,985 shares issuable upon exercise of stock options that are exercisable as of February 13, 2018 or within 60 days from that date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF IDERA

        The following table sets forth, as of February 13, 2018, certain information regarding the beneficial ownership of Idera common stock by:

  •
  each person or entity, including any "group" as that term is used in Section 13(d)(3) of the Exchange Act, who is known to own beneficially more than 5% of the issued and outstanding shares of Idera common stock;

  •
  each current director of Idera;

  •
  each of the Named Executive Officers of Idera; and

  •
  all directors and executive officers of Idera as a group.

        Beneficial ownership is determined in accordance with the SEC's rules. The SEC has defined "beneficial ownership" of a security to mean the possession, directly or indirectly, of voting power and/or investment power. In computing percentage ownership of each person, shares of common stock subject to options, warrants or rights held by that person that are currently exercisable, or exercisable within 60 days of February 13, 2018, are deemed to be outstanding and beneficially owned by that person. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

        To Idera's knowledge and except as indicated in the notes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name. Percentage of ownership is based on 195,635,196 shares of Idera common stock issued and outstanding on February 13, 2018. All fractional common share amounts have been rounded to the nearest whole number.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned		Percentage of Outstanding Shares
5% or more Stockholders
Pillar Investment Entities c/o Pillar Invest Offshore SAL Starco Ctr Bloc B, 3rd Flr Omar Daouk St. Beirut, M8 2020-3313	26,898,574	(2)	13.65%
Affiliates of Baker Brothers Advisors, LLC 667 Madison Avenue, 21st Floor New York, NY 10065	18,640,135	(3)	9.51%
Named Executive Officers and Directors
Vincent J. Milano	2,134,027	(4)	1.08%
Sudhir Agrawal, D. Phil.	3,976,343	(5)	1.99%
Louis J. Arcudi, III	1,405,434	(6)	*
Julian C. Baker	18,640,135	(7)	9.51%
Mark J. Casey	548,199	(8)	*
R. Clayton Fletcher	611,874	(9)	*
James A. Geraghty	1,056,621	(10)	*
Mark Goldberg	157,500	(11)	*
Maxine Gowen	79,917	(12)	*
Kelvin M. Neu	231,184	(13)	*
William S. Reardon	250,473	(14)	*
All current executive officers and directors as a group (11 persons)	24,881,292	(15)	12.35%

*
Denotes less than 1% beneficial owner.

(1)
Except as otherwise noted, the address for each person listed above is c/o Idera Pharmaceuticals, Inc., 167 Sidney Street, Cambridge, Massachusetts 02139.

(2)
Consists of (i) 2,090,125 shares of common stock held by Pillar Pharmaceuticals I, L.P., or Pillar I, (ii) 9,959,956 shares of common stock held by Pillar Pharmaceuticals II, L.P., or Pillar II, (iii) 2,871,839 shares of common stock held by Pillar Pharmaceuticals III, L.P., or Pillar III, (iv) 200,000 shares of common stock held by Pillar Pharmaceuticals IV, L.P., or Pillar IV, (v) 875,000 shares of common stock held by Pillar V, (vi) 8,875,973 shares of common stock held by Participations Besancon, or Besancon, and over which Pillar Invest Corporation has investment discretion, pursuant to an advisory agreement between Pillar Invest Corporation and Besancon, or the Advisory Agreement, (vii) 1,200,000 shares of common stock issuable upon exercise of warrants to purchase common stock held by Besancon and over which Pillar Invest Corporation has investment discretion pursuant to the Advisory Agreement, (viii) 540,681 shares of common stock held directly by Mr. El Zein and (ix) 285,000 shares of common stock subject to issued outstanding stock options that are exercisable within 60 days after February 13, 2018 held by Mr. El Zein. Mr. El Zein, a member of the Idera board until October 31, 2017, is a director and controlling stockholder of Pillar Invest Corporation, which is the general partner of Pillar I, Pillar II, Pillar III, Pillar IV and Pillar V and is a limited partner of Pillar I, Pillar II, Pillar III, Pillar IV and Pillar V. Mr. El Zein expressly disclaims beneficial ownership over shares held directly by Pillar I, Pillar II, Pillar III, Pillar IV, Pillar V and indirectly by Pillar Invest Corporation, including the warrants to purchase common stock issued in connection therewith held by Besancon, or the Besancon Warrants. Pillar I, Pillar II, Pillar III, Pillar IV and Pillar V expressly disclaim beneficial ownership of the Besancon Warrants. Besancon is an investment fund having no affiliation with Mr. El Zein, Pillar I, Pillar II, Pillar III, Pillar IV, Pillar V or Pillar Invest Corporation. The information in this footnote is based on a Schedule 13D/A filed with the SEC on October 17, 2016; Form 4s filed with the SEC on May 3, 2017, October 17, 2017, December 15, 2017 and January 19, 2018; and on information provided to us by Pillar Invest Corporation and Mr. El Zein. Pursuant to the terms of the warrants to purchase common stock issued to the Pillar Investment Entities, the warrants to purchase common stock issued to the Pillar Investment Entities cannot be exercised by the holders thereof with respect to any portion of the shares, to the extent that such exercise would result in the Pillar Investment Entities beneficially owning in the aggregate more than 19.99% of (x) the number of shares of common stock issued outstanding or (y) the voting power of our securities outstanding immediately after giving effect to the exercise of the warrants to purchase common stock.

(3)
Consists of (i) 1,723,224 shares of our common stock owned by 667, L.P., (ii) 16,438,080 shares of our common stock owned by Baker Brothers Life Sciences, L.P., (iii) 35,105 shares of our common stock owned by 14159, L.P., (iv) (a) 55,042 shares of our common stock held directly by Mr. Baker and (b) 73,684 shares of our common stock held directly by Dr. Neu, and in which each of 667, L.P., Baker Brothers Life Sciences, L.P. and 14159, L.P., which we refer to collectively as the Funds, has an indirect pecuniary interest and may be deemed to own a portion of these shares, and (v) (a) 157,500 shares of common stock subject to outstanding stock options that are exercisable within 60 days after February 13, 2018 held by Mr. Baker and (b) 157,500 shares of common stock subject to outstanding options that are exercisable within 60 days after February 13, 2018 held by Dr. Neu. As a result of the application of the Beneficial Ownership Cap, as described below in this footnote, the table above does not include the following as being beneficially owned by the Funds: (a) 4,640,773 shares of common stock issuable upon exercise of warrants to purchase common stock owned by 667, L.P., (b) 36,907,015 shares of common stock issuable upon exercise of warrants to purchase common stock owned by Baker Brothers Life Sciences, L.P. and (c) 919,591 shares of common stock issuable upon exercise of warrants to purchase common stock owned by 14159, L.P. The information in this footnote is based on a Schedule 13D/A filed with the SEC on October 30, 2017; a Form 4 filed with the SEC on January 4, 2018; and on information provided to us by the Funds and Mr. Baker. Mr. Baker, a member of the Idera board, is a managing member of Baker Bros. Advisors LP and is a principal of Baker Bros. Advisors

  (GP), LLC, the sole general partner of Baker Bros. Advisors LP. Baker Bros. Advisors LP serves as the investment advisor to the Funds. Accordingly, Mr. Baker may be deemed to have sole power to direct the voting and disposition of the shares of common stock held directly by the Funds and indirectly by Baker Bros. Advisors LP and Baker Bros. Advisors (GP), LLC. Mr. Baker expressly disclaims beneficial ownership over shares held directly by the Funds and indirectly by Baker Bros. Advisors LP and Baker Bros. Advisors (GP), LLC, except to the extent of his pecuniary interest therein, if any, by virtue of his pecuniary interest therein. Dr. Neu, a member of the Idera board, is an employee of Baker Bros. Advisors LP. Under the terms of the warrants issued to the Funds, the Funds are not permitted to exercise such warrants to purchase common stock to the extent that such exercise would result in the Funds (and their affiliates) beneficially owning more than 4.99% of the number of shares of our common stock issued and outstanding immediately after giving effect to the issuance of shares of common stock issuable upon exercise of such warrants to purchase common stock. This limitation on exercise of the warrants to purchase common stock issued to the Funds is referred to in this footnote as the "Beneficial Ownership Cap." The Funds have the right to increase this beneficial ownership limitation in their discretion on 61 days' prior written notice to us, provided that in no event are the Funds permitted to exercise such warrants to purchase common stock to the extent that such exercise would result in the Funds (and their affiliates) beneficially owning in the aggregate more than 19.99% of the number of shares of our common stock issued and outstanding or the combined voting power of our securities outstanding immediately after giving effect to the issuance of shares of common stock issuable upon exercise of such warrants to purchase common stock.

(4)
Includes 1,887,500 shares of common stock subject to outstanding stock options that are exercisable within 60 days after February 13, 2018.

(5)
Includes 3,850,066 shares of common stock subject to outstanding stock options that are exercisable within 60 days after February 13, 2018.

(6)
Includes 1,363,706 shares of common stock subject to outstanding stock options that are exercisable within 60 days after February 13, 2018.

(7)
Consists of shares reported under footnote 3 to this table above. Mr. Baker is a managing member of Baker Bros. Advisors LP and is a principal of Baker Bros. Advisors (GP), LLC, the sole general partner of Baker Bros. Advisors LP. Baker Bros. Advisors LP serves as the investment advisor to the Funds. Accordingly, Mr. Baker may be deemed to have sole power to direct the voting and disposition of the shares of common stock held directly by the Funds and indirectly by Baker Bros. Advisors LP and Baker Bros. Advisors (GP), LLC. Mr. Baker expressly disclaims beneficial ownership over shares held directly by the Funds and indirectly by Baker Bros. Advisors LP and Baker Bros. Advisors (GP), LLC, except to the extent of his pecuniary interest therein, if any, by virtue of his pecuniary interest therein.

(8)
Includes 513,749 shares of common stock subject to outstanding stock options that are exercisable within 60 days after February 13, 2018.

(9)
Consists of 611,874 shares of common stock subject to outstanding stock options that are exercisable within 60 days after February 13, 2018.

(10)
Includes 621,252 shares of common stock subject to outstanding stock options that are exercisable within 60 days after February 13, 2018.

(11)
Consists of 157,500 shares of common stock subject to outstanding stock options that are exercisable within 60 days after February 13, 2018.

(12)
Includes 72,917 shares of common stock subject to outstanding stock options that are exercisable within 60 days after February 13, 2018, and 7,000 shares of common stock held in the name Brian Macdonald for Maxine Gowen Trust, for which Dr. Gowen is a beneficiary and trustee.

(13)
Includes 157,500 shares of common stock subject to outstanding stock options that are exercisable within 60 days after February 13, 2018.

(14)
Includes 217,500 shares of common stock subject to outstanding stock options that are exercisable within 60 days after February 13, 2018.

(15)
Includes 5,792,560 shares of common stock subject to outstanding stock options held by the directors and executive officers as a group that are exercisable within 60 days after February 13, 2018 and shares reported in clauses (i) through (iv) of the first sentence of footnote 3 to this table above.

 DESCRIPTION OF HOLDCO CAPITAL STOCK

        This section of this joint proxy statement/prospectus summarizes the material terms of Holdco's capital stock that will be in effect if the mergers are completed and is not complete. You are encouraged to read (1) the Holdco charter, which is attached as Annex D to this joint proxy statement/prospectus and is incorporated herein by reference, (2) the Holdco bylaws, which will be in effect as of the effective time of the mergers and a form of which is included as Annex E to this joint proxy statement/prospectus and is incorporated herein by reference and (3) the applicable provisions of the DGCL. The following summary should be read in conjunction with the section entitled "Comparison of Rights of Idera Stockholders, BioCryst Stockholders and Holdco Stockholders" beginning on page 166 of this joint proxy statement/prospectus.

        After giving effect to the Holdco charter, Holdco's authorized capital stock will consist of shares made up of:

  •
  380,000,000 shares of Holdco common stock, par value $0.01 per share; and

  •
  20,000,000 shares of Holdco preferred stock, par value $0.01 per share, the rights and preferences of which may be established from time to time by the Holdco board.

        At the effective time of the mergers, each issued and outstanding share of Idera common stock (other than shares held by Idera, BioCryst, Holdco, Merger Sub A or Merger Sub B, or any subsidiary of each of the aforementioned entities, or by Idera as treasury shares, which will be canceled and retired and cease to exist) will be converted into the right to receive 0.20 fully paid and nonassessable shares of Holdco common stock (plus cash in lieu of fractional shares).

        At the effective time of the mergers, each issued and outstanding share of Idera preferred stock (other than shares held by Idera, BioCryst, Holdco, Merger Sub A or Merger Sub B, or any subsidiary of each of the aforementioned entities, or by Idera as treasury shares, which will be canceled and retired and cease to exist) will be converted into the right to receive a number of fully paid and nonassessable shares of Holdco common stock equal to (i) $1.00 divided by the 20-trading-day average trading price of Idera common stock, ending with the trading day prior to the third day prior to the closing date, multiplied by (ii) 0.20 (plus cash in lieu of fractional shares).

        At the effective time of the mergers, each issued and outstanding share of BioCryst common stock (other than shares held by Idera, BioCryst, Holdco, Merger Sub A or Merger Sub B, or any subsidiary of each of the aforementioned entities, or by BioCryst as treasury shares, which will be canceled and retired and cease to exist) will be converted into the right to receive 0.50 fully paid and nonassessable shares of Holdco common stock (plus cash paid in lieu of fractional shares).

        We expect a total of approximately 52.8 million Holdco shares to be issued to Idera stockholders and 56.5 million Holdco shares to be issued to BioCryst stockholders in connection with the mergers. We expect that, immediately following the consummation of the mergers, there will be a total of approximately 109.3 million Holdco shares outstanding.

Description of Holdco Common Stock

Dividends

        Subject to the rights, if any, of holders of any series of outstanding preferred stock, if and when issued and subject to applicable law, holders of Holdco common stock will be entitled to receive dividends when, as and if declared by the Holdco board out of funds legally available for payment.

Voting Rights

        Subject to the rights, if any, of the holders of any series of preferred stock if and when issued and subject to applicable law, each holder of Holdco common stock will be entitled to one vote per share and all voting rights will be vested in the Holdco common stock. Holders of shares of Holdco common stock will have noncumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of directors can elect 100% of the directors and the holders of the remaining shares will not be able to elect any directors.

Liquidation Rights

        Subject to the rights, if any, of holders of any series of outstanding preferred stock, if and when issued and subject to applicable law, in the event of any liquidation, dissolution or winding up of the affairs of Holdco, whether voluntary or involuntary, the holders of shares of Holdco common stock shall have equal rights to receive the assets and funds of Holdco available for distribution to Holdco stockholders and such assets or funds shall be distributed pro rata in accordance with the number of shares of Holdco common stock held by each such holder.

Preemptive Rights

        The shares of Holdco common stock to be issued at the effective time of the mergers will be validly issued, fully paid and nonassessable. Holders of shares of Holdco common stock will not be entitled to preemptive rights. Shares of Holdco common stock will not be convertible into shares of any other class of capital stock.

Description of Holdco Blank Check Preferred Stock

        Under the Holdco charter, without further Holdco stockholder action, the Holdco board is authorized to provide for the issuance of preferred stock in one or more series, the shares of each of which series may have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be permitted under the DGCL. Without limiting the generality of the foregoing, such shares may provide that such series shall be superior or rank equally or be junior to the preferred stock of other series to the extent permitted by law.

Anti-takeover Provisions

General

        Some provisions of DGCL, the Holdco charter and the Holdco bylaws could discourage or make it more difficult to acquire control of the combined company by means of a tender offer, open market purchases, a proxy contest or otherwise. A description of these provisions is set forth below.

Meetings and Elections of Directors

        The Holdco bylaws provide that special meetings of stockholders may be called only by the Holdco board or secretary of Holdco pursuant to a resolution adopted by the board of directors. The Holdco charter prohibits stockholders from calling special meetings.

        The Holdco charter provides that Holdco stockholders cannot act by written consent in lieu of a meeting; provided, however, that any action required or permitted to be taken by the holders of any series of preferred stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation for such series of preferred stock.

        The Holdco charter and the Holdco bylaws provide that any vacancies in the Holdco board, however occurring, shall be filled by an affirmative vote of a majority of the remaining directors then in office, even if less than a quorum, or by the sole remaining director, and shall not be filled by Holdco stockholders.

No Cumulative Voting

        The Holdco charter does not grant stockholders the right to vote cumulatively.

Advance Notice Procedure

        The Holdco bylaws provide an advance notice procedure for stockholders to nominate director candidates for election or to bring business before an annual meeting of stockholders, including proposed nominations of persons for election to the board of directors.

        For nominations or other business to be properly brought before an annual meeting, such stockholder must give written notice to the secretary of Holdco in writing not later than the close of business on the 90th day or earlier than the close of business on the 120th day prior to the anniversary date on which Holdco first distributed its proxy materials for the prior year's annual meeting, provided that if the annual meeting is called for a date that is within 30 days before or more than 60 days after of the first anniversary of the prior year's annual meeting, notice must be provided not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting and (ii) the 10th day following the date on which public disclosure of the date of the annual meeting is first made by Holdco.

        The notice must contain specific information concerning the person to be nominated or the matters to be brought before the meeting, as well as specific information concerning the stockholder submitting the proposal or making the nomination.

COMPARISON OF RIGHTS OF IDERA STOCKHOLDERS,
BIOCRYST STOCKHOLDERS AND HOLDCO STOCKHOLDERS

        Both Idera and BioCryst and are incorporated under the laws of the State of Delaware and, accordingly, the rights of the Idera stockholders and BioCryst stockholders are currently governed by the DGCL. Holdco will continue to be a Delaware corporation following completion of the mergers and will be governed by the DGCL.

        Upon completion of the mergers, the Idera stockholders and the BioCryst stockholders will become Holdco stockholders, and the current certificate of incorporation of Holdco will be amended and restated as of the effective time of the mergers in substantially the form attached as Annex D to this joint proxy statement/prospectus. The current bylaws of Holdco will be amended and restated at the effective time of the mergers in substantially the form of the Holdco bylaws attached as Annex E to this joint proxy statement/prospectus. Following the mergers, the rights of the former Idera stockholders and the former BioCryst stockholders will thereafter be governed by the DGCL and by the Holdco charter and the Holdco bylaws.

        The following description summarizes the expected material differences between the rights of the Idera stockholders, BioCryst stockholders and Holdco stockholders, but is not a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. Stockholders should read carefully the relevant provisions of the DGCL and the respective certificates of incorporation and bylaws of Idera, BioCryst and Holdco. For more information on how to obtain the documents that are not attached to this joint proxy statement/prospectus, see "Where You Can Find More Information" beginning on page 173 of this joint proxy statement/prospectus.

	Rights of Idera Stockholders	Rights of BioCryst Stockholders	Rights of Holdco Stockholders
Authorized Capital	The authorized capital stock of Idera consists of 280,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share.	The authorized capital stock of BioCryst consists of 200,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share, of which 200,000 shares are designated series B junior participating preferred.	Upon completion of the mergers, the authorized capital stock of Holdco will consist of 380,000,000 shares of common stock, $0.01 par value per share, and 20,000,000 shares of preferred stock, $0.01 par value per share.
Outstanding Capital Stock	As of the Idera record date, Idera had [•] shares of common stock issued and outstanding, and [•] shares of preferred stock issued and outstanding.	As of the BioCryst record date, BioCryst had [•] shares of common stock issued and outstanding, and no shares of preferred stock issued and outstanding.	Upon completion of the mergers, Holdco will have 109.3 million shares of common stock issued and outstanding, and no shares of preferred stock issued and outstanding.
Number of Directors
The amended and restated certificate of incorporation of Idera (the "Idera charter") provides that the number of directors shall be fixed in accordance with the amended and restated bylaws of Idera (the "Idera bylaws"), and that there shall be not less than three directors. The Idera bylaws provide that the number of directors shall be set by resolution of the Idera board and that the Idera
The amended and restated certificate of incorporation of BioCryst (the "BioCryst charter") provides that the board of directors shall consist of not less than six nor more than 12 directors and that the exact number of directors will be fixed by resolution of the BioCryst board.

There are currently eight positions authorized by the BioCryst board and eight
The Holdco charter provides that the board of directors shall consist of not less than six nor more than 12 directors and that the exact number of directors will be fixed by resolution of the Holdco board.

Upon completion of the mergers, there will be nine positions authorized and nine directors serving on the Holdco board.

	Rights of Idera Stockholders	Rights of BioCryst Stockholders	Rights of Holdco Stockholders
board shall be divided into three classes, with no class having more than one director more than any other class.

	There are currently eight positions authorized by the Idera board and seven directors serving on the Idera board.	directors serving on the BioCryst board.
Election of Directors
The Idera bylaws provide that directors are elected by a plurality of the votes cast by the stockholders entitled to vote thereon.

Pursuant to the Idera bylaws and the Idera charter, each director holds office for three years following the annual meeting at which such director is elected and until such director's successor shall have been duly elected and qualified, or until such director's earlier death, resignation or removal.
The amended and restated bylaws of BioCryst (the "BioCryst bylaws") provide that directors are elected by a plurality of the votes cast by the stockholders entitled to vote thereon.

Pursuant to the BioCryst bylaws and the BioCryst charter, each director holds office for three years following the annual meeting at which such director is elected and until such director's successor shall have been duly elected and qualified, or until such director's earlier death, resignation or removal.
The Holdco bylaws provide that directors are elected by a majority of the votes cast at a meeting where there is a quorum, provided, however, that directors may be elected by a plurality of the votes cast at a meeting where there is a quorum if as of the record date for such meeting the number of nominees exceeds the number of directors to be elected.

Pursuant to the Holdco bylaws, each director holds office until the next annual meeting for the election of directors and until the director's successor is duly elected and qualified.
Removal of Directors
The Idera charter and the Idera bylaws provide that any director may be removed only for cause by the affirmative vote of holders of at least two-thirds of the shares of capital stock of Idera then issued and outstanding and entitled to vote generally for the election of directors.
The BioCryst charter and bylaws provide that any director may be removed from office at any time, but only for cause, by the affirmative vote of holders of at least 75% of the total number of votes entitled to be cast by holders of all of the shares of capital stock of BioCryst then entitled to vote generally in the election of directors.
The Holdco charter provides that any director may be removed from office at any time, with or without cause, only by the affirmative vote of the holders of a majority of the voting power of all of the shares of capital stock of Holdco then entitled to vote generally in the election of directors, voting as a single class.
Vacancies on the Board
	The Idera charter and the Idera bylaws provides that vacancies in the Idera board, however occurring, may be filled for the applicable unexpired term exclusively by a majority vote of the directors then in office (even though they constitute less than a quorum), or by a sole remaining director.	The BioCryst charter and the BioCryst bylaws provide that vacancies in the BioCryst board, however occurring, shall be filled by an affirmative vote of a majority of the directors then in office.	The Holdco charter and the Holdco bylaws provide that vacancies in the Holdco board, however occurring, shall be filled by an affirmative vote of a majority of the directors then in office.
Advance Notice Requirements for Stockholder Nominations and Other Proposals	The Idera bylaws provide that nominations of persons for election to the Idera board and the proposal of business to be considered by	The BioCryst bylaws provide that nominations of persons for election to the BioCryst board and the proposal of business to be considered by	The Holdco bylaws provide that nomination of persons for election to the Holdco board and the proposal of business to be considered by the

	Rights of Idera Stockholders	Rights of BioCryst Stockholders	Rights of Holdco Stockholders
stockholders may be made only (i) by or at the direction of the Idera board (ii) by a stockholder who is entitled to vote and who has complied with the advance notice procedures set forth in the Idera bylaws.

In general, an Idera stockholder wishing to nominate a director or raise another proposal at an annual meeting of stockholders must notify the Secretary of Idera in writing not later than 60 days nor more than 90 days prior to the scheduled annual meeting, unless less than 70 days' notice or prior public disclosure of the date of the scheduled annual meeting is given or made, in which case notice by the stockholder must be delivered or received not later than the close of business on the 10th day following the day on which such notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made.

The notice must contain specific information concerning the person to be nominated or the matters to be brought before the meeting, as well as specific information concerning the stockholder submitting the proposal or making the nomination.	the stockholders may be made only (i) pursuant to BioCryst's notice of meeting, (ii) by or at the direction of the BioCryst board or (iii) by any stockholder who is entitled to vote and who has complied with the advance notice procedures set forth in the BioCryst bylaws.

For nominations or other business to be properly brought before an annual meeting, such stockholder must give written notice to the Secretary of BioCryst in writing not later than the close of business on the 90th day or earlier than the close of business on the 120th day prior to the anniversary date of the preceding year's annual meeting, provided that if the annual meeting is called for a date that is not within 30 days of the first anniversary of the prior year's annual meeting, notice must be provided not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the 90th day prior to such annual meeting or the 10th day following the date on which public disclosure of the date of the annual meeting is first made by BioCryst.

The notice must contain specific information concerning the person to be nominated or the matters to be brought before the meeting, as well as specific information concerning the stockholder submitting the proposal or making the nomination.	stockholders may be made only (i) by or at the direction of the Holdco board or (ii) by any stockholder who is entitled to vote and who has complied with the advance notice procedures set forth in the Holdco bylaws.

For nominations or other business to be properly brought before an annual meeting, such stockholder must give written notice to the Secretary of Holdco in writing not later than the close of business on the 90th day or earlier than the close of business on the 120th day prior to the anniversary date on which Holdco first distributed its proxy materials for the prior year's annual meeting, provided that if the annual meeting is called for a date that is not within 30 days of the first anniversary of the prior year's annual meeting, notice must be provided not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting and (ii) the 10th day following the date on which public disclosure of the date of the annual meeting is first made by Holdco.

The notice must contain specific information concerning the person to be nominated or the matters to be brought before the meeting, as well as specific information concerning the stockholder submitting the proposal or making the nomination.
Notice of Special Meeting
The Idera bylaws generally provide that notice of a stockholder meeting must be given to each stockholder permitted to take any action at such meeting not less than 10 days nor more than 60 days before the date of the meeting.
The BioCryst bylaws provide that written notice of each meeting of stockholders will be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting.
The Holdco charter and the Holdco bylaws provide that no less than 10 nor more than 60 days' prior written notice to every stockholder entitled to vote thereat is required for a special meeting of the stockholders.

	Rights of Idera Stockholders	Rights of BioCryst Stockholders	Rights of Holdco Stockholders
	Any notice of a special meeting must include the place, date, hour and purpose for which the meeting is called.	Notices of a special meeting must include the place, date, hour and purpose for which the meeting is called.	Notice of a special meeting must include the date, time, place and purpose for which the meeting is called.
Amendments to the Charter
The Idera charter provides that the provisions in the charter regarding the Idera board, voting requirements, special meeting requirements and the transaction of business thereat may be amended only by a vote of holders of at least 75% of the voting power of all shares of capital stock of Idera then issued and outstanding and entitled to vote generally for the election of directors.

Other amendments to the Idera charter that are not inconsistent with this restriction are to be made in accordance with the DGCL.
The BioCryst charter provides that the provision regarding amendment of the charter may be amended, altered, changed or repealed only by an affirmative vote of holders of at least 75% of the total number of votes cast by the holders of the shares of capital stock of BioCryst that are entitled to vote generally in the election of directors.

The BioCryst charter cannot be amended, including any amendment through consolidation, merger, combination or other transaction, in any manner which would materially alter or change the powers, preferences or special rights of the holders of series B preferred stock so as to affect them adversely without the affirmative vote of a majority of the outstanding shares of series B preferred stock voting together as a single class.
The Holdco charter provides that the provisions in the charter regarding the capital stock of Holdco, the Holdco board, limitation of director liability and indemnification, stockholder action, amendment of the bylaws, forum selection and amendment of the charter may be amended only by an affirmative vote of holders of at least 75% of the voting power of the outstanding shares entitled to vote for the election of directors.

Other amendments to the Holdco charter that are not inconsistent with this restriction are to be made in accordance with the DGCL.
Amendments to Bylaws
The Idera charter provides that the Idera bylaws may be amended or repealed by the Idera board.

The Idera bylaws state that the bylaws may be altered, amended or repealed or new bylaws may be adopted by (i) the affirmative vote of a majority of the directors present at any regulator or special meeting of the Idera board at which a quorum is present or (ii) holders of a majority of shares of Idera's capital stock then issued and outstanding and entitled to vote generally for the election of directors (so long as appropriate notice was stated in the notice of special meeting); provided, however, that any stockholder
The BioCryst charter provides that the BioCryst board is authorized to adopt, amend or repeal the BioCryst bylaws.

The BioCryst bylaws state that the bylaws may be altered, amended or repealed by (i) the affirmative vote of a majority of the directors present at any regular or special meeting of the BioCryst board at which a quorum is present or (ii) by the affirmative vote of the holders of a majority of the issued and outstanding shares of the capital stock of BioCryst entitled to vote at any regular meeting of stockholders or at any special meeting of stockholders, provided notice of such alteration, amendment or repeal shall have been stated in the notice of such special meeting.
The Holdco charter provides that the Holdco bylaws may be amended or repealed by the Holdco board or by the affirmative vote of the holders of a majority of all of the shares of capital stock of Holdco, voting as a single class.

The Holdco bylaws state that the bylaws may be amended, altered, changed, adopted or repealed by (i) the affirmative vote of a majority of the directors present at any regular or special meeting of the Holdco board at which a quorum is present or (ii) by the affirmative vote of the holders of a majority of the voting power of all of the shares of capital stock of Holdco then entitled to vote.

	Rights of Idera Stockholders	Rights of BioCryst Stockholders	Rights of Holdco Stockholders
amendment to the Idera bylaws regarding special meetings, director nominations, annual meetings notice, action without a meeting, organization, directors or amendments of the bylaws requires a vote of holders of at least 75% of the voting power of all shares of capital stock of Idera then issued and outstanding and entitled to vote generally for the election of directors.
Special Meeting of Stockholders
	The Idera charter and the Idera bylaws provide that special meetings may be called only (i) by the chief executive officer of Idera (or if no chief executive officer, by the president of Idera) or (ii) by the Idera board.	The BioCryst charter and the BioCryst bylaws provide that special meetings may only be called by the BioCryst board by a resolution approved by a majority of the entire BioCryst board.	The Holdco charter and the Holdco bylaws provide that special meetings may only be called by the Holdco board by a resolution approved by a majority of the entire Holdco board.
Forum Selection
The Idera bylaws, to the fullest extent permitted by applicable law, designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain legal actions unless Idera consents in writing to the selection of an alternative forum, subject to certain exceptions.
The BioCryst bylaws designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain legal actions unless BioCryst consents in writing to the selection of an alternative forum, subject to certain exceptions.
The Holdco bylaws designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain legal actions unless Holdco consents in writing to the selection of an alternative forum, subject to certain exceptions.

Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of Holdco shall be deemed to have notice of and consented to the forum selection provision.

NO APPRAISAL RIGHTS

        Holders of Idera common stock and BioCryst common stock who dissent to the mergers will not have rights to an appraisal of the fair value of their shares. Under the DGCL, appraisal rights are not available for the shares of any class or series if the shares of the class or series are listed on a national securities exchange or held of record by more than 2,000 holders on the record date, unless the stockholders receive in exchange for their shares anything other than shares of stock of the surviving or resulting corporation or of any other corporation that is publicly listed or held by more than 2,000 holders of record, cash in lieu of fractional shares or fractional depositary receipts or any combination of the foregoing. Idera's and BioCryst's common stock is listed on the Nasdaq and Idera stockholders and BioCryst stockholders will receive a combination of shares of stock of Holdco, which will be listed on the Nasdaq, and cash in lieu of fractional shares.

LEGAL MATTERS

        The validity of the shares of Holdco common stock to be issued pursuant to the mergers will be passed upon by Skadden. The U.S. federal income tax consequences of the mergers will be passed upon for BioCryst by Skadden and for Idera by Latham, respectively.

EXPERTS

Idera

        The financial statements of Idera Pharmaceuticals, Inc. incorporated in this joint proxy statement / prospectus by reference to Idera Pharmaceuticals, Inc. Annual Report (Form 10-K) for the year ended December 31, 2016 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

BioCryst

        The consolidated financial statements of BioCryst Pharmaceuticals, Inc. incorporated in this joint proxy statement / prospectus by reference to BioCryst Pharmaceuticals, Inc. Annual Report (Form 10-K) for the year ended December 31, 2016 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

FUTURE STOCKHOLDER PROPOSALS

Idera

        If the mergers are completed on the expected timetable, Idera will not hold a regular annual meeting in 2018. If, however, the mergers are not completed and Idera holds a regular annual meeting in 2018, in order to be considered for inclusion in the proxy statement and form of proxy for the 2018 annual meeting of stockholders, stockholder proposals must have been submitted in writing and received no later than January 8, 2018 in accordance with the requirements of 14a-8 of the Exchange Act. Stockholders desiring to bring business before the 2018 annual meeting of stockholders in a form other than a stockholder proposal in accordance with the preceding paragraph must give written notice to Idera's Secretary at Idera's principal office received at least 60 days, but not more than 90 days prior to the date of such meeting; provided, however, that if less than 70 days' notice or prior public disclosure of the date of such meeting is given to stockholders or made, such notice must be so received not later than the close of business on the 10th day following the day on which notice or public disclosure of the date of such meeting is given or made. The written notice must comply with the provisions of the Idera bylaws.

BioCryst

        If the mergers are completed on the expected timetable, BioCryst will not hold a regular annual meeting in 2018. If, however, the mergers are not completed and BioCryst holds a regular annual meeting in 2018, proposals of stockholders intended to be presented at BioCryst's 2018 annual meeting of stockholders must have been received by BioCryst no later than December 13, 2017 to be considered for inclusion in BioCryst's proxy statement relating to such meeting. Proposals for inclusion in the proxy statement must comply with the Exchange Act, including Rule 14a-8.

        A stockholder must notify BioCryst no earlier than January 24, 2018 and no later than February 23, 2018 of a proposal for the 2018 annual meeting which the stockholder intends to present other than by inclusion in the proxy material (including director nominations) and must include with the notification the information required by the BioCryst bylaws, in order to be eligible for consideration at the 2018 annual meeting. In accordance with the BioCryst bylaws, any stockholder entitled to vote for directors at an annual meeting may nominate persons for election as directors. Any such notice must also include the information regarding the stockholder making the nomination and the nominee required by the BioCryst bylaws.

OTHER MATTERS

Other Matters Presented at the Special Meetings

        As of the date of this joint proxy statement/prospectus, neither the Idera board nor the BioCryst board knows of any matters that will be presented for consideration at either the Idera special meeting or the BioCryst special meeting other than as described in this joint proxy statement/prospectus. Under the Idera bylaws, Idera will transact no other business at the special meeting except such business as stated in the notice of special meeting contained herein. If any other matters come before the BioCryst special meeting or any adjournments or postponements thereof and shall be voted upon, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notice of special meeting. It is intended that the persons named in the enclosed proxy and acting thereunder will vote in accordance with their best judgment on such matters.

 WHERE YOU CAN FIND MORE INFORMATION

        Idera and BioCryst each file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including Idera and BioCryst, who file electronically with the SEC. The address of that site is www.sec.gov.

        Investors may also consult Idera or BioCryst's website for more information about Idera or BioCryst, respectively. Idera's website is www.iderapharma.com. BioCryst's website is www.biocryst.com.

        Holdco has filed with the SEC a registration statement of which this joint proxy statement/prospectus forms a part. The registration statement registers the shares of Holdco common stock to be issued to Idera stockholders and BioCryst stockholders pursuant to the mergers. The registration statement, including the attached exhibits, contains additional relevant information about Holdco and Holdco common stock. The rules and regulations of the SEC allow Idera and BioCryst to omit certain information included in the registration statement from this joint proxy statement/prospectus.

        In addition, the SEC allows Idera and BioCryst to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus.

        This joint proxy statement/prospectus incorporates by reference the documents listed below that Idera has previously filed with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K). These documents contain important information about Idera, its financial condition or other matters.

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

  •
  Proxy Statements on Schedule 14A filed November 17, 2017 and April 28, 2017.

  •
  Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2017, June 30, 2017 and September 30, 2017.

  •
  Current Reports on Form 8-K filed on January 6, 2017, March 13, 2017, April 18, 2017, June 9, 2017, September 11, 2017, October 17, 2017, October 24, 2017, October 26, 2017, two Current Reports filed on January 5, 2018, January 17, 2018 and January 22, 2018 (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act).

        In addition, Idera incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the Idera special meeting (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein). Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed.

        You can obtain any of these documents from the SEC, through the SEC's website at the address described above, or Idera will provide you with copies of these documents, without charge, upon written or oral request to:

Idera Pharmaceuticals, Inc.
167 Sidney Street
Cambridge, Massachusetts 02139
Attention: Investor Relations
877-888-6550
ir@iderapharma.com

        This joint proxy statement/prospectus also incorporates by reference the documents listed below that BioCryst has previously filed with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K). These documents contain important information about BioCryst, its financial condition or other matters.

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

  •
  Proxy Statement on Schedule 14A filed April 12, 2017.

  •
  Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2017, June 30, 2017 and September 30, 2017.

  •
  Current Reports on Form 8-K filed on January 9, 2017, January 30, 2017, February 27, 2017, March 15, 2017, March 17, 2017, April 12, 2017, May 4, 2017, May 25, 2017, May 30, 2017, August 2 2017, August 7, 2017, September 5, 2017, September 15, 2017, November 7, 2017, January 5, 2018, January 22, 2018 (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act).

        In addition, BioCryst incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the BioCryst special meeting (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein). Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed.

        You can obtain any of these documents from the SEC, through the SEC's website at the address described above, or BioCryst will provide you with copies of these documents, without charge, upon written or oral request to:

BioCryst Pharmaceuticals, Inc.
4505 Emperor Blvd., Suite 200
Durham, North Carolina 27703
Attention: Investor Relations

        In the event of conflicting information in this joint proxy statement/prospectus in comparison to any document incorporated by reference into this joint proxy statement/prospectus, or among documents incorporated by reference, the information in the latest filed document controls.

        You should rely only on the information contained or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [    •    ], 2018. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither our mailing of this joint proxy statement/prospectus to Idera stockholders or BioCryst stockholders nor the issuance by Holdco of shares of common stock pursuant to the mergers will create any implication to the contrary.

        This joint proxy statement/prospectus contains a description of the representations and warranties that each of Idera and BioCryst made to the other in the merger agreement. Representations and warranties made by Idera, BioCryst and other applicable parties are also set forth in contracts and other documents (including the merger agreement) that are attached or filed as exhibits to this joint proxy statement/prospectus or are incorporated by reference into this joint proxy statement/prospectus. These materials are included or incorporated by reference only to provide you with information regarding the terms and conditions of the agreements, and not to provide any other factual information regarding Idera, BioCryst or their businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus.

Annex A—Agreement and Plan of Merger, dated January 21, 2018

AGREEMENT AND PLAN OF MERGER

among

BIOCRYST PHARMACEUTICALS, INC.,
IDERA PHARMACEUTICALS, INC.,
NAUTILUS HOLDCO, INC.,
ISLAND MERGER SUB, INC.

and

BOAT MERGER SUB, INC.

Dated as of January 21, 2018

A-i

A-ii

Exhibit A	Form of Certificate of Incorporation of the Island Surviving Corporation
Exhibit B	Form of Certificate of Incorporation of the Boat Surviving Corporation
Exhibit C	Form of Amended and Restated Certificate of Incorporation of Holdco
Exhibit D	Form of Boat Tax Representation Letter
Exhibit E	Form of Island Tax Representation Letter

A-iii

GLOSSARY OF DEFINED TERMS

Defined Term	Section
Acceptable Confidentiality Agreement	Section 8.3
affiliate	Section 8.3
Agreement	Preamble
Amended and Restated Holdco Charter	Section 1.4(c)
Anti-corruption Laws	Section 8.3
Antitrust Restraint	Section 5.6(c)
associate	Section 8.3
beneficial ownership	Section 8.3
Boat	Preamble
Boat Adverse Recommendation Change	Section 5.3(c)(ii)
Boat Benefit Plan	Section 4.11(a)
Boat Board	Section 4.3(b)
Boat Book-Entry Shares	Section 2.1(b)(iii)
Boat Business Personnel	Section 4.12(a)
Boat Bylaws	Section 4.1
Boat Certificate	Section 2.1(b)(iii)
Boat Certificate of Merger	Section 1.3(a)
Boat Charter	Section 4.1
Boat Common Stock	Section 2.1(b)
Boat Disclosure Schedule	Section 8.3
Boat ESPP	Section 2.7(d)(ii)
Boat Exchange Ratio	Section 2.1(b)(ii)
Boat Foreign Benefit Plan	Section 4.11(j)
Boat Leased Real Property	Section 8.3
Boat Material Adverse Effect	Section 8.3
Boat Material Contracts	Section 4.16(c)
Boat Material Intellectual Property	Section 4.17(d)
Boat Merger	Section 1.1(a)
Boat Merger Consideration	Section 2.1(b)(ii)
Boat Recommendation	Section 4.3(b)
Boat Registered Intellectual Property	Section 8.3
Boat RSU	Section 2.7(c)
Boat SEC Documents	Section 4.5(a)
Boat SEC Financial Statements	Section 4.5(c)
Boat Stock Option	Section 2.7(b)
Boat Stock Plan	Section 8.3
Boat Stockholder Approval	Section 4.3(c)
Boat Stockholders Meeting	Section 5.3(c)(i)
Boat Surviving Corporation	Section 1.1(a)
Boat Tax Opinion	Section 6.2(d)
Boat Termination Fee	Section 7.3(b)
Business Day	Section 8.3
Capitalization Date	Section 3.2(a)
Certificates of Merger	Section 1.3(a)
Chosen Courts	Section 8.10(b)
Closing	Section 1.2
Closing Bid Price	Section 8.3
Closing Date	Section 1.2

A-iv

Defined Term	Section
COBRA	Section 3.11(g)
Code	Section 8.3
Common Shares Trust	Section 2.4(b)
Competing Proposal	Section 5.4(f)(i)
Competing Proposal Notice	Section 5.4(b)
Confidentiality Agreement	Section 5.5(a)
Continuing Employee	Section 5.14(b)
Contract	Section 8.3
control	Section 8.3
D&O Insurance	Section 5.9(c)
DEA	Section 3.18(b)
Designated Chairman	Section 1.6(a)
DGCL	Section 8.3
Disclosure Schedules	Section 8.3
Effective Time	Section 1.3(b)
Environmental Claim	Section 8.3
Environmental Laws	Section 8.3
Environmental Permits	Section 8.3
Equity Interest	Section 8.3
ERISA	Section 8.3
ERISA Affiliate	Section 8.3
Excess Shares	Section 2.4(a)
Exchange Act	Section 8.3
Exchange Agent	Section 2.5(a)
Exchange Fund	Section 2.5(a)
Existing Credit Facility	Section 8.3
Expenses	Section 8.3
FCPA	Section 3.9(b)
FDA	Section 3.18(b)
Form S-4	Section 3.7
Fractional Shares Cash Amount	Section 2.4(b)
GAAP	Section 8.3
Government Official	Section 8.3
Governmental Entity	Section 8.3
group	Section 8.3
Hazardous Materials	Section 8.3
Health Care Laws	Section 8.3
Health Care Permits	Section 3.18(b)
HIPAA	Section 8.3
Holdco	Preamble
Holdco Board	Section 1.6(a)
Holdco Common Stock	Section 2.1(a)(ii)
Holdco RSU	Section 2.7(c)
Holdco Stock Option	Section 2.7(a)
Holdco Warrant	Section 2.6(a)
HSR Act	Section 8.3
Indemnitee	Section 5.9(a)
Indemnitees	Section 5.9(a)
Intellectual Property	Section 8.3
Intended Tax Treatment	Section 5.13(a)

A-v

Defined Term	Section
Intervening Event	Section 5.4(f)(ii)
IRS	Section 8.3
Island	Preamble
Island Adverse Recommendation Change	Section 5.3(b)(ii)
Island Benefit Plan	Section 3.11(a)
Island Board	Section 3.3(b)
Island Book-Entry Shares	Section 2.1(a)(iii)
Island Business Personnel	Section 3.12(a)
Island Bylaws	Section 3.1
Island Certificate	Section 2.1(a)(iii)
Island Certificate of Merger	Section 1.3(a)
Island Charter	Section 3.1
Island Common Stock	Section 2.1(a)
Island Common Stock Merger Consideration	Section 2.1(a)(ii)
Island Disclosure Schedule	Section 8.3
Island ESPP	Section 2.7(d)(i)
Island Exchange Ratio	Section 2.1(a)(ii)
Island Leased Real Property	Section 8.3
Island Material Adverse Effect	Section 8.3
Island Material Contracts	Section 3.16(c)
Island Material Intellectual Property	Section 3.17(d)
Island Merger	Section 1.1(a)
Island Merger Consideration	Section 2.1(a)(ii)
Island Preferred Stock	Section 2.1(a)
Island Pre-Funded Warrants	Section 3.2(a)
Island Recommendation	Section 3.3(b)
Island Registered Intellectual Property	Section 8.3
Island SEC Documents	Section 3.5(a)
Island SEC Financial Statements	Section 3.5(c)
Island Stock Option	Section 2.7(a)
Island Stock Plans	Section 8.3
Island Stockholder Approval	Section 3.3(c)
Island Stockholders Meeting	Section 5.3(b)(i)
Island Surviving Corporation	Section 1.1(a)
Island Tax Opinion	Section 6.3(d)
Island Termination Fee	Section 7.3(d)
Island Warrants	Section 3.2(a)
IT Assets	Section 8.3
Joint Proxy Statement	Section 8.3
Knowledge	Section 8.3
known	Section 8.3
Law	Section 8.3
Licensed Boat Registered Intellectual Property	Section 4.17(a)
Licensed Island Registered Intellectual Property	Section 3.17(a)
Lien	Section 8.3
Market Price	Section 8.3
Merger Consideration Value	Section 8.3
Merger Sub A	Preamble
Merger Sub B	Preamble
Mergers	Section 1.1(a)

A-vi

Defined Term	Section
Multiemployer Plan	Section 3.11(e)
NASDAQ	Section 8.3
NASDAQ Listing Application	Section 5.10
Negotiation Period	Section 5.4(b)
Net Boat Share	Section 8.3
Net Island Share	Section 8.3
OFAC	Section 3.9(e)
Order	Section 8.3
Other Covered Party	Section 8.3
Outside Date	Section 7.1(b)(ii)
Payoff Letter	Section 5.16(a)
Permits	Section 3.10
Permitted Liens	Section 8.3
Person	Section 8.3
Post-Closing Plans	Section 5.14(c)
Preferred Stock Liquidation Preference	Section 8.3
Proceeding	Section 8.3
Release	Section 8.3
Representatives	Section 8.3
Trading Day	Section 8.3
Sarbanes-Oxley Act	Section 3.5(d)
SEC	Section 8.3
Securities Act	Section 8.3
Solely Owned Boat Registered Intellectual Property	Section 4.17(a)
Solely Owned Island Registered Intellectual Property	Section 3.17(a)
Subsidiary	Section 8.3
Superior Proposal	Section 5.4(f)(iii)
Tax Return	Section 8.3
Taxes	Section 8.3
Taxing Authority	Section 8.3
Transactions	Section 1.1(a)
VWAP of Boat Common Stock	Section 8.3
Willful Breach	Section 8.3

A-vii

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is dated as of January 21, 2018, by and among BioCryst Pharmaceuticals, Inc., a Delaware corporation ("Boat"), Idera Pharmaceuticals, Inc., a Delaware corporation ("Island"), and Nautilus Holdco, Inc., a Delaware corporation and a wholly owned subsidiary of Boat ("Holdco"), Island Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Holdco ("Merger Sub A"), Boat Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Holdco ("Merger Sub B").

RECITALS

        WHEREAS, Boat has organized Holdco, Merger Sub A and Merger Sub B for the purpose of effecting the transactions contemplated by this Agreement;

        WHEREAS, each of Boat, Island and Holdco desire, following the satisfaction or waiver of the conditions set forth in Article 6, to effect the Mergers upon the terms and subject to the conditions set forth in this Agreement, pursuant to which Merger Sub A shall be merged with and into Island, with Island as the surviving entity in the Island Merger and continuing as a wholly owned subsidiary of Holdco, and Merger Sub B shall be merged with and into Boat, with Boat as the surviving entity in the Boat Merger and continuing as a wholly owned subsidiary of Holdco;

        WHEREAS, the Boards of Directors of each of Boat, Island, Merger Sub A, Merger Sub B and Holdco have each unanimously approved and declared advisable this Agreement and the Transactions, including the Mergers, and determined that it is advisable and in the best interests of their respective companies and stockholders to consummate the Mergers and the Transactions on the terms and conditions set forth in this Agreement;

        WHEREAS, the Board of Directors of each of Island and Boat has, subject to Section 5.4, resolved to recommend the adoption of this Agreement to their respective stockholders; and

        WHEREAS, Boat, Island, Merger Sub A, Merger Sub B and Holdco desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also to prescribe various conditions to the Mergers.

AGREEMENT

        NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE 1
THE MERGERS

        1.1    The Mergers.

          (a)   At the Effective Time, (a) Merger Sub A shall be merged with and into Island (the "Island Merger") in accordance with the DGCL, and upon the terms and conditions set forth in this Agreement, whereupon the separate existence of Merger Sub A shall cease and Island shall continue as the surviving corporation (the "Island Surviving Corporation"), and (b) Merger Sub B shall be merged with and into Boat (the "Boat Merger", and, together with the Island Merger, the "Mergers") in accordance with the DGCL, and upon the terms and conditions set forth in this Agreement, whereupon the separate existence of Merger Sub B shall cease and Boat shall continue as the surviving corporation (the "Boat Surviving Corporation"). As a result of the Mergers, the Island Surviving Corporation and the Boat Surviving Corporation shall become wholly owned subsidiaries of Holdco. The Mergers and other transactions contemplated by this Agreement are referred to herein as the "Transactions". References herein to "Island" and "Boat" with respect to the period from and after the Effective Time shall be deemed to be references to the Island Surviving Corporation and the Boat Surviving Corporation, respectively.

          (b)   The Mergers shall have the effects specified in the DGCL. From and after the Effective Time, (a) the Island Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities and duties of Island and Merger Sub A, and (b) the Boat Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities and duties of Boat and Merger Sub B, all as provided under the DGCL.

        1.2    Closing.     The closing of the Mergers (the "Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York, 10036 at 9:00 a.m. local time, as soon as practicable (and, in any event, within three (3) Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all applicable conditions set forth in Article 6 (except for any conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction of such conditions or, to the extent permitted hereunder, waiver by the party entitled to waive such conditions) or at such other time and place as Boat and Island shall agree. The date and time at which the Closing occurs is referred to herein as the "Closing Date".

        1.3    Effective Time.

          (a)   On the Closing Date, (a) Island and Merger Sub A shall file a certificate of merger relating to the Island Merger (the "Island Certificate of Merger") with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL, and (b) Boat and Merger Sub B shall file a certificate of merger relating to the Boat Merger (the "Boat Certificate of Merger" and, together with the Island Certificate of Merger, the "Certificates of Merger") with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL.

          (b)   The Mergers shall become effective concurrently upon the due filing of the Certificates of Merger with the Secretary of State of the State of Delaware, or such later time as Island and Boat shall agree and specify in the Certificates of Merger (such time as the Mergers become effective being the "Effective Time").

        1.4    Charters and Bylaws.

          (a)    Island Surviving Corporation Certificate of Incorporation and Bylaws.    At the Effective Time, the certificate of incorporation of Island in effect immediately prior to the Effective Time shall be amended and restated pursuant to the Island Merger in its entirety as set forth as Exhibit A, and as so amended and restated shall be the certificate of incorporation of the Island Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law. At the Effective Time, Holdco shall take such action necessary to cause the bylaws of Island in effect immediately prior to the Effective Time to be amended and restated in their entirety so as to be identical to the bylaws of Merger Sub A as in effect immediately prior to the Effective Time (except that the name of the Island Surviving Corporation shall be changed to "Idera Pharmaceuticals, Inc."), and as so amended and restated shall be the bylaws of the Island Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

          (b)    Boat Surviving Corporation Certificate of Incorporation and Bylaws.    At the Effective Time, the certificate of incorporation of Boat in effect immediately prior to the Effective Time shall be amended and restated pursuant to the Boat Merger in its entirety as set forth as Exhibit B, and as so amended and restated shall be the certificate of incorporation of the Boat Surviving

  Corporation until thereafter changed or amended as provided therein or by applicable Law. At the Effective Time, Holdco shall take such action necessary to cause the bylaws of Boat in effect immediately prior to the Effective Time to be amended and restated in their entirety so as to be identical to the bylaws of Merger Sub B as in effect immediately prior to the Effective Time (except that the name of the Boat Surviving Corporation shall be changed to "BioCryst Pharmaceuticals, Inc."), and as so amended and restated shall be the bylaws of the Boat Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

          (c)    Holdco Certificate of Incorporation and Bylaws; Name.    Boat shall take and shall cause Holdco to take all requisite action to cause the certificate of incorporation of Holdco (as in effect immediately prior to the Effective Time) to be amended and restated at the Effective Time in its entirety as set forth on Exhibit C (the "Amended and Restated Holdco Charter"), until thereafter amended as provided therein or by applicable Law. The Amended and Restated Holdco Charter will reflect the change in the corporate name of Holdco to a name to be mutually agreed by Boat and Island. Boat shall take and shall cause Holdco to take all requisite action to cause the Holdco Bylaws (as in effect immediately prior to the Effective Time) to be amended and restated as mutually agreed by the parties.

        1.5    Directors and Officers of the Surviving Corporations.

          (a)   The parties shall take all necessary action such that, from and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, (i) the directors of the Island Surviving Corporation shall be those individuals who were directors of Merger Sub A as of immediately prior to the Effective Time and (ii) the officers of the Island Surviving Corporation shall be those individuals who were officers of Island as of immediately prior to the Effective Time.

          (b)   The parties shall take all necessary action such that, from and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, (i) the directors of the Boat Surviving Corporation shall be those individuals who were directors of Merger Sub B as of immediately prior to the Effective Time and (ii) the officers of the Boat Surviving Corporation shall be those individuals who were officers of Boat as of immediately prior to the Effective Time.

        1.6    Directors and Officers of Holdco.

          (a)   Effective at the Effective Time, unless otherwise agreed by Island and Boat in writing, the parties shall take all necessary action to cause the size of the Board of Directors of Holdco (the "Holdco Board") to be comprised of nine (9) members. Four (4) directors shall be designated by the Board of Directors of Island, each of whom shall be a director of Island immediately prior to the Effective Time and be reasonably acceptable to Boat. Four (4) directors shall be designated by the Board of Directors of Boat, each of whom shall be a director of Boat immediately prior to the Effective Time and be reasonably acceptable to Island. One director shall be a person mutually agreed to by the Board of Directors of Island and the Board of Directors of Boat, who shall not be a director, officer or affiliate of either Boat or Island. Robert A. Ingram shall serve as chairman of the Holdco Board (the "Designated Chairman"). One of Island's director designees shall be Vincent J. Milano if he is serving as chief executive officer and a director of Island immediately prior to the Effective Time, and one of Boat's director designees shall be Jon T. Stonehouse if he is serving as chief executive officer and a director of Boat immediately prior to the Effective Time. Each director designee (other than the chief executive officer of Boat or Island immediately prior to the Effective Time) shall qualify as an "independent director", as such term is defined in NASDAQ Equity Rule 5605(a)(2); provided, that at least two (2) of the Island designees and two (2) of the Boat designees shall meet the minimum requirements to serve on Boat's audit committee under the NASDAQ Marketplace Rules. Effective at the Effective Time, unless otherwise agreed by Island and Boat in writing, the parties shall take all necessary action to cause (i) the Designated Chairman to be appointed to act as chairman of the Holdco Board, (ii) the directors designated by Island and Boat respectively to be appointed to the Holdco Board and (iii) at least one Island designee to be appointed to each committee of the Holdco Board.

          (b)   Effective at the Effective Time, unless otherwise approved by Island and Board in writing, the parties shall take all necessary action to cause Vincent J. Milano to be appointed as chief executive officer of Holdco. In the event that Vincent J. Milano is not the chief executive officer of Island immediately prior to the Effective Time, Boat and Island will agree on another individual to be appointed as chief executive officer of Holdco.

        1.7    Headquarters and Primary Research and Development Location.     The corporate headquarters for Holdco and its Subsidiaries will be located in Exton, Pennsylvania. The primary location for research and development for Holdco and its Subsidiaries will be located in Birmingham, Alabama.

        1.8    Tax Treatment.     For U.S. federal income Tax purposes, it is intended that (a) the Mergers together be treated as an "exchange" described in Section 351 of the Code, and the regulations promulgated thereunder, (b) the Boat Merger qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and the regulations promulgated thereunder, and (c) this Agreement will constitute a "plan of reorganization" for purposes of Sections 354 and 361 of the Code.

ARTICLE 2
CONVERSION OF SECURITIES IN THE MERGERS

        2.1    Effect on Capital Stock of Island and Boat.

          (a)    Conversion of Island Common Stock, Island Preferred Stock and Merger Sub A Common Stock.    At the Effective Time, by virtue of the Island Merger and without any action on the part of Holdco, Island, Merger Sub A or any holder of any shares of Island common stock, $0.001 par value per share ("Island Common Stock") or Island Series A convertible preferred stock, $0.01 par value per share ("Island Preferred Stock"):

              (i)  All shares of Island Common Stock or Island Preferred Stock that are owned by Boat, Island, Holdco, Merger Sub A or Merger Sub B or any wholly owned Subsidiary of Boat, Island, Holdco, Merger Sub A or Merger Sub B (or are held in treasury by Island) immediately prior to the Effective Time shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

             (ii)  Subject to Section 2.1(a)(i), Section 2.3, Section 2.4 and Section 2.7, (i) each share of Island Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter represent the right to receive that number of validly issued, fully paid and non-assessable shares of Holdco common stock, $0.01 par value per share ("Holdco Common Stock"), equal to the Island Exchange Ratio and cash in lieu of fractional shares of Holdco Common Stock as contemplated by Section 2.4 (the "Island Common Stock Merger Consideration"), and (ii) each share of Island Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter represent the right to receive the Preferred Stock Liquidation Preference. The shares of Holdco Common Stock to be issued upon the conversion of shares of Island Common Stock and Island Preferred Stock pursuant to this Section 2.1(a) and the Fractional Shares Cash Amount to be paid in lieu of fractional shares pursuant to Section 2.4 are referred to, as applicable, as the "Island Merger Consideration". For purposes of this Agreement, "Island Exchange Ratio" means 0.20.

            (iii)  All of the outstanding shares of Island Common Stock and Island Preferred Stock shall be converted into the right to receive the applicable Island Merger Consideration pursuant to this Section 2.1(a) and all such shares of Island Common Stock and Island Preferred Stock shall cease to be outstanding and shall cease to exist and, as of the Effective Time, each holder of a certificate representing any such shares of Island Common Stock or Island Preferred Stock (an "Island Certificate") or shares of Island Common Stock or Island Preferred Stock held in book entry form ("Island Book-Entry Shares") shall cease to have any rights with respect thereto, except the right to receive, in accordance with Section 2.1(a)(ii), the applicable Island Merger Consideration, upon surrender of such Island Certificate or Island Book-Entry Share in accordance with Section 2.5.

            (iv)  Each share of Merger Sub A Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.001 per share, of the Island Surviving Corporation.

          (b)    Conversion of Boat Common Stock and Merger Sub B Common Stock.    At the Effective Time, by virtue of the Boat Merger and without any action on the part of Holdco, Boat, Merger Sub B or any holder of any shares of Boat common stock, $0.01 par value per share ("Boat Common Stock"):

              (i)  All shares of Boat Common Stock that are owned by Boat, Island, Holdco, Merger Sub A or Merger Sub B or any wholly owned Subsidiary of Boat, Island, Holdco, Merger Sub A or Merger Sub B (or are held in treasury by Boat) immediately prior to the Effective Time shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

             (ii)  Subject to Section 2.1(b)(i), Section 2.3, Section 2.4 and Section 2.7, each share of Boat Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter represent the right to receive that number of validly issued, fully paid and non-assessable share of Holdco Common Stock equal to the Boat Exchange Ratio and cash in lieu of fractional shares of Holdco Common Stock as contemplated by Section 2.4. The shares of Holdco Common Stock to be issued upon the conversion of shares of Boat Common Stock pursuant to this Section 2.1(b) and the Fractional Shares Cash Amount to be paid in lieu of fractional shares pursuant to Section 2.4 are referred to as the "Boat Merger Consideration". For purposes of this Agreement, "Boat Exchange Ratio" means 0.50.

            (iii)  All of the outstanding shares of Boat Common Stock shall be converted into the right to receive the Boat Merger Consideration pursuant to this Section 2.1(b) and all such shares of Boat Common Stock shall cease to be outstanding and shall cease to exist and, as of the Effective Time, each holder of a certificate representing any such shares of Boat Common Stock (a "Boat Certificate") or shares of Boat Common Stock held in book entry form ("Boat Book-Entry Shares") shall cease to have any rights with respect thereto, except the right to receive, in accordance with Section 2.1(b)(ii), the Boat Merger Consideration, upon surrender of such Boat Certificate or Boat Book-Entry Share in accordance with Section 2.5.

            (iv)  Each share of common stock, par value $0.01 per share, of Merger Sub B issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.001 per share, of the Boat Surviving Corporation.

        2.2    Effect on Holdco Common Stock.     At the Effective Time, each share of Holdco Common Stock issued and outstanding immediately prior to the Effective Time shall remain outstanding. Immediately following the Effective Time, shares of capital stock of Holdco owned by the Island Surviving Corporation or the Boat Surviving Corporation shall be surrendered to Holdco without payment therefor.

        2.3    Certain Adjustments.     Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the Effective Time, the outstanding shares of Boat Common Stock, Island Common Stock or Island Preferred Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment, or other similar transaction, or a stock dividend or stock distribution thereon shall be declared with a record date within said period, the applicable Island Merger Consideration, the Island Exchange Ratio and the Boat Exchange Ratio and the Boat Merger Consideration and any other similarly dependent items, as the case may be, shall be equitably adjusted to provide the holders of Island Common Stock, Island Preferred Stock or Boat Common Stock, as applicable, the same economic effect as contemplated by this Agreement prior to such event.

        2.4    Fractional Shares.

          (a)   No fractional shares of Holdco Common Stock or shall be issued in the Mergers, but in lieu thereof each holder of Island Common Stock, Island Preferred Stock or Boat Common Stock otherwise entitled to a fractional share of Holdco Common Stock will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 2.4, a cash payment in lieu of such fractional share of Holdco Common Stock representing such holder's proportionate interest, if any, in the proceeds from the sale by the Exchange Agent (reduced by any fees of the Exchange Agent attributable to such sale) in one or more transactions of shares of Holdco Common Stock equal to the excess of (A) the aggregate number of shares of Holdco Common Stock to be delivered to the Exchange Agent by Holdco pursuant to Section 2.5(a) over (B) the aggregate number of whole shares of Holdco Common Stock to be distributed to the holders of shares of Island Common Stock, Island Preferred Stock or Boat Common Stock pursuant to Section 2.5(b) (such excess, the "Excess Shares"). Island, Boat and Holdco acknowledge that payment of the cash consideration in lieu of issuing fractional shares of Holdco Common Stock was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Holdco that would otherwise be caused by the issuance of fractional shares of Holdco Common Stock. As soon as practicable after the Effective Time, the Exchange Agent, as agent for the holders of Island Common Stock, Island Preferred Stock and Boat Common Stock that would otherwise receive fractional shares of Holdco Common Stock, shall sell the Excess Shares at then prevailing prices on the NASDAQ in the manner provided in the following paragraph.

          (b)   The sale of the Excess Shares by the Exchange Agent, as agent for the holders of Island Common Stock, Island Preferred Stock and Boat Common Stock that would otherwise receive fractional shares of Holdco Common Stock, shall be executed on the NASDAQ and shall be executed in round lots to the extent practicable. Until the proceeds of such sale or sales have been distributed to the holders of Island Common Stock, Island Preferred Stock and Boat Common Stock, the Exchange Agent shall hold such proceeds in trust for the holders of Island Common Stock, Island Preferred Stock and Boat Common Stock that would otherwise receive fractional shares of Holdco Common Stock (the "Common Shares Trust"). The Exchange Agent shall determine the portion of the Common Shares Trust to which each holder of Island Common Stock, Island Preferred Stock or Boat Common Stock shall be entitled, if any, by multiplying the amount of the aggregate proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Island Common Stock, Island Preferred Stock or Boat Common Stock would otherwise be entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of Island Common Stock, Island Preferred Stock and Boat Common Stock would otherwise be entitled (the "Fractional Shares Cash Amount").

          (c)   As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Island Common Stock in lieu of any fractional shares of Holdco Common Stock, the Exchange Agent shall make available such amounts to such holders of shares of Island Common Stock without interest, subject to and in accordance with Section 2.5.

        2.5    Exchange of Certificates and Book-Entry Shares.

          (a)   Prior to the dissemination of the Joint Proxy Statement to the stockholders of Island and the stockholders of Boat, Boat and Island shall appoint a nationally recognized financial institution or trust company to act as exchange agent (the "Exchange Agent") for the payment and delivery of the Island Merger Consideration and the Boat Merger Consideration. At or prior to the Effective Time, Holdco shall (and Boat and Island shall cause Holdco to) deposit, in trust for the benefit of the holders of Island Common Stock, the holders of Island Preferred Stock and the holders of Boat Common Stock, with the Exchange Agent for exchange in accordance with this Article 2, a number of shares of Holdco Common Stock equal to the total shares of Holdco Common Stock issuable pursuant to Section 2.1 (together with the Fractional Shares Cash Amount, the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the whole shares of Holdco Common Stock contemplated to be issued pursuant to Section 2.1, the Fractional Shares Cash Amount out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

          (b)    Exchange Procedures.    As promptly as practicable after the Effective Time (but in no event later than three (3) Business Days thereafter), Holdco shall cause the Exchange Agent to mail to each holder of record of an Island Certificate, Island Book-Entry Share, Boat Certificate or Boat Book-Entry Share, in each case which shares were converted into the right to receive the applicable Island Merger Consideration or Boat Merger Consideration at the Effective Time pursuant to this Agreement: (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Island Certificates and Boat Certificates shall pass, only upon delivery of the Island Certificates and Boat Certificates to the Exchange Agent, and shall otherwise be in such form and have such other provisions as Boat, Island and the Exchange Agent may reasonably specify, and (ii) instructions for effecting the surrender of the Island Certificates, Island Book-Entry Shares, Boat Certificates and Boat Book-Entry Shares in exchange for the applicable Island Merger Consideration or Boat Merger Consideration, as applicable, and the method of payment of such holder's Fractional Shares Cash Amount. Upon surrender of Island Certificates, Island Book-Entry Shares, Boat Certificates or Boat Book-Entry Shares for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Island and Boat, and upon delivery of a letter of transmittal, duly executed and in proper form with all required enclosures and attachments, with respect to such Island Certificates, Island Book-Entry Shares, Boat Certificates or Boat Book-Entry Shares, the holder of such Island Certificates, Island Book-Entry Shares, Boat Certificates or Boat Book-Entry Shares shall be entitled to receive the whole shares of Holdco Common Stock that such holder is entitled to receive pursuant to Section 2.1 and, if applicable, the Fractional Shares Cash Amount for each share of Island Common Stock, Island Preferred Stock or Boat Common Stock formerly represented by such Island Certificates or Island Book-Entry Share or Boat Certificates or Boat Book Entry Share. Any Island Certificates, Island Book-Entry Shares, Boat Certificates or Boat Book-Entry Shares so surrendered shall forthwith be cancelled. If payment of the applicable Island Merger Consideration or Boat Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Island Certificate or Boat Certificate, as applicable is registered, it shall be a condition precedent to payment that the Island Certificate or Boat Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the delivery of the applicable Island Merger Consideration or Boat

  Merger Consideration, as applicable, to a Person other than the registered holder of the Island Certificate or Boat Certificate so surrendered and shall have established to the satisfaction of Holdco that such Taxes either have been paid or are not required to be paid. Delivery of the applicable Island Merger Consideration or Boat Merger Consideration, as applicable, with respect to Island Book-Entry Shares and Boat Book-Entry Shares shall only be made to the Person in whose name such shares are registered. Until surrendered as contemplated hereby, each Island Certificate, Island Book-Entry Share, Boat Certificate or Boat Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the applicable Island Merger Consideration or Boat Merger Considerations provided in this Agreement.

          (c)    Transfer Books.    At the Effective Time, the stock transfer books of Island and Boat shall be closed and thereafter there shall be no further registration of transfers of shares of Island Common Stock or Island Preferred Stock on the records of Island or shares of Boat Common Stock on the records of Boat. From and after the Effective Time, the holders of Island Certificates, Island Book-Entry Shares, Boat Certificates and Boat Book-Entry Shares representing shares of Island Common Stock, Island Preferred Stock and Boat Common Stock, as applicable, outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Island Certificates or Boat Certificates representing shares of Island Common Stock, Island Preferred Stock or Boat Common Stock are presented to the Island Surviving Corporation or the Boat Surviving Corporation for any reason, they shall be cancelled and exchanged for the whole shares of Holdco Common Stock that such holder is entitled to receive pursuant to Section 2.1 and, if applicable, the Fractional Shares Cash Amount as provided in this Agreement subject, in each case, to any applicable abandoned property, escheat or similar Laws.

          (d)    Termination of Fund; Abandoned Property.    At any time following six months after the Closing Date, Holdco shall be entitled to require the Exchange Agent to deliver to it any shares of Holdco Common Stock or cash remaining in the Exchange Fund made available to the Exchange Agent and not delivered to holders of Island Certificates, Island Book-Entry Shares, Boat Certificates or Boat Book-Entry Shares and thereafter such holders shall be entitled to look only to Holdco (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the applicable Island Merger Consideration or Boat Merger Consideration, as applicable, payable upon due surrender of their Island Certificates, Island Book-Entry Shares, Boat Certificates or Boat Book-Entry Shares and compliance with the procedures in Section 2.5. If, prior to six years after the Closing Date (or otherwise immediately prior to such time on which any payment in respect hereof would escheat to or become the property of any Governmental Entity pursuant to any applicable abandoned property, escheat or similar Laws), any holder of Island Certificates, Island Book-Entry Shares, Boat Certificates or Boat Book-Entry Shares has not complied with the procedures in Section 2.5 to receive the applicable Island Merger Consideration or Boat Merger Consideration to which such holder would otherwise be entitled, the applicable Island Merger Consideration or Boat Merger Consideration to which such holder would otherwise be entitled in respect of such Island Certificates, Island Book-Entry Shares, Boat Certificates or Boat Book-Entry Shares shall, to the extent permitted by applicable Law, become the property of Holdco, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Boat, the Island Surviving Corporation, the Boat Surviving Corporation or the Exchange Agent, or any Representative or affiliate thereof, shall be liable to any holder of an Island Certificate, Island Book-Entry Shares, Boat Certificate or Boat Book-Entry Shares for Island Merger Consideration or Boat Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

          (e)    Lost, Stolen or Destroyed Certificates.    In the event that any Island Certificates or Boat Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Island Certificates or Boat Certificates, upon the making of an affidavit of that fact by the holder thereof, the applicable Island Merger Consideration or Boat Merger Consideration payable in respect thereof pursuant to Sections 2.1(a)(ii) and 2.1(b)(ii); provided, however, that Holdco or the Exchange Agent may, in its reasonable discretion and as a condition precedent to the payment of the applicable Island Merger Consideration or Boat Merger Consideration, require the owners of such lost, stolen or destroyed Island Certificates or Boat Certificates to deliver a customary indemnity against any claim that may be made against Holdco, the Island Surviving Corporation, the Boat Surviving Corporation or the Exchange Agent with respect to the Island Certificates or Boat Certificates alleged to have been lost, stolen or destroyed.

          (f)    Distributions with Respect to Unexchanged Holdco Common Stock.    No dividends or other distributions declared or made after the Effective Time with respect to Holdco Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Island Certificate, Island Book-Entry Share, Boat Certificate or Boat Book-Entry Share with respect to any shares of Holdco Common Stock represented thereby, and, if applicable, no portion of the Fractional Shares Cash Amount shall be paid to any such holder pursuant to Section 2.4, unless and until the holder of such Island Certificate, Island Book-Entry Share, Boat Certificate or Boat Book-Entry Share shall surrender such Island Certificate, Island Book-Entry Share, Boat Certificate or Boat Book-Entry Share in accordance with this Section 2.5. Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Island Certificate, Island Book-Entry Share, Boat Certificate or Boat Book-Entry Share in accordance with this Section 2.5, there shall be paid by Holdco to the holder of the certificates representing whole shares of Holdco Common Stock issued in exchange therefor, without interest, (i) promptly, the portion of the Fractional Shares Cash Amount, if applicable, payable with respect to a fractional share of Holdco Common Stock to which such holder is entitled pursuant to Section 2.4 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Holdco Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Holdco Common Stock.

        2.6    Island Warrants.

          (a)   As of the Effective Time, each Island Warrant and each Island Pre-Funded Warrant that is outstanding and unexercised immediately prior to the Effective Time, whether or not then exercisable, shall be assumed by Holdco and shall be converted into a warrant (a "Holdco Warrant") to acquire Holdco Common Stock. Each such Holdco Warrant as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Island Warrant or Island Pre-Funded Warrant, as applicable, immediately prior to the Effective Time except that, as of the Effective Time, each such Holdco Warrant as so assumed and converted shall be a warrant to acquire that number of whole shares of Holdco Common Stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Island Common Stock subject to such Island Warrant or Island Pre-Funded Warrant, as applicable, and (ii) the Island Exchange Ratio, at an exercise price per share of Holdco Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per share of Island Common Stock of such Island Warrant or Island Pre-Funded Warrant, as applicable, by (y) the Island Exchange Ratio.

          (b)   Not later than the Closing Date, Holdco shall deliver to the holders of Island Warrants and to the holders of Island Pre-Funded Warrants any notices required under the terms of the Island Warrants or Island Pre-Funded Warrants, as applicable, in connection with this Agreement and the Transactions.

        2.7    Stock Options and Stock-Based Awards.

          (a)    Treatment of Island Stock Options.    As of the Effective Time, by virtue of the Mergers and without any action on the part of the holders thereof, each option to acquire shares of Island Common Stock (an "Island Stock Option") that is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested or exercisable, shall (i) be assumed by Holdco and shall be converted into an option (a "Holdco Stock Option") to acquire shares of Holdco Common Stock in accordance with this Section 2.7(a) and (ii) if the Island Stock Option is held by an individual who is not a party to Island Severance and Change of Control Agreement, such Island Stock Option shall accelerate and vest in full. Each such Holdco Stock Option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions (other than, with respect to the options described in subclause (ii), vesting) as applied to the Holdco Stock Option immediately prior to the Effective Time except that, as of the Effective Time, each such Holdco Stock Option as so assumed and converted shall be an option to acquire that number of whole shares of Holdco Common Stock (rounded down to the nearest whole share) equal to the product of (A) the number of shares of Island Common Stock subject to such Island Stock Option and (B) the Island Exchange Ratio, at an exercise price per share of Holdco Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per share of Island Common Stock of such Island Stock Option by (y) the Island Exchange Ratio (provided, that the exercise price and the number of shares of Holdco Common Stock subject to the Holdco Stock Option shall be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of Island Stock Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, consistent with the requirements of Section 424 of the Code).

          (b)    Treatment of Boat Stock Options.    As of the Effective Time, by virtue of the Mergers and without any action on the part of the holders thereof, each option to acquire shares of Boat Common Stock (a "Boat Stock Option") that is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested or exercisable, shall (i) accelerate and vest in full and (ii) be assumed by Holdco and shall be converted into a Holdco Stock Option to acquire shares of Holdco Common Stock in accordance with this Section 2.7(b). Each such Holdco Stock Option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions (other than vesting) as applied to the Holdco Stock Option immediately prior to the Effective Time,except that, as of the Effective Time, each such Boat Stock Option as so assumed and converted shall be an option to acquire that number of whole shares of Holdco Common Stock (rounded down to the nearest whole share) equal to the product of (A) the number of shares of Boat Common Stock subject to such Boat Stock Option and (B) the Boat Exchange Ratio, at an exercise price per share of Holdco Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per share of Boat Common Stock of such Boat Stock Option by (y) the Boat Exchange Ratio (provided, that the exercise price and the number of shares of Holdco Common Stock subject to the Holdco Stock Option shall be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of Boat Stock Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, consistent with the requirements of Section 424 of the Code).

          (c)   As of the Effective Time, by virtue of the Mergers and without any action on the part of the holders thereof, each restricted stock unit covering Boat Common Stock (each, a "Boat RSU") that is outstanding immediately prior to the Effective Time shall be assumed by Holdco and shall (i) accelerate and vest in full and (ii) be converted into a restricted stock unit (a "Holdco RSU") to acquire Holdco Common Stock in accordance with this Section 2.7(c). Each such Holdco RSU as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions (other than vesting) as applied to the Boat RSU immediately prior to the Effective Time, except that, as of the Effective Time, each such Boat RSU as so assumed and converted shall be a restricted stock unit covering that number of whole shares of Holdco Common Stock (rounded down to the nearest whole share) equal to the product of (A) the number of shares of Boat Common Stock subject to such Boat RSU and (B) the Boat Exchange Ratio.

          (d)    Treatment of Employee Stock Purchase Plans.

              (i)  As soon as practicable following the date of this Agreement, the Island Board shall take all actions with respect to the Island 2017 Employee Stock Purchase Plan, as amended (the "Island ESPP") that are necessary to provide that with respect to the offering period that would otherwise be in effect on the Closing Date, such offering period shall terminate and any options then-outstanding under the Island ESPP shall be exercised, on the date immediately preceding the Closing Date or such earlier date as mutually agreed in writing by Boat and Island.

             (ii)  As soon as practicable following the date of this Agreement, the Boat Board shall take all actions with respect to the Boat Amended and Restated Employee Stock Purchase Plan (the "Boat ESPP") that are necessary to provide that with respect to the offering period that would otherwise be in effect on the Closing Date, such offering period shall terminate and any options then-outstanding under the Boat ESPP shall be exercised, on the date immediately preceding the Closing Date or such earlier date as mutually agreed in writing by Boat and Island.

          (e)   Subject to Section 5.14(f), as of the Effective Time, Holdco shall, by virtue of the Mergers, assume the Boat Stock Plan, each Island Stock Plan, the Boat ESPP and the Island ESPP. Following the Effective Time, Holdco shall continue to maintain any such assumed plans (each, as may be amended or terminated from time to time in accordance therewith), and shall be able to grant "incentive stock options" (within the meaning of Section 422 of the Code and the Treasury Regulations promulgated thereunder) under each such plan. As of immediately prior to the Effective Time: (i) the maximum number of shares of Boat Common Stock that may be issued under the Boat Stock Plan and the Boat ESPP upon the exercise of incentive stock options (including outstanding grants) is 24,190,000 and 1,475,000, respectively (subject to certain adjustments in the applicable plan in accordance with the Treasury Regulations promulgated thereunder), (ii) employees of Boat are eligible to receive incentive stock options under each of the Boat Stock Plan and the Boat ESPP, (iii) the maximum number of shares of Island Common Stock that may be issued under the Island 2005 Stock Incentive Plan, the 2008 Stock Incentive Plan, the 2013 Stock Incentive Plan and the Island ESPP upon the exercise of incentive stock options (including outstanding grants) is 1,125,000, 6,000,000, 32,171,438 and 500,000, respectively (subject to certain adjustments in the applicable plan in accordance with the Treasury Regulations promulgated thereunder) and (iv) employees of Island are eligible to receive incentive stock options under each such Island Stock Plan and the Island ESPP. As of immediately following the Effective Time, by virtue of the Mergers, (i) the maximum number of shares of Holdco Common Stock that may be issued under the Boat Stock Plan and the Boat ESPP as incentive stock options (including outstanding grants) shall be 24,190,000 and 1,475,000, respectively (subject to certain adjustments (x) in the applicable plan in accordance with the Treasury Regulations promulgated thereunder and (y) to reflect the Boat Exchange Ratio), (ii) employees of Holdco and its subsidiaries shall be eligible to receive incentive stock options under the Boat Stock Plan and the Boat ESPP, (iii) the maximum number of shares of Holdco Common Stock that may be issued under the Island 2005 Stock Incentive Plan, the 2008 Stock Incentive Plan, the 2013 Stock Incentive Plan and the Island ESPP as incentive stock options (including outstanding grants) shall be 1,125,000, 6,000,000, 32,171,438 and 500,000, respectively (subject to certain adjustments (x) in the applicable plan in accordance with the Treasury Regulations promulgated thereunder and

  (y) to reflect the Island Exchange Ratio) and (iv) the employees of Holdco and its subsidiaries shall be eligible to receive incentive stock options under the Island Stock Plans and the Island ESPP.

          (f)    At the Effective Time, Holdco shall assume all the obligations of Island and Boat under the Island Stock Plans, the Boat Stock Plan, each outstanding Island Stock Option, Boat Stock Option, Boat RSU and the agreements evidencing the grants thereof, and the number and kind of shares available for issuance under each Island Stock Plan and the Boat Stock Plan shall be adjusted to reflect shares of Holdco Common Stock in accordance with the provisions of the applicable Island Stock Plan and the Boat Stock Plan. Prior to the Effective Time, Island and Boat shall take all necessary action for the adjustment and assumption of equity awards under this Section 2.7. Holdco shall reserve for future issuance a number of shares of Holdco Common Stock at least equal to the number of shares of Holdco Common Stock that will be subject to Holdco Stock Options and Holdco RSUs as a result of the actions contemplated by this Section 2.7. Not later than the Closing Date, Holdco shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Holdco Common Stock subject to such Holdco Stock Options and Holdco RSUs and shall distribute a prospectus relating to such Form S-8, and Holdco shall use reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Holdco Stock Options and Holdco RSUs remain outstanding.

        2.8    Withholding Rights.     Each of Holdco, Boat, the Boat Surviving Corporation, Island, the Island Surviving Corporation, Merger Sub A, Merger Sub B and the Exchange Agent shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement to any Person, such amounts as are required to be deducted and withheld under the Code, Treasury Regulations promulgated under the Code or any applicable provisions of state, local or non-U.S. Tax Law. Boat, Merger Sub or the Exchange Agent, as appropriate, shall provide commercially reasonable notice to Island upon becoming aware of any such withholding obligation and shall cooperate with Island to the extent reasonable to obtain reduction of or relief from such withholding. To the extent that amounts are so deducted and withheld and timely paid over to the applicable Governmental Entity, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person(s) in respect of which such deduction and withholding was made.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF ISLAND

        Except (a) as set forth in the Island Disclosure Schedule (subject to Section 8.14) and (b) as otherwise disclosed or identified in the Island SEC Documents publicly filed or furnished after December 31, 2015 and prior to the date hereof (other than (i) any forward-looking disclosures contained in the "Forward Looking Statements" and "Risk Factors" sections of the Island SEC Documents and any other disclosures included therein to the extent they are primarily predictive, cautionary or forward looking in nature and (ii) information included in, or incorporated by reference as, exhibits and schedules to any Island SEC Document, and provided that the exception provided for in this clause (b) shall be applied if, and only if, the nature and content of the applicable disclosure in any such Island SEC Document publicly filed or furnished prior to the date hereof is reasonably specific as to matters and items such that the subject matter of such disclosure is reasonably apparent on the face of the text of such disclosure to be applicable to the representation set forth herein), Island hereby represents and warrants to Boat as follows:

        3.1    Corporate Organization.    Island is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Island is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, has not had and would not reasonably be expected to have, individually or in the aggregate, an Island Material Adverse Effect. Island has provided Boat true, complete and correct copies of the Restated Certificate of Incorporation, as amended (the "Island Charter"), and By-Laws of Island (the "Island Bylaws") as in effect as of the date of this Agreement. Island is not in violation of any of the provisions of the Island Charter or the Island Bylaws.

        3.2    Island Capitalization.

          (a)   The authorized capital stock of Island consists of two hundred eighty million (280,000,000) shares of Island Common Stock and five million (5,000,000) shares of Island Preferred Stock. As of January 3, 2018 (the "Capitalization Date"), (i) 195,635,196 shares of Island Common Stock (other than treasury shares) were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (ii) no shares of Island Common Stock were held in the treasury of Island, (iii) 25,225,500 shares of Island Common Stock were issuable (and such number was reserved for issuance) upon exercise of Island Stock Options outstanding as of such date, (iv) 456,961 shares of Island Common Stock were authorized for issuance pursuant to the Island ESPP, (v) 1,926 shares of Island Common Stock were issuable (and such number was reserved for issuance) upon conversion of Island Preferred Stock, at a conversion rate of 2.94118 per share, (vi) 21,606,327 shares of Island Common Stock were issuable (and such number was reserved for issuance) upon exercise of warrants (the "Island Warrants"), at a weighted average exercise price of $0.47 per share, (vii) 22,151,052 shares of Island Common Stock were issuable (and such number was reserved for issuance) upon exercise of pre-funded warrants (the "Island Pre-Funded Warrants"), at an exercise price of $0.01 per share and (viii) 655 shares of Island Preferred Stock were issued and outstanding, all of which were validly issued. Except for Island Stock Options to purchase not more than 25,225,500 shares of Island Common Stock, 456,961 shares of Island Common Stock authorized for issuance under the Island ESPP, Island Preferred Stock convertible into not more than 1,926 shares of Island Common Stock, Island Warrants exercisable into not more than 21,606,327 shares of Island Common Stock and Island Pre-Funded Warrants exercisable into not more than 22,151,052 shares of Island Common Stock, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Island is a party or by which Island is bound relating to the issued or unissued capital stock or other Equity Interests of Island, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating Island to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, Island. Since the Capitalization Date, Island has not issued any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock or other Equity Interests, other than those shares of capital stock reserved for issuance described in this Section 3.2(a). Island has previously provided Boat with a true and complete list, by holder and as of the date hereof, of (i) the prices at which each outstanding Island Stock Option may be exercised, the number of shares of Island Common Stock underlying such Island Stock Option, the vesting schedule of the Island Stock Options and whether such option is intended to be an "incentive stock option" within the meaning of Section 422 of the Code, (ii) the number of shares of Island Preferred Stock outstanding, (iii) the prices at which each Island Warrant may be exercised under the terms of such Island Warrant and the number of shares of Island Common Stock subject to each such Island Warrant, and (iv) the prices at which each Island Pre-Funded Warrant may be exercised under the terms of such Island Pre-Funded Warrant and the number of shares of Island Common Stock subject to each such Island Pre-Funded Warrant. All shares of Island Common Stock subject to issuance under an Island Stock Plan, or subject to issuance upon conversion of any Island Preferred Stock or exercise of any

  Island Warrant or Island Pre-Funded Warrant, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are no bonds, debentures, notes or other indebtedness of Island having the right to vote on any matters on which stockholders of Island may vote. Island is not a party to any voting agreement with respect to the voting of any Equity Interests of Island.

          (b)   There are no outstanding contractual obligations of Island (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, any shares of Island Common Stock or Island Preferred Stock or any capital stock of, or other Equity Interests in, Island.

          (c)   Island has no Subsidiaries. There are no outstanding contractual obligations of Island to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

        3.3    Authority; Execution and Delivery; Enforceability.

          (a)   Island has all necessary power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations under this Agreement and, subject to the receipt of the Island Stockholder Approval, to consummate the Transactions. The execution and delivery by Island of this Agreement, the performance and compliance by Island with each of its obligations herein and the consummation by Island of the Transactions have been duly authorized by all necessary corporate action on the part of Island, subject to receipt of the Island Stockholder Approval, and no other corporate proceedings on the part of Island and no stockholder votes are necessary to authorize this Agreement or the consummation by Island of the Transactions. Island has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Boat, Merger Sub A, Merger Sub B and Holdco of this Agreement, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by Laws affecting the enforcement of creditors' rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought.

          (b)   The Board of Directors of Island (the "Island Board"), at a meeting duly called and held, unanimously adopted resolutions (i) adopting and approving this Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth in this Agreement, (ii) determining that the terms of this Agreement, the Mergers and the other Transactions are fair to, and in the best interests of, Island and its stockholders, (iii) directing that this Agreement be submitted to the stockholders of Island for approval and adoption, (iv) recommending that its stockholders adopt this Agreement and (v) declaring that this Agreement is advisable (the "Island Recommendation").

          (c)   Assuming the accuracy of the representations and warranties in Section 4.21, to the Knowledge of Island, no takeover, anti-takeover, business combination, control share acquisition or similar Law applies to this Agreement, the Mergers or the other Transactions. The only vote of holders of any class or series of Equity Interests of Island necessary to adopt this Agreement is the adoption of this Agreement by the holders of a majority of the shares of Island Common Stock outstanding and entitled to vote thereon at the Island Stockholders Meeting (the "Island Stockholder Approval"). No other vote of the holders of Island Common Stock, Island Preferred Stock or any other Equity Interests of Island is necessary to consummate the Transactions.

        3.4    No Conflicts.

          (a)   The execution and delivery of this Agreement by Island does not and will not, and the performance of this Agreement by Island and the consummation of the Transactions will not, (i) assuming the Island Stockholder Approval is obtained, conflict with or violate any provision of the Island Charter or the Island Bylaws, (ii) assuming that all consents, approvals, authorizations and permits described in Section 3.4(b) have been obtained and all filings and notifications described in Section 3.4(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Island or by which any property or asset of Island is bound or affected or (iii) require any consent or approval under, result in any breach of or any loss or impairment of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Island pursuant to, any Contract or Permit (other than an Island Benefit Plan), except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially delay consummation of the Mergers, (B) otherwise prevent or materially delay performance by Island of any of its material obligations under this Agreement or (C) have an Island Material Adverse Effect.

          (b)   The execution and delivery of this Agreement by Island does not and will not, and the consummation by Island of the Transactions and compliance by Island with any of the terms or provisions hereof or thereof will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other Person, except (i) under the Exchange Act, Securities Act, any applicable blue sky Law, and the rules and regulations of the NASDAQ, (ii) under the HSR Act or other applicable antitrust Laws, (iii) the filing of the Certificates of Merger as required by the DGCL and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications to a Person other than a Governmental Entity, would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially delay consummation of the Mergers or other Transactions, (B) otherwise prevent or materially delay performance by Island of any of its material obligations under this Agreement or (C) have an Island Material Adverse Effect.

        3.5    SEC Documents; Financial Statements; Undisclosed Liabilities.

          (a)   Island has filed or furnished on a timely basis all reports, schedules, forms, statements, registration statements, prospectuses and other documents required to be filed or furnished by Island with the SEC under the Securities Act or the Exchange Act since January 1, 2016 (the "Island SEC Documents").

          (b)   As of its respective filing date, and, if amended, as of the date of the last amendment prior to the date of this Agreement, each Island SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Island SEC Document and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (c)   The consolidated financial statements of Island included in the Island SEC Documents (including, in each case, any notes or schedules thereto) (the "Island SEC Financial Statements"), comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. The Island SEC Financial Statements fairly present, in all material respects, the financial condition and the results of operations, cash flows and changes in stockholders' equity of Island (on a consolidated basis) as of the respective dates of and for the periods referred to in the Island SEC Financial Statements, and were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), subject, in the case of interim Island SEC Financial Statements, to normal year-end adjustments (which are not material in significance or amount) and the absence of notes.

          (d)   Island is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder or under the Exchange Act (the "Sarbanes-Oxley Act") and (ii) the applicable listing and corporate governance rules and regulations of the NASDAQ.

          (e)   To the Knowledge of Island, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Island SEC Documents and none of the Island SEC Documents is the subject of ongoing SEC review. To the Knowledge of Island, there are no SEC inquiries or investigations pending or threatened, in each case regarding any accounting practices of Island.

          (f)    Island has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. Island's disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by Island in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Island's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since January 1, 2016, Island has had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect Island's ability to record, process, summarize and report financial information and Island does not have Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Island's internal control over financial reporting.

          (g)   Island does not have any liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued or required to be reflected in Island's financial statements in accordance with GAAP), except (i) as disclosed, reflected or reserved against in the most recent audited balance sheet included in the Island SEC Financial Statements or the notes thereto, (ii) for liabilities and obligations incurred in the ordinary course of business since the date of the most recent audited balance sheet included in the Island SEC Financial Statements, (iii) for liabilities and obligations arising out of or in connection with this Agreement, the Mergers or the Transactions and (iv) for liabilities and obligations that, individually or in the aggregate, have not had, and would not reasonably be expected to have, an Island Material Adverse Effect.

          (h)   Island is not a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Island, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any "off-balance-sheet arrangements" (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Island in Island's published financial statements or other Island SEC Documents.

        3.6    Absence of Certain Changes or Events.    Since October 1, 2017 and through the date of this Agreement, (a) Island has conducted its business in all material respects only in the ordinary course and in a manner consistent with past practice and (b) there has not been any change, event, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have an Island Material Adverse Effect. Since October 1, 2017 and through the date of this Agreement, Island has not taken any action that would have constituted a breach of, or required Boat's consent pursuant to, Section 5.1 had the covenants therein applied since October 1, 2017.

        3.7    Information Supplied.    None of the information supplied or to be supplied by Island for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Boat in connection with the Mergers (the "Form S-4") will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement will, at the date it or any amendment or supplement is mailed to each of the holders of Boat Common Stock and Island Common Stock and at the time of each of the Boat Stockholders Meeting and Island Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by Island to such portions thereof that relate expressly to Boat or any of its Subsidiaries, including Holdco, Merger Sub A or Merger Sub B, or to statements made therein based on information supplied by or on behalf of Boat for inclusion or incorporation by reference therein). The Form S-4 and the Joint Proxy Statement will comply as to form in all material respects with the requirements of the Securities Act or Exchange Act, as applicable, and other applicable Law.

        3.8    Legal Proceedings.    As of the date hereof, there are no Proceedings pending, or to the Knowledge of Island, threatened against Island or any of its assets, rights or properties or any of the officers or directors of Island, that would, in each case, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Transactions. There are no Proceedings pending, or to the Knowledge of Island, threatened against Island or any of its assets, rights or properties or any of the officers or directors of Island, except, in each case, for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, an Island Material Adverse Effect. None of Island or any of its properties, rights or assets is or are subject to any Order, except for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, an Island Material Adverse Effect.

        3.9    Compliance with Laws.

          (a)   (i) Island is in compliance, and for the past five (5) years has been in compliance, with all Laws and Orders applicable to Island or any assets owned or used by it (except for such past noncompliance as has been remedied and imposes no continuing obligations or costs on Island), and (ii) Island has not received any written communication during the past five (5) years from a Governmental Entity that alleges that Island is not in compliance with any such Law or Order, except in the case of clauses (i) and (ii) where any non-compliance, individually or in the aggregate, has not had and would not reasonably be expected to have, an Island Material Adverse Effect.

          (b)   Island (i) is in compliance, and for the past five (5) years has been in compliance, in all material respects with the United States Foreign Corrupt Practices Act of 1977 (the "FCPA") and any other applicable Anti-corruption Laws; (ii) during the past five (5) years has not been investigated, to the Knowledge of Island, by any Governmental Entity with respect to, or been given notice by a Governmental Entity or any other Person of, any actual or alleged violation by

  Island of the FCPA or any other Anti-corruption Laws; and (iii) during the past five (5) years has had an operational and effective FCPA and anti-corruption compliance program that includes, at a minimum, policies, procedures and training intended to enhance awareness of and compliance by Island with the FCPA and any other applicable Anti-corruption Laws.

          (c)   To the Knowledge of Island, Island has not, directly or indirectly through its Representatives or any Person authorized to act on its behalf (including any distributor, agent, sales intermediary or other third party), offered, promised, paid, authorized or given money or anything of value to any Person for the purpose of: (i) influencing any act or decision of any Government Official or Other Covered Party; (ii) inducing any Government Official or Other Covered Party to do or omit to do an act in violation of a lawful duty; (iii) securing any improper advantage; or (iv) inducing any Government Official or Other Covered Party to influence the act or decision of a government or government instrumentality, in order to obtain or retain business, or direct business to, any Person or entity, in any way.

          (d)   To the Knowledge of Island, during the past five (5) years, Island has maintained complete and accurate books and records, including records of payments to any agents, consultants, representatives, third parties and Government Officials, in accordance with GAAP, in all material respects. There have been no false or fictitious entries made in the books and records of Island relating to any unlawful offer, payment, promise to pay, or authorization of the payment of any money, or unlawful offer, gift, promise to give, or authorization of the giving of anything of value, including any bribe, kickback or other illegal or improper payment, and Island has not established or maintained a secret or unrecorded fund.

          (e)   To the Knowledge of Island, during the past five (5) years, Island has not had a customer or supplier or other business relationship with, is not a party to any Contract with, or has not engaged in any transaction with, any Person (i) that is organized or domiciled in or that is a citizen of Crimea, Cuba, Iran, North Korea or Syria (including any Governmental Entity within such country) or (ii) that is the subject of any international economic or trade sanction administered or enforced by the Office of Foreign Assets Control of the United States Department of the Treasury ("OFAC"), the United Nations Security Council, the European Union, Her Majesty's Treasury, the United Kingdom Export Control Organization or other relevant sanctions authority (including but not limited to being listed on the Specially Designated Nationals and Blocked Persons List administered by OFAC).

        3.10    Permits.    Island has all required governmental permits, licenses, franchises, certificates, registrations, approvals, exemptions, clearances, billings and authorizations and similar rights ("Permits") necessary for the conduct of its business and the use of its properties and assets, as presently conducted and used, and each of the Permits is valid, subsisting and in full force and effect, except where the failure to have or maintain such Permit, individually or in the aggregate, has not had and would not reasonably be expected to have an Island Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, an Island Material Adverse Effect, (i) the operation of the business of Island as currently conducted is not, and has not been since January 1, 2016, in violation of, nor is Island in default or violation under, any Permit (except for such past violation or default as has been remedied and imposes no continuing obligations or costs on Island), and (ii) to the Knowledge of Island, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation of any term, condition or provision of any Permit. There are no actions pending or, to the Knowledge of Island, threatened, that seek the revocation, cancellation or modification of any Permit, except where such revocation, cancellation or modification, individually or in the aggregate, has not had and would not reasonably be expected to have, an Island Material Adverse Effect. Since January 1, 2016, Island has not received written notice of any charge, claim or assertion alleging any violations of or noncompliance with any Permit, nor to the Knowledge of Island, has any charge, claim or assertion been threatened, except where such notice, charge, claim or assertion, individually or in the aggregate, has not had and would not reasonably be expected to have, an Island Material Adverse Effect.

        3.11    Employee Benefit Plans.

          (a)   Section 3.11(a) of the Island Disclosure Schedule sets forth a true and complete list of each material "employee benefit plan" as defined in Section 3(3) of ERISA and any other plan, policy, program, Contract, or arrangement providing compensation or other benefits to any current or former director, officer or employee (or to any dependent or beneficiary thereof) of Island, in each case that is maintained, sponsored or contributed to by Island, or under which Island has any material obligation or material liability, whether actual or contingent, including each employment, incentive, bonus, deferred compensation, profit-sharing, pension, retirement, vacation, holiday, sick pay, cafeteria, fringe benefit, medical, disability, retention, severance, termination, change in control, stock purchase, stock option, stock appreciation, phantom stock, restricted stock, restricted stock unit or other equity-based compensation plans, policies, programs, practices or arrangements, in each case, which (x) is not sponsored and administered by a Governmental Entity and (y) is not required by Law to be provided (each, an "Island Benefit Plan"). Neither Island, nor to the Knowledge of Island, any other Person, has any express or implied commitment, whether legally enforceable or not, to (i) modify, change or terminate any Island Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code or (ii) adopt any new Island Benefit Plan.

          (b)   With respect to each Island Benefit Plan, Island has made available to Boat a current written copy thereof (if any) and, to the extent applicable: (i) any amendments and any related trust agreement; (ii) the most recent IRS determination letter; (iii) the most recent summary plan description and summary of material modifications, and (iv) for the most recent plan year (A) the Form 5500 and attached schedules and (B) audited financial statements.

          (c)   Except as has not had or would not reasonably be expected to have, individually or in the aggregate, an Island Material Adverse Effect, each Island Benefit Plan has been administered in accordance with its terms and all applicable Laws, including ERISA and the Code, and contributions required to be made under the terms of any of the Island Benefit Plans have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Island SEC Documents prior to the date of this Agreement.

          (d)   Except as has not resulted or would not reasonably be expected to result, individually or in the aggregate, in an Island Material Adverse Effect: (i) each Island Benefit Plan which is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter or opinion letter from the IRS as to its qualified status, and each trust established in connection with any Island Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and to Island's Knowledge no fact or event has occurred that could adversely affect the qualified status of any such Island Benefit Plan or the exempt status of any such trust, (ii) there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code), other than a transaction that is exempt under a statutory or administrative exemption, with respect to any Island Benefit Plan, and (iii) no Proceeding has been brought, or to the Knowledge of Island is threatened, against or with respect to any Island Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than for routine benefits claims).

          (e)   No Island Benefit Plan is, and neither Island nor any of its ERISA Affiliates contributes to, has during the preceding six (6) years contributed to or has any liability or obligation, whether fixed or contingent, with respect to a multiemployer plan (as defined in Section 3(37) or Section 4001(a)(3) of ERISA) ("Multiemployer Plan") or other plan subject to Title IV of ERISA or the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code. No material liability under Title IV of ERISA has been incurred by Island or any ERISA Affiliate thereof that has not been satisfied in full, and no condition exists that would reasonably be expected to have an Island Material Adverse Effect (whether primarily, jointly or secondarily) under Title IV of ERISA.

          (f)    Except as has not had or would not reasonably be expected to have, individually or in the aggregate, an Island Material Adverse Effect, no amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the Mergers or other Transactions (either alone or in combination with another event), by any employee, officer or director of Island who is a "disqualified individual" (within the meaning of Section 280G of the Code) could be characterized as an "excess parachute payment" (within the meaning of Section 280G(b)(1) of the Code).

          (g)   Except as required by Law, no Island Benefit Plan provides post-employment medical, disability or life insurance benefits to any former director, employee or their respective dependents (other than as required by health care continuation coverage as required by Section 4980B of the Code or any similar state law ("COBRA") or ERISA or coverage through the end of the calendar month in which a termination of employment occurs.

          (h)   Except for the adjustment and assumption of the Island Stock Options in accordance with Section 2.7, neither the execution of this Agreement nor the consummation of the Mergers or other Transactions (either alone or in combination with another event) will (i) entitle any employee or director of Island to a bonus, severance or change in control payment, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits, (iii) increase the amount payable or trigger any other material obligation pursuant to any of the Island Benefit Plans or (iv) result in any breach or violation of, or default under any Island Benefit Plan.

          (i)    Except as has not had or would not reasonably be expected to have, individually or in the aggregate, an Island Material Adverse Effect, each Island Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in operational and documentary compliance with Section 409A of the Code and all IRS guidance promulgated thereunder, to the extent such section and such guidance have been applicable to such Island Benefit Plan. There is no agreement, plan, Contract or other arrangement to which Island is a party or by which it is otherwise bound to compensate any Person in respect of Taxes pursuant to Sections 409A or 4999 of the Code.

          (j)    No Island Benefit Plan is governed by the laws of any jurisdiction outside of the United States or provides compensation or benefits to any former director, employee or their respective dependents, who resides outside of the United States.

        3.12    Employee and Labor Matters.

          (a)   Island is not a party to or bound by any collective bargaining agreement, agreement with any works council, or labor contract, no labor union, labor organization, works council, or group of employees of Island has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Island, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. Island has not engaged in any unfair labor practice with respect to any individuals employed by or otherwise performing services for Island (the "Island Business Personnel"), and there is no unfair labor practice complaint or grievance or other administrative or judicial complaint, action or investigation pending or, to the Knowledge of Island, threatened in writing against Island by the

  National Labor Relations Board or any other Governmental Entity with respect to any present or former Island Business Personnel which would reasonably be expected to have, individually or in the aggregate, an Island Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, an Island Material Adverse Effect, there is no labor strike, dispute, lockout, slowdown or stoppage pending or, to the Knowledge of Island, threatened against or affecting Island.

          (b)   Island is not required to provide notice to any work council or similar representative body prior to the execution of this Agreement or the consummation of the Transactions, except where the failure to provide such notice would not, individually or in the aggregate, reasonably be expected to (i) result in material liability to Island or (ii) materially delay or prevent the consummation of the Transactions.

          (c)   To the Knowledge of Island, Island is and has for the past five (5) years been in compliance with all applicable Laws respecting employment and employment practices, including, without limitation, all Laws respecting terms and conditions of employment, health and safety, wage payment, wages and hours, child labor, collective bargaining, immigration and work authorizations, employment discrimination, retaliation, civil rights, veterans' rights, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers' compensation, labor relations, social welfare obligations, proper classification of employees as exempt and non-exempt and as employees and independent contractors, unemployment insurance and the collection and payment of withholding and/or social security Taxes and any similar Tax, except for noncompliance as individually or in the aggregate, has not had and would not reasonably be expected to have, an Island Material Adverse Effect.

          (d)   To the Knowledge of Island, no Island Business Personnel is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation to Island or to a former employer of any such employee relating (i) to the right of any such individual to be employed by or provide services for Island or (ii) to the knowledge or use of trade secrets or proprietary information, in each case except as, individually or in the aggregate, currently does not have and would not reasonably be expected to have, an Island Material Adverse Effect.

          (e)   To the Knowledge of Island, Island is not delinquent in payments to any current or former Island Business Personnel for any services or amounts required to be reimbursed or otherwise paid except as currently does not have and would not reasonably be expected to have, individually or in the aggregate, an Island Material Adverse Effect.

        3.13    Environmental Matters.    Except as, individually or in the aggregate, has not had and would not reasonably be expected to have, an Island Material Adverse Effect:

          (a)   Island (i) has been within the last five (5) years, and is, in compliance with all, and is not subject to any liability with respect to noncompliance with any, applicable Environmental Laws, (ii) has and holds, or has applied for, all Environmental Permits necessary for the conduct of its business and the use of its properties and assets, as currently conducted and used, and (iii) is in compliance with its Environmental Permits.

          (b)   There are no Environmental Claims pending, nor to the Knowledge of Island, threatened against Island, and Island has not received any notification of any allegation of actual or potential responsibility for any Release or threatened Release of any Hazardous Materials with respect to any location.

          (c)   There have been no Releases of Hazardous Materials at any properties that are owned, operated, leased or used by Island, or to the Knowledge of Island, at properties that were formerly owned, operated, leased or used by Island, that are reasonably likely to cause Island to incur liability pursuant to applicable Environmental Law.

          (d)   Island (i) has not entered into or agreed to any consent decree or consent order or is otherwise subject to any judgment, decree, or judicial or administrative Order relating to compliance with Environmental Laws or Environmental Permits, the investigation, sampling, monitoring, treatment, remediation, response, removal or cleanup of Hazardous Materials, and no Proceeding is pending, or to the Knowledge of Island is threatened, with respect thereto, and (ii) is not an indemnitor by contract or otherwise in connection with any claim, demand, suit or action threatened or asserted by any third-party for any liability under any Environmental Law or otherwise relating to any Hazardous Materials.

        3.14    Real Property.

          (a)   Island owns no Real Property.

          (b)   Island has a valid and subsisting leasehold or subleasehold interest in the Island Leased Real Property free and clear of all Liens, except for Permitted Liens.

          (c)   The Island Leased Real Property constitutes all real property necessary for the conduct of the business of Island as currently conducted. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Island Material Adverse Effect, Island has not received written notice of any Proceedings in eminent domain, condemnation or other similar Proceedings that are pending, and to Island's Knowledge there are no such Proceedings threatened, affecting any portion of the Island Leased Real Property and Island has not received written notice of the existence of any Order or of any pending Proceeding relating to the ownership, lease, use, occupancy or operation by any Person of the Island Leased Real Property. Island has not leased, subleased, licensed or otherwise granted any Person a material right to use or occupy any of the Island Leased Real Property or any material portion thereof. Island has not granted any option or other right to any third party to purchase any of the Island Leased Real Property or any material portion thereof. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Island Material Adverse Effect, each Island Leased Real Property and all buildings and improvements located on the Island Leased Real Property are in a state of good operating condition, subject to reasonable wear and tear.

        3.15    Tax Matters.

          (a)   Except as would not, individually or in the aggregate, reasonably be expected to have an Island Material Adverse Effect:

              (i)  (A) All Tax Returns that are required to be filed by or with respect to Island have been timely filed (taking into account any extension of time within which to file), (B) all such Tax Returns are or will be true, complete and accurate, (C) Island has paid all Taxes due and owing by it (whether or not shown on any Tax Return) or appropriate reserves have been recorded in the books and records of Island, (D) Island has established adequate accruals and reserves, in accordance with GAAP, on the financial statements included in the Island SEC Documents for all Taxes payable by Island for all taxable periods and portions thereof through the date of such financial statements and (E) Island has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party; such withheld amounts were either timely paid to the appropriate Taxing Authority or set aside in accounts for such purpose and were reported to the appropriate Taxing Authority and to each such employee, independent contractor, creditor, stockholder or other third party, as required under Law.

             (ii)  No written agreement or other written document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes relating to Island has been filed or entered into with any Taxing Authority, and no power of attorney with respect to any such Taxes has been granted to any Person that is in force.

            (iii)  (A) Island is not the subject of any currently ongoing Tax audit or other proceeding with respect to any Taxes or Tax Return nor has any audit or other proceeding with respect to Taxes been proposed against it in writing and any deficiencies asserted or assessments made as a result of any audit or other proceeding with respect to Taxes have been resolved, are being contested in good faith, or adequate accruals or reserves for such deficiencies or assessments have been established and (B) Island has not received written notice of any deficiencies for any Tax of Island from any Taxing Authority for which there are not adequate reserves on the financial statements included in the Island SEC Documents.

            (iv)  No claim has ever been made in writing by a Taxing Authority of a jurisdiction where Island has not filed Tax Returns that Island is or may be subject to taxation by that jurisdiction.

             (v)  Island has not constituted, in the two (2) years prior to the date of this Agreement, a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local, or non-U.S. Law) or otherwise as part of a plan (or series of related transactions), within the meaning of Section 355(e) of the Code, that includes the Merger.

            (vi)  Island (A) is not a party to or bound by or has any obligation under any Tax indemnification, separation, sharing or similar agreement or arrangement (other than such an agreement or arrangement entered into in the ordinary course of business which does not relate primarily to Taxes), (B) is not and has not been a member of any consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes, (C) has not entered into a closing agreement pursuant to Section 7121 of the Code or any other binding agreement with a Taxing Authority that would have an effect on the determination of Island's liability to Tax in a tax year ending after the Effective Time, or any predecessor provision or any similar provision of foreign, state or local Tax law and (D) has no liability for Taxes of any Person (other than Island) under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor.

           (vii)  There are no Liens for Taxes upon any property or assets of Island, except for Taxes not yet due and payable.

          (viii)  Island has not entered into any "listed transaction" within the meaning of Section 6707A(c)(2) of the Code and U.S. Treasury Regulation Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

            (ix)  Island has made available to Boat or its legal or accounting representative copies of all U.S. federal and state income Tax Returns for Island filed for all periods including and after the period ended December 31, 2014.

             (x)  Island is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

            (xi)  Island (A) has not filed any extension of time within which to file any Tax Returns that have not been filed, except in the ordinary course of business and (B) will not be required to include any item of income or gain in, or be required to exclude any item of deduction of loss from, any period ending after the Closing Date as a result of any (i) installment sale or open transaction made on or prior to the Closing Date, (ii) election under Section 108(i) of the Code or (iii) prepaid amount received prior to the Closing Date.

           (xii)  Island has not agreed to, requested, and is not required to include any adjustment under Section 481 of the Code (or any corresponding provision of applicable state, local or non-U.S. Tax Law) by reason of a change in accounting method or otherwise.

          (b)   Island has no knowledge of any facts, agreements, plans or other circumstances or has taken or agreed to take any action that would reasonably be expected to prevent or impede (i) the Mergers from together being treated as an "exchange" described in Section 351 of the Code or (ii) the Boat Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

          (c)   It is agreed and understood that no representation or warranty is made by Island in respect of Tax matters in any Section of this Agreement other than Section 3.5, Section 3.6, Section 3.7, Section 3.11 and this Section 3.15.

        3.16    Material Contracts.

          (a)   All Contracts required to be filed as exhibits to the Island SEC Documents have been so filed in a timely manner. Section 3.16(a) of the Island Disclosure Schedule sets forth a true and complete list, as of the date hereof, of each of the following Contracts, excluding any Island Benefit Plans, to which Island is a party or by which Island or any of its assets or businesses is bound (and any amendments, supplements and modifications thereto):

              (i)  any Contract that is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

             (ii)  any Contract that materially limits the ability of Island or any of its affiliates (including, following the consummation of the Transactions, the Surviving Corporation and its affiliates) to engage or compete in any line of business or in any geographic area or from developing or commercializing compounds, any therapeutic area, class of drugs or mechanism of action;

            (iii)  any Contract required to be disclosed pursuant to Item 404 of Regulation S-K of the Exchange Act;

            (iv)  any Contract or series of related Contracts relating to indebtedness for borrowed money (A) in excess of $2,000,000 or (B) that becomes due and payable as a result of the Transactions;

             (v)  any license, sublicense, option, development or collaboration agreement or other Contract relating to Island Material Intellectual Property reasonably expected to result in payments in excess of $2,000,000 in any twelve (12) month period after the Closing Date (excluding license agreements for "shrink-wrap," "click-wrap" or other commercially available off-the-shelf software that is not the subject of a negotiated agreement, and excluding agreements the primary purpose of which is to purchase tangible goods or procure services unrelated to Intellectual Property and in the ordinary course of business);

            (vi)  any Contract reasonably expected to result in payments in excess of $2,000,000 in any twelve (12) month period after the Closing Date;

           (vii)  any purchase, sale or supply contract that contains volume requirements or commitments, exclusive or preferred purchasing arrangements, most favored nation provisions or promotional requirements;

          (viii)  any lease, sublease, occupancy agreement or other Contract with respect to the Island Leased Real Property reasonably expected to result in payments in excess of $2,000,000 in any twelve (12) month period after the Closing Date;

            (ix)  any agreement that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Island to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses (in any case in excess of $2,000,000);

             (x)  any acquisition or divestiture agreement (A) entered into since January 1, 2015 with a purchase price in excess of $2,000,000 or (B) that contains "earn-out" provisions or other contingent payment obligations that could reasonably be expected to exceed $2,000,000 (including indemnification obligations) that have not been satisfied in full;

            (xi)  any agreement that by its terms limits the payment of dividends or other distributions by Island;

           (xii)  any Contract for any joint venture, partnership or similar arrangement, or any Contract involving a sharing of revenues, profits, losses, costs, or liabilities by Island with any other Person;

          (xiii)  any "single source" supply Contract pursuant to which goods or materials that are material to Island are supplied to Island from an exclusive source; or

          (xiv)  any Contract with any Governmental Entity.

          (b)   Island has heretofore made available to Boat true, correct and complete copies of the Contracts set forth in Section 3.16(a).

          (c)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Island Material Adverse Effect, (i) all Contracts set forth or required to be set forth in Section 3.16(a) of the Island Disclosure Schedule or filed or required to be filed as exhibits to the Island SEC Documents (the "Island Material Contracts") are valid, binding and in full force and effect and are enforceable by Island in accordance with their terms, except as limited by Laws affecting the enforcement of creditors' rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought, (ii) Island has performed all obligations required to be performed by it under the Island Material Contracts, and it is not (with or without notice or lapse of time, or both) in breach or default thereunder and, to the Knowledge of Island, no other party to any Island Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder, (iii) since January 1, 2017, Island has not received written notice of any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Island Material Contract, and (iv) Island has not received any written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any Island Material Contract.

        3.17    Intellectual Property.

          (a)   Section 3.17(a)(1) of the Island Disclosure Schedule sets forth a complete and accurate list of all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications, (iii) copyright registrations and applications, and (iv) internet domain name registrations, in each case that are owned by Island (collectively, the "Solely Owned Island Registered Intellectual Property"). Section 3.17(a)(2) of the Island Disclosure Schedule sets forth a complete and accurate list of all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications, (iii) copyright registrations and applications, and (iv) internet domain name registrations, in each case that are licensed to Island

  (collectively, the "Licensed Island Registered Intellectual Property"). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Island Material Adverse Effect, Island owns all right, title and interest in the Solely Owned Island Registered Intellectual Property free and clear of all Liens other than Permitted Liens or Liens created by Boat. To the Knowledge of Island, each item of material Solely Owned Island Registered Intellectual Property that is shown as registered, filed, issued or applied for in Section 3.17(a) of the Island Disclosure Schedule has been duly registered in, filed in or issued by an official governmental register and/or issuer (or officially recognized register or issuer) for such Intellectual Property and each such registration, filing, issuance and/or application, to the Knowledge of Island, (x) has not been abandoned or cancelled, (y) has been maintained effective by all requisite filings, renewals and payments, and (z) remains in full force and effect.

          (b)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Island Material Adverse Effect, to the Knowledge of Island, Island owns and possesses all right, title and interest in and to (or has the right pursuant to a valid and enforceable license or otherwise possesses legally enforceable rights to use) all Intellectual Property that is necessary for or used or held for use in the conduct of the business of Island in substantially the same manner as presently conducted. Neither the execution and delivery of this Agreement by Island, nor the performance of this Agreement by Island, will result in the loss, forfeiture, termination, or impairment of, or give rise to a right of any Person to limit, terminate, or consent to the continued use of, any rights of Island in any Island Registered Intellectual Property except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Island Material Adverse Effect.

          (c)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Island Material Adverse Effect, to the Knowledge of Island neither Island nor the conduct of its business is infringing, misappropriating, diluting, or otherwise violating the Intellectual Property rights of any Person. Island has not received any written charge, complaint, claim, demand, or notice since January 1, 2015 (or earlier, if presently not resolved) alleging any such infringement, misappropriation, dilution, or violation (including any claim that Island must license or refrain from using any Intellectual Property rights of any Person) which alleged infringement, misappropriation, dilution, or violation, if true, would reasonably be expected to have, individually or in the aggregate, an Island Material Adverse Effect. To the Knowledge of Island, no Person is infringing, misappropriating, diluting or otherwise violating any Intellectual Property owned by Island except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Island Material Adverse Effect. Island has not made or asserted any charge, complaint, claim, demand or notice since January 1, 2015 (or earlier, if presently not resolved) alleging any such infringement, misappropriation, dilution, or violation which alleged infringement, misappropriation, dilution, or violation, if true, would reasonably be expected to have, individually or in the aggregate, an Island Material Adverse Effect.

          (d)   Island has taken commercially reasonable steps to maintain, police and protect the Intellectual Property that is material to its business ("Island Material Intellectual Property"). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Island Material Adverse Effect, all Island Material Intellectual Property that derives actual or potential economic value from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use has been maintained in confidence in accordance with protection procedures that are in accordance with procedures customarily used in the industry to protect rights of like importance and, to the Knowledge of Island, adequate for protection against unauthorized disclosure or use. To the Knowledge of Island, there has been no unauthorized disclosure of any Island Material Intellectual Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Island Material

  Adverse Effect, to the Knowledge of Island, all former and current officers, directors, employees, personnel, consultants, advisors, agents, and independent contractors of Island, and each of its predecessors, who have contributed to or participated in the conception and development of Intellectual Property for such entities have entered into valid and binding proprietary rights agreements with Island or one of its predecessors, vesting ownership of such Intellectual Property in Island. No such Person has asserted, and to the Knowledge of Island, no such Person has, any right, title, interest or other claim in, or the right to receive any royalties or other consideration with respect to, any Island Material Intellectual Property.

          (e)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Island Material Adverse Effect, the IT Assets of Island operate in all material respects in accordance with their documentation and functional specifications and as required by Island to operate its business as presently conducted and have not, since January 1, 2015, materially malfunctioned or failed. Island has implemented commercially reasonable measures to protect the confidentiality and security of such IT Assets and information stored or contained therein against any unauthorized use, access, interruption or corruption. Island has implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance procedures with respect to their IT Assets.

        3.18    Healthcare Compliance Matters.

          (a)   (i) Island is in compliance and since January 1, 2015 has been in compliance with all Health Care Laws applicable to Island or any assets owned or used by it and (ii) Island has not received any written communication or has been subject to any Proceeding (other than routine FDA inspections) since January 1, 2015 from a Governmental Entity that alleges that Island is not in compliance with any Health Care Law, except in the case of clauses (i) and (ii) where any non-compliance, individually or in the aggregate, has not had and would not reasonably be expected to have, an Island Material Adverse Effect. Island is not a party to and does not have any ongoing obligations pursuant to or under any corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders, plans of correction or similar agreements with or imposed by any Governmental Entity. Additionally, none of Island or any of its employees, officers or directors has been excluded, suspended or debarred from participation in any U.S. state or federal health care program or, to the Knowledge of Island, has been convicted of any crime or is subject to a governmental inquiry, investigation, Proceeding, or other similar action, or has engaged in any conduct, that could reasonably be expected to result in debarment, suspension, or exclusion.

          (b)   Island has, maintains and is operating in material compliance with all Permits of the United States Food and Drug Administration ("FDA"), Drug Enforcement Administration ("DEA") and comparable Governmental Entities which are required for the conduct of its business as currently conducted (collectively, the "Health Care Permits"), and all such Health Care Permits are valid, subsisting, and in full force and effect, except where the failure to have, maintain or operate in compliance with the Health Care Permits has not had, and would not reasonably be expected to have, individually or in the aggregate, an Island Material Adverse Effect. Island has fulfilled and performed all of its obligations with respect to the Health Care Permits, and no event has occurred which allows, or with notice or lapse of time or both, would allow revocation or termination thereof or results in any other material impairment of the rights of the holder of any Health Care Permit, except where the failure to so fulfill or perform, or the occurrence of such event, would not result in an Island Material Adverse Effect. There is no Proceeding pending or, to the Knowledge of Island, threatened in writing that could result in the suspension, termination, revocation, cancellation, limitation or impairment of any such Health Care Permit other than those that have not had and would not reasonably expected to have, individually or in the aggregate, an Island Material Adverse Effect.

          (c)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Island Material Adverse Effect, all applications, notifications, submissions, information, claims, reports and statistics, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Health Care Permit relating to Island, its business and product candidates, when submitted to the FDA, DEA or other Governmental Entity were true, complete and correct as of the date of submission and any necessary or required updates, changes, corrections or modification to such applications, submissions, information and data have been submitted to the FDA, DEA or other Governmental Entity.

          (d)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Island Material Adverse Effect, since January 1, 2015, Island has not had any product, product candidate or manufacturing site (whether owned by Island or a contract manufacturer for its product candidates) subject to a Governmental Entity (including FDA or DEA) shutdown or import or export prohibition, and has not received any FDA Form 483 or other Governmental Entity notice of inspectional observations, "warning letters," "untitled letters" or written requests or requirements to make changes to a product candidate, or similar correspondence or written notice from the FDA, DEA or other Governmental Entity alleging or asserting noncompliance with any applicable Health Care Law, Health Care Permit or such requests or requirements of a Governmental Entity.

          (e)   To the Knowledge of Island, there are no facts or circumstances that would be reasonably likely to result in (A) a change in the marketing classification or a material change in the labeling of any product candidate or (B) a termination or suspension of any Health Care Permits for such product candidates.

          (f)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Island Material Adverse Effect, (i) the clinical, pre-clinical and other studies and tests conducted by or on behalf of or sponsored by Island or in which Island, or any of its product candidates have participated were, and if still pending are, being conducted in accordance with standard medical and scientific research procedures and all applicable Laws, including, but not limited to, the Federal Food, Drug and Cosmetic Act and its applicable implementing regulations and (ii) no investigational new drug application filed by or on behalf of Island with the FDA has been terminated or suspended by the FDA, and neither the FDA nor any applicable foreign Governmental Entity has commenced, or, to the Knowledge of Island, threatened to commence, any action to place a clinical hold order on, or otherwise terminate, delay or suspend, any proposed or ongoing clinical investigation conducted or proposed to be conducted by or on behalf of Island.

          (g)   Island is not the subject of any pending or, to the Knowledge of Island, threatened investigation in respect of Island or its product candidates, by the FDA pursuant to its "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Island has provided Boat accurate and complete copies of all Health Care Permits and correspondence with any Governmental Entity related to all product candidates of Island.

        3.19    Broker's Fees.    Except for the financial advisors' fees set forth in Section 3.19 of the Island Disclosure Schedule, neither Island nor any of its officers or directors on behalf of Island has employed any financial advisor, broker or finder or incurred any liability for any financial advisory fee, broker's fees, commissions or finder's fees in connection with any of the Transactions.

        3.20    Opinion of Financial Advisor.    Goldman Sachs & Co. LLC, Island's financial advisor, has delivered to the Island Board its opinion in writing or orally, in which case, such opinion will be subsequently confirmed in writing, to the effect that, as of the date hereof and based upon and subject to the factors and assumptions set forth therein, the Island Exchange Ratio pursuant to this Agreement is fair from a financial point of view to the holders of the shares of Island Common Stock.

        3.21    Ownership of Boat Common Stock.    Neither Island nor any of its affiliates or associates is, nor at any time during the last three (3) years has Island or any of its affiliates or associates been, an "interested stockholder" of Boat as defined in Section 203 of the DGCL. Island and its affiliates and associates do not beneficially own any shares of Boat Common Stock or other securities of Boat or any options, warrants or other rights to acquire Boat Common Stock or other securities of, or any other economic interest (through derivative securities or otherwise) in, Boat.

        3.22    Insurance.    All insurance policies (including policies providing casualty, liability, and workers compensation coverage, but excluding any Island Benefit Plans) to which Island is currently a party are in full force and effect, and, to the Knowledge of Island, have been issued by licensed insurers, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policies, except for such cancellations or terminations which would have not had and would not reasonably be expected to have, individually or in the aggregate, an Island Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Island Material Adverse Effect, Island is, and since January 1, 2015 has been, insured with respect to its assets and properties and the conduct of its business in such amounts and against such risks as are in its reasonable judgment sufficient for compliance with Law and as are adequate to protect its assets and properties and the conduct of its business.

        3.23    No Other Representations or Warranties.    Island hereby acknowledges and agrees that, except for the representations and warranties set forth in Article 4, (a) none of Boat, or any of its affiliates, stockholders or representatives, or any other Person, has made or is making any express or implied representation or warranty with respect to Boat or its business or operations, including with respect to any information provided or made available to Island or any of its affiliates, stockholders or representatives, or any other Person, or, except as otherwise expressly set forth in this Agreement, had or has any duty or obligation to provide any information to Island or any of its affiliates, stockholders or Representatives, or any other Person, in connection with this Agreement, the transactions contemplated hereby or otherwise, and (b) to the fullest extent permitted by Law, none of Boat, nor any of its affiliates, stockholders or representatives, or any other Person, will have or be subject to any liability or indemnification or other obligation of any kind or nature to Island, or any of its affiliates, stockholders or representatives, or any other Person, resulting from the delivery, dissemination or any other distribution to Island or any of its affiliates, stockholders or representatives, or any other Person, or the use by Island or any of its affiliates, stockholders or representatives, or any other Person, of any such information provided or made available to any of them by Boat, or any of its affiliates, stockholders or representatives, or any other Person, and (subject to the express representations and warranties of Boat set forth in Article 4) Island expressly disclaims reliance on any such information (including the accuracy or completeness thereof) or any representations or warranties or other statements or omissions that may have been made by Boat or any Person with respect to Boat other than the representations and warranties set forth in this Agreement.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BOAT

        Except (a) as set forth in the Boat Disclosure Schedule (subject to Section 8.14) and (b) as otherwise disclosed or identified in the Boat SEC Documents publicly filed or furnished after December 31, 2015 and prior to the date hereof (other than (i) any forward-looking disclosures contained in the "Forward Looking Statements" and "Risk Factors" sections of the Boat SEC Documents and any other disclosures included therein to the extent they are primarily predictive, cautionary or forward looking in nature and (ii) information included in, or incorporated by reference as, exhibits and schedules to any Boat SEC Document, and provided that the exception provided for in this clause (b) shall be applied if, and only if, the nature and content of the applicable disclosure in any such Boat SEC Document publicly filed or furnished prior to the date hereof is reasonably specific as to matters and items such that the subject matter of such disclosure is reasonably apparent on the face of the text of such disclosure to be applicable to the representation set forth herein), Boat hereby represents and warrants to Island as follows:

        4.1    Corporate Organization.    Each of Boat and, except where the failure to be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Boat Material Adverse Effect, its Subsidiaries, including Holdco, Merger Sub A and Merger Sub B, is a corporation or other entity duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or other entity power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of Boat and its Subsidiaries, including Holdco, Merger Sub A and Merger Sub B, is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, has not had and would not reasonably be expected to have, individually or in the aggregate, a Boat Material Adverse Effect. Boat has provided Island true, complete and correct copies of the Restated Certificate of Incorporation, as amended (the "Boat Charter") and Amended and Restated By-Laws (the "Boat Bylaws") of Boat, as in effect as of the date of this Agreement. Boat is not in violation of any of the provisions of the Boat Charter or the Boat Bylaws.

        4.2    Boat Capitalization.

          (a)   The authorized capital stock of Boat consists of two hundred million (200,000,000) shares of Boat Common Stock. As of the Capitalization Date, (i) 98,432,868 shares of Boat Common Stock (other than treasury shares) were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (ii) no shares of Boat Common Stock were held in the treasury of Boat or by its Subsidiaries, (iii) 14,647,465 shares of Boat Common Stock were issuable (and such number was reserved for issuance) upon exercise of Boat Stock Options and Boat RSUs outstanding as of such date, (iv) 326,270 shares of Boat Common Stock were authorized for issuance pursuant to the Boat ESPP and (v) no shares of Boat Preferred Stock were issued and outstanding. Except for Boat Stock Options and Boat RSUs covering not more than 14,647,465 shares of Boat Common Stock (at maximum performance levels) and 326,270 shares of Boat Common Stock authorized for issuance pursuant to the Boat ESPP, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Boat or any of its Subsidiaries is a party or by which Boat or any of its Subsidiaries is bound relating to the issued or unissued capital stock or other Equity Interests of Boat or any of its Subsidiaries, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating Boat or any of its Subsidiaries to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, Boat or any of its Subsidiaries. Since the Capitalization Date, Boat has not issued any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock or other Equity Interests, other than those shares of capital stock reserved for issuance described in this Section 4.2(a). Boat has previously provided Island with a true and complete list, by holder and as of the date hereof, of the prices at which each outstanding Boat Stock Option may be exercised, the number of shares of Boat Common Stock underlying such Boat Stock Options and Boat RSUs and the vesting schedule of the Boat Stock Options and Boat RSUs and whether the Boat Stock Option is intended to be an "incentive stock option" within the meaning of Section 422 of the Code. All shares of Boat Common Stock subject to issuance under a Boat Stock Plan, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are no bonds, debentures, notes or other indebtedness of Boat having the right to vote on any matters on which stockholders of Boat may vote. Neither Boat nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Equity Interests of Boat or any of its Subsidiaries.

          (b)   There are no outstanding contractual obligations of Boat or any of its Subsidiaries (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, any shares of Boat Common Stock or any capital stock of, or other Equity Interests in, Boat or any of its Subsidiaries.

          (c)   Section 4.2(c) of the Boat Disclosure Schedule sets forth a true and complete list of all of the Subsidiaries of Boat and the jurisdiction of organization of each such Subsidiary. Except for Holdco, Merger Sub A and Merger Sub B and as set forth in Section 4.2(c) of the Boat Disclosure Schedule, none of Boat or any of its Subsidiaries holds an Equity Interest in any other Person. Each outstanding share of capital stock or other Equity Interest in each Subsidiary of Boat is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by Boat or one or more of its wholly owned Subsidiaries free and clear of all Liens. There are no outstanding contractual obligations of Boat or any of its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of Boat (in excess of $2,000,000) or any other Person, other than guarantees by Boat of any indebtedness or other obligations of any wholly owned Subsidiary of Boat.

        4.3    Authority; Execution and Delivery; Enforceability.

          (a)   Boat and Holdco have all necessary power and authority to execute and deliver this Agreement, to perform and comply with their obligations under this Agreement and, subject to the receipt of the Boat Stockholder Approval and to the adoption of this Agreement by Holdco as the sole stockholder of Merger Sub A and Merger Sub B, to consummate the Transactions applicable to such party. The execution and delivery by Boat and Holdco of this Agreement, the performance and compliance by Boat and Holdco with each of its obligations herein and the consummation by Boat and Holdco of the Transactions have been duly authorized by all necessary corporate action on the part of Boat and Holdco, subject to the receipt of the Boat Stockholder Approval and to the adoption of this Agreement by Boat as the sole stockholder of Holdco, and no other corporate proceedings on the part of Boat and Holdco and no other stockholder votes are necessary to authorize this Agreement or the consummation by Boat and Holdco of the Transactions to which it is a party. Each of Boat and Holdco has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Island of this Agreement, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by Laws affecting the enforcement of creditors' rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought.

          (b)   The Board of Directors of Boat (the "Boat Board"), at a meeting duly called and held, unanimously adopted resolutions (i) adopting and approving this Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth in this Agreement, (ii) determining that the terms of this Agreement, the Mergers and the other Transactions are fair to, and in the best interests of, Boat and its stockholders, (iii) directing that this Agreement be submitted to the stockholders of Boat for approval and adoption, (iv) recommending that its stockholders adopt this agreement and (v) declaring that this Agreement is advisable (the "Boat Recommendation").

          (c)   To the Knowledge of Boat, no takeover, anti-takeover, business combination, control share acquisition or similar Law applies to this Agreement, the Mergers or the other Transactions. The only vote of holders of any class or series of Equity Interests of Boat necessary to approve the Transactions is the adoption of this Agreement by the holders of a majority of the Boat Common Stock outstanding and entitled to vote thereon at the Boat Stockholders Meeting (together, the "Boat Stockholder Approval"). No other vote of the holders of Boat Common Stock or any other Equity Interests of Boat is necessary to consummate the Transactions.

        4.4    No Conflicts.

          (a)   The execution and delivery of this Agreement by Boat and Holdco does not and will not, and the performance of this Agreement by Boat and Holdco and the consummation of the Transactions will not, (i) assuming the Boat Stockholder Approval is obtained and this Agreement is adopted by Holdco as the sole stockholder of Merger Sub A and Merger Sub B and this Agreement is adopted by Boat as the sole stockholder of Holdco, conflict with or violate any provision of the Boat Charter or the Boat Bylaws or any equivalent organizational documents of any Subsidiary of Boat, including Holdco, Merger Sub A and Merger Sub B, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.4(b) have been obtained and all filings and notifications described in Section 4.4(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Boat or any of its Subsidiaries, including Holdco, Merger Sub A and Merger Sub B, or by which any property or asset of Boat or any of its Subsidiaries, including Holdco, Merger Sub A and Merger Sub B, is bound or affected or (iii) require any consent or approval under, result in any breach of or any loss or impairment of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Boat or any of its Subsidiaries, including Holdco, Merger Sub A and Merger Sub B, pursuant to, any Contract or Permit (other than a Boat Benefit Plan), except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially delay consummation of the Mergers, (B) otherwise prevent or materially delay performance by Boat of any of its material obligations under this Agreement or (C) have a Boat Material Adverse Effect.

          (b)   The execution and delivery of this Agreement by Boat and Holdco does not and will not, and the consummation by Boat and Holdco of the Transactions to which it is a party and compliance by Boat and Holdco with any of the terms or provisions hereof or thereof will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other Person, except (i) under the Exchange Act, Securities Act, any applicable blue sky Law and the rules and regulations of the NASDAQ (ii) under the HSR Act or other applicable antitrust Laws, (iii) the filing of the Certificates of Merger as required by the DGCL and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications to a Person other than a Governmental Entity, would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially delay consummation of the Mergers or other Transactions, (B) otherwise prevent or materially delay performance by Boat or Holdco of any of their respective material obligations under this Agreement or (C) have a Boat Material Adverse Effect.

        4.5    SEC Documents; Financial Statements; Undisclosed Liabilities.

          (a)   Boat has filed or furnished on a timely basis all reports, schedules, forms, statements, registration statements, prospectuses and other documents required to be filed or furnished by Boat with the SEC under the Securities Act or the Exchange Act since January 1, 2016 (the "Boat

  SEC Documents"). None of the Subsidiaries of Boat is required to make or makes any filings with the SEC.

          (b)   As of its respective filing date, and, if amended, as of the date of the last amendment prior to the date of this Agreement, each Boat SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Boat SEC Document and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (c)   The consolidated financial statements of Boat included in the Boat SEC Documents (including, in each case, any notes or schedules thereto) (the "Boat SEC Financial Statements"), comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. The Boat SEC Financial Statements fairly present, in all material respects, the financial condition and the results of operations, cash flows and changes in stockholders' equity of Boat (on a consolidated basis) as of the respective dates of and for the periods referred to in the Boat SEC Financial Statements, and were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), subject, in the case of interim Boat SEC Financial Statements, to normal year-end adjustments (which are not material in significance or amount) and the absence of notes.

          (d)   Boat is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NASDAQ.

          (e)   To the Knowledge of Boat, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Boat SEC Documents and none of the Boat SEC Documents is the subject of ongoing SEC review. To the Knowledge of Boat, there are no SEC inquiries or investigations in each case pending or threatened regarding any accounting practices of Boat.

          (f)    Boat has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. Boat's disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by Boat in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Boat's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since January 1, 2016, Boat has had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect Boat's ability to record, process, summarize and report financial information and Boat does not have Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Boat's internal control over financial reporting.

          (g)   Boat and its Subsidiaries do not have any liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued or required to be reflected in Boat's financial statements in accordance with GAAP), except (i) as disclosed, reflected or reserved against in the most recent audited balance sheet included in the Boat SEC Financial Statements or the notes thereto, (ii) for liabilities and obligations incurred in the ordinary course of business since the date of the most recent audited balance sheet included in the Boat SEC Financial Statements, (iii) for liabilities and obligations arising out of or in connection with this Agreement, the Mergers or the Transactions and (iv) for liabilities and obligations that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Boat Material Adverse Effect.

          (h)   Neither Boat nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Boat and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any "off-balance-sheet arrangements" (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Boat or any of its Subsidiaries in Boat's or such Subsidiary's published financial statements or other Boat SEC Documents.

        4.6    Absence of Certain Changes or Events.    Since October 1, 2017 and through the date of this Agreement, (a) Boat and its Subsidiaries have conducted their businesses in all material respects only in the ordinary course and in a manner consistent with past practice and (b) there has not been any change, event, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Boat Material Adverse Effect. Since October 1, 2017 and through the date of this Agreement, neither Boat nor any of its Subsidiaries has taken any action that would have constituted a breach of, or required Island's consent pursuant to, Section 5.2 had the covenants therein applied since October 1, 2017.

        4.7    Information Supplied.    None of the information supplied or to be supplied by Boat or Holdco for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement will, at the date it or any amendment or supplement is mailed to each of the holders of Boat Common Stock, Island Common Stock and Island Preferred Stock and at the time of each of the Boat Stockholders Meeting and Island Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by Boat or Holdco to such portions thereof that relate expressly to Island or to statements made therein based on information supplied by or on behalf of Island for inclusion or incorporation by reference therein). The Form S-4 and the Joint Proxy Statement will comply as to form in all material respects with the requirements of the Securities Act or Exchange Act, as applicable, and other applicable Law.

        4.8    Legal Proceedings.    As of the date hereof, there are no Proceedings pending, or to the Knowledge of Boat, threatened against Boat or any of its Subsidiaries or any of their respective assets, rights or properties or any of the officers or directors of Boat, that would, in each case, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Transactions. There are no Proceedings pending, or to the Knowledge of Boat, threatened against Boat or any of its Subsidiaries or any of their respective assets, rights or properties or any of the officers or directors of Boat, except, in each case, for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Boat Material Adverse Effect. Neither Boat nor any of its Subsidiaries nor any of their respective properties, rights or assets is or are subject to any Order, except for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Boat Material Adverse Effect.

        4.9    Compliance with Laws.

          (a)   (i) Boat and its Subsidiaries are in compliance, and for the past five (5) years have been in compliance, with all Laws and Orders applicable to Boat or any of its Subsidiaries or any assets owned or used by any of them (except for such past noncompliance as has been remedied and imposes no continuing obligations or costs on Boat or its Subsidiaries), and (ii) neither Boat nor any of its Subsidiaries has received any written communication during the past five (5) years from a Governmental Entity that alleges that Boat or any of its Subsidiaries is not in compliance with any such Law or Order, except in the case of clauses (i) and (ii) where any non-compliance, individually or in the aggregate, has not had and would not reasonably be expected to have, a Boat Material Adverse Effect.

          (b)   Boat and each of its Subsidiaries (i) are in compliance, and for the past five (5) years have been in compliance, in all material respects with the FCPA and any other applicable Anti-corruption Laws; (ii) during the past five (5) years have not been investigated, to the Knowledge of Boat, by any Governmental Entity with respect to, or been given notice by a Governmental Entity or any other Person of, any actual or alleged violation by Boat or any of its Subsidiaries of the FCPA or any other Anti-corruption Laws; and (iii) during the past five (5) years have had an operational and effective FCPA and anti-corruption compliance program that includes, at a minimum, policies, procedures and training intended to enhance awareness of and compliance by Boat and its Subsidiaries with the FCPA and any other applicable Anti-corruption Laws.

          (c)   To the Knowledge of Boat, none of Boat or its Subsidiaries has directly or indirectly through its Representatives or any Person authorized to act on its behalf (including any distributor, agent, sales intermediary or other third party), offered, promised, paid, authorized or given money or anything of value to any Person for the purpose of: (i) influencing any act or decision of any Government Official or Other Covered Party; (ii) inducing any Government Official or Other Covered Party to do or omit to do an act in violation of a lawful duty; (iii) securing any improper advantage; or (iv) inducing any Government Official or Other Covered Party to influence the act or decision of a government or government instrumentality, in order to obtain or retain business, or direct business to, any Person or entity, in any way.

          (d)   To the Knowledge of Boat, during the past five (5) years, Boat and its Subsidiaries have maintained complete and accurate books and records, including records of payments to any agents, consultants, representatives, third parties and Government Officials, in accordance with GAAP, in all material respects. There have been no false or fictitious entries made in the books and records of Boat or its Subsidiaries relating to any unlawful offer, payment, promise to pay, or authorization of the payment of any money, or unlawful offer, gift, promise to give, or authorization of the giving of anything of value, including any bribe, kickback or other illegal or improper payment, and Boat and its Subsidiaries have not established or maintained a secret or unrecorded fund.

          (e)   To the Knowledge of Boat, during the past five (5) years, none of Boat or its Subsidiaries has had a customer or supplier or other business relationship with, is a party to any Contract with, or has engaged in any transaction with, any Person (i) that is organized or domiciled in or that is a citizen of Crimea, Cuba, Iran, North Korea or Syria (including any Governmental Entity within such country) or (ii) that is the subject of any international economic or trade sanction administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty's Treasury, the United Kingdom Export Control Organization or other relevant sanctions authority (including but not limited to being listed on the Specially Designated Nationals and Blocked Persons List administered by OFAC).

        4.10    Permits.    Boat and each of its Subsidiaries have all Permits necessary for the conduct of their business and the use of their properties and assets, as presently conducted and used, and each of the Permits is valid, subsisting and in full force and effect, except where the failure to have or maintain such Permit, individually or in the aggregate, has not had and would not reasonably be expected to have, a Boat Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Boat Material Adverse Effect, (i) the operation of the business of Boat and its Subsidiaries as currently conducted is not, and has not been since January 1, 2016, in violation of, nor is Boat or its Subsidiaries in default or violation under, any Permit (except for such past violation or default as has been remedied and imposes no continuing obligations or costs on Boat or its Subsidiaries), and (ii) to the Knowledge of Boat, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation of any term, condition or provision of any Permit. There are no actions pending or, to the Knowledge of Boat, threatened, that seek the revocation, cancellation or modification of any Permit, except where such revocation, cancellation or modification, individually or in the aggregate, has not had and would not reasonably be expected to have, a Boat Material Adverse Effect. Since January 1, 2016, neither Boat nor its Subsidiaries have received written notice of any charge, claim or assertion alleging any violations of or noncompliance with any Permit, nor to the Knowledge of Boat, has any charge, claim or assertion been threatened, except where such notice, charge, claim or assertion, individually or in the aggregate, has not had and would not reasonably be expected to have, a Boat Material Adverse Effect.

        4.11    Employee Benefit Plans

          (a)   Section 4.11(a) of the Boat Disclosure Schedule sets forth a true and complete list of each material "employee benefit plan" as defined in Section 3(3) of ERISA and any other plan, policy, program, Contract, or arrangement providing compensation or other benefits to any current or former director, officer or employee (or to any dependent or beneficiary thereof) of Boat or any of its Subsidiaries, in each case that is maintained, sponsored or contributed to by Boat or any of its Subsidiaries, or under which Boat or any of its Subsidiaries has any material obligation or material liability, whether actual or contingent, including each employment, incentive, bonus, deferred compensation, profit-sharing, pension, retirement, vacation, holiday, sick pay, cafeteria, fringe benefit, medical, disability, retention, severance, termination, change in control, stock purchase, stock option, stock appreciation, phantom stock, restricted stock, restricted stock unit or other equity-based compensation plans, policies, programs, practices or arrangements, in each case, which (x) is not sponsored and administered by a Governmental Entity and (y) is not required by Law to be provided (each, a "Boat Benefit Plan"). Neither Boat, nor to the Knowledge of Boat, any other Person, has any express or implied commitment, whether legally enforceable or not, to (i) modify, change or terminate any Boat Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code or (ii) adopt any new Boat Benefit Plan.

          (b)   With respect to each Boat Benefit Plan, Boat has made available to Island a current written copy thereof (if any) and, to the extent applicable: (i) any amendments and any related trust agreement; (ii) the most recent IRS determination letter; (iii) the most recent summary plan description and summary of material modifications, and (iv) for the most recent plan year (A) the Form 5500 and attached schedules and (B) audited financial statements.

          (c)   Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Boat Material Adverse Effect, each Boat Benefit Plan has been administered in accordance with its terms and all applicable Laws, including ERISA and the Code, and contributions required to be made under the terms of any of the Boat Benefit Plans have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Boat SEC Documents prior to the date of this Agreement.

          (d)   Except as has not resulted or would not reasonably be expected to result, individually or in the aggregate, in a Boat Material Adverse Effect: (i) each Boat Benefit Plan which is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter or opinion letter from the IRS as to its qualified status, and each trust established in connection with any Boat Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and to Boat's Knowledge no fact or event has occurred that could adversely affect the qualified status of any such Boat Benefit Plan or the exempt status of any such trust, (ii) there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code), other than a transaction that is exempt under a statutory or administrative exemption, with respect to any Boat Benefit Plan, and (iii) no Proceeding has been brought, or to the Knowledge of Boat is threatened, against or with respect to any Boat Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than for routine benefits claims).

          (e)   No Boat Benefit Plan is, and neither Boat nor any of its ERISA Affiliates contributes to, has during the preceding six (6) years contributed to or has any liability or obligation, whether fixed or contingent, with respect to a Multiemployer Plan or other plan subject to Title IV of ERISA or the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code. No material liability under Title IV of ERISA has been incurred by Boat or any ERISA Affiliate thereof that has not been satisfied in full, and no condition exists that would reasonably be expected to have a Boat Material Adverse Effect (whether primarily, jointly or secondarily) under Title IV of ERISA.

          (f)    Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Boat Material Adverse Effect, no amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the Mergers or other Transactions (either alone or in combination with another event), by any employee, officer or director of Boat or any of its Subsidiaries who is a "disqualified individual" (within the meaning of Section 280G of the Code) could be characterized as an "excess parachute payment" (within the meaning of Section 280G(b)(1) of the Code).

          (g)   Except as required by Law, no Boat Benefit Plan provides post-employment medical, disability or life insurance benefits to any former director, employee or their respective dependents (other than as required by health care continuation coverage as required by COBRA or ERISA or coverage through the end of the calendar month in which a termination of employment occurs.

          (h)   Except for the adjustment and assumption of the Boat Stock Options in accordance with Section 2.7, neither the execution of this Agreement nor the consummation of the Mergers or other Transactions (either alone or in combination with another event) will (i) entitle any employee or director of Boat or its Subsidiaries to a bonus, severance or change in control payment, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits, (iii) increase the amount payable or trigger any other material obligation pursuant to any of the Boat Benefit Plans or (iv) result in any breach or violation of, or default under any Boat Benefit Plan.

          (i)    Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Boat Material Adverse Effect, each Boat Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in operational and documentary compliance with Section 409A of the Code and all IRS guidance promulgated thereunder, to the extent such section and such guidance have been applicable to such Boat Benefit Plan. There is no agreement, plan, Contract or other arrangement to which Boat or any of its Subsidiaries is a party or by which any of them is otherwise bound to compensate any Person in respect of Taxes pursuant to Sections 409A or 4999 of the Code.

          (j)    Except as has not resulted and would not reasonably be expected to result, individually or in the aggregate, in a Boat Material Adverse Effect, with respect to each Boat Benefit Plan established or maintained outside of the United States of America primarily for the benefit of employees of Boat residing outside the United States of America (an "Boat Foreign Benefit Plan"): (i) all employer and employee contributions to each Boat Foreign Benefit Plan required by law or by the terms of any Boat Foreign Benefit Plan have been made or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Boat Foreign Benefit Plan, the liability of each insurer for any Boat Foreign Benefit Plan funded through insurance or the book reserve established for any Boat Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Boat Foreign Benefit Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Boat Foreign Benefit Plan, and neither the execution of this Agreement nor the consummation of the Mergers or other Transactions will cause such assets or insurance obligations to be less than such benefit obligations; and (iii) to the Knowledge of Boat, each Boat Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

        4.12    Employee and Labor Matters.

          (a)   Neither Boat nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, agreement with any works council, or labor contract, no labor union, labor organization, works council, or group of employees of Boat or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Boat, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. Neither Boat nor any Subsidiary has engaged in any unfair labor practice with respect to any individuals employed by or otherwise performing services for Boat or any of its Subsidiaries (the "Boat Business Personnel"), and there is no unfair labor practice complaint or grievance or other administrative or judicial complaint, action or investigation pending or, to the Knowledge of Boat, threatened in writing against Boat or any of its Subsidiaries by the National Labor Relations Board or any other Governmental Entity with respect to any present or former Boat Business Personnel which would reasonably be expected to have, individually or in the aggregate, a Boat Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Boat Material Adverse Effect, there is no labor strike, dispute, lockout, slowdown or stoppage pending or, to the Knowledge of Boat, threatened against or affecting Boat or any Subsidiary.

          (b)   Neither Boat nor any of its Subsidiaries are required to provide notice to any work council or similar representative body prior to the execution of this Agreement or the consummation of the Transactions, except where the failure to provide such notice would not, individually or in the aggregate, reasonably be expected to (i) result in material liability to Boat and its Subsidiaries, taken as a whole, or (ii) materially delay or prevent the consummation of the Transactions.

          (c)   To the Knowledge of Boat, Boat and its Subsidiaries are and have for the past five (5) years been in compliance with all applicable Laws respecting employment and employment practices, including, without limitation, all Laws respecting terms and conditions of employment, health and safety, wage payment, wages and hours, child labor, collective bargaining, immigration and work authorizations, employment discrimination, retaliation, civil rights, veterans' rights, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers' compensation, labor relations, social welfare obligations, proper classification of employees as exempt and non-exempt and as employees and independent contractors, unemployment insurance and the collection and payment of withholding and/or social security Taxes and any similar Tax, except for noncompliance as individually or in the aggregate, has not had and would not reasonably be expected to have, a Boat Material Adverse Effect.

          (d)   To the Knowledge of Boat, no Boat Business Personnel is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation to Boat or any of its Subsidiaries or to a former employer of any such employee relating (i) to the right of any such individual to be employed by or provide services for Boat or its Subsidiaries or (ii) to the knowledge or use of trade secrets or proprietary information, in each case except as, individually or in the aggregate, currently does not have and would not reasonably be expected to have a Boat Material Adverse Effect.

          (e)   To the Knowledge of Boat, Boat and its Subsidiaries are not delinquent in payments to any current or former Boat Business Personnel for any services or amounts required to be reimbursed or otherwise paid except as currently does not have and would not reasonably be expected to have, individually or in the aggregate, a Boat Material Adverse Effect.

        4.13    Environmental Matters.    Except as, individually or in the aggregate, has not had and would not reasonably be expected to have, a Boat Material Adverse Effect:

          (a)   Boat and each of its Subsidiaries (i) have been within the last five (5) years, and are, in compliance with all, and are not subject to any liability with respect to noncompliance with any, applicable Environmental Laws, (ii) have and hold, or have applied for, all Environmental Permits necessary for the conduct of their business and the use of their properties and assets, as currently conducted and used, and (iii) are in compliance with their respective Environmental Permits.

          (b)   There are no Environmental Claims pending, nor to the Knowledge of Boat, threatened against Boat or any of its Subsidiaries, and none of Boat or any of its Subsidiaries has received any notification of any allegation of actual or potential responsibility for any Release or threatened Release of any Hazardous Materials with respect to any location.

          (c)   There have been no Releases of Hazardous Materials at any properties that are owned, operated, leased or used by Boat or any of its Subsidiaries, or to the Knowledge of Boat, at properties that were formerly owned, operated, leased or used by Boat or any of its Subsidiaries, that are reasonably likely to cause Boat or any of its Subsidiaries to incur liability pursuant to applicable Environmental Law.

          (d)   None of Boat or any of its Subsidiaries (i) has entered into or agreed to any consent decree or consent order or is otherwise subject to any judgment, decree, or judicial or administrative Order relating to compliance with Environmental Laws or Environmental Permits, the investigation, sampling, monitoring, treatment, remediation, response, removal or cleanup of Hazardous Materials, and no Proceeding is pending, or to the Knowledge of Boat is threatened, with respect thereto, or (ii) is an indemnitor by contract or otherwise in connection with any claim, demand, suit or action threatened or asserted by any third-party for any liability under any Environmental Law or otherwise relating to any Hazardous Materials.

        4.14    Real Property.

          (a)   Boat owns no Real Property.

          (b)   Boat or its Subsidiaries, as the case may be, has a valid and subsisting leasehold or subleasehold interest in the Boat Leased Real Property free and clear of all Liens, except for Permitted Liens.

          (c)   The Boat Leased Property constitutes all real property necessary for the conduct of the business of Boat and its Subsidiaries, taken as a whole, as currently conducted. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Boat Material Adverse Effect, neither Boat nor any of its Subsidiaries has received written notice of any Proceedings in eminent domain, condemnation or other similar Proceedings that are pending, and to Boat's Knowledge there are no such Proceedings threatened, affecting any portion of the Boat Real Property and neither Boat nor any of its Subsidiaries has received written notice of the existence of any Order or of any pending Proceeding relating to the ownership, lease, use, occupancy or operation by any Person of the Boat Real Property. Neither Boat nor any of its Subsidiaries has leased, subleased, licensed or otherwise granted any Person a material right to use or occupy any of the material Boat Real Property or any material portion thereof. Neither Boat nor any of its Subsidiaries has granted any option or other right to any third party to purchase any of the material Boat Real Property or any material portion thereof. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Boat Material Adverse Effect, each Boat Real Property and all buildings and improvements located on the Boat Real Property are in a state of good operating condition, subject to reasonable wear and tear.

        4.15    Tax Matters.

          (a)   Except as would not, individually or in the aggregate, reasonably be expected to have a Boat Material Adverse Effect:

              (i)  (A) All Tax Returns that are required to be filed by or with respect to Boat or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file), (B) all such Tax Returns are or will be true, complete and accurate, (C) Boat and its Subsidiaries have paid all Taxes due and owing by any of them (whether or not shown on any Tax Return) or appropriate reserves have been recorded in their books and records, (D) Boat and its Subsidiaries have established adequate accruals and reserves, in accordance with GAAP, on the financial statements included in the Boat SEC Documents for all Taxes payable by Boat and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements and (E) Boat and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party; such withheld amounts were either timely paid to the appropriate Taxing Authority or set aside in accounts for such purpose and were reported to the appropriate Taxing Authority and to each such employee, independent contractor, creditor, stockholder or other third party, as required under Law.

             (ii)  No written agreement or other written document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes relating to Boat or any of its Subsidiaries has been filed or entered into with any Taxing Authority, and no power of attorney with respect to any such Taxes has been granted to any Person that is in force.

            (iii)  (A) Neither Boat nor any of its Subsidiaries is the subject of any currently ongoing Tax audit or other proceeding with respect to any Taxes or Tax Return nor has any audit or other proceeding with respect to Taxes been proposed against any of them in writing and any deficiencies asserted or assessments made as a result of any audit or other proceeding with respect to Taxes have been resolved, are being contested in good faith, or adequate accruals or reserves for such deficiencies or assessments have been established and (B) neither Boat nor any of its Subsidiaries have received written notice of any deficiencies for any Tax of Boat or any of its Subsidiaries from any Taxing Authority for which there are not adequate reserves on the financial statements included in the Boat SEC Documents.

            (iv)  No claim has ever been made in writing by a Taxing Authority of a jurisdiction where Boat or any of its Subsidiaries has not filed Tax Returns that Boat or such a Subsidiary is or may be subject to taxation by that jurisdiction.

             (v)  Neither Boat nor any of its Subsidiaries has constituted, in the two (2) years prior to the date of this Agreement, a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local, or non-U.S. Law) or otherwise as part of a plan (or series of related transactions), within the meaning of Section 355(e) of the Code, that includes the Merger.

            (vi)  Neither Boat nor any of its Subsidiaries (A) is a party to or bound by or has any obligation under any Tax indemnification, separation, sharing or similar agreement or arrangement (other than such an agreement or arrangement exclusively between or among Boat and its Subsidiaries or an agreement entered into in the ordinary course of business which does not relate primarily to Taxes), (B) is or has been a member of any consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group comprised solely of (I) Subsidiaries of Boat or (II) Boat and any of its Subsidiaries), (C) has entered into a closing agreement pursuant to Section 7121 of the Code or any other binding agreement with a Taxing Authority that would have an effect on the determination of Boat's or any of its Subsidiaries' liability to Tax in a tax year ending after the Effective Time, or any predecessor provision or any similar provision of foreign, state or local Tax law or (D) has any liability for Taxes of any Person (other than Boat or any of its Subsidiaries) under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor.

           (vii)  There are no Liens for Taxes upon any property or assets of Boat or any of its Subsidiaries, except for Taxes not yet due and payable.

          (viii)  Neither Boat nor any of its Subsidiaries has entered into any "listed transaction" within the meaning of Section 6707A(c)(2) of the Code and U.S. Treasury Regulation Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

            (ix)  Boat has made available to Island or its legal or accounting representative copies of all U.S. federal and state income Tax Returns for Boat and each of its Subsidiaries filed for all periods including and after the period ended December 31, 2014.

             (x)  Boat is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

            (xi)  Neither Boat nor any of its Subsidiaries (A) has filed any extension of time within which to file any Tax Returns that have not been filed, except in the ordinary course of business and (B) will be required to include any item of income or gain in, or be required to exclude any item of deduction of loss from, any period ending after the Closing Date as a result of any (i) installment sale or open transaction made on or prior to the Closing Date, (ii) election under Section 108(i) of the Code or (iii) prepaid amount received prior to the Closing Date.

           (xii)  Neither Boat nor any of its Subsidiaries has agreed to, requested, or is required to include any adjustment under Section 481 of the Code (or any corresponding provision of applicable state, local or non-U.S. Tax Law) by reason of a change in accounting method or otherwise.

          (b)   Neither Boat nor any of its Subsidiaries has knowledge of any facts, agreements, plans or other circumstances or has taken or agreed to take any action that would reasonably be expected to prevent or impede (i) the Mergers from together being treated as an "exchange" described in Section 351 of the Code or (ii) the Boat Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

          (c)   It is agreed and understood that no representation or warranty is made by Boat in respect of Tax matters in any Section of this Agreement other than Section 4.5, Section 4.6, Section 4.7, Section 4.11 and this Section 4.15.

        4.16    Material Contracts.

          (a)   All Contracts required to be filed as exhibits to the Boat SEC Documents have been so filed in a timely manner. Section 4.16(a) of the Boat Disclosure Schedule sets forth a true and complete list, as of the date hereof, of each of the following Contracts, excluding any Boat Benefit Plans, to which Boat or any of its Subsidiaries is a party or by which Boat or any of its Subsidiaries or any of their assets or businesses are bound (and any amendments, supplements and modifications thereto):

              (i)  any Contract that is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

             (ii)  any Contract that materially limits the ability of Boat or any of its affiliates (including, following the consummation of the Transactions, the Surviving Corporation and its affiliates) to engage or compete in any line of business or in any geographic area or from developing or commercializing compounds, any therapeutic area, class of drugs or mechanism of action;

            (iii)  any Contract required to be disclosed pursuant to Item 404 of Regulation S-K of the Exchange Act;

            (iv)  any Contract or series of related Contracts relating to indebtedness for borrowed money (A) in excess of $2,000,000 or (B) that becomes due and payable as a result of the Transactions;

             (v)  any license, sublicense, option, development or collaboration agreement or other Contract relating to Boat Material Intellectual Property reasonably expected to result in payments in excess of $2,000,000 in any twelve (12) month period after the Closing Date (excluding license agreements for "shrink-wrap," "click-wrap" or other commercially available off-the-shelf software that is not the subject of a negotiated agreement, and excluding agreements the primary purpose of which is to purchase tangible goods or procure services unrelated to Intellectual Property and in the ordinary course of business);

            (vi)  any Contract reasonably expected to result in payments in excess of $2,000,000 in any twelve (12) month period after the Closing Date;

           (vii)  any purchase, sale or supply contract that contains volume requirements or commitments, exclusive or preferred purchasing arrangements, most favored nation provisions or promotional requirements;

          (viii)  any lease, sublease, occupancy agreement or other Contract with respect to the Boat Leased Real Property reasonably expected to result in payments in excess of $2,000,000 in any twelve (12) month period after the Closing Date;

            (ix)  any agreement that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Boat or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses (in any case in excess of $2,000,000);

             (x)  any acquisition or divestiture agreement (A) entered into since January 1, 2015 with a purchase price in excess of $2,000,000 or (B) that contains "earn-out" provisions or other contingent payment obligations that could reasonably be expected to exceed $2,000,000 (including indemnification obligations) that have not been satisfied in full;

            (xi)  any agreement that by its terms limits the payment of dividends or other distributions by Boat or any of its Subsidiaries;

           (xii)  any Contract for any joint venture, partnership or similar arrangement, or any Contract involving a sharing of revenues, profits, losses, costs, or liabilities by Boat or any of its Subsidiaries with any other Person;

          (xiii)  any "single source" supply Contract pursuant to which goods or materials that are material to Boat or any of its Subsidiaries are supplied to Boat or such Subsidiary from an exclusive source; or

          (xiv)  any Contract with any Governmental Entity.

          (b)   Boat has heretofore made available to Island true, correct and complete copies of the Contracts set forth in Section 4.16(a).

          (c)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Boat Material Adverse Effect, (i) all Contracts set forth or required to be set forth in Section 4.16(a) of the Boat Disclosure Schedule or filed or required to be filed as exhibits to the Boat SEC Documents (the "Boat Material Contracts") are valid, binding and in full force and effect and are enforceable by Boat or its applicable Subsidiary in accordance with their terms, except as limited by Laws affecting the enforcement of creditors' rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought, (ii) Boat, or its applicable Subsidiary, has performed all obligations required to be performed by it under the Boat Material Contracts, and it is not (with or without notice or lapse of time, or both) in breach or default thereunder and, to the Knowledge of Boat, no other party to any Boat Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder, (iii) since January 1, 2017, neither Boat nor any of its Subsidiaries has received written notice of any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Boat Material Contract, and (iv) neither Boat nor any of its Subsidiaries has received any written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any Boat Material Contract.

        4.17    Intellectual Property.

          (a)   Section 4.17(a)(1) of the Boat Disclosure Schedule sets for a complete and accurate list of all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications, (iii) copyright registrations and applications, and (iv) internet domain name registrations, in each case that are owned by Boat or any of its Subsidiaries (collectively, the "Solely Owned Boat Registered Intellectual Property"). Section 4.17(a)(2) of the Boat Disclosure Schedule sets forth a complete and accurate list of all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications, (iii) copyright registrations and applications, and (iv) internet domain name registrations, in each case that are licensed to Boat (collectively, the "Licensed Boat Registered Intellectual Property"). Except as has

  not had and would not reasonably be expected to have, individually or in the aggregate, a Boat Material Adverse Effect, Boat owns all right, title and interest in the Solely Owned Boat Registered Intellectual Property free and clear of all Liens other than Permitted Liens or Liens created by Island. To the Knowledge of Boat, each item of material Solely Owned Boat Registered Intellectual Property that is shown as registered, filed, issued or applied for in Section 4.17(a) of the Boat Disclosure Schedule has been duly registered in, filed in or issued by an official governmental register and/or issuer (or officially recognized register or issuer) for such Intellectual Property and each such registration, filing, issuance and/or application, to the Knowledge of Boat, (x) has not been abandoned or cancelled, (y) has been maintained effective by all requisite filings, renewals and payments, and (z) remains in full force and effect.

          (b)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Boat Material Adverse Effect, to the Knowledge of Boat, each of Boat and its Subsidiaries owns and possesses all right, title and interest in and to (or has the right pursuant to a valid and enforceable license or otherwise possesses legally enforceable rights to use) all Intellectual Property that is necessary for or used or held for use in the conduct of the business of Boat and its Subsidiaries in substantially the same manner as presently conducted. Neither the execution and delivery of this Agreement by Boat, nor the performance of this Agreement by Boat, will result in the loss, forfeiture, termination, or impairment of, or give rise to a right of any Person to limit, terminate, or consent to the continued use of, any rights of Boat or any of its Subsidiaries in any Intellectual Property except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Boat Material Adverse Effect.

          (c)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Boat Material Adverse Effect, to the Knowledge of Boat, neither Boat nor any of its Subsidiaries nor the conduct of their businesses is infringing, misappropriating, diluting, or otherwise violating the Intellectual Property rights of any Person. Neither Boat nor any of its Subsidiaries has received any written charge, complaint, claim, demand, or notice since January 1, 2015 (or earlier, if presently not resolved) alleging any such infringement, misappropriation, dilution, or violation (including any claim that Boat or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any Person) which alleged infringement, misappropriation, dilution, or violation, if true, would reasonably be expected to have, individually or in the aggregate, a Boat Material Adverse Effect. To the Knowledge of Boat, no Person is infringing, misappropriating, diluting or otherwise violating any Intellectual Property owned by Boat or any of its Subsidiaries except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Boat Material Adverse Effect. Neither Boat nor any of its Subsidiaries has made or asserted any charge, complaint, claim, demand or notice since January 1, 2015 (or earlier, if presently not resolved) alleging any such infringement, misappropriation, dilution, or violation which alleged infringement, misappropriation, dilution, or violation, if true, would reasonably be expected to have, individually or in the aggregate, a Boat Material Adverse Effect.

          (d)   Boat and its Subsidiaries have taken commercially reasonable steps to maintain, police and protect the Intellectual Property that is material to their business ("Boat Material Intellectual Property"). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Boat Material Adverse Effect, all Boat Material Intellectual Property that derives actual or potential economic value from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use has been maintained in confidence in accordance with protection procedures that are in accordance with procedures customarily used in the industry to protect rights of like importance and, to the Knowledge of Boat, adequate for protection against unauthorized disclosure or use. To the Knowledge of Boat, there has been no unauthorized disclosure of any Boat Material Intellectual Property. Except as

  has not had and would not reasonably be expected to have, individually or in the aggregate, a Boat Material Adverse Effect, to the Knowledge of Boat, all former and current officers, directors, employees, personnel, consultants, advisors, agents, and independent contractors of Boat and its Subsidiaries, and each of their predecessors, who have contributed to or participated in the conception and development of Intellectual Property for such entities have entered into valid and binding proprietary rights agreements with Boat or one of its Subsidiaries or predecessors, vesting ownership of such Intellectual Property in Boat or one of its Subsidiaries. No such Person has asserted, and to the Knowledge of Boat, no such Person has, any right, title, interest or other claim in, or the right to receive any royalties or other consideration with respect to, any Boat Material Intellectual Property.

          (e)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Boat Material Adverse Effect, the IT Assets of Boat and its Subsidiaries operate in all material respects in accordance with their documentation and functional specifications and as required by Boat and its Subsidiaries to operate the business of Boat and its Subsidiaries as presently conducted and have not, since January 1, 2015, materially malfunctioned or failed. Boat and its Subsidiaries have implemented commercially reasonable measures to protect the confidentiality and security of such IT Assets and information stored or contained therein against any unauthorized use, access, interruption or corruption. Boat and its Subsidiaries have implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance procedures with respect to their IT Assets.

        4.18    Healthcare Compliance Matters.

          (a)   (i) Boat and each of its Subsidiaries are in compliance and since January 1, 2015 have been in compliance with all Health Care Laws applicable to Boat or any of its Subsidiaries or any assets owned or used by any of them and (ii) neither Boat nor any of its Subsidiaries has received any written communication or has been subject to any Proceeding (other than routine FDA inspections) since January 1, 2015 from a Governmental Entity that alleges that Boat or any of its Subsidiaries is not in compliance with any Health Care Law, except in the case of clauses (i) and (ii) where any non-compliance, individually or in the aggregate, has not had and would not reasonably be expected to have, a Boat Material Adverse Effect. Neither Boat nor any of its Subsidiaries is a party to or has any ongoing obligations pursuant to or under any corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders, plans of correction or similar agreements with or imposed by any Governmental Entity. Additionally, none of Boat, its Subsidiaries or any of its respective employees, officers or directors has been excluded, suspended or debarred from participation in any U.S. state or federal health care program or, to the Knowledge of Boat, has been convicted of any crime or is subject to a governmental inquiry, investigation, Proceeding, or other similar action, or has engaged in any conduct, that could reasonably be expected to result in debarment, suspension, or exclusion.

          (b)   Boat and each of its Subsidiaries have, maintain and are operating in material compliance with all Health Care Permits, and all such Health Care Permits are valid, subsisting, and in full force and effect, except where the failure to have, maintain or operate in compliance with the Health Care Permits has not had, and would not reasonably be expected to have, individually or in the aggregate, a Boat Material Adverse Effect. Boat and each of its Subsidiaries have fulfilled and performed all of their obligations with respect to the Health Care Permits, and no event has occurred which allows, or with notice or lapse of time or both, would allow revocation or termination thereof or results in any other material impairment of the rights of the holder of any Health Care Permit, except where the failure to so fulfill or perform, or the occurrence of such event, would not result in a Boat Material Adverse Effect. There is no Proceeding pending or, to the Knowledge of Boat, threatened in writing that could result in the suspension, termination, revocation, cancellation, limitation or impairment of any such Health Care Permit other than those that have not had and would not reasonably expected to have, individually or in the aggregate, a Boat Material Adverse Effect.

          (c)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Boat Material Adverse Effect, all applications, notifications, submissions, information, claims, reports and statistics, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Health Care Permit relating to Boat and each of its Subsidiaries, their business and products and product candidates, when submitted to the FDA, DEA or other Governmental Entity were true, complete and correct as of the date of submission and any necessary or required updates, changes, corrections or modification to such applications, submissions, information and data have been submitted to the FDA, DEA or other Governmental Entity.

          (d)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Boat Material Adverse Effect, since January 1, 2015, Boat and each of its Subsidiaries have not had any product, product candidate or manufacturing site (whether owned by Boat or its Subsidiary(ies), or a contract manufacturer for their products and product candidates) subject to a Governmental Entity (including FDA or DEA) shutdown or import or export prohibition, nor received any FDA Form 483 or other Governmental Entity notice of inspectional observations, "warning letters," "untitled letters" or written requests or requirements to make changes to a product or product candidate, or similar correspondence or written notice from the FDA, DEA or other Governmental Entity alleging or asserting noncompliance with any applicable Health Care Law, Health Care Permit or such requests or requirements of a Governmental Entity.

          (e)   To the Knowledge of Boat, there are no facts or circumstances that would be reasonably likely to result in (A) a change in the marketing classification or a material change in the labeling of any product or product candidate or (B) a termination or suspension of any Health Care Permits for such products or product candidates.

          (f)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Boat Material Adverse Effect, (i) the clinical, pre-clinical and other studies and tests conducted by or on behalf of or sponsored by Boat or its Subsidiaries or in which Boat or its Subsidiaries, or any of their products and product candidates have participated were, and if still pending are, being conducted in accordance with standard medical and scientific research procedures and all applicable Laws, including, but not limited to, the Federal Food, Drug and Cosmetic Act and its applicable implementing regulations and (ii) no investigational new drug application filed by or on behalf of Boat or its Subsidiaries with the FDA has been terminated or suspended by the FDA, and neither the FDA nor any applicable foreign Governmental Entity has commenced, or, to the Knowledge of Boat, threatened to commence, any action to place a clinical hold order on, or otherwise terminate, delay or suspend, any proposed or ongoing clinical investigation conducted or proposed to be conducted by or on behalf of Boat and its Subsidiaries.

          (g)   Neither Boat nor any of its Subsidiaries is the subject of any pending or, to the Knowledge of Boat, threatened investigation in respect of Boat, its Subsidiaries or their products and product candidates, by the FDA pursuant to its "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Boat has provided Island accurate and complete copies of all Health Care Permits and correspondence with any Governmental Entity related to all products and product candidates of Boat and its Subsidiaries.

        4.19    Broker's Fees.    Except for the financial advisors' fees set forth in Section 4.19 of the Boat Disclosure Schedule, neither Boat nor any of its Subsidiaries nor any of their respective officers or directors on behalf of Boat or such Subsidiaries has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, broker's fees, commissions or finder's fees in connection with any of the Transactions.

        4.20    Opinion of Financial Advisor.    J.P. Morgan Securities LLC, Boat's financial advisor, has delivered to the Boat Board its opinion in writing or orally, in which case, such opinion will be subsequently confirmed in writing, to the effect that, as of the date thereof and based upon and subject to the factors and assumptions set forth therein, the Boat Exchange Ratio is fair from a financial point of view to the holders of the shares of Boat Common Stock.

        4.21    Ownership of Island Common Stock.    Neither Boat nor any of its affiliates or associates is, nor at any time during the last three (3) years has Boat or any of its affiliates or associates been, an "interested stockholder" of Island as defined in Section 203 of the DGCL. Boat and its Subsidiaries, affiliates and associates do not beneficially own any shares of Island Common Stock, Island Preferred Stock or other securities of Island or any options, warrants or other rights to acquire Island Common Stock or other securities of, or any other economic interest (through derivative securities or otherwise) in, Island.

        4.22    Insurance.    All insurance policies (including policies providing casualty, liability and workers compensation coverage, but excluding any Boat Benefit Plan) to which Boat or any of its Subsidiaries is currently a party are in full force and effect, and, to the Knowledge of Boat, have been issued by licensed insurers, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policies, except for such cancellations or terminations which would have not had and would not reasonably be expected to have, individually or in the aggregate, a Boat Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Boat Material Adverse Effect, each of Boat and its Subsidiaries is, and since January 1, 2015 has been, insured with respect to its assets and properties and the conduct of its business in such amounts and against such risks as are in its reasonable judgment sufficient for compliance with Law and as are adequate to protect its assets and properties and the conduct of its business.

        4.23    Holdco, Merger Sub A and Merger Sub B.    Since its date of incorporation, none of Holdco, Merger Sub A or Merger Sub B has carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto. The authorized capital stock of each of Merger Sub A and Merger Sub B consists of 1,000 shares of common stock, par value $0.01 per share and the authorized capital stock of Holdco consists of 200,000,000 shares of common stock, par value $0.01 per share, all of which have been validly issued, are fully paid and nonassessable and are owned directly or indirectly by Boat free and clear of any Liens.

        4.24    No Other Representations or Warranties.    Boat hereby acknowledges and agrees that, except for the representations and warranties set forth in Article 3, (a) none of Island, or any of its stockholders or representatives, or any other Person, has made or is making any express or implied representation or warranty with respect to Island or its business or operations, including with respect to any information provided or made available to Boat or any of its affiliates, stockholders or representatives, or any other Person, or, except as otherwise expressly set forth in this Agreement, had or has any duty or obligation to provide any information to Boat or any of its affiliates, stockholders or Representatives, or any other Person, in connection with this Agreement, the transactions contemplated hereby or otherwise, and (b) to the fullest extent permitted by Law, none of Island, nor any of its affiliates, stockholders or representatives, or any other Person, will have or be subject to any liability or indemnification or other obligation of any kind or nature to Boat, or any of its affiliates, stockholders or representatives, or any other Person, resulting from the delivery, dissemination or any other distribution to Boat or any of its affiliates, stockholders or representatives, or any other Person, or the use by Boat or any of its affiliates, stockholders or representatives, or any other Person, of any such information provided or made available to any of them by Island, or any of its affiliates, stockholders or representatives, or any other Person, and (subject to the express representations and warranties of Island set forth in Article 3) Boat expressly disclaims reliance on any such information (including the accuracy or completeness thereof) or any representations or warranties or other statements or omissions that may have been made by Island or any Person with respect to Island other than the representations and warranties set forth in this Agreement.

ARTICLE 5
COVENANTS

        5.1    Conduct of Business by Island Pending the Effective Time.    Island agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.1 of the Island Disclosure Schedule, as required by Law or as otherwise expressly contemplated or required by this Agreement, unless Boat shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), Island will, (i) conduct its operations only in the ordinary course of business consistent with past practice, (ii) use its commercially reasonable efforts to keep available the services of the current officers, employees and consultants of Island and to preserve the goodwill and current relationships of Island with Persons with which Island has business relations, and (iii) use its commercially reasonable efforts to preserve intact its business organization and comply with all applicable Law. Without limiting the foregoing, except as set forth in Section 5.1 of the Island Disclosure Schedule, as required by Law or as otherwise expressly contemplated or required by this Agreement, Island shall not between the date of this Agreement and the Effective Time, directly or indirectly, take any of the following actions without the prior written consent of Boat (such consent not to be unreasonably withheld, conditioned or delayed):

          (a)   amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents (including by merger consolidation or otherwise);

          (b)   issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of, any shares of capital stock of, or other Equity Interests in, Island of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including any such interest represented by Contract right), or any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock based performance rights, of Island, other than (i) the issuance of Island Common Stock in connection with the exercise of Island Stock Options or the conversion of Island Preferred Stock, in each case, outstanding as of the date hereof in accordance with their terms, (ii) the issuance of any Island Stock Options or Island Common Stock (in lieu of cash compensation otherwise payable to members of the Island Board), in either case, in the ordinary course of business consistent with past practice up to a maximum of 200,000 shares of Island Common Stock subject thereto or (iii) the issuance of any shares of Island Common Stock in accordance with the Island ESPP;

          (c)   sell, pledge, dispose of, transfer, lease, license, guarantee or encumber any property or assets of Island with value in excess of $2,000,000, except pursuant to existing Contracts or the sale or purchase of goods in the ordinary course of business consistent with past practice;

          (d)   (i) sell, assign, pledge, grant or acquire, agree to grant to or acquire from any Person, or otherwise encumber, transfer, license, abandon, place in the public domain, permit to lapse, disclose or agree to disclose or otherwise dispose of any Island Material Intellectual Property, except pursuant to the terms of existing Contracts or the licensing of any such Intellectual Property in the ordinary course of business consistent with past practice or (ii) compromise, settle or agree to settle, or consent to judgment in, any one or more actions or institute any action concerning any Island Material Intellectual Property except in the ordinary course of business consistent with past practice;

          (e)   declare, set aside, make or pay any dividend or other distribution (whether payable in cash, shares, property or a combination thereof) with respect to any of its capital stock or other Equity Interests or enter into any agreement with respect to the voting or registration of its capital stock or other Equity Interests;

          (f)    reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other Equity Interests;

          (g)   form any new Subsidiary, or merge or consolidate Island with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Island;

          (h)   acquire (including by merger, consolidation, or acquisition of shares or assets) any interest in any Person or any assets thereof in each case with value in excess of $2,000,000, other than in the ordinary course of business consistent with past practice or pursuant to the Contracts set forth on Section 5.1(h) of the Island Disclosure Schedule;

          (i)    repurchase, repay, refinance or incur any indebtedness for borrowed money, except as required by the terms of any such indebtedness as of the date hereof, or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any Person for borrowed money, except for borrowings under Island's existing credit facilities or issuances of commercial paper for working capital and general corporate purposes in the ordinary course of business consistent with past practice;

          (j)    make any loans, advances or capital contributions to, or investments in, any other Person in excess of $2,000,000 in the aggregate;

          (k)   terminate, cancel, renew, or request or agree to any material change in or waiver under any Island Material Contract, or enter into or amend any Contract that, if existing on the date hereof, would be an Island Material Contract, in each case other than in the ordinary course of business consistent with past practice;

          (l)    make or authorize any capital expenditure in excess of Island's capital expenditure budget as disclosed to Boat prior to the date hereof, other than capital expenditures that are not, in the aggregate, in excess of $2,000,000;

          (m)  except (i) in the ordinary course of business consistent with past practice with respect to individuals with a title below Vice President, or (ii) to the extent required by applicable Law or the existing terms of any Island Benefit Plan disclosed in Section 3.11(a) of the Island Disclosure Schedule: (A) materially increase the compensation or benefits payable or to become payable to directors, officers or employees of Island; (B) grant any rights to severance or termination pay or transaction or retention bonus payments to, or enter into any severance agreement with, any director, officer or employee of Island; (C) establish, adopt, enter into or materially amend any collective bargaining agreement or other Contract with any labor union or labor organization, Island Benefit Plan or similar plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee of Island; (D) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Island Benefit Plan; or (E) hire or terminate the employment of any executive officer of Island other than terminations for cause, death or disability;

          (n)   forgive any loans to directors, officers or employees of Island;

          (o)   waive, release, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) with value in excess of $2,000,000, except in the ordinary course of business consistent with past practice and in accordance with their terms;

          (p)   make any change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP or by a Governmental Entity;

          (q)   waive, release, assign, settle or compromise any claims or rights with value in excess of $2,000,000 held by Island;

          (r)   compromise, settle or agree to settle any Proceeding or investigation (including any Proceeding or investigation relating to this Agreement or the Transactions) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of monetary damages not in excess of $2,000,000 individually or in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, Island;

          (s)   except as required by applicable Law, make, change or revoke any material Tax election, change any Tax accounting period for purposes of a material Tax or material method of Tax accounting, file any material amended Tax Return, settle or compromise any audit or proceeding relating to a material amount of Taxes, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes, enter into any "closing agreement" within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to any material Tax, or surrender any right to claim a material Tax refund;

          (t)    write up, write down or write off the book value of any assets, in the aggregate, in excess of $2,000,000, except for depreciation and amortization in accordance with GAAP consistently applied;

          (u)   convene any annual or special meeting (or any adjournment thereof) of the stockholders of Island, other than the Island Stockholders Meeting and the 2018 annual meeting of stockholders (only if such 2018 annual meeting is not otherwise combined with the Island Stockholders Meeting);

          (v)   fail to use reasonable efforts to maintain existing material insurance policies or comparable replacement policies to the extent available for a reasonable cost; or

          (w)  authorize or enter into any Contract to do any of the foregoing or otherwise make any commitment to do any of the foregoing.

        5.2    Conduct of Business by Boat and its Subsidiaries Pending the Effective Time.    Boat agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.2 of the Boat Disclosure Schedule, as required by Law or as otherwise expressly contemplated or required by this Agreement, unless Island shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), Boat will, and will cause each of its Subsidiaries to, (i) conduct its operations only in the ordinary course of business consistent with past practice, (ii) use its commercially reasonable efforts to keep available the services of the current officers, employees and consultants of Boat and each of its Subsidiaries and to preserve the goodwill and current relationships of Boat and each of its Subsidiaries with Persons with which Boat or any of its Subsidiaries has business relations, and (iii) use its commercially reasonable efforts to preserve intact its business organization and comply with all applicable Laws. Without limiting the foregoing, except as set forth in Section 5.2 of the Boat Disclosure Schedule, as required by Law or as otherwise expressly contemplated or required by this Agreement, Boat shall not, and shall not permit any of its Subsidiaries to, between the date of this

Agreement and the Effective Time, directly or indirectly, take any of the following actions without the prior written consent of Island (such consent not to be unreasonably withheld, conditioned or delayed):

          (a)   amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents (including by merger, consolidation or otherwise);

          (b)   issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of, any shares of capital stock of, or other Equity Interests in, Boat or any of its Subsidiaries of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including any such interest represented by Contract right), or any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock based performance rights, of Boat or any of its Subsidiaries, other than (i) the issuance of Boat Common Stock in connection with the exercise, vesting or payment of Boat Stock Options or Boat RSUs outstanding as of the date hereof in accordance with their terms, (ii) the issuance of any Boat Stock Options or Boat RSUs or Boat Common Stock (in lieu of cash compensation otherwise payable to members of the Boat Board), in either case, in the ordinary course of business consistent with past practice up to a maximum of 200,000 shares of Boat Common Stock subject thereto, (iii) in connection with the assumption and conversion of Island Stock Options and Island RSUs in accordance with the terms of this Agreement or (iv) the issuance of any shares of Boat Common Stock in accordance with the Boat ESPP;

          (c)   sell, pledge, dispose of, transfer, lease, license, guarantee or encumber any property or assets of Boat or any of its Subsidiaries with value in excess of $2,000,000, except pursuant to existing Contracts or the sale or purchase of goods in the ordinary course of business consistent with past practice;

          (d)   (i) sell, assign, pledge, grant or acquire, agree to grant to or acquire from any Person, or otherwise encumber, transfer, license, abandon, place in the public domain, permit to lapse, disclose or agree to disclose or otherwise dispose of any Boat Material Intellectual Property, except pursuant to the terms of existing Contracts or the licensing of any such Intellectual Property in the ordinary course of business consistent with past practice or (ii) compromise, settle or agree to settle, or consent to judgment in, any one or more actions or institute any action concerning any Boat Material Intellectual Property except in the ordinary course of business consistent with past practice;

          (e)   declare, set aside, make or pay any dividend or other distribution (whether payable in cash, shares, property or a combination thereof) with respect to any of its capital stock or other Equity Interests (other than dividends paid by a wholly owned Subsidiary of Boat to Boat or another wholly owned Subsidiary of Boat) or enter into any agreement with respect to the voting or registration of its capital stock or other Equity Interests;

          (f)    reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other Equity Interests;

          (g)   form any new Subsidiary, or merge or consolidate Boat or any of its Subsidiaries with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Boat or any of its Subsidiaries, other than internal reorganizations in the ordinary course of business that would not have a material and adverse impact on Boat and its Subsidiaries or the Transaction;

          (h)   acquire (including by merger, consolidation, or acquisition of shares or assets) any interest in any Person or any assets thereof in each case with value in excess of $2,000,000, other than in the ordinary course of business consistent with past practice or pursuant to the Contracts set forth on Section 5.2(h) of the Boat Disclosure Schedule;

          (i)    repurchase, repay, refinance or incur any indebtedness for borrowed money, except as required by the terms of any such indebtedness as of the date hereof, or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any Person (other than a wholly owned Subsidiary of Boat) for borrowed money, except for borrowings under Boat's existing credit facilities or issuances of commercial paper for working capital and general corporate purposes in the ordinary course of business consistent with past practice;

          (j)    make any loans, advances or capital contributions to, or investments in, any other Person (other than any wholly owned Subsidiary of Boat) in excess of $2,000,000 in the aggregate;

          (k)   terminate, cancel, renew, or request or agree to any material change in or waiver under any Boat Material Contract, or enter into or amend any Contract that, if existing on the date hereof, would be a Boat Material Contract, in each case other than in the ordinary course of business consistent with past practice;

          (l)    make or authorize any capital expenditure in excess of Boat's capital expenditure budget as disclosed to Island prior to the date hereof, other than capital expenditures that are not, in the aggregate, in excess of $2,000,000;

          (m)  except (i) in the ordinary course of business consistent with past practice with respect to individuals with a title below Vice President, or (ii) to the extent required by applicable Law or the existing terms of any Boat Benefit Plan disclosed in Section 4.11(a) of the Boat Disclosure Schedule: (A) materially increase the compensation or benefits payable or to become payable to directors, officers or employees of Boat or its Subsidiaries; (B) grant any rights to severance or termination pay or transaction or retention bonus payments to, or enter into any severance agreement with, any director, officer or employee of Boat or its Subsidiaries, (C) establish, adopt, enter into or materially amend any collective bargaining agreement or other Contract with any labor union or labor organization, Boat Benefit Plan or similar plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee of Boat or its Subsidiaries; (D) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Boat Benefit Plan; or (E) hire or terminate the employment of any executive officer of Boat other than terminations for cause, death or disability;

          (n)   forgive any loans to directors, officers or employees of Boat or its Subsidiaries;

          (o)   waive, release, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) with value in excess of $2,000,000, except in the ordinary course of business consistent with past practice and in accordance with their terms;

          (p)   make any change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP or by a Governmental Entity;

          (q)   waive, release, assign, settle or compromise any claims or rights with value in excess of $2,000,000 held by Boat or any of its Subsidiaries;

          (r)   compromise, settle or agree to settle any Proceeding or investigation (including any Proceeding or investigation relating to this Agreement or the Transactions) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of monetary damages not in excess of $2,000,000 individually or in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, Boat or any of its Subsidiaries;

          (s)   except as required by applicable Law, make, change or revoke any material Tax election, change any Tax accounting period for purposes of a material Tax or material method of Tax accounting, file any material amended Tax Return, settle or compromise any audit or proceeding relating to a material amount of Taxes, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes, enter into any "closing agreement" within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to any material Tax, or surrender any right to claim a material Tax refund, or undertake any transaction with any Subsidiary of Boat that would reasonably be expected to have any significant U.S. federal income tax consequences to Boat or its Subsidiaries;

          (t)    write up, write down or write off the book value of any assets, in the aggregate, in excess of $2,000,000, except for depreciation and amortization in accordance with GAAP consistently applied;

          (u)   convene any annual or special meeting (or any adjournment thereof) of the stockholders of Boat, other than the Boat Stockholders Meeting and the 2018 annual meeting of stockholders (only if such 2018 annual meeting is not otherwise combined with the Boat Stockholders Meeting);

          (v)   fail to use reasonable efforts to maintain existing material insurance policies or comparable replacement policies to the extent available for a reasonable cost; or

          (w)  authorize or enter into any Contract to do any of the foregoing or otherwise make any commitment to do any of the foregoing.

        5.3    Preparation of the Form S-4 and the Joint Proxy Statement; Stockholders Meetings.

          (a)   As promptly as practicable after the execution of this Agreement, (i) Boat and Island shall jointly prepare and cause to be filed with the SEC, the Joint Proxy Statement to be sent to the stockholders of Boat and the stockholders of Island, as applicable, relating to the Boat Stockholders Meeting and the Island Stockholders Meeting and (ii) Boat and Island shall jointly prepare and Holdco shall file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus, in connection with the registration under the Securities Act of the shares of Holdco Common Stock to be issued in the Mergers. Each of Boat, Island and Holdco shall use its reasonable best efforts to have the Form S-4 declared effective as promptly as practicable after such filing (including by responding to comments of the SEC) and, prior to the effective date of the Form S-4, each of Boat, Island and Holdco shall take all action reasonably required to be taken under any applicable securities Laws in connection with the issuance of Boat Common Stock. Each of Boat and Island shall furnish all information as may be reasonably requested by the other party in connection with any such action and the preparation, filing and distribution of the Form S-4 and the Joint Proxy Statement. As promptly as practicable after the Form S-4 shall have become effective, each of Boat and Island shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to its respective stockholders. No filing of, or amendment or supplement to, the Form S-4 will be made by Holdco, and no filing of, or amendment or supplement to, the Joint Proxy Statement will be made by Boat or Island, in each case without providing the other party with a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to Boat or Island, or any of their respective affiliates, directors or officers, should be discovered by Boat or Island which should be set forth in an amendment or supplement to either the Form S-4 or the Joint Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of Boat and the stockholders of Island. Each party shall notify the other party promptly of the time when the Form S-4 has become effective, and of the issuance of any stop order or suspension of the qualification of the shares of Holdco Common Stock issuable in connection with the Mergers for offering or sale in any jurisdiction. In addition, each party agrees to provide the other party and its legal counsel with copies of any written comments, and shall inform the other party of any oral comments, that such party or its counsel may receive from time to time from the SEC or its staff with respect to the Form S-4 or the Joint Proxy Statement promptly after receipt of such comments, and any written or oral responses thereto. Each party and their respective counsel shall be given a reasonable opportunity to review any such written responses and each party shall give due consideration to the additions, deletions or changes suggested thereto by the other party and their respective counsel.

          (b)   Island Stockholders Meeting.

              (i)  Island shall, promptly following the date on which the Form S-4 has been filed with the SEC and the parties otherwise mutually determine to be appropriate, establish a record date for, and, as soon as practicable following the effectiveness of the Form S-4, duly call and give notice of and convene and hold a meeting of its stockholders (the "Island Stockholders Meeting") for the purpose of seeking the Island Stockholder Approval; provided, however, that Island may postpone or adjourn the Island Stockholders Meeting (A) with the prior written consent of Boat, which consent shall not be unreasonably withheld, conditioned or delayed; (B) if a quorum has not been established; (C) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Island Board has determined in good faith after consultation with outside counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Island's stockholders prior to the Island Stockholders Meeting; (D) to allow reasonable additional time to solicit additional proxies, if and to the extent the requisite Island Stockholder Approval would not otherwise be obtained; or (E) if required by Law; provided, however, that in the case of clauses (B), (C), (D) and (E), the Island Stockholders Meeting shall not be postponed or adjourned for more than ten (10) Business Days in the aggregate from the originally scheduled date of the Island Stockholders Meeting without the prior written consent of Boat; provided, further, that in the event that Boat postpones or adjourns the Boat Stockholders Meeting in accordance with the terms of this Agreement, Island may postpone or adjourn the Island Stockholders Meeting for an equal number of days. Island shall, upon the reasonable request of Boat, advise Boat at least on a daily basis on each of the last seven (7) Business Days prior to the date of the Island Stockholders Meeting as to the aggregate tally of proxies received by Island with respect to the Island Stockholder Approval.

             (ii)  Island shall, through the Island Board, make the Island Recommendation and include such Island Recommendation in the Joint Proxy Statement (subject to Section 5.4) and use its reasonable best efforts to (A) solicit from its stockholders proxies in favor of the adoption of this Agreement and the Transactions, including the Mergers, and (B) take all other action necessary or advisable to secure the Island Stockholder Approval. Except as expressly permitted in Section 5.4(b) and Section 5.4(d), neither the Island Board nor any committee thereof shall (x) withhold, withdraw, modify or qualify, or propose publicly to withhold, withdraw, modify or qualify, in a manner adverse to Boat, the approval, determination of advisability, or recommendation by the Island Board of, this Agreement, the Mergers and the other Transactions, (y) make, or permit any director or executive officer to make, any public statement in connection with the Island Stockholders Meeting by or on behalf of the Island Board or such committee that would reasonably be expected to have the same effect or (z) approve, determine to be advisable, or recommend, or propose publicly to approve, determine to be advisable, or recommend, any Competing Proposal (the actions specified in the foregoing clauses (x), (y) and (z) being referred to as an "Island Adverse Recommendation Change").

            (iii)  Notwithstanding any Island Adverse Recommendation Change, unless this Agreement is terminated in accordance with its terms, the obligations of the parties hereunder shall continue in full force and effect. Without limiting the generality of the foregoing, unless this Agreement is terminated in accordance with its terms, this Agreement and the Island Merger shall be submitted to the stockholders of Island for approval at the Island Stockholders Meeting whether or not (x) the Island Board shall have effected an Island Adverse Recommendation Change or (y) any Competing Proposal shall have been publicly proposed or announced or otherwise submitted to Island or any of its Representatives.

        (c)    Boat Stockholders Meeting.

              (i)  Boat shall, as soon as practicable following the date on which the Form S-4 has been filed with the SEC and the parties otherwise mutually determine to be appropriate, establish a record date for, and, as soon as practicable following the effectiveness of the Form S-4, duly call and give notice of and convene and hold a meeting of its stockholders (the "Boat Stockholders Meeting") for the purpose of seeking the Boat Stockholder Approval; provided, however, that Boat may postpone or adjourn the Boat Stockholders Meeting (A) with the prior written consent of Island, which consent shall not be unreasonably withheld, conditioned or delayed; (B) if a quorum has not been established; (C) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Boat Board has determined in good faith after consultation with outside counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Boat's stockholders prior to the Boat Stockholders Meeting; (D) to allow reasonable additional time to solicit additional proxies, if and to the extent the requisite Boat Stockholder Approval would not otherwise be obtained; or (E) if required by Law; provided, however, that in the case of clauses (B), (C), (D) and (E), the Boat Stockholders Meeting shall not be postponed or adjourned for more than ten (10) Business Days in the aggregate from the originally scheduled date of the Boat Stockholders Meeting without the prior written consent of Island; provided, further, that in the event that Island postpones or adjourns the Island Stockholders Meeting in accordance with the terms of this Agreement, Boat may postpone or adjourn the Boat Stockholders Meeting for an equal number of days. Boat shall, upon the reasonable request of Island, advise Island at least on a daily basis on each of the last seven (7) Business Days prior to the date of the Boat Stockholders Meeting as to the aggregate tally of proxies received by Boat with respect to the Boat Stockholder Approval.

             (ii)  Boat shall, through the Boat Board, make the Boat Recommendation and include such Boat Recommendation in the Joint Proxy Statement (subject to Section 5.4) and use its reasonable best efforts to (A) solicit from its stockholders proxies in favor of the adoption of this Agreement and the Transactions, including the Mergers, and (B) take all other action necessary or advisable to secure the Boat Stockholder Approval. Except as expressly permitted in Section 5.4(b) and Section 5.4(d), neither the Boat Board nor any committee thereof shall (x) withhold, withdraw, modify or qualify, or propose publicly to withhold, withdraw, modify or qualify, in a manner adverse to Island, the approval, determination of advisability, or recommendation by the Boat Board of, this Agreement, the Mergers and the other Transactions, (y) make, or permit any director or executive officer to make, any public statement in connection with the Boat Stockholders Meeting by or on behalf of the Boat Board or such committee that would reasonably be expected to have the same effect or (z) approve, determine to be advisable, or recommend, or propose publicly to approve, determine to be advisable, or recommend, any Competing Proposal (the actions specified in the foregoing clauses (x), (y) and (z) being referred to as a "Boat Adverse Recommendation Change").

            (iii)  Notwithstanding any Boat Adverse Recommendation Change, unless this Agreement is terminated in accordance with its terms, the obligations of the parties hereunder shall continue in full force and effect. Without limiting the generality of the foregoing, unless this

    Agreement is terminated in accordance with its terms, this Agreement and the Boat Merger shall be submitted to the stockholders of Boat for approval at the Boat Stockholders Meeting whether or not (x) the Boat Board shall have effected a Boat Adverse Recommendation Change or (y) any Competing Proposal shall have been publicly proposed or announced or otherwise submitted to Boat or any of its Representatives.

          (d)   Island and Boat will use their respective reasonable best efforts to hold the Island Stockholders Meeting and the Boat Stockholders Meeting on the same date.

          (e)   Promptly following the execution of this Agreement, Boat shall cause Holdco to execute and deliver, in accordance with Section 228 of the DGCL, written consents adopting this Agreement in its capacity as the sole stockholder of each of Merger Sub A and Merger Sub B.

        5.4    No Solicitation of Transactions.

          (a)   Each of Island and Boat shall immediately cease, and shall cause its respective Subsidiaries and Representatives to immediately cease, any discussions or negotiations with any Person that may be ongoing with respect to a Competing Proposal, or any proposal that would reasonably be expected to lead to a Competing Proposal, and shall request to have returned promptly to Island or Boat, as applicable, any confidential information that has been provided in any such discussions or negotiations. From the date hereof until the earlier of the Effective Time or the date of termination of this Agreement in accordance with Article 7, each of Island and Boat shall not, and shall cause its respective Subsidiaries and Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or induce (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes, or would reasonably be expected to lead to, any Competing Proposal, or (ii) engage in any discussions or negotiations regarding any Competing Proposal; provided, however, that (x) such party may ascertain facts from the Person making an unsolicited Competing Proposal for the sole purpose of the Island Board or the Boat Board, as applicable, informing itself about the terms of such Competing Proposal and the Person that made it and (y) if, prior to obtaining the Island Stockholder Approval (in the case of Island) or the Boat Stockholder Approval (in the case of Boat) and following the receipt of a bona fide written Competing Proposal made after the date hereof that the Island Board or Boat Board, as applicable, determines in good faith (after receiving advice of its financial advisor and of its outside legal counsel) is or would reasonably be expected to lead to a Superior Proposal and that was not, directly or indirectly, solicited, initiated or knowingly encouraged in violation of this Section 5.4, the Island Board or the Boat Board, as applicable, determines in good faith, after consultation with outside legal counsel, that a failure to take action with respect to such Competing Proposal, as applicable, would constitute a breach of its fiduciary duties under applicable Law, Island or Boat may, in response to such Competing Proposal, as applicable, and subject to compliance with Section 5.4(c), (A) furnish information with respect to Island or Boat, as applicable, to the Person making such Competing Proposal pursuant to an Acceptable Confidentiality Agreement, and (B) engage in discussions or negotiations with such Person regarding such Competing Proposal. Except as expressly permitted by this Section 5.4, each of Boat and Island shall not, and shall cause their respective Subsidiaries and Representatives not to, from and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Article 7, directly or indirectly (1) approve, endorse, recommend or enter into, or publicly propose to approve, endorse, recommend or enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar definitive agreement (other than an Acceptable Confidentiality Agreement) with respect to any Competing Proposal; (2) take any action to make the provisions of any takeover statute inapplicable to any transactions contemplated by a Competing Proposal; or (3) terminate, amend, release, modify or knowingly fail to enforce any provision of, or grant any permission, waiver or request under, any standstill, confidentiality or similar agreement entered into by the applicable party in respect of or in contemplation of a Competing Proposal (other than to the extent the Boat Board or the Island Board, as applicable, determines in good faith after consultation with its outside legal counsel, that failure to take any of such actions under clause (3) would be constitute a breach of its fiduciary duties under applicable Law), or (4) propose to do any of the foregoing. For the avoidance of doubt, nothing in this Section 5.4(a) shall relieve any party from its obligations under Section 5.6.

          (b)   Notwithstanding any other provision of this Agreement, including Section 5.3 but subject to compliance with this Section 5.4, prior to receipt of the Island Stockholder Approval, the Island Board may, or, prior to receipt of the Boat Stockholder Approval, the Boat Board may, in response to any bona fide written Competing Proposal that was not, directly or indirectly, solicited, initiated or knowingly encouraged in violation of this Section 5.4, effect an Island Adverse Recommendation Change or a Boat Adverse Recommendation Change, as applicable, if and only if (i) the Island Board or the Boat Board, as applicable, concludes in good faith, after consultation with Island's or Boat's outside financial advisors and outside legal counsel, that such Competing Proposal constitutes a Superior Proposal; (ii) the Boat Board or the Island Board, as applicable, provides the other party four (4) Business Days prior written notice of its intention to take such action (a "Competing Proposal Notice"), which notice shall include the information with respect to such Competing Proposal that is specified in Section 5.4(c), as well as a copy of such Competing Proposal (it being agreed that neither the delivery of such notice by a party nor any public announcement thereof that such party determines it is required to make under applicable Law shall constitute an Island Adverse Recommendation Change or a Boat Adverse Recommendation Change, as applicable, unless and until such party shall have failed at or prior to the end of the period referred to in clause (iii) below (and, upon the occurrence of such failure, such notice and such public announcement shall constitute an Island Adverse Recommendation Change or a Boat Adverse Recommendation Change, as applicable) to publicly announce that it (A) is recommending the Transactions and (B) has determined that such other Competing Proposal (taking into account (x) any modifications or adjustments made to the Transactions agreed to by the other party in writing and (y) any modifications or adjustments made to such other Competing Proposal) is not a Superior Proposal and has publicly rejected such Competing Proposal); (iii) during the four (4) Business Days following such written notice (the "Negotiation Period"), if requested by the other party, the Board of Directors effecting the recommendation change and its Representatives have negotiated in good faith with the other party regarding any revisions to the terms of the Transactions proposed by the other party in response to such Competing Proposal; and (iv) at the end of the four (4) Business Day period described in the foregoing clause (iii), the Island Board or Boat Board, as applicable, concludes in good faith, after consultation with Island's or Boat's outside legal counsel and financial advisors (and taking into account any adjustment or modification of the terms of this Agreement to which the other party has agreed in writing to make to the terms of the Transactions), that the Competing Proposal continues to be a Superior Proposal and, after consultation with Island's or Boat's outside legal counsel, that the failure to make an Island Adverse Recommendation Change or Boat Adverse Recommendation Change, as applicable, would constitute a breach of the fiduciary duties of the Island Board or Boat Board under applicable Law. Any material amendment or modification to any Competing Proposal shall require a new Competing Proposal Notice and the Negotiation Period shall be extended by an additional two (2) Business Days from the date of receipt of such new Competing Proposal Notice.

          (c)   In addition to the obligations of Boat and Island set forth in Section 5.4(a) and Section 5.4(b), Boat or Island shall promptly, and in any event no later than 24 hours, after it receives (i) any Competing Proposal or indication by any Person that is considering making a Competing Proposal, (ii) any request for non-public information relating to Boat or Island or their respective Subsidiaries, other than requests for information that would not reasonably be expected to result in a Competing Proposal, or (iii) any inquiry or request for discussions or negotiations regarding any Competing Proposal, notify the other party orally and in writing of any of the foregoing occurrences, the identity of the person making such request, inquiry or Competing Proposal and a copy of such request, inquiry or Competing Proposal (or where no such copy is available, a reasonably detailed description of such request, inquiry or Competing Proposal). Each party shall keep the other party reasonably informed (orally and in writing) on a current basis (and in any event at the other party's request and otherwise no later than 24 hours after the occurrence of any material changes, developments, discussions or negotiations) of the status of any request, inquiry or Competing Proposal (including the terms and conditions thereof and of any modification thereto), and any material developments, discussions and negotiations, including furnishing copies of any written inquiries, material correspondence and draft documentation, and written summaries of any material oral inquiries or discussions. Without limiting the foregoing, each party shall promptly (and in any event within 24 hours) notify the other party orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning a Competing Proposal pursuant to this Section 5.4. Each of Boat and Island agrees that, subject to applicable restrictions under applicable Law, it shall, prior to or concurrent with the time it is provided to any third parties, provide to the other party any non-public information concerning Boat or Island and their respective Subsidiaries that Boat or Island provided to any third party in connection with any Competing Proposal which was not previously provided to the other party.

          (d)   Notwithstanding anything in this Section 5.4 to the contrary, at any time prior to obtaining the Boat Stockholder Approval or the Island Stockholder Approval, the Boat Board or the Island Board, as applicable, may make a Boat Adverse Recommendation Change or an Island Adverse Recommendation Change, as applicable, if (i) such board determines that an Intervening Event has occurred and is continuing and (ii) such board determines in good faith (after consultation with outside counsel) that the failure to make a Boat Adverse Recommendation Change or an Island Adverse Recommendation Change, as applicable, in response to such Intervening Event would constitute a breach of its fiduciary duties under applicable Law; provided that (x) the Boat Board or the Island Board has given the other party at least four (4) Business Days prior written notice of its intention to take such action and specifying in reasonable detail the circumstances related to such determination and (y) prior to effecting a Boat Adverse Recommendation Change or an Island Adverse Recommendation Change, the applicable party has negotiated, and has caused its Representatives to negotiate, in good faith with the other party during such notice period to the extent such other party wishes to negotiate, to enable such party to revise the terms of this Agreement, such that the failure to make a Boat Adverse Recommendation Change or an Island Adverse Recommendation Change, as applicable, would not constitute a breach of its fiduciary duties under applicable Law.

          (e)   Nothing contained in this Agreement shall prohibit the Boat Board or the Island Board from (i) taking and disclosing to their stockholders, as applicable, a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act regarding a Company Proposal, or from issuing a "stop, look and listen" statement pending disclosure of its position thereunder, or (ii) making any disclosure to their stockholders regarding a Company Proposal if the Island Board or Boat Board, as applicable, determines in good faith, after consultation with its outside counsel, that the failure to make such disclosure would be inconsistent with its duties to stockholders under, or would violate, applicable Law, provided, that if any such disclosure pursuant to this clause (ii) has the substantive effect of withdrawing or adversely modifying the Boat Recommendation or the Island Recommendation, such disclosure shall be deemed to be Boat Adverse Recommendation Change or an Island Adverse Recommendation Change, as applicable for purposes of this Agreement (it being understood that any "stop, look or listen" communication that contains only the information set forth in Rule 14d-9(f) shall not be deemed, in and of itself to be a Boat Adverse Recommendation Change or an Island Adverse Recommendation Change).

          (f)    For purposes of this Agreement:

              (i)  "Competing Proposal" shall mean, with respect to Boat or Island, as applicable, other than the Transactions, any proposal or offer from a third party relating to (A) a merger, reorganization, sale of assets, out license, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation, joint venture or similar transaction involving Boat or Island, as applicable, or any of their respective Subsidiaries; (B) the acquisition (whether by merger, consolidation, equity investment, joint venture, out license or otherwise) by any Person of twenty percent (20%) or more of the consolidated assets of Boat or Island, and their respective Subsidiaries, as determined on a book-value or fair-market-value basis; (C) the purchase or acquisition, in any manner, directly or indirectly, by any Person of twenty percent (20%) or more of the issued and outstanding shares of the Boat Common Stock or the Island Common Stock, as applicable, or any other Equity Interests in Boat or Island, as applicable, (D) any purchase, acquisition, tender offer or exchange offer that, if consummated, would result in any Person beneficially owning twenty percent (20%) or more of the shares of Boat Common Stock or Island Common Stock, as applicable, or any other Equity Interests of Boat, Island or any of their respective Subsidiaries, as applicable, or (E) any combination of the foregoing.

             (ii)  "Intervening Event" means any material event, development or change in circumstances that first occurs, arises or becomes known to Boat or Island or its respective board, as applicable, after the date of this Agreement, to the extent that such event, development or change in circumstances was not reasonably foreseeable as of the date of this Agreement; provided, however, that in no event shall the following events, developments or changes in circumstances constitute an Intervening Event: (1) the receipt, existence or terms of a Competing Proposal or any matter relating thereto or consequence thereof; (2) any change in the price, or change in trading volume, of Boat Common Stock or Island Common Stock (provided, however, that the exception to this clause (2) shall not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred); and (3) meeting or exceeding internal or analysts' expectations, projections or results of operations (provided, however, that the exception to this clause (3) shall not apply to the underlying causes giving rise to or contributing to such circumstances or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred).

            (iii)  "Superior Proposal" means a bona fide written Competing Proposal (except the references therein to "20%" shall be replaced by "80%") made by a third party which was not solicited by Boat or Island or any of their respective Representatives and which, in the good faith judgment of the Boat Board or the Island Board, as applicable, and after consultation with its outside financial and legal advisors, taking into account the various legal, financial and regulatory aspects of the Competing Proposal, including the financing terms thereof, and the third party making such Competing Proposal (A) if accepted, is reasonably likely to be consummated, (B) if consummated, would result in a transaction that is more favorable to Boat's stockholders or Island's stockholders, as applicable, from a financial point of view, than the Mergers and the other Transactions contemplated hereby (after giving effect to all adjustments or modifications to the terms thereof which may be agreed in writing to be made by the other party (including pursuant to Section 5.4(b))) and (C) if a cash transaction (in whole or in part), financing for which is then fully committed or reasonably determined to be available.

        5.5    Access to Information; Confidentiality.

          (a)   Upon reasonable notice, each of Boat and Island shall (and shall cause their respective Subsidiaries and Representatives to) afford to the other party and its Representatives reasonable access during normal business hours, during the period prior to the Effective Time, to all its properties, books, Contracts and records and its officers, employees and Representatives and, during such period, each of Boat and Island shall (and shall cause its Subsidiaries and Representatives to) furnish promptly to the other party (i) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of applicable securities Laws (other than reports or documents which such party is not permitted to disclose under applicable Law) and (ii) consistent with its obligations under applicable Law, all other information concerning its business, properties and personnel as the other party may reasonably request; provided, however, none of Boat or Island or any of their respective Subsidiaries or Representatives shall be required to provide access to or disclose information where such information or access would, in the reasonable judgment of such party, (x) breach any agreement with any third party, (y) constitute a waiver of the attorney-client or other privilege held by such party or (z) otherwise violate any applicable Law. In the event any of the restrictions in clauses (x) through (z) of the foregoing sentence shall apply, each party shall advise the other party of the subject matter of any such information that cannot be disclosed and the parties shall use their reasonable best efforts to make appropriate alternate disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with applicable Laws. Any such information provided pursuant to this Section 5.5 shall be held in confidence to the extent required by, and in accordance with, the provisions of that certain Confidentiality Agreement, dated October 18, 2017, as such agreement may be amended from time to time in accordance with its terms (the "Confidentiality Agreement"), between Boat and Island, which Confidentiality Agreement shall remain in full force and effect.

          (b)   Each of the parties hereby agree that no investigation by any of the parties or their respective Representatives or information provided, made available or delivered pursuant to this Agreement shall affect the representations, warranties, covenants or agreements of any other party set forth herein.

        5.6    Appropriate Action.

          (a)   Island, Merger Sub A, Merger Sub B, Holdco and Boat shall use their reasonable best efforts to take or cause to be taken all appropriate action, and to do, or cause to be done, all things necessary to consummate and make effective the transactions contemplated under this Agreement, including using their reasonable best efforts to obtain, or cause to be obtained, all waivers, permits, consents, approvals, authorizations, qualifications and orders of all Governmental Entities and parties to Contracts with Island, Boat or any of their respective Subsidiaries that may be or become necessary for the performance of obligations pursuant to this Agreement and the consummation of the transactions contemplated hereby. The parties shall cooperate and assist one another in good faith (i) in connection with all actions to be taken pursuant to this Section 5.6(a), including the preparation and making of the filings referred to herein and, if requested, amending or furnishing additional information thereunder, and (ii) in seeking, as promptly as reasonably practicable, to obtain all such waivers, permits, consents, approvals, authorizations, qualifications and orders. Upon the terms and subject to the conditions set forth in this Agreement, each party agrees to make any filings required to be made pursuant to the HSR Act or other applicable Antitrust Laws with respect to the Transactions as promptly as reasonably practicable (and, in the case of the required Notification and Report Forms pursuant to the HSR Act, in any event within ten (10) Business Days after the date hereof) and to supply as promptly as reasonably practicable to the appropriate Governmental Entities any additional information and documentary material that may be requested by such Governmental Entities pursuant to the HSR Act or such other applicable Antitrust Laws. All such antitrust filings to be made shall be made in substantial compliance with the requirements of the HSR Act and such other applicable Antitrust Laws, as applicable.

          (b)   In furtherance, and without limiting the generality, of the foregoing, the parties shall use their reasonable best efforts to cooperate with and assist each other in good faith to (A) determine, as promptly as reasonably practicable, which filings are required to be made pursuant to the HSR Act or other applicable Antitrust Laws with respect to the Transactions, (B) provide or cause to be provided as promptly as reasonably practicable to the other party all necessary information and assistance as any Governmental Entity may from time to time require of such party in connection with obtaining the relevant waivers, permits, consents, approvals, authorizations, qualifications, Orders or expiration of waiting periods in relation to such filings or in connection with any other review or investigation of the Transactions by a Governmental Entity pursuant to the HSR Act or other applicable Antitrust Laws and (C) provide or cause to be provided as promptly as reasonably practicable all assistance and cooperation to allow the other party to prepare and submit any such filings or submissions required to be submitted under the HSR Act or other applicable Antitrust Laws, including providing to the other party any information that the other party may from time to time require for the purpose of any filing with, notification to, application with, or request for further information made by, any Governmental Entity in respect of any such filing. To the extent permitted by applicable Law and not prohibited by any Governmental Entity, each party shall (A) keep the other apprised of the content and status of any communications with, and communications from, any Governmental Entity with respect to the Transactions, including promptly notifying the other party of any communication it receives from any Governmental Entity relating to any review or investigation of the Transactions under the HSR Act or other applicable Antitrust Laws, and (B) provide advance notice of and permit representatives of the other party to be present and participate at each meeting or teleconference relating to any review or investigation of the Transactions under the HSR Act or other applicable Antitrust Laws; provided, further, that each party shall be consulted in advance in connection with any argument, opinion or proposal to be made or submitted to any Governmental Entity in such meetings or teleconferences. To the extent permitted by applicable Law, the parties shall, and shall use their reasonable best efforts to cause their respective affiliates to use their reasonable best efforts to, provide each other with copies of all correspondence, filings or communications between them or any of their respective Representatives, on the one hand, and any Governmental Entity or members of its staff, on the other hand, with respect to this Agreement and the Transactions; provided, however, that materials may be redacted (1) to remove references concerning the valuation of Boat and its Subsidiaries or Island, as applicable; (2) as necessary to comply with any Contract or Laws; and (3) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

          (c)   Subject to the penultimate sentence of this Section 5.6(c), Island and Boat shall, and shall cause each of their respective Subsidiaries to, take any and all steps necessary to obtain approval of the consummation of the Transactions by any antitrust or competition Governmental Entity, including taking all steps necessary to avoid or eliminate each and every legal impediment under any applicable Antitrust Law that may be asserted by any antitrust or competition Governmental Entity so as to enable the parties hereto to close the Transactions as promptly as reasonably practicable, and in any event prior to the Outside Date. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.6 shall require Boat nor any of its Subsidiaries and affiliates nor Island nor any of its Subsidiaries and affiliates to agree to any sale, transfer, license, separate holding, divestiture or other disposition of, or to any prohibition of or any limitation on the acquisition, ownership, operation, effective control or exercise of full rights of ownership, or other modification of rights in respect of, any material business, product line or asset, or otherwise modify any material business practice or contractual relationship (each, an "Antitrust Restraint"). In the event of any conflict between subsections (a), (b) or (c) of this Section 5.6, the provisions of this Section 5.6(c) shall, with respect to the matters addressed in this Section 5.6(c), supersede the provisions of subsection (a) and (b) of this Section 5.6.

          (d)   Each party shall, and shall cause its respective Subsidiaries to, respond as promptly as reasonably practicable to any inquiries or requests for information and documentary material received from any Governmental Entity in connection with any antitrust or competition matters related to this Agreement and the transactions contemplated hereby.

          (e)   Without the prior written approval of the other party, no party shall effect or agree to any business combination (whether structured as a merger, business combination, tender offer, exchange offer or similar transaction) or acquisition of any assets, licenses, rights, product lines, operations or businesses of any person that would reasonably be expected to prevent or materially delay consummation of the Transactions.

          (f)    Boat will take all actions necessary to cause Holdco, Merger Sub A and Merger Sub B to perform their respective obligations under this Agreement and to consummate the Mergers on the terms and subject to the conditions set forth in this Agreement.

        5.7    Certain Notices.    Each party shall give prompt notice to the other parties if any of the following occur after the date of this Agreement: (a) receipt of any notice or other communication in writing from any Person alleging that the consent or approval of such Person is or may be required in connection with the Transactions; (b) receipt of any notice or other communication from any Governmental Entity or the NASDAQ (or any other securities market) in connection with the Transactions; or (c) such party becoming aware of the occurrence of an event that could prevent or delay beyond the Outside Date the consummation of the Transactions or that would reasonably be expected to result in any of the conditions to the Mergers set forth in Article 6 not being satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice. Island and Boat shall promptly provide, to the extent not publicly available, the other party with copies of all filings made by such party with any Governmental Entity in connection with the Transactions.

        5.8    Public Announcements.    Each party agrees that no public release or announcement concerning the Transactions shall be issued by any party without the prior written consent of Boat and Island (which consent shall not be unreasonably withheld, conditioned or delayed), except to the extent such release or announcement may be required by applicable Law or the rules or regulations of any applicable securities exchange or regulatory or governmental body to which the relevant party is subject, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance. Boat and Island agree that the press release announcing the execution and delivery of this Agreement shall be a joint release in the form heretofore agreed by the parties.

        5.9    Director and Officer Indemnification.

          (a)   From and after the Effective Time, Holdco shall, and shall cause each of the Island Surviving Corporation and the Boat Surviving Corporation to, indemnify, defend and hold harmless, and shall advance expenses as incurred, to the fullest extent permitted under (i) applicable Law, (ii) Island's and Boat's organizational documents in effect as of the date of this Agreement, and (iii) any Contract of Island or Boat in effect as of the date of this Agreement, each present and former director and officer of Island or Boat (each, an "Indemnitee" and, collectively, the "Indemnitees") against any costs or expenses (including reasonable attorneys' fees), judgments, settlements, fines, losses, claims, damages or liabilities incurred in connection with any

  Proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including in connection with this Agreement or the Transactions.

          (b)   Holdco agrees that all rights to exculpation, indemnification or advancement of expenses arising from, relating to, or otherwise in respect of, acts or omissions occurring prior to the Effective Time (including in connection with this Agreement or the Transactions) now existing in favor of an Indemnitee as provided in its certificate of incorporation, bylaws or other organizational documents shall survive the Mergers and shall continue in full force and effect in accordance with their terms. For a period of no less than six (6) years from the Effective Time, Holdco shall cause each of the Island Surviving Corporation and the Boat Surviving Corporation to, and each of the Island Surviving Corporation and the Boat Surviving Corporation shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of the organizational documents of Island and Boat, respectively, in effect as of the date of this Agreement, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors or officers of Island or Boat, provided, however, that all rights to exculpation, indemnification and expenses in respect of any Proceeding pending or asserted or any claim within such period shall continue until the final disposition of such proceeding.

          (c)   For six (6) years from and after the Effective Time, Holdco shall maintain for the benefit of the Indemnitees, D&O insurance policies that provide coverage for events occurring prior to the Closing Date (the "D&O Insurance") that is substantially equivalent to and in any event not less favorable in the aggregate than the existing policies of Island or Boat, or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Holdco shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the last annual premium paid by Island or Boat, as applicable, prior to the date of this Agreement (it being understood and agreed that, in the event that the requisite coverage is not available for an annual premium less than or equal to 300% of such last annual premium, Holdco shall nevertheless be obligated to provide such coverage as may be obtained for 300% of such last annual premium). The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid "tail" policies have been obtained by Island or Boat prior to the Effective Time, which policies provide such directors and officers with coverage for an aggregate period of six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of the Transactions.

        5.10    Stock Exchange Listing.    Holdco, Boat and Island shall use their reasonable best efforts to cause the shares of Holdco Common Stock to be issued in connection with the Mergers (including shares of Holdco Common Stock to be reserved upon exercise of Holdco Stock Options or Holdco Warrants) to be listed on the NASDAQ under a ticker symbol to be be agreed upon in writing by Boat and Island, subject to official notice of issuance, prior to the Effective Time. Prior to the Closing, the parties shall cause Holdco to submit an initial listing application with NASDAQ (the "NASDAQ Listing Application") with respect to such shares of Holdco Common Stock. Each of Boat, Island and Holdco shall use its reasonable best efforts to have the NASDAQ Listing Application approved (subject to official notice of issuance) as promptly as practicable after such submission (including by responding to comments of NASDAQ). Each of Boat and Island shall furnish all information as may be reasonably requested by the other party in connection with any such action and the preparation and submission of the NASDAQ Listing Application. No submission of, or amendment or supplement to, the NASDAQ Listing Application will be made by any party without providing the other parties hereto with a reasonable opportunity to review and comment thereon. In addition, each party agrees to provide the other party and its legal counsel with copies of any written comments, and shall inform the other party of any oral comments, that such party or its counsel may receive from time to time from NASDAQ or its staff with respect to the NASDAQ Listing Application promptly after receipt of such comments, and any written or oral responses thereto. Each party and their respective counsel shall be given a reasonable opportunity to review any such written responses and each party shall give due consideration to the additions, deletions or changes suggested thereto by the other party and their respective counsel.

        5.11    Section 16 Matters.    Prior to the Effective Time, Boat and Island shall take all such steps as may be required to cause any dispositions of Island Common Stock (including derivative securities with respect to Island Common Stock) or Boat Common Stock (including derivative securities with respect to Boat Common Stock) or acquisitions of Holdco Common Stock (including derivative securities with respect to Holdco Common Stock) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Boat or Island, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        5.12    Stockholder Litigation.    Each of Boat and Island shall provide the other party the opportunity to participate in the defense of any litigation brought by stockholders of Boat or stockholders of Island or in the name of Boat or Island against Boat or Island, as applicable, and/or their respective directors relating to the Transactions contemplated by this Agreement, including the Mergers; provided, however, that no party shall compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any litigation arising or resulting from the Transactions contemplated by this Agreement, or consent to the same, without the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed).

        5.13    Tax Matters.

          (a)   Notwithstanding anything herein to the contrary, none of Island, Boat or Holdco shall (and shall cause their respective Subsidiaries not to) take, or omit to take, any action that would, or could reasonably be expected to, prevent or impede (i) the Mergers from together being treated as an "exchange" described in Section 351 of the Code or (ii) the Boat Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code. Both prior to and following the Effective Time, Island, Boat and Holdco shall use their reasonable best efforts, and shall cause their respective Subsidiaries to use their reasonable best efforts, to take or cause to be taken any action necessary for (A) the Mergers together to be treated as an "exchange" described in Section 351 of the Code and (B) the Boat Merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Code (collectively, the "Intended Tax Treatment"), including by reasonably refraining from any action that such party knows, or is reasonably expected to know, is reasonably likely to prevent the Intended Tax Treatment.

          (b)   Island and Boat shall use their reasonable best efforts to obtain any Tax opinions required to be filed with the SEC in connection with the filing of the Form S-4, the Boat Tax Opinion and the Island Tax Opinion, including by (i) delivering to Skadden, Arps, Slate, Meagher and Flom LLP and Latham & Watkins LLP Tax representation letters in substantially the forms set forth in Exhibit D and Exhibit E, respectively, dated and executed as of the date the Form S-4 shall have been declared effective by the SEC or such other date(s) as determined necessary by counsel in connection with the filing of the Form S-4 or its exhibits, and (ii) delivering to Skadden, Arps, Slate, Meagher and Flom LLP and Latham & Watkins LLP, dated and executed as of the dates of the Boat Tax Opinion and the Island Tax Opinion, tax representation letters in substantially the forms set forth in Exhibit D and Exhibit E, respectively.

          (c)   This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a "plan of reorganization" within the meaning of Treasury Regulation Section 1.368-2(g) and 1.368-3(a). Each of Boat and Island shall report the Mergers in accordance with the Intended Tax Treatment and shall not take any position inconsistent with such treatment unless otherwise required pursuant to a "determination" within the meaning of Section 1313(a) of the Code.

        5.14    Employee Matters.

          (a)   At and following the Effective Time, Holdco will and will cause its Subsidiaries (including the Boat Surviving Corporation and the Island Surviving Corporation and their respective Subsidiaries) to honor all obligations under the Island Benefit Plans, Boat Benefit Plans and applicable collective bargaining agreements, agreements with a works council and labor contracts in accordance with their terms as in effect immediately before the Effective Time; provided, that nothing in this Section 5.14(a) is intended to prevent Holdco from causing them to be enforced in accordance with their terms, including any reserved right to amend, modify, suspend, revoke or terminate them.

          (b)   Each employee of the Boat Surviving Corporation and the Island Surviving Corporation and their respective Subsidiaries as of the Effective Time (including any employee who is full-time, part-time, temporary, on vacation or on a medical or disability or any other paid or unpaid approved leave of absence) who continues employment with Holdco or its Subsidiaries (including the Boat Surviving Corporation and the Island Surviving Corporation and their respective Subsidiaries) following the Effective Time (each, a "Continuing Employee") shall continue to receive, through December 31, 2018 (i) base salary or wages and annual bonus opportunity that are not less than the base salary or wages and annual bonus opportunity received by such Continuing Employee immediately prior to the Effective Time and (ii) retirement, health and welfare, severance and other benefits (including equity awards but excluding defined benefit arrangements and retiree health and welfare arrangements), in each case, that are, in the aggregate, no less favorable than those provided to such Continuing Employee immediately prior to the Closing Date.

          (c)   Subject to applicable Law, Holdco will and will cause its Subsidiaries (including the Boat Surviving Corporation and the Island Surviving Corporation and their respective Subsidiaries) to give credit under each of their respective employee benefit plans, programs and arrangements (the "Post-Closing Plans") to Continuing Employees for all service prior to the Effective Time with Island or Boat or their respective Subsidiaries, as applicable, or any predecessor employer (to the extent that such credit was given by Island or Boat or any of their respective Subsidiaries, as applicable) for all purposes for which such service was taken into account or recognized by Island or Boat or their respective Subsidiaries, as applicable, for purposes of eligibility for participation and vesting (but not accrual of benefits, other than for purposes of determining the level of vacation, travel and/or severance benefits), but not to the extent crediting such service would result in duplication of benefits and not for purposes of defined benefits plans or retiree welfare plans, except to the extent required by applicable Laws. In addition, Holdco, Boat and Island agree to the general terms set forth on Section 5.14(c) of each of the Island Disclosure Schedule and the Boat Disclosure Schedule.

          (d)   In addition, and without limiting the generality of Section 5.14(b) or any other provisions herein, for purposes of each Post-Closing Plan providing medical, dental, pharmaceutical, vision and/or other health benefits to any Continuing Employee and his or her dependents, Holdco will use its commercially reasonable efforts to and to cause its Subsidiaries (including the Boat Surviving Corporation and the Island Surviving Corporation and their respective Subsidiaries) to, (i) cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work requirements of such Post-Closing Plan to be waived for such Continuing Employee and his or her covered dependents, to the extent any such waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work requirements were waived or were inapplicable under the comparable Island Benefit Plan or Boat Benefit Plan, (ii) fully credit each Continuing Employee with all deductible payments, co-payments and other out-of-pocket expenses incurred by such Continuing Employee and his or her covered dependents under the medical, dental, pharmaceutical or vision benefit plans of Island or Board (or their respective Subsidiaries), as applicable, prior to the Effective Time during the plan year in which the Effective Time occurs for the purpose of determining the extent to which such Continuing Employee has satisfied the deductible, co-payments, or maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for such plan year under any Pre-Closing Plan providing medical, dental, pharmaceutical, vision or health benefits, as if such amounts had been paid in accordance with such plan, and (iii) credit the accounts of such Continuing Employees under any Post-Closing Plan that is a flexible spending plan with any unused balance in the account of such Continuing Employee under the applicable Island Benefit Plan or Boat Benefit Plan.

          (e)   The parties to this Agreement hereby acknowledge and agree that the consummation of the Mergers shall constitute a change in control or change of control (or words of similar import), as the case may be, for all purposes under each of the Island Benefit Plans and Boat Benefit Plans for which such concept is relevant.

          (f)    Prior to the Effective Time, unless as otherwise mutually agreed in writing by Boat and Island no later than ten (10) Business Days prior to the Effective Date, (i) the Island Board shall take all actions with respect to the Island ESPP that are necessary to provide that, subject to the consummation of the Mergers, the Island ESPP shall terminate, effective immediately prior to the Effective Time and (ii) the Boat Board shall take all actions with respect to the Boat ESPP that are necessary to provide that subject to the consummation of the Mergers, the Boat ESPP shall terminate, effective immediately prior to the Effective Time.

          (g)   Without limiting the generality of Section 8.8, this Section 5.14 shall be binding upon and inure solely to the benefit of the parties to this Agreement, and nothing in this Section 5.14, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.14. Nothing in this Agreement, express or implied, is or shall be construed to establish, amend or modify any Island Benefit Plan, Boat Benefit Plan or other employee or director compensation or benefit plan. The parties to this Agreement acknowledge and agree that the terms set forth in this Section 5.14 shall not create any right in any employee of Island, Boat, Holdco or their respective Subsidiaries or any other Person to any continued employment with Island, Boat, the Surviving Corporation or their respective Subsidiaries or any right to compensation or benefits of any nature or kind whatsoever.

        5.15    Cooperation.    Each of Boat and Island will, and will cause each of its respective Representatives to, use its reasonable best efforts, subject to applicable Laws, to cooperate with the other party in connection with planning the integration of the business operations of Boat and Island.

        5.16    Financing Matters.    Except as otherwise agreed by the parties to the Existing Credit Agreement:

          (a)   at least three (3) Business Days prior to the Closing Date, Boat shall deliver to Island an executed copy of a customary payoff letter from the agents under the Existing Credit Agreement in form and substance reasonably satisfactory to Island relating to the repayment in full of all obligations thereunder or secured thereby, the termination of all commitments in connection therewith and the release of all Liens securing the obligations thereunder (the "Payoff Letter");

          (b)   Boat shall, and shall cause its Subsidiaries to, deliver to Island (or the agent under the Existing Credit Agreement, in the case of prepayment and termination notices) prior to the Closing, in form and substance reasonably satisfactory to Island, all the documents, filings and notices required for the termination of commitments under the Existing Credit Agreement and the release of all Liens securing the obligations thereunder, including the filing of UCC releases, termination of control agreements, and delivery of possessory collateral, which shall in each case be subject to the occurrence of the Closing and the repayment in full of all obligations then outstanding under the Existing Credit Agreement; and

          (c)   at the Closing, Holdco shall pay or shall cause to be paid, in full and in immediately available funds, any and all amounts outstanding and then due and payable under the Existing Credit Agreement in accordance with the Payoff Letter.

        5.17    Stock Exchange Delisting and Deregistration.    Boat and Island will cooperate and use their respective reasonable best efforts to cause the delisting of shares of Island Common Stock and Boat Common Stock from NASDAQ and the deregistration of such shares under the Exchange Act as promptly as practicable following the Closing in compliance with applicable Law.

ARTICLE 6
CONDITIONS TO CONSUMMATION OF THE MERGERS

        6.1    Conditions to Obligations of Each Party Under This Agreement.    The obligations of Boat, Island, Merger Sub A, Merger Sub B and Holdco to consummate the Mergers are subject to the satisfaction or waiver (to the extent permitted by applicable Law), at or prior to the Closing, of the following conditions:

          (a)    Stockholder Approvals.    Island shall have obtained the Island Stockholder Approval, and Boat shall have obtained the Boat Stockholder Approval.

          (b)    NASDAQ Listing.    The shares of Holdco Common Stock issuable to the stockholders of Island and Boat pursuant to this Agreement shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

          (c)    Statutes and Injunctions.    No Law or Order shall have been promulgated, entered, enforced, enacted or issued by any Governmental Entity (whether temporary, preliminary or permanent) which prohibits, restrains or makes illegal the consummation of the Mergers and shall continue in effect.

          (d)    Form S-4.    The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order.

          (e)    HSR Act; Other Competition Authority Approvals.    (i) Any applicable waiting period, together with any extensions thereof, under the HSR Act shall have expired or been terminated; and (ii) any other antitrust, competition, investment, trade regulation or similar approvals that are required under Law to have been obtained prior to Closing shall have been obtained.

        6.2    Conditions to Obligations of Boat and Holdco Under This Agreement.    The obligations of Boat and Holdco to consummate the Mergers are subject to the satisfaction or waiver (to the extent permitted by applicable Law), at or prior to the Closing, of the following conditions:

          (a)   The representations and warranties of Island set forth in this Agreement (except those representations and warranties set forth in the proviso below) shall be true and correct in all respects (without giving effect to any materiality or Island Material Adverse Effect qualifiers therein) as of the Closing Date as though made on and as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except to the extent that any failures of such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have an Island Material Adverse Effect; provided, that (i) the representations and warranties set forth in Section 3.1 (Corporate Organization), Section 3.3 (Authority; Execution and Delivery; Enforceability), Section. 3.19 (Broker's Fees) and Section 3.20 (Opinion of Financial Advisor) shall be true and correct in all material respects (without giving effect to any materiality or Island Material Adverse Effect qualifiers therein) as of the Closing Date as though made on and as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date) (ii) the representations and warranties set forth in Section 3.2 (Island Capitalization) shall be true and correct in all respects on the Closing Date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except for inaccuracies that are de minimis and (iii) the representation and warranty set forth in clause (b) of the first sentence of Section 3.6 (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date. Boat shall have received a certificate validly executed and signed on behalf of Island by an executive officer of Island certifying that this condition has been satisfied.

          (b)   Island shall have performed or complied with, as applicable, all of the covenants and agreements required by this Agreement to be performed or complied with by it in all material respects and Boat shall have received a certificate validly executed and signed on behalf of Island by an executive officer of Island certifying that this condition has been satisfied.

          (c)   No change, event, development, condition, circumstance or effect shall have occurred since the date of this Agreement that has had, or would reasonably be expected to have, individually or in the aggregate, an Island Material Adverse Effect.

          (d)   Boat shall have received a written tax opinion from Skadden, Arps, Slate, Meagher & Flom, LLP, counsel to Boat, dated as of the Closing Date, in form and substance reasonably satisfactory to Boat and based on the facts, representations, assumptions and exclusions set forth or described in such opinion, to the effect that (i) the Boat Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code or, alternatively, (ii) the Mergers together will be treated as an "exchange" described in Section 351 of the Code (the "Boat Tax Opinion"). Such counsel shall be entitled to rely upon customary assumptions, representations, warranties, and covenants from each of Boat, Island and Holdco (or any other relevant parties), in each case, in form and substance reasonably satisfactory to such counsel, including tax representation letters in substantially the forms set forth in Exhibit D and Exhibit E. Each such representation letter shall be dated as of the date of such opinion.

        6.3    Conditions to Obligations of Island Under This Agreement.    The obligation of Island to consummate the Island Merger is subject to the satisfaction or waiver (to the extent permitted by applicable Law), at or prior to the Closing, of the following conditions:

          (a)   The representations and warranties of Boat set forth in this Agreement (except those representations and warranties set forth in the proviso below) shall be true and correct in all respects (without giving effect to any materiality or Boat Material Adverse Effect qualifiers therein) as of the Closing Date as though made on and as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except to the extent that any failures of such representations and warranties to be so true and correct, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Boat Material Adverse Effect; provided, that (i) the representations and warranties set forth in Section 4.1 (Corporate Organization), Section 4.3 (Authority; Execution and Delivery; Enforceability), Section 4.19 (Broker's Fees), Section 4.20 (Opinion of Financial Advisor) and Section 4.23 (Holdco, Merger Sub A and Merger Sub B) shall be true and correct in all material respects (without giving effect to any materiality or Boat Material Adverse Effect qualifiers therein) as of the Closing Date as though made on and as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), (ii) the representations and warranties set forth in Section 4.2 (Boat Capitalization) shall be true and correct in all respects on the Closing Date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except for inaccuracies that are de minimis, and (iii) the representation and warranty set forth in clause (b) of the first sentence of Section 4.6 (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date. Island shall have received a certificate validly executed and signed on behalf of Boat by an executive officer of Boat certifying that this condition has been satisfied.

          (b)   Boat and Holdco shall have performed or complied with, as applicable, all of the covenants and agreements required by this Agreement to be performed or complied with by it in all material respects and Island shall have received a certificate validly executed and signed on behalf of Boat by an executive officer of Boat certifying that this condition has been satisfied.

          (c)   No change, event, development, condition, circumstance or effect shall have occurred since the date of this Agreement that has had, or would reasonably be expected to have, individually or in the aggregate, a Boat Material Adverse Effect.

          (d)   Island shall have received a written tax opinion from Latham & Watkins LLP, counsel to Island, dated as of the Closing Date, in form and substance reasonably satisfactory to Island and based on the facts, representations, assumptions and exclusions set forth or described in such opinion, to the effect that the Mergers together will be treated as an "exchange" described in Section 351 of the Code (the "Island Tax Opinion"). Such counsel shall be entitled to rely upon customary assumptions, representations, warranties, and covenants from each of Boat, Island and Holdco (or any other relevant parties), in each case, in form and substance reasonably satisfactory to such counsel, including tax representation letters in substantially the forms set forth in Exhibit D and Exhibit E. Each such representation letter shall be dated as of the date of such opinion.

ARTICLE 7
TERMINATION, AMENDMENT AND WAIVER

        7.1    Termination.    This Agreement may be terminated, and the Mergers contemplated hereby may be abandoned by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after the Boat Stockholder Approval or the Island Stockholder Approval:

          (a)   By mutual written consent of Boat and Island;

          (b)   By either Boat or Island:

              (i)  if any Law or final and non-appealable Order shall have been promulgated, entered, enforced, enacted or issued or shall be deemed to be applicable to the Mergers by any Governmental Entity of competent jurisdiction which permanently prohibits, restrains or makes illegal the consummation of the Mergers; provided, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement is the principal cause of the enactment or issuance of any such Law or Order;

             (ii)  if the Transactions shall not have been consummated by July 21, 2018 provided, that in the event that, as of July 21, 2018, all conditions to Closing set forth in Article 6 have been satisfied or waived (other than such conditions that by their terms are satisfied at the Closing, which shall be reasonably capable of being satisfied as of such date) other than the conditions set forth in Section 6.1(c) (solely with respect to the matters addressed in Section 6.1(e)) or Section 6.1(e), the termination date shall be automatically extended to October 21, 2018 (such date, including any such permitted extensions thereof, the "Outside Date"), provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not be available to any party whose failure to perform any of its obligations under this Agreement is the principal cause of the failure of the Transactions to be consummated by such time;

            (iii)  if the Boat Stockholder Approval shall not have been obtained upon a vote taken thereon at the Boat Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; provided that the right to terminate this Agreement pursuant to this Section 7.1(b)(iii) shall not be available to Boat if Boat's failure to perform any of its obligations under this Agreement is the principal cause of the failure to obtain the Boat Stockholder Approval; or

            (iv)  if the Island Stockholder Approval shall not have been obtained upon a vote taken thereon at the Island Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; provided that the right to terminate this Agreement pursuant to this Section 7.1(b)(iv) shall not be available to Island if Island's failure to perform any of its obligations under this Agreement is the principal cause of the failure to obtain the Island Stockholder Approval; or

          (c)   By Island:

              (i)  if Boat shall have breached or failed to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by Boat prior to the Outside Date or otherwise is not cured by the earlier of (x) twenty (20) Business Days following written notice to Boat by Island of such breach or (y) the Business Day prior to the Outside Date and (B) would result in a failure of any condition set forth in Section 6.3(a) or Section 6.3(b); or

             (ii)  if the Boat Board has effected a Boat Adverse Recommendation Change; or

          (d)   By Boat:

              (i)  if Island shall have breached or failed to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by Island prior to the Outside Date or otherwise is not cured by the earlier of (x) twenty (20) Business Days following written notice to Island by Boat of such breach or (y) the Business Day prior to the Outside Date and (B) would result in a failure of any condition set forth in Section 6.2(a) or Section 6.2(b); or

             (ii)  if the Island Board has effected an Island Adverse Recommendation Change.

        7.2    Effect of Termination.    In the event of the valid termination of this Agreement by either Boat or Island as provided in Section 7.1, written notice thereof shall forthwith be given by the terminating party to the other party specifying the provision hereof pursuant to which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 7.1, this Agreement shall be terminated and this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Boat, Island, Merger Sub A, Merger Sub B or Holdco, other than this Section 7.2, Section 7.3 and Article 8, which provisions shall survive such termination; provided, that nothing herein shall relieve any party for any liability for any Willful Breach or fraud. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive the termination of this Agreement in accordance with their terms.

        7.3    Termination Fee; Expenses.

          (a)   Except as otherwise provided in this Section 7.3 and except for (i) the expenses in connection with printing and mailing the Joint Proxy Statement and the Form S-4 required in connection with the actions specified in Section 5.3, (ii) all SEC filing fees relating to the Transactions and (iii) the fees in connection with the approvals required under Section 6.1(e) related to the Transactions (each of which fees and expenses shall be borne, in each case, equally by Boat and Island), all fees and expenses incurred by the parties shall be borne solely by the party that has incurred such fees and expenses.

          (b)   Boat shall pay to Island $25,000,000 (the "Boat Termination Fee") if this Agreement is terminated as follows:

              (i)  if this Agreement is terminated by Island pursuant to Section 7.1(c)(ii), then Boat shall pay the Boat Termination Fee (to the extent not previously paid) on the second Business Day following such termination; and

             (ii)  (x) if this Agreement is terminated (A) pursuant to Section 7.1(b)(iii), (B) pursuant to Section 7.1(c)(i) or (C) pursuant to Section 7.1(b)(ii) without the Boat Stockholders Meeting having occurred, and (y) in any such case a Competing Proposal shall have been publicly announced or otherwise communicated to the Boat Board (and not withdrawn) after the date of this Agreement and prior to the date of the Boat Stockholders Meeting, in the case of clause (A), or the date of termination, in the case of clauses (B) and (C), and (z) if within twelve (12) months after the date of such termination, a transaction in respect of a Competing Proposal is consummated or Boat enters into a definitive agreement in respect of a Competing Proposal that is ultimately consummated, then Boat shall pay the Boat Termination Fee (less any Expenses previously paid to Island pursuant to Section 7.3(c)) on the second Business Day following the date Boat consummates such transaction; provided, that, solely for purposes of this Section 7.3(b)(ii), the term "Competing Proposal" shall have the meaning ascribed thereto in Section 5.4(f)(i), except that all references to 20% shall be changed to 50%.

  Any Boat Termination Fee due under this Section 7.3(b) shall be paid by wire transfer of immediately available funds.

          (c)   Boat shall pay to Island a fixed expense reimbursement amount of $6,000,000, if this Agreement is terminated (i) pursuant to Section 7.1(b)(iii) (except if the Island Stockholder Approval had not been obtained upon a vote taken thereon at the Island Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof) or (ii) pursuant to Section 7.1(c)(i). Any Expenses of Island due under this Section 7.3(c) shall be paid by wire transfer of immediately available funds no later than two (2) Business Days after Boat's receipt from Island of an itemized statement identifying such Expenses.

          (d)   Island shall pay to Boat $25,000,000 (the "Island Termination Fee") if this Agreement is terminated as follows:

              (i)  if this Agreement is terminated by Boat pursuant to Section 7.1(d)(ii), then Island shall pay the Island Termination Fee (to the extent not previously paid) on the second Business Day following such termination; and

             (ii)  (x) if this Agreement is terminated (A) pursuant to Section 7.1(b)(iv), (B) pursuant to Section 7.1(d)(i) or (C) pursuant to Section 7.1(b)(ii) without the Island Stockholders Meeting having occurred, and (y) in any such case a Competing Proposal shall have been publicly announced or otherwise communicated to the Island Board (and not withdrawn) after the date of this Agreement and prior to the date of the Island Stockholders Meeting, in the case of clause (A), or the date of termination, in the case of clauses (B) or (C), and (z) if within twelve (12) months after the date of such termination, a transaction in respect of a Competing Proposal is consummated or Boat enters into a definitive agreement in respect of a Competing Proposal that is ultimately consummated, then Island shall pay the Island Termination Fee (less any Expenses previously paid to Boat pursuant to Section 7.3(e)) on the second Business Day following the date Island consummates such transaction; provided, that, solely for purposes of this Section 7.3(d)(ii), the term "Competing Proposal" shall have the meaning ascribed thereto in Section 5.4(f)(i), except that all references to 20% shall be changed to 50%.

  Any Island Termination Fee due under this Section 7.3(d) shall be paid by wire transfer of immediately available funds.

          (e)   Island shall pay to Boat a fixed expense reimbursement of $6,000,000, if this Agreement is terminated (i) pursuant to Section 7.1(b)(iv) (except if the Boat Stockholder Approval had not been obtained upon a vote taken thereon at the Boat Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof) or (ii) pursuant to Section 7.1(d)(i). Any Expenses of Boat due under this Section 7.3(e) shall be paid by wire transfer of immediately available funds no later than two (2) Business Days after Island's receipt from Boat of an itemized statement identifying such Expenses.

          (f)    The parties each agree that the agreements contained in this Section 7.3 are an integral part of the Transactions, and that, without these agreements, the parties would not enter into this Agreement. Accordingly, if a party fails to pay any amounts due under this Section 7.3 and, in order to obtain such payment, Island or Boat, as the case may be, commences a suit that results in a judgment against such party for such amounts, such party shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate equal to the prime rate published in the Wall Street Journal for the relevant period, together with the costs and expenses of the other party (including reasonable legal fees and expenses) in connection with such suit. Notwithstanding anything to the contrary in this Agreement, in the event that the Boat Termination Fee or the Island Termination Fee is payable and actually paid to Boat or Island in accordance with this Section 7.3, payment of such Boat Termination Fee or Island Termination Fee, as applicable, shall be the sole and exclusive remedy of the non-terminating party and its affiliates against any other party or such other party's stockholders, directors, officers, affiliates and other Representatives, for any loss or damage based upon, arising out of or relating to this Agreement or the negotiation, execution or performance hereof or the Transactions contemplated hereby, except in the case of Willful Breach or fraud. Solely for purposes of establishing the basis for the amount thereof, and without in any way increasing the amount of the Boat Termination Fee or the Island Termination Fee, expanding the circumstances in which the Boat Termination Fee or the Island Termination Fee, as applicable, is to be paid or restricting or modifying the other rights of any party hereunder, in the event of the valid termination of this Agreement under circumstances in which the Boat Termination Fee or the Island Termination Fee is payable pursuant to this Section 7.3, it is agreed that each of the Boat Termination Fee and the Island Termination Fee is liquidated damages, and not a penalty, and the payment thereof in such circumstances is supported by due and sufficient consideration; provided, that no payment of a Boat Termination Fee or an Island Termination Fee shall be considered in lieu of, or a replacement or substitution for, damages incurred in the event of Willful Breach or fraud.

        7.4    Amendment or Supplement.    This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective Boards of Directors at any time prior to the Effective Time, whether before or after the Boat Stockholder Approval or the Island Stockholder Approval has been obtained; provided, that after the Boat Stockholder Approval or the Island Stockholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the stockholders of Boat or stockholders of Island, as applicable, without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

        7.5    Extension of Time; Waiver.    At any time prior to the Effective Time, the parties may, by action taken or authorized by their respective Boards of Directors, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions of the other parties contained herein; provided, that after the Boat Stockholder Approval or the Island Stockholder Approval, as applicable, has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of Boat or stockholders of Island, as applicable, without such further approval or adoption. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

ARTICLE 8
GENERAL PROVISIONS

        8.1    Non-Survival of Representations and Warranties.    None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

        8.2    Notices.    Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered or sent if delivered in person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (b) on the next Business Day if transmitted by national overnight courier or (c) on the date delivered if sent by email (provided confirmation of email receipt is obtained), in each case as follows:

        If to Island, addressed to it at:

    Idera Pharmaceuticals, Inc.
    167 Sidney Street
    Cambridge, Massachusetts 02139
    Attention: Vincent J. Milano

        with a copy (which shall not constitute notice) to:

    Latham & Watkins LLP
    885 Third Avenue
    New York, New York 10022-4834
    Tel: (212) 906-1200
    Fax: (212) 751-4864
    Attention: Charles K. Ruck
                        R. Scott Shean
    Email: charles.ruck@lw.com
                 scott.shean@lw.com

        If to Boat, Merger Sub A, Merger Sub B or Holdco, addressed to it at:

    BioCryst Pharmaceuticals, Inc.
    4505 Emperor Blvd., Suite 200
    Durham, North Carolina 27703
    Attention: Jon Stonehouse
                        Alane Barnes
    Email: jstonehouse@biocryst.com
                 abarnes@biocryst.com

        with a copy (which shall not constitute notice) to:

    Skadden, Arps, Slate, Meagher & Flom LLP
    Four Times Square
    New York, NY 10036-6522
    Tel: (212) 735-3000
    Fax: (212) 735-2000
    Attention: Stephen F. Arcano
                        Ann Beth Stebbins
    Email: stephen.arcano@skadden.com
                 annbeth.stebbins@skadden.com

        8.3    Certain Definitions.    For purposes of this Agreement, the term:

        "Acceptable Confidentiality Agreement" means a confidentiality agreement that contains confidentiality and standstill provisions that are no less favorable in the aggregate to Boat or Island, as applicable, than those contained in the Confidentiality Agreement; provided that such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with any party to this Agreement or otherwise conflicting with the obligations of any party under this Agreement.

        "affiliate" means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.

        "Anti-corruption Laws" means Laws relating to anti-bribery or anti-corruption (governmental or commercial) which apply to Island, Boat or their respective Subsidiaries, including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign Government Official or other Person to obtain a business advantage, including the FCPA, the U.K. Bribery Act of 2010 and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

        "associate" has the meaning set forth in Section 203 of the DGCL.

        "beneficial ownership" (and related terms such as "beneficially owned" or "beneficial owner") has the meaning set forth in Rule 13d-3 under the Exchange Act.

        "Boat Disclosure Schedule" means the disclosure schedule delivered by Boat to Island prior to the execution of this Agreement.

        "Boat Leased Real Property" means all real property leased, subleased, or otherwise occupied pursuant to an occupancy agreement by Boat or any of its Subsidiaries.

        "Boat Material Adverse Effect" means any change, event, development, condition, occurrence or effect that is, or would reasonably be expected to be, materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of Boat and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, a Boat Material Adverse Effect: (i) any changes resulting from general market, economic, financial, capital markets or political or regulatory conditions, (ii) any changes or proposed changes of Law or GAAP, (iii) any changes resulting from any act of terrorism, war, national or international calamity, or any worsening thereof, (iv) any changes generally affecting the industries in which Boat and its Subsidiaries conduct their businesses, (v) any changes resulting from the execution of this Agreement or the announcement or the pendency of the Mergers, including any loss of employees or any disruption in or termination of (or loss of or other negative effect or change with respect to) supplier, distributor or similar business relationships or partnerships resulting from the Transactions (provided, that this clause (v) does not apply in the context of the representations and warranties set forth in Section 4.4), (vi) changes in Boat's stock price or the trading volume of Boat's stock or any change in the credit rating of Boat (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted from this definition), (vii) any changes or effects resulting from any action required to be taken by the terms of this Agreement, (viii) the failure to meet internal or analysts' expectations, projections or results of operations (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted from this definition), or (ix) any Proceeding arising from or relating to the Mergers or the other Transactions; provided, that in the case of clauses (i), (ii), (iii) and (iv), if and only to the extent such changes do not have a disproportionate impact on Boat and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which Boat and its Subsidiaries conduct their businesses.

        "Boat Registered Intellectual Property" means the Solely Owned Boat Registered Intellectual Property and the Licensed Boat Registered Intellectual Property.

        "Boat Stock Plan" means the Boat Stock Incentive Plan.

        "Business Day" means any date except Saturday or Sunday on which commercial banks are not required or authorized to close in New York, New York, United States.

        "Closing Bid Price" means for any security for each Trading Day shall be the reported per share closing bid price of such security regular way on the NASDAQ on such Trading Day, or, if there were no transactions on such Trading Day, the average of the reported closing bid and asked prices, regular way, of such security on the NASDAQ on such Trading Day.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Contract" means any agreements, arrangements, commitments, understandings, contracts, leases (whether for real or personal property), powers of attorney, notes, bonds, mortgages, indentures, deeds of trust, loans, evidences of indebtedness, purchase orders, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, instruments, obligations, commitments, understandings, policies, purchase and sales orders, quotations and other commitments to which a Person is a party or to which any of the assets of such Person or its Subsidiaries are subject, whether oral or written, express or implied, including all amendments or modifications thereto.

        "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or shares or as trustee or executor, by Contract or otherwise.

        "DGCL" means the General Corporation Law of the State of Delaware, as amended.

        "Disclosure Schedules" means the Boat Disclosure Schedule and the Island Disclosure Schedule.

        "Environmental Claim" means any Proceeding, investigation, order, demand, allegation, accusation or notice (written or oral) by any Person or entity alleging actual or potential liability (including actual or potential liability for investigatory costs, cleanup costs, response costs, natural resources damages, property damages, personal injuries, attorneys' fees or penalties) arising out of, based on, resulting from or relating to any Environmental Laws, Environmental Permits or the presence, or Release into the environment, of, or exposure to, any Hazardous Materials at any location, but shall not include any claims relating to products liability.

        "Environmental Laws" means any and all applicable, federal, state, provincial, local or foreign Laws, statutes, ordinances, regulations, treaties, policies, guidance, rules, judgments, orders, writs, court decisions or rule of common law, stipulations, injunctions, consent decrees, permits, restrictions and licenses, regulating or relating to Hazardous Materials, pollution, protection of the environment (including ambient air, surface water, ground water, land surface, subsurface strata, wildlife, plants or other natural resources), and/or the protection of health and safety of persons from exposures to Hazardous Materials in the environment.

        "Environmental Permits" means any permit, certificate, approval, identification number, license or other authorization required under, or issued pursuant to, an Environmental Law.

        "Equity Interest" means any share, capital stock, partnership, member, membership or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable thereto or therefor.

        "ERISA" means the United States Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" means any Person (whether or not incorporated) that, together with Boat or Island, as applicable, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "Existing Credit Facility" means the that certain Credit and Security Agreement, dated September 23, 2016, by and among MidCap Financial Trust, the Lenders party thereto and Boat.

        "Expenses" means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers of such Person and its affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Transactions, any litigation with respect thereto, the preparation, printing, filing and mailing of the Joint Proxy Statement or Form S-4, the filing of any required notices under the HSR Act or foreign antitrust, competition, investment, trade regulation or similar Laws, or in connection with other regulatory approvals, and all other matters related to the Mergers or the other Transactions.

        "GAAP" means generally accepted accounting principles as applied in the United States.

        "Government Official" means (i) any official, officer, employee, representative or any person acting in an official capacity for or on behalf of any Governmental Entity; (ii) any political party or party official or candidate for political office; (iii) any public international organization or any department or agency thereof; or (iv) any Person or other entity owned in whole or in part, or controlled by any Person described in the foregoing clauses (i), (ii) or (iii) of this definition.

        "Governmental Entity" means any transnational, national, federal, state, county, municipal, local or foreign government, or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, and any arbitrator or arbitral body or panel of competent jurisdiction.

        "group" has the meaning ascribed to in the Exchange Act, except where the context otherwise requires.

        "Hazardous Materials" means any pollutants, chemicals, contaminants or wastes and any other toxic, infectious, carcinogenic, reactive, corrosive, ignitable, flammable or otherwise hazardous substance, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of asbestos in any form, urea formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

        "Health Care Laws" means: (i) the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.); (ii) the Controlled Substances Act (21 U.S.C. § 801 et seq.); (iii) the Public Health Service Act (42 U.S.C. § 201 et seq.); (iv) all federal, state, local and all applicable foreign health care related fraud and abuse, false claims, and anti-kickback laws, including, without limitation, the U.S. Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the U.S. Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h) and similar gift and disclosure Laws, the U.S. Civil False Claims Act (31 U.S.C. § 3729 et seq.), the criminal False Claims Law (42 U.S.C. § 1320a-7b(a)), all criminal laws relating to health care fraud and abuse, including but not limited to 18 U.S.C. §§ 286 and 287, and the health care fraud criminal provisions under the U.S. Health Insurance Portability and Accountability Act of 1996 ("HIPAA") (42 U.S.C. § 1320d et seq.), the exclusion laws (42 U.S.C. § 1320a-7), the civil monetary penalties law (42 U.S.C. § 1320a-7a), and Laws relating to price reporting requirements and the requirements relating to the processing of any applicable rebate, chargeback or adjustment, under applicable rules and regulations relating to the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8), any state supplemental rebate program, and Medicare average sales price reporting (42 U.S.C. § 1395w-3a); (v) state Laws relating to the manufacture, sale and distribution of pharmaceutical and medical products; (vi) Medicare (Title XVIII of the Social Security Act); (vii) Medicaid (Title XIX of the Social Security Act); and (viii) in each case, the regulations promulgated thereunder.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

        "Intellectual Property" means all domestic and foreign intellectual property rights, including all (a) inventions (whether or not patentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all provisionals, reissues, continuations, continuations-in-part, divisions, revisions, extensions, and reexaminations thereof, (b) trademarks, service marks, trade names, trade dress, logos, corporate names, brand names and other source indicators, together with all translations, adaptations, derivations, and combinations thereof, and all applications, registrations, and renewals in connection therewith, (c) domain names, uniform resource locators and other names and locators associated with the Internet, and all registrations in connection therewith, (d) works of authorship (whether or not published), and all copyrights, designs and mask works, and all registrations, applications and renewals in connection therewith, (e) software and all website content (including text, graphics, images, audio, video and data) and (f) trade secrets, confidential business information, and other proprietary information (including ideas, know-how, formulas, compositions, processes and techniques, research and development information, data, designs, drawings, specifications, research records, records of inventions, test information, financial, marketing and business data, pricing and cost information, business and marketing plans and proposals and customer and supplier lists and information).

        "IRS" means the United States Internal Revenue Service.

        "Island Disclosure Schedule" means the disclosure schedule delivered by Island to Boat prior to the execution of this Agreement.

        "Island Leased Real Property" means all real property leased, subleased, or otherwise occupied pursuant to an occupancy agreement by Island.

        "Island Material Adverse Effect" means any change, event, development, condition, occurrence or effect that is, or would reasonably be expected to be, materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of Island, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, an Island Material Adverse Effect: (i) any changes resulting from general market, economic, financial, capital markets or political or regulatory conditions, (ii) any changes or proposed changes of Law or GAAP, (iii) any changes resulting from any act of terrorism, war, national or international calamity, or any worsening thereof, (iv) any changes generally affecting the industries in which Island conducts its business, (v) any changes resulting from the execution of this Agreement or the announcement or the pendency of the Mergers, including any loss of employees or any disruption in or termination of (or loss of or other negative effect or change with respect to) supplier, distributor or similar business relationships or partnerships resulting from the Transactions (provided, that this clause (v) does not apply in the context of the representations and warranties set forth in Section 3.4), (vi) changes in Island's stock price or the trading volume of Island's stock or any change in the credit rating of Island (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted from this definition), (vii) any changes or effects resulting from any action required to be taken by the terms of this Agreement, (viii) the failure to meet internal or analysts' expectations, projections or results of operations (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted from this definition), or (ix) any Proceeding arising from or relating to the Mergers or the other Transactions; provided, that in the case of clauses (i), (ii), (iii) and (iv), if and only to the extent such changes do not have a disproportionate impact on Island as compared to other participants in the industries in which Island conducts its business.

        "Island Registered Intellectual Property" means the Solely Owned Island Registered Intellectual Property and the Licensed Island Registered Intellectual Property.

        "Island Stock Plans" means the Island 1995 Director Stock Option Plan, the 1997 Stock Incentive Plan, the Island 2005 Stock Incentive Plan, the 2008 Stock Incentive Plan and the 2013 Stock Incentive Plan.

        "IT Assets" means computers, software, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment.

        "Joint Proxy Statement" means a proxy statement or similar disclosure document or circular relating to the Boat Stockholders Meeting and the Island Stockholders Meeting.

        "Knowledge" and "known" means the actual knowledge of the officers of Island set forth in Section 8.3(a) of the Island Disclosure Schedule or of the officers of Boat set forth in Section 8.3(a) of the Boat Disclosure Schedule, as the case may be.

        "Law" means any federal, state, provincial, municipal, local or foreign law, statute, code, ordinance, rule, regulation, circular, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding.

        "Lien" means any lien, mortgage, pledge, conditional or installment sale agreement, encumbrance, defect in title, covenant, condition, restriction, charge, option, right of first refusal, easement, security interest, deed of trust, right-of-way, encroachment, community property interest or other claim or restriction of any nature, whether voluntarily incurred or arising by operation of Law (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

        "Market Price" means the average Closing Bid Price for twenty (20) consecutive Trading Days, ending with the Trading Day prior to the date as of which the Market Price is being determined (with appropriate adjustments for subdivisions or combinations of shares effected during such period), provided that if the prices referred to in the definition of Closing Bid Price cannot be determined on any Trading Day, the Closing Bid Price for such Trading Day will be deemed equal to Fair Market Value of such security on such Trading Day.

        "Merger Consideration Value" means the product obtained by multiplying (i) the Common Stock Merger Consideration by (ii) the VWAP of Boat Common Stock.

        "NASDAQ" means the NASDAQ Global Select Market.

        "Net Boat Share" means, with respect to a Boat Stock Option, a number of whole and partial shares of Boat Common Stock (computed to the nearest five decimal places) equal to the quotient obtained by dividing (a) the product of (i) the number of shares of Boat Common Stock subject to such Boat Stock Option immediately prior to the Effective Time and (ii) the excess, if any, of the VWAP of Boat Common Stock over the exercise price per share of Boat Common Stock subject to such Boat Stock Option, by (b) the VWAP of Boat Common Stock.

        "Net Island Share" means, with respect to an Island Stock Option, a number of whole and partial shares of Island Common Stock (computed to the nearest five decimal places) equal to the quotient obtained by dividing (a) the product of (i) the number of shares of Island Common Stock subject to such Island Stock Option immediately prior to the Effective Time, and (ii) the excess, if any, of the Island Merger Consideration Value over the exercise price per share of Island Common Stock subject to such Island Stock Option, by (b) the Island Merger Consideration Value.

        "Order" means any order, writ, injunction, decree, circular, judgment, award, injunction, settlement or stipulation issued, promulgated, made, rendered, entered into or enforced by or with any Governmental Entity (in each case, whether temporary, preliminary or permanent).

        "Other Covered Party" means any political party or party official, or any candidate for political office.

        "Permitted Liens" means (i) Liens for current Taxes, or governmental assessments, charges or claims of payment not yet past due or the amount or validity of which is being contested in good faith by appropriate Proceedings and for which adequate reserves in accordance with GAAP have been established in the latest financial statements of Boat included in the Boat SEC Documents or Island included in the Island SEC Documents, as the case may be, (ii) mechanics', workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business consistent with past practice for sums not yet due and payable, (iii) any such matters of record, Liens and other imperfections of title that do not and would not reasonably be expected to, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate and (iv) restrictions on transfers under applicable securities Laws.

        "Person" means an individual, corporation, limited company, limited liability company, partnership, association, trust, unincorporated organization, Governmental Entity, other entity or group (as defined in Section 13(d) of the Exchange Act).

        "Preferred Stock Liquidation Preference" means an amount of Holdco Common Stock equal to (a) (i) $1.00 plus any accrued but unpaid dividends, divided by (ii) the Market Price of Island Common Stock as of the third day prior to the Closing Date multiplied by (b) the Island Exchange Ratio.

        "Proceeding" means any suit, action, proceeding, arbitration, mediation, audit, hearing, inquiry or, to the Knowledge of the Person in question, investigation (in each case, whether civil, criminal, administrative, investigative, formal or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity.

        "Release" means disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, escaping or emptying into or upon the indoor or outdoor environmental, including any soil, sediment, subsurface strata, surface water, groundwater, ambient air, the atmosphere or any other media.

        "Representatives" means, with respect to any Person, such Person's officers, directors, employees, accountants, legal counsel, financial advisors, consultants, financing sources and other advisors and representatives.

        "SEC" means the Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "Subsidiary" means, with respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other Equity Interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a "subsidiary" under Rule 12b-2 promulgated under the Exchange Act.

        "Tax Return" means any report, return (including information return), claim for refund, election, estimated tax filing, declaration or similar filing supplied or required to be supplied to any Governmental Entity with respect to Taxes, including any election, notification, appendix schedule or attachment thereto, and including any amendments thereof.

        "Taxes" means any and all domestic or foreign, federal, state, local or other taxes, of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchise, windfall or other profits, gross receipts, occupation, severance, alternative minimum, disability, estimated, property, escheat or unclaimed property, sales, use, net worth, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, and taxes in the nature of excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees, and other taxes, fees, levies, duties, tariffs, imposts, assessments, obligations and charges of the same or a similar nature to any of the foregoing.

        "Taxing Authority" means any Governmental Entity responsible for the administration or the imposition of any Tax.

        "Trading Day" means a day on which the NASDAQ is open for the transaction of business.

        "VWAP of Boat Common Stock" means the volume weighted average price of a share of Boat Common Stock for a ten (10) Trading Day period, starting with the opening of trading on the eleventh (11th) Trading Day prior to the Closing Date to the closing of trading on the second to last Trading Day prior to the Closing Date, as reported by Bloomberg.

        "Willful Breach" means a material breach of this Agreement that is the consequence of an act or omission by a party with the actual knowledge that the taking of such act or failure to take such action would be a material breach of this Agreement.

        8.4    Headings.    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        8.5    Severability.    If any term or other provision (or part thereof) of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions (or part thereof) of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision (or part thereof) is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

        8.6    Entire Agreement.    This Agreement (together with the Exhibits, the Boat Disclosure Schedules, the Island Disclosure Schedules and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

        8.7    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

        8.8    Parties in Interest.    This Agreement shall be binding upon and inure solely to the benefit of the parties and their respective successors and assigns, and nothing in this Agreement, express or implied, other than Section 5.9 (of which each Indemnitee and each of his or her heirs shall be an express third party beneficiary), is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        8.9    Mutual Drafting; Interpretation.    Each party has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation." As used in this Agreement, references to a "party" or the "parties" are intended to refer to a party to this Agreement or the parties to this Agreement. Except as otherwise indicated, all references in this Agreement to "Sections," "Exhibits," "Annexes" and "Schedules" are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement. All references in this Agreement to "$" are intended to refer to U.S. dollars. Unless otherwise specifically provided for herein, the term "or" shall not be deemed to be exclusive. In this Agreement, when determining whether an item is "material" to Boat or its Subsidiary or Island, the term "material" shall be interpreted to mean, as applicable, "material to the business of Boat and its Subsidiaries, taken as a whole" or "material to the business of Island."

        8.10    Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

        (a)   This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

        (b)   Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, in the event, but only in the event, that such court shall not have jurisdiction over such action or proceeding, the Superior Court of the State of Delaware (Complex Commercial Division) or, if jurisdiction over the action or proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware, and any appellate court from any thereof (such courts, the "Chosen Courts"), in any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in such Chosen Courts, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in the Chosen Courts, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in any such court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in any such Chosen Court. Each of the parties agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.2. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

        (c)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10(c).

        8.11    Counterparts.    This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

        8.12    Delivery by Facsimile or Email.    This Agreement, and any amendments hereto, waivers hereof or consents or notifications hereunder, to the extent signed and delivered by facsimile or by email with scan attachment, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party, each other party shall re-execute original forms thereof and deliver them to all other parties. No party shall raise the use of facsimile or email to deliver a signature or the fact that any signature or Contract was transmitted or communicated by facsimile or email with scan attachment as a defense to the formation of a legally binding contract, and each such party forever waives any such defense.

        8.13    Specific Performance.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent actual or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state or foreign jurisdiction having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity. The parties waive, in connection with any action for specific performance or injunctive relief, the defense of adequacy of remedies at Law and any requirement under Law to post a bond or other security as a prerequisite to obtaining equitable relief.

        8.14    Disclosure Schedules.    The parties acknowledge and agree that (a) the inclusion of any items or information in the Disclosure Schedules that are not required by this Agreement to be so included is solely for the convenience of parties, (b) the disclosure by the parties of any matter in the Disclosure Schedules shall not be deemed to constitute an acknowledgement by any party that the matter is required to be disclosed by the terms of this Agreement or that the matter is material or significant, (c) if any section of the Disclosure Schedules lists an item or information in such a way as to make its relevance to the disclosure required by or provided in another section of the Disclosure Schedules or the statements contained in any Section of this Agreement reasonably apparent, the matter shall be deemed to have been disclosed in or with respect to such other section, notwithstanding the omission of an appropriate cross-reference to such other section or the omission of a reference in the particular representation and warranty to such section of the Disclosure Schedules, (d) except as provided in clause (c) above, headings have been inserted in the Disclosure Schedules for convenience of reference only, (e) the Disclosure Schedules are qualified in their entirety by reference to specific provisions of this Agreement and (f) the Disclosure Schedules and the information and statements contained therein are not intended to constitute, and shall not be construed as constituting, representations or warranties of the parties except as and to the extent provided in this Agreement.

[Remainder of page intentionally left blank.]

        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

IDERA PHARMACEUTICALS, INC.
By:	/s/ VINCENT J. MILANO
	Name:	Vincent J. Milano
	Title:	President and Chief Executive Officer
BIOCRYST PHARMACEUTICALS, INC.
By:	/s/ JON STONEHOUSE
	Name:	Jon Stonehouse
	Title:	President and Chief Executive Officer
NAUTILUS HOLDCO, INC.
By:	/s/ JON STONEHOUSE
	Name:	Jon Stonehouse
	Title:	President
ISLAND MERGER SUB, INC.
By:	/s/ JON STONEHOUSE
	Name:	Jon Stonehouse
	Title:	President
BOAT MERGER SUB, INC.
By:	/s/ JON STONEHOUSE
	Name:	Jon Stonehouse
	Title:	President

[Signature Page to Merger Agreement]

EXHIBIT A

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
IDERA PHARMACEUTICALS, INC.

ARTICLE I

        The name of the corporation is Idera Pharmaceuticals, Inc. (the "Corporation").

ARTICLE II

        The address of the Corporation's registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, County of New Castle, 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as amended or supplemented from time to time, the "DGCL").

ARTICLE IV

        The aggregate number of shares which the Corporation shall have authority to issue is 1,000 shares of capital stock all of which shall be designated "Common Stock" and have a par value of $0.01 per share.

ARTICLE V

        In furtherance of and not in limitation of the powers conferred by the DGCL, the Board of Directors of the Corporation (the "Board of Directors") is expressly authorized to make, amend or repeal Bylaws of the Corporation (the "Bylaws").

ARTICLE VI

        The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws. Elections of directors need not be by written ballot unless otherwise provided in the Bylaws.

ARTICLE VII

        Except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

ARTICLE VIII

        1.    Action, Suits And Proceedings Other than by or in the Right of the Corporation.     The Corporation shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an "Indemnitee"), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees) judgment, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. Notwithstanding anything to the contrary in this Article, except as set forth in Section 6 below, the Corporation shall not indemnify an Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by the Indemnitee unless the initiation thereof was approved by the Board of Directors.

        2.    Actions or Suits By or in the Right of the Corporation.     The Corporation shall indemnify any Indemnitee who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees) and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses (including attorneys' fees) which the Court of Chancery of Delaware or such other court shall deem proper.

        3.    Indemnification For Expenses Of Successful Party.     Notwithstanding the other provisions of this Article, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, he shall be indemnified against all expenses (including attorneys' fees) actually and reasonably incurred by him or on his behalf in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to the Indemnitee, (ii) an adjudication that the Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by the Indemnitee, (iv) an adjudication that the Indemnitee did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that the Indemnitee had reasonable cause to believe his conduct was unlawful, the Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

        4.    Notification and Defense of Claim.     As a condition precedent to his right to be indemnified, the Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving him for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Indemnitee. After notice from the Corporation to the Indemnitee of its election so to assume such defense, the Corporation shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with such claim, other than as provided below in this Section 4. The Indemnitee shall have the right to employ his own counsel in connection with such claim, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of the Indemnitee unless (i) the employment of counsel by the Indemnitee has been authorized by the Corporation, (ii) counsel to the Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and the Indemnitee in the conduct of the defense of such action or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel for the Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article. The Corporation shall not be entitled, without the consent of the Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for the Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above.

        5.    Advance of Expenses.     Subject to the provisions of Section 6 below, in the event that the Corporation does not assume the defense pursuant to Section 4 of this Article of any action, suit, proceeding or investigation of which the Corporation receives notice under this Article, any expenses (including attorneys' fees) incurred by an Indemnitee in defending a civil or criminal action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter, provided, however, that the payment of such expense incurred by an Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article. Such undertaking may be accepted without reference to the financial ability of such person to make such repayment.

        6.    Procedure for Indemnification.     In order to obtain indemnification or advancement of expenses pursuant to Section 1, 2, 3 or 5 of this Article, the Indemnitee shall submit to the Corporation a written request, including in such request such documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification or advancement of expenses. Any such indemnification or advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Corporation of the written request of the Indemnitee, unless with respect to requests under Section 1, 2 or 5 the Corporation determines, by clear and convincing evidence, within such 60-day period that the Indemnitee did not meet the applicable standard of conduct set forth in Section 1 or 2, as the case may be. Such determination shall be made in each instance by (a) a majority vote of a quorum of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question ("disinterested directors"), (b) if no such quorum is obtainable, a majority vote of a committee of two or more disinterested directors, (c) a majority vote of a quorum of the outstanding shares of stock of all classes entitled to vote for directors, voting as a single class, which quorum shall consist of stockholders who are not at that time parties to the action, suit or proceeding in question, (d) independent legal counsel (who may be regular legal counsel to the Corporation), or (e) a court of competent jurisdiction.

        7.    Remedies.     The right to indemnification or advances as granted by this Article shall be enforceable by the Indemnitee in any court of competent jurisdiction if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within the 60-day period referred to above in Section 6. Unless otherwise provided by law, the burden of proving that the Indemnitee is not entitled to indemnification or advanced of expenses under this Article shall be on the Corporation. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because the Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section 6 that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct. The Indemnitee's expenses (including attorneys' fees) incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

        8.    Subsequent Amendment.     No amendment, termination or repeal of this Article or of the relevant provisions of the DGCL or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

        9.    Other Rights.     The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of the Indemnitee. Nothing contained in this Article shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

        10.    Partial Indemnification.     If an Indemnitee is entitled under any provision of this Article to indemnification by the Corporation for some or a portion of the expenses (including attorneys' fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with any action, suit, proceeding or investigation and any appeal, therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify the Indemnitee for the portion of such expenses (including attorneys' fees), judgments, fines or amounts paid in settlement to which the Indemnitee is entitled.

        11.    Insurance.     The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

        12.    Merger or Consolidation.     If the Corporation is merged into or consolidated with another corporation and the Corporation is not the surviving corporation, the surviving corporation shall assume the obligations of the Corporation under this Article with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the date of such merger or consolidation.

        13.    Savings Clause.     If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys' fees) judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

        14.    Definitions.     Terms used herein and defined in Section 145(h) and Section 145(i) of the DGCL shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

        15.    Subsequent Legislation.     If the DGCL is amended after adoption of this Article to expand further the indemnification permitted to Indemnitees, then the Corporation shall indemnify such persons to the fullest extent permitted by the DGCL, as so amended.

ARTICLE IX

        The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

 EXHIBIT B

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
BIOCRYST PHARMACEUTICALS, INC.

ARTICLE I

        The name of the corporation is BioCryst Pharmaceuticals, Inc. (the "Corporation").

ARTICLE II

        The address of the Corporation's registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, County of New Castle, 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as amended or supplemented from time to time, the "DGCL").

ARTICLE IV

        The aggregate number of shares which the Corporation shall have authority to issue is 1,000 shares of capital stock all of which shall be designated "Common Stock" and have a par value of $0.01 per share.

ARTICLE V

        In furtherance of and not in limitation of the powers conferred by the DGCL, the Board of Directors of the Corporation (the "Board of Directors") is expressly authorized to make, amend or repeal Bylaws of the Corporation (the "Bylaws").

ARTICLE VI

        The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws. Elections of directors need not be by written ballot unless otherwise provided in the Bylaws.

ARTICLE VII

        Except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

ARTICLE VIII

        The Corporation shall, to the fullest extent permitted by Section 145 of the DGCL, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom.

        Indemnification may include payment by the Corporation of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if it is ultimately determined that such person is not entitled to indemnification under this Article, which undertaking may be accepted without reference to the financial ability of such person to make such repayment.

        The Corporation shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by the Board of Directors.

        The indemnification rights provided in this Article (i) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and (ii) shall inure to the benefit of the heirs, executors and administrators of such person. The Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or to other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

ARTICLE IX

        The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

Annex B—Opinion of Goldman, Sachs & Co. LLC

PERSONAL AND CONFIDENTIAL

January 21, 2018

Board of Directors
Idera Pharmaceuticals, Inc.
167 Sidney Street
Cambridge, MA 02139

Ladies and Gentlemen:

        You have requested our opinion as to the fairness from a financial point of view to the holders (other than BioCryst Pharmaceuticals Inc. ("BioCryst") and its affiliates) of the outstanding shares of common stock, par value $0.001 per share (the "Shares"), of Idera Pharmaceuticals Inc. (the "Company") of the Exchange Ratio (defined below) pursuant to the Agreement and Plan of Merger, dated as of January 21, 2018 (the "Agreement"), by and among BioCryst, Nautilus Holdco, Inc., a wholly owned subsidiary of BioCryst ("Holdco"), Island Merger Sub, Inc., a wholly owned subsidiary of Holdco ("Island Merger Sub"), Boat Merger Sub, Inc., a wholly owned subsidiary of Holdco ("Boat Merger Sub"), and the Company. Pursuant to the Agreement, Island Merger Sub will be merged with and into the Company, and each outstanding Share (other than Shares held by BioCryst and its affiliates) will be converted into the right to receive 0.20 of a share of common stock, par value $0.01 per share (the "Holdco Common Stock"), of Holdco (the "Exchange Ratio"). The Agreement also provides that Boat Merger Sub will be merged with and into BioCryst and each outstanding share of common stock, par value $0.01 per share (the "BioCryst Common Stock"), of BioCryst, will be converted into the right to receive 0.50 of a share of Holdco Common Stock.

        Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, BioCryst, any of their respective affiliates and third parties, including Baker Bros Advisors LP, a significant stockholder of the Company and BioCryst ("Baker Bros"), and Pillar Invest Corporation, a significant stockholder of the Company ("Pillar") and any of their respective affiliates and portfolio companies, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the "Transaction"). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as bookrunning manager with respect to the public offering by the Company of 26,225,243 Shares in October 2016 and the public offering of 38,333,334 Shares in October 2017. We may in the future provide financial advisory and/or underwriting services to the Company, BioCryst, Baker Bros, Pillar and their respective affiliates and, as applicable, portfolio companies for which our Investment Banking Division may receive compensation. Affiliates of Goldman Sachs & Co. LLC also may have co-invested with Baker Bros or Pillar or their respective affiliates from time to time and may have invested in limited partnership units of affiliates of Baker Bros or Pillar from time to time and may do so in the future.

        In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company and BioCryst for the five years ended December 31, 2016; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and BioCryst; certain other communications from the Company and BioCryst to their respective stockholders; certain publicly available research analyst reports for the Company and BioCryst; certain internal financial analyses and forecasts for BioCryst on a stand-alone basis and with respect to its products prepared by its management; certain internal financial analyses and forecasts for the Company and certain financial analyses and forecasts for BioCryst, in each case, on a stand-alone basis and with respect to its products and probabilities of success related thereto, and certain financial analyses and forecasts for Holdco on a pro-forma basis giving effect to the Transaction, in each case, as prepared by the management of the Company and approved for our use by the Company (collectively, the "Forecasts"), including certain operating synergies projected by the management of the Company to result from the Transaction, as approved for our use by the Company (the "Synergies"); and certain analyses prepared by the management of the Company related to the expected utilization by the Company, BioCryst and Holdco of certain net operating loss carryforwards, as approved for our use by the Company (the "NOL Forecasts"). We have also held discussions with members of the senior managements of the Company and BioCryst regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of BioCryst and with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares and shares of BioCryst Common Stock; compared certain financial and stock market information for the Company and BioCryst with similar information for certain other companies the securities of which are publicly traded; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

        For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts, including the Synergies, and the NOL Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Holdco, the Company or BioCryst or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company, BioCryst or Holdco or on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

        Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than BioCryst and its affiliates) of Shares, as of the date hereof, of the Exchange Ratio pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the Exchange Ratio pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which shares of Holdco Common Stock will trade at any time or as to the impact of the Transaction on the solvency or viability of the Company, BioCryst or Holdco, or the ability of the Company, BioCryst or Holdco to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders (other than BioCryst and its affiliates) of Shares.

Very truly yours,

/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)

Annex C—Opinion of J.P. Morgan Securities LLC

January 21, 2018

The Board of Directors
BioCryst Pharmaceuticals, Inc.
4505 Emperor Blvd, Suite 200
Durham, NC 27703

Members of the Board of Directors:

        You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the "Company Common Stock"), of BioCryst Pharmaceuticals, Inc. (the "Company") of the Exchange Ratio (as defined below) in the proposed Transaction (as defined below). Pursuant to the Agreement and Plan of Merger, dated as of January 21, 2018 (the "Agreement"), among the Company, Idera Pharmaceuticals, Inc. (the "Merger Partner"), Nautilus Holdco, Inc. ("Holdco"), Island Merger Sub, Inc. ("Merger Sub A") and Boat Merger Sub, Inc. ("Merger Sub B"), (i) Merger Sub A will merge with and into the Merger Partner and (A) each outstanding share of common stock, par value $0.001 per share, of the Merger Partner (the "Merger Partner Common Stock") will be converted into the right to receive 0.2 shares of Holdco's common stock, par value $0.01 per share (the "Holdco Common Stock") and cash in lieu of fractional shares of Holdco Common Stock as contemplated by the Agreement and (B) each outstanding share of Series A convertible preferred stock, par value $0.01 per share, of the Merger Partner (the "Merger Partner Preferred Stock") will be converted into the right to receive that number of shares of Holdco Common Stock equal to (1) $1.00 per share plus any accrued but unpaid dividends on the Merger Partner Preferred Stock, divided by the Market Price (as defined in the Agreement) of Merger Partner Common Stock as of the third day prior to the Closing Date (as defined in the Agreement), multiplied by (2) 0.2 and (ii) Merger Sub B will merge with and into the Company, and each outstanding share of common stock, par value $0.01 per share, of the Company (the "Company Common Stock") will be converted into the right to receive 0.5 shares (the "Exchange Ratio") of Holdco Common Stock and cash in lieu of fractional shares of Holdco Common Stock as contemplated by the Agreement (the transactions described in the immediately preceding clauses (i) and (ii), together and not separately, are referred to herein as the "Transaction").

        In connection with preparing our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Merger Partner and the Company and the industries in which they operate; (iii) reviewed certain internal financial analyses and forecasts prepared by the managements of the Merger Partner and the Company relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the "Synergies"); and (iv) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

        In addition, we have held discussions with certain members of the management of the Merger Partner and the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Merger Partner and the Company, the financial condition and future prospects and operations of the Merger Partner and the Company, the effects of the Transaction on the financial condition and future prospects of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

        In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Merger Partner and the Company or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Merger Partner, Holdco or the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Merger Partner and the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the Agreement. For purposes of conversion of the Merger Partner Preferred Stock, we have assumed at the direction of the Company that the Market Price of shares of Merger Partner Common Stock on the day that is three days before the Closing Date will be $2.29. We have also assumed that the representations and warranties made by the Company and the Merger Partner in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Merger Partner, Holdco or the Company or on the contemplated benefits of the Transaction.

        Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the holders of the Company Common Stock of the Exchange Ratio in the proposed Transaction and we express no opinion as to the fairness of any consideration to be paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Exchange Ratio applicable to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock, the Holdco Common Stock or the Merger Partner Common Stock will trade at any future time.

        We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company and the Merger Partner for which we and such affiliates have received customary compensation. Such services during such period have included acting as sole bookrunner on the Company's offering of equity securities in March 2017 and joint lead bookrunner on the Company's offering of equity securities in September 2017, and acting as joint lead bookrunner on the Merger Partner's offerings of equity securities in October 2016 and October 2017. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and the Merger Partner. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company, Holdco or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.

        On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio in the proposed Transaction is fair, from a financial point of view, to the holders of the Company Common Stock.

        The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval, except as otherwise agreed pursuant to the terms of the engagement letter dated January 14, 2018 between J.P. Morgan Securities LLC and the Company.

Very truly yours,

/s/ J.P. Morgan Securities LLC
(J.P. MORGAN SECURITIES LLC)

Annex D—Form of Amended and Restated Certificate of Incorporation of Holdco

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF [    •    ]

        Nautilus Holdco, Inc. (the "Corporation"), a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

        FIRST: The present name of the Corporation is Nautilus Holdco, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 16, 2018 (the "Original Certificate").

        SECOND: This Amended and Restated Certificate of Incorporation (the "Restated Certificate") has been duly adopted by the Corporation in accordance with the provisions of the General Corporation Law of the State of Delaware (as amended or supplemented from time to time, the "DGCL").

        THIRD: This Restated Certificate amends, restates and integrates, in the entirety, the provisions of the corporation's Original Certificate.

        FOURTH: The text of the Original Certificate is hereby amended and restated in its entirety to read in its entirety as follows:

ARTICLE I

NAME

        The name of the Corporation is [    •    ].

ARTICLE II

REGISTERED OFFICE AND AGENT

        The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, County of New Castle, 19808. The name of its registered agent at that address is Corporation Service Company.

ARTICLE III

PURPOSE AND POWERS

        The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the DGCL. The Corporation shall have all powers that may now or hereafter be lawful for a corporation to exercise under the DGCL.

ARTICLE IV

CAPITAL STOCK

(A)
Classes of Stock.    The total number of shares of stock of all classes of capital stock that the Corporation is authorized to issue is three hundred eighty million (380,000,000) shares. The authorized capital stock is divided into twenty million (20,000,000) shares of preferred stock having a par value of $0.01 per share (the "Preferred Stock") and four hundred million (400,000,000) shares of common stock having a par value of $0.01 per share (the "Common Stock").

(B)
Preferred Stock.    The Board of Directors of the Corporation (the "Board of Directors") is hereby expressly authorized to provide by resolution or resolutions from time to time for the issue of the Preferred Stock in one or more series, the shares of each of which series may have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualification, limitations or restrictions thereof, as shall be permitted under the DGCL and as shall be stated in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors pursuant to the authority expressly vested in the Board of Directors hereby. Without limiting the generality of the foregoing, the resolution or resolutions providing for the issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

(C)
Common Stock.

1.
General.    All shares of Common Stock shall be of one and the same class, shall be identical in all respects and shall have equal rights, powers and privileges, provided, however that such rights are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board upon any issuance of the Preferred Stock of any series.

2.
Vote.    Except as otherwise provided for by resolution or resolutions of the Board pursuant to this Article IV with respect to the issuance of any series of Preferred Stock or by the DGCL, the holders of outstanding shares of Common Stock shall have the exclusive right to vote on all matters requiring stockholder action. On each matter on which holders of Common Stock are entitled to vote, each outstanding share of such Common Stock will be entitled to one (1) vote. There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

3.
Dividends.    Subject to the rights of holders of any series of outstanding Preferred Stock which may from time to time come into existence and be outstanding, the holders of shares of Common Stock shall have equal rights of participation in the dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor. Any dividends declared by the Board of Directors to the holders of the then outstanding Common Stock shall be paid to the holders thereof pro rata in accordance with the number of shares of Common Stock held by each such holder as of the record date of such dividend.

4.
Liquidation.    Subject to the rights of holders of any series of outstanding Preferred Stock which may from time to time come into existence and be outstanding, in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of shares of Common Stock shall have equal rights to receive the assets and funds of the Corporation available for distribution to stockholders and such assets or funds shall be distributed pro rata in accordance with the number of shares of Common Stock held by each such holder.

ARTICLE V

BOARD OF DIRECTORS

(A)
Power of the Board of Directors.    The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In furtherance, and not in limitation, of the powers conferred by the DGCL, the Board of Directors shall be expressly authorized to:

1.
determine the rights, powers, duties, rules and procedures that affect the power of the Board of Directors to manage and direct the business and affairs of the Corporation;

  2.
  establish one or more committees of the Board of Directors, by the affirmative vote of a majority of the entire Board of Directors, to which may be delegated any or all of the powers and duties of the Board of Directors to the fullest extent permitted by law; and

  3.
  exercise all such powers and do all such acts as may be exercised by the Corporation, subject to the provisions of the DGCL, this Restated Certificate, and the Amended and Restated Bylaws of the Corporation (as the same may be amended and/or restated from time to time, the "Bylaws").

(B)
Number of Directors, Election and Terms.    The number of directors constituting the entire Board of Directors shall consist of not less than six (6) nor more than twelve (12) persons. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors. Each director shall hold office until the expiration of the term for which elected and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal. Election of the directors need not be by written ballot.

(C)
Vacancies and Newly Created Directorships.    Except as otherwise required by law and subject to the rights of the holders of any class or series of Preferred Stock to elect directors, any vacancies on the Board of Directors for any reason, including from the death, resignation, disqualification or removal of any director, and any newly created directorships resulting by reason of any increase in the number of directors shall be filled exclusively by the Board of Directors, acting by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum, or by the sole remaining director, and shall not be filled by stockholders. Any directors elected to fill a vacancy shall hold office until the next annual meeting of stockholders or until their successors are duly elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(D)
Continuance in Office.    Notwithstanding the foregoing provisions of this Article V, any director whose term of office has expired shall continue to hold office until his successor shall be elected and qualified.

(E)
Removal of Directors.    Except as otherwise required by law and subject to the rights of the holders of any class or series of Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time, with or without cause, only by the affirmative vote of the holders of a majority of the voting power of all of the shares of capital stock of the Corporation then entitled to vote generally in the election of directors, voting as a single class.

ARTICLE VI

LIMITATION OF LIABILITY AND INDEMNIFICATION.

(A)
Limitation of Liability of Directors.    A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit. If the DGCL is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. No repeal or modification of this Article VI shall adversely affect any right of or protection afforded to a director prior to such repeal or modification.

(B)
Indemnification.    The Corporation shall, through the Bylaws or otherwise, to the fullest extent permitted by Section 145 of the DGCL, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom. Indemnification may include payment by the Corporation of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if it is ultimately determined that such person is not entitled to indemnification under this Article VI, which undertaking may be accepted without reference to the financial ability of such person to make such repayment. The Corporation shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by the Board of Directors of the Corporation. The indemnification rights provided in this Article VI (i) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and (ii) shall inure to the benefit of the heirs, executors and administrators of such person. The Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or to other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article VI. Any amendment, repeal or modification of this Article VI shall not adversely affect any rights or protection existing hereunder immediately prior to such amendment, repeal or modification.

ARTICLE VII

STOCKHOLDER ACTION

(A)
Action by Written Consent.    Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders; provided, however, that any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation for such series of Preferred Stock.

(B)
Special Meetings.    Except as otherwise required by law and subject to the rights of the holders of any class or series of Preferred Stock, (1) special meetings of stockholders of the Corporation may only be called by the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors, upon not less than ten (10) nor more than sixty (60) days' prior written notice, and (2) the stockholders of the Corporation shall have no right to call a special meeting of stockholders.

 ARTICLE VIII

AMENDMENT OF BYLAWS

(A)
Amendment by the Board of Directors.    In furtherance, and not in limitation, of the powers conferred upon it by law, the Board of Directors is expressly authorized and empowered to amend, alter, change, adopt or repeal the Bylaws of the Corporation; provided, however, that no Bylaws hereafter adopted shall be inconsistent with the provisions of this Restated certificate or invalidate any prior act of the directors that would have been valid if such Bylaws had not been adopted. The Corporation may in its Bylaws confer powers upon its Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.

(B)
Amendment by Stockholders.    In addition to any requirements of the DGCL (and notwithstanding the fact that a lesser percentage may be specified by the DGCL), unless otherwise specified in the Bylaws, the affirmative vote of the holders of a majority of all of the shares of capital stock of the Corporation then outstanding and entitled to vote generally in the election of directors, voting as a single class, shall be required for the stockholders of the Corporation to amend, alter, change, adopt or repeal any Bylaws of the Corporation. The holder of each share of capital stock entitled to vote thereon shall be entitled to cast the same number of votes as the holder of such shares is entitled to cast generally in the election of each director.

ARTICLE IX

FORUM SELECTION

        Unless the Corporation consents in writing to the selection of an alternative forum (an "Alternative Forum Consent"), the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, stockholder, employee or agent of the Corporation to the Corporation or the Corporation's stockholders, (iii) any action asserting a claim against the Corporation or any director, officer, stockholder, employee or agent of the Corporation arising out of or relating to any provision of the DGCL or this Restated Certificate or the Corporation's Bylaws, or (iv) any action asserting a claim against the Corporation or any director, officer, stockholder, employee or agent of the Corporation governed by the internal affairs doctrine of the State of Delaware; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case, unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article IX. The existence of any prior Alternative Forum Consent shall not act as a waiver of the Corporation's ongoing consent right as set forth above in this Article IX with respect to any current or future actions or claims.

 ARTICLE X

AMENDMENT OF CERTIFICATE OF INCORPORATION

        The Corporation hereby reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Restated Certificate, and any other provisions authorized by the DGCL may be added or inserted, in the manner now or hereafter prescribed by the DGCL, and all rights, preferences and privileges of whatsoever nature conferred on stockholders, directors or any other persons whomsoever therein granted are subject to this reservation; provided, however, that, notwithstanding any other provision of this Restated Certificate or the Bylaws or any lesser percentage specified therein or in any law (but in addition to any other vote that may be required by applicable law or this Certificate), the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares entitled to vote for the election of directors shall be required to amend, alter, change or repeal, or to adopt any provision as part of this Restated Certificate inconsistent with the intent and purpose of Article IV, Article V, Article VI, Article VII, Article VIII, Article IX of this Restated Certificate or this Article X.

        This Restated Certificate was duly adopted by the Board of Directors in accordance with Section 245 of the DGCL.

        IN WITNESS WHEREOF, the undersigned has duly executed this Amended and Restated Certificate of Incorporation on this [    •    ] day of [    •    ], [    •    ].

[•]
By:
Name:
Title:

[Signature Page to Amended and Restated Certificate of Incorporation]

Annex E—Form of Amended and Restated Bylaws of Holdco

AMENDED AND RESTATED BYLAWS OF [    •    ]

Incorporated Under The Laws of Delaware
EFFECTIVE AS OF [    •    ], 2018

E-i

E-ii

ARTICLE I

CAPITAL STOCK

        1.1    Certificates.

        (a)   Shares of the capital stock of [    •    ], (the "Corporation") may be certificated or uncertificated in accordance with the General Corporation Law of the State of Delaware, as amended (the "DGCL"); provided that, commencing on or prior to the date of these Amended and Restated Bylaws of the Corporation (as the same may be amended from time to time, the "Bylaws"), the shares of common stock, par value $0.01 per share, of the Corporation shall be uncertificated, as provided by resolutions adopted by the Board of Directors of the Corporation (the "Board of Directors" or "Board"). Certificates for the shares of stock, if any, shall be in such form as is consistent with the Amended and Restated Certificate of Incorporation of the Corporation (as the same may be amended from time to time, the "Certificate of Incorporation") and applicable law. To the extent any certificates are ever issued with respect to any class or series of a class of capital stock of the Corporation, every holder of stock represented by certificates shall be entitled to have a certificate, in such form as may be prescribed by law, the Certificate of Incorporation and the Board of Directors, signed in the name of the Corporation by any two (2) officers authorized to sign stock certificates representing the number of shares registered in certificate form held by such holder. The Chairman of the Board of Directors (the "Chairman"), the Chief Executive Officer, any Vice President, the Treasurer or an Assistant Treasurer and the Secretary or an Assistant Secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all the signatures on a certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

        (b)   Each certificate for shares of stock that are subject to any restriction on transfer pursuant to the Certificate of Incorporation, the Bylaws, applicable securities laws or any agreement among any number of stockholders or among such holders and the Corporation shall have conspicuously noted on the face or back of the certificate either the full text of the restriction or a statement of the existence of such restriction.

        1.2    Shares Without Certificates.     Unless the Board of Directors determines that all of the shares of any class or series of stock of the Corporation shall be represented by certificates, the Corporation shall adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

        1.3    Record Ownership.     A record of the name and address of the holder of each certificate, the number of shares represented thereby and the date of issue thereof shall be made on the Corporation's books. The Corporation shall be entitled to treat the holder of record of any share of stock as the holder in fact thereof for all purposes, including the payment of dividends and the right to vote with respect to such stock, regardless of any transfer, pledge or other disposition of such stock, until such share has been transferred on the books of the Corporation in accordance with the requirements of these Bylaws. Accordingly, the Corporation shall not be bound to recognize any equitable or other claim to or interest in any share on the part of any other person, whether or not it shall have express or other notice thereof, except as required by the laws of the State of Delaware. If certificated, the certificates of each class or series of a class of stock shall be numbered consecutively.

        1.4    Transfer of Record Ownership.     Subject to applicable laws and these Bylaws, transfers of shares of stock of the Corporation shall be made on the books of the Corporation only by direction of the registered holder thereof or such person's attorney, lawfully constituted in writing, and, if such shares are represented by a certificate, only upon the surrender to the Corporation or its transfer agent or other designated agent of the certificate representing such shares properly endorsed or accompanied by a properly executed written assignment of, or power of attorney properly executed with respect to, the shares evidenced thereby, with transfer stamps (if necessary) affixed, and all other authentication reasonably required by the Corporation, which certificate shall be canceled before a new certificate or uncertificated shares are issued. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the persons from and to whom it was transferred.

        1.5    Lost Certificates.     Any person claiming a stock certificate in lieu of one lost, stolen or destroyed shall give the Corporation an affidavit as to such person's ownership of the certificate and of the facts which go to prove its loss, theft or destruction, and the Corporation may issue a new certificate of stock or uncertified shares in place of any previously issued certificate alleged to have been lost, stolen or destroyed. Such person shall also, if required by policies adopted by the Board of Directors, give the Corporation a bond, in such form as may be approved by the General Counsel or his or her staff, sufficient to indemnify the Corporation against any claim that may be made against it on account of the alleged loss of the certificate or the issuance of a new certificate or of uncertificated shares.

        1.6    Transfer Agents; Registrars; Rules Respecting Certificates.     The Board of Directors may appoint, or authorize any officer or officers to appoint, one (1) or more transfer agents and one (1) or more registrars. The Board of Directors may make such further rules and regulations as it may deem expedient concerning the issue, transfer and registration of shares of stock of the Corporation.

        1.7    Stock Transfer Agreement.     The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one (1) or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one (1) or more classes owned by such stockholders in any manner not prohibited by the DGCL.

        1.8    Record Date.

        (a)   The Board of Directors may fix in advance a date, not more than sixty (60) days or less than ten (10) days preceding the date of an annual or special meeting of stockholders and not more than sixty (60) days preceding the date of payment of a dividend or other distribution, allotment of rights or the date when any change, conversion or exchange of capital stock shall go into effect or for the purpose of any other lawful action, as the record date for determination of the stockholders entitled to notice of and to vote at any such meeting and any adjournment thereof, or to receive any such dividend or other distribution or allotment of rights, or to exercise the rights in respect of any such change, conversion or exchange of capital stock, or to participate in any such other lawful action. If the Board so fixes a date, such stockholders and only such stockholders as shall be stockholders of record on the date so fixed shall be entitled to such notice of and to vote at such meeting and any adjournment thereof, or to receive such dividend or other distribution or allotment of rights, or to exercise such rights, or to participate in any such other lawful action, as the case may be, notwithstanding any transfer of any stock on the books of the Corporation after any such record date fixed as aforesaid, unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed, (i) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day before the day on which notice is given, or, if notice is waived, at the close of business on the day before the day on which the meeting is held and (ii) the record date for determining stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights in respect of any change, conversion or exchange of stock, or for any other purpose, shall be at the close of business on the day on which the Board of Directors adopts the resolution relating to such purpose.

        (b)   A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting and, in such case, shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

ARTICLE II

MEETINGS OF STOCKHOLDERS

        2.1    Place of Meetings.     All meetings of stockholders shall be held at such place within or outside the State of Delaware as may be designated from time to time by the Board of Directors, or, if not so designated, at the registered office of the Corporation. Notwithstanding the foregoing, the Board of Directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the DGCL.

        2.2    Annual Meeting.     The annual meeting of stockholders for the election of members of the Board of Directors (each, a "Director," and collectively, the "Directors") and the transaction of such other business as may properly be brought before the meeting shall be held annually on a date and at a time and place, within or outside Delaware, as determined by the Board of Directors.

        2.3    Special Meetings.

        (a)    Purpose.     Special meetings of stockholders for any purpose or purposes may only be called by the Board of Directors or Secretary of the Corporation upon direction of the Board, pursuant to a resolution adopted by a majority of the entire Board of Directors upon motion of a Director, upon not less than ten (10) nor more than sixty (60) days' written notice. The stockholders of the Corporation shall have no right to call a special meeting of stockholders.

        (b)    Date, Time and Place.     A special meeting shall be held at such date, time and place, within or outside the State of Delaware, as determined by the Board of Directors.

        (c)    Conduct of Meeting.     At any such special meeting, only such business may be transacted as is set forth in the notice of special meeting. The chairman of a special meeting shall determine all matters relating to the conduct of the meeting. Except in accordance with this Section 2.3, stockholders shall not be permitted to propose business to be brought before a special meeting of the stockholders. Stockholders who nominate persons for election to the Board at a special meeting must also comply with the requirements set forth in Section 2.10.

        2.4    Notice.     Unless otherwise provided by law, the Certificate of Incorporation or these Bylaws, notice (either written or as otherwise permitted by the DGCL) of each meeting of stockholders, whether annual or special, stating the date, time, place and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting shall be distributed in advance of any such meeting. Additionally, the notice of a special meeting shall state the purpose thereof. Each notice shall be distributed (either by the U.S. Postal Service or as otherwise permitted by the DGCL) by the Secretary or Assistant Secretary not less than ten (10) days nor more than sixty (60) days before the date of such meeting to every stockholder entitled to vote thereat. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at his address as it appears on the records of the Corporation. If electronically transmitted, notice is given as provided in Section 8.1 of these Bylaws. An affidavit of the Secretary or an Assistant Secretary of the Corporation or of the transfer agent or any other agent of the Corporation that the notice has been given by mail or by a form of electronic transmission, as applicable, shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

        2.5    List of Stockholders.     A complete list of the stockholders entitled to vote at any meeting of stockholders (provided, however, that if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder, shall be prepared by the Secretary at least ten (10) days before every meeting of stockholders and shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least ten (10) days before the meeting during ordinary business hours at the principal place of business of the Corporation. A list of stockholders entitled to vote at the meeting shall be produced and kept at the place of the meeting during the whole time of the meeting and may be examined by any stockholder who is present. Except as otherwise provided by law, the stock ledger shall be the only evidence as to the identity of the stockholders entitled to examine the list of stockholders required by this Section 2.5 or to vote in person or by proxy at any meeting of stockholders.

        2.6    Quorum.     The holders of a majority of the voting power of all of the shares of capital stock of the Corporation then entitled to vote with respect to any one (1) of the purposes for which the meeting is called, present in person or represented by proxy, shall constitute a quorum, except as otherwise required by the DGCL, the Certificate of Incorporation or these Bylaws. In the event of a lack of quorum at a meeting, then (i) the chairman of the meeting or (ii) a majority in interest of the stockholders present in person or represented by proxy may adjourn the meeting from time to time without notice other than announcement at the meeting, until a quorum shall be obtained. At any such adjourned meeting at which there is a quorum, any business may be transacted that might have been transacted at the meeting originally called.

        2.7    Organization.     The Chairman, or, in the absence of the Chairman, the Chief Executive Officer, or, in the absence of both, any Executive Vice President, shall preside at meetings of stockholders as chairman of the meeting and shall determine the order of business for such meeting. The Secretary of the Corporation shall act as secretary at all meetings of stockholders, but in the absence of the Secretary, the chairman of the meeting may appoint a secretary of the meeting. The Board of Directors shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chairman of the meeting shall have the right and the authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing (i) an agenda or order of business for the meeting, (ii) rules and procedures for maintaining order at the meeting and the safety of those present, (iii) limitations on participation in such meetings to stockholders of record of the Company and their duly authorized and constituted proxies, and such other persons as the chairman of the meeting shall permit, (iv) restrictions on entries to the meeting after the time affixed for the commencement thereof, (v) limitations on the time allotted to the questions or comments by participants and (vi) regulation of the opening and closing of the polls for balloting and matters which are to be voted on by ballot. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

        2.8    Voting; Proxies.

        (a)   Subject to all of the rights of the preferred stock provided for by resolution or resolutions of the Board of Directors pursuant to the Certificate of Incorporation or by the DGCL, each stockholder entitled to vote at a meeting shall be entitled to one vote, in person or by proxy (either written or as otherwise permitted by the DGCL), for each voting share held of record by such stockholder. The votes for the election of Directors and, upon the demand of any stockholder, the vote upon any matter before the meeting, shall be by written ballot. Except as otherwise required by the DGCL or as specifically provided for in the Certificate of Incorporation or these Bylaws, in any question or matter brought before any meeting of stockholders (other than the election of Directors), the affirmative vote of the holders of voting shares present in person or by proxy representing a plurality of the votes actually cast on any such question or matter at a meeting in which a quorum is present shall be the act of the stockholders. Directors shall be elected by the vote of a majority of the votes cast at a meeting in which a quorum is present; except that, notwithstanding the foregoing, Directors shall be elected by a plurality of the votes cast at a meeting where there is a quorum if, as of the record date for such meeting, the number of nominees exceeds the number of Directors to be elected. For purposes of the foregoing sentence, a majority of the votes cast means that the number of shares voted "for" a Director nominee must exceed the number of shares voted "against" that Director nominee.

        (b)   Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing executed by the stockholder or his authorized agent or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A proxy may be in the form of a telegram, cablegram or other means of electronic transmission which sets forth or is submitted with information from which it can be determined that the telegram, cablegram or other means of electronic transmission was authorized by the stockholder.

        2.9    Inspectors of Election.     In advance of any meeting of stockholders, the Board of Directors or the chairman of the meeting shall appoint one (1) or more inspectors to act at the meeting and make a written report thereof. The chairman of the meeting may designate one (1) or more persons as alternate inspectors to replace any inspector who fails or is unable to act. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. At each meeting of stockholders, the inspector(s) shall (i) ascertain the number of shares outstanding and the voting power of each, (ii) determine the shares represented at the meeting and the validity of proxies and ballots, (iii) count and tabulate all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s), and (v) certify the inspectors' determination of the number of shares represented at the meeting and the count of all votes and ballots. The inspector(s) may appoint or retain other persons or entities to assist the inspector(s) in the performance of the duties of the inspector(s). Any report or certificate made by the inspector(s) shall be prima facie evidence of the facts stated therein.

        2.10    Notification of Stockholder Nominations and Other Business.

        (a)    Annual Meeting.

            (i)  Nominations of persons for election to the Board of Directors and the proposal of business other than nominations to be considered by the stockholders may be made at an annual meeting of stockholders only (A) by or at the direction of the Board of Directors, including by any committee or persons authorized to do so by the Board, (B) by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Section 2.10 is delivered to, or mailed to and received by, the Secretary of the Corporation, who is entitled to vote at such annual meeting and who complies with the notice procedures and disclosure requirements set forth in this Section 2.10, or (C) in the case of stockholder nominations to be included in the Corporation's proxy statement for an annual meeting of stockholders, by an Eligible Stockholder (as defined below) who satisfies the notice, ownership and other requirements of Section 2.11 of these Bylaws. The foregoing clauses (B) and (C) shall be the exclusive means for a stockholder to make nominations of persons for election to the Board of Directors and the proposal of business other than nominations at an annual meeting.

           (ii)  For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (B) of Section 2.10(a)(i), such stockholder must have given timely written notice thereof in proper form to the Secretary of the Corporation and provide updates or supplements to such notice at the times and in the forms required by this Section 2.10, and such proposed business must be a proper subject for stockholder action. To be timely, a stockholder's notice must be delivered to, or mailed to and received by, the Secretary at the principal executive offices of the Corporation: not later than the close of business on the ninetieth (90th) day or earlier than the close of business on the one hundred twentieth (120th) day prior to the one-year anniversary of the preceding year's annual meeting; provided, however, that in the event that the annual meeting is called for a date that is not within thirty (30) days before or more than sixty (60) days after the first (1st) anniversary of the prior year's annual meeting, notice by the stockholder in order to be timely must be so delivered, or so mailed and received, not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of (A) the ninetieth (90th) day prior to such annual meeting and (B) the tenth (10th) day following the date on which public disclosure (as defined below) of the date of the annual meeting is first made by the Corporation. In no event shall the public disclosure of an adjournment or postponement of an annual meeting commence a new time period (or extend any notice time period) for the giving of a stockholder's notice as described above. Such stockholder's notice shall set forth:

    (A)
    as to each person, if any, whom such stockholder proposes to nominate for election or re-election as a Director: (1) all information relating to such person that would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a Director in an election contest (even if an election contest is not involved) or that is otherwise required to be disclosed, under Section 14(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations promulgated thereunder, (2) the written consent of the nominee to being named in the proxy statement as a nominee (if applicable) and to serving as a Director if elected and a representation by the nominee to the effect that, if elected, the nominee (x) currently intends to serve as a director for the full term for which such person is standing for election and (y) will agree to and abide by all policies of the Board of Directors as may be in place at any time and from time to time, (3) any information that such person would be required to disclose pursuant to paragraph (ii)(C) of this Section 2.10, if such person were a stockholder purporting to make a nomination or propose business pursuant thereto, (4) a description of any direct or indirect material interest in any material contract or agreement between or among any stockholder nominating such person, on the one hand, and each candidate for nomination or his or her respective other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such stockholder making the nomination were the "registrant" for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant, and (5) a completed and signed questionnaire, representation and agreement as provided in Section 2.10(a)(iii);

    (B)
    as to any other business that such stockholder proposes to bring before the meeting: (1) a brief description of the proposed business desired to be brought before the meeting, (2) the text of the proposal or proposed business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the Bylaws of the Corporation, the language of the proposed amendment), (3) the reasons for conducting such business at the meeting, (4) any substantial interest (within the meaning of Item 5 of Schedule 14A under the Exchange Act) in such business of such stockholder and the beneficial owner (within the meaning of Section 13(d) of the Exchange Act), if any, on whose behalf the business is being proposed, (5) any other information relating to such stockholder and beneficial owner, if any, on whose behalf the proposal is being made, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal and pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder, and (6) a reasonably detailed description of all agreements, arrangements, or understandings between or among such stockholder, or any affiliates or associates of such stockholder, and any other person or persons (including their names) in connection with the proposal of such business and any material interest of such stockholder or any affiliates or associates of such stockholder, in such business, including any anticipated benefit therefrom to such stockholder, or any affiliates or associates of such stockholder; provided, however, that the disclosures required by this Section 2.10(a)(ii)(B) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a stockholder giving notice solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner; and

    (C)
    as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made or the other business is proposed: (1) the name and address of such stockholder, as they appear on the Corporation's books, and the name and address of such beneficial owner, if any, on whose behalf the nomination is made, (2) the class and number of shares of capital stock of the Corporation which are, directly or indirectly, owned (beneficially (within the meaning of Rule 13d-3 under the Exchange Act) and of record) by such stockholder and owned by the beneficial owner, if any, on whose behalf the nomination is being made, as of the date of such stockholder' notice, except that such stockholder giving notice and such beneficial owner shall in all events be deemed to beneficially own any shares of any class or series of stock of the Corporation as to which such person has a right to acquire beneficial ownership at any time in the future, (3) a reasonably detailed description of any agreement, arrangement or understanding with respect to the nomination or other business between or among such stockholder or beneficial owner and any other person, including without limitation any agreements that would be required to be disclosed pursuant to Item 5 or Item 6 of Exchange Act Schedule 13D (regardless of whether the requirement to file a Schedule 13D is applicable to the stockholder or beneficial owner) and a representation that the stockholder shall notify the Corporation in writing within five (5) business days after the record date for such meeting of any such agreement, arrangement or understanding in effect as of the record date for the meeting, (4) a reasonably detailed description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of such stockholder's notice by, or on behalf of, such stockholder or beneficial owner or any of their respective affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of such stockholder or beneficial owners or any of its affiliates or associates with respect to shares of stock of the Corporation, (5) a representation that such stockholder is a holder of record of shares of the Corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons or propose such other business, in each case as specified in the notice, (6) a representation whether such stockholder intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation's outstanding capital stock required to approve the election of the nominee and/or otherwise to solicit proxies from stockholders in support of such election and (7) and, with respect to (2), (4) and (5) above, a representation that such stockholder will promptly notify the Corporation in writing of the same as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed.

          (iii)  To be eligible to be a candidate for election as a Director of the Corporation at an annual or special meeting, a candidate must be nominated in the manner prescribed in this Section 2.10 and the candidate for nomination, if not nominated by the Board, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board), to the Secretary of the Corporation at the principal executive offices of the Corporation, (a) a completed written questionnaire (in the form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such candidate for nomination and (b) a written representation and agreement (in the form provided by the Corporation) that such candidate for nomination (1) is not and, if elected as a Director during his or her term of office, will not become a party to (A) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a Director of the Corporation, will act or vote on any issue or question (a "Voting Commitment") or (B) any Voting Commitment that could limit or interfere with such proposed nominee's ability to comply, if elected as a Director of the Corporation, with such proposed nominee's fiduciary duties under applicable law, (2) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a Director of the Corporation that has not been disclosed therein or to the Corporation and (3) if elected as a Director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to Directors and in effect during such person's term in office as a Director (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect).

          (iv)  The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a Director of the Corporation, including information relevant to a determination whether such proposed nominee can be considered an independent Director or that could be material to a reasonable stockholders' understanding of the independence, or lack thereof.

           (v)  A stockholder proposing a Director nominee or other such business as well as the candidate for nomination shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.10 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof).

          (vi)  Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted and no candidate shall be eligible for nomination at an annual meeting unless such business or nomination is properly brought before the meeting in accordance with this Section 2.10. The presiding officer of the meeting shall, if the facts warrant, determine that the business or nomination was not properly brought before the meeting in accordance with this Section 2.10, and if he or she should so determine, he or she shall so declare to the meeting and any such business or nomination not properly brought before the meeting shall not be transacted or considered.

         (vii)  This Section 2.10(a) shall not apply to a proposal proposed to be made by a stockholder if the stockholder has notified the Corporation of his or her intention to present the proposal at an annual or special meeting only pursuant to and in compliance with Rule 14a-8 under the Exchange Act and such proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such meeting. In addition to the requirements of this Section 2.10 with respect to any business proposed or Director nomination to be brought before an annual meeting, each proposing stockholder shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.10 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act.

        (b)    Special Meeting.     Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting and specified pursuant to the Corporation's notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders called by the Board of Directors at which Directors are to be elected pursuant to the Corporation's notice of meeting (i) by or at the direction of the Board of Directors or (ii) provided that the Board of Directors has determined that Directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Section 2.10(b) is delivered to, or mailed to and received by, the Secretary of the Corporation and at the time of the special meeting, who is entitled to vote at the special meeting and upon such election, and who complies with the notice procedures set forth in this Section 2.10 as to such nomination, provided that the notice required by Section 2.10(a)(ii) shall be delivered to, or mailed to and received by, the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public disclosure of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder's notice as described above.

        (c)    General.

            (i)  Only such persons who are nominated in accordance with the procedures set forth in this Section 2.10 or Section 2.11 shall be eligible to be elected at any meeting of stockholders of the Corporation to serve as Directors and only such other business shall be conducted at a meeting of stockholders as shall have been properly brought before the meeting in accordance with the procedures set forth in this Section 2.10 or Section 2.11, as applicable. The chairman of the special meeting shall have the power and duty to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 2.10. If any proposed nomination or other business was not made or proposed in compliance with this Section 2.10 or Section 2.11, applicable, then except as otherwise provided by law, the chairman of the meeting shall have the power and duty to declare that such nomination shall be disregarded or that such proposed other business shall not be transacted. Notwithstanding the foregoing provisions of this Section 2.10, unless otherwise required by law, if the stockholder does not provide the information required under clauses (2)-(4) of Section 2.10(a)(ii)(C) to the Corporation within five (5) business days following the record date for an annual or special meeting of stockholders, or if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or proposed other business, such nomination shall be disregarded and such proposed other business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 2.10, to be considered a "qualified representative" of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or authorized by a writing executed by such stockholder (or a reliable reproduction or electronic transmission of the writing) delivered to the Corporation prior to the making of such nomination or proposal at such meeting by such stockholder stating that such person is authorized to act for such stockholder as proxy at the meeting of stockholders.

           (ii)  For purposes of this Section 2.10, "public disclosure" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press, or comparable national news service or any document publicly filed by the Corporation with the Securities and Exchange Commission (the "SEC") pursuant to Section 13, 14 or 15(d) of the Exchange Act. For purposes of clause (1) of Section 2.10(a)(ii)(C), shares shall be treated as "beneficially owned" by a person if the person beneficially owns such shares, directly or indirectly, for purposes of Section 13(d) of the Exchange Act and Regulations 13D and 13G thereunder or has or shares pursuant to any agreement, arrangement or understanding (whether or not in writing): (A) the right to acquire such shares (whether such right is exercisable immediately or only after the passage of time or the fulfillment of a condition or both), (B) the right to vote such shares, alone or in concert with others and/or (C) investment power with respect to such shares, including the power to dispose of, or to direct the disposition of, such shares.

        2.11    Proxy Access for Director Nominations.

        (a)    Eligibility.     Subject to the terms and conditions of these Bylaws, in connection with an annual meeting of stockholders at which Directors are to be elected, the Corporation (a) shall include in its proxy statement and on its form of proxy the names of, and (b) shall (or, in the case of clause (C) of the definition of "Additional Information" (as defined below), may) include in its proxy statement the Additional Information relating to, an Authorized Number (defined below) of nominees specified pursuant to Section 2.11(b)(i) for election to the Board of Directors submitted pursuant to this Section 2.11 (each, a "Stockholder Nominee"), if:

            (i)  the Stockholder Nominee satisfies the eligibility requirements in this Section 2.11;

           (ii)  the Stockholder Nominee is identified in a timely notice (the "Stockholder Notice") that satisfies this Section 2.11 and is delivered by a stockholder that qualifies as, or is acting on behalf of, an Eligible Stockholder (as defined below);

          (iii)  the Eligible Stockholder satisfies the requirements in this Section 2.11 and expressly elects at the time of the delivery of the Stockholder Notice to have the Stockholder Nominee included in the Corporation's proxy materials; and

          (iv)  the additional requirements of these Bylaws are met.

        (b)    Definitions.

            (i)  The maximum number of Stockholder Nominees appearing in the Corporation's proxy materials with respect to an annual meeting of stockholders (the "Authorized Number") shall not exceed the greater of (x) two (2) and (y) twenty percent (20%) of the number of Directors in office as of the last day on which a Stockholder Notice may be delivered pursuant to this Section 2.11 with respect to the annual meeting, or if such amount is not a whole number, the closest whole number (rounding down) below twenty percent (20%); provided that the Authorized Number shall be reduced by any nominees who were previously elected to the Board as Stockholder Nominees at any of the preceding two (2) annual meetings and who are nominated for election at the annual meeting by the Board as a Board nominee. In the event that one (1) or more vacancies for any reason occurs after the date of the Stockholder Notice but before the annual meeting and the Board resolves to reduce the size of the Board in connection therewith, the Authorized Number shall be calculated based on the number of Directors in office as so reduced.

           (ii)  To qualify as an "Eligible Stockholder," a stockholder or a group as described in this Section 2.11 must:

    (A)
    (1)(x) Own and have Owned (as defined below), continuously for at least three (3) years as of the date of the Stockholder Notice, a number of shares (as adjusted to account for any stock dividend, stock split, subdivision, combination, reclassification or recapitalization of shares of the Corporation that are entitled to vote generally in the election of Directors) or (y) provide to the Secretary of the Corporation, within the time period referred to in Section 2.11(c)(ii), evidence of continuous ownership of such shares for such three (3) year period from one (1) or more securities intermediaries in a form that satisfies the requirements as established by the Commission for a stockholder proposal under Rule 14a-8 under the Exchange Act (or any successor rule) that represents at least three percent (3%) of the outstanding shares of the Corporation that are entitled to vote generally in the election of Directors as of the date of the Stockholder Notice (the "Required Shares"), and

    (B)
    thereafter continue to Own the Required Shares through such annual meeting of stockholders.

        For purposes of satisfying the ownership requirements of this Section 2.11(b)(ii), a group of not more than twenty (20) stockholders and/or beneficial owners may aggregate the number of shares of the Corporation that are entitled to vote generally in the election of Directors that each group member has individually Owned continuously for at least three (3) years as of the date of the Stockholder Notice if all other requirements and obligations for an Eligible Stockholder set forth in this Section 2.11 are satisfied by and as to each stockholder or beneficial owner comprising the group whose shares are aggregated. No shares may be attributed to more than one (1) Eligible Stockholder, and no stockholder or beneficial owner, alone or together with any of its affiliates, may individually or as a member of a group qualify as or constitute more than one (1) Eligible Stockholder under this Section 2.11. A group of any two (2) or more funds shall be treated as only one (1) stockholder or beneficial owner for this purpose if they are (A) under common management and investment control OR (B) under common management and funded primarily by a single employer OR (C) part of a family of funds, meaning a group of publicly offered investment companies (whether organized in the U.S. or outside the U.S.) that hold themselves out to investors as related companies for purposes of investment and investor services. For purposes of this Section 2.11, the term "affiliate" or "affiliates" shall have the meanings ascribed thereto under the rules and regulations promulgated under the Exchange Act. For the avoidance of doubt, in the event of a nomination by a group of Eligible Stockholders, any and all requirements and obligations for an individual Eligible Stockholder that are set forth in this Section 2.11, including the minimum holding period, shall apply to each member of such group; provided, however, that the Required Shares shall apply to the ownership of the group in the aggregate. Should any stockholder withdraw from a group of Eligible Stockholders at any time prior to the annual meeting of stockholders, the group of Eligible Stockholders shall only be deemed to own the shares held by the remaining members of the group.

          (iii)  For purposes of this Section 2.11:

    (A)
    A stockholder or beneficial owner is deemed to "Own" only those outstanding shares of the Corporation that are entitled to vote generally in the election of Directors as to which the person possesses both (1) the full voting and investment rights pertaining to the shares and (2) the full economic interest in (including the opportunity for profit and risk of loss on) such shares, except that the number of shares calculated in accordance with clauses (1) and (2) shall not include any shares (a) sold by such person in any transaction that has not been settled or closed, (b) borrowed by the person for any purposes or purchased by the person pursuant to an agreement to resell, or (c) subject to any option, warrant, forward contract, swap, contract of sale, or other derivative or similar agreement entered into by the person, whether the instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Corporation that are entitled to vote generally in the election of Directors, if the instrument or agreement has, or is intended to have, or if exercised would have, the purpose or effect of: (x) reducing in any manner, to any extent or at any time in the future, the person's full right to vote or direct the voting of the shares, and/or (y) hedging, offsetting or altering to any degree any gain or loss arising from the full economic ownership of the shares by the person. The terms "Owned," "Owning" and other variations of the word "Own," when used with respect to a stockholder or beneficial owner, have correlative meanings. For purposes of clauses (a) through (c), the term "person" includes its affiliates.

    (B)
    A stockholder or beneficial owner "Owns" shares held in the name of a nominee or other intermediary so long as the person retains both (1) the full voting and investment rights pertaining to the shares and (2) the full economic interest in the shares. The person's Ownership of shares is deemed to continue during any period in which the person has delegated any voting power by means of a proxy, power of attorney, or other instrument or arrangement that is revocable at any time by the stockholder.

    (C)
    A stockholder or beneficial owner's Ownership of shares shall be deemed to continue during any period in which the person has loaned the shares, provided that the person has the power to recall the loaned shares on not more than five (5) business days' notice and includes in the Stockholder Notice an agreement that it will (1) promptly recall such loaned shares upon being notified that any of its Stockholder Nominees will be included in the Corporation's proxy materials pursuant to this Section 2.11 and (2) continue to hold such recalled shares (including the right to vote such shares) through the date of the annual meeting of stockholders.

    (D)
    An Eligible Stockholder shall furnish any other information that may reasonably be required by the Board to verify such stockholder's continuous ownership of at least the Required Shares during the three (3) year period referred to above.

    (E)
    No person may be in more than one (1) group of Eligible Stockholders, and if any person appears as a member of more than one (1) group, it shall be deemed to be a member of the group that owns the greatest aggregate number of shares of the Corporation's common stock as reflected in the Stockholder Notice, and no shares may be attributed as owned by more than one (1) person constituting an Eligible Stockholder under this Section 2.11.

          (iv)  For purposes of this Section 2.11, the "Additional Information" referred to in Section 2.11(a) that the Corporation will include in its proxy statement is:

    (A)
    the information set forth in the Schedule 14N provided with the Stockholder Notice concerning each Stockholder Nominee and the Eligible Stockholder that is required to be disclosed in the Corporation's proxy statement by the applicable requirements of the Exchange Act and the rules and regulations thereunder;

    (B)
    if the Eligible Stockholder so elects, a written statement of the Eligible Stockholder (or, in the case of a group, a written statement of the group), not to exceed five hundred (500) words, in support of its Stockholder Nominee(s), which must be provided at the same time as the Stockholder Notice for inclusion in the Corporation's proxy statement for the annual meeting (the "Statement"); and

    (C)
    any other information that the Corporation or the Board of Directors determines, in its discretion, to include in the proxy materials relating to the nomination of the Stockholder Nominee, including, without limitation, any statement in opposition to the nomination and any of the information provided pursuant to this Section 2.11.

        Notwithstanding anything to the contrary contained in this Section 2.11, the Corporation may omit from its proxy materials all or any portion of any information or Statement, or may supplement or correct, any information or Statement, that (1) it, in good faith, believes is untrue in any material respect (or omits a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading), (2)would violate the SEC's proxy rules or any applicable law, rule, regulation or listing standard or (3) would directly or indirectly impugn the character, integrity or personal reputation of, or, without factual foundation, directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations with respect to, any person. Once submitted with a Stockholder Notice, a Statement of a Stockholder Nominee may not be amended, supplemented or modified by the Eligible Stockholder or Stockholder Nominee. Nothing in this Section 2.11 shall limit the Corporation's ability to solicit against and include in its proxy materials its own statements relating to any Eligible Stockholder or Stockholder Nominee.

        (c)   Stockholder Notice and Other Informational Requirements.

            (i)  The Stockholder Notice shall set forth all information, representations and agreements required under Section 2.10(a)(ii) above, including the information required with respect to (i) any nominee for election as a Director, (ii) any stockholder giving notice of an intent to nominate a candidate for election, and (iii) any stockholder, beneficial owner or other person on whose behalf the nomination is made under this Section 2.11. In addition, such Stockholder Notice shall include:

    (A)
    a copy of the Schedule 14N that has been or concurrently is filed with the SEC under the Exchange Act;

    (B)
    the details of any relationship that existed within the past three (3) years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N;

    (C)
    a representation and warranty that the Stockholder Nominee's candidacy or, if elected, Board membership, would not violate the Certificate of Incorporation, these Bylaws, or any applicable state or federal law or the rules of any stock exchange on which the Corporation's common stock is traded;

    (D)
    if desired by the Eligible Stockholder, a Statement;

    (E)
    a written statement of the Eligible Stockholder (and in the case of a group, the written statement of each stockholder or beneficial owner whose shares are aggregated for purposes of constituting an Eligible Stockholder), which statement(s) shall also be included in the Schedule 14N filed with the SEC, setting forth and certifying to the number of shares of the Corporation entitled to vote generally in the election of Directors that the Eligible Stockholder Owns and has Owned (as defined in Section 2.11(b)(iii) of these Bylaws) continuously for at least three (3) years as of the date of the Stockholder Notice, and agreeing to continue to Own such shares through the annual meeting;

    (F)
    the written agreement of the Eligible Stockholder (and in the case of a group, the written agreement of each stockholder or beneficial owner whose shares are aggregated for purposes of constituting an Eligible Stockholder) addressed to the Corporation, setting forth the following additional agreements, representations and warranties:

    (1)
    it shall provide (a) within five (5) business days after the date of the Stockholder Notice, one (1) or more written statements from the record holder(s) of the Required Shares and from each intermediary through which the Required Shares are or have been held, in each case during the requisite three (3) year holding period, specifying the number of shares that the Eligible Stockholder Owns, and has Owned continuously in compliance with this Section 2.11, (b) within five (5) business days after the record date for the annual meeting both the information required under Section 2.10(a)(ii)(C) and notification in writing verifying the Eligible Stockholder's continuous Ownership of the Required Shares, in each case, as of such date, and (c) immediate notice to the Corporation if the Eligible Stockholder ceases to own any of the Required Shares prior to the annual meeting;

    (2)
    it (a) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the Corporation, and does not presently have this intent, (b) has not nominated and shall not nominate for election to the Board at the annual meeting any person other than the Stockholder Nominee(s) being nominated pursuant to this Section 2.11, (c) has not engaged and shall not engage in, and has not been and shall not be a participant (as defined in Item 4 of Exchange Act Schedule 14A) in, a solicitation within the meaning of Exchange Act Rule 14a-1(l), in support of the election of any individual as a Director at the annual meeting other than its Stockholder Nominee(s) or any nominee(s) of the Board, and (d) shall not distribute to any stockholder any form of proxy for the annual meeting other than the form distributed by the Corporation;

    (3)
    a statement as to whether or not it intends to continue to Own the Required Shares for at least one (1) year following the annual meeting of stockholders (which statement may include an explanation as to why it is unable to make the foregoing statement);

    (4)
    it will (a) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Stockholder's communications with the stockholders of the Corporation or out of the information that the Eligible Stockholder provided to the Corporation, (b) indemnify and hold harmless the Corporation and each of its Directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its Directors, officers or employees arising out of the Eligible Stockholder's communications with the stockholders of the Corporation or out of the information that the Eligible Stockholder provided to the Corporation, (c) comply with all laws, rules, regulations and listing standards applicable to its nomination or any solicitation in connection with the annual meeting, (d) file with the SEC any solicitation or other communication by or on behalf of the Eligible Stockholder relating to the Corporation's annual meeting of stockholders, one (1) or more of the Corporation's Directors or Director nominees or any Stockholder Nominee, regardless of whether the filing is required under Exchange Act Regulation 14A, or whether any exemption from filing is available for the materials under Exchange Act Regulation 14A, and (e) at the request of the Corporation, promptly, but in any event within five (5) business days after such request (or by the day prior to the day of the annual meeting, if earlier), provide to the Corporation such additional information as reasonably requested by the Corporation; and

    (G)
    in the case of a nomination by a group, the designation by all group members of one (1) group member that is authorized to act on behalf of all members of the group with respect to the nomination and matters related thereto, including withdrawal of the nomination, and the written agreement, representation, and warranty of the Eligible Stockholder that it shall provide, within five (5) business days after the date of the Stockholder Notice, documentation reasonably satisfactory to the Corporation demonstrating that the number of stockholders and/or beneficial owners within such group does not exceed twenty, including whether a group of funds qualifies as one (1) stockholder or beneficial owner within the meaning of Section 2.11(b)(ii).

        All information provided pursuant to this Section 2.11(c)(i) shall be deemed part of the Stockholder Notice for purposes of this Section 2.11.

           (ii)  To be timely under this Section 2.11, the Stockholder Notice must be delivered to, or mailed to and received by, the Secretary at the principal executive offices of the Corporation not later than the close of business on the one hundred twentieth (120th) day or earlier than the close of business on the one hundred fiftieth (150th) day prior to the anniversary date on which the Corporation first distributed its definitive proxy materials for the prior year's annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within thirty (30) days before or after the first (1st) anniversary of the prior year's annual meeting, notice by the stockholder in order to be timely, must be so delivered, or so mailed and received, not earlier than the close of business on the one hundred fiftieth (150th) day prior to such annual meeting and not later than the close of business on the later of the one hundred twentieth (120th) day prior to such annual meeting or the tenth (10th) day following the date on which public disclosure (as defined in Section 2.10(c)(ii) above) of the date of the annual meeting is first made by the Corporation. In no event shall the public disclosure of an adjournment or a postponement of an annual meeting commence a new time period (or extend any time period) for the giving of the Stockholder Notice as described above.

          (iii)  Within the time period for delivery of the Stockholder Notice, a written representation and agreement of each Stockholder Nominee shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation, which shall be signed by each Stockholder Nominee and shall represent and agree (A) as to the matters set forth in Section 2.10(a)(ii)(A), and (B) that such Stockholder Nominee consents to being named in the Corporation's proxy statement and form of proxy as a nominee. At the request of the Corporation, the Stockholder Nominee must promptly, but in any event within five (5) business days after such request, submit all completed and signed questionnaires required of the Corporation's nominees and provide to the Corporation such other information as it may reasonably request. The Corporation may request such additional information as necessary to permit the Board to determine if each Stockholder Nominee satisfies the requirements of this Section 2.11.

          (iv)  In the event that any information or communications provided by the Eligible Stockholder or any Stockholder Nominees to the Corporation or its stockholders is not, when provided, or thereafter ceases to be, true, correct and complete in all material respects (including omitting a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading), such Eligible Stockholder or Stockholder Nominee, as the case may be, shall promptly notify the Secretary and provide the information that is required to make such information or communication true, correct, complete and not misleading; it being understood that providing any such notification shall not be deemed to cure any defect or limit the Corporation's right to omit a Stockholder Nominee from its proxy materials as provided in this Section 2.11.

        The information and documents required by this Section 2.11(c) shall be: (a) provided with respect to and executed by each group member, in the case of information applicable to group members; and (b) provided with respect to the persons specified in Instruction 1 to Items 6(c) and 6(d) of Schedule 14N (or any successor item) if and to the extent applicable to a Eligible Stockholder or group member. The Stockholder Notice shall be deemed submitted on the date on which all the information and documents referred to in this Section 2.11(c) (other than such information and documents contemplated to be provided after the date the Stockholder Notice is provided) have been delivered to or, if sent by mail, received by the Secretary of the Corporation. For the avoidance of doubt, in no event shall any adjournment or postponement of an annual meeting of stockholders or the public announcement thereof commence a new time period for the giving of a Stockholder Notice pursuant to this Section 2.11.

        (d)    Proxy Access Procedures.

            (i)  Notwithstanding anything to the contrary contained in this Section 2.11, the Corporation may omit from its proxy materials any Stockholder Nominee, and such nomination shall be disregarded and no vote on such Stockholder Nominee shall occur, notwithstanding that proxies in respect of such vote may have been received by the Corporation, if:

    (A)
    the Eligible Stockholder or Stockholder Nominee breaches any of its agreements, representations or warranties set forth in the Stockholder Notice or otherwise submitted pursuant to this Section 2.11, any of the information in the Stockholder Notice or otherwise submitted pursuant to this Section 2.11 was not, when provided, true, correct and complete, or the Eligible Stockholder or applicable Stockholder Nominee otherwise fails to comply with its obligations pursuant to these Bylaws, including, but not limited to, its obligations under this Section 2.11;

    (B)
    the Stockholder Nominee (1) is not independent under any applicable listing standards, any applicable rules of the SEC and any publicly disclosed standards used by the Board in determining and disclosing the independence of the Corporation's Directors, (2) is or has been, within the past three (3) years, an officer or Director of a competitor, as defined in the Clayton Antitrust Act, (3) is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in a criminal proceeding (excluding traffic violations and other minor offenses) within the past ten (10) years or (4) is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act;

    (C)
    the Corporation has received a notice (whether or not subsequently withdrawn) that a stockholder intends to nominate any candidate for election to the Board pursuant to the advance notice requirements for stockholder nominees for Director in Section 2.10(a); or

    (D)
    the election of the Stockholder Nominee to the Board would cause the Corporation to violate the Certificate of Incorporation, these Bylaws, or any applicable law, rule, regulation or listing standard.

           (ii)  An Eligible Stockholder submitting more than one (1) Stockholder Nominee for inclusion in the Corporation's proxy materials pursuant to this Section 2.11 shall rank such Stockholder Nominees based on the order that the Eligible Stockholder desires such Stockholder Nominees to be selected for inclusion in the Corporation's proxy materials and include such assigned rank in its Stockholder Notice submitted to the Corporation. In the event that the number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 2.11 exceeds the Authorized Number, the Stockholder Nominees to be included in the Corporation's proxy materials shall be determined in accordance with the following provisions: one (1) Stockholder Nominee who satisfies the eligibility requirements in this Section 2.11 shall be selected from each Eligible Stockholder for inclusion in the Corporation's proxy materials until the Authorized Number is reached, going in order of the amount (largest to smallest) of shares of the Corporation each Eligible Stockholder disclosed as Owned in its Stockholder Notice submitted to the Corporation and going in the order of the rank (highest to lowest) assigned to each Stockholder Nominee by such Eligible Stockholder. If the Authorized Number is not reached after one (1) Stockholder Nominee who satisfies the eligibility requirements in this Section 2.11 has been selected from each Eligible Stockholder, this selection process shall continue as many times as necessary, following the same order each time, until the Authorized Number is reached. Following such determination, if any Stockholder Nominee who satisfies the eligibility requirements in this Section 2.11 thereafter is nominated by the Board, thereafter is not included in the Corporation's proxy materials or thereafter is not submitted for Director election for any reason (including the Eligible Stockholder's or Stockholder Nominee's failure to comply with this Section 2.11), no other nominee or nominees shall be included in the Corporation's proxy materials or otherwise submitted for election as a Director at the applicable annual meeting in substitution for such Stockholder Nominee.

          (iii)  Any Stockholder Nominee who is included in the Corporation's proxy materials for a particular annual meeting of stockholders but (x) withdraws from or becomes ineligible or unavailable for election at the annual meeting for any reason, including for the failure to comply with any provision of these Bylaws (provided that in no event shall any such withdrawal, ineligibility or unavailability commence a new time period (or extend any time period) for the giving of a Stockholder Notice) or (y) does not receive at least twenty-five percent (25%) of the votes cast in favor of such Stockholder Nominee's election shall be ineligible to be a Stockholder Nominee pursuant to this Section 2.10 for the next two (2) annual meetings.

          (iv)  Notwithstanding the foregoing provisions of this Section 2.11, unless otherwise required by law or otherwise determined by the chairman of the meeting or the Board, if the stockholder delivering the Stockholder Notice (or a qualified representative of the stockholder, as defined in Section 2.10(c)(i)) does not appear at the annual meeting of stockholders of the Corporation to present its Stockholder Nominee or Stockholder Nominees, such nomination or nominations shall be disregarded, notwithstanding that proxies in respect of the election of the Stockholder Nominee or Stockholder Nominees may have been received by the Corporation.

           (v)  The Board of Directors (and any other person or body authorized by the Board of Directors) shall have the power and authority to interpret this Section 2.11 and to make any and all determinations necessary or advisable to apply this Section 2.11 to any persons, facts or circumstances, including, without limitation, the power to determine (1) whether one (1) or more stockholders or beneficial owners qualifies as an Eligible Stockholder, (2) whether a Stockholder Notice complies with this Section 2.11 and has otherwise met the requirements of this Section 2.11, (3) whether a Stockholder Nominee satisfies the qualifications and requirements in this Section 2.11, and (4) whether any and all requirements of this Section 2.11 (or any applicable requirements of Section 2.10) have been satisfied. Any such interpretation or determination adopted in good faith by the Board of Directors (or any other person or body authorized by the Board of Directors) shall be binding on all persons, including, without limitation, the Corporation and its stockholders (including, without limitation, any beneficial owners).

          (vi)  This Section 2.11 shall be the exclusive method for stockholders to include Director nominees for election in the Corporation's proxy materials.

        2.12    Adjourned Meeting; Notice.     When a meeting is adjourned to another time or place, unless these Bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned meeting, the Corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.

ARTICLE III

BOARD OF DIRECTORS

        3.1    Number and Qualifications.     The business and affairs of the Corporation shall be managed by or under the direction of its Board of Directors, who may exercise all of the powers of the Corporation except as otherwise provided by the DGCL or the Certificate of Incorporation. The number of Directors constituting the entire Board of Directors shall be not less than six (6) nor more than twelve (12), as fixed from time to time exclusively by resolution of a majority of the entire Board of Directors. As used in these Bylaws, the term "entire Board of Directors" means the total authorized number of Directors that the Corporation would have if there were no vacancies. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by the DGCL or the Certificate of Incorporation, may exercise the powers of entire full Board of Directors until the vacancy is filled.

        3.2    Election and Term.     The Directors shall be elected at the annual meeting of stockholders by such stockholders as have the right to vote on such election. Directors need not be stockholders of the Corporation. Subject to any rights of holders of preferred stock to elect Directors, each Director shall hold office until the next annual meeting for the election of Directors and until the Director's successor is duly elected and qualified, or until his earlier death, resignation or removal. No reduction of the authorized number of Directors shall have the effect of removing any Director before that Director's term of office expires. The Certificate of Incorporation or these Bylaws may prescribe other qualifications for Directors.

        3.3    Resignation and Removal.     A Director may resign at any time by giving written notice or electronic notice to the Corporation at its principal office or to the Chairman, the Chief Executive Officer or the Secretary. Unless otherwise stated in such notice of resignation, the acceptance thereof shall not be necessary to make it effective, and such resignation shall take effect at the time or upon the happening of an event specified therein or, in the absence of such specification, it shall take effect upon the receipt thereof. When one (1) or more Directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the Directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each Director so chosen shall hold office as provided in this Section 3.3 in the filling of other vacancies. Except as otherwise required by law and subject to the rights of the holders of any class or series of Preferred Stock then outstanding, any Director, or the entire Board of Directors, may be removed from office at any time, with or without cause, only by the affirmative vote of the holders of a majority of the voting power of all of the shares of capital stock of the Corporation then entitled to vote generally in the election of Directors, voting as a single class.

        3.4    Vacancies.     Subject to the provisions of the Certificate of Incorporation and the rights of the holders of any class or series of preferred stock to elect Directors, any vacancies on the Board of Directors for any reason, including from the death, resignation, disqualification or removal of any Director, and any newly created directorships resulting by reason of any increase in the number of Directors shall be filled exclusively by the Board of Directors, acting by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum, or by a sole remaining Director, and shall not be filled by stockholders. Any Directors elected to fill a vacancy shall hold office until the next annual meeting of stockholders at which term of the Directors for which he has been chosen expires or until their successors are duly elected and qualified, or until his earlier death, resignation or removal. A vacancy in the Board of Directors shall be deemed to exist under these Bylaws in the case of the death, removal or resignation of any Director.

        3.5    Regular Meetings.     Regular meetings of the Board of Directors may be held without further notice on such date and at such time and place as shall from time to time be determined by the Board of Directors. A meeting of the Board of Directors for the election of officers and the transaction of such other business as may come before it may be held without notice immediately following the annual meeting of stockholders.

        3.6    Special Meetings.     Special meetings of the Board of Directors may be called by the Chairman, the Chief Executive Officer or at the request in writing or by the affirmative vote of a majority of the Directors then in office.

        3.7    Notice of Special Meetings.     Notice of the time and place of each special meeting shall be (i) mailed to each Director at least four (4) days before the meeting, or (ii) telegraphed, telecopied or electronically transmitted or delivered personally or by telephone to such Director at least one (1) day before the meeting but such notice may be waived by such Director. Each notice shall be directed to each Director at that Director's address, telephone number, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation's records. The notice need not state the purposes of the special meeting and, unless indicated in the notice thereof, any and all business may be transacted at a special meeting.

        3.8    Place of Meetings.     The Directors may hold their meetings and have an office or offices within or outside of Delaware as the Board of Directors may from time to time determine.

        3.9    Participation in Meetings by Conference Telephone.     Unless otherwise restricted by the Certificate of Incorporation, members of the Board of Directors, or of any committee thereof, may participate in a meeting of the Board of Directors or committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at the meeting.

        3.10    Quorum.     At all meetings of the Board of Directors, a majority of the total number of Directors then holding office shall constitute a quorum for the transaction of business. The vote of a majority of the Directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate of Incorporation or these Bylaws. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of Directors, if any action taken is approved by at least a majority of the required quorum for that meeting. In the event of lack of a quorum, a majority of the Directors present may adjourn the meeting from time to time without notice, other than announcement at the meeting, until a quorum shall be obtained.

        3.11    Organization.     The Chairman, or, in the absence of the Chairman, the Chief Executive Officer, or, in the absence of the Chairman and the Chief Executive Officer, a member of the Board selected by the members present, shall preside at meetings of the Board. The Secretary or an Assistant

Secretary of the Corporation shall act as secretary, but in the absence of the Secretary or an Assistant Secretary, the presiding officer may appoint a secretary.

        3.12    Compensation of Directors.     Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, Directors shall receive such compensation for their services on the Board of Directors and any committee thereof and such reimbursement for their expenses of attending meetings of the Board of Directors and any committee thereof as the Board of Directors may determine from time to time.

        3.13    Action by Written Consent.     Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent to the action in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee thereof. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

ARTICLE IV

COMMITTEES OF THE BOARD

        4.1    Creation and Organization.     The standing committees of the Board of Directors shall be an Audit Committee, a Compensation Committee and a Corporate Governance Committee, having the respective powers and duties assigned to each in this Article IV and any other powers and duties assigned to such committee by resolution passed by a majority of the entire Board of Directors from time to time. Except as specified herein, each such standing committee shall consist of one (1) or more Directors and such other ex officio members as the Board of Directors shall from time to time determine. The chairman of each standing committee shall be one (1) or more of such committee's members who shall be designated as that committee's chairman by a majority vote of the entire Board of Directors. Members of each standing committee shall be elected by a majority vote of the entire Board of Directors. Vacancies in any standing committee shall be filled by a majority vote of the entire Board of Directors. The Board of Directors may appoint management employees of the Corporation or its subsidiaries to be ex officio members of any standing committee. Ex officio members of standing committees shall be entitled to be present at all meetings of their respective committees and to participate in committee discussions, but shall not be entitled to vote or be counted for quorum purposes. The Board of Directors may designate one (1) or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Each standing committee may also establish subcommittees thereof, with such power and authority assigned to such subcommittee as may be provided for in the charter establishing such subcommittee. Each standing committee and subcommittee shall fix its own rules of procedure and shall meet where and as provided by such rules, but the presence of a majority of its members shall be necessary to constitute a quorum. The Board of Directors may from time to time designate one (1) or more additional committees or special committees with such powers and such members as it may designate in a resolution or resolutions adopted by a majority of the entire Board of Directors.

        4.2    Audit Committee.     The Audit Committee shall have the sole authority to appoint or replace the Corporation's independent auditors, subject to shareholder ratification at each annual meeting. The Audit Committee shall assist the Board in monitoring:

        (a)   the integrity of the financial statements of the Corporation;

        (b)   the independent auditor's qualifications, independence and performance;

        (c)   the performance of the Corporation's internal controls and audit function;

        (d)   the application of the Corporation's accounting principles; and

        (e)   the compliance by the Corporation with legal and regulatory requirements.

        The Audit Committee shall prepare the report required by the rules of the SEC to be included in the Corporation's annual meeting proxy statement.

        4.3    Compensation Committee.     The Compensation Committee shall discharge the Board's responsibilities relating to the total compensation of the Corporation's Chief Executive Officer as well as all other senior executives in a manner consistent with and in support of the business objectives of the Corporation, competitive practice and all applicable rules and regulations.

        4.4    Corporate Governance Committee.     The Corporate Governance Committee shall consider and report periodically to the Board of Directors on all matters relating to the selection, qualification and compensation of members of the Board and candidates nominated to the Board, as well as any other matters relating to the duties of the members of the Board. The Corporate Governance Committee shall act as a nominating committee with respect to candidates for Directors and will make recommendations to the full Board concerning the size of the Board and structure of committees of the Board. The Corporate Governance Committee shall also assist the Board with oversight of corporate governance matters.

        4.5    Powers Reserved to the Board.     No committee of the Board of Directors shall have the power or authority to:

        (a)   approve or adopt, or recommend to stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval; or

        (b)   adopt, amend or repeal these Bylaws.

        No committee of the Board of Directors shall take any action that is required by these Bylaws, the Certificate of Incorporation or the DGCL to be taken by a vote of a specified proportion of the entire Board of Directors.

        4.6    Meeting and Actions of Committees.     Meeting and actions of committees shall be governed by, and held and taken in accordance with the provisions of:

        (a)   Section 3.5 (regular meetings);

        (b)   Section 3.6 (special meetings);

        (c)   Section 3.7 (notice of special meetings);

        (d)   Section 3.8 (place of special meetings);

        (e)   Section 3.9 (participation in meetings by conference telephone);

        (f)    Section 3.10 (quorum);

        (g)   Section 3.13 (action by written consent); and

        (h)   Section 9.3 (waiver of notice),

with such changes in the context of those Bylaws as are necessary to substitute the committee and its members for the Board and its members. However,

  (i)
  regular meetings of committees may be held without notice at such time and at such place as shall from time to time be determined by the applicable committee, or otherwise by either resolution of the Board or resolution of the applicable committee;

  (ii)
  special meetings of committees may also be called by resolution of the Board or the chairman of the applicable committee; and

  (iii)
  the Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.6, provided that such rules do not violate the provisions of the Certificate of Incorporation or applicable law.

        4.7    Minutes.     Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

ARTICLE V

OFFICERS

        5.1    Designation of Officers.     The officers of the Corporation appointed by the Board of Directors shall be a Chief Executive Officer, a Chief Financial Officer, a General Counsel, and may also include one (1) or more Executive Vice Presidents, one (1) or more Vice Presidents, one (1) or more Chief Operating Officers, a Secretary, a Treasurer and a Controller. The Board of Directors also may elect or appoint, or provide for the appointment of, and, if delegated to the Chief Executive Officer, the Chief Executive Officer also may elect or appoint, such other officers or assistant officers (including, without limitation, one (1) or more Assistant Treasurers, one (1) or more Assistant Secretaries and one (1) or more Assistant Controllers) as may from time to time appear necessary or advisable in the conduct of the business and affairs of the Corporation. Any number of offices may be held by the same person.

        5.2    Election and Term.     At its first (1st) meeting after each annual meeting of stockholders, the Board of Directors shall elect the officers. The term of each officer shall be until the first (1st) meeting of the Board of Directors following the next annual meeting of stockholders and until such officer's successor is chosen and qualified, unless a different term is specified in the resolution electing or appointing such officer, or until such person's earlier death, disqualification or removal.

        5.3    Resignation.     Any officer may resign at any time by giving written notice or electronic notice to the Corporation at its principal office or to the Chief Executive Officer or the Secretary. Unless otherwise stated in such notice of resignation, the acceptance thereof shall not be necessary to make it effective, and such resignation shall take effect at the time specified therein or, in the absence of such specification, it shall take effect upon the receipt thereof. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

        5.4    Removal.     Except where otherwise expressly provided in a contract authorized by the Board of Directors, any officer elected or appointed by the Board of Directors may be removed at any time with or without cause by the affirmative vote of a majority of the entire Board of Directors.

        5.5    Vacancies.     A vacancy in any office for any reason may be filled for the unexpired portion of the term by resolution of the Board of Directors. The Board of Directors may, in its discretion, leave unfilled for such period of time as it may determine, any offices.

        5.6    Chief Executive Officer.     The Chief Executive Officer shall report to the Board of Directors and shall, subject to the Board's supervision, have the general supervision, direction and control over the business of the Corporation. The Chief Executive Officer shall have such other powers and perform such other duties as may be assigned by the Board of Directors from time to time.

        5.7    Executive Vice Presidents.     The Executive Vice Presidents shall assist the Chief Executive Officer in the management of the business and affairs of the Corporation and shall perform such other duties as may be assigned by the Chief Executive Officer or the Board of Directors.

        5.8    Vice Presidents.     Each Vice President shall have such powers and perform such duties as may be assigned by the Chief Executive Officer or the Board of Directors. The Board of Directors may designate one (1) or more Vice Presidents as Senior Vice Presidents.

        5.9    Chief Financial Officer.     The Chief Financial Officer shall be the principal financial officer of the Corporation and shall have such powers and perform such duties as may be assigned by the Board of Directors or the Chief Executive Officer.

        5.10    Treasurer.     The Treasurer shall have charge of all funds of the Corporation and shall perform all acts incident to the position of Treasurer, subject to the control of the Board of Directors.

        5.11    Secretary.     The Secretary or an Assistant Secretary shall keep the minutes and give notices of all meetings of stockholders and Directors and of such committees as directed by the Board of Directors. The Secretary shall have charge of such books and papers as the Board of Directors may require. The Secretary or any Assistant Secretary is authorized to certify copies of extracts from minutes and of documents in the Secretary's charge, and anyone may rely on such certified copies to the same effect as if such copies were originals and may rely upon any statement of fact concerning the Corporation certified by the Secretary or any Assistant Secretary. The Secretary shall perform all acts incident to the office of Secretary, subject to the control of the Board of Directors.

        5.12    General Counsel.     The General Counsel shall be in charge of all matters concerning the Corporation involving litigation or legal counseling. The General Counsel shall have such other powers and perform such other duties as may be assigned by the Board of Directors and shall submit such reports to the Board of Directors as it may request.

        5.13    Subordinate Officers.     The Board of Directors may appoint, or empower the Chief Executive Officer or, in the absence of a Chief Executive Officer, the President, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these Bylaws or as the Board may from time to time determine.

        5.14    Representation of Shares of Other Corporations and Entities.     The Chairman, the Chief Executive Officer, the President, any Vice President, the Treasurer, the Secretary or Assistant Secretary of the Corporation, or any other person authorized by the Board, the Chief Executive Officer, the President or a Vice President, is authorized to vote, represent and exercise on behalf of the Corporation all rights incident to any and all shares of any other corporation or corporations or other entity or entities standing in the name of the Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

        5.15    Authority and Duties of Officers.     All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors.

        5.16    Execution of Corporate Contracts and Instruments.     The Board of Directors, except as otherwise provided in these Bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

        5.17    Compensation of Officers.     The officers of the Corporation shall receive such compensation for their services as the Compensation Committee may determine.

ARTICLE VI

STOCK LEDGER

        A stock ledger consisting of one (1) or more records in which the names of all of the Corporation's stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one (1) or more electronic networks or databases (including one (1) or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of stock as governed by Article 8 of the Uniform Commercial Code.

ARTICLE VII

INDEMNIFICATION

        7.1    Indemnification.     The Corporation shall indemnify, to the fullest extent permitted by Section 145 of the DGCL as it presently exists or may hereafter be amended, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person:

        (a)   is or was a Director, officer or employee of the Corporation; or

        (b)   is or was serving at the request of the Corporation as a director, trustee, member, member representative or officer of another corporation, partnership, limited liability company, joint venture, trust or other enterprise (including any employee benefit plan)

against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful. Notwithstanding the foregoing, except with respect to a proceeding to enforce rights to indemnification or advancement of expenses under this Article VII, the Corporation shall be required to indemnify a person under this Article VII in connection with an action, suit or proceeding (or part thereof) initiated by such person only if such action, suit or proceeding (or part thereof) was authorized by the Board of Directors. The Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or to other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth herein.

        7.2    Expenses Payable in Advance.     Expenses (including attorneys' fees) incurred by any person who is or was a Director or officer of the Corporation, or any person who is or was serving at the request of the Corporation as a director, trustee, member, member representative or officer of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, in defending or investigating a threatened or pending action, suit or proceeding, whether civil, criminal, administrative or investigative, shall be paid by the Corporation to the fullest extent permitted by Delaware law in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of such person to repay such amount if it ultimately shall be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article VII. Such expenses (including attorneys' fees) incurred by any person who is or was an employee or agent of the Corporation, or any person who is or was serving at the request of the Corporation as an employee or agent of another corporation, partnership, limited liability company, joint venture, trust or enterprise may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

        7.3    Judicial Determination of Indemnification or Advancement of Expenses.     If a claim for indemnification (following the final disposition of such proceeding) under this Article VII is not paid in full within sixty (60) days, or a claim for advancement of expenses under this Article VII is not paid in full within thirty (30) days, after a written claim therefor has been received by the Corporation the claimant may apply to any court of competent jurisdiction in the State of Delaware to order indemnification or advancement of expenses to the extent mandated under Sections 7.1 or 7.2 above. The basis of such order of indemnification or advancement of expenses by a court shall be a determination by such court that indemnification of, or advancement of expenses to, such person is proper in the circumstances. Notice of any application for indemnification or advancement of expenses pursuant to this Section 7.3 shall be given to the Corporation promptly upon the filing of such application. The burden of proving that such person is not entitled to such mandatory indemnification or mandatory advancement of expenses, or that the Corporation is entitled to recover the mandatory advancement of expenses pursuant to the terms of an undertaking, shall be on the Corporation. If successful in whole or in part in obtaining an order for mandatory indemnification or mandatory advancement of expenses, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, such person shall also be entitled to be paid all costs (including attorneys' fees and expenses) in connection therewith.

        7.4    Nonexclusivity.     The indemnification and advancement of expenses mandated or permitted by, or granted pursuant to, this Article VII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, any Bylaw, agreement, contract, vote of stockholders or disinterested Directors, or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise both as to action by the person in an official capacity and as to action in another capacity while holding such office it being the policy of the Corporation that indemnification of the persons specified in Section 7.1 and Section 7.2 of this Article VII shall be made to the fullest extent permitted by law. The provisions of this Article VII shall not be deemed to preclude the indemnification of any person who is not specified in Section 7.1 or Section 7.2 of this Article VII, but whom the Corporation has the power or obligation to indemnify under Delaware law or otherwise, so long as such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

        7.5    Insurance.     The Corporation may, but shall not be obligated to, purchase and maintain insurance at its expense on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was a Director or officer of the Corporation serving at the request of the Corporation as a director, officer, trustee, member, member representative, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise against any liability asserted against and incurred by such person in any such capacity, or arising out of the person's status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article VII.

        7.6    Other Indemnification.     The Corporation's obligation, if any, to indemnify or advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

        7.7    Continuation of Indemnification.     The rights to indemnification and to prepayment of expenses provided by, or granted pursuant to, this Article VII shall continue notwithstanding that the person has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such person.

        7.8    Definitions.     For the purposes of this Article VII references to "the Corporation" shall include, in addition to the resulting company, any constituent company (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, trustees, members, member representatives, officers, employees or agents, so that any person who is or was a director, trustee, member, member representative, officer, employee or agent of such constituent company, or is or was serving at the request of such constituent company as a director, trustee, member, member representative, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VII with respect to the resulting or surviving company as such person would have with respect to such constituent company if its separate existence had continued. The term "officer" in this Article VII, refers exclusively to a Chairman, the Chief Executive Officer, the Chief Financial officer, the General Counsel, the Executive Vice President, the Treasurer or the Secretary appointed pursuant to Article V of these Bylaws, and to any Vice President, Assistant Secretary, Assistant Treasurer, or other officer of the Corporation appointed by (x) the Board pursuant to Article V of these Bylaws or (y) an officer to whom the Board has delegated the power to appoint officers pursuant to Article V of these Bylaws. The term "other enterprise" as used in this Article VII shall include employee benefit plans. References to "fines" in this Article VII shall include excise taxes assessed on a person with respect to an employee benefit plan. The phrase "serving at the request of the Corporation" shall include any service as a Director, trustee, member, member representative, officer, employee or agent that imposes duties on, or involves services by, such Director, trustee, member, member representative, officer, employee or agent with respect to any employee benefit plan, its participants or beneficiaries.

        7.9    Survival.     The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VII shall continue as to a person who has ceased to be a director, officer, employee or agent of the Corporation, and to a person who has ceased to serve at the request of the Corporation as a Director, trustee, member, member representative, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, and, in each case, shall inure to the benefit of the heirs, executors and administrators of such person.

        7.10    Repeal, Amendment or Modification.     The provisions of this Article VII shall constitute a contract between the Corporation, on the one hand, and, on the other hand, each individual who serves or has served as a Director or officer of the Corporation (whether before or after the adoption of these Bylaws), in consideration of such person's performance of such services, and pursuant to this Article VII the Corporation intends to be legally bound to each such current or former Director or officer of the Corporation. With respect to current and former Directors and officers of the Corporation, the rights conferred under this Article VII are present contractual rights and such rights are fully vested, and shall be deemed to have vested fully, immediately upon adoption of theses Bylaws. With respect to any Directors or officers of the Corporation who commence service following adoption of these Bylaws, the rights conferred under this provision shall be present contractual rights and such rights shall fully vest, and be deemed to have vested fully, immediately upon such Director or officer commencing service as a Director or officer of the Corporation. Any repeal or modification of the foregoing provisions of this Article VII shall not adversely affect any right or protection (i) hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification or (ii) under any agreement providing for indemnification or advancement of expenses to an officer or Director of the Corporation in effect prior to the time of such repeal or modification.

ARTICLE VIII

NOTICE BY ELECTRONIC SUBMISSION

        8.1    Notice by Electronic Submission.     Without limiting the manner by which notice otherwise may be given effectively to stockholders pursuant to the DGCL, the Certificate of Incorporation or these Bylaws, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any such consent shall be deemed revoked if:

        (a)   the Corporation is unable to deliver by electronic transmission two (2) consecutive notices given by the Corporation in accordance with such consent; and

        (b)   such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice.

However, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

        Any notice given pursuant to the preceding paragraph shall be deemed given:

            (i)  if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

           (ii)  if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice;

          (iii)  if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

          (iv)  if by any other form of electronic transmission, when directed to the stockholder.

          An affidavit of the Secretary or an Assistant Secretary of the Corporation or of the transfer agent or other agent of the Corporation that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

        8.2    Definition of Electronic Transmission.     An "electronic transmission" means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one (1) or more electronic networks or databases (including one (1) or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

ARTICLE IX

MISCELLANEOUS

        9.1    Seal.    The corporate seal shall have inscribed upon it the name of the Corporation, the year "2018" and the words "Seal" and "Delaware." The Secretary shall be in charge of the seal and may authorize a duplicate seal to be kept and used by any other officer or person. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

        9.2    Fiscal Year.     The Board may determine the Corporation's fiscal year. Until changed by the Board, the Corporation's fiscal year shall be the calendar year.

        9.3    Waiver of Notice.     Whenever any notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these Bylaws to any stockholder or Director of the Corporation, a waiver thereof in writing, signed by the person or persons entitled to the notice, whether before or after the time stated therein, shall be deemed equivalent thereto. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these Bylaws.

        9.4    Voting of Stock Owned by the Corporation.     Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chief Executive Officer, any Executive Vice President, any Vice President or the General Counsel. Any such officer may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and powers incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may from time to time confer like powers upon any other person or persons.

        9.5    Forum for Adjudication of Certain Disputes.     Unless the Corporation consents in writing to the selection of an alternative forum (an "Alternative Forum Consent"), the Court of Chancery of the State of Delaware (the "Chancery Court") shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any Director, officer, stockholder, employee or agent of the Corporation to the Corporation or the Corporation's stockholders, (iii) any action asserting a claim against the Corporation or any Director, officer, stockholder, employee or agent of the Corporation arising out of or relating to any provision of the DGCL or the Corporation's Certificate of Incorporation or these Bylaws, or (iv) any action asserting a claim against the Corporation or any Director, officer, stockholder, employee or agent of the Corporation governed by the internal affairs doctrine of the State of Delaware; provided, however, that, in the event that the Chancery Court lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case, unless the Chancery Court (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 9.5. The existence of any prior Alternative Forum Consent shall not act as a waiver of the Corporation's ongoing consent right as set forth above in this Section 9.5 with respect to any current or future actions or claims.

        9.6    Registered Office.     The address of the registered office of the Corporation in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation's Certificate of Incorporation.

        9.7    Executive Office.     The corporate headquarters for the Corporation and its subsidiaries will be located in Exton, Pennsylvania. The primary location for research and development for the Corporation and its subsidiaries will be located in Birmingham, Alabama. The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Board of Directors may from time to time establish or as the business of the Corporation may require.

        9.8    Dividends.    The Board of Directors, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation's capital stock. The Board of Directors may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation and meeting contingencies.

ARTICLE X

AMENDMENT OF BYLAWS

        The Board of Directors is expressly authorized and shall have the power to amend, alter, change, adopt and repeal the Bylaws of the Corporation or waive the observance of any bylaw (either generally or in a particular instance, and either retroactively or prospectively) at any regular or special meeting of the Board of Directors at which there is a quorum by the affirmative vote of a majority of the total number of Directors present at such meeting, or by unanimous written consent. The stockholders also shall have power to amend, alter, change, adopt and repeal the Bylaws of the Corporation or waive the observance of any bylaw (either generally or in a particular instance, and either retroactively or prospectively) at any annual or special meeting subject to the requirements of these Bylaws and the Certificate of Incorporation by the affirmative vote of the holders of a majority of the voting power of all of then-outstanding shares of capital stock of the Corporation then entitled to vote at an election of Directors, voting as a single class.

[    •    ]
Certificate of Amendment and Restatement of Bylaws

        The undersigned hereby certifies that he is the duly elected, qualified and acting [Title] of [    •    ], a Delaware corporation (the "Corporation"), and that the foregoing Amended and Restated Bylaws were approved on [    •    ], 2018, effective as of [    •    ], 2018 by the Corporation's board of directors.

        IN WITNESS WHEREOF, the undersigned has hereunto set his hand this [    •    ] day of [    •    ], 2018.

Name:
Title:

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

        Section 102(b)(7) of the DGCL ("Section 102(b)(7)") allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL, or obtained an improper personal benefit.

        Section 145 of the DGCL ("Section 145"), provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred.

        Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145.

        As permitted by Section 102(b)(7), the Holdco charter will contain a provision eliminating the personal liability of a director to Holdco or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions.

        The Holdco bylaws will provide that Holdco must indemnify Holdco's directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition; provided, that, if and to the extent required by the DGCL, such an advance shall be made only upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified therefor.

        For six years following the effective time of the mergers, Holdco will maintain directors' and officers' and fiduciary liability insurance covering claims arising from facts or events that occurred prior to the completion of the mergers, and covering each director and officer of Idera, BioCryst or any of their respective subsidiaries who was covered at the effective time of the mergers on terms that are substantially equivalent to and in any event not less favorable in the aggregate than the existing policy of Idera or BioCryst, or, if substantially equivalent insurance coverage is unavailable, the best available coverage. However, Holdco will not be required to expend in any one year an amount in excess of 300% of the last annual premium paid by Idera or BioCryst, as applicable, at the time the merger agreement was signed. In the event the premium exceeds 300% of the last annual premium at the time the merger agreement was signed, Holdco will be obligated to obtain an insurance policy with the greatest coverage available for a cost equal to 300% of the annual premium at the time the merger agreement was signed. Alternatively, Idera or BioCryst may, prior to completion of the mergers, purchase a six year "tail" prepaid insurance policy, which policy provides such directors and officers with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the effective time, including in respect of the transactions contemplated by the merger agreement.

Item 21.    Exhibits and Financial Statement Schedules.

        The agreements included as exhibits to this joint proxy statement/prospectus contain representations, warranties and covenants that were made by the parties to the applicable agreement only for purposes of such agreement and as of specific dates; were made solely for the benefit of the contracting parties; may be subject to limitations agreed upon by the contracting parties, including being qualified by any applicable confidential disclosures exchanged between such parties in connection with the execution of such agreement (which disclosures may include information that has been included in such parties' public disclosures, as well as additional non-public information); may have been made for the purposes of allocating contractual risk between the contracting parties instead of establishing these matters as facts; and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Additionally, the representations, warranties, covenants, conditions and other terms of such agreements may be subject to subsequent waiver or modification. For the foregoing reasons, one should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the contracting parties or any of their respective subsidiaries or affiliates, which are disclosed in the other information provided elsewhere in this joint proxy statement/prospectus or incorporated by reference herein.

        Idera and BioCryst acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, they are responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading. Additional information about Idera and BioCryst may be found elsewhere in this registration statement and Idera's and BioCryst's other public filings, which are available without charge through the SEC's website at www.sec.gov. See "Where You Can Find More Information" beginning on page 173 of this joint proxy statement/prospectus.

(a)
Exhibits

Exhibit Number		Exhibit Title

2.1	†	Agreement and Plan of Merger, dated as of January 21, 2018, by and among BioCryst Pharmaceuticals, Inc., Idera Pharmaceuticals, Inc., Nautilus Holdco, Inc., Island Merger Sub, Inc. and Boat Merger Sub, Inc. (attached as Annex A to the joint proxy statement/prospectus forming a part of this Registration Statement)

3.1		Form of Amended and Restated Certificate of Incorporation of Holdco (attached as Annex D to the joint proxy statement/prospectus forming a part of this Registration Statement)

3.2		Form of Amended and Restated Bylaws of Holdco (attached as Annex E to the joint proxy statement/prospectus forming a part of this Registration Statement)

5.1	*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding legality of securities being registered

8.1	*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding U.S. federal income tax matters

8.2	*	Opinion of Latham & Watkins LLP regarding U.S. federal income tax matters

23.1		Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm for Idera Pharmaceuticals, Inc.

23.2		Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm for BioCryst Pharmaceuticals, Inc.

23.3	*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (to be included in Exhibit 5.1)

23.4	*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (to be included in Exhibit 8.1)

23.5	*	Consent of Latham & Watkins LLP (to be included in Exhibit 8.2)

24.1		Power of Attorney (included in the signature page hereto)

99.1	*	Form of Proxy for Idera Pharmaceuticals, Inc.

99.2	*	Form of Proxy for BioCryst Pharmaceuticals, Inc.

99.3		Consent of Goldman, Sachs & Co. LLC

99.4		Consent of J.P. Morgan Securities LLC

99.5		Consent of Vincent J. Milano to be named as a director of Holdco upon completion of the mergers

99.6		Consent of Jon P. Stonehouse to be named as a director of Holdco upon completion of the mergers

99.7		Consent of Robert A. Ingram to be named as a director of Holdco upon completion of the mergers

†
Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the Securities and Exchange Commission upon request.

*
To be filed by amendment.

Item 22.    Undertakings.

        The undersigned registrant hereby undertakes:

          (1)   to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            i.      to include any prospectus required by Section 10(a)(3) of the Securities Act;

            ii.     to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            iii.    to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial, bona fide offering thereof.

          (3)   to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   that, for the purposes of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness (provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use).

          (5)   that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

            i.      any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

            ii.     any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            iii.    the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            iv.    any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

          (6)   that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (7)   that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (8)   that every prospectus (i) that is filed pursuant to paragraph (7) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (9)   insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (10) to respond to requests for information that is incorporated by reference in the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (11) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Exhibit Index

The exhibits required by Item 601 of Regulation S-K are listed below.

Exhibit Number		Exhibit Title

2.1	†	Agreement and Plan of Merger, dated as of January 21, 2018, by and among BioCryst Pharmaceuticals, Inc., Idera Pharmaceuticals, Inc., Nautilus Holdco, Inc., Island Merger Sub, Inc. and Boat Merger Sub, Inc. (attached as Annex A to the joint proxy statement/prospectus forming a part of this Registration Statement)

3.1		Form of Amended and Restated Certificate of Incorporation of Holdco (attached as Annex D to the joint proxy statement/prospectus forming a part of this Registration Statement)

3.2		Form of Amended and Restated Bylaws of Holdco (attached as Annex E to the joint proxy statement/prospectus forming a part of this Registration Statement)

5.1	*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding legality of securities being registered

8.1	*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding U.S. federal income tax matters

8.2	*	Opinion of Latham & Watkins LLP regarding U.S. federal income tax matters

23.1		Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm for Idera Pharmaceuticals, Inc.

23.2		Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm for BioCryst Pharmaceuticals, Inc.

23.3	*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (to be included in Exhibit 5.1)

23.4	*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (to be included in Exhibit 8.1)

23.5	*	Consent of Latham & Watkins LLP (to be included in Exhibit 8.2)

24.1		Power of Attorney (included in the signature page hereto)

99.1	*	Form of Proxy for Idera Pharmaceuticals, Inc.

99.2	*	Form of Proxy for BioCryst Pharmaceuticals, Inc.

99.3		Consent of Goldman, Sachs & Co. LLC

99.4		Consent of J.P. Morgan Securities LLC

99.5		Consent of Vincent J. Milano to be named as a director of Holdco upon completion of the mergers

99.6		Consent of Jon P. Stonehouse to be named as a director of Holdco upon completion of the mergers

99.7		Consent of Robert A. Ingram to be named as a director of Holdco upon completion of the mergers

†
Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the Securities and Exchange Commission upon request.

*
To be filed by amendment.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Durham, State of North Carolina, on February 27, 2018.

NAUTILUS HOLDCO, INC.
By:	/s/ JON P. STONEHOUSE
	Name:	Jon P. Stonehouse
	Title:	Authorized Executive Officer
By:	/s/ ALANE BARNES
	Name:	Alane Barnes
	Title:	Authorized Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated and on February 27, 2018.

Signature	Title

/s/ JON P. STONEHOUSE Jon P. Stonehouse	Authorized Executive Officer and Director (Principal Executive Officer)
/s/ ALANE BARNES Alane Barnes	Authorized Executive Officer and Director (Principal Accounting and Financial Officer)